File No. 811-1978

Securities and Exchange Commission
Washington, D.C. 20549
Form N-4

☑	Registration Statement Under the Securities Act of 1933

☐	Pre-Effective Amendment No.
☐	Post-Effective Amendment No.

☑	Registration Statement Under the Investment Company Act of 1940

☐	Amendment No.
(Exact Name of Registrant)
Ohio National Variable Account A
(Name of Depositor)
The Ohio National Life Insurance Company
(Address of Depositor’s Principal Executive Offices)
One Financial Way
Montgomery, Ohio 45242
(Depositor’s Telephone Number)
(513) 794-6100
(Name and Address of Agent for Service)
Kimberly A. Plante, Associate Counsel
The Ohio National Life Insurance Company
P.O. Box 237
Cincinnati, Ohio 45201
Notice to:
John Blouch, Esq.
Dykema Gossett, PLLC.
Suite 300 West
1300 I Street, NW
Washington, D.C. 20005
Approximate Date of Proposed Public Offering: As soon after the effective date of this amendment as is practicable.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of this Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

Prospectus
Flexible Purchase Payment
Individual Variable Annuity Contracts
ONcore Flex II

Ohio National Variable Account A
The Ohio National Life Insurance Company
One Financial Way
Montgomery, Ohio 45242

This prospectus offers a variable annuity contract allowing you to accumulate values and paying you benefits on a variable and/or fixed basis. This prospectus provides details regarding your variable annuity contract. For additional details, please also consult your contract. This contract is not available in all states.

Variable annuities provide contract values and lifetime annuity payments that vary with the investment results of the mutual funds listed later in this prospectus (“Funds”) that you choose. You cannot be sure that the contract value or annuity payments will equal or exceed your purchase payments.

The variable annuity contracts are designed for:

•	annuity purchase plans adopted by public school systems and certain tax-exempt organizations described in Section 501(c)(3) of the Internal Revenue Code, as amended, (the “Code”), qualifying for tax-deferred treatment pursuant to Section 403(b) of the Code,

•	other employee pension or profit-sharing trusts or plans qualifying for tax-deferred treatment under Section 401(a), 401(k) or 403(a) of the Code,

•	individual retirement annuities qualifying for tax-deferred treatment under Section 408 or 408A of the Code,

•	state and municipal deferred compensation plans and

•	non-tax-qualified retirement plans.

Many of the listed qualified retirement plans already benefit from tax deferral. Therefore, your decision to fund any of the above-listed qualified retirement plans with a deferred annuity should include an assessment of the other benefits available under this annuity contract.

The minimum initial purchase payment is $10,000 ($2,000 for IRAs). You may make additional payments of at least $500 at any time ($300 for payroll deduction plans). We may limit your total purchase payments to the lesser of (a) for any one contract the lesser of 150% of your initial purchase payment or $1,000,000 and (b) for all our variable annuities sold to you, or covering the life of the annuitant, $1,000,000.

You may direct the allocation of your purchase payments to one or more investment options of Ohio National Variable Account A (“VAA”) and the Fixed Accumulation Account. Your allocation of contract values may be to no more than 18 of the available investment options and the Fixed Accumulation Account. VAA is a separate account of The Ohio National Life Insurance Company (“Ohio National Life”). The assets of VAA are invested in shares of the Funds. The Funds are portfolios of Ohio National Fund, Inc., ALPS Variable Insurance Trust, Dow Target Variable Fund LLC, Dreyfus Variable Investment Fund, Federated Insurance Series, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, Goldman Sachs Variable Insurance Trust, Ivy Funds Variable Insurance Portfolios, Janus Aspen Series, J.P. Morgan Insurance Trust, Lazard Retirement Series, Inc., Legg Mason Partners Variable Equity Trust, MFS Variable Insurance Trust, Neuberger Berman Advisers Management Trust, PIMCO Variable Insurance Trust, The Prudential Series Fund, Inc., Royce Capital Fund, and The Universal Institutional Funds, Inc. (Van Kampen). See page 2 for the list of available Funds. See also the accompanying prospectuses of the Funds. The Fund prospectuses might also contain information about funds that are not available for these contracts.

You may withdraw all or part of the contract’s value before annuity payments begin. You might incur federal income tax penalties for these early withdrawals. Your exercise of contract rights may be subject to the terms of your qualified employee trust or annuity plan. This prospectus contains no information concerning your trust or plan.

You may revoke the contract, without penalty, within 10 days of receiving it (or a longer period if required by state law).

Keep this prospectus for future reference. It sets forth the information about VAA and the variable annuity contracts that you should know before investing. Additional information about VAA has been filed with the Securities and Exchange Commission in a Statement of Additional Information dated [DATE]. We have incorporated the Statement of Additional Information by reference. It is available upon request and without charge by writing or calling us at the above address. The table of contents for the Statement of Additional Information is on the back page of this prospectus.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus should be accompanied by the current Fund prospectuses.

[DATE]

Available Funds

The investment adviser for Ohio National Fund, Inc. and Dow Target Variable Fund LLC is their affiliate, Ohio National Investments, Inc. Subadvisers for certain portfolios are shown below in parentheses.

Ohio National Fund, Inc.	Investment Adviser (Subadviser)
Money Market Portfolio	Ohio National Investments, Inc.
Equity Portfolio	(Legg Mason Capital Management, Inc.)
Bond Portfolio	Ohio National Investments, Inc.
Omni Portfolio (an asset allocation fund)	(Suffolk Capital Management, LLC)
S&P 500 Index® Portfolio	Ohio National Investments, Inc.
International Portfolio	(Federated Global Investment Management Corp.)
International Small-Mid Company Portfolio	(Federated Global Investment Management Corp.)
Capital Appreciation Portfolio	(Jennison Associates LLC)
Millennium Portfolio	(Neuberger Berman Management, LLC)
Aggressive Growth Portfolio	(Janus Capital Management LLC)
Mid Cap Opportunity Portfolio	(RS Investment Management Co LLC)
Capital Growth Portfolio	(Eagle Asset Management, Inc.)
High Income Bond Portfolio	(Federated Investment Management Co.)
Strategic Value Portfolio	(Federated Equity Management Company of Pennsylvania)
Small Cap Growth Portfolio	(Janus Capital Management, LLC)
Nasdaq-100® Index Portfolio	Ohio National Investments, Inc.
Bristol Portfolio (large cap stocks)	(Suffolk Capital Management, LLC)
Bryton Growth Portfolio (small/mid cap stocks)	(Suffolk Capital Management, LLC)
U.S. Equity Portfolio	(ICON Advisers, Inc.)
Balanced Portfolio	(ICON Advisers, Inc.)
Income Opportunity Portfolio	(ICON Advisers, Inc.)
Target VIP Portfolio (large cap growth)	(First Trust Advisors, L.P.)
Target Equity/Income Portfolio	(First Trust Advisors, L.P.)
Bristol Growth Portfolio	(Suffolk Capital Management, LLC)
ALPS Variable Insurance Trust (Class II Shares)
AVS Listed Private Equity Portfolio	(Red Rocks Capital LLC)
The Dow® Target Variable Fund LLC
The Dow® Target 10 Portfolios	(First Trust Advisors, L.P.)
The Dow® Target 5 Portfolios	(First Trust Advisors, L.P.)

Dreyfus Variable Investment Fund (Service Shares)
Appreciation Portfolio	(Fayez Sarofim & Co.)

Federated Insurance Series (Service Shares)
Federated Kaufmann Fund II (multi cap growth)	Federated Equity Management Company of Pennsylvania
Fidelity® Variable Insurance Products Fund (Service Class 2)
VIP Contrafund® Portfolio (a value fund)	Fidelity Management & Research Company
VIP MidCap Portfolio	Fidelity Management & Research Company
VIP Growth Portfolio	Fidelity Management & Research Company
VIP Equity–Income Portfolio	Fidelity Management & Research Company
VIP Real Estate Portfolio	Fidelity Management & Research Company
Franklin Templeton Variable Insurance Products Trust (Class 4 Shares)
Franklin Income Securities Fund	Franklin Advisers, Inc.
Franklin Flex Cap Growth Securities Fund	Franklin Advisers, Inc.
Templeton Foreign Securities Fund	Templeton Investment Counsel, LLC
Franklin Templeton VIP Founding Funds Allocation Fund(1)	Franklin Templeton Services, LLC(2)
Goldman Sachs Variable Insurance Trust (Service Shares)
Goldman Sachs Growth() and Income Fund	Goldman Sachs Asset Management, L.P.
Goldman Sachs Structured(SM) U.S. Equity Fund	Goldman Sachs Asset Management, L.P.
Goldman Sachs Capital Growth Fund	Goldman Sachs Asset Management, L.P.

Ivy Funds Variable Insurance Portfolios
Ivy Funds VIP Asset Strategy	Waddell & Reed Investment Management Company (WRIMCO)
Ivy Funds VIP Global Natural Resources	Waddell & Reed Investment Management Company (WRIMCO)
Ivy Funds VIP Science and Technology	Waddell & Reed Investment Management Company (WRIMCO)

Janus Aspen Series (Service Shares)
Janus Portfolio	Janus Capital Management LLC
Overseas Portfolio	Janus Capital Management LLC
Worldwide Portfolio	Janus Capital Management LLC
Balanced Portfolio	Janus Capital Management LLC

J.P. Morgan Insurance Trust (Class I)
JPMorgan Insurance Trust Mid Cap Value Portfolio	JPMorgan Investment Management Inc.
JPMorgan Insurance Trust Small Cap Core Portfolio	JPMorgan Investment Management Inc.

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Lazard Retirement Series, Inc. (Service Shares)
Lazard Retirement U.S. Small-Mid Cap Equity Portfolio	Lazard Asset Management LLC
Lazard Retirement Emerging Markets Equity Portfolio	Lazard Asset Management LLC
Lazard Retirement International Equity Portfolio	Lazard Asset Management LLC
Lazard Retirement U.S. Strategic Equity Portfolio	Lazard Asset Management LLC

Legg Mason Partners Variable Equity Trust (Class I Shares)
Legg Mason ClearBridge Variable Fundamental Value Portfolio	(ClearBridge Advisors, LLC)
Legg Mason ClearBridge Variable Equity Income Builder Portfolio	(ClearBridge Advisors, LLC)
Legg Mason ClearBridge Variable Investors Portfolio (large cap value)	(ClearBridge Advisors, LLC)

MFS® Variable Insurance Trust(SM) (Service Class)
MFS® Investors Growth Stock Series	Massachusetts Financial Services Company
MFS® Mid Cap Growth Series	Massachusetts Financial Services Company
MFS® New Discovery Series (small cap growth)	Massachusetts Financial Services Company
MFS® Total Return Series	Massachusetts Financial Services Company

Neuberger Berman Advisers Management Trust (S Class Shares)
AMT Regency Portfolio (mid cap blend)	Neuberger Berman Management, LLC .

PIMCO Variable Insurance Trust (Administrative Shares)
Real Return Portfolio	Pacific Investment Management Company LLC
Total Return Portfolio	Pacific Investment Management Company LLC
Global Bond Portfolio (Unhedged)	Pacific Investment Management Company LLC
CommodityRealReturn(®) Strategy Portfolio	Pacific Investment Management Company LLC

The Prudential Series Fund, Inc. (Class II Shares)
Jennison Portfolio	Jennison Associates LLC
Jennison 20/20 Focus Portfolio	Jennison Associates LLC

Royce Capital Fund
Royce Small-Cap Portfolio	Royce & Associates, LLC
Royce Micro-Cap Portfolio	Royce & Associates, LLC

The Universal Institutional Funds, Inc. (Van Kampen) (Class II)
Van Kampen’s UIF Core Plus Fixed Income Portfolio (an income fund)	Van Kampen(3)
Van Kampen’s UIF U.S. Real Estate Portfolio	Van Kampen(3)
Van Kampen’s UIF International Growth Equity Portfolio	Van Kampen(3)
Van Kampen’s UIF Capital Growth Portfolio	Van Kampen(3)

(1)	This fund is structured as a “Fund of Funds.” Because a Fund of Funds invests in other mutual funds and bears a proportionate share of expenses charged by the underlying funds, it may have higher expenses than direct investments in the underlying funds.

(2)	Franklin Templeton Services, LLC is the administrator for Franklin Templeton VIP Founding Funds Allocation Fund, which invests in shares of other series of Franklin Templeton Variable Insurance Products Trust. The advisers of the underlying funds are Franklin Advisers, Inc., Franklin Mutual Advisers, LLC and Templeton Global Advisors, Limited.

(3)	Morgan Stanley Investment Management Inc., the investment adviser to these portfolios, does business in certain instances as Van Kampen.

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Glossary

Accumulation Units — Until annuity payments begin, your contract’s value in each subaccount is measured by accumulation units. The dollar value of each unit varies with the investment results of the subaccount’s corresponding Fund.

Annuitant — A living person whose length of life determines the number and value of annuity payments to be made.

Annuity Unit — After annuity payments begin, the amount of each variable payment depends upon the value of your annuity units. The dollar value of each unit varies with the investment results of the subaccount’s corresponding Fund.

Applied for — The date the application for the annuity is signed or the electronic order is submitted to us.

ARDBR — The annual reset death benefit rider offered with this contract.

Asset Allocation Model — The Asset Allocation Models are a service that Ohio National Life offers. Each Asset Allocation Model is developed by Ohio National Investments, Inc. and is comprised of a combination of available investment options. Please see “Optional Asset Allocation Models” for more information.

Eligible Contract Value — The contract value protected or guaranteed by a particular rider. The eligible contract value may be more or less than the total contract value. In most cases, the eligible contract value is the initial purchase payment, plus additional purchase payments made during a limited period of time after the contract is issued.

Death Benefit — The amount used to calculate the death benefit adjustment which affects the amount of proceeds received by the beneficiary after the death of the annuitant.

Death Benefit Adjustment — The excess, if any, of the death benefit over the contract value on the applicable calculation date as described under “Basic Death Benefit.”

Fund — A mutual fund in which subaccount assets may be invested. See the list of “Available Funds” beginning on page 2.

GEB — The guaranteed enhanced benefit rider offered with this contract.

GLWB — The guaranteed lifetime withdrawal benefit riders offered with this contract.

GMDB — The guaranteed minimum death benefit amount provided for by the GMDB riders offered with this contract. The GMDBR80 Plus, GMDBR85 Plus and ARDBR are the GMDB riders.

GMIB — The guaranteed minimum income benefit amount provided for by the GMIB Plus with Annual Reset rider offered with this contract.

Good order — An instruction or request is in good order when it is received in our home office, or other place we may specify, and has such clarity and completeness that we do not have to exercise any discretion to carry out the instruction or request. We may require that the instruction or request be given in a certain form.

GPA — The guaranteed principal access rider offered with this contract.

GPP — The guaranteed principal protection rider offered with this contract.

Guaranteed earnings rate — The guaranteed earnings rate is the effective annual rate at which values in variable portfolios or in one of the Asset Allocation Models accumulate at with the earnings base of the ARDBR or the guaranteed earnings income base of the GMIB Plus with Annual Reset.

Notice — A written form acceptable to us, signed by you and received at our home office (the address listed on the first page of the prospectus). We have specified forms or may require specific information in writing for certain transactions, such as a surrender request. Contact us or your registered representative for more information.

Pro rata — A pro rata adjustment means the benefit or rider base will be reduced by the same percentage that the contract value was reduced by a withdrawal in excess of that provided for by the contract or rider. If your contract value is lower than your rider base, a pro rata reduction will reduce your rider base by a greater amount than a

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dollar for dollar reduction would. If your contract value is higher than your rider base, a pro rata reduction will reduce your rider base less than a dollar for dollar reduction would.

Proceeds — The amount that the beneficiary receives if the annuitant dies before annuity payments begin.

Subaccount — A subdivision of VAA. The assets of each subaccount are invested in a corresponding available Fund.

Surrender — To redeem the contract before annuity payments begin and receive its value.

Valuation Period — A period of time usually ending at 4:00 p.m. Eastern time on each day the New York Stock Exchange is open for unrestricted trading. The valuation period may end sooner to correspond to earlier closing of the New York Stock Exchange. Accumulation unit and annuity unit values for each annuity period are determined at the end of that valuation period.

VAA (Variable Account A) — A separate account of The Ohio National Life Insurance Company consisting of assets segregated from Ohio National’s general assets for the purpose of funding annuity contracts whose values vary with the investment results of the separate account’s underlying Funds.

Withdraw — To receive part of the contract’s value without entirely redeeming or surrendering the contract.

You — You means the owner of the contract or the owner’s estate if the owner is deceased.

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Fee Table

The following tables describe the fees and expenses you will pay when buying, owning and surrendering the contract. The first table describes the fees and expenses you will pay when you buy the contract, surrender the contract, or transfer cash value between investment options (Funds). State premium taxes may also be deducted if applicable.

Contract Owner Transaction Expenses

Surrender Charge (also called a Contingent Deferred Sales Charge)	None
Transfer Fee (currently no charge for the first 12 transfers each contract year)	$15
Withdrawal Fee (for withdrawals in excess of 14 in each contract year; currently no charge)	The lesser of 2% of the amount withdrawn or $15
Premium Tax (charged at annuitization, surrender or when assessed)	0.0% to 5.0% depending on state law

The next table describes the fees and expenses you will pay periodically while you own the contract, not including Fund fees and expenses.

Annual Contract Fee (no fee if your contract value exceeds $50,000)	$30
Separate Account Annual Expenses (as a percentage of average variable account value)
Mortality and Expense Risk Charge	1.35%
Account Charge	0.35%

Total Separate Account Annual Expenses (without optional added benefits)	1.70%

Optional Rider Expenses (Some of the optional riders are mutually exclusive. See the individual discussion of each rider later in the prospectus for details on the riders and the amounts upon which charges are based. Please see the footnotes below.)

Annual Stepped-Up Death Benefit	0.25% of the optional death benefit amount
GMDBR80 Plus	0.45% of the optional death benefit amounts
GMDBR85 Plus	0.70% of the optional death benefit amounts
ARDBR (currently 0.85%)	1.40% of the optional death benefit amounts (maximum charge)
GEB at issue ages through 70	0.15% of contract value on anniversary
GEB at issue ages 71 through 75	0.30% of contract value on anniversary
GEB “Plus” at issue ages through 70	0.30% of contract value on anniversary
GEB “Plus” at issue ages 71 through 75	0.60% of contract value on anniversary
GMIB Plus with Annual Reset (currently 0.95)%	1.50% of the guaranteed income base (maximum charge)

GLWB (currently 0.95%)	2.00% of the GLWB base (maximum charge)
Joint GLWB (currently 1.05%)	2.00% of the GLWB base (maximum charge)
GPP	0.55% at average annual guaranteed principal amount

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Summary of Maximum Contract Expenses (expenses you would pay if you elected all non-exclusive optional benefits available under the contract and the most expensive of mutually exclusive optional benefits)

Mortality and Expense Risk Charge	1.35%
Account Expense Charge	0.35%

Subtotal	1.70%
ARDBR	1.40%
GEB “Plus” at issue ages 71 through 75	0.60%
GMIB Plus with Annual Reset	1.50%
GPP	0.55%

Maximum Possible Total Separate Account Expenses:	5.75%	(1)

(1)	Assumes average account value, contract value and all bases upon which rider charges are based are equal. If such amounts are not equal, then total charges may be higher or lower. Note that certain riders are mutually exclusive. The following shows which riders you may not have at the same time:

If you have this rider	you cannot have this rider

GPP	Any GLWB
One of the GMDB riders	Any other GMDB rider or any GLWB
Annual stepped-up death benefit	ARDBR
GMIB Plus with Annual Reset	Any GLWB
One of the GLWB riders	Any other rider except the annual stepped-up death benefit

Furthermore, if you have the ARDBR, you must also have the GMIB Plus with Annual Reset. Please carefully review the rider descriptions later in this prospectus.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time you own the contract. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund.

	Minimum	Maximum
	Without	Without
	Waivers	Waivers

Total Annual Fund Operating Expenses (expenses deducted from Fund assets, including management fees, distribution (12b-1) fees and other Fund operating expenses)	0.35%	26.26%

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Example

These Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and Fund fees and expenses for the most expensive available Fund. The Examples do not reflect the deduction of premium taxes, typically charged upon annuitization, surrender, or when assessed. If the premium taxes were reflected, the charges would be higher.

The following Example assumes you invest $10,000 in the contract for the periods indicated. The Example also assumes your investment has a 5% return each year and assumes the maximum fees and expenses of the most expensive available Fund assuming no waivers. The Example assumes you have selected all the available optional benefits based on their mutual exclusivity and maximum cost and the costs for those benefits are based on contract values or the rider base amounts specified above for a contract experiencing the assumed annual investment return of 5%. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years	5 years	10 years

$3,232	$8,045	$11,482	$16,289

The following Example assumes you invest $10,000 in the contract for the periods indicated. The Example also assumes your investment has a 5% return each year and assumes the minimum fees and expenses of the available Funds assuming no waivers. The Example assumes you have selected all the available optional benefits based on their mutual exclusivity and maximum cost and the costs for those benefits are based on contract values or the rider base amounts specified above for a contract experiencing the assumed annual investment return of 5%. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years	5 years	10 years

$656	$2,103	$3,745	$8,860

Financial Statements

The complete financial statements of VAA and Ohio National Life, are included in the Statement of Additional Information.

Accumulation Unit Values

Since this series of variable annuity contracts began on [DATE], there are no accumulation unit values for the year ended December 31, 2009.

Ohio National Life

Ohio National Life was organized under the laws of Ohio on September 9, 1909. We write life, accident and health insurance and annuities in 47 states, the District of Columbia and Puerto Rico. Currently we have assets of approximately $16 billion and equity of approximately $1.2 billion. Our home office is located at One Financial Way, Montgomery, Ohio 45242. We are a stock life insurance company ultimately owned by a mutual insurance holding company (Ohio National Mutual Holdings, Inc.). Our policyholders own the holding company.

Ohio National and/or its affiliates may pay certain retail broker-dealers additional compensation or reimbursement for their efforts in selling our variable contracts. Reimbursements and additional compensation are paid for the purpose of, among other things, training the broker-dealers’ registered representatives regarding the procedures for submitting business to us, internally marketing our products to their registered representatives, educating registered representatives about the benefits and options available under the variable contracts and about the benefits of

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variable contracts generally. These additional amounts are paid from our profits, not deducted from the contract owners’ purchase payments.

Additionally, we may compensate some broker-dealers more than others for the sale of our products. This differential compensation may be based on several factors including, but not limited to, the size of the selling broker-dealer, the amount of previous business generated by the broker-dealer and the length of time Ohio National has contracted with the broker-dealer for the distribution of our contracts. As with reimbursements, these payments are not deducted from contract owners’ purchase payments.

From time to time, Ohio National and/or its affiliates may also provide non-cash or cash compensation to certain financial institutions or their registered representatives in the form of occasional gifts, meals, tickets to events, educational conference support, special recognition support or other forms of non-cash and cash compensation as may be permitted by certain regulations applicable to broker-dealers.

We may credit additional amounts under our contracts for contracts sold to registered representatives (and their immediate families) of broker-dealers that have (i) a selling agreement with us and our principal underwriter to sell the contracts and (ii) approved the payment of the additional amount to their registered representatives. There will be no commissions paid on the sale of these contracts.

Ohio National Variable Account A

We established VAA on August 1, 1969 as a separate account for funding variable annuity contracts. Purchase payments for the variable annuity contracts are allocated to one or more subaccounts of VAA. Your allocation of contract values may be to no more than 18 of the available subaccounts. You assume all of the investment risk for contract value allocated to the subaccounts. You may be subject to restrictions on allocations if you purchase certain optional riders. Please see “Investment Restrictions for Certain Optional Riders” and “Optional Asset Allocation Models” for more information.

Income, gains and losses, whether or not realized, from assets allocated to VAA are credited to or charged against VAA without regard to our other income, gains or losses. The assets maintained in VAA will not be charged with any liabilities arising out of any of our other business. Nevertheless, all obligations arising under the contracts, including the commitment to make annuity payments, are our general corporate obligations. Accordingly, all our assets are available to meet our obligations under the contracts. Unlike assets in VAA or other separate accounts we have established, all of our other assets may be charged with any liabilities arising out of any of our other business. VAA is registered as a unit investment trust under the Investment Company Act of 1940. The assets of the subaccounts of VAA are invested at net asset value in Fund shares. Values of other contracts not offered through this prospectus are also allocated to VAA, including some subaccounts that are not available for these contracts.

Investment Options

You may allocate your contract values to Funds, the Fixed Accumulation Account or an optional Asset Allocation Model as described below. If you purchase certain optional riders, you may be subject to restrictions on allocations. Please see “Optional Asset Allocation Models” and “Investment Restrictions for Certain Optional Riders” below.

Fixed Accumulation Account

We may, but are not obligated to, offer a Fixed Accumulation Account as a rider to your contract. The Fixed Accumulation Account guarantees a fixed return for a specified period of time and guarantees the principal against loss. We may also refer to the Fixed Accumulation Account as the Fixed Account. We reserve the right to not offer the Fixed Accumulation Account to new contracts in the future. The Fixed Accumulation Account is not registered as an investment company. Interests in it are not subject to the provisions or restrictions of federal securities laws. The staff of the Securities and Exchange Commission has not reviewed disclosures regarding it. We invest our general assets at our discretion as allowed by Ohio law.

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The Fixed Accumulation Account is a subset of our general account. The general account consists of all of our general assets other than those allocated to a separate account. If the Fixed Accumulation Account is available on your contract, you may allocate purchase payments and contract values between the Fixed Accumulation Account and the Funds. There might be periods when we will not make the Fixed Accumulation Account available on new contracts.

The amount of investment income allocated to the contracts varies from year to year at our sole discretion. However, we guarantee that we will credit interest at a rate of not less than 3% per year (or such lower rate as may be permitted by applicable state law), compounded annually, to contract values allocated to the Fixed Accumulation Account. We may credit interest at a rate in excess of 3% or in excess of the guaranteed minimum interest rate allowed by state law, but any such excess interest credit will be in our sole discretion.

We guarantee that, before annuity payments begin, the value of a contract in the Fixed Accumulation Account will never be less than:

•	the amount of purchase payments allocated to, and transfers into, the Fixed Accumulation Account, plus

•	interest credited at the rate of 3% per year (or such other rate that will be indicated in the contract) compounded annually, plus

•	any additional excess interest we may credit to guaranteed values, minus

•	any withdrawals, loans and transfers from the guaranteed values, minus

•	any loan interest, state premium taxes, transfer fees, and the portion of the $30 annual contract administration charge allocable to the Fixed Accumulation Account.

No deductions are made from the Fixed Accumulation Account for Account Expense Charges or Mortality and Expense Risk Charges. Insurance risk charges for optional benefit riders are taken pro rata from the Fixed Accumulation Account and variable subaccounts.

Other than pursuant to a DCA (scheduled transfer) or portfolio rebalancing program, we may restrict transfers of your Fixed Accumulation Account value during a contract year to not more than 20% of that value as of the beginning of a contract year (or $1,000, if greater). As provided by state law, we may defer the payment of amounts to be withdrawn from the Fixed Accumulation Account for up to six months from the date we receive your written request for withdrawal.

The Funds

The Funds are mutual funds registered under the Investment Company Act 1940. Fund shares are sold only to insurance company separate accounts to fund variable annuity contracts and variable life insurance policies and, in some cases, to qualified plans. The value of each Fund’s investments fluctuates daily and is subject to the risk that Fund management may not anticipate or make changes necessary in the investments to meet changes in economic conditions.

The Funds receive investment advice from their investment advisers. The Funds pay each of the investment advisers a fee as shown in the prospectus for each Fund. In some cases, the investment adviser pays part of its fee to a subadviser.

Affiliates of certain Funds may compensate us based upon a percentage of the Fund’s average daily net assets that are allocated to VAA. These percentages vary by Fund. This is intended to compensate us for administrative and other services we provide to the Funds and their affiliates.

Certain Funds may pay our distributor “12b-1 fees.” These fees are deducted from the assets of the Funds and are paid pursuant to a distribution (and/or shareholder servicing) plan adopted by the Funds under Rule 12b-1 of the 1940 Act. Please see the Funds’ prospectuses for more information about these fees. These payments decrease the Funds’ investment return.

Some of the Funds are structured as a “Fund of Funds.” A Fund of Funds is a mutual fund that invests primarily in a portfolio of other mutual funds. Because a Fund of Funds invests in other mutual funds rather than individual

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securities, the Fund of Funds bears a proportionate share of expenses charged by the underlying funds in which it invests. Therefore, a Fund of Funds may have higher expenses than direct investments in the underlying Funds. You should read the Fund prospectuses carefully for more information.

For additional information concerning the Funds, including their fees, expenses and investment objectives, see the Fund prospectuses. Read them carefully before investing. They may contain information about other funds that are not available as investment options for these contracts. You cannot be sure that any Fund will achieve its stated objectives and policies. For a free copy of the Fund prospectuses, call 1-888-925-6446.

Periodically some of the Funds may be closed to future allocation of purchase payments. This may be at the request of the Fund or based on a decision made by us. Advance written notice will be given to contract owners prior to any such closure.

The investment policies, objectives and/or names of some of the Funds may be similar to those of other investment companies managed by the same investment adviser or subadviser. However, similar funds often do not have comparable investment performance. The investment results of the Funds may be higher or lower than those of the other funds.

Optional Asset Allocation Models

You may choose an optional Asset Allocation Model for your contract’s variable account values. If you choose this option, it must be used for all your variable account values. There is no charge for using an optional Asset Allocation Model. You may choose a model, discontinue using a model or change from one model to another at any time by notifying us. You may not use more than one model at a time. The GPP rider requires all variable account values be in the Asset Allocation Models from the issuance of the rider until the rider ends according to its terms or annuity payments begin. The GMIB Plus with Annual Reset, GLWB and Joint GLWB riders require all your variable account values to be in Asset Allocation Models 2, 3 or 4 or be invested in accordance with the alternative investment restrictions from the issuance of the rider until the rider ends according to its terms or annuity payments begin.

Asset allocation is the distribution of invested assets among several different kinds of investments (such as large cap domestic value stocks, small cap domestic growth stocks, foreign stocks, long term investment-grade bonds, intermediate term bonds, high income bonds, money market instruments, real estate securities and so on). Historically, diversification among several different kinds of asset classes has been shown to help reduce volatility over long periods of time. However, there can be no assurance that asset allocation will reduce volatility or enhance performance.

If you choose the Asset Allocation Models, upon your execution and return of the investment advisory agreement, Ohio National Investments, Inc. (“ONII”) will serve as your investment adviser for the limited purpose of developing and updating the Asset Allocation Models. The Asset Allocation Models do not become dynamic until the investment advisory agreement is executed and returned to ONII. Currently, you are required to sign an investment advisory agreement with ONII in order to be in an Asset Allocation Model. Periodically, typically annually, ONII will assess the make up of each of the Asset Allocation Models to determine if they continue to maintain the optimal level of investment return balanced against the designated risk tolerance for the model.

If ONII determines that changes to the models are appropriate, we will notify you at least 30 days before making the change. If we do not hear from you otherwise, we will automatically reallocate the assets contained in the existing model to the new model, based on the limited discretionary authority you will have granted to ONII to do so. If you do not want your contract values reallocated in your existing model, you may move to a different model. If you do not want to move to a different model and you do not wish to have your contract values reallocated in the existing model, we will deem the advisory agreement between ONII and you terminated and no further automatic rebalancing or reallocation will take place in your contract. If you have a rider that requires participation in the Asset Allocation Models, the effect of the termination of the advisory agreement will be

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to terminate your rider as well except for the GMIB Plus with Annual Reset, GLWB and Joint GLWB riders, which can also remain in force if you adhere to the alternative investment restrictions.

More information about ONII’s role as your limited purpose investment adviser is contained in Part II of ONII’s Form ADV, which you can request at any time. It is possible that ONII may include underlying funds in the Asset Allocation Models for which it also acts as the investment adviser. As a result, inclusion of such portfolios will result in ONII receiving fund management fees from these funds and portfolios.

We have retained Wilshire Associates to assist in the development of several Asset Allocation Models, each comprising a combination of the contract’s available Funds. Ohio National, in consultation with ONII selects the underlying Funds to be offered through this annuity contract. Wilshire Associated then performs a quantitative analysis to determine which combination of Funds offers the best opportunity to achieve the expected investment return given the acceptable level of investment risk. ONII approves the final recommendations made by Wilshire Associates. A copy of the ONII’s Form ADV may be obtained free of charge by calling 1-800-366-6654. However, we reserve the right to change the third party consultant we use to develop the Asset Allocation Models or to develop the Asset Allocation Models without the use of a third party consultant. Wilshire selects the Funds for each of the models in accordance with risk/return profiles they have developed. Currently the following Models are available:

•	Model 1: Conservative (investment objective — preservation of capital)

•	Model 2: Moderately Conservative (investment objective — moderate growth)

•	Model 3: Balanced (investment objective — steady growth in asset values)

•	Model 4: Moderately Aggressive (investment objective — moderately high growth in asset values)

•	Model 5: Aggressive (investment objective — high growth in asset values)

Please contact us at 1-888-925-6446 or your registered representative for more detailed information on the Models.

At the end of each quarter, variable account values allocated within each model will be rebalanced to maintain the mix of investments in the proportions established for each model. You will then receive a confirmation of the transfers made among the Funds within your contract. The transfer charge does not apply to these quarterly rebalancing transactions.

The transfer charge will apply if, by changing from one model to another, you exceed the 12 free transfers allowed per year. When you change models, it counts as one transfer.

Your registered representative or financial adviser can help you determine the model that best fits your risk tolerance, investment horizon and objectives. The variable account portion of any purchase payments you make after selecting an Asset Allocation Model will be allocated among the Funds as specified by the model you choose.

If your contract includes the optional Guaranteed Principal Protection (“GPP”) rider, your variable account values must be in one of the models. The GPP rider will be cancelled if you are no longer using any Asset Allocation Model. If the GPP is so terminated, a full annual rider charge will be assessed without being prorated to the date of termination.

We may limit the availability of an Asset Allocation Model under one of the riders with investment restrictions or that requires participation in an Asset Allocation Model. If we limit the availability of an Asset Allocation Model, you will not be able to make additional purchase payments and have them allocated to the unavailable Asset Allocation Model. Because you may only be in one Asset Allocation Model at a time, if we limit the availability of an Asset Allocation Model and you wish to make additional purchase payments, you will have to transfer your contract value to an available Asset Allocation Model. We will provide at least one Asset Allocation Model you may be in for any rider that requires participation in an Asset Allocation Model.

If an Asset Allocation Model becomes unavailable for the allocation of purchase payments under GPP and you wish to make additional purchase payments, you will have to transfer your contract value to an available Asset Allocation Model.

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Currently, if you own the GMIB Plus with Annual Reset, GLWB or Joint GLWB you can only be in Asset Allocation Model 2, 3, or 4 or comply with alternative investment restrictions. If an Asset Allocation Model becomes unavailable for the allocation of purchase payments under the GMIB Plus with Annual Reset, GLWB or Joint GLWB and you wish to make additional purchase payments, you will have to transfer your contract value to an available Asset Allocation Model or comply with the alternative investment restrictions under those riders.

In the following scenarios, you do not have to take affirmative action to retain your rider:

•	We limit the availability of an Asset Allocation Model under a rider, and you do not make any additional purchase payments.

•	ONII revises the make up of an existing Asset Allocation Model following the procedures described in this section, and you do no opt out.

In the following scenarios, you must take affirmative action or your rider will be cancelled:

•	We limit the availability of an Asset Allocation Model under a rider, and you do make additional purchase payments. If you do not transfer your contract value to an available Asset Allocation Model or comply with alternative investment restrictions, if applicable, your rider will be cancelled.

•	ONII revises the make up of an existing Asset Allocation Model following the procedures described in this section, you opt out by the deadline and do not move to another Asset Allocation Model. If you do not transfer your contract value to another Asset Allocation Model or comply with alternative investment restrictions, if applicable, your rider will be cancelled.

Investment Restrictions for Certain Optional Riders

If you select the GMIB Plus with Annual Reset, GLWB or Joint GLWB rider, your purchase payments and contract value must be allocated in accordance with the restrictions specified below:

(1)	Some or all of your purchase payments or contract value may be allocated to the Fixed Accumulation Account, if available. See “Fixed Accumulation Account” for more details.

(2)	Any portion of your purchase payments or contract value that is not allocated to the Fixed Accumulation Account must be allocated in compliance with either (a) or (b):

(a)	100% must be allocated to one of Asset Allocation Models 2, 3 or 4. See “Optional Asset Allocation Models” for more details. Please contact us at 1-888-925-6446 or your representative for more detailed information on the Models.
or

(b)	(i) at least 30% must, but no more than 60% may, be allocated to investment options included in Category 1;

(ii)	no more than 70% may be allocated to investment options included in Category 2;

(iii)	no more than 25% may be allocated to investment options included in Category 3; and

(iv)	no more than 15% may be allocated to investment options included in Category 4.

The investment options available in each Category are:

Investment Options

Category 1	Ohio National Fund, Inc. Money Market Portfolio Bond Portfolio	The Universal Institutional Funds, Inc. Van Kampen’s UIF Core Plus Fixed Income Portfolio

PIMCO Variable Insurance Trust Real Return Portfolio Total Return Portfolio

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Category 2
Ohio National Fund, Inc.
Equity Portfolio
Omni Portfolio
S&P 500 Index® Portfolio
Strategic Value Portfolio
Nasdaq-100® Index Portfolio
Bristol Portfolio
Bristol Growth Portfolio
Balanced Portfolio
Income Opportunity Portfolio
U.S. Equity Portfolio
Target VIP Portfolio
Target Equity/Income Portfolio

Dreyfus Variable Investment Fund
Appreciation Portfolio

Fidelity® Variable Insurance Products
VIP Contrafund® Portfolio
VIP Growth Portfolio
VIP Equity-Income Portfolio

Franklin Templeton Variable Insurance Products Trust
Franklin Income Securities Fund
Franklin Flex Cap Growth Securities Fund
Franklin Templeton VIP Founding Funds Allocation Fund
Templeton Foreign Securities Fund

Goldman Sachs Variable Insurance Trust
Goldman Sachs Growth and Income Fund
Goldman Sachs Structured U.S. Equity Fund
Goldman Sachs Capital Growth Fund

Ivy Funds Variable Insurance Portfolios
Ivy Funds VIP Asset Strategy

Janus Aspen Series
Janus Portfolio
Balanced Portfolio

Lazard Retirement Series
Lazard Retirement U.S. Strategic Equity Portfolio

Legg Mason Partners Variable Equity Trust
Legg Mason ClearBridge Variable Fundamental Value Portfolio
Legg Mason ClearBridge Variable Equity Income Builder Portfolio
Legg Mason ClearBridge Variable Investors Portfolio

MFS® Variable Insurance Trust
MFS® Investors Growth Stock Series
MFS® Total Return Series

PIMCO Variable Insurance Trust
Global Bond Portfolio (Unhedged)

The Prudential Series Fund, Inc.
Jennison Portfolio
Jennison 20/20 Focus Portfolio

The Universal Institutional Funds, Inc.
Van Kampen’s UIF Capital Growth Portfolio

Category 3
Ohio National Fund, Inc.
International Portfolio
Aggressive Growth Portfolio
High Income Bond Portfolio
Capital Appreciation Portfolio
Mid Cap Opportunity Portfolio

Federated Insurance Series
Federated Kaufmann Fund II

Fidelity® Variable Insurance Products
VIP Mid Cap Portfolio

J.P. Morgan Insurance Trust
JPMorgan Insurance Mid Cap Value Portfolio

Janus Aspen Series
Overseas Portfolio
Worldwide Portfolio

Lazard Retirement Series
Lazard Retirement International Equity Portfolio

MFS® Variable Insurance Trust
MFS® Mid Cap Growth Stock Series

Neuberger Berman Advisers Management Trust
AMT Regency Portfolio

The Universal Institutional Funds, Inc.
Van Kampen’s UIF International Growth Equity Portfolio

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Category 4
Ohio National Fund, Inc.
International Small-Mid Company Portfolio
Millennium Portfolio
Capital Growth Portfolio
Small Cap Growth Portfolio
Bryton Growth Portfolio

ALPS Variable Insurance Trust
AVS Listed Private Equity Portfolio

Fidelity® Variable Insurance Products
VIP Real Estate Portfolio

Ivy Funds Variable Insurance Portfolios, Inc.
Ivy Funds VIP Global Natural Resources
Ivy Funds VIP Science and Technology

J.P. Morgan Insurance Trust

JPMorgan Insurance Trust Small Cap Core Portfolio

Lazard Retirement Series
Lazard Retirement U.S. Small-Mid Cap Equity Portfolio
Lazard Retirement Emerging Markets Equity Portfolio

MFS® Variable Insurance Trust
MFS® New Discovery Series

PIMCO Variable Insurance Trust
 CommodityRealReturntm Strategy Portfolio

Royce Capital Fund
Royce Micro-Cap Portfolio
Royce Small-Cap Portfolio

The Universal Institutional Funds, Inc.
Van Kampen’s UIF U.S. Real Estate Portfolio

You may allocate purchase payments to a fixed account as part of a dollar-cost averaging (“DCA”) program and transfer amounts out of the DCA account in accordance with the restrictions described above. You may not establish a DCA program with scheduled transfers from a Fund and comply with these restrictions. See “Scheduled Transfers (Dollar Cost Averaging)” for more details about dollar cost averaging.

Transfers.  Any transfer request or change in allocation or rebalance instructions must comply with the applicable investment restrictions. Any transfer request from one Category to another must result in an allocation that continues to meet the investment restrictions. If you make a transfer within a Category, you will still be deemed to have met the investment restrictions, even if your contract value has increased beyond the percentage limit. Please note that a transfer request will not update your purchase payment allocation or rebalance instructions. You must provide us separate instructions to change your purchase payment allocation or rebalance instructions.

Classifications.  We have classified investment options into the above Categories based on the fund’s characteristics and our determination of their risk. If a new investment choice is added to your contract, we will determine which of the above Categories, if any, it will be placed in. We may reassess our determination of risk based on characteristics such as investment objective, strategy or holdings and may change the classification of any investment option in the individual Categories with advance written notice to you. We may limit the availability of any Asset Allocation Model or any investment option under the riders. We may apply any changes to future purchase payments and transfer requests. Any such changes will not apply to transfers out of the DCA account. If an existing investment option becomes unavailable for the allocation of future purchase payments and you wish to make additional purchase payments, you will need to provide us updated allocation instructions that comply with 2(a) or 2(b). If you fail to provide us with new instructions as described and your allocation of purchase payments or contract value violates the investment restrictions, your rider will be terminated.

Please note that you may only be in one Asset Allocation Model at a time. Therefore, if an Asset Allocation Model to which your contract value is allocated becomes unavailable for the allocation of future purchase payments under your rider and you wish to make additional purchase payments, you will have to transfer your contract value to an Asset Allocation Model that is available under your rider.

Rebalancing.  If you choose to allocate your purchase payments to an available Asset Allocation Model according to option (2)(a), at the end of each calendar quarter we will rebalance variable account values allocated within each Asset Allocation Model to maintain the mix of investments in the proportions established for each Asset Allocation Model. If you choose to allocate your purchase payments according to option 2(b), you must provide us with rebalance allocation instructions that comply with option 2(b). On each three-month anniversary of the date the applicable rider was added, we will rebalance your contract value in accordance with your rebalance instructions.

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Termination.  You will not violate the investment restrictions simply because your contract value in the Categories increases or decreases above or below the specified limits. You will violate the investment restrictions if you allocate purchase payments or contract value in a manner not specified above. If you have purchased the GMIB Plus with Annual Reset, your rider will be cancelled if you violate the restrictions. Furthermore, if you have also purchased the ARDBR, it will be cancelled. If you have purchased the GLWB or Joint GLWB, your rider will be cancelled if you violate the restrictions. If one of these riders is terminated, a prorated annual rider charge will apply. Please see “Optional Death Benefit Riders,” “Optional Guaranteed Minimum Income Benefit (GMIB) Rider” and “Optional Guaranteed Lifetime Withdrawal Benefit (‘GLWB’) Riders” for more details.

Mixed and Shared Funding

In addition to being offered to VAA, certain Fund shares are offered to our other separate accounts for variable annuity contracts and a separate account of Ohio National Life Assurance Corporation for variable life insurance contracts. Fund shares may also be offered to other insurance company separate accounts and qualified plans. It is conceivable that in the future it may become disadvantageous for one or more of variable life and variable annuity separate accounts, or separate accounts of other life insurance companies, and qualified plans, to invest in Fund shares. Although neither we nor any of the Funds currently foresee any such disadvantage, the Board of Directors or Trustees of each Fund will monitor events to identify any material conflict among different types of owners and to determine if any action should be taken. That could possibly include the withdrawal of VAA’s participation in a Fund. Material conflicts could result from such things as:

•	changes in state insurance law;

•	changes in federal income tax law;

•	changes in the investment management of any Fund; or

•	differences in voting instructions given by different types of owners.

Voting Rights

We will vote Fund shares held in VAA at Fund shareholders meetings in accordance with voting instructions received from contract owners. We will determine the number of Fund shares for which you are entitled to give instructions as described below. This determination will be within 90 days before the shareholders meeting. Proxy material and forms for giving voting instructions will be distributed to each owner. We will vote Fund shares held in VAA, for which no timely instructions are received, in proportion to the instructions that we do receive. There is no minimum number of contract owners required to reach a quorum. As a result, a small number of contract owners may determine the outcome of a vote submitted to the Fund by VAA.

Until annuity payments begin, the number of Fund shares for which you may instruct us is determined by dividing your contract value in each Fund by the net asset value of a share of that Fund as of the same date. After annuity payments begin, the number of Fund shares for which you may instruct us is determined by dividing the actuarial liability for your variable annuity by the net asset value of a Fund share as of the same date. Generally, the number of shares tends to decrease as annuity payments progress.

Distribution of Variable Annuity Contracts

The variable annuity contracts are sold by our insurance agents who are also registered representatives of broker-dealers that have entered into distribution agreements with Ohio National Equities, Inc. (“ONEQ”), a wholly-owned subsidiary of ours. ONEQ is the principal underwriter of the contracts. ONEQ and the broker-dealers are registered under the Securities Exchange Act of 1934 and are members of the Financial Industry Regulatory Authority. We pay ONEQ 7.25% of each purchase payment and ONEQ then pays part of that to the broker-dealers. The broker-dealers pay their registered representatives from their own funds. Purchase payments on which

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nothing is paid to registered representatives may not be included in amounts on which we pay the sales compensation to ONEQ. Any deficiency will be made up from our general assets. These include, among other things, any profit from the mortality and expense risk charges. ONEQ’s address is One Financial Way, Montgomery, Ohio 45242.

Deductions and Expenses

Sales Charge

No deduction is made for sales expense.

Withdrawal Fee

We may also charge a withdrawal fee of up to the lesser of 2% of the amount withdrawn or $15 per withdrawal on each withdrawal in excess of 14 each contract year. This charge is to reimburse us for administrative processing expenses associated with a withdrawal. We are not currently charging the fee.

Annual Contract Fee

Each year on the contract anniversary (or when you surrender the contract), we will deduct an annual contract fee of $30 from the contract value. This helps to repay us for maintaining the contract for contracts under $50,000. This helps to cover expenses for accounting, auditing, legal, contract owner services, reports to regulatory authorities and contract owners, contract issue, etc. The account expense charge is not sufficient to cover these expenses for contracts under $50,000. There is no contract fee for contracts having a value of at least $50,000 at the contract anniversary. There is no charge after annuity payments begin. We guarantee not to increase the annual contract fee.

Deduction for Account Expense Fee

At the end of each valuation period before annuity payments begin we deduct an amount equal to 0.35% on an annual basis of the variable account value. This deduction reimburses us for amounts not covered by the annual contract fee. Examples of these are accounting, auditing, legal, contract owner services, reports to regulatory authorities and contract owners, contract issue, etc.

Deduction for Mortality and Expense Risk Fee

We guarantee that, until annuity payments begin, the contract’s value will not be affected by any excess of sales and administrative expenses over the deductions for them. We also guarantee to pay a death benefit if the annuitant dies before annuity payments begin. After annuity payments begin, and except in the instance of the annuitant’s death, we guarantee that variable annuity payments will not be affected by adverse mortality experience or expenses.

For assuming these risks, when we determine the accumulation unit values and the annuity unit values for each subaccount, we make a deduction from the applicable investment results equal to 1.35% of the variable account value on an annual basis. We may decrease that deduction at any time and we may increase it not more often than annually to not more than 1.35% on an annual basis. We agree that the deduction for these risk undertakings shall not be increased to more than the rate in effect at the time the contract is issued. We may discontinue this limitation on our right to increase the deduction, but only as to contracts purchased after notice of the discontinuance. The risk charge is an indivisible whole of the amount currently being deducted. However, we believe that a reasonable allocation would be 0.75% for mortality risk, and 0.60% for expense risk. We hope to realize a profit from this charge. However there will be a loss if the deduction fails to cover the actual risks involved.

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Charges for Optional Benefits

There is an additional annual charge if you choose an optional benefit. See the individual discussion of each rider later in this prospectus for details on the riders and the amounts upon which the charges are based. The additional charge is made on each contract anniversary. Not all optional benefits are currently available or are available in all states. We may discontinue any of the optional benefits on new contracts at any time.

If you choose the annual stepped-up death benefit, GMDBR80 Plus, GMDBR85 Plus, or ARDBR as described under “Death Benefit,” those annual charges are the following percentages of the optional death benefit amounts:

Annual Stepped-Up Death Benefit	0.25%
GMDBR80 Plus	0.45%
GMDBR85 Plus	0.70%
ARDBR	1.40%
(currently 0.85%)	(maximum charge)

If you choose the GEB, as described under “Death Benefit,” the annual charge is the following percentage of your contract value on the contract anniversary:

GEB at issue ages through 70	0.15%
GEB at issue ages 71 through 75	0.30%
GEB “Plus” at issue ages through 70	0.30%
GEB “Plus” at issue ages 71 through 75	0.60%

If you choose the GMIB Plus with Annual Reset rider, the annual charge is the following percentage of your guaranteed income base as described under “Optional Guaranteed Minimum Income Benefit (“GMIB”) Rider”:

GMIB Plus with Annual Reset	1.50%
(currently 0.95%)	(maximum charge)

If you choose the GPP, the annual charge is the following percentage of your average annual guaranteed principal amount as described under “Optional Guaranteed Principal Protection (“GPP”)”:

Percent of average annual guaranteed principal amount	0.55%

If you choose the GLWB or Joint GLWB, the annual charge is the following percentage of your GLWB base as described under “Optional Guaranteed Lifetime Withdrawal Benefit (‘GLWB’) Riders:”

GLWB (currently 0.95%)	2.00% (maximum charge)
Joint GLWB (currently 1.05%)	2.00% (maximum charge)

Transfer Fee

We may charge a transfer fee of $15 for each transfer of values from one or more subaccounts to other subaccounts. Only one charge is assessed for transfers out of any one subaccount, even if the transfer is to multiple subaccounts. The fee is charged pro rata against the subaccounts from which the transfer is made. We currently do not charge for your first 12 transfers each contract year. Other restrictions on transfers may apply. See “Transfers among Subaccounts” below.

Deduction for State Premium Tax

Depending on your state, a premium tax or some similar charge may be levied based on the amount of your annuity purchase payments. We will deduct from your contract value the amount of any applicable premium taxes or similar assessment charged by any state or other governmental entity. While the rates are subject to change, the range for the premium tax is currently between 0.0% and 5.0%. If a charge is assessed, we will deduct that amount from your

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contract value at the time the contract is surrendered, at the time you annuitize, or at such earlier time that we may become subject to the premium tax. We may also deduct the premium tax from any death benefit proceeds.

Fund Expenses

There are deductions from, and expenses paid out of, the assets of the Funds. These are described in the Fund prospectuses. Deductions for fund expense continue after annuity payments begin for the amounts which are allocated to a Fund.

Description of Variable Annuity Contracts

10-Day Free Look

You may revoke the contract at any time until the end of 10 days after you receive it (or such longer period as may be required by your state law) and get a refund of the contract value as of the date of cancellation. To revoke, you must return the contract to us within the free look period. We must receive your contract at our home office by 4:00 p.m. Eastern time on the last day of the free look period. In some states, we are required to return the greater of the original purchase price or the current contract value if you exercise your free look. Any purchase payments in these states to be allocated to variable Funds may first be allocated to the Money Market portfolio until the end of the free look period. If you are a California resident 60 years old or older and at the time you apply for your contract you elect to receive a return of your purchase payments if you exercise your free look, any purchase payments to be allocated to variable Funds will first be allocated to the Money Market Portfolio until the end of the free look period. We deem you to receive the contract and the free look period to begin five days after we mail your contract to you.

Accumulation Period

Purchase Payments

Your first purchase payment must be at least $10,000 ($2,000 for IRAs). You do not have to make any more payments after that. But you may make additional purchase payments at any time of at least $500 each ($300 for payroll deduction plans). We may limit your total purchase payments to the lesser of (a) for any one contract, the lesser of 150% of your initial purchase payment or $1,000,000 and (b) for all our variable annuity contracts sold to you, or covering the life of the annuitant, $1,000,000. If the check for your payment is dishonored, you will be liable to us for any changes in the market value between the date we receive your check and the date we are notified that the payment was dishonored.

Accumulation Units

Until the annuity payout date, the contract value is measured by accumulation units. As you make each purchase payment, we credit units to the contract (see Crediting Accumulation Units). The number of units remains constant between purchase payments but their dollar value varies with the investment results of each Fund to which payments are allocated.

Crediting Accumulation Units

Your registered representative will send an order or application, together with the first purchase payment, to our home office for acceptance. We may enter into arrangements with certain broker-dealers whereby submission of the completed application and first purchase payment to the broker-dealer will be credited and deemed accepted by us on the date received by them. Such arrangements are at our sole discretion and approved by our Board of Directors. Before entering into such arrangements, we first must ensure that the broker-dealer has adequate compliance controls in place to prevent applications received after the cut-off time (usually 4:00 p.m. Eastern time) from being submitted to us for issuance as if received before the cut-off time.

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Upon acceptance, we issue a contract and we credit the first purchase payment to the contract in the form of accumulation units. If all information necessary for issuing a contract and processing the purchase payment is complete, we will credit your first purchase payment within two business days after receipt. If we do not receive everything necessary to make the application in good order within five business days, we will return the purchase payment to you immediately unless you specifically consent to having us retain the purchase payment until the necessary information is completed. After that, we will credit the purchase payment within two business days.

Unless otherwise prohibited by law, no contract is effective until the purchase payment is received and the contract is issued during the lifetime of the annuitant. If the annuitant dies before the contract is issued and we are not notified at our home office of the annuitant’s death, our sole obligation is to return the contract value to you or your estate upon notice and proof of the death of the annuitant.

You must send any additional purchase payments directly to our home office. They will then be applied to your contract according to your allocation instructions to provide that number of accumulation units (for each subaccount) determined by dividing the amount of the purchase payment by the unit value next computed after we receive the payment at our home office. Except as detailed in the paragraph above, payments received after 4 p.m. (Eastern time) on any process day (except on those days when the New York Stock Exchange closes early) will be priced at the next calculated unit value.

Allocation of Purchase Payments

You may allocate your contract values among up to 18 investment options including the variable subaccounts of VAA and the Fixed Accumulation Account (if your contract includes the Fixed Accumulation Account rider which we may offer). The amount you allocate to any Fund or the Fixed Accumulation Account must equal a whole percent. You may change your allocation of future purchase payments at any time by sending written notice to our home office. Changes in allocation of purchase payments are not deemed effective until received by us at our home office. You may be subject to restrictions on allocations if you purchase certain optional riders. Please see “Investment Restrictions for Certain Optional Riders” and “Optional Asset Allocation Models” for more information.

Accumulation Unit Value and Accumulation Value

We set the original accumulation unit value of each subaccount of VAA for these contracts at the beginning of the first valuation period for each such subaccount. We determine the unit value for any later valuation period by multiplying the unit value for the immediately preceding valuation period by the net investment factor (described below) for such later valuation period. We determine a contract’s value by multiplying the total number of units (for each subaccount) credited to the contract by the unit value (for such subaccount) for the current valuation period and adding to that any amount in the Fixed Accumulation Account or in a Dollar Cost Averaging Account.

Net Investment Factor

The net investment factor measures the investment results of each subaccount. The investment performance and expenses of each Fund, and the deduction of contract charges, affect daily changes in the subaccounts’ accumulation unit values. The net investment factor for each subaccount for any valuation period is determined by dividing (a) by (b), then subtracting (c) from the result, where:

(a) is:

(1)	the net asset value of the corresponding Fund share at the end of a valuation period, plus

(2)	the per share amount of any dividends or other distributions declared for that Fund if the “ex-dividend” date occurs during the valuation period, plus or minus

(3)	a per share charge or credit for any taxes paid or reserved for the maintenance or operation of that subaccount; (no federal income taxes apply under present law.)

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(b)	is the net asset value of the corresponding Fund share at the end of the preceding valuation period; and

(c)	is the deduction for administrative and sales expenses and risk undertakings.

Surrender and Withdrawal

Before annuity payments begin you may surrender (totally withdraw the value of) your contract, or withdraw part of the contract value (at least $500; $300 for contracts issued prior to September 15, 2006). You must make all surrender or withdrawal requests by providing Notice to us. In the case of a surrender, we subtract any contract administration charge. We will pay you within seven days after we receive your request. However, we may defer payment of Fixed Accumulation Account values as described below. Surrenders and withdrawals are limited or not permitted in connection with certain retirement plans. For tax consequences of a surrender or withdrawal, see “Federal Tax Status” below.

If you request a surrender or withdrawal which includes contract values derived from purchase payments that have not yet cleared the banking system, we may delay mailing the portion relating to such payments until your check has cleared. We require the return of the contract or the execution of an affidavit indicating the contract has been lost in the case of a surrender.

Your right to withdraw may be suspended or the date of payment postponed:

(1)	for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or during which the Securities and Exchange Commission has restricted trading on the Exchange;

(2)	for any period during which an emergency, as determined by the Commission, exists as a result of which disposal of securities held in a Fund is not reasonably practical, or it is not reasonably practical to determine the value of a Fund’s net assets; or

(3)	such other periods as the Commission may order to protect security holders.

Transfers among Subaccounts

You may transfer contract values from one or more Funds to one or more other Funds. You may make transfers at any time before annuity payments begin. The amount of any transfer must be at least $300 (or the entire value of the contract’s interest in a Fund, if less). Not more than 20% of a contract’s Guaranteed Account value (or $1,000, if greater) as of the beginning of a contract year may be transferred to variable Funds during that contract year.

We may limit the number, frequency, method or amount of transfers. We may limit transfers from any Fund on any one day to 1% of the previous day’s total net assets of that Fund if we or the Fund in our discretion, believe that the Fund might otherwise be damaged. In determining which requests to honor, scheduled transfers (under a DCA program) will be made first, followed by mailed written requests in the order postmarked and, lastly, telephone, facsimile and other electronic requests in the order received. This policy will be applied uniformly without exception. We will notify you if your requested transfer is not made. Current SEC rules preclude us from processing at a later date those requests that were not honored. Accordingly, you would need to submit a new transfer request in order to make a transfer that was not honored because of these limitations.

Certain third parties may offer you investment management services for your contract. We will honor transfer requests from these third parties only if you give us a written authorization to do so. Fees you pay for such other services are in addition to any contract charges.

We discourage excessive trading and market timing through your contract. Excessive trading into and out of the portfolios can disrupt portfolio investment strategies and increase the portfolios’ operating expenses. In addition, excessive trading lowers overall portfolio performance for long term investors, prevents portfolio managers from taking timely advantage of investment opportunities, and creates liquidity risks for the portfolios. The contract and the underlying portfolios are not designed to accommodate excessive trading practices. We and the portfolios

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reserve the right, in our sole discretion, to restrict or reject purchase and exchange orders which we believe represent excessive or disruptive trading. Listed below are some, but not necessarily all the steps we may take to discourage excessive trading and market timing.

The first time the contract owner is determined to have traded excessively, we will notify the contract owner in writing that his or her contract will be monitored for additional transactions in excess of the established limits and such subsequent activity may result in suspension of electronic transfer privileges and/or suspension of all transfer privileges. The established limits are determined internally as a protection against frequent trading and are not disclosed in the prospectus or other otherwise made public.

Upon the second instance of excessive trading, the contract owner will be advised that his or her electronic transfer privileges have been suspended and that all transfer requests must be submitted in writing and delivered via U.S. mail.

Upon the third instance of excessive trading, the transfer of contract values will only be permitted into the money market portfolio and all other transfer privileges will be suspended. The contract owner will be informed in writing of the denial of future transfer privileges.

We may, in our sole discretion take any contract off of the list of monitored contracts, or restore suspended transfer privileges if we determine that the transactions were inadvertent or were not done with the intent to market time. Otherwise, all of our policies related to excessive trading and market timing as described in this section will be applied to all contract owners uniformly and without exception. Other trading activities may be detrimental to the portfolios. Therefore, we may place a contract on the list of monitored contracts despite the fact the contract owner has not exceeded the established transfer limits. You may be deemed to have traded excessively even if you have not exceeded the number of free transfers permitted by your contract.

Some of the factors we may consider when determining whether or not to place a contract on the list of monitored contracts may include, but not be limited to:

•	The number of transfers made in a defined period;

•	The dollar amount of the transfer;

•	The total assets of the portfolios involved in the transfer;

•	The investment objectives of the particular portfolios involved in your transfers; and/or

•	Whether the transfer appears to be a part of a pattern of transfers to take advantage of short-term market fluctuations or market inefficiencies.

Contract owners who have not engaged in market timing or excessive trading may also be prevented from transferring contract values if we, or the portfolios, believe that an intermediary associated with the contract owner’s account has otherwise been involved in market timing or excessive trading on behalf of other contract owners. Likewise, contract owners who have not engaged in intentional market timing or engaged in intentional disruptive or excessive trading may have their transfers rejected or their transfer privileges suspended if their trading activity generates an exception report in our transfer monitoring systems.

Contract owners seeking to engage in excessive trading practices may deploy a variety of strategies to avoid detection, and there is no guarantee that we or the portfolios will be able to identify such contract owners or curtail their trading practices. Our ability and the ability of the portfolios to detect and curtail excessive trading practices may also be limited by operational systems and technology limitations. In addition, because the portfolios receive orders from omnibus accounts, which is common among funds offering portfolios to insurance companies offering variable products, the portfolios may not be able to detect an individual’s excessive trading practices through these omnibus accounts. If we are unable to detect those contract owners engaging in market timing and/or excessive trading, the previously mentioned harm associated with excessive trading (lower portfolio performance, liquidity risks, increased portfolio expenses, etc.) may occur.

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We may alter or amend this policy as required to comply with state or federal regulations and such regulations may impose stricter standards than currently adopted by us or the portfolios.

Pursuant to rules adopted by the Securities and Exchange Commission, we are required to enter into agreements with the Funds which require us to provide the Funds, upon their request, with certain information including taxpayer identification numbers of contract owners and the amounts and dates of any purchase, redemption, transfer or exchange requests by contract owners. We are also required to restrict or prohibit further purchases or exchange requests into the Funds by a contract owner upon instruction from the Funds.

Effective Time for Purchase, Transfer and Redemption Orders

Orders to purchase, redeem or transfer units received after the close of the New York Stock Exchange, typically 4:00 p.m. (Eastern Time) on any process day (earlier on those days when the New York Stock Exchange closes early) will not become effective until the next business day.

However, we may enter into arrangements with certain broker-dealers whereby orders to purchase accumulation units (either through an initial purchase or subsequent purchase payments to an existing contract) will be credited and deemed accepted by us on the date received by them. Such arrangements are at our sole discretion and approved by our Board of Directors. Before entering into such arrangements, we will first ensure that the broker-dealer has adequate compliance controls in place to prevent orders to purchase units received after the cut-off time (usually 4:00 p.m. Eastern time) from being credited as if received before the cut-off time.

Electronic Access

If you give us authorization, your contract and unit values and interest rates can be checked by telephoning us at 1-800-366-6654, #1 or by accessing our web site at any time at www.ohionational.com. You may also request transfers and change allocations on our website. You may only make one electronic, facsimile or telephone (collectively, “electronic”) transfer request per day.

We will honor pre-authorized electronic transfer instructions from anyone who provides the personal identifying information requested. We will not honor electronic transfer requests after we receive notice of your death. For added security, we send the contract owner a written confirmation of all electronic transfers on the next business day. However, if we cannot complete a transfer as requested, our customer service representative will contact the owner in writing sent within 48 hours of the electronic request. You may think that you have limited this access to yourself, or to yourself and your representative. However, anyone giving us the necessary identifying information can use electronic access once you authorize it.

Please note that telephone and/or other means of electronic communication may not always be available. Any telephone or electronic device, whether it is yours, your service provider’s, your agent’s or ours can experience inaccessibility, power outages or slowdowns for a variety of reasons. These periods of inaccessibility may delay or prevent our receipt and processing of your requests. Although we have taken precautions and have emergency contingency plans to limit these problems, we cannot promise complete reliability under all circumstances. If you experience such problems, you should make your transfer request by writing to our home office.

We reserve the right to limit or restrict electronic access in any form at any time as to any contract owner.

Scheduled Transfers (Dollar Cost Averaging)

We administer a Dollar Cost Averaging (“DCA”) program enabling you to preauthorize automatic monthly or quarterly transfers of a specified dollar amount from the Fixed Accumulation Account or the Funds to any of the other subaccounts. Each transfer under the DCA program must be at least $300. For a DCA program from a Fund, at least 12 transfers must be scheduled. For a DCA program from the Fixed Accumulation Account, at least three transfers must be scheduled. The DCA program is only available to contracts having a total accumulation value of at least $3,600. No transfer fees will be incurred for DCA transfers and they do not count against the 12 free transfers allowed each contract year. Unless you are in an Asset Allocation Model, a DCA program may be

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made with transfers from Funds or the Money Market Portfolio to any other Funds at any time during the contract.

A DCA program with transfers from the Fixed Accumulation Account to any other Funds may be made if the DCA program is established at the time the contract is issued, and the DCA program is scheduled to begin within 6 months of the time you make purchase payments from which DCA transfers will be made. A DCA program from the Fixed Accumulation Account may not exceed 2 years.

DCA generally has the effect of reducing the risk of purchasing at the top of a market cycle by reducing the average cost of indirectly purchasing Fund shares through the subaccounts to less than the average price of the shares on the same purchase dates. DCA transfers from the Fixed Accumulation Account or from a Fund with a stabilized net asset value, such as the Money Market Portfolio, will generally reduce the average total cost of indirectly purchasing Fund shares because greater numbers of shares will be purchased when the share prices are lower than when prices are higher. However, DCA does not assure you of a profit, nor does it protect against losses in a declining market. In addition, in a rising market, DCA will product a lower rate of return than will a single up-front investment.

The DCA program may be discontinued at any time by you as long as we receive notice of the cancellation at least 7 business days before the next scheduled transfers. We reserve the right to not offer the DCA program to new contracts in the future. Upon prior written notice, we may discontinue providing the DCA program to existing contracts that are not currently enrolled in a DCA program.

Portfolio Rebalancing

You may have us automatically transfer amounts on a quarterly, semi-annual or annual basis to maintain a specified percentage (whole percentages only) of contract value in each of two or more designated Funds. The purpose of a portfolio rebalancing strategy is to maintain, over time, your desired allocation percentage in the designated Funds having differing investment performance. Portfolio rebalancing will not necessarily enhance future performance or protect against future losses.

The transfer charge does not apply to portfolio rebalancing transactions. These transactions do not count against the 12 free transfers you are allowed each contract year. You may not have portfolio rebalancing for any Funds that are part of a DCA program.

Death Benefit

Basic Death Benefit

If the annuitant dies before the annuity payments begin, your contract provides for the beneficiary to receive Proceeds from the contract. The Proceeds that the beneficiary will receive equal the contract value and a Death Benefit Adjustment, if applicable. The contract value that the beneficiary receives is the contract value on the date that we receive proof of the annuitant’s death and satisfactory instruction from the beneficiary for the disposition of the contract.

We will determine whether the beneficiary qualifies to receive a Death Benefit Adjustment as part of the Proceeds by comparing the contract value as of the applicable date with the Death Benefit as described below. From the date of the annuitant’s death until the Proceeds are paid to the beneficiary, the contract value will remain invested in the subaccounts selected by the owner or the Money Market Portfolio for the amount of the Death Benefit Adjustment, if any, unless the beneficiary elects to change the subaccount allocations. If the beneficiary elects to change the subaccount allocations before the date that the Death Benefit Adjustment is calculated, then the Death Benefit Adjustment amount may differ as the calculation takes into account the then current contract value. The beneficiary may decide to reallocate the contract value to different subaccounts in an effort to minimize the risk of market fluctuation.

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The Death Benefit is the greatest of: (i) the total contract value; (ii) net purchase payments less pro-rata withdrawals; or (iii) the stepped-up Death Benefit amount if the contract has been in effect for at least 3 years, unless one of the riders added to your contract provides for a higher death benefit. The Death Benefit is used to calculate the Death Benefit Adjustment and is not an amount paid to the beneficiary. The Death Benefit Adjustment is equal to the excess, if any, of the Death Benefit over the contract value on the applicable date as described below. The amount equal to the Death Benefit Adjustment is added to the contract in the Money Market Portfolio if we have not yet received the required documents necessary to pay the Proceeds to the beneficiary.

If the contract value is greater than the Death Benefit on the date the Death Benefit Adjustment is calculated, then there is no Death Benefit Adjustment that will be added to the Proceeds. The Death Benefit Adjustment is calculated as of the earlier of: (i) the date we are in receipt of proof of the annuitant’s death; or (ii) 90 days from the date of the annuitant’s death.

Any change in the contract value, including, but not limited to market fluctuation, after the effective date of the Death Benefit Adjustment, and before we distribute the contract Proceeds, will affect the amount to be paid to the beneficiary. As such, the actual amount paid upon disposition of the contract may be more or less than the highest Death Benefit provided under your contract or optional riders.

As an example of the Death Benefit Adjustment calculation, if the contract value on date of the Death Benefit Adjustment calculation is $85,000 and the Death Benefit is $100,000, then the Death Benefit Adjustment is $15,000 ($100,000 death benefit — $85,000 contract value). $15,000 is added to the Money Market Portfolio until satisfactory instructions are received from the beneficiary as to settlement of the contract or the beneficiary gives us different investment instructions. If the contract value is $60,000 when we receive satisfactory instructions to settle the contract, then the beneficiary will receive $75,000 ($15,000 + $60,000). If the contract value is $120,000 when we receive satisfactory instructions, then the beneficiary will receive $135,000 ($15,000 + $120,000).

Please note that the Death Benefit guaranteed by the contract or any optional riders you have purchased is a general account obligation of Ohio National Life. General account assets, unlike separate account assets, are subject to the claims of our creditors. Therefore, the Death Benefit guarantees are based on the claims-paying ability of Ohio National Life.

“Net purchase payments” means your total purchase payments less an amount for any applicable premium tax or similar state or local tax. “Pro rata withdrawals” mean an adjustment for any amounts you have withdrawn from the contract based on the percentage reduction to the total contract value which resulted from the withdrawal.

We may require any designated beneficiary have an insurable interest in the life of the annuitant. The contract proceeds will be paid to the beneficiary in a single sum unless you or the beneficiary(ies) elect settlement under one or more settlement options. If there are multiple beneficiaries and the owner has not selected a settlement option, all the beneficiaries must agree on a settlement option or the payout value will be paid in lump sums to all of them proportionally.

Unless otherwise designated by the contract owner before the date of annuitant’s death, the beneficiary may elect one of the following settlement options:

(1)	Five Year Continuance — Beneficiary may elect to become owner of the annuity and must liquidate the annuity within five years from the date of the annuitant’s death.

(2)	Beneficiary Stretch — Beneficiary may elect to become owner of the annuity and may continue the annuity for as long as the beneficiary takes a required minimum distribution each year beginning the first year after the year in which the annuitant died. This option must be elected within twelve months from the date of the annuitant’s death.

(3)	Immediate Annuitization — Beneficiary may elect to annuitize the annuity but must do so within twelve months from the date of the annuitant’s death.

(4)	Lump Sum Distribution — Beneficiary may elect a lump sum distribution.

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If the sole, primary beneficiary is the surviving spouse of the owner and annuitant and there is either no surviving owner or the surviving spouse is also the sole surviving owner, the spouse may continue the contract as the owner and annuitant, or choose one of the settlement options listed above.

Optional Death Benefit Riders

Annual Stepped-Up Death Benefit.

In those states where permitted, we may offer an optional annual stepped-up death benefit at the time the contract is issued. With that option, the death benefit on the first contract anniversary will be the greater of (a) the contract value then or (b) net purchase payments less pro-rata withdrawals made on or before that date. On each contract anniversary after that (until the annuitant attains age 86), the death benefit will be reset to the greater of (a) the contract value on that anniversary date or (b) the death benefit as of the last preceding anniversary adjusted for any purchase payments or withdrawals. The stepped-up death benefit amount is increased by purchase payments and decreased by pro-rata withdrawals made during the period between contract anniversaries. There is an additional annual charge of 0.25% of the optional death benefit amount. You cannot purchase the annual stepped-up death benefit once the annuitant is 76 years old.

GMDBR80 Plus/GMDBR85 Plus.

In those states where permitted, we may offer the GMDBR80 Plus or GMDBR85 Plus at the time the contract is issued. You cannot purchase either of these riders once the annuitant is 76 years old.

With the GMDBR80 Plus and GMDBR85 Plus option, the death benefit is the greater of (a) the contract value as of the effective date of the death benefit adjustment or (b) the GMDB amount. The initial GMDB amount is total net purchase payments made when you purchase the contract and within the first three months after the contract is issued. The GMDB amount is adjusted for withdrawals from the contract as described below and is increased by (i) additional purchase payments and (ii) an increase for each valuation period, until the annuitant attains age 80 (or age 85 for GMDBR85 Plus), at an effective annual rate of 5% for values in variable portfolios (other than the Money Market Portfolio) or in one of the Asset Allocation Models. Values in the Money Market Portfolio or the Fixed Accumulation Account which are not in one of the Asset Allocation Models will accumulate at the lesser of 5% or the rate being credited to the Money Market Portfolio or the Fixed Accumulation Account on those days in which the values are so allocated. During the free look period, a different rate may apply in certain states. The total death benefit amount with GMDBR80 Plus shall not exceed two times your total net purchase payments, adjusted for withdrawals. There is no maximum benefit amount for the GMDBR85 Plus.

Any withdrawals in a contract year equal to or less than 5% of the GMDB amount as of the beginning of that year will reduce the GMDB amount and the maximum death benefit amount by the amount of such withdrawals. Any withdrawals in a contract year in excess of 5% of the GMDB amount as of the beginning of that year will reduce the GMDB and maximum death benefit amounts pro rata. In other words, under the pro rata adjustment, the guaranteed minimum death benefit amount and the maximum death benefit amount will both be reduced by the same percentage that the contract value was reduced because of the withdrawal in excess of 5%. There is an additional annual charge for this option of 0.45% of the GMDBR80 Plus amount, or 0.70% for the GMDBR85 Plus amount.

The only differences between the GMDBR80 Plus and GMDBR85 Plus are that the GMDBR85 Plus accumulation period goes to 85 instead of 80, the cost is 0.70% instead of 0.45% and there is no maximum benefit for the GMDBR85 Plus.

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Annual Reset Death Benefit Rider.

The following describes the optional Annual Reset Death Benefit rider (“ARDBR”) we may offer. Generally, the ARDBR provides a death benefit equal to the greater of the “earnings base” or the “step-up base” as described below. The ARDBR allows you to reset the earnings base each contract year.

In those states where permitted, we may offer the ARBDR at the time the contract is issued. This rider is available only when purchased in conjunction with the GMIB Plus with Annual Reset rider described later in this prospectus. You cannot purchase the ARDBR before the annuitant is 45 years old or once the annuitant is 76 years old. With this optional rider, the death benefit is the greater of (a) the contract value as of the effective date of the death benefit adjustment or (b) the GMDB amount. The GMDB amount with the ARDBR is the greater of the (a) “earnings base” or (b) “step-up base.”

Earnings Base.  The initial earnings base is equal to total net purchase payments made when you purchase the contract and within the first three months after the contract is issued. The earnings base is adjusted for withdrawals and is increased by (i) additional purchase payments and (ii) an increase for each valuation period, until the first contract anniversary after the annuitant’s 85th birthday, at an annual effective rate equal to the guaranteed earnings rate for values in variable portfolios or in one of the Asset Allocation Models. However, contract values allocated to the Fixed Accumulation Account will accumulate at the lesser of the guaranteed earnings rate or the rate of return being earned in that account. The guaranteed earnings rate for ARDBR is 5%.

The earnings base is decreased by withdrawals. Beginning 30 days after the rider is issued, any withdrawals you take during a contract year less than or equal to the ARDBR withdrawal amount will reduce the earnings base by the amount of such withdrawals, in other words dollar for dollar. The ARDBR withdrawal amount is determined by multiplying the ARDBR withdrawal percentage by the earnings base as of the beginning of the contract year. The ARDBR withdrawal percentage for ARDBR is 5%. For example, if the earnings base as of the beginning of the contract year is $100,000, withdrawals of $5,000 or less in that contract year will reduce the earnings base dollar for dollar. Beginning with the contract anniversary after the annuitant reaches age 85, withdrawals you make during a contract year equal to or less than ARDBR withdrawal amount will not reduce the earnings base.

If you take withdrawals before the end of the year, there is a risk that the amount of your earnings base at the beginning of the next contract year will be less than the earnings base at the beginning of the current contract year, which would then reduce the amount that you can withdraw on a dollar for dollar basis in the next contract year. However, if you set up a systematic withdrawal program on a monthly, quarterly or semi-annual basis, we will adjust the earnings base at the beginning of the next contract year so that it equals the earnings base at the beginning of the current contract year as long as (a) you have not made any withdrawals before the earlier of (i) 31 days after the rider was issued, or (ii) the end of the first such periodic payment period, and (b) you have no amounts allocated to the Fixed Accumulation Account.

Any withdrawals you take in the first 30 days after the rider is issued and any withdrawals in excess of the ARDBR withdrawal amount will reduce the earnings base pro rata. Under a pro rata reduction, the earnings base will be reduced by the same percentage the withdrawal in excess of the ARDBR withdrawal amount reduces your contract value. If your contract value is lower than your earnings base, a pro rata reduction will reduce your earnings base by a greater amount than a dollar for dollar reduction would. For example, assume you have already withdrawn your ARDBR withdrawal amount. If your contract value is $100,000, your earnings base is $110,000 and you withdraw another $1,000, your earnings base will be reduced to $108,900, i.e. $110,000 — ([$1,000/$100,000] x $110,000). If your contract value is higher than your earnings base, a pro rata reduction will reduce your earnings base less than a dollar for dollar reduction would. For example, assume you have already withdrawn your ARDBR withdrawal amount. If your contract value is $110,000, your earnings base is $100,000 and you withdraw another $1,000, your earnings base will be reduced to $99,090, i.e. $100,000 — ([$1,000/$110,000] x $100,000).

The earnings base shall not exceed 15 times your total net purchase payments, minus amounts for any withdrawals from your contract. This means that, unless the step-up base is higher, the total death benefit amount with this

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rider will not exceed 15 times your total net purchase payments. Any withdrawals you take during a contract year less than or equal to the ARDBR withdrawal amount will reduce the maximum earnings base by the amount of such withdrawals, in other words dollar for dollar. Any withdrawals in excess of the ARDBR withdrawal amount will reduce the maximum earnings base pro rata.

Step-Up Base.  At contract issue, the step-up base equals net purchase payments less pro rata withdrawals. On each contract anniversary, the step-up base will increase, until the anniversary following the annuitant’s 85th birthday, to the contract value if greater than the prior step-up base. The step-up base is increased by the amount of each subsequent net purchase payment at the time of payment. All withdrawals are taken from the step-up base on a pro rata basis. That means the step-up base will be reduced by the same percentage the withdrawal reduces your contract value.

Resets.  On any contract anniversary, you may elect to reset the ARDBR by resetting the GMIB Plus with Annual Reset rider described later in this prospectus. On reset, the ARDBR earnings base and the GMIB Plus with Annual Reset rider guaranteed earnings income base will both be reset to the then-current contract value. Therefore, if you reset to a higher base, your death benefit under the ARDBR and income benefit under the GMIB Plus with Annual Reset rider will increase. If you reset, the ARDBR maximum earnings base will be reset to 15 times the then-current contract value. Because you may only reset the ARDBR by resetting the GMIB Plus with Annual Reset and because you may decline an increase in charge for the GMIB Plus with Annual Reset by refusing such reset, please note that if you decline a charge increase with the GMIB Plus with Annual Reset rider by refusing the reset of the guaranteed earnings income base, you will not be able to reset the ARDBR.

Charge.  There is an additional annual charge for the ARDBR of 0.85% of your death benefit amount. We may increase the charge for this rider on any reset. The new charge will be no higher than the then current charge for new issues of the ARDBR, which we guarantee will not exceed 1.40%. The ARDBR is available only when purchased in conjunction with the GMIB Plus with Annual Reset.

Termination.  Since you may only have the ARDBR if you have the GMIB Plus with Annual Reset rider, any termination of the GMIB Plus with Annual Reset rider will automatically terminate the ARDBR as well. If you have purchased the ARDBR and violate the investment restrictions of the GMIB Plus with Annual Reset, both the GMIB Plus with Annual Reset rider and the ARDBR will be cancelled.

You may cancel the ARDBR as of any contract anniversary by providing Notice to us prior to or within 15 days of that anniversary. If you choose to terminate the rider by providing Notice to us prior to the contract anniversary, a full annual rider charge will be assessed without being prorated to the date of termination.

Guaranteed Enhancement Benefit.

In those states where permitted, we may offer Guaranteed Enhancement Benefit (“GEB”) riders at the time the contract is issued. This benefit will never exceed $1,000,000. With the GEB option, the following amount will be added to any other amount payable upon the annuitant’s death:

•	25% of the lesser of (a) two times net purchase payments less pro rata withdrawals or (b) the total contract value on the date of death minus net purchase payments less pro rata withdrawals; or

•	40% of the lesser of (a) two and a half times net purchase payments less pro rata withdrawals, or (b) the total contract value on the date of death minus net purchase payments less pro rata withdrawals. This is the GEB “Plus.”

For the regular GEB option, there is an additional annual charge of 0.15% of the contract value (or 0.30% if the annuitant is age 71 to 75 when your contract is issued). If you choose the GEB “Plus,” the charge is 0.30% of the contract value (or 0.60% for issue ages 71 to 75). After the contract has been in effect for 6 months, any purchase payments made within 6 months before the date of death will not be included for calculating the amount of this benefit. You may choose GEB in addition to one of the other death benefit options. If you choose GEB, you

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cannot later discontinue it. That means even if the GEB will be of no further benefit to you, you will continue to be charged for it.

Summary.

The following is a summary of the optional death benefit riders. For complete details on the riders, see the individual descriptions above.

Who may want to
Optional Rider	Features	consider the Rider	Charge

Annual Stepped Up Death Benefit
•   Guarantees that the death benefit will be the greater of total purchase payments or the highest contract anniversary value.
•   Increases the death benefit to the contract value, adjusted for subsequent purchase payments and withdrawals.
•   Stops accumulating at contract anniversary after annuitant’s 85th birthday.
•   Cannot purchase once the annuitant is 76.
		Those who wish to protect their death benefit from market downturns by locking in gains on every contract anniversary.	0.25% (maximum and current)

GMDBR80 Plus
•   Guarantees 5% annual rate of return on the death benefit, up to two times the purchase payments.
•   Accumulates purchase payments at 5% (except values allocated to the Fixed Accumulation Account or Money Market Portfolio which are not in an Asset Allocation Model may accumulate at less than 5%).
•   Adjusted dollar-for-dollar on annual withdrawals up to 5% of the guaranteed minimum death benefit amount.
•   Stops accumulating at contract anniversary after annuitant’s 80th birthday.
•   Cannot purchase once the annuitant is 76.
		Those who are planning to make use of their money during their lifetime and want to leave the original principal to their heirs.	0.45% (maximum and current)

GMDBR85 Plus	• Identical to GMDBR80 Plus except for the following: o No maximum benefit o Stops accumulating at contract anniversary after annuitant’s 85th birthday.	Those who are planning to make use of their money during their lifetime and want to leave the original principal to their heirs.	0.70% (maximum and current)

ARDBR
•   Guarantees a death benefit equal to the greater of highest contract anniversary value or purchase payments accumulated at 5% (except values allocated to the Money Market Portfolio of Fixed Accumulation Account which are not in an Asset Allocation Model may accumulate at less than 5%).
•   Adjusted dollar-for-dollar on annual withdrawals after 30 days up to 5% of the guaranteed earnings death benefit amount, pro-rata thereafter.
•   Stops accumulating at the contract anniversary after the annuitant’s 85th birthday.
•   Cannot purchase before the annuitant is 45 or once the annuitant is 76.
•   Sold only in conjunction with GMIB Plus with Annual Reset rider.
		Those who are planning to make use of their money during their lifetime and want to leave the original principal to their heirs.	1.40% (maximum) 0.85% (current)

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Who may want to
Optional Rider	Features	consider the Rider	Charge

GEB
•   Pays an additional death benefit of 25% of the lesser of (a) two times net purchase payments less pro rata withdrawals or (b) total contract value on the date of death minus net purchase payments less pro rata withdrawals.
•   Benefit will never exceed $1,000,000.
		Those who wish to maximize the amount left to their beneficiaries.	For issue ages through 70: 0.15% (maximum and current) For issues ages 71-75: 0.30% (maximum and current)

GEB Plus
•   Pays an additional death benefit of 40% of the lesser of (a) 2 1/2 times net purchase payments less pro rata withdrawals or (b) total contract value on the date of death minus net purchase payments less pro rata withdrawals.
•   Benefit will never exceed $1,000,000.
		Those who wish to maximize the amount left to their beneficiaries.	For issue ages through 70: 0.30% (maximum and current) For issues ages 71-75: 0.60% (maximum and current)

Annuity Period

Annuity Payout Date

Annuity payments begin on the annuity payout date. You may select this date when the contract is issued. It must be at least 30 days after the contract date. You may change it from time to time so long as it is the first day of any month at least 30 days after the date of such change. The contract restricts the annuity payout date to not later than the first of the month following the annuitant’s 90th birthday. This restriction may be modified by applicable state law or we may agree to waive it.

The contracts include our guarantee that we will pay annuity payments for the lifetime of the annuitant (and any joint annuitant) in accordance with the contract’s annuity rates, no matter how long you live.

Once annuity payments begin, you may not surrender the contract for cash except that, upon the death of the annuitant, the beneficiary may surrender the contract for the commuted value of any remaining period-certain payments.

Annuity Options

You may elect one or more of the following annuity options. You may change the election anytime before the annuity payout date. The variable part of the contract value will be used to provide a variable annuity and the fixed portion of the contract will be used to provide a fixed annuity, unless you elect otherwise.

Option 1(a):	Life Annuity with installment payments for the lifetime of the annuitant. Under this annuity option, it is possible to receive only one annuity payment.

Option 1(b):	Life Annuity with installment payments guaranteed for five years and then continuing during the remaining lifetime of the annuitant.

Option 1(c):	Life Annuity with installment payments guaranteed for ten years and then continuing during the remaining lifetime of the annuitant.

Option 1(d):	Installment Refund Life Annuity with payments guaranteed for a period certain and then continuing during the remaining lifetime of the annuitant. The number of period-certain payments is equal to the amount applied under this Option divided by the amount of the first payment.

Option 2(a):	Joint & Survivor Life Annuity with installment payments during the lifetime of the annuitant and then continuing during the lifetime of a contingent annuitant. Under this annuity option, it is possible to receive only one annuity payment.

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Option 2(b):	Joint & Survivor Life Annuity with installment payments guaranteed for ten years and then continuing during the remaining lifetime of the annuitant or a contingent annuitant.

We may agree to other settlement options.

Unless you direct otherwise, we will apply the contract value as of the annuity payout date to provide annuity payments pro-rata from each Fund in the same proportion as the contract values immediately before the annuity payout date.

If no election is in effect on the annuity payout date, we will apply contract value under Option 1(c) with the beneficiary as payee for any remaining period-certain installments payable after the death of the annuitant. The Pension Reform Act of 1974 might require certain contracts to provide a Joint and Survivor Annuity. If the contingent annuitant is not related to the annuitant, Options 2(a) and 2(b) are available only if we agree.

Determination of Amount of the First Variable Annuity Payment

To determine the first variable annuity payment we apply the contract value for each Fund in accordance with the contract’s settlement option tables. We divide the account by $1,000 and then multiply the result by the applicable factor in the contract’s settlement option tables. The rates in those tables depend upon the annuitant’s (and any contingent annuitant’s) age and sex and the option selected. The annuitant’s sex is not a factor in contracts issued to plans sponsored by employers subject to Title VII of the Civil Rights Act of 1964 or similar state statutes. We determine the value to be applied at the end of a valuation period (selected by us and uniformly applied) not more than 10 valuation periods before the annuity payout date.

If the amount that would be applied under an option is less than $5,000, we will pay the contract value to the annuitant in a single sum. If the first periodic payment under any option would be less than $100 ($25 for contracts issued prior to September 15, 2006), we may change the frequency of payments so that the first payment is at least $100 ($25 for contracts issued prior to September 15, 2006).

Annuity Units and Variable Payments

After your first annuity payment, later variable annuity payments will vary to reflect the investment performance of your Funds. The amount of each payment depends on the number of your annuity units. To determine the number of annuity units for each Fund, divide the dollar amount of the first annuity payment from each Fund by the value of that Fund’s annuity unit. This number of annuity units remains constant during the annuity payment period unless you transfer among Funds.

The annuity unit value for each Fund was set at $10 for the valuation period when the first variable annuity was calculated for these contracts. The annuity unit value for each later valuation period equals the annuity unit value for the immediately preceding valuation period multiplied by the net investment factor for such later valuation period and by a factor (0.999919 for a one-day valuation period) to neutralize the 3% assumed interest rate discussed below.

The dollar amount of each later variable annuity payment equals your constant number of annuity units for each Fund multiplied by the value of the annuity unit for the valuation period.

The annuity rate tables contained in the contracts are based on the 2000 Mortality Table Projected to 2010 under Scale G (which is a method of projecting individual annuity valuation mortality tables based on industry best practices) with compound interest at the effective rate of 3% per year. A higher interest assumption would mean a higher initial annuity payment but a more slowly rising series of subsequent annuity payments if annuity unit values were increasing (or a more rapidly falling series of subsequent annuity payments if annuity unit values were decreasing). A lower interest assumption would have the opposite effect. If the actual net investment rate were equal to the assumed interest rate, annuity payments would stay level.

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Transfers During Annuity Payout

After annuity payments have been made for at least 12 months, the annuitant can, once each calendar quarter, change the Funds on which variable annuity payments are based. There is no transfer fee during annuity payout. Transfers may not be made between guaranteed and variable accounts during annuity payout. You may change the underlying Funds by providing Notice to us in writing at our Home Office. Upon receipt of your request, we will change that portion of the periodic variable annuity payment as you direct to reflect the investment results of different Funds. To do this, we convert the number of annuity units being changed to the number of annuity units of the Funds to which you are changing. If an annuity payment is already in process at the time we receive your request to change the Fund allocations, the change will not be reflected in your next annuity payment. It will be reflected in the payment received thereafter.

Optional Living Benefit Riders

Optional Guaranteed Minimum Income Benefit (“GMIB”) Rider

This section describes the optional Guaranteed Minimum Income Benefit (“GMIB”) rider that we may offer. Except as described below, if you choose a GMIB rider, you cannot later discontinue it. The GMIB rider guarantees minimum lifetime fixed income in monthly annuity payments. The guarantees included in this rider are general account obligations. General account assets, unlike separate account assets, are subject to the claims of our creditors. Therefore, guarantees are based on the claims-paying ability of Ohio National Life.

In those states where permitted you may add the GMIB Plus with Annual Reset rider to your contract at the time the contract is issued. We may, at our sole option, also offer this rider to existing contracts, in which case it may be added on a contract anniversary. You may not purchase the GMIB Plus with Annual Reset before the annuitant is age 45 or once the annuitant is age 79. If the GLWB or Joint GLWB is available, you may not purchase the GMIB Plus with Annual Reset.

The GMIB Plus with Annual Reset rider guarantees minimum lifetime fixed income in monthly annuity payments. The amount of these payments is determined by applying the “guaranteed income base” to the annuity tables in the rider. The guaranteed income base is the greater of (a) your “guaranteed earnings income base,” or (b) your “step-up base.”

Guaranteed earnings income base.

The initial guaranteed earnings income base is equal to total net purchase payments made when you purchase the contract and within the first three months after the contract is issued. The guaranteed earnings income base is adjusted for withdrawals and is increased by (i) additional purchase payments and (ii) an increase for each valuation period, until the first contract anniversary after the annuitant’s 85th birthday, at an annual effective rate equal to the guaranteed earnings rate for values in variable portfolios or in one of the Asset Allocation Models. However, contract values allocated to the Fixed Accumulation Account will accumulate at the lesser of the guaranteed earnings rate or the rate of return being earned in that account. The guaranteed earnings rate for the GMIB Plus with Annual Reset is 5%.

The guaranteed earnings income base is decreased by withdrawals. Beginning 30 days after the rider is issued, any withdrawals you take during a contract year less than or equal to the GMIB withdrawal amount will reduce the guaranteed earnings income base by the amount of such withdrawals, in other words dollar for dollar. The GMIB withdrawal amount is determined by multiplying the GMIB withdrawal percentage by the guaranteed earnings income base as of the beginning of the contract year. The GMIB withdrawal percentage for the GMIB Plus with Annual Reset is 5%. For example, if the guaranteed earnings income base as of the beginning of the contract year is $100,000, withdrawals of $5,000 or less in that contract year will reduce the guaranteed earnings income base dollar for dollar. Beginning with the contract anniversary after the annuitant reaches age 85, withdrawals you make

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during a contract year equal to or less than GMIB withdrawal amount will not reduce the guaranteed earnings income base.

If you take withdrawals before the end of the year, there is a risk that the amount of your guaranteed earnings income base at the beginning of the next contract year will be less than the guaranteed earnings income base at the beginning of the current contract year, which would then reduce the amount that you can withdraw on a dollar for dollar basis in the next contract year. However, if you set up a systematic withdrawal program on a monthly, quarterly or semi-annual basis, we will adjust the guaranteed earnings income base at the beginning of the next contract year so that it equals the guaranteed earnings income base at the beginning of the current contract year as long as (a) you have not made any withdrawals before the earlier of (i) 31 days after the rider was issued, or (ii) the end of the first such periodic payment period, and (b) you have no amounts allocated to the Fixed Accumulation Account.

Any withdrawals you take in the first 30 days after the rider is issued and any withdrawals in excess of the GMIB withdrawal amount will reduce the guaranteed earnings income base pro rata. Under a pro rata reduction, the guaranteed earnings income base will be reduced by the same percentage that the withdrawal in excess of the GMIB withdrawal amount reduces your contract value. For example, assume you have already withdrawn your GMIB withdrawal amount. Only the portion of a withdrawal that is in excess of the GMIB withdrawal amount will reduce the guaranteed earnings income base pro rata. A pro-rata reduction may materially reduce the income available under the GMIB rider in future years.

As an example of how withdrawals work under the GMIB Plus with Annual Reset, assume your guaranteed earnings income base is $100,000 at the beginning of a contract year, so your GMIB withdrawal amount is $5,000 ($100,000 x .05). That means you can withdraw $5,000 dollar for dollar during that contract year. Assume your contract value is $90,000 and you take a withdrawal of $6,000. First, we process the portion of the withdrawal that is dollar for dollar, $5,000. Taking into account that portion of the withdrawal, your contract value is reduced to $85,000 and your guaranteed earnings income base to $95,000. Then, we process the portion of the withdrawal in excess of the GMIB withdrawal amount, $1,000. Because you have already taken your GMIB withdrawal amount, the $1,000 withdrawal will reduce the guaranteed earnings income base pro rata. Your guaranteed earnings income base is then reduced to $93,882, i.e. $95,000 — ([$1,000/$85,000] x $95,000).

The guaranteed earnings income base shall not exceed 15 times your total net purchase payments, minus amounts for any withdrawals from your contract. This means that, unless the step-up base is higher, the guaranteed income base, which is used to determine the monthly annuity payments under this rider, will not exceed 15 times your total net purchase payments. Any withdrawals you take during a contract year less than or equal to the GMIB withdrawal amount will reduce this limit by the amount of such withdrawals, in other words dollar for dollar. Any withdrawals in excess of the GMIB withdrawal amount will reduce this limit pro rata.

Step-up base.

At contract issue, the step-up base equals net purchase payments. On each contract anniversary, the step-up base will increase, until the anniversary following the annuitant’s 85th birthday, to the contract value if greater than the prior step-up base. The step-up base is increased by the amount of each subsequent net purchase payment at the time of payment. All withdrawals are taken from the step-up base on a pro rata basis. That means the step-up base will be reduced by the same percentage the withdrawal reduces your contract value.

You may not annuitize your contract under the rider until the GMIB Plus with Annual Reset rider has been in effect for at least 10 years. We may refer to this time period as the “10 year annuitization waiting period.” If you choose to receive annuity payments as provided in the contract or under a single premium annuity we offer instead of receiving GMIB payments, your GMIB rider will then be of no further value to you. You may elect to receive GMIB payments within 30 days after the rider’s 10th anniversary (or 10th anniversary of the date the rider was last reset, if applicable) or within 30 days after any later anniversary before the annuitant is age 91.

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If the amount of annuity payments under the contract or under a single premium immediate annuity we offer at the time you elect to annuitize would be greater than the amount of payments under the GMIB Plus with Annual Reset rider, we will pay the larger amounts.

The guaranteed income base is used solely for the purpose of calculating GMIB payments. It does not provide a contract value or guarantee performance of any investment option. The level of lifetime income guaranteed by a GMIB rider may be less than the income that our current annuity factors would provide because (a) GMIB payments may assume a lower interest rate and (b) GMIB payments may be based on an assumption that you will live longer than the mortality assumed in our then-offered immediate annuities.

No lapse.

With the GMIB Plus with Annual Reset rider, there is a “no lapse” provision allowing annuitization if your contract value is reduced to zero before the initial 10 year annuitization waiting period ends. With this provision, if prior to the time you are eligible to annuitize using your guaranteed income base, your contract value becomes zero, you can, at your option, annuitize your contract using your then-guaranteed income base at the annuitization rates provided under the rider for your then-age. However, if during the 10 year rider period you withdraw more than amounts eligible for dollar-for-dollar treatment to the guaranteed earnings base, you will forfeit this protection. That is to say, if during any one contract year you withdraw more than the GMIB withdrawal amount, the “no lapse” protection is not available from the point of that “excess” withdrawal forward. If the GMIB rider is reset and your contract value at time of reset is greater than the guaranteed income base, then the “no lapse” protection will be reinstated.

Investment Restrictions.

If you purchase the GMIB Plus with Annual Reset rider, you must abide by investment restrictions. You must allocate any variable account portion of your purchase payments and contract value to (a) one of Asset Allocation Models 2, 3 or 4 or (b) in accordance with the Fund Category requirements described in “Investment Restrictions for Certain Optional Riders.” You may allocate all or any portion of your purchase payments and contract value to the Fixed Accumulation Account, if available. The GMIB Plus with Annual Reset rider will be cancelled if you cease to comply with the requirements described in “Investment Restrictions for Certain Optional Riders.” If the rider is so terminated, a prorated annual rider charge will be assessed.

Resets.

Subject to certain limitations, the GMIB Plus with Annual Reset rider provides you the option of resetting the guaranteed earnings income base to the then-current contract value each and every contract anniversary prior to the annuitant’s 81st birthday. If the contract value at the time of reset is higher than the guaranteed earnings income base and you reset, you may make larger withdrawals on a dollar for dollar basis from the new guaranteed earnings income base. At every eligible reset anniversary, you can reset the guaranteed earnings income base by notifying us within 30 days after the contract anniversary date in writing or other method we agree to. If you reset, the maximum guaranteed earnings income base will be reset to 15 times the then-current contract value.

Resetting the rider sets the guaranteed earnings income base equal to the current contract value, as opposed to a step-up, which sets the step-up base equal to the current contract value. The step-up base will increase automatically each contract anniversary if the contract value is higher than the previous step-up base, so it preserves your potential gain. The guaranteed earnings income base is not reset automatically to the current contract value. You must elect to reset it.

If you elect to reset the guaranteed earnings income base, a new 10 year annuitization waiting period will begin. That is, you will not be eligible to annuitize using the guaranteed income base for the ten year period following the reset. You may choose to receive annuity payments as provided in your contract during the ten year period or under a single premium, immediate annuity we may generally make available at the time, but your GMIB rider will then be of no further value to you.

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When the optional death benefit ARDBR has also been purchased, resetting the GMIB Plus with Annual Reset also resets the ARDBR earnings base. Resetting the GMIB Plus with Annual Reset is the only way in which the ARDBR can be reset.

Charge.

There is an additional annual charge for the GMIB Plus with Annual Reset rider of 0.95% of your guaranteed income base. We may increase the charge for this rider on any reset. The new charge will be no higher than the then current charge for new issues of the GMIB Plus with Annual Reset rider, which we guarantee will not exceed 1.50%.

If you have notified us that you elect to reset and we notify you of a charge increase effective upon reset, you may decline to accept an increase in the charge for the rider by revoking your request to reset. If you wish to decline an increase in charge by revoking the reset, you must notify us in writing, or in any other manner acceptable to us, within 30 days after the contract anniversary the guaranteed earnings income base is reset. If you elect to reset the guaranteed earnings income base in the future, however, your rate will be increased upon reset to the then-current charge for the GMIB Plus with Annual Reset rider.

Please note that if you have purchased the ARDBR and you decline a charge increase with the GMIB Plus with Annual Reset rider by refusing a reset of the guaranteed earnings income base, you will not be able to reset the ARDBR.

The charge for the GMIB Plus with Annual Reset rider ends when you begin to receive annuity or GMIB payments, or the rider has expired at the first contract anniversary after the annuitant’s 90th birthday. The annual charge for the rider will continue even if the underlying Funds’ investment performance surpasses the GMIB guarantees.

We reserve the right to charge a withdrawal fee of up to the lesser of 2% of the amount withdrawn or $15 per withdrawal for withdrawals in excess of 14 in a contract year. We are not currently charging this fee. If charged, this fee would be assessed against your contract value and will not affect the amount you receive under this rider. In addition, the withdrawal fee will not be considered a withdrawal under the rider.

Since you may only purchase the ARDBR if you purchase the GMIB Plus with Annual Reset rider, any termination of the GMIB Plus with Annual Reset rider will automatically terminate the ARDBR as well. If you have purchased the ARDBR and subsequently violate the investment restrictions of the GMIB Plus with Annual Reset, both the GMIB Plus with Annual Reset rider and the ARDBR will be cancelled.

Required Minimum Distribution.

Tax qualified retirement plans and Individual Retirement Annuities have minimum distribution requirements. Your required minimum distribution per year may exceed your GMIB withdrawal amount which would result in a pro rata reduction in the guaranteed earnings income base. See “Federal Tax Status” and “Appendix A — IRA Disclosure Statement.” You could be subject to tax penalties if you do not begin taking withdrawals until after your required minimum distribution beginning date. Please consult your tax advisor to determine if the GMIB Plus with Annual Rest rider is appropriate for you.

Optional Guaranteed Principal Protection (“GPP”)

In those states where permitted, we may offer the GPP rider when you apply for the contract. We may, at our sole option, also offer the GPP rider to existing contracts, in which case it may be added on a contract anniversary, if the annuitant is then under age 80. If your contract includes the GPP, you may not purchase any GLWB.

If you continue the GPP rider until the end of its 10-year term, and do not make any withdrawals, we guarantee that your eligible contract value will not be less than it was at the beginning of the 10-year term. On the last day of the 10-year term, we will add an amount to your total contract value to increase it to the “guaranteed principal amount”

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if the eligible contract value at the end of the 10-year term is less than the guaranteed principal amount. The guaranteed principal amount is the contract value:

(a)	as of the first day of the rider’s term, or

(b)	the amount in (a) plus the total of any purchase payments made in the first 6 months if the rider was included in the contract when you purchased the contract, and/or

(c)	reduced pro rata for any withdrawals you made.

Contract values attributable to purchase payments made after the rider is added (or after the first 6 months if the rider is included when the contract was issued) are not included in the guaranteed principal amount and do not count as part of your eligible contract value at the end of the term for purposes of determining the benefit amount.

The guarantees included in this rider are general account obligations. General account assets, unlike separate account assets, are subject to the claims of our creditors. Therefore, guarantees are based on the claims-paying ability of Ohio National Life.

If you choose GPP, you must allocate all variable contract values to one of the Asset Allocation Models (see Optional Asset Allocation Models) during the entire 10-year term of the rider. You may change asset allocation models at any time. You may also have a portion of your contract values in a fixed accumulation account or a dollar cost averaging account that we may offer while this rider is in force. If you stop using a model, we will cancel the GPP rider. You may cancel the GPP rider as of any contract anniversary by notifying us before that anniversary. Cancellation of the GPP rider does not affect any other contract features. You may continue using an Asset Allocation Model after the GPP rider ends.

The charge for the GPP rider is made on each contract anniversary at the rate of 0.55% of the average of your guaranteed principal amount at the beginning and the end of each contract year. This charge will discontinue if the GPP rider is cancelled. However, if the GPP is canceled because you stop using a model, a full annual rider charge will be assessed without being prorated to the date of cancellation.

At the end of the 10-year term, you may reset the rider for another 10-year term if the annuitant is then under age 80. The guaranteed principal amount under the new GPP 10-year term will be your total contract value as of the end of the 10-year term then ended, including any amount we then add pursuant to the earlier GPP 10-year term, subject to adjustment for any withdrawals. You may also reset the GPP rider’s guaranteed principal amount at the current contract value on any contract anniversary after the rider has been in effect for at least 5 years (if the annuitant is then under age 80). This starts a new 10-year rider term.

If the annuitant dies during the 10-year term, and his or her spouse continues the contract, the GPP rider may also be continued.

Optional Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Riders

In those states where permitted, we may offer a Guaranteed Lifetime Withdrawal Benefit (“GLWB”) rider when you apply for the contract. If you choose the GLWB rider, you may not have any other rider available under this contract except for the annual stepped-up death benefit. We may, at our sole option, offer the GLWB rider to existing contracts, in which case it may be added on a contract anniversary. You may not add the GLWB rider if you have any rider, other than the annual stepped-up death benefit, on your contract. You may not add this rider before the annuitant is 40 years old or once the annuitant is 86 years old.

Subject to the conditions described below, the GLWB rider provides a guaranteed level of withdrawals from your contract in each contract year for the lifetime of the annuitant beginning when the annuitant is age 59 1/2. The GLWB rider may help protect you from the risk that you may outlive your income. Guarantees are based on the claims-paying ability of Ohio National Life.

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With the GLWB rider, you may take annual withdrawals regardless of your contract value and without a surrender charge. The maximum annual withdrawals you may take are determined by applying a percentage to a value we refer to as the GLWB base. The percentage you may take is set at the time of your first withdrawal and may only change in limited circumstances. The GLWB base, which is described below, is recalculated annually, so the amount you may withdraw can change every year. Certain of your actions can increase or decrease the GLWB base, which would affect the annual amount you may withdraw. These actions include making additional purchase payments, not taking withdrawals or taking more than the maximum annual withdrawals.

GLWB base.

The initial GLWB base is equal to your initial purchase payment if the rider is added at issue. If you add the rider after issue, the initial GLWB base is equal to the contract value on the contract anniversary the rider is added. The GLWB base is increased dollar for dollar by purchase payments when made and decreased pro-rata for “excess withdrawals” as described below. Withdrawals that do not exceed the maximum annual withdrawals allowed under this rider will not decrease the GLWB base but will decrease your contract value.

On each contract anniversary, the GLWB base is reset to the greater of (a) the initial GLWB base plus subsequent purchase payments, adjusted for any excess withdrawals, (b) the then-current contract value (also called the “step-up base”) or (c) the “annual credit base” described below.

If you take no withdrawals in the first ten contract years the GLWB rider is in effect, we guarantee that your GLWB base on your tenth GLWB rider anniversary will be at least:

(a)	200% of an amount equal to your initial GLWB base plus total subsequent purchase payments made in the first contract year the rider is in effect, plus

(b)	any purchase payments made in the remainder of the first ten years the rider is in effect.

For example, if your initial purchase payment is $100,000, you make no additional purchase payments and you take no withdrawals, we guarantee your GLWB base on the tenth rider anniversary will be at least $200,000.

Annual credit base.

With the GLWB, there is a ten-year period called the “annual credit period.” During the annual credit period, you may be eligible for the annual credit base, which provides for a credit to your GLWB base of 8% simple interest for each year you do not take any withdrawals. You will start a new ten-year annual credit period on each contract anniversary the GLWB base is set equal to the step-up base. If you take a withdrawal from your contract during the annual credit period, you will not be eligible for the annual credit for the year in which you took the withdrawal.

The annual credit base at the end of the contract year is equal to:

(a)	the GLWB base as of the prior contract anniversary, plus

(b)	purchase payments made during the current contract year, plus

(c)	8% of the “annual credit calculation base.”

The annual credit calculation base is equal to the GLWB base at the beginning of the annual credit period, increased for any additional purchase payments made since the beginning of the annual credit period. If there is an excess withdrawal and the GLWB base after it has been adjusted for the excess withdrawal is less than the annual credit calculation base, the annual credit calculation base will be lowered to the GLWB base going forward.

Excess withdrawals.

The GLWB base is reduced pro-rata by any excess withdrawals. An excess withdrawal is the amount a withdrawal exceeds the maximum annual withdrawal under this rider. For example, assume you may withdraw $5,000 annually under the GLWB rider and in one contract year you withdraw $6,000. $1,000 would be an excess withdrawal. An

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excess withdrawal will reduce your GLWB base by the same percentage the excess withdrawal reduces your contract value.

For example, assume your GLWB base is $100,000 at the beginning of the contract year and your withdrawal percentage is 5%, so your maximum annual withdrawal is $5,000. That means you can withdraw $5,000 without it affecting your GLWB base. Assume your contract value is $90,000 and you withdraw $6,000. First we process that portion of the withdrawal that is allowed, $5,000. Your GLWB base remains $100,000 and your contract value decreases to $85,000. Then we process that portion of the withdrawal in excess of your maximum annual withdrawal, $1,000. Because you have already taken your maximum annual withdrawal, the $1,000 withdrawal will reduce the GLWB base pro rata. Your GLWB base will be reduced to $98,824, i.e. $100,000 — ([$1,000/$85,000] x $100,000).

Because the allowable annual withdrawals under this rider begin when the annuitant is 59 1/2, any withdrawal under the contract prior to the annuitant reaching age 59 1/2 is an excess withdrawal. Since excess withdrawals reduce your GLWB base pro-rata, any withdrawals you take before the annuitant is 59 1/2 may significantly reduce or eliminate the lifetime maximum annual withdrawals under this rider.

Maximum Annual Withdrawals.

The amount you may annually withdraw under the GLWB rider is based upon the annuitant’s age when withdrawals begin and is equal to the following withdrawal percentages multiplied by the “GLWB base”:

Maximum Annual
Annuitant’s Age	Withdrawal %

59 1/2 to 64	4%
65 to 79	5%
80+	6%

After you start taking withdrawals, the maximum percentage you may withdraw will not automatically increase to a higher percentage when the annuitant reaches a higher age bracket. Your maximum withdrawal percentage will only increase based on the annuitant’s then current age on a contract anniversary when the GLWB base has been increased to the step-up base as described above.

You may withdraw the maximum annual withdrawal amount under the GLWB rider without a surrender charge even if the maximum annual withdrawal amount exceeds 10% of your contract value. We reserve the right to charge a withdrawal fee of up to the lesser of 2% of the amount withdrawn or $15 per withdrawal for withdrawals in excess of 14 in a contract year. We are not currently charging this fee. If charged, this fee would be assessed against your contract value and will not affect the amount you withdraw under this rider.

Example.

The following provides an example of how the annual credit base and withdrawals work. Assume you purchase a contract with an initial purchase payment of $100,000 and select the GLWB rider. Further assume (i) the annuitant is age 65 at the time of purchase; (ii) you take a withdrawal of $1,000 in year five and one of $50,000 in year six and take no other withdrawals in the first ten years, (iii) you make an additional purchase payment of $50,000 in year three and one of $10,000 in year eight, and (iv) the market is flat, net of contract expenses and charges, over the first ten years of your contract and, therefore, your contract value does not increase due to market performance. Your initial GLWB base and annual credit calculation base is $100,000. Since you took no withdrawals in years one or two and the market was flat, you receive a $8,000 credit at the end of each year (8% of $100,000 annual credit calculation base) and your annual credit base and GLWB base are $108,000 at the end of year one and $116,000 at the end of year two.

At the start of year three, you make an additional purchase payment of $50,000, so your annual credit calculation base increases to $150,000 ($100,000 initial annual credit calculation base + $50,000 additional purchase payment). Your GLWB base immediately increases with the additional purchase payment to $166,000 ($116,000 prior GLWB base + $50,000 additional purchase payment). Your annual credit at the end of year three is $12,000

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(8% of $150,000 annual credit calculation base). Your annual credit base at the end of year three, therefore, is $178,000 ($116,000 prior GLWB base + $50,000 purchase payment + $12,000 annual credit), and your GLWB base is set equal to your annual credit base.

In year four you take no withdrawals and make no additional purchase payments. Your annual credit for year four is $12,000 (8% of $150,000 annual credit calculation base), so your annual credit base, and therefore your GLWB base, at the end of year four is $190,000 ($178,000 prior GLWB base + $12,000 annual credit).

In year five, when the annuitant is age 70 and your maximum annual withdrawal amount under the rider is $9,500 (5% of $190,000), you take a withdrawal of $1,000. Because your withdrawal is less than the maximum annual withdrawal, your GLWB base is not reduced by the withdrawal and remains $190,000. Further, because you took a withdrawal, you are not eligible for the annual credit in year five.

In year six, when the annuitant is age 71 and your maximum annual withdrawal amount under the rider is $9,500 (5% of $190,000), you take a withdrawal of $50,000. Because your withdrawal exceeds your maximum annual withdrawal amount, $40,500 of it is an excess withdrawal and you are not eligible for an annual credit at the end of year six. Your contract value after the allowed withdrawal of $9,500 was $139,500. Upon the excess withdrawal, your GLWB base is set equal to $134,839, i.e. $190,000 — [($40,500/$139,500) x $190,000]. Because the GLWB base after adjustment for the excess withdrawal of $134,839 is less than the annual credit calculation base of $150,000, the annual credit calculation base is set equal to the GLWB base of $134,839.

In year seven you take no withdrawals and make no additional purchase payments. Your annual credit for year seven is $10,787 (8% of $134,839 annual credit calculation base), so your annual credit base, and therefore, your GLWB base, at the end of the year seven is $145,626 ($134,839 prior GLWB base + $10,787 annual credit).

At the start of year eight, you make an additional purchase payment of $10,000. Your GLWB base immediately increases with the additional purchase payment to $155,626 ($145,626 prior GLWB base + $10,000 additional purchase payment). Your annual credit calculation base increases to $144,839 ($134,839 prior annual credit calculation base + $10,000 additional purchase payment). Your annual credit at the end of year eight is $11,587 (8% of $144,839 annual credit calculation base). Your annual credit base at the end of year eight, therefore, is $167,213 ($145,626 prior GLWB base + $10,000 additional purchase payment + $11,587 annual credit), and your GLWB base is set equal to your annual credit base.

Since you take no more withdrawals and add no more purchase payments during the ten year annual credit period, for each year in years nine and ten, your annual credit will be $11,587 (8% of $144,839 annual credit calculation base). Furthermore, since the market is flat, your GLWB base increases each of those years by the amount of the annual credit to $178,800 for year nine and $190,387 for year ten.

Lifetime Annuity Period.

You will enter the “Lifetime Annuity Period” when (a) the annuitant is at least 59 1/2 years old and (b) (i) your contract value goes to zero other than because of an excess withdrawal (such as due to a decline in market value or an allowable withdrawal) or (ii) your contract reaches the annuity payout date. If your contract value goes to zero other than because of an excess withdrawal before the annuitant is 59 1/2 years old, the Lifetime Annuity Period is deferred until the annuitant reaches age 59 1/2. In determining whether your contract value goes to zero because of an excess withdrawal, we will first calculate your contract value for that valuation period and then determine the effect of an excess withdrawal on contract value.

During the Lifetime Annuity Period, we will pay you monthly payments in an annual amount equal to the then current annual withdrawal amount you may take under the GLWB rider for the lifetime of the annuitant. Once you enter the Lifetime Annuity Period, we will not accept any additional purchase payments and you will no longer be eligible for any further increases in the GLWB base. Furthermore, the contract will only provide the benefits under the GLWB rider.

In lieu of this annual payout for the lifetime of the annuitant, you may elect to receive an age-based lump sum or an underwritten lump sum settlement option. Under the age-based lump sum settlement option, you will receive

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an amount equal to the then current maximum annual withdrawal amount you may take under the GLWB rider multiplied by the multiplier specified below:

Annuitant’s Age
Nearest Birthday	Multiplier

60-64	6.7
65-69	5.7
70-74	4.7
75-79	3.7
80-84	2.7
85-89	2.0
90+	1.4

You may elect the underwritten lump sum settlement option if a licensed physician attests that the annuitant is in good health and has a life expectancy that is in line with that of the average purchaser of annuity products at that age. The amount you may receive under this option will be determined based on age and sex, taking into account health information on the annuitant.

In lieu of the benefits under this rider, you may annuitize under the terms of your contract or under the terms of any single premium, immediate annuity we offer based upon your contract value at that time.

Whether you should elect the lifetime annuity payout option or the lump sum settlement option depends upon your personal circumstances and risk tolerance. The lifetime annuity payout option provides a guaranteed stream of payments over the remainder of your life and, as such, protects you against the risk that you could outlive your available income. However, if you elect the lifetime annuity payout option, you will not have the ability to receive any payment from your annuity other than the income stream provided by the lifetime annuity payout option. In contrast, if you elect the lump sum settlement option, you will have access immediately to the proceeds to invest, save or spend as you choose, but you will have no guarantee of future payments. In that case, you assume the risk that you might outlive your available funds and have no proceeds or stream of income available from this annuity in the future.

If you elect the lifetime annuity payout option and there is contract value remaining in your annuity, you should ask us about the alternative immediate annuity options under the contract or that we might have generally available for sale at that time. It is possible that one of those alternative annuity options might pay you a higher stream of income or otherwise better fit your circumstances and needs. We will be happy to provide you with whichever immediate annuity option you choose.

If you elect the lump sum payment option and you are in good health, you may wish to consider the underwritten lump sum settlement option. The underwritten lump sum settlement option is a benefit for you if your health is materially better than an average person your age. If you request the underwritten lump sum settlement option and we determine that your health is materially better than the average person your age, we may pay you a higher lump sum amount than you would have otherwise received under the appropriate table in your rider. Keep in mind that if you request an underwritten lump sum settlement, we have the right to gather whatever medical information we determine that we need to assess your health.

You should consult with your financial representative to determine which payout option is best for you.

Charge.

If you choose the GLWB rider, there is an annual charge of 0.95% of the GLWB base. The charge for the GLWB rider ends when you begin the Lifetime Annuity Period or the rider terminates. (See “Termination” below.) We may increase the charge for the GLWB rider on any contract anniversary that your GLWB base is reset to the step-up base. That means if your GLWB base is never increased to the step-up base, we will not increase your charge. The new charge will not be higher than the then current charge for new issues of this rider, and we guarantee that it will not exceed 2.00% of the GLWB base.

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You may opt out of a reset to the step-up base and avoid an increase in the charge, but you will then no longer be eligible for any further resets of the GLWB base to the step-up base. If you opt-out, you will also no longer be eligible for any increases in the maximum annual withdrawal percentages based on the annuitant’s age. To opt-out of an increase in the charge, you must notify us in writing, or in any other manner acceptable to us, within 30 days of the contract anniversary.

Death Benefit.

The GLWB rider provides for a death benefit upon the death of the annuitant. If the rider is added at issue, the initial GLWB death benefit is equal to your initial purchase payment. If we allow you to add the rider on a subsequent contract anniversary, the initial GLWB death benefit will be equal to the then current contract value. The GLWB death benefit is increased for additional purchase payments and decreased dollar for dollar by withdrawals up to your maximum annual withdrawal amounts. Any excess withdrawals will decrease the GLWB death benefit pro-rata. Because this death benefit is determined by your purchase payments and is reduced by withdrawals, if your total withdrawals over the life of the contract exceed your purchase payments, you will not have any death benefit under this rider. The GLWB death benefit is no longer in effect if you choose a lump sum settlement option in lieu of annual payments upon entering the Lifetime Annuity Period or if you elect to annuitize based upon your contract value.

The death benefit is used to calculate the death benefit adjustment which affects the amount of proceeds received by the beneficiary. Please see the “Death Benefit” section earlier in this prospectus for more details.

Investment Restrictions.

In order to have the GLWB rider, you must allocate any variable account portion of your purchase payments and contract value (a) to one of Asset Allocation Models 2, 3, or 4 or (b) in accordance with the Fund Category requirements described in “Investments Restrictions for Certain Optional Riders.” You may allocate all or any portion of your purchase payments and contract value to the Fixed Accumulation Account, if available. You may allocate purchase payments to a fixed account, including the Enhanced DCA, as part of a DCA program and transfer amounts out of the DCA account in accordance with the restrictions. The GLWB rider will be cancelled if you cease to comply with the requirements described in “Investment Restrictions for Certain Optional Riders.” If the rider is so terminated, a prorated annual rider charge will be assessed.

Required Minimum Distributions.

If you are required to take withdrawals from your contract under the Required Minimum Distribution regulations under the Code, we will allow you to take your Required Minimum Distribution (or “RMD”) even if it exceeds your maximum annual withdrawal under the GLWB rider without it affecting your GLWB base. Any withdrawals in a contract year that exceed your maximum annual withdrawal and your RMD will be considered excess withdrawals and will reduce the GLWB base pro-rata. You may withdraw your RMD under this rider without a surrender charge even if your RMD exceeds 10% of your contract value.

We reserve the right to modify or eliminate RMD treatment if there is any change to the Code or regulations regarding RMDs. We will provide you 30 days written notice, when practicable, of any modifications to or termination of the RMD treatment with the GLWB.

Termination.

If you choose the GLWB rider, you cannot later discontinue it unless we otherwise agree. The GLWB rider will terminate if your contract value goes to zero because of an excess withdrawal. The GLWB rider will also terminate if you annuitize your contract or if the annuitant dies, except in the case of spousal continuation.

Spousal Continuation.

If your surviving spouse chooses to continue the contract under the spousal continuation option and becomes the sole owner and annuitant, the GLWB rider will be continued. Your spouse will be eligible to take withdrawals

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under this rider when he or she reaches age 59 1/2, and the maximum annual withdrawal will be based on your spouse’s age when he or she begins taking such withdrawals. If you die before age 59 1/2 or after age 59 1/2 but before taking any withdrawals, the GLWB base will be set equal to the greater of (a) contract value (after applying any applicable death benefit adjustments) or (b) the GLWB base as of the earlier of (i) the date we are in receipt of proof of the annuitant’s death or (ii) 90 days from the date of the annuitant’s death. If you die after age 59 1/2 and after you have begun to take withdrawals, the GLWB base will be set equal to the contract value (after applying any death benefit adjustments) as of the earlier of (a) the date we are in receipt of proof of the annuitant’s death or (b) 90 days from the date of the annuitant’s death. The death benefit under this rider will be reset to the current contract value (after applying any death benefit adjustment) if that amount is greater than the then current death benefit under this rider.

Guaranteed Lifetime Withdrawal Benefit (Joint Life)

In those states where permitted, we may offer a guaranteed lifetime withdrawal benefit rider (joint life) (“Joint GLWB”) at the time the contract is issued. Subject to the conditions described, the Joint GLWB rider provides a guaranteed level of withdrawals from your contract in each contract year, beginning when the youngest spouse is age 59 1/2, for the lifetime of you and your spouse. The Joint GLWB rider may help protect you from the risk that you and your spouse might outlive your income. The Joint GLWB differs from electing spousal continuation under the GLWB because you have the potential to have a higher GLWB base upon the death of the first spouse with the Joint GLWB. The Joint GLWB has a higher charge than the GLWB.

We may, at our sole option, offer the Joint GLWB rider to existing contracts, in which case it may be added on a contract anniversary. You may not add this rider if either spouse is under 40 years old or once either spouse is 86 years old. The Joint GLWB rider is the same as the GLWB rider except as described below.

The Joint GLWB rider is available to two people who are legally married at the time the rider is added. We refer to these people as “participating spouses.” A participating spouse is one of two people upon whose life and age the benefits under the Joint GWLB rider are based. On the date the rider is added, either (a) the two participating spouses must be joint owners and one must be the annuitant or (b) one participating spouse is the owner and annuitant and the other is the sole beneficiary. No one can be added as a participating spouse after the rider is added to the contract, and once someone loses his or her status as a participating spouse, it cannot be regained. Status as a participating spouse will be lost in the following situations:

•	when a participating spouse dies;

•	when a sole owner participating spouse requests that the other participating spouse be removed;

•	if one participating spouse is the sole owner and the participating spouses divorce, the non-owner spouse will cease to be a participating spouse;

•	if the participating spouses are joint owners and they divorce, the non-annuitant will cease to be a participating spouse.

Please note that if one of the spouses ceases to be a participating spouse, you will still be charged for the Joint GLWB rider.

Under the Joint GLWB rider, the amount you may withdraw under the rider is based upon the youngest participating spouse’s age. Therefore, if the youngest participating spouse is younger than 59 1/2 years old, any withdrawals under the contract will be excess withdrawals under the Joint GLWB rider until the youngest participating spouse becomes 59 1/2.

If you choose the Joint GLWB rider, there is an annual charge of 1.05% of the GLWB base. We may increase the charge for the Joint GLWB rider on any contract anniversary that your GLWB base is reset to the step-up base once the surrender charge period ends for your contract. The new charge will not be higher than the then current charge for new issues of the rider, and we guarantee that the charge will not exceed 2.00% of the GLWB base.

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If we are required by state law, we will allow legally married same sex couples or civil union partners to purchase the Joint GLWB rider in certain states and receive the same benefits as a participating spouse while both participating spouses are living. Please note that because legally married same sex couples and civil union partners are not eligible for spousal continuation under the Code, there may be adverse tax consequences with withdrawals and other transactions upon the death of the first spouse or partner. You should consult with your tax advisor before purchasing this rider.

You will enter the Lifetime Annuity Period when (a) the youngest participating spouse is at least 59 1/2 years old, and (b) (i) your contract value goes to zero other than because of an excess withdrawal (such as due to a decline in market value or an allowable withdrawal) or (ii) your contract reaches the annuity payout date. If your contract value goes to zero other than because of an excess withdrawal before the youngest participating spouse is 59 1/2 years old, the Lifetime Annuity Period is deferred until the youngest participating spouse reaches age 59 1/2. In that scenario, we will make the first payment immediately upon the youngest participating spouse reaching age 59 1/2. During the Lifetime Annuity Period, we will pay you monthly payments in an annual amount equal to the then current annual withdrawal amount you may take under the Joint GLWB rider (as based on the youngest participating spouse’s age) for the lifetime of the annuitant.

In lieu of this annual payout for the lifetime of the annuitant, you may elect to receive an age-based lump sum or an underwritten lump sum settlement option. Under the age-based lump sum settlement option if there is only one surviving participating spouse, you will receive an amount equal to the then current maximum annual withdrawal amount you may take under the Joint GLWB rider multiplied by the multiplier specified below:

Participating
Spouse’s Age
Nearest Birthday	Multiplier

60-64	6.7
65-69	5.7
70-74	4.7
75-79	3.7
80-84	2.7
85-89	2.0
90+	1.4

Under the age-based lump sum settlement option if there are two surviving participating spouses, you will receive an amount equal to the then current maximum annual withdrawal amount you may take under the Joint GLWB rider multiplied by the multiplier specified below, based on the youngest participating spouse:

Youngest
Participating Spouse’s
Age Nearest Birthday	Multiplier

60-64	8.4
65-69	7.5
70-74	6.5
75-79	5.2
80-84	4.0
85-89	2.9
90+	2.0

You may elect the underwritten lump sum settlement option if a licensed physician attests that the youngest participating spouse is in good health and has a life expectancy that is in line with that of the average purchaser of annuity products at that age. The amount you may receive under this option will be determined based on age and sex, taking into account health information on the youngest participating spouse.

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In lieu of the benefits under this rider, you may annuitize under the terms of your contract or under the terms of any single premium, immediate annuity we offer based upon your contract value at that time.

You should consult with your financial representative to determine which payout option is best for you.

If you are the sole owner and your surviving participating spouse elects spousal continuation, the GLWB base will be set equal to the greater of (a) contract value (after applying any applicable death benefit adjustments) or (b) the GLWB base as of the earlier of (i) the date we are in receipt of proof of the annuitant’s death or (ii) 90 days from the date of the annuitant’s death. Your participating spouse will be eligible to take withdrawals under this rider when he or she reaches age 59 1/2, and the maximum annual withdrawal will be based on your spouse’s age when he or she begins taking such withdrawals. Please note that since legally married same sex couples and civil union partners are not eligible for spousal continuation under the Code, they are also not eligible for spousal continuation under this rider.

The death benefit under the Joint GLWB rider ceases after the death benefit adjustment, if any, for the second participating spouse.

Summary of Optional Living Benefit Riders

The following is a summary of the available optional living benefit riders. For complete details on the riders, see the individual descriptions above.

Who may want to
Optional Rider	Features	consider the Rider	Charge

GMIB Plus Annual Year Reset
•   Guarantees a minimum lifetime fixed income upon annuitization regardless of market performance.
•   May exercise the annuitization benefit after ten years or the 10th anniversary of last reset.
•   Dollar-for-dollar withdrawals after 30 days up to 5% of the annual accumulated earnings on the guaranteed earnings income base.
•   No lapse feature provides an opportunity to exercise the benefit should your contract value fall to zero during the initial ten year annuitization waiting period.
•   May reset the guaranteed earnings income base to equal the contract value, if higher, on each contract anniversary prior to the annuitant’s 81st birthday.
•   Cannot purchase before the annuitant is 45 or once the annuitant is 79.
•   Investment restrictions.
•   Cannot purchase if the GLWB or Joint GLWB is available.
		Those who want to protect their retirement income but still desire market exposure.	1.50% (maximum) 0.95% (current)

Guaranteed Principal Protection (“GPP”) rider
•   Guarantees return of principal without annuitization on the 10th rider anniversary if you take no withdrawals.
•   If, at the end of the rider’s ten-year term, the eligible contract value is less than the guaranteed principal amount, the difference will be added to the contract.
•   The guaranteed principal amount is adjusted pro rata for any withdrawals.
•   Investment restrictions.
•   Cannot purchase once the annuitant is 80.
		Those who are afraid of market risk and want to invest without fear of losing their original principal.	0.55% (maximum and current)

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Who may want to
Optional Rider	Features	consider the Rider	Charge

Guaranteed Lifetime Withdrawal Benefit (“GLWB”)
•   Provides a guaranteed level of withdrawals in each contract year beginning when the annuitant is 59 1/2 for the lifetime of the annuitant.
•   GLWB base steps-up to current contract value each contract anniversary, if higher.
•   8% annual credit to the GLWB base for each of the first ten years if you take no withdrawals.
•   Base is guaranteed to be at least 200% of first year’s purchase payments if no withdrawals in the first ten years.
•   Lump sum settlement option available in lieu of lifetime annual payout.
•   Investment restrictions.
•   Cannot purchase before the annuitant is 40 or once the annuitant is 86.
		Those who want to protect their retirement income but still desire market exposure and want to protect against the risk of outliving their income.	2.00% (maximum) 0.95% (current)

Joint GLWB
•   Identical to the GLWB except that it provides a guaranteed level of withdrawals in a contract year beginning when the youngest spouse is 59 1/2 for the lifetime of the annuitant and the spouse.
•   Differs from spousal continuation under the GLWB because of a higher potential GLWB base upon the death of the first spouse.
•   Available to two people who are legally married at the time the rider is issued.
•   Cannot purchase if either spouse is under 40 or once either spouse is 86.
		Those who want to protect their retirement income but still desire market exposure and want to protect against the risk of outliving their income.	2.00% (maximum) 1.05% (current)

Other Contract Provisions

Assignment

Amounts payable in settlement of a contract may not be commuted, anticipated, assigned or otherwise encumbered, or pledged as loan collateral to anyone other than us. We may require that any assignee or owner have an insurable interest in the life of the annuitant. To the extent permitted by law, such amounts are not subject to any legal process to pay any claims against an annuitant before annuity payments begin. The owner of a tax-qualified contract may not, but the owner of a non-tax-qualified contract may, collaterally assign the contract before the annuity payout date. Ownership of a tax-qualified contract may not be transferred except to:

•	the annuitant,

•	a trustee or successor trustee of a pension or profit-sharing trust which is qualified under Section 401 of the Code,

•	the employer of the annuitant provided that the contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the annuitant, or

•	as otherwise permitted by laws and regulations governing plans for which the contract may be issued.

Reports and Confirmations

Before the annuity payout date, we will send you quarterly statements showing the number of units credited to the contract by Fund and the value of each unit as of the end of the last quarter. In addition, as long as the contract remains in effect, we will forward any periodic Fund reports.

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We will send you a written confirmation of your purchase payments, transfers and withdrawals. For regularly recurring transactions, such as dollar cost averaging and payroll deduction programs, we may confirm the transactions in a quarterly report. Review your statements and confirmations to verify their accuracy. You must report any error or inaccuracy to us within 30 days. Otherwise, we are not responsible for losses due to the error or inaccuracy.

Substitution for Fund Shares

If investment in a Fund is no longer possible or we believe it is inappropriate to the purposes of the contract, we may substitute one or more other funds. Substitution may be made as to both existing investments and the investment of future purchase payments. However, no substitution will be made until we receive any necessary approval of the Securities and Exchange Commission. We may also add other Funds as eligible investments of VAA.

Contract Owner Inquiries

Direct any questions to Ohio National Life, Variable Annuity Administration, P.O. Box 2669, Cincinnati, Ohio 45201; telephone 1-888-925-6446 (8:30 a.m. to 4:30 p.m., Eastern time).

Performance Data

We may advertise performance data for the various Funds showing the percentage change in unit values based on the performance of the applicable Fund over a period of time (usually a calendar year). We determine the percentage change by dividing the increase (or decrease) in value for the unit by the unit value at the beginning of the period. This percent reflects the deduction of any asset-based contract charge but does not reflect the deduction of any applicable contract administration charge. The deduction of a contract administration charge would reduce any percentage increase or make greater any percentage decrease.

Advertising may also include average annual total return figures calculated as shown in the Statement of Additional Information. The average annual total return figures reflect the deduction of applicable contract administration charges as well as applicable asset-based charges.

We may also distribute sales literature comparing separate account performance to the Consumer Price Index or to such established market indexes as the Dow Jones Industrial Average, the Standard & Poor’s 500 Stock Index, IBC’s Money Fund Reports, Lehman Brothers Bond Indices, the Morgan Stanley Europe Australia Far East Index, Morgan Stanley World Index, Russell 2000 Index, or other variable annuity separate accounts or mutual funds with investment objectives similar to those of the Funds.

Federal Tax Status

The following discussion of federal income tax treatment of amounts received under a variable annuity contract does not cover all situations or issues. It is not intended as tax advice. Consult a qualified tax adviser to apply the law to your circumstances. Tax laws can change, even for contracts that have already been issued. Tax law revisions, with unfavorable consequences, could have retroactive effect on previously issued contracts or on later voluntary transactions in previously issued contracts.

We are taxed as a life insurance company under Subchapter L of the Internal Revenue Code (the “Code”). Since the operations of VAA are a part of, and are taxed with, our operations, VAA is not separately taxed as a “regulated investment company” under Subchapter M of the Code.

The contracts are considered annuity contracts under Section 72 of the Code, which generally provides for taxation of annuities. Under existing provisions of the Code, any increase in the contract value is not taxable to you as the owner or annuitant until you receive it, either in the form of annuity payments, as contemplated by the contract, or in some other form of distribution. The owner of a non-tax qualified contract must be a natural person for this

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purpose. With certain exceptions, where the owner of a non-tax qualified contract is a non-natural person (corporation, partnership or trust) any increase in the accumulation value of the contract attributable to purchase payments made after February 28, 1986 will be treated as ordinary income received or accrued by the contract owner during the current tax year.

The income and gains within an annuity contract are generally tax deferred. Within a tax-qualified plan, the plan itself provides tax deferral. Therefore, the tax-deferred treatment otherwise available to an annuity contract is not a factor to consider when purchasing an annuity within a tax-qualified plan or arrangement.

As to tax-qualified contracts, the law does not now provide for payment of federal income tax on dividend income or capital gains distributions from Fund shares held in VAA or upon capital gains realized by VAA on redemption of Fund shares. When a non-tax-qualified contract is issued in connection with a deferred compensation plan or arrangement, all rights, discretions and powers relative to the contract are vested in the employer and you must look only to your employer for the payment of deferred compensation benefits. Generally, in that case, an annuitant will have no “investment in the contract” and amounts received by you from your employer under a deferred compensation arrangement will be taxable in full as ordinary income in the years you receive the payments.

When annuity payments begin, each payment is taxable under Section 72 of the Code as ordinary income in the year of receipt if you have neither paid any portion of the purchase payments nor previously been taxed on any portion of the purchase payments. If any portion of the purchase payments has been paid from or included in your taxable income, this aggregate amount will be considered your “investment in the contract.” You will be entitled to exclude from your taxable income a portion of each annuity payment equal to your “investment in the contract” divided by the period of expected annuity payments, determined by your life expectancy and the form of annuity benefit. Once you recover your “investment in the contract,” all further annuity payments will be included in your taxable income.

A withdrawal of contract values is taxable as ordinary income in the year received to the extent that the accumulated value of the contract immediately before the payment exceeds the “investment in the contract.” If you elect to withdraw any portion of your accumulation value in lieu of receiving annuity payments, that withdrawal is treated as a distribution of earnings first and only second as a recovery of your “investment in the contract.” Any part of the value of the contract that you assign or pledge to secure a loan will be taxed as if it had been a withdrawal and may be subject to a penalty tax.

There is a penalty tax equal to 10% of any amount that must be included in gross income for tax purposes. The penalty will not apply to a redemption that is:

•	received on or after the taxpayer reaches age 59 1/2;

•	made to a beneficiary on or after the death of the annuitant;

•	attributable to the taxpayer’s becoming disabled;

•	made as a series of substantially equal periodic payments for the life of the annuitant (or joint lives of the annuitant and beneficiary);

•	from a contract that is a qualified funding asset for purposes of a structured settlement;

•	made under an annuity contract that is purchased with a single premium and with an annuity payout date not later than a year from the purchase of the annuity;

•	incident to divorce; or

•	taken from an IRA for a qualified first-time home purchase (up to $10,000) or qualified education expenses.

Any taxable amount you withdraw from an annuity contract is automatically subject to 10% withholding unless you elect not to have withholding apply. If you elect not to have withholding apply to an early withdrawal or if an insufficient amount is withheld, you may be responsible for payment of estimated tax. You may also incur penalties

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under the estimated tax rules if the withholding and estimated tax payments are not sufficient. If you fail to provide your taxpayer identification number, any payments under the contract will automatically be subject to withholding. The Code requires 20% withholding for contracts owned by tax-qualified plans.

Tax-Deferred Annuities

Under the provisions of Section 403(b) of the Code, employees may exclude from their gross income purchase payments made for annuity contracts purchased for them by public educational institutions and certain tax-exempt organizations which are described in Section 501(c)(3) of the Code. You may make this exclusion to the extent that the aggregate purchase payments plus any other amounts contributed to purchase the contract and toward benefits under qualified retirement plans do not exceed certain limits in the Code. Employee contributions are, however, subject to social security (FICA) tax withholding. All amounts you receive under a contract, either in the form of annuity payments or cash withdrawal, will be taxed under Section 72 of the Code as ordinary income for the year received, except for exclusion of any amounts representing “investment in the contract.” Under certain circumstances, amounts you receive may be used to make a “tax-free rollover” into one of the types of individual retirement arrangements permitted under the Code. Amounts you receive that are eligible for “tax-free rollover” will be subject to an automatic 20% withholding unless you directly roll over such amounts from the tax-deferred annuity to the individual retirement arrangement.

With respect to earnings accrued and purchase payments made after December 31, 1988, for a contract set up under Section 403(b) of the Code, distributions may be paid only when the employee:

•	attains age 59 1/2,

•	separates from the employer’s service,

•	dies,

•	becomes disabled as defined in the Code, or

•	incurs a financial hardship as defined in the Code.

In the case of hardship, cash distributions may not exceed the amount of your purchase payments. These restrictions do not affect your right to transfer investments among the Funds and do not limit the availability of transfers between tax-deferred annuities.

Qualified Pension or Profit-Sharing Plans

Under present law, purchase payments made by an employer or trustee, for a plan or trust qualified under Section 401(a) or 403 of the Code, are generally excludable from the employee’s gross income. Any purchase payments made by the employee, or which are considered taxable income to the employee in the year such payments are made, constitute an “investment in the contract” under Section 72 of the Code for the employee’s annuity benefits. Salary reduction payments to a profit sharing plan qualifying under Section 401(k) of the Code are generally excludable from the employee’s gross income up to certain limits in the Code, and therefore are not considered “investment in the contract.”

The Code requires plans to prohibit any distribution to a plan participant prior to age 59 1/2, except in the event of death, total disability, financial hardship or separation from service (special rules apply for plan terminations). Distributions generally must begin no later than April 1 of the calendar year following the year in which the participant reaches age 70 1/2. Premature distribution of benefits or contributions in excess of those permitted by the Code may result in certain penalties under the Code. (Special tax treatment, including capital gain treatment and 5-year forward averaging, may be available to those born before 1936.) If you receive such a distribution you may be able to make a “tax-free rollover” of the distribution less your “investment in the contract” into another qualified plan in which you are a participant or into one of the types of individual retirement arrangements permitted under the Code. Your surviving spouse receiving such a distribution may be able to make a tax-free rollover to one of the types of individual retirement arrangements permitted under the Code. Amounts received that are eligible for “tax-

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free rollover” will be subject to an automatic 20% withholding unless such amounts are directly rolled over to another qualified plan or individual retirement arrangement.

Withholding on Annuity Payments

Federal income tax withholding is required on annuity payments. However, recipients of annuity payments are allowed to elect not to have the tax withheld. This election may be revoked at any time and withholding would begin after that. If you do not give us your taxpayer identification number any payments under the contract will automatically be subject to withholding.

Individual Retirement Annuities (IRAs)

See IRA Disclosure Statement (Appendix A), following.

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Appendix A

IRA Disclosure Statement

This statement is designed to help you understand the requirements of federal tax law which apply to your individual retirement annuity (IRA), your Roth IRA, your simplified employee pension IRA (SEPP-IRA) for employer contributions, your Savings Incentive Match Plan for Employees (SIMPLE) IRA, or to one you purchase for your spouse. You can obtain more information regarding your IRA either from your sales representative or from any district office of the Internal Revenue Service.

Free Look Period

The annuity contract offered by this prospectus gives you the opportunity to revoke the contract within 10 days after you receive it (or a longer period as may be required by your state law) and for IRAs, get a refund of the greater of your purchase payments or the current contract value if you exercise your free look. Any purchase payments in these states to be allocated to variable Funds may first be allocated to the Money Market Portfolio until the end of the free look period. If you are a California resident 60 years old or older and at the time you apply for your contract you elect to receive a return of your purchase payments if you exercise your free look, any purchase payments to be allocated to variable Funds will first be allocated to the Money Market Portfolio until the end of the free look period. We deem you to receive the contract and the free look period to begin five days after we mail your contract to you. This is a more liberal provision than is required in connection with IRAs. To exercise this “free-look” provision, you must return the contract to us within the free look period. We must receive your contract at our home office by 4:00 p.m. Eastern time on the last day of the free look period.

Eligibility Requirements

IRAs are intended for all persons with earned compensation whether or not they are covered under other retirement programs. Additionally if you have a non-working spouse (and you file a joint tax return), you may establish an IRA on behalf of your non-working spouse. A working spouse may establish his or her own IRA. A divorced spouse receiving taxable alimony (and no other income) may also establish an IRA.

Contributions and Deductions

Contributions to a traditional IRA will be deductible if you are not an “active participant” in an employer maintained qualified retirement plan or if you have Adjusted Gross Income which does not exceed the “applicable dollar limit”. For a single taxpayer, the applicable dollar limitation is $55,000 in 2009, with the amount of IRA contribution which may be deducted reduced proportionately for Adjusted Gross Income between $55,000 and $65,000. For married couples filing jointly, the applicable dollar limitation is $89,000, with the amount of IRA contribution which may be deducted reduced proportionately for Adjusted Gross Income between $89,000-$109,000. There is no deduction allowed for IRA contributions when Adjusted Gross Income reaches $65,000 for individuals and $109,000 for married couples filing jointly. IRA contributions must be made by no later than the time you file your income tax return for that year. Special limits apply for the non-active participant spouse where a joint return is filed with an active participant.

The IRA maximum annual contribution and the associated tax deduction is limited to the lesser of: (1) $5,000 in 2009 or (2) 100% of your earned compensation. Those age 50 or older may make an additional IRA contribution of $1,000 per year in 2009. Contributions in excess of the limits may be subject to penalty. See below.

The maximum tax deductible annual contribution that a divorced spouse with no other income may make to an IRA is the lesser of (1) $5,000 or (2) 100% of taxable alimony.

Contributions made by your employer to your SEPP-IRA are excludable from your gross income for tax purposes in the calendar year for which the amount is contributed. Certain employees who participate in a SEPP-IRA will be entitled to elect to have their employer make contributions to their SEPP-IRA on their behalf or to receive the

51

contributions in cash. If the employee elects to have contributions made on the employee’s behalf to the SEPP, those funds are not treated as current taxable income to the employee. Salary-reduction SEPP-IRAs (also called “SARSEPs”) are available only if at least 50% of the employees elect to have amounts contributed to the SEPP-IRA and if the employer has 25 or fewer employees at all times during the preceding year. New salary-reduction SAR SEPPs may no longer be established. Elective deferrals under a salary-reduction SEPP-IRA are subject to an inflation-adjusted limit which is $16,500 for 2009.

Under a SEPP-IRA agreement, the maximum annual contribution which your employer may make on your behalf to a SEPP-IRA contract which is excludable from your income is the lesser of 100% of your salary or $49,000. An employee who is a participant in a SEPP-IRA agreement may make after-tax contributions to the SEPP-IRA contract, subject to the contribution limits applicable to IRAs in general. Those employee contributions will be deductible subject to the deductibility rules described above. The Internal Revenue Service reviewed the format of your SEPP-IRA and issued an opinion letter to us stating that it qualifies as a prototype SEPP-IRA.

If you or your employer should contribute more than the maximum contribution amount to your IRA or SEPP-IRA, the excess amount will be considered an “excess contribution”. You may withdraw an excess contribution from your IRA (or SEPP-IRA) before your tax filing date without adverse tax consequences. If, however, you fail to withdraw any such excess contribution before your tax filing date, a 6% excise tax will be imposed on the excess for the tax year of contribution.

Once the 6% excise tax has been imposed, an additional 6% penalty for the following tax year can be avoided if the excess is (1) withdrawn before the end of the following year, or (2) treated as a current contribution for the following year. (See Premature Distributions for penalties imposed on withdrawal when the contribution exceeds $5,000).

An individual retirement annuity must be an annuity contract. In our opinion, the optional additional death benefits available under the contract are part of the annuity contract. There is a risk, however, that the Internal Revenue Service would take the position that one or more of the optional additional death benefits are not part of the annuity contract. In such a case, the charges for the optional additional death benefits would be considered distributions from the IRA and would be subject to tax, including penalty taxes. The charges for the optional additional death benefits would not be deductible. It is possible that the IRS could determine that optional death proceeds in excess of the greater of the contract value or net purchase payments are taxable to your beneficiary. Should the IRS so rule, we may have to tax report such excess death benefits as taxable income to your beneficiary. If the IRS were to take such a position, we would take all reasonable steps to avoid this result, including the right to amend the contract, with appropriate notice to you.

The contracts are not eligible for use in Puerto Rico IRAs.

IRA for Non-working Spouse

If you establish an IRA for yourself, you may also be eligible to establish an IRA for your “non-working” spouse. In order to be eligible to establish such a spousal IRA, you must file a joint tax return with your spouse and if your non-working spouse has compensation, his/her compensation must be less than your compensation for the year. Contributions of up to $10,000 may be made to the two IRAs if the combined compensation of you and your spouse is at least equal to the amount contributed. If requirements for deductibility (including income levels) are met, you will be able to deduct an amount equal to the least of (i) the amount contributed to the IRA’s; (ii) $10,000; or (iii) 100% of your combined gross income.

Contributions in excess of the contribution limits may be subject to penalty. See above under “Contributions and Deductions”. If you contribute more than the allowable amount, the excess portion will be considered an excess contribution. The rules for correcting it are the same as discussed above for regular IRAs.

Other than the items mentioned in this section, all of the requirements generally applicable to IRAs are also applicable to IRAs established for non-working spouses.

52

Rollover Contribution

Once every year, you may move any portion of the value of your IRA (or SEPP-IRA) to another IRA. Withdrawals may also be made from other IRAs and contributed to this contract. This transfer of funds from one IRA to another is called a “rollover” IRA. To qualify as a rollover contribution, the entire portion of the withdrawal must be reinvested in another IRA within 60 days after the date it is received. You are not allowed a tax-deduction for the amount of any rollover contribution.

A similar type of rollover to an IRA can be made with the proceeds of a qualified distribution from a qualified retirement plan or tax-sheltered annuity. Properly made, such a distribution will not be taxable until you receive payments from the IRA created with it. You may later roll over such a contribution to another qualified retirement plan. (You may roll less than all of a qualified distribution into an IRA, but any part of it not rolled over will be currently includable in your income without any capital gains treatment.)

Premature Distributions

At no time can an interest in your IRA (or SEPP-IRA) be forfeited. The federal tax law does not permit you to use your IRA (or SEPP-IRA) as security for a loan. Furthermore, as a general rule, you may not sell or assign your interest in your IRA (or SEPP-IRA) to anyone. Use of an IRA (or SEPP-IRA) as security or assignment of it to another will invalidate the entire annuity. It then will be includable in your income in the year it is invalidated and will be subject to a 10% penalty tax if you are not at least age 59 1/2 or totally disabled. (You may, however, assign your IRA (or SEPP-IRA) without penalty to your former spouse in accordance with the terms of a divorce decree.)

You may withdraw part of the value of your IRA (or SEPP-IRA). If a withdrawal does not qualify as a rollover, the amount withdrawn will be includable in your income and subject to the 10% penalty if you are not at least age 59 1/2 or totally disabled or the withdrawal meets the requirements of another exception contained in the Code unless you comply with special rules requiring distributions to be made at least annually over your life expectancy.

The 10% penalty tax does not apply to the withdrawal of an excess contribution as long as the excess is withdrawn before the due date of your tax return. Withdrawals of excess contributions after the due date of your tax return will generally be subject to the 10% penalty unless the excess contribution results from erroneous information from a plan trustee making an excess rollover contribution or unless you are over age 59 1/2 or are disabled.

Distribution at Retirement

Once you have attained age 59 1/2 (or have become totally disabled), you may elect to receive a distribution of your IRA (or SEPP-IRA) regardless of when you actually retire. You may elect to receive the distribution in either one sum or under any one of the periodic payment options available under the contract. The distributions from your IRA under any one of the periodic payment options or in one sum will be treated as ordinary income as you receive them unless nondeductible contributions were made to the IRA. In that case, only earnings will be income.

Inadequate Distributions — 50% Tax

Your IRA or SEPP-IRA is intended to provide retirement benefits over your lifetime. Thus, federal law requires that you either (1) receive a lump-sum distribution of your IRA by April 1 of the year following the year in which you attain age 70 1/2 or (2) start to receive periodic payments by that date. If you elect to receive periodic payments, those payments must be sufficient to pay out the entire value of your IRA during your life expectancy (or over the joint life expectancies of you and your spouse). If the payments are not sufficient to meet these requirements, an excise tax of 50% will be imposed on the amount of any underpayment.

Death Benefits

If you, (or your surviving spouse) die before starting required minimum distributions or receiving the entire value of your IRA (or SEPP-IRA), the remaining interest must be distributed to your beneficiary (or your surviving spouse’s beneficiary) in one lump-sum within 5 years of death, or applied to purchase an immediate annuity for

53

the beneficiary. This annuity must be payable over the life expectancy of the beneficiary beginning within one year after your or your spouse’s death. If your spouse is the designated beneficiary, he or she is treated as the owner of the IRA. If minimum required distributions have begun at the time of your death, the entire amount must be distributed over a period of time not exceeding your beneficiary’s life expectancy. A distribution of the balance of your IRA upon your death will not be considered a gift for federal tax purposes, but will be included in your gross estate for purposes of federal estate taxes.

Roth IRAs

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a “Roth IRA.” Contributions may be made to a Roth IRA by taxpayers with adjusted gross incomes of less than $176,000 for married individuals filing jointly and less than $120,000 for single individuals. Married individuals filing separately are not eligible to contribute to a Roth IRA. The maximum amount of contributions allowable for any taxable year to all Roth IRAs maintained by an individual is generally the same as the contribution limits for traditional IRAs (the limit is phased out for incomes between $166,000 and $176,000 for married and between $105,000 and $120,000 for singles). The contribution limit is reduced by the amount of any contributions made to a non-Roth IRA. Contributions to a Roth IRA are not deductible. Catch up contributions are available for persons age 50 or older.

For taxpayers with adjusted gross income of $100,000 or less, all or part of amounts in a non-Roth IRA may be converted, transferred or rolled over to a Roth IRA. Some or all of the IRA value will typically be includable in the taxpayer’s gross income. Provided a rollover contribution meets the requirements for IRAs under Section 408(d)(3) of the Code, a rollover may be made from a Roth IRA to another Roth IRA.

Under some circumstances, it may not be advisable to roll over, transfer or convert all or part of a non-Roth IRA to a Roth IRA. Persons considering a rollover, transfer or conversion should consult their own tax advisor.

“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner’s death; (c) due to the owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer or conversion was made from a non-Roth IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a non-Roth IRA.

Distributions from a Roth IRA need not commence at age 70 1/2. However, if the owner dies before the entire interest in a Roth IRA is distributed, any remaining interest in the contract must be distributed by December 31 of the calendar year containing the fifth anniversary of the owner’s death subject to certain exceptions.

Savings Incentive Match Plan for Employees (SIMPLE)

An employer may sponsor a plan allowing for employee salary deferral contributions with an additional employer contribution. SIMPLE plans may operate as a 401(k) or an IRA. Limits for employee contributions to a SIMPLE are $11,500 in 2009. Employees age 50 and older may contribute an additional $2,500 in 2009. Distributions from a SIMPLE are subject to restrictions similar to distributions from a traditional IRA. Additional terms of your SIMPLE are in a summary plan description distributed by your employer.

54

Reporting to the IRS

Whenever you are liable for one of the penalty taxes discussed above (6% for excess contributions, 10% for premature distributions or 50% for underpayments), you must file Form 5329 with the Internal Revenue Service. The form is to be attached to your federal income tax return for the tax year in which the penalty applies. Normal contributions and distributions must be shown on your income tax return for the year to which they relate.

Illustration of IRA Fixed Accumulations

	$1,000	$1,000		$1,000	$1,000
	Annual	One Time		Annual	One Time
Year	Contribution	Contribution	Year	Contribution	Contribution

1	$1,020.00	$1,020.00	36	$53,034.25	$2,039.87
2	$2,060.40	$1,040.40	37	$55,114.94	$2,080.67
3	$3,121.61	$1,061.21	38	$57,237.24	$2,122.28
4	$4,204.04	$1,082.43	39	$59,401.98	$2,164.73
5	$5,308.12	$1,104.08	40	$61,610.02	$2,208.02
6	$6,434.28	$1,126.16	41	$63,862.22	$2,252.18
7	$7,582.97	$1,148.68	42	$66,159.47	$2,297.22
8	$8,754.63	$1,171.65	43	$68,502.66	$2,343.16
9	$9,949.72	$1,195.08	44	$70,892.71	$2,390.02
10	$11,168.71	$1,218.98	45	$73,330.56	$2,437.82
11	$12,412.09	$1,243.36	46	$75,817.18	$2,486.58
12	$13,680.33	$1,268.23	47	$78,353.52	$2,536.31
13	$14,973.94	$1,293.59	48	$80,940.59	$2,587.04
14	$16,293.42	$1,319.46	49	$83,579.40	$2,638.78
15	$17,639.28	$1,345.85	50	$86,270.99	$2,691.56
16	$19,012.07	$1,372.77	51	$89,016.41	$2,745.39
17	$20,412.31	$1,400.23	52	$91,816.74	$2,800.30
18	$21,840.56	$1,428.23	53	$94,673.07	$2,856.31
19	$23,297.37	$1,456.79	54	$97,586.53	$2,913.44
20	$24,783.32	$1,485.93	55	$100,558.26	$2,971.71
21	$26,298.98	$1,515.65	56	$103,589.43	$3,031.14
22	$27,844.96	$1,545.96	57	$106,681.22	$3,091.76
23	$29,421.86	$1,576.88	58	$109,834.84	$3,153.60
24	$31,030.30	$1,608.42	59	$113,051.54	$3,216.67
25	$32,670.91	$1,640.59	60	$116,332.57	$3,281.00
26	$34,344.32	$1,673.40	61	$119,679.22	$3,346.62
27	$36,051.21	$1,706.87	62	$123,092.81	$3,413.55
28	$37,792.23	$1,741.01	63	$126,574.66	$3,481.82
29	$39,568.08	$1,775.83	64	$130,126.16	$3,551.46
30	$41,379.44	$1,811.35	65	$133,748.68	$3,622.49
31	$43,227.03	$1,847.58	66	$137,443.65	$3,694.94
32	$45,111.57	$1,884.53	67	$141,212.53	$3,768.84
33	$47,033.80	$1,922.22	68	$145,056.78	$3,844.22
34	$48,994.48	$1,960.66	69	$148,977.91	$3,921.10
35	$50,994.37	$1,999.87	70	$152,977.47	$3,999.52

Neither the values, nor any earnings on the values in this variable annuity policy are guaranteed. To the extent that amounts are invested in the Fixed Accumulation Account of the insurer, the principal is guaranteed as well as interest at the guaranteed rate contained in the policy. For purposes of this projection, an annual earnings rate of 2% has been assumed.

55

Statement of Additional Information Contents

Ohio National Life
Custodian
Independent Registered Public Accounting Firm
Underwriter
Calculation of Money Market Yield
Total Return
Financial Statements

1940 Act File Number 811-1978
1933 Act File Number

56

Ohio National Variable Account A
of
The Ohio National Life Insurance Company
One Financial Way
Montgomery, Ohio 45242
Telephone 800-366-6654
Statement of Additional Information
[ DATE ]
This Statement of Additional Information is not a prospectus. Read it along with the prospectus for Ohio National Variable Account A (“VAA”) flexible purchase payment individual variable annuity contracts dated [ DATE ]. To get a free copy of the prospectus for VAA, write or call us at the above address.

Ohio National Life	2

Custodian	2
Independent Registered Public Accounting Firm	2
Underwriter	2
Calculation of Money Market Yield	3
Total Return	3
Financial Statements	4

“Oncore Flex II VA”

Ohio National Life
The Ohio National Life Insurance Company was organized under the laws of Ohio on September 9, 1909. We write life, accident and health insurance and annuities in 47 states, the District of Columbia and Puerto Rico. Currently we have assets of approximately $16 billion and equity of approximately $1.2 billion. Our home office is located at One Financial Way, Montgomery, Ohio 45242. We are a stock life insurance company ultimately wholly-owned by Ohio National Financial Services, Inc., which is wholly-owned by a mutual insurance holding company (Ohio National Mutual Holdings, Inc.). Our policyholders own the holding company.
Custodian
The Ohio National Life Insurance Company, the depositor, One Financial Way, Montgomery, Ohio 45242, holds custody of VAA’s assets.
Independent Registered Public Accounting Firm
The financial statements of Ohio National Variable Account A and the consolidated financial statements and schedules of The Ohio National Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio, 43215.
Underwriter
We offer the contracts continuously. The principal underwriter of the contracts is Ohio National Equities, Inc. (“ONEQ”), a wholly-owned subsidiary of ours. The aggregate amount of commissions paid to ONEQ for contracts issued by VAA, and the amounts retained by ONEQ, for each of the last three years have been:

	Aggregate	Retained
Year	Commissions	Commissions
2008	$104,098,342	$19,487,825
2007	$117,751,720	$22,706,307
2006	$80,123,822	$13,243,555

2

Calculation of Money Market Yield
The annualized current yield of the Money Market subaccount is calculated by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one Money Market accumulation unit at the beginning of the seven-day period, subtracting a hypothetical charge reflecting deductions from the contract, and dividing the difference by the beginning value to obtain the seven-day return, and multiplying the difference by 365/7 (or 366/7 during a leap year). The result is rounded to the nearest hundredth of one percent.
Total Return
The average annual compounded rate of return for a contract for each subaccount over a given period is found by equating the initial amount invested to the ending redeemable value using the following formula:
P(1 + T)(exponent n) = ERV

where:	P = a hypothetical initial payment of $1,000,
T = the average annual total return,
n = the number of years, and
ERV = the ending redeemable value of a hypothetical $1,000
beginning-of-period payment at the end of the period
(or fractional portion thereof).
We will up-date standardized total return data based upon Fund performance in the subaccounts within 30 days after each calendar quarter.
In addition, we may present non-standardized total return data, using the above formula but based upon Fund performance before the date we first offered this series of contracts May 1, 1998. This will be presented as if the same charges and deductions applying to these contracts had been in effect from the inception of each Fund. Note that, for purposes of these calculations, we do not include the $30 annual contract administration charge as a percentage of contract value. There is no annual contract administration charge for contracts over $50,000. The effect of that charge on contracts with total value less than $50,000 would be to reduce the total returns. The returns do not reflect any additional charges for optional additional benefit riders. If those charges were to apply, the returns below would be decreased accordingly.

3

THE OHIO NATIONAL LIFE INSURANCE COMPANY
AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Financial Statements
December 31, 2008 and 2007
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
The Ohio National Life Insurance Company:
We have audited the accompanying consolidated balance sheets of The Ohio National Life Insurance Company (a wholly owned subsidiary of Ohio National Financial Services, Inc.) and subsidiaries (collectively, the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we have also audited financial statement schedules I, III, IV, and V. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Ohio National Life Insurance Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
/s/  KPMG LLP
Columbus, Ohio
April 29, 2009

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Balance Sheets
December 31, 2008 and 2007
(Dollars in thousands, except share amounts)

	2008	2007
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity	$4,785,062	4,846,526
Fixed maturity securities on loan	—	850,243
Equity securities	28,903	19,815
Fixed maturity held-to-maturity securities, at amortized cost	735,134	680,095
Trading securities, at fair value:
Fixed maturity	2,850	4,794
Equity securities	4,972	8,623
Mortgage loans on real estate, net	1,359,015	1,302,890
Real estate, net	4,299	4,509
Policy loans	266,630	242,682
Other long-term investments	17,926	5,688
Short-term investments securities lending collateral	—	868,348
Short-term investments	264,554	—

Total investments	7,469,345	8,834,213

Cash	266,402	19,481
Accrued investment income	87,247	89,172
Deferred policy acquisition costs	1,201,525	1,019,795
Reinsurance recoverable	1,545,773	1,353,512
Other assets	75,483	66,609
Goodwill and intangible assets	755	755
Federal income tax recoverable	42,178	—
Assets held in separate accounts	5,672,490	7,272,457

Total assets	$16,361,198	18,655,994

Liabilities and Stockholder’s Equity

Future policy benefits and claims	$9,078,030	8,609,004
Policyholders’ dividend accumulations	51,231	52,955
Other policyholder funds	12,260	39,281
Notes payable (net of unamortized discount of $642 in 2008 and $678 in 2007)	105,358	105,322
Federal income taxes:
Current	—	1,083
Deferred	4,577	96,361
Payables for securities lending collateral	—	868,348
Other liabilities	201,199	185,639
Liabilities related to separate accounts	5,672,490	7,272,457

Total liabilities	15,125,145	17,230,450

Commitments and contingencies

Stockholder’s equity:
Class A common stock, $1 par value. Authorized, issued, and outstanding 10,000,000 shares	10,000	10,000
Additional paid-in capital	187,273	162,939
Accumulated other comprehensive (loss) income	(272,847)	18,039

Retained earnings	1,311,627	1,234,566

Total stockholder’s equity	1,236,053	1,425,544

Total liabilities and stockholder’s equity	$16,361,198	18,655,994

See accompanying notes to consolidated financial statements.

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Statements of Income
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006
Revenues:
Traditional life insurance premiums	$239,833	235,121	209,290
Annuity premiums and charges	109,465	88,435	69,548
Universal life policy charges	112,663	100,204	92,748
Accident and health insurance premiums	19,830	19,924	19,614
Investment management fees	7,688	9,270	7,620
Change in value of trading securities	(3,625)	422	399
Change in value of reinsurance derivatives	—	—	63
Net investment income	514,608	524,829	543,070
Net realized losses on investments	(131,523)	(4,439)	(14,613)
Other income	61,977	66,703	48,896

	930,916	1,040,469	976,635

Benefits and expenses:
Benefits and claims	314,265	544,296	538,823
Provision for policyholders’ dividends on participating policies	40,720	35,023	34,271
Amortization of deferred policy acquisition costs, excluding impact of realized gains (losses)	222,168	105,551	111,063
Amortization of deferred policy acquisition costs due to realized (losses) gains	(11,373)	(678)	2,606
Other operating costs and expenses	155,976	152,357	128,246

	721,756	836,549	815,009

Income before income taxes	209,160	203,920	161,626

Income taxes:
Current (benefit) expense	(10,582)	49,784	45,650
Deferred expense	80,681	15,916	8,653

	70,099	65,700	54,303

Net income	$139,061	138,220	107,323

See accompanying notes to consolidated financial statements.

3

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Statements of Changes in Stockholder’s Equity
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

			Accumulated
	Class A	Additional	other		Total
	common	paid-in	comprehensive	Retained	stockholder’s
	stock	capital	(loss) income	earnings	equity
Balance, December 31, 2005	$10,000	162,939	103,862	1,068,023	1,344,824

Dividends to stockholder	—	—	—	(30,000)	(30,000)

Comprehensive income:
Net income	—	—	—	107,323	107,323
Other comprehensive loss	—	—	(47,990)	—	(47,990)

Total comprehensive income					59,333

Balance, December 31, 2006	10,000	162,939	55,872	1,145,346	1,374,157

Dividends to stockholder	—	—	—	(49,000)	(49,000)

Comprehensive income:
Net income	—	—	—	138,220	138,220
Other comprehensive loss	—	—	(35,973)	—	(35,973)

Total comprehensive income					102,247
SFAS 158 pension adjustment, net of federal income tax of $1,001	—	—	(1,860)	—	(1,860)

Balance, December 31, 2007	10,000	162,939	18,039	1,234,566	1,425,544

Capital contribution from parent	—	24,334	—	—	24,334

Dividends to stockholder	—	—	—	(62,000)	(62,000)

Comprehensive loss:
Net income	—	—	—	139,061	139,061
Other comprehensive loss	—	—	(290,886)	—	(290,886)

Total comprehensive loss					(151,825)

Balance, December 31, 2008	$10,000	187,273	(272,847)	1,311,627	1,236,053

See accompanying notes to consolidated financial statements.

4

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income	$139,061	138,220	107,323
Adjustments to reconcile net income to net cash provided by operating activities:
Proceeds from sales/maturities of fixed maturity trading securities	2,517	124	1,945
Cost of fixed maturity trading securities acquired	(997)	—	(486)
Cost of equity securities trading securities acquired	—	(6,315)	—
Interest credited to policyholder account values	271,313	279,170	293,077
Universal life and investment-type product policy fees	(146,617)	(120,178)	(94,465)
Capitalization of deferred policy acquisition costs	(221,041)	(229,141)	(191,910)
Amortization of deferred policy acquisition costs	210,795	104,873	113,669
Amortization and depreciation	3,214	2,389	1,953
Net realized losses on investments	131,523	4,439	14,613
Change in value of trading securities	3,625	(422)	(399)
Deferred federal income tax expense	80,681	15,916	8,653
Change in value of reinsurance derivatives	—	—	(63)
Decrease in accrued investment income	1,925	3,306	3,538
Increase in other assets	(375,799)	(45,697)	(32,340)
Increase in policyholder liabilities	288,677	173,537	150,720
Decrease in policyholders’ dividend accumulations and other funds	(28,745)	(3,814)	(1,577)
(Decrease) increase in federal income tax payable	(43,261)	(3,890)	9,212
Increase (decrease) in other liabilities	22,560	14,108	(11,049)
Other, net	12,855	(4,639)	6,719

Net cash provided by operating activities	352,286	321,986	379,133

Cash flows from investing activities:
Proceeds from maturity of fixed maturity available-for-sale securities	60,110	32,406	15,300
Proceeds from sale of fixed maturity available-for-sale securities	546,386	491,620	602,901
Proceeds from sale of available-for-sale equity securities	—	11,214	14,287
Proceeds from maturity of fixed maturity held-to-maturity securities	69,701	80,694	90,145
Proceeds from repayment of mortgage loans on real estate	129,576	156,797	199,707
Proceeds from sale of real estate	347	855	1,111
Cost of fixed maturity available-for-sale securities acquired	(498,341)	(297,027)	(386,150)
Cost of available-for-sale equity securities acquired	(9,136)	(5,743)	(14,051)
Cost of fixed maturity held-to-maturity securities acquired	(133,027)	(103,994)	(18,000)
Cost of mortgage loans on real estate acquired	(186,019)	(188,115)	(207,021)
Cost of real estate acquired	(562)	(855)	(566)
Change in payables for securities lending collateral, net	(868,348)	(267,074)	539,280
Net increase in short-term investments	(264,554)	—	—
Change in policy loans, net	(23,948)	(25,979)	(21,461)
Change in other invested assets, net	2,064	13,507	(2,387)

Net cash (used in) provided by investing activities	(1,175,751)	(101,694)	813,095

Cash flows from financing activities:
Universal life and investment product account deposits	2,786,556	2,803,028	2,177,981
Universal life and investment product account withdrawals	(2,525,518)	(3,258,626)	(2,847,707)
Capital contribution from parent	10,000	—	—
Dividends paid to parent	(69,000)	(42,000)	(30,000)

Net cash provided by (used in) financing activities	202,038	(497,598)	(699,726)

Net (decrease) increase in cash and cash equivalents	(621,427)	(277,306)	492,502

Cash and cash equivalents, beginning of year	887,829	1,165,135	672,633

Cash and cash equivalents, end of year	$266,402	887,829	1,165,135

Supplemental disclosures:
Income taxes paid	$31,089	52,069	35,935
Interest paid on notes payable	8,348	8,261	8,000
Non-cash capital contribution from parent in the form of other long-term investments	14,334	—	—
See accompanying notes to consolidated financial statements.

5

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(1)	Organization, Consolidation Policy, and Business Description

The Ohio National Life Insurance Company (ONLIC) is a stock life insurance company. Ohio National Life Assurance Corporation (ONLAC) is a wholly owned stock life insurance subsidiary included in the consolidated financial statements. ONLIC also owns approximately 80.5% of National Security Life and Annuity Company (NSLAC). Security Mutual Life Insurance Company of New York (SML) owns the remaining interest of NSLAC. NSLAC was previously owned by SMON Holdings, Inc. (SMON) and ONLIC owned a 51% interest in SMON with the remainder owned by SML. On February 17, 2007, the board of directors and stockholders (ONLIC and SML) of SMON authorized the dissolution of SMON and the transfer of NSLAC’s shares to the former stockholders of SMON in proportion to the stockholders’ interest in SMON at the time of SMON’s dissolution. On March 30, 2007, ONLIC and SML entered into a stock purchase agreement for ONLIC to purchase an additional 2,927 shares of NSLAC from SML for $6,000, thereby increasing ONLIC’s holdings in NSLAC to approximately 80.5% and decreasing SML’s holdings to approximately 19.5%. Effective December 19, 2008, Montgomery Re, Inc. (MONT) was formed as a special purpose financial captive life insurance company. All outstanding shares of MONT’s common stock are wholly owned by ONLIC.

ONLIC and its subsidiaries are collectively referred to as the “Company”. All significant intercompany accounts and transactions have been eliminated in consolidation.

On February 12, 1998, ONLIC’s Board of Directors approved a plan of reorganization (Reorganization) for the Company under the provision of Sections 3913.25 to 3913.38 of the Ohio Revised Code relating to mutual insurance holding companies. The Reorganization was approved by the Company’s policyholders and by the Ohio Department of Insurance (Department) and became effective on August 1, 1998 (Effective Date). As part of the Reorganization (see note 2(n)), ONLIC became a stock company 100% owned by ONFS. ONFS is 100% owned by Ohio National Mutual Holdings, Inc. (ONMH), an Ohio mutual holding company.

ONLIC and ONLAC are life and health insurers licensed in 47 states, the District of Columbia and Puerto Rico. ONLIC and ONLAC offer a full range of life, health, and annuity products through independent agents and other distribution channels and are subject to competition from other insurers throughout the United States. NSLAC is licensed in 17 states and the District of Columbia and markets a portfolio of variable annuity products. ONLIC, ONLAC and NSLAC are subject to regulation by the insurance departments of states in which it is licensed and undergoes periodic examinations by those departments.

The following is a description of the most significant risks facing life and health insurers:
Legal/Regulatory Risk is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to protect or benefit policyholders that reduce insurer profits, new legal theories or insurance company insolvencies (through guaranty fund assessments) may create costs for the insurer beyond those recorded in the consolidated financial statements.
(Continued)

6

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Credit Risk is the risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay.
Interest Rate Risk is the risk that interest rates will change and cause a decrease in the value of an insurer’s investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.
Concentration Risk is the risk that arises from the Company’s reliance upon certain key business relationships. As a result of significant fixed annuity sales, two types of concentration risk have arisen. First, the distribution of these products is highly concentrated among a few key institutional producers. The Company’s largest distributor of fixed annuities contributed approximately 42% of total fixed annuity deposits in 2008 and approximately 20% of total fixed annuity deposits in 2007.
Based on policyholder account balances, the Company’s largest distributor accounted for approximately 38% and 47% of total fixed annuity reserves as of December 31, 2008 and 2007, respectively. It is possible that a change in the Company’s relationship with this distributor could result in the loss of existing business and a large outflow of the Company’s general account assets along with the subsequent loss of the investment spread earned on those assets.
Reinsurance Risk is the risk that the Company will experience a decline in the availability of financially stable reinsurers for its ongoing business needs. The Company has entered into reinsurance contracts to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts include ceded reserves, paid and unpaid claims, and certain other amounts, which totaled $1,545,773 and $1,353,512 as of December 31, 2008 and 2007, respectively. The ceding of risk does not discharge the Company, as the original insurer, from its primary obligation to the contract holder. Under the terms of the annuity coinsurance contracts, trusts have been established as collateral for the recoveries. The trust assets are invested in investment grade securities, the treaty value of which must at all times be greater than or equal to 103% of the reinsured reserves, as outlined in each of the underlying treaties. Generally, treaty value is defined as amortized cost. However, for any bond that falls below investment grade, treaty value is defined as fair value.
Equity Market Risk is the risk of loss due to declines in the equity markets that the Company participates in. The Company’s primary equity risk relates to the Company’s individual variable annuity contracts which offer guaranteed riders. There are four main types of benefits: guaranteed minimum death benefit (GMDB), guaranteed minimum income benefit (GMIB), guaranteed minimum account benefit (GMAB) and guaranteed minimum withdrawal benefit (GMWB). The GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount. The specified amount may be based on the premiums paid, a contract value on a specified anniversary date or premiums paid increased by an annual interest rate factor, all of which are adjusted for amounts withdrawn. A decline in the stock market causing the contract value to fall
(Continued)

7

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
below this specified amount, which varies from contract to contract, will increase the net amount at risk (the GMDB in excess of the contract value), which could result in additional GMDB claims. The GMIB provides a benefit if the annuitant elects to receive an annuitization benefit after a ten year window from rider issue. The annuitization base is equal to premiums less withdrawals rolled up at 6% annually. The GMAB provides a benefit of return of premium (less withdrawals) at the end of ten years. The GMWB is similar to the GMAB except the policyholder is allowed to make periodic withdrawals instead of waiting for the benefit in a lump sum at the end of ten years. We will refer to the total of these four classes as the G reserves.
As of December 31, 2008, direct G reserves were $81.9 million, ceded G reserves were $302.4 million and net G reserves were $(220.5) million. As of December 31, 2007, direct G reserves were $20.7 million, ceded G reserves were $10.4 million and net G reserves were $10.3 million.
The total amount at risk under GMDB guarantees is determined by comparing each contract’s account value at the end of the year to the GMDB amount. The total amount at risk under GMDB features as of December 31, 2008 was $1,892 million, of which $1,113 million was reinsured, with a net amount at risk of $779 million. The total amount at risk under GMDB features as of December 31, 2007 was $89 million, of which $65 million was reinsured, with a net amount at risk of $24 million. All Separate Account assets associated with these contracts are invested in shares of various mutual funds offered by the Company and its sub advisors. The weighted averaged attained age of GMDB contract holders was 64 as of December 31, 2008 and 2007.
The total amount at risk under GMIB guarantees is determined by comparing each contract’s account value at the end of the year to the GMIB amount. The total amount at risk under GMIB features as of December 31, 2008 was $1,890 million, of which $1,689 million was reinsured with a non-affiliated reinsurer and $179 million was reinsured with Sycamore Re, wholly owned subsidiary of ONFS, with a net amount at risk of $22 million. The total amount at risk under GMIB features as of December 31, 2007 was $55.4 million, of which $55.4 million was reinsured with a non-affiliated reinsurer. All Separate Account assets associated with these contracts are invested in shares of various mutual funds offered by the Company and its sub advisors. The weighted averaged attained age of GMIB contract holders was 62 as of December 31, 2008 and 2007.
The total amount at risk under GMAB and GMWB guarantees is determined by comparing each contract’s account value at the end of the year to the GMAB and GMWB amount. The total amount at risk under GMAB and GMWB features as of December 31, 2008 was $55.6 million, of which $0 was reinsured, with a net amount at risk of $55.6 million. The total amount at risk under GMAB and GMWB features as of December 31, 2007 was $0.2 million, of which $0 was reinsured, with a net amount at risk of $0.2 million. All Separate Account assets associated with these contracts are invested in shares of various mutual funds offered by the Company and its sub advisors. The weighted averaged attained age of GMAB and GMWB contract holders was 63 and 62 as of December 31, 2008 and 2007, respectively.
(Continued)

8

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
A significant source of revenues for the Company is derived from asset fees, which are calculated as a percentage of Separate Account assets. Thus, losses in the equity markets, unless offset by additional sales of variable products, will result in corresponding decreases in Separate Account assets and asset fee revenue.
(2)	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), which differ from statutory accounting practices prescribed or permitted by regulatory authorities (see note 3).
(a)	Valuation of Investments, Related Gains and Losses, and Investment Income

Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities related to the Company’s funds withheld reinsurance arrangements are classified as trading and are stated at fair value, with the unrealized gains and losses included in the accompanying consolidated statements of income. The mutual fund shares that comprise Separate Account seed money are classified as general account trading equity securities and stated at fair value, with the unrealized gains and losses included in the accompanying consolidated statements of income. Fixed maturity securities not classified as held-to-maturity or trading and all other equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs, future policy benefits and claims and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in stockholder’s equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized gains been realized and the proceeds reinvested at then current market interest rates, which were lower than the current existing effective portfolio rate.

Policy loans are stated at unpaid principal balances. Interest income on such loans is recorded as earned using the contractually agreed upon interest rate. Generally, interest is capitalized on the policy’s anniversary date.

The fair value of fixed maturity and marketable equity securities is generally obtained from independent pricing services based on market quotations. For fixed maturity securities not priced by independent services (generally private placement securities and securities that do not trade regularly), an internally developed pricing model or “internal pricing matrix” is most often used. The internal pricing matrix is developed by obtaining spreads for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the internal matrix are important inputs into the model and
(Continued)

9

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. Additionally, for valuing certain fixed maturity securities with complex cash flows such as certain mortgage-backed and asset-backed securities, management determines the fair value using other modeling techniques, primarily a commercial software application utilized in valuing complex securitized investments with variable cash flows. As of December 31, 2008, 77.9% of the fair values of fixed maturity securities were obtained from independent pricing services, 21.4% from the Company’s pricing matrices and 0.7% from other sources.

For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from actual prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or, at the fair value of the collateral less estimated costs to sell, if the loan is collateral dependent. In addition to the valuation allowance on specific loans, the Company maintains an unallocated allowance for probable losses inherent in the loan portfolio as of the balance sheet date, but not yet specifically identified by loan. Changes in the valuation allowance are recorded in net realized gains and losses. Loans in foreclosure and loans considered to be impaired as of the balance sheet date are placed on nonaccrual status. Interest received on nonaccrual status mortgage loans on real estate are included in net investment income in the period received.

The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by management and reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

Real estate held for company use is carried at cost less accumulated depreciation and valuation allowances. Venture capital partnerships are carried on the equity basis and are included under other long-term investments on the balance sheet.
(Continued)

10

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Realized gains and losses on the sale of investments are determined on the basis of specific security identification on the trade date. Any capital gains occurring in the Closed Block (see note 2(n)) portfolio are offset by increases in the deferred policyholder obligation for that group of policies.

Management regularly reviews its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in fair value of investments. The process involves monitoring market events that could impact issuers’ credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.

At the end of each quarter, all fixed maturity and equity securities are reviewed to determine whether impairments should be recorded. For those fixed maturity securities where fair value is 50% or less of amortized cost for one month or less than 80% of amortized cost for six consecutive months or more, additional analysis is prepared which focuses on each issuer’s ability to service its debts and the length of time and extent the security has been valued below cost. This process includes an assessment of the credit quality of each investment in the entire securities portfolio. Additionally, other circumstances may be identified which cause analysis of individual securities, such as rapid declines in fair value, bankruptcies, and downgrades.

The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the current fair value of the security as compared to cost, (2) the length of time the fair value has been below cost, (3) the financial position of the issuer, including the current and future impact of any specific events, (4) any items specifically pledged to support the credit along with any other security interests or collateral, and (5) the Company’s ability and intent to hold the security to maturity or until it recovers in value. Furthermore, equity securities may experience other-than-temporary impairments based on prospects of recovery in a reasonable period of time.

For securities not subject to Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, as amended by Financial Accounting Standards Board (FASB) Staff Position (FSP) EITF 99-20-1 (EITF 99-20), an other-than-temporary charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is no longer probable that the Company will collect amounts due under the contractual terms of the security.

To the extent the Company determines that a security is deemed to be other-than-temporarily impaired (OTI), the difference between amortized cost and fair value would be charged to income as a realized investment loss, resulting in a permanent reduction to the cost basis of the underlying investment.

In addition to the above, certain securitized financial assets with contractual cash flows, including asset-backed securities, are also reviewed in accordance with EITF 99-20. EITF 99-20 requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair
(Continued)

11

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
value of a securitized financial asset is not greater than or equal to its carrying value based on current information and events, and if it is probable that there has been an adverse change in estimated cash flows since the last revised estimate (considering both timing and amount), then the Company recognizes an other-than-temporary impairment and writes down the investment to fair value.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other-than-temporary. These risks and uncertainties include (1) the risk that the Company’s assessment of an issuer’s ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to the Company’s investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by the Company or changes in other facts and circumstances lead the Company to change its intent to hold the security to maturity or until it recovers in value. Any of these situations are reasonably possible and could result in a charge to income in a future period.

Dividends are recorded on the ex-dividend date and interest is accrued as earned using an effective yield method giving effect to amortization of premiums and accretion of discounts.

(b)	Derivative Instruments

The Company enters into derivative transactions that do not meet the criteria for hedge accounting. The Company does not enter into speculative positions. Although these transactions do not qualify for hedge accounting, or have not been designated in hedging relationships by the Company, they provide the Company with an economic hedge, which is used as part of its overall risk management strategies. For example, the Company may purchase long dated Standard and Poor’s 500 put options for protection in a falling equity market in relation to certain riders that are sold with variable annuity products. Derivative instruments that do not qualify for hedge accounting or are not designated as hedging instruments are carried at fair value in other long-term investments, with changes in fair value recorded in net realized gains (losses) on investments.

Embedded derivatives subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The change in the fair value of derivatives embedded in liabilities and subject to bifurcation is reported in benefits and claims.

(c)	Revenues and Benefits

Traditional Life Insurance Products – Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life, limited-payment life, term life, and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.
(Continued)

12

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Investment Products and Universal Life Insurance Products — Investment products consist primarily of individual and group variable and fixed deferred annuities, annuities without life contingencies and guaranteed investment contracts. Universal life insurance products include universal life, variable universal life, and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, cost of insurance charges, asset fees, policy administration fees, and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based upon the nature of such fees. Cost of insurance charges and policy administrative fees are assessed on a daily, monthly or annual basis, and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include benefits and claims incurred in the period in excess of related policy account balances, maintenance costs, and interest credited to policy account balances.

Accident and Health Insurance Products — Accident and health insurance premiums are recognized as revenue in accordance with the terms of the policies. Policy claims are charged to expense in the period that the claims are incurred.

(d)	Deferred Policy Acquisition Costs and Capitalized Sales Inducements

The recoverable costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new and renewal business have been capitalized as deferred acquisition costs (DAC). DAC is subject to recoverability testing in the year of policy issuance and loss recognition testing at the end of each reporting period. For traditional nonparticipating life insurance products, DAC is amortized with interest over the premium paying period of the related policies in proportion to premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. For traditional participating life insurance products, DAC is amortized in proportion to gross margins of the related policies. Gross margins are determined for each issue year and are equal to premiums plus investment income less death claims, surrender benefits, administrative costs, expected policyholder dividends, and the increase in reserve for future policy benefits.
(Continued)

13

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
For investment and universal life products, DAC is amortized with interest over the lives of the policies in relation to the present value of the estimated future gross profits from projected interest margins, asset fees, cost of insurance charges, policy administration fees, surrender charges, and net realized gains and losses less policy benefits and policy maintenance expenses. DAC for participating life and investment and universal life business is adjusted to reflect the impact of unrealized gains and losses on the related fixed maturity securities available-for-sale (see note 2(a)). The most significant assumptions that are involved in the estimation of future gross profits include future net separate account performance, surrender/lapse rates, interest margins and mortality. The Company’s long-term assumption for net separate account performance is 9.75%, a blend of expected returns from stock, money market and bond funds after deductions for policy charges. If actual net separate account performance varies from the 9.75% assumption, the Company assumes different performance levels over the next three years such that the mean return equals the long-term assumption. This assumption to the estimation of long-term returns is commonly referred to as a reversion to the mean. The assumed net separate account return assumptions used in the DAC models are intended to reflect what is anticipated. The Company’s policy regarding the reversion to the mean process does not permit projected returns to be below (1.64)% or in excess of 14.47% during the three-year reversion period.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment products and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense (DAC unlocking), which could be significant. In general, increases in the estimated general and net separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization. Any resulting DAC unlocking adjustments are reflected currently in the consolidated statements of income.

The Company offers certain sales inducements to contract holders. Sales inducements are product features that enhance the investment yield on a contract. The Company utilizes the following sales inducements: day-one bonuses, which increase the account value at inception, and enhanced yield options which credit interest for a specified period in excess of rates currently being offered for other similar contracts. Sales inducement costs are deferred and amortized using the same methodology and assumptions used to amortize capitalized acquisition costs.

(e)	Separate Accounts

Separate Account assets and liabilities represent contract holders’ funds, which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value based primarily on market quotations of the underlying securities. The investment income and gains or losses of these accounts accrue directly to the contract holders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives for administrative services and risks assumed and the activity related to
(Continued)

14

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
guaranteed contracts, which are riders to existing variable annuity contracts. Separate Account seed money is recorded as a trading security.

(f)	Future Policy Benefits

The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical ailment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). The methods used in determining the liability for unpaid losses and future policy benefits are standard actuarial methods recognized by the American Academy of Actuaries.

Future policy benefits for traditional life insurance policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields, and withdrawals which were used or which were being experienced at the time the policies were issued (see note 8).

Future policy benefits for investment products in the accumulation phase, universal life insurance products and variable universal life insurance products have been calculated based on participants’ contributions plus interest credited less applicable contract charges (see note 8).

Future policy benefits for payout annuities have been calculated using the present value of future benefits and maintenance costs discounted using varying interest rates (see note 8).

The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contract holder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contract holders. In 1998 the Company began offering policies with a minimum guaranteed death benefit that is adjusted every three or six years to the current account value adjusted for withdrawals on a pro rata basis. Also during 1998, the Company introduced a minimum guaranteed death benefit equal to premiums paid less withdrawals. Riders were available that provided for a one year adjustment to the current account value, and a guaranteed minimum death benefit increased at 6% per year (until age 80) with a cap at twice the purchase amount, adjusted for any withdrawals prior to death.

In 1999, the Company began selling a policy with a minimum guaranteed death benefit that is adjusted every eight years to the current account value adjusted for withdrawals on a pro-rata basis.

In 2001, the Company began selling enhanced benefits riders. These provide for an additional death benefit up to 40% of the excess of (a) the account value before any additional death benefits or other riders over (b) the contract basis. At no time will the additional death benefit exceed $1 million.

In 2004, the Company introduced a new rider to replace one of the 1998 GMDB riders. The 2004 rider provides for a guaranteed minimum death benefit increased at 6% per year (until age 80) with a cap at twice the purchase amount (identical to the 1998 version). However, only the first 6% of
(Continued)

15

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
withdrawals are adjusted on a dollar for dollar basis with further withdrawals adjusted on a pro-rata basis.

In 2005, two additional GMDB riders were introduced. The first provides a GMDB increased at 6% per year (until age 85) with no cap, adjusted for any withdrawals prior to death. The second provides a GMDB increased at 6% per year (until age 85) with no cap, adjusted for any withdrawals (dollar for dollar on the first 6%, pro rata on the remainder) prior to death.

In 2006, three new GMDB riders were introduced. The first rider replaced the 2004 version and the second replaced the 2005 version. The benefits of these two riders are the same as the ones they replaced. The third rider is an annual reset death benefit rider. This rider must be purchased in conjunction with the GMIB annual reset rider. The policyholder has the option each year to reset their death benefit amount to the GMIB amount. The assets and liabilities of these accounts are carried at market.

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance as appropriate, with a related charge or credit to benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised.

In 2002, the Company began selling a GMIB rider. This rider, which is issued through age 80, provides for a guaranteed minimum fixed income in the form of a monthly annuity. The monthly income is determined by applying a guaranteed income base to the annuity tables in the rider. The guaranteed income base is the greater of (a) the premiums increased at 6% per year (4% for rider issue ages 76-80) until age 85, with adjustment for withdrawals or (b) the highest contract anniversary value prior to age 85. The amount for the latter during a period between contract anniversaries is determined by increasing the previous anniversary value by additional premiums and adjusting it, on a pro rata basis, for withdrawals. In 2004, the Company introduced a new rider to replace the 2002 GMIB rider. This rider is identical to the original version except that only the first 6% of withdrawals are adjusted on a dollar for dollar basis with further withdrawals adjusted on a pro-rata basis. In 2006, two riders replaced the 2004 version. They are identical to the 2004 version with the following modifications: the first has an optional annual reset provision and must be issued in conjunction with the annual reset death benefit rider; the second had an optional five year reset provision. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance as appropriate, with a related charge or credit to benefits and claims in the period of evaluation, if actual experience or other evidence suggests that earlier assumptions should be revised.

In 2003, the Company began selling a GMAB rider, in which the account value on the tenth anniversary will not be less than the remaining initial premium. A GMAB represents an embedded
(Continued)

16

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
derivative in the variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivative is carried at fair value and reported in future policy benefits and claims. The fair value of the GMAB embedded derivative is calculated based on actuarial assumptions related to the projected benefit cash flows, incorporating numerous assumptions, including but not limited to, expectations of contract holder persistency, market returns, correlations of market returns and market return volatility.

In 2004, the Company began selling two versions of a GMWB rider that guarantee, in the case of one version, 7% and in the alternate version 8%, withdrawals of the premium per year for 10 years and at the tenth anniversary, the account value will not be less than the remaining premium. A GMWB represents an embedded derivative in the variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivative is carried at fair value and reported in future policy benefits and claims. The fair value of GMWB embedded derivative is calculated based on actuarial assumptions related to projected benefit cash flows, incorporating numerous assumptions including, but not limited to, expectations of contract holder persistency, market returns, correlations of market returns and market return volatility.

(g)	Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represents approximately 8%, 9%, and 8% of the Company’s ordinary life insurance in force as of December 31, 2008, 2007, and 2006, respectively. The provision for policyholders’ dividends is based on current dividend scales.

(h)	Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

(i)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized.

In determining the need for a valuation allowance, the Company considers the carryback capacity to absorb losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies. The determination of the valuation allowance for the company’s deferred tax
(Continued)

17

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of future performance. Management’s judgments are subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitive pricing, and specific industry and market conditions.

The Company is included as part of the life/nonlife consolidated Federal income tax return of its ultimate parent, ONMH, and its U.S. domestic subsidiaries. Treasury Regulations are stringent as to when a life insurance company can join the consolidated Federal income tax return, generally requiring a five year waiting period. The Company’s life insurance subsidiary, MONT, met those rules and regulations. The Company, in 2007 acquired more than 80% ownership of NSLAC. NSLAC files its Federal income tax return on a separate company basis as it does not meet those rules and regulations, but it will be included in the life subgroup in 2013.

(j)	Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(k)	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

The estimates susceptible to significant change are those used in determining the balance, amortization and recoverability of deferred policy acquisition costs, contingencies, provision for income tax, valuation allowances for mortgage loans on real estate, impairment losses on investments and impairment of goodwill and intangible assets. Although some variability is inherent in these estimates, the recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.

(l)	Goodwill

In connection with acquisitions of operating entities, the Company recognizes the excess of the purchased price over the fair value of net assets acquired as goodwill. In accordance with GAAP, goodwill is not amortized, but rather is evaluated for impairment at the reporting unit level annually, using December 31 financial information. The reporting unit is the operating segment or a business one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The evaluation is completed at least annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.
(Continued)

18

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting unit. A two-step goodwill impairment test is utilized to identify and measure potential goodwill impairment. The first step compares the fair value of the reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the impairment. In the second step, if the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill becomes its new accounting basis (see note 10).

The Company’s only intangible asset is related to insurance licenses acquired with the purchase of the Company. In accordance with GAAP, the intangible asset, as it relates to insurance licenses, is not amortized, but rather is evaluated for impairment, using December 31 license standing information. The value of the intangible and any impairment assessment associated with that intangible is primarily dependent upon the maintenance of the New York license (see note 10). License fees are paid annually in order to keep the license in good standing.

(m)	Investment Management Fees

Investment management fees are earned by various subsidiaries in conjunction with money management activities. The fees are based on a percentage of assets at the end of each quarter and are recognized in income as earned.

(n)	Closed Block

The Reorganization contained an arrangement, known as a closed block (the Closed Block), to provide for dividends on policies that were in force on the Effective Date and were within classes of individual policies for which the Company had a dividend scale in effect at the time of the Reorganization. The Closed Block was designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the Reorganization, if the experience underlying such dividend scales continues. The assets, including revenue there from, allocated to the Closed Block will accrue solely to the benefit of the owners of policies included in the Closed Block until the Closed Block is no longer in effect. The Company is not required to support the payment of dividends on Closed Block policies from its general funds.

The financial information of the Closed Block is consolidated with all other operating activities, and while prepared in conformity with the American Institute of Certified Public Accountant’s Statement of Position No. 00-3, Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts, reflects its contractual provisions and not its actual results of operations and financial position. Many expenses related to the Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the
(Continued)

19

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

Summarized financial information of the Closed Block as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 follows:

	2008	2007
Closed Block assets:
Fixed maturity securities available for sale, at fair value (amortized cost of $319,565 and $328,930, as of December 31, 2008 and 2007, respectively)	$283,629	337,232
Fixed maturity securities held-to-maturity, at amortized cost	53,418	59,994
Mortgage loans on real estate, net	107,633	120,256
Policy loans	127,538	126,232
Short-term investments	28,680	4,742
Accrued investment income	5,536	5,489
Deferred policy acquisition costs	73,599	75,606
Reinsurance recoverable	1,750	1,711
Deferred federal income taxes	12,578	—
Other assets	14,619	1,725

	$708,980	732,987

Closed Block liabilities:
Future policy benefits and claims	$694,811	696,996
Policyholders’ dividend accumulations	51,159	52,900
Other policyholder funds	—	15,530
Deferred federal income taxes	—	2,906
Other liabilities	3,067	3,039

	$749,037	771,371

(Continued)

20

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006
Closed Block revenues and expenses:
Traditional life insurance premiums	$41,804	43,915	46,112
Net investment income	45,695	45,028	46,153
Net realized losses on investments	(4,487)	(16)	(578)
Benefits and claims	(53,547)	(56,571)	(55,567)
Provision for policyholders’ dividends on participating policies	(20,101)	(18,125)	(20,948)
Amortization of deferred policy acquisition costs	(3,902)	(3,972)	(4,040)
Other operating costs and expenses	(3,715)	(3,508)	(3,591)

Income before federal income taxes	$1,747	6,751	7,541

(o)	Recently Issued Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-2 and Financial Accounting Standard (FAS) 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP 115-2 and FAS 124-2). FSP FAS 115-2 and FAS 124-2 on other-than-temporary impairments is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The FSP 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, but entities may early adopt it for the interim and annual periods ending after March 15, 2009. The Company is still evaluating the impact of adoption.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board opinion (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15,
(Continued)

21

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
2009, but entities may early adopt it for the interim and annual periods ending after March 15, 2009. The Company is still evaluating the impact of adoption.
In January 2009, the FASB issued Emerging Issues Task Force (EITF) Issue No. 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and will be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company has adopted FSP EITF 99-20-1 effective December 31, 2008 and will apply the standard prospectively, as is required.

In December 2008, the FASB issued FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132R-1). FSP FAS 132R-1 amends FASB Statement No. 132 revised in 2003, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The portion of FSP FAS 132R-1 related to the disclosures about plan assets is effective for fiscal years ending after December 15, 2009. FSP FAS 132R-1 will have no impact on the Company’s disclosures.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what Statement 157 states is the objective of fair value measurement — to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, but entities may early adopt it for the interim and annual periods ending after March 15, 2009. The Company is still evaluating the impact of adoption.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements (SFAS 157), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s financial position or results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the
(Continued)

22

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). The Company adopted SFAS 162 effective November 15, 2008. On the date of adoption, there was no impact on the Company’s current practices.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The amended factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142 are to be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the new factors to materially change the Company’s current methodologies.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS No. 133 (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. The Company adopted SFAS 161 effective December 31, 2008. The provisions of SFAS 161 were applied as required by the Company on the adoption date. See note 7 for the required disclosures.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R)). This Statement replaces SFAS 141, Business Combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other values determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, Goodwill and Other Intangible Assets, to, among other things, provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008 and
(Continued)

23

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
are to be applied prospectively only. Early adoption is not permitted. The Company will apply the provisions of SFAS 141(R) as required when effective. The Company will adopt SFAS 141 (R) effective January 1, 2009 and will apply it to any business combination on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). SFAS 160 amends Accounting Research Bulletin 51 (ARB 51), Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. SFAS 160 requires prospective application as of the beginning of the fiscal year in which the standard is initially applied, except for the presentation and disclosure requirements which are to be applied retrospectively for all periods presented. The Company will apply the provisions of SFAS 160 effective January 1, 2009 to all acquisitions and dispositions of noncontrolling interests on or after that date.

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (SOP 07-1). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). For those entities that are deemed to be investment companies, this SOP also addresses whether the specialized industry accounting principles of the Guide (investment company accounting) should be retained by a parent company in consolidation or by an investor that has the ability to exercise significant influence over the investment company and applies the equity method of accounting to its investment in the entity (equity method investor). In addition, this SOP includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 was to be effective for fiscal years beginning on or after December 15, 2007; however, in February 2008, the FASB issued FASB Staff Position No. SOP 07-1-1, Effective Date of AICPA Statement of Position 07-1, which amends SOP 07-1 to (1) delay indefinitely the effective date of the SOP and (2) prohibit adoption of the SOP for an entity that did not early adopt the
(Continued)

24

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
SOP before December 15, 2007. The Company did not early adopt SOP 07-1. The Company will continue to monitor the FASB and AICPA deliberations regarding this statement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statements No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. In addition, SFAS 159 does not establish requirements for recognizing and measuring dividend income, interest income or interest expense, nor does it eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, Fair Value Measurements (SFAS 157), and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company did not apply the fair value option to any existing financial assets or liabilities as of January 1, 2008. Consequently, the initial adoption of SFAS 159 did not have any impact on the Company’s results of operations or financial position. The Company will assess the fair value election for new financial assets and liabilities prospectively.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of SFAS Statements No. 87, 88, 106, and 132 (R) (SFAS 158). SFAS 158 requires an employer to: (a) recognize an asset for the funded status, measured as the difference between the fair value of plan assets and the benefit obligation, of defined benefit postretirement plans that are overfunded and a liability for plans that are underfunded, measured as of the employer’s fiscal year end; and (b) recognize changes in the funded status of defined benefit postretirement plans, other than for the net periodic benefit cost included in net income, in accumulated other comprehensive income. For pension plans, the funded status must be based on the projected benefit obligation. The provisions of SFAS Statement No. 87, Employers’ Accounting for Pensions (SFAS 87) and SFAS Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions in measuring plan assets and benefit obligations and in determining the amount of net periodic benefit cost continue to apply upon initial and subsequent application of SFAS 158. The adoption of SFAS 158 as of December 31, 2007 resulted in a reduction in the balance of the accumulated other comprehensive income component of equity of $1,860, net of tax of $1,001, at December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 also provides guidance regarding the extent to
(Continued)

25

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. In February 2008, the FASB issued FASB Staff Position No. 157-2 Effective Date of FASB Statement 157, which permits the deferral of the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company plans to utilize the deferral for nonfinancial assets and liabilities. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 did not have a material effect on the Company’s results of operations or financial position. See note 5 for the required disclosures.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 does not change the SEC’s previous guidance in SAB No. 99 on evaluating the materiality of misstatements. A registrant applying the new guidance for the first time that identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006, may correct those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. The cumulative effect alternative is available only if the application of the new guidance results in a conclusion that a material error exists as of the beginning of the fiscal year ending after November 15, 2006, and those misstatements were determined to be immaterial based on a proper application of the registrant’s previous method for quantifying misstatements. Because of the beginning-of-year recognition of the cumulative effect adjustment, misstatements occurring in the year of adoption cannot be included in that adjustment. SAB 108 requires the following disclosures if a cumulative effect adjustment is recorded: the nature and amount of each individual error included in the cumulative effect adjustment; when and how each error arose; and the fact that the errors had previously been considered immaterial. The cumulative effect adjustment is available only for prior-year uncorrected misstatements. The adjustment should not include amounts related to changes in accounting estimates. SAB 108 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim
(Continued)

26

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. On the date of adoption, there was no impact to the Company’s financial position or results of operation.

In February, 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The following is a summary of SFAS No. 155: (1) permits an entity to make an irrevocable election to measure any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation at fair value in its entirety, with changes in fair value recognized in earnings; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company adopted SFAS 155 effective January 1, 2007. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

In September 2005, the Accounting Standards Executive Committee of the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs as a result of the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a new feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 is required as of the beginning of an entity’s fiscal year. The Company recorded no cumulative effect adjustment related to the adoption of SOP 05-1 as of January 1, 2007 and does not expect it to have a material impact on its ongoing financial position or results of operations.
(Continued)

27

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(3)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP, which differs from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for ONLIC, ONLAC, NSLAC and MONT, filed with their respective insurance departments, are prepared on a basis of accounting practices prescribed or permitted by such regulatory authority in their respective states of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not prescribed. The 2008 statutory results are unaudited as of the date of this report.

ONLIC has received approval from the Ohio Insurance Department regarding the use of two permitted practices in its statutory financial statements as of December 31, 2008. The first permitted practice relates to the statutory accounting for deferred income taxes. Specifically, this permitted practice modifies the accounting for deferred income taxes prescribed by the NAIC by increasing the realization period for deferred tax assets from one year to three years and increasing the asset recognition limit from 10% to 15% of adjusted statutory capital and surplus. The benefits of this permitted practice may not be considered by the Company when determining surplus available for dividends. The second permitted practice relates to the statutory reserving requirements for variable annuities with guaranteed living benefit riders. Specifically, this permitted practice allows the Company to calculate its reserves for variable annuities that provide guaranteed living benefits using the asset adequacy analysis requirements from the NAIC Actuarial Guideline 34 (AG34) instead of the method prescribed by the NAIC in Actuarial Guideline 39 (AG39). These permitted practices resulted in an increase to the Company’s statutory surplus of $32.3 million as of December 31, 2008. The effects of these permitted practices are included in the 2008 statutory amounts shown below.

ONLIC has received approval from the Ohio Insurance Department regarding the use of one permitted practice in the statutory financial statements of its Ohio-domiciled life insurance subsidiary ONLAC, as of December 31, 2008. This permitted practice relates to the statutory accounting for deferred income taxes. Specifically, this permitted practice modifies the accounting for deferred income taxes prescribed by the NAIC by increasing the realization period for deferred tax assets from one year to three years and increasing the asset recognition limit from 10% to 15% of adjusted statutory capital and surplus. The benefits of this permitted practice may not be considered by the Company when determining surplus available for dividends. This permitted practice resulted in an increase to the ONLAC’s statutory surplus of $27.9 million as of December 31, 2008. The effect of this permitted practice is included in the 2008 statutory amounts shown below.

The Company has received approval from the Vermont Insurance Department regarding the use of a permitted practice in the statutory financial statements of its Vermont-domiciled captive life insurance subsidiary MONT, as of December 19, 2008. The Company was given approval by the Vermont Commissioner of Insurance to recognize as an admitted asset a letter of credit used to fund the Company’s reinsurance obligations to the ceding companies. Under NAIC statutory accounting principles, the letter of credit would not be treated as an admitted asset. There is no difference in net loss between NAIC statutory accounting practices and practices permitted by the Vermont Department.
(Continued)

28

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
NSLAC has no permitted statutory accounting practices.

The combined statutory basis net (loss) income of ONLIC, ONLAC, NSLAC and MONT after intercompany eliminations, was $(232,940), $43,379, and $69,384 for the years ended December 31, 2008, 2007, and 2006, respectively. The combined statutory basis capital and surplus of ONLIC, ONLAC, NSLAC and MONT after intercompany eliminations, was $757,192 and $794,948, as of December 31, 2008 and 2007, respectively. The primary reasons for the differences between statutory accounting and GAAP accounting are that, for GAAP reporting purposes: (1) the costs related to acquiring business, principally commissions and certain policy issue expenses, are amortized over the period benefited rather than charged to income in the year incurred; (2) future policy benefit reserves are based on anticipated Company experience for lapses, mortality and investment yield, rather than statutory mortality and interest requirements, without consideration of withdrawals; (3) investments in fixed maturity available-for-sale securities are carried at fair value rather than amortized cost; (4) the asset valuation reserve and interest maintenance reserve are not recorded; (5) Separate Account seed money is classified as a trading security recorded at fair value as opposed to a component of Separate Account assets; (6) the fixed maturity securities that are related to NSLAC’s funds withheld reinsurance arrangement are classified as trading securities recorded at fair value as opposed to amortized cost; (7) reserves are reported gross of ceded reinsurance balances; (8) changes in deferred taxes are recognized in operations; (9) the costs of providing defined pension benefits include nonvested participants; (10) the costs of providing postretirement benefits include nonvested participants; (11) there is a presentation of other comprehensive income and comprehensive income; (12) consolidation for GAAP is based on whether the Company has voting control, or for certain variable interest entities, has the majority of the entity’s expected losses and/or expected residual returns while for statutory, consolidation is not applicable; (13) the statements of cash flows are not presented in the manner prescribed by the NAIC; and (14) surplus notes are presented as part of notes payable within liabilities and are not presented as a component of capital and surplus.
(Continued)

29

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(4)	Comprehensive Income

Comprehensive income includes net income as well as certain items that are reported directly within the separate components of stockholder’s equity that are not recorded in net income (other comprehensive income (loss)). The related before and after income tax amounts of other comprehensive income (loss) for the years ended December 31, 2008, 2007, and 2006 were as follows:

	2008	2007	2006
Foreign currency translation adjustment	$15	629	100
Pension liability adjustment, net of tax	(10,196)	156	414
Unrealized losses on securities available-for-sale arising during the period:
Net of adjustment to deferred policy acquisition costs and future policy benefits and claims	(437,380)	(51,834)	(71,592)
Related income tax benefit	153,216	18,165	25,041

	(294,345)	(32,884)	(46,037)

Less:
Reclassification adjustment for:
Net (losses) gains on securities available-for-sale realized during the period:
Gross	(5,322)	4,752	3,004
Related income tax benefit (expense)	1,863	(1,663)	(1,051)

	(3,459)	3,089	1,953

Other comprehensive loss	$(290,886)	(35,973)	(47,990)

(5)	Disclosures about the Fair Value of Assets, including Financial Instruments

SFAS 157 Transition

As described in note 2(o), the Company adopted SFAS 157 effective January 1, 2008. The Company applied the provisions of SFAS 157 prospectively to financial instruments that are recorded at fair value, including its GMIB reinsurance contract that is accounted for as a freestanding derivative and embedded derivatives on variable annuities with GMAB and GMWB riders. Prior to January 1, 2008, the Company used the guidance prescribed in SFAS 133 and other related literature on fair value which represented the amount for which a financial instrument could be exchanged in a current transaction between knowledgeable, unrelated willing parties.
(Continued)

30

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
SFAS 157: Fair Value Hierarchy

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company plans to utilize the deferral for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, in accordance with FSP FAS 157-2.

In accordance with SFAS 157, the Company categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value on the consolidated balance sheet as follows:
•	Level 1 — Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date. The types of assets and liabilities utilizing Level 1 valuations include money market funds and bank deposits.

•	Level 2 — Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The types of assets and liabilities utilizing Level 2 valuations generally include U.S. Government agency securities, municipal bonds, certain mortgage-backed securities (MBSs), certain corporate debt, certain private placements and equity securities, certain foreign government debt securities, and certain derivatives.

•	Level 3 — Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Generally, the types of assets and liabilities utilizing Level 3 valuations are certain mortgage-backed securities, certain corporate debt, and certain derivatives, including embedded derivatives associated with living benefit contracts.
The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as follows:
(Continued)

31

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets

Investments
Securities available-for-sale:
Fixed maturity securities
U.S. Treasury securities and obligations of U.S. government	$—	95,452	—	95,452
Federal agency issued securities	—	133,302	—	133,302
Obligations of states and political subdivisions	—	37,192	—	37,192
Debt securities issued by foreign governments	—	4,781	—	4,781
Corporate securities	—	3,274,544	6,764	3,281,308
Mortgage-backed securities	—	1,168,210	64,817	1,233,027
Equity securities	—	28,903	—	28,903

Trading securities:
Fixed maturity corporate securities	—	2,850	—	2,850
Equity securities	—	4,972	—	4,972

Other long-term investments:
Derivative instruments	—	14,334	—	14,334

Short-term investments	—	264,554	—	264,554

Other assets
Cash	(56,596)	322,998	—	266,402
Reinsurance recoverable:
GMIB reinsurance derivative	—	—	272,314	272,314
Assets held in Separate Accounts	—	5,672,490	—	5,672,490

Total Assets	$(56,596)	11,024,582	343,895	11,311,881

Liabilities
GMAB/GMWB embedded derivatives	$—	—	15,334	15,334

Total liabilities	$—	—	15,334	15,334

(Continued)

32

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Determination of fair values

The valuation methodologies used to determine the fair values of assets and liabilities under the “exit price” notion of SFAS 157 reflect market-participant objectives and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. The Company determines the fair values of certain financial assets and financial liabilities based on quoted market prices, where available. The Company also determines fair value based on future cash flows discounted at the appropriate current market rate. Fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and, where appropriate, risk margins on unobservable parameters. The following is a discussion of the methodologies used to determine fair values for the financial instruments listed in the above table.

Cash

Cash is considered Level 1 for the purposes of our SFAS 157 classification as it is the functional currency in the U.S. and is the most liquid form of an asset and not subject to valuation fluctuations. The Company holds investments in repurchase agreements that are considered to be cash equivalents as defined in note 2(j). The Company classifies the fair values of investments held in repurchase agreements as Level 2 since the value is based on market observable data.

Short-Term Investments

Short-term investments include fixed maturity securities that mature in less than one year. The majority of short-term investments are valued in the same manner as the fixed maturity securities noted below.

Fixed Maturity and Equity Securities

As discussed in note 2(a), fair value of fixed maturity and marketable equity securities is generally obtained from independent pricing services based on reported trades for identical or similar securities. If there are no recent reported trades, the third party pricing services may use matrix or model processes to develop a security price where future cash flow expectations are developed based on collateral performance and discounted at an estimated market rate. Included in the pricing of asset-backed securities, collateralized mortgage obligations, and mortgage-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Since these fair values have been priced using market observable inputs that are obtained by the independent pricing services, the Company has classified these fair values within Level 2. In some instances the independent pricing service will price securities using independent broker quotations which utilize inputs that may be difficult to corroborate with observable market data and may be non-binding quotes. The Company has classified these fair values within Level 3.

As discussed in note 2(a), fixed maturity securities not priced by independent services are generally priced using an internal pricing matrix. The internal pricing matrix is developed by obtaining spreads for corporate securities with varying weighted average lives and bond ratings. The weighted average life and
(Continued)

33

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
bond rating of a particular fixed maturity security to be priced using the internal matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. Since the inputs used for the internal pricing matrix are observable market data, the Company has classified these fair values within Level 2.

Derivative Instruments

As discussed in note 7, the Company currently enters into equity put options to economically hedge liabilities embedded in certain variable annuity products. The equity put options are valued using pricing models with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. The Company has classified these fair values as Level 2.

GMIB Reinsurance and GMAB and GMWB Embedded Derivatives

The fair value for the GMIB reinsurance derivative is estimated using the present value of future claims minus the present value of future premiums using actuarial and capital market assumptions related to the projected cash flows over the expected lives of the contracts. A risk neutral valuation methodology is used under which the cash flows from the riders are projected under multiple capital market scenarios using observable risk free rates. Effective January 1, 2008, upon adoption of SFAS 157, the valuation of this reinsurance derivative now includes an adjustment for the counterparty’s nonperformance risk and risk margins for non-capital market inputs. The counterparty’s credit adjustment is determined taking into consideration publicly available information relating to the counterparty’s debt and claims paying ability. Risk margins are established to capture the non-capital market risk of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, mortality, and lapses. The establishment of risk margins requires the use of significant management judgment. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates; changes in the counterparty’s credit standing; and variations in actuarial assumptions regarding policyholder behavior and risk margins related to non-capital market inputs may result in significant fluctuations in the estimated fair value of the riders that could materially affect net income.

The Company also issues certain variable annuity products with guaranteed minimum benefit riders. GMAB and GMWB riders are embedded derivatives which are measured at estimated fair value separately from the host variable annuity contract. For GMAB and GMWB embedded derivatives, the same valuation methodology is applied per above except the fair value for these riders is estimated using the Company’s nonperformance risk in the credit adjustment to the present value of the future cash flows.

The fair value of these derivatives are modeled using significant unobservable policyholder behavior inputs, such as lapses, fund selection, resets and withdrawal utilization, and risk margins. As a result, the GMIB reinsurance, and GMAB and GMWB embedded derivatives are categorized as Level 3.

Separate Account Assets
(Continued)

34

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Separate account assets are recorded at fair value based primarily on market quotations of the underlying securities. The underlying securities are mutual funds that are fair valued using the reported net asset value. The Company classifies the separate account assets valuation as Level 2 since the net asset value is calculated using market observable data and the mutual funds are restricted to variable annuity policyholders.

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The table below summarizes the reconciliation of the beginning and ending balances and related changes for fair value measurements for which significant unobservable inputs were used in determining each instrument’s fair value as follows:

	For the Year Ended December 31, 2008
				Activity			Change in
				during			unrealized
		Net investment gain/(loss)		the period			gains/(losses) in
				(Purchases			earnings
		In earnings		issuances,	Transfers		attributable to
	Beginning	(realized and	Unrealized	sales and	in/(out) of	Ending	assets still held at
	balance	unrealized) [1]	in OCI [2]	settlements)	level 3	balance	the reporting date
Assets

Investments
Securities available for sale:
Fixed maturity securities
Corporate securities	$30,176	(5,279)	(6,838)	(3,429)	(7,866)	6,764	(5,279)
Mortgage-backed securities	104,350	(9,979)	(12,142)	(11,194)	(6,218)	64,817	(8,883)

Total investments	$134,526	(15,258)	(18,980)	(14,623)	(14,084)	71,581	(14,162)

Other assets
GMIB reinsurance	4,553	282,153	—	(14,392)	—	272,314	282,153

Total assets	$139,079	266,895	(18,980)	(29,015)	(14,084)	343,895	267,991

Liabilities
GMAB/GMWB embedded derivative	$2,001	13,333	—	—	—	15,334	13,333

Total liabilities	$2,001	13,333	—	—	—	15,334	13,333

[1]	Net realized investment gains and losses included in earnings reflect gains/(losses) on sales of financial instruments, changes in fair value of other assets and liabilities, other-than-temporary impairments, amortization and accretion of premiums or discounts, and derivative settlement activity.

[2]	Unrealized investment gains and losses recorded in other comprehensive income include changes in market value of certain instruments.
Level 3 Asset Transfers

The Company will review its fair value hierarchy classifications annually. Changes in the observability of significant valuation inputs identified during these reviews may trigger reclassification of fair value
(Continued)

35

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
hierarchy levels of financial assets and liabilities. As of December 31, 2008, the Company began pricing certain items using market observable data rather than internal models or broker quotes. This change resulted in net transfers out of Level 3 of $14,084 as of December 31, 2008.

SFAS 107: Disclosures about Fair Value of Financial Instruments

SFAS 107 requires disclosure of fair value information about existing on- and off-balance sheet financial instruments. SFAS 107 excludes certain assets and liabilities, including insurance contracts, other than policies such as annuities that are classified as investment contracts, from its disclosure requirements. The Company’s assets and liabilities subject to SFAS 107 disclosure that have not been presented at fair value in the SFAS 157 tables above are presented in the table below as follows:

	As of December 31, 2008
	Carrying	Estimated
	value	fair value
Assets:
Fixed maturity held-to-maturity securities	$735,134	686,984
Mortgage loans on real estate	1,359,015	1,380,013
Policy loans	266,630	317,211

Liabilities:
Investment contracts	$4,112,013	4,151,009
Policyholders’ dividend accumulations and other policyholder funds	63,491	63,491
Notes payable	105,358	92,601
In estimating the fair value for financial instruments, the Company used the following methods and assumptions:

Fixed maturity held-to-maturity securities — The fair value for fixed maturity held-to-maturity securities is generally determined from quoted market prices traded in the public marketplace. For fixed maturity held-to-maturity securities not actively traded, or in the case of private placements, fair value is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and duration of investments.

Mortgage Loans on Real Estate — The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Estimated fair value is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.
(Continued)

36

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Policy loans — The fair value for policy loans were estimated using discounted cash flow calculations.

Investment contracts — The fair value for the Company’s liabilities under investment type contracts is estimated using one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analyses. Cash flows are discounted at a rate that reflects the nonperformance risk of the Company.

Policyholders’ dividend accumulations and other policyholder funds – The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

Notes Payable — The fair value for notes payable was determined by discounting the scheduled cash flows of the notes using a market rate applicable to the yield, credit quality and maturity of similar debt instruments.

(6)	Investments

Analyses of investment income and realized gains (losses) by investment type follows for the years ended December 31:

	Investment income
	2008	2007	2006
Gross investment income:
Securities available-for-sale:
Fixed maturity securities	$362,950	374,981	401,830
Equity securities	1,116	1,265	102
Fixed maturity trading securities	169	215	266
Fixed maturity held-to-maturity securities	50,167	46,341	39,882
Mortgage loans on real estate	93,890	95,057	99,568
Real estate	583	658	715
Policy loans	15,814	14,018	12,562
Short-term investments	4,600	2,753	2,629
Other long-term investments	(47)	3,621	(414)

Total gross investment income	529,242	538,909	557,140

Interest expense	(8,384)	(8,261)	(8,000)
Other investment expenses	(6,250)	(5,819)	(6,070)

Net investment income	$514,608	524,829	543,070

(Continued)

37

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	Realized gains (losses) on investments
	2008	2007	2006
Securities available-for-sale:
Fixed maturity securities	$(121,463)	(4,438)	(16,488)
Equity securities	(692)	296	1,386
Fixed maturity held-to-maturity securities	(8,695)	(51)	13
Mortgage loans on real estate	—	—	(8)
Real estate	(353)	(77)	219

Total realized losses on investments	(131,203)	(4,270)	(14,878)

Change in valuation allowances for mortgage loans on real estate	(320)	(169)	265

Net realized losses on investments	$(131,523)	(4,439)	(14,613)

Realized losses on investments, as shown in the table above, include write-downs for OTI of $144,938, $9,142, and $15,065 for the years ended December 31, 2008, 2007, and 2006, respectively. As of December 31, 2008, fixed maturity securities with a carrying value of $65,524, which had a cumulative write-down of $147,859 due to OTI, remained in the Company’s investment portfolio.

The following table summarizes other-than-temporary impairments by asset type for the years ended December 31:

	2008	2007	2006
Fixed maturity securities:
Corporate securities	$134,588	5,280	403
Mortgage-backed securities	10,350	3,862	13,937

Total fixed maturity securities	144,938	9,142	14,340
Other	—	—	725

Total other-than temporary and other investment impairments	$144,938	9,142	15,065

(Continued)

38

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
Amortized cost and estimated fair value of fixed maturity securities available-for-sale, trading, and held-to-maturity and equity securities available-for-sale and trading were as follows:

	December 31, 2008
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. government	$89,652	6,265	(465)	95,452
Federal agency issued securities[1]	132,760	542	—	133,302
Obligations of states and political subdivisions	36,854	1,477	(1,139)	37,192
Debt securities issued by foreign governments	4,328	570	(117)	4,781
Corporate securities	3,755,454	90,002	(564,148)	3,281,308
Mortgage-backed securities	1,415,332	33,468	(215,773)	1,233,027

Total fixed maturity securities	$5,434,380	132,324	(781,642)	4,785,062

Equity securities	$25,985	2,927	(9)	28,903

Trading securities:
Fixed maturity corporate securities	$3,058	72	(280)	2,850

Equity securities	7,736	—	(2,764)	4,972

Fixed maturity held-to-maturity securities:
Obligations of states and political subdivisions	$2,150	—	(106)	2,044
Debt securities issued by foreign governments	1,000	—	—	1,000
Corporate securities	731,470	8,673	(56,681)	683,462
Mortgage-backed securities	514	3	(39)	478

Total held-to-maturity	$735,134	8,676	(56,826)	686,984

[1]	Federal agency issued securities are not backed by the full faith and credit of the U.S. Government.
(Continued)

39

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	December 31, 2007
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. government	$282,831	7,923	(449)	290,305
Federal agency issued securities[1]	163,213	339	(221)	163,331
Obligations of states and political subdivisions	75,121	10,857	—	85,978
Debt securities issued by foreign governments	22,260	520	(563)	22,217
Corporate securities	3,723,563	182,526	(140,670)	3,765,419
Mortgage-backed securities	1,400,035	21,202	(51,718)	1,369,519

Total fixed maturity securities	$5,667,023	223,367	(193,621)	5,696,769

Equity securities	$16,849	2,967	(1)	19,815

Trading securities:
Fixed maturity corporate securities	$5,028	7	(241)	4,794

Equity securities	7,736	887	—	8,623

Fixed maturity held-to-maturity securities:
Obligations of states and political subdivisions	$2,210	284	—	2,494
Debt securities issued by foreign governments	1,000	—	—	1,000
Corporate securities	669,821	32,387	(5,346)	696,862
Mortgage-backed securities	7,064	955	—	8,019

Total held-to-maturity	$680,095	33,626	(5,346)	708,375

[1]	Federal agency issued securities are not backed by the full faith and credit of the U.S. Government.
(Continued)

40

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The components of unrealized gains (losses) on securities available-for-sale, net, were as follows as of December 31:

	2008	2007
Net unrealized (losses) gains, before adjustments and taxes	$(646,400)	32,712
Less:
Unrealized (losses) gains related to Closed Block	(35,936)	8,303
Adjustment to future policy benefits and claims	—	348
Adjustment to deferred policy acquisition costs	(199,120)	3,145
Deferred federal income taxes	(143,238)	8,115

Net unrealized (losses) gains	$(268,106)	12,801

An analysis of the change in net unrealized gains (losses), before adjustments and taxes, on securities available-for-sale is as follows for the years ended December 31:

	2008	2007	2006
Securities available-for-sale:
Fixed maturity securities	$(679,064)	(90,164)	(98,302)
Equity securities	(48)	(510)	1,509

Change in net unrealized gains (losses)	(679,112)	(90,674)	(96,793)

The amortized cost and estimated fair value of fixed maturity securities available-for-sale, trading and held-to-maturity as of December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are classified based on the last payment date of the underlying mortgage loans with the longest contractual duration as of December 31, 2008.

	Fixed maturity securities
	Available-for-sale		Trading		Held-to-maturity
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	cost	fair value	cost	fair value	cost	fair value
Due in one year or less	$236,351	231,721	753	753	29,136	29,130
Due after one year through five years	841,376	771,169	880	829	240,051	229,492
Due after five years through ten years	2,065,111	1,779,516	1,425	1,268	352,654	315,046
Due after ten years	2,291,542	2,002,656	—	—	113,293	113,316

Total	$5,434,380	4,785,062	3,058	2,850	735,134	686,984

(Continued)

41

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The following tables present the estimated fair value and gross unrealized loss of the Company’s fixed maturity (aggregated by sector) and equity securities in an unrealized loss position, aggregated by length of time that the securities have been in a continuous unrealized loss position at:

	2008
	Less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. Treasury securities and obligations of U.S. government	$14,545	(465)	—	—	14,545	(465)
Obligations of states and political subdivisions	19,530	(1,245)	—	—	19,530	(1,245)
Debt securities issued by foreign governments	1,128	(117)	—	—	1,128	(117)
Corporate securities	1,790,624	(282,262)	988,025	(338,847)	2,778,649	(621,109)
Mortgage-backed securities	225,823	(51,563)	404,476	(164,249)	630,299	(215,812)

Total fixed maturity securities	2,051,650	(335,652)	1,392,501	(503,096)	3,444,151	(838,748)

Equity securities	2	(2)	6	(7)	8	(9)

Total	$2,051,652	(335,654)	1,392,507	(503,103)	3,444,159	(838,757)

	2007
	Less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. Treasury securities and obligations of U.S. government	$40,851	(315)	10,265	(134)	51,116	(449)
Federal agency issued securities	61,428	(121)	83,037	(100)	144,465	(221)
Debt securities issued by foreign governments	—	—	13,799	(563)	13,799	(563)
Corporate securities	793,785	(41,732)	938,496	(104,525)	1,732,281	(146,257)
Mortgage-backed securities	228,116	(12,760)	355,166	(38,958)	583,282	(51,718)

Total fixed maturity securities	1,124,180	(54,928)	1,400,763	(144,280)	2,524,943	(199,208)

Equity securities	—	—	2	(1)	2	(1)

Total	$1,124,180	(54,928)	1,400,765	(144,281)	2,524,945	(199,209)

In accordance with its policy described in note 2(a), the Company concluded that no securities reflected in the tables above were other-than-temporarily impaired and, therefore, no write-downs were deemed necessary as of December 31, 2008 and 2007.
(Continued)

42

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The majority of the increases in the Company’s unrealized losses reflected in the tables above from December 31, 2007 to December 31, 2008 were attributable to corporate securities and mortgage-backed securities. The increase in unrealized losses on corporate securities was primarily due to significant increases in credit spreads, illiquid markets, and volatility in investment quality ratings as a result of the credit market disruptions in the fourth quarter of 2008. The increase in unrealized losses on mortgage-backed securities was primarily due to an increase in credit spreads and decrease in market liquidity resulting from concern about mortgage defaults.

Securities with unrealized losses for less than twelve consecutive months included 525 issues with a carrying value of $2,051,652 and unrealized losses of $335,654 at December 31, 2008; and 262 issues with a carrying value of $1,124,180 and unrealized losses of $54,928 at December 31, 2007. Of this portfolio, 89.0% and 86.6% were investment grade (rated AAA through BBB-) with associated unrealized losses of $213,273 and $38,865 at December 31, 2008 and 2007, respectively.

Securities with unrealized losses for twelve consecutive months or longer included 335 issues with a carrying value of $1,392,507 and unrealized losses of $503,103 at December 31, 2008; and 339 issues with a carrying value of $1,400,765 and unrealized losses of $144,281 at December 31, 2007. Of this portfolio, 80.3% and 89.4% were investment grade, with associated unrealized losses of $333,028 and $101,430 at December 31, 2008 and 2007, respectively.

Fixed maturities with a fair value to amortized cost ratio less than 80% for six consecutive months or longer are considered potentially distressed securities and are subject to rigorous ongoing review. There were 60 and 11 issues with a fair value to amortized cost ratio of less than 80% for 6 months or longer as of December 31, 2008 and 2007, respectively. These securities had a carrying value of $201,159, $44,638 and unrealized losses of $128,923, $24,804 as of December 31, 2008 and 2007, respectively. There were 235 and 16 issues with a fair value to amortized cost ratio of less than 80% for less than 6 months as of December 31, 2008 and 2007, respectively. These securities had a carrying value of $930,786, $57,628 and unrealized losses of $463,684, $22,350 as of December 31, 2008 and 2007, respectively. As described more fully in note 2(a), the Company regularly reviews its investment holdings for other-than-temporary impairments. Based upon this review, the Company believes that the securities in an unrealized loss position as of December 31, 2008 and 2007 were not other-than-temporary impaired due to the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for recovery of fair value.

The tables below summarize the fixed maturity securities with unrealized losses as of December 31:
(Continued)

43

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008
Fair value to amortized	Amortized		Unrealized
cost ratio	cost	Fair value	losses
90% – 99%	$1,428,854	1,348,876	(79,978)
80% – 89%	1,129,510	963,338	(166,172)
Below 80%	1,724,552	1,131,945	(592,607)

Total	$4,282,916	3,444,159	(838,757)

	2007
Fair value to amortized	Amortized		Unrealized
cost ratio	cost	Fair value	losses
90% – 99%	$2,053,948	1,975,920	(78,028)
80% – 89%	520,785	446,759	(74,026)
Below 80%	149,421	102,266	(47,155)

Total	$2,724,154	2,524,945	(199,209)

Proceeds from the sale of securities available-for-sale (excluding calls) during 2008, 2007, and 2006 were $458,074, $479,720, and $545,255, respectively. Gross gains of $22,059 ($4,412 in 2007 and $4,224 in 2006) and gross losses of $9,786 ($210 in 2007 and $7,195 in 2006) were realized on those sales.

The Company may sell securities classified as held-to-maturity if the Company becomes aware of evidence of significant deterioration in an issuer’s creditworthiness and/or a significant increase in the risk weights of debt securities for regulatory risk-based capital purposes. There were no sales of held-to-maturity securities in 2008, 2007, and 2006.

Investments with a fair value of $18,009 and $16,214 as of December 31, 2008 and 2007, respectively, were on deposit with various regulatory agencies as required by law.

Real estate is presented at cost less accumulated depreciation of $72 in 2008 ($72 in 2007), with no valuation allowance recorded in 2008 and 2007, respectively. The Company generally initiates foreclosure proceedings on all mortgage loans on real estate delinquent sixty days. There were two foreclosures of mortgage loans in 2008 and none in 2007.

At December 31, 2008 and 2007, the Company had mortgage loans totaling $7,618 and $0, respectively, which were in the process of foreclosure.

The Company participates in an indemnified securities lending program administered by an unaffiliated agent in which certain portfolio holdings are loaned to third parties. The borrower must deliver to the Company’s agent collateral having a market value at least equal to 102% of the market value of the securities loaned. The collateral received by the Company’s agent from the borrower to secure loans on behalf of the Company must be in the form of cash, securities issued or guaranteed by the U.S. government
(Continued)

44

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
or its agencies, or bank letter of credit or equivalent obligation as may be pre-approved by the Company. The loaned securities’ market value is monitored, on a daily basis, with additional collateral obtained as necessary. The Company did not participate in securities lending as of December 31, 2008. As of December 31, 2007, the Company received $868,348 of cash collateral on securities lending. The cash collateral is invested in short-term investments, which are recorded in the consolidated balance sheets in short-term investments securities lending collateral with a corresponding liability recorded in payables for securities lending collateral to account for the Company’s obligation to return the collateral. The Company had not received any noncash collateral on securities lending as of December 31, 2007. As of December 31, 2007, the Company had loaned securities with a fair value of $850,243, which are recognized in the consolidated balance sheets as part of investments available-for-sale, fixed maturity securities on loan.

(7)	Derivative Financial Instruments

The Company enters into derivative contracts to economically hedge guarantees on riders for certain insurance contracts. Although these contracts do not qualify for hedge accounting or have not been designated in hedging relationships by the Company pursuant to SFAS 133, they provide the Company with an economic hedge, which is used as part of its overall risk management strategy (see note 2(b)). The Company currently enters into equity put options to economically hedge liabilities embedded in certain variable annuity products such as the GMAB and GMWB.

The Company has entered into reinsurance arrangements with a non-affiliated reinsurer and Sycamore Re to offset a portion of its risk exposure to the GMIB rider in certain variable annuity contracts (see note 1). These reinsurance contracts are accounted for as freestanding derivatives.

Embedded Derivatives

The Company has certain embedded derivatives that are required to be separated from their host contracts and accounted for as derivatives. These host contracts include variable annuities with GMAB and GMWB riders (see notes 1 and 2(f)).

The following tables present a summary of the fair value of derivatives held by the Company along with the amounts recognized in the statement of income.
(Continued)

45

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	Asset derivatives
		2008	2007
	Balance sheet location	Fair value	Fair value
As of December 31
Derivatives not designated as hedging instruments under SFAS 133
Equity put options [1]	Other long-term investments	14,334	—
GMIB reinsurance contracts	Reinsurance recoverable	272,314	4,553

Total derivatives not designated as hedging instruments under SFAS 133		$286,648	4,553

	Liability derivatives
		2008	2007
	Balance sheet location	Fair value	Fair value
As of December 31
Derivatives not designated as hedging instruments under SFAS 133
GMAB and GMWB embedded derivatives	Future policy benefits and claims	15,334	2,001

Total derivatives not designated as hedging instruments under SFAS 133		$15,334	2,001

[1]	Equity put options transferred to the Company from ONFS as a non-cash capital contribution on December 31, 2008.
(Continued)

46

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The effect of derivative instruments on the Statement of Income for the years ended December 31:

Derivatives not designated as hedging	Location of gain (loss) recognized in income on	Amount of gain (loss) recognized in
instruments under SFAS 133	derivatives	income on derivatives
		2008	2007
GMAB and GMWB embedded derivatives	Benefits and claims	$(13,333)	(2,205)
GMIB reinsurance contracts	Benefits and claims	282,153	4,842

Total		$268,820	2,637

Credit Risk

The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company’s derivative contracts is limited to the net positive estimated fair value of derivative contracts at the reporting period date.

The Company manages its credit risk related to over-the-counter derivatives by only entering into transactions with creditworthy counterparties with long-standing, superior performance records. The Company manages its credit risk related to the freestanding reinsurance derivative by monitoring the credit ratings of the reinsurers (Sycamore Re and a non-affiliated reinsurer) and requiring either a certain level of assets to be held in a trust for the benefit of the Company or a letter of credit to be held by the reinsurers and assigned to the Company. As of December 31, 2008, a non-affiliated reinsurer and Sycamore Re held assets with a market value of $46,216 and $4,629, respectively in trust and a letter of credit of $48,519 and $0, respectively. See note 5 for a description of the impact of credit risk on the valuation of freestanding reinsurance derivatives.
(Continued)

47

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(8)	Future Policy Benefits and Claims

The liability for future policy benefits for universal life policies and investment contracts (approximately 80% of the total liability for future policy benefits as of December 31, 2008 and 2007) has been established based on accumulated contract values without reduction for surrender penalty provisions. The average interest rate credited on investment product policies was 4.6%, 4.8%, and 4.6% for the years ended December 31, 2008, 2007, and 2006, respectively.

The liability for future policy benefits for traditional life policies has been established based upon the net level premium method using interest rates varying from 2.3% to 8.0%.
(a)	Withdrawals

Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.

(b)	Mortality and Morbidity

Mortality and morbidity rates are based on published tables, guaranteed in insurance contracts.
(9)	Notes Payable

On April 1, 2007, ONLIC issued a $6,000, 5.8% surplus note to SML, as payment for the additional shares of NSLAC (refer to note 1). This note matures on April 1, 2027.

On September 28, 2001, ONLIC issued a $50,000, 7.5% surplus note to its parent, ONFS. This note matures on September 28, 2021.

On May 21, 1996, ONLIC issued $50,000, 8.5% surplus notes to unrelated parties, due May 15, 2026.

Total interest expense was $8,384, $8,261, and $8,000 for the years ended December 31, 2008, 2007, and 2006, respectively. Included in total interest expense were amounts paid to ONFS of $3,750 in 2008, 2007, and 2006. Total interest expense is included in investment expenses as a component of net investment income.

The surplus notes have been issued in accordance with Section 3941.13 of the Ohio Revised Code. Interest payments, scheduled semi-annually, must be approved for payment by the Director of the Department. All issuance costs have been capitalized and are being amortized over the terms of the notes.
(Continued)

48

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(10)	Goodwill and Other Intangible Assets

The following table illustrates the carrying value of intangible assets and goodwill as of December 31, 2008 and 2007:

	2008	2007
Unamortized intangible assets balance as of January 1	$195	275
Purchase price adjustment as result of additional NSLAC acquisition (note 1)	—	(80)

Insurance licenses	$195	195

Goodwill balance as of January 1	$560	793
Purchase price adjustment as result of additional NSLAC acquisition (note 1)	—	(233)

Goodwill balance as of December 31	$560	560

The Company’s only intangible asset is related to insurance licenses acquired with the purchase of NSLAC by SMON in 2002. The value of the intangible is primarily dependent upon the maintenance of the New York license. License fees are paid annually in order to maintain the license in good standing. As this license remains in good standing with all regulatory requirements met, no impairment was recognized on this asset.

In 2007, SMON was legally dissolved and its ownership in NSLAC was distributed in proportion to the ownership interest of SMON. As a result of the dissolution, the Company received 5,122 shares of NSLAC and had an ownership interest of 51.22%. Following the dissolution, the Company purchased an additional 29.27% interest in NSLAC from SML in exchange for a $6,000 surplus note. After the additional purchase, the Company’s ownership interest was 80.49%. As part of the purchase price allocation required by SFAS 141, Business Combinations; goodwill, insurance licenses, and deferred policy acquisition costs were decreased by $233, $80, and $362, respectively.

Based upon goodwill impairment testing for the years ended December 31, 2008, 2007, and 2006, no impairment was deemed necessary.
(Continued)

49

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(11)	Income Tax

The Company provides for income taxes based on amounts the Company believes it will ultimately owe in accordance with FASB Statement No. 109. The Company adopted the provision of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48) on January 1, 2007 along with its direct subsidiaries, because of selling variable annuities as required by FSP FIN 48-b. No adjustment was necessary for the cumulative effect related to the adoption of FIN 48. The need for reserves is reviewed regularly and is adjusted as events occur that the Company believes impacts its liability for additional taxes. The Company believes that its income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Therefore, no reserves for uncertain tax positions have been recorded pursuant to FIN 48.

The provision for income taxes (benefit) is as follows:

	2008	2007	2006
Current	$(10,582)	49,784	45,650
Deferred	80,681	15,916	8,653

Total income tax expense	$70,099	65,700	54,303

A reconciliation of the provision for income taxes based on enacted U.S. Federal income tax rates to the total income tax expense provision reported in the consolidated financial statements for the years ended December 31, 2008, 2007, and 2006:

	2008	2007	2006
Pre-tax income times U.S. enacted tax rate	$73,207	71,372	56,569
Tax-preferred investment income	(3,912)	(5,381)	(3,864)
Other, net	804	(291)	1,598

Income taxes	$70,099	65,700	54,303

Effective tax rate	33.5%	32.2%	33.6%
In 2008, the Internal Revenue Service (IRS) began a review of the refund claim for the tax year ending December 31, 2003. The IRS expanded its review to cover the tax years ending December 31, 2004 through December 31, 2007 and issued its examination report. The Company has protested the only issue raised, bad debt deductions, in the report. The Company believes the IRS has not considered all the relevant facts and circumstances and expects its position to be sustained. Thus no reduction of tax benefits has been recorded pursuant to its FIN 48 analysis. In August, 2007, the Internal Revenue Service (IRS) issued Revenue Ruling 2007-54 which would have substantially changed accepted industry and IRS
(Continued)

50

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
interpretations of the statutes governing the computation of the Dividends Received Deduction (DRD) on separate account assets held in connection with variable annuity and life contracts. However, the ruling was suspended by Revenue Ruling 2007-61 which also announced the IRS’s intention to issue regulations with respect to certain computational aspects of the DRD. Although regulations that represent a substantial change in an interpretation of the law are generally given a prospective effective date, prospective application is not guaranteed. As a result, depending on the ultimate timing and substance of any such regulations, which are unknown at this time, such future regulations could result in the elimination of some or all of the separate account DRD tax benefit that the Company receives. During 2008, 2007, and 2006 the Company recognized an income tax benefit of $3,883, $5,355, and $3,551, respectively, related to the separate account DRD and is reflected as a component of tax-preferred investment income in the rate reconciliation above.

The Company’s policy for recording interest and penalties associated with audits, claims, and adjustments is to record such amount as a component of income taxes.

The tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant components of the net deferred tax liability as of December 31, 2008 and 2007 relate to the following:

	2008	2007
Deferred tax assets:
Pension and benefit obligations	$12,882	12,710
Future policy benefits	656,595	693,433
Mortgage loans on real estate	2,556	2,445
Fixed maturity securities available-for-sale	263,889	—
Net operating loss carryforwards	2,080	1,349
Other	26,260	9,761

Total gross deferred tax assets	964,262	719,698

Valuation allowance on deferred tax assets	(1,201)	(1,201)

Net deferred tax assets	963,061	718,497

Deferred tax liabilities:
Fixed maturity securities available-for-sale	—	9,723
Deferred policy acquisition costs	328,843	268,778
Other fixed maturities, equity securities, and other long-term investments	—	1,038
Fixed assets	1,665	4,296
Reinsurance recoverable	618,317	522,639
Other	18,813	8,384

Total gross deferred tax liabilities	967,638	814,858

Net deferred tax liability	$(4,577)	(96,361)

(Continued)

51

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
In accessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future income over the periods in which the deferred tax assets are deductible, and available tax planning strategies, the Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of existing valuation allowances, at December 31, 2008.

As of December 31, 2008, the Company has life subgroup capital loss carryforwards of $8,488 expiring in 2013, and non-life net operating loss carryforwards of $86,229 expiring in years 2026 through 2028, all loss carryforwards are expected to be fully utilized before expiring.

For NSLAC, all losses incurred after March 31, 2007, must be carried forward. The Company believes these net operating losses of $2,511 will be utilized before they expire in 2023. NSLAC has net operating loss carryforwards of $3,432 incurred through March 31, 2007 expiring in years 2017 through 2022 that can only be used to offset future taxable income of NSLAC. The Company believes it is unlikely these net operating losses will be fully utilized within the allowable carryforward period and established the valuation allowance using the lowest enacted tax rate of 35%. The change in the valuation allowance for period ending December 31, 2008, 2007, and 2006 was $0, $(51), and $795, respectively.

(12)	Additional Financial Instruments Disclosure
(a)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. The Company had outstanding commitments to fund mortgage loans, bonds, and venture capital partnerships of approximately $10,954 and $73,094 as of December 31, 2008 and 2007, respectively. These commitments involve, in varying degrees, elements of credit and market risk in excess of amounts recognized in the consolidated financial statements. The credit risk of all financial instruments, whether on- or off-balance sheet, is controlled through credit approvals, limits, and monitoring procedures.

(b)	Significant Concentrations of Credit Risk

Mortgage loans are collateralized by the underlying properties. Collateral must meet or exceed 125% of the loan at the time the loan is made. The Company grants mainly commercial mortgage loans to customers throughout the United States. The Company has a diversified loan portfolio and total loans in any state do not exceed 12% of the total loan portfolio as of December 31, 2008.

At December 31, 2008, the states that exceeded 10% of the total loan portfolio were Texas and Ohio with carrying values of $153.5 million and $138.7 million, respectively. At December 31, 2007, the states that exceeded 10% of the total loan portfolio were Ohio and Texas with carrying values of $141.5 million and $138.0 million, respectively.
(Continued)

52

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The summary below depicts loan exposure of remaining principal balances by type as of December 31, 2008 and 2007:

	2008	2007
Mortgage assets by type:
Retail	$333,834	324,192
Office	390,992	396,920
Apartment	80,528	79,737
Industrial	281,879	253,357
Other	278,363	254,945

	1,365,596	1,309,151

Less valuation allowances	6,581	6,261

Total mortgage loans on real estate, net	$1,359,015	1,302,890

(13)	Pensions and Other Postretirement Benefits
(a)	Home Office Pension Plans

The Company sponsors a funded qualified pension plan covering all home office employees hired prior to January 1, 1998. The plan includes participants who are employees of the Company and devote substantially all of their time to service for the Company. Retirement benefits are based on years of service and the highest average earnings in five of the last ten years.

The measurement date was December 31, 2008 and 2007.

(b)	Home Office Post-Retirement Benefit Plans

The Company currently offers eligible retirees the opportunity to participate in a post-retirement health and group life plan. The Plan provides a fixed portion of the health insurance contract premium. The portion the Company pays is periodically increased and is a function of participant service. Only home office employees hired prior to January 1, 1998 may become eligible for these benefits provided that the employee meets the retirement age and years of service requirements.

The Plan includes participants who are employees of the Company and devote substantially all of their time to service for the Company.

The post-retirement health plan does not provide benefits which are actuarially equivalent to Medicare Part D benefits. Therefore, the Company does not receive the associated federal Medicare subsidy.

The measurement date was December 31, 2008 and 2007.
(Continued)

53

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(c)	General Agents’ Pension Plan

The Company sponsors an unfunded, nonqualified defined benefit pension plan covering its general agents. The Plan provides benefits based on years of service and average compensation during the final five and ten years of service. Effective January 1, 2005, no agents hired after 2004 will participate in the Plan.

The measurement date was December 31, 2008 and 2007.

(d)	Agents’ Post-Retirement Benefits Plans

The Company sponsors a post-retirement health and group life plan. Only agents with contracts effective prior to January 1, 1998 who meet the retirement age and service requirements are eligible for these benefits. The health and group life plans are contributory, with retirees contributing approximately 50% of premium for coverage. As with all plan participants, the Company reserves the right to change the retiree premium contribution at renewal.

The post-retirement health plan does not provide benefits which are actuarially equivalent to Medicare Part D benefits. Therefore, the Company does not receive the associated federal Medicare subsidy.

The measurement date was December 31, 2008 and 2007.
(Continued)

54

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(e)	Obligations and Funded Status

Information regarding the funded status of the pension plans as a whole and other benefit plans as a whole as of December 31, 2008 and 2007 is as follows:

	Pension benefits		Other benefits
	2008	2007	2008	2007
Change in benefit obligation:
Projected benefit obligation at beginning of year	$53,005	49,450	5,925	8,207
Service cost	1,688	1,937	54	70
Interest cost	3,424	3,079	376	488
Actuarial (gain) loss	(3,144)	(30)	(268)	(2,549)
Benefits paid*	(6,260)	(1,431)	(151)	(291)

Projected benefit obligation at end of year	$48,713	53,005

Accumulated benefit obligation	$39,777	43,330	5,936	5,925

Change in plan assets:
Fair value of plan assets at beginning of year	$42,168	40,111	—	—
Actual return on plan assets	(14,827)	3,066	—	—
Benefits and expenses paid	(3,986)	(1,009)	—	—

Fair value of plan assets at end of year	$23,355	42,168	—	—

Funded status	$(25,358)	(10,837)	(5,936)	(5,925)

*	Benefits paid include amounts paid from both funded and unfunded benefit plans.

	Pension benefits		Other benefits
	2008	2007	2008	2007
Amounts recognized in the statement of financial position consist of:
Prepaid benefit costs	$—	—	—	—
Accrued benefit costs	(25,358)	(10,837)	(5,936)	(5,925)
Intangible assets	—	—	—	—
(Continued)

55

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)

	Pension benefits		Other benefits
	2008	2007	2008	2007
Amounts recognized in other comprehensive income:
Net actuarial loss (gain)	$14,478	9,764	580	(4,324)
Prior service cost (credit)	124	(373)	505	(2,206)
Additional minimum liability	—	(7)	—	—

Total	$14,602	9,384	1,085	(6,530)

	Pension benefits		Other benefits
	2008	2007	2008	2007
Amounts recognized in accumulated other comprehensive income:
Net actuarial loss (gain)	$24,242	9,764	(3,744)	(4,324)
Prior service cost (credit)	(249)	(373)	(1,701)	(2,206)
Additional minimum liability	—	—	—	—

Total	$23,993	9,391	(5,445)	(6,530)

(Continued)

56

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The estimated net loss and prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2009 are $1,971 and $(124), respectively. The estimated net (gain) loss and prior service credit for the other postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2009 are $(707) and $(505), respectively. There are no plan assets that are expected to be returned to the Company during the next twelve months.

	Pension benefits
	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$1,688	1,937	1,835
Interest costs	3,424	3,079	2,901
Expected return on plan assets	(3,253)	(3,189)	(2,894)
Amortization of prior service cost	(124)	109	(129)
Amortization of net loss	458	521	830

Net periodic benefit cost	$2,193	2,457	2,543

	Other benefits
	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$54	70	109
Interest costs	376	488	489
Amortization of prior service cost	(505)	(505)	(505)
Amortization of net gain	(847)	(440)	(141)

Net periodic benefit cost	$(922)	(387)	(48)

Information for defined benefit pension plans with an accumulated benefit obligation in excess of fair value of plan assets as of December 31, 2008 and 2007 is as follows:

	Pension benefits
	2008	2007
Information for pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$48,713	8,479
Accumulated benefit obligation	39,777	6,863
Fair value of plan assets	23,355	—
(Continued)

57

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(f)	Assumptions

	Pension benefits		Other benefits
	2008	2007	2008	2007
Weighted average assumptions used to determine net periodic benefit cost at January 1:
Discount rate	6.50%	6.05%	6.35%	6.05%
Expected long-term return on plan assets	8.00%	8.00%	—	—
Rate of compensation increase	4.05%	4.05%	—	—
Health care cost trend rate assumed for next year	—	—	4.05%	4.50%
Rate to which the health cost trend rate is assumed to decline (the ultimate trend rate)	—	—	2.55%	2.70%
Year that the rate reaches the ultimate trend rate	—	—	2012	2011

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	6.85%	6.50%	6.50%	6.35%
Rate of compensation increase	4.10%	4.05%	—	—
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-percentage-	1-percentage-
	point increase	point decrease
Effect on total of 2008 service cost and interest cost	$56	(47)
Effect on 2008 other post-retirement benefit obligation	688	(582)
(Continued)

58

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(g)	Plan Assets

The Company’s qualified pension plan had weighted average asset allocations at December 31, 2008 and 2007 by asset category as follows:

	Plan assets at December 31
	2008	2007
Equity securities	77%	83%
Debt securities	22%	14%
Real estate	1%	1%
Other	—%	2%

Total	100%	100%

The assets of the Company’s defined benefit pension plan (the Plan) are invested in a group variable annuity contract issued by the Company offering specific investment choices from various asset classes providing diverse and professionally managed options. The assets are invested in a mix of equity securities, debt securities and real estate securities in allocations as determined from time to time by the Pension Plan Committee. The target allocations are designed to balance the Plan’s short-term liquidity needs and its long-term liabilities. The target allocations are currently 80% equity securities and 20% debt securities.

For diversification and risk control purposes, where applicable each asset class is further divided into sub classes such as large cap, mid cap and small cap and growth, core and value for equity securities and U.S. domestic, global and high yield for debt securities. To the extent possible, each sub asset class utilizes multiple fund choices and no single fund contains more than 25% of Plan assets (exclusive of any short term increases in assets due to any Plan funding). The Plan performance is measured by a weighted benchmark consisting of equity and debt benchmarks in weights determined by the Plan committee.

The overall expected long term rate of return on assets is determined by a weighted average return of fixed income and equity indexes. Fixed income securities (including cash) make up 20% of the weighted average return and equity securities make up 80% of the weighted average return.

(h)	Cash Flows
(i)	Contributions

No contributions are expected for the qualified pension plan or the other post-retirement benefit plans in 2009.
(Continued)

59

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(ii)	Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	benefits	benefits
2009	$5,122	155
2010	4,614	145
2011	4,003	140
2012	6,088	136
2013	4,553	132
2014-2018	22,682	599
(i)	Other Plan Expenses

The Company also maintains a qualified contributory defined contribution profit-sharing plan covering substantially all employees. Company contributions to the profit-sharing plan are based on the net earnings of the Company and are payable at the sole discretion of management. The expense for contributions to the Plan for 2008, 2007, and 2006 were $2,732, $5,317, and $2,309, respectively.

Employees hired on or after January 1, 1998 are covered by a defined contribution pension plan. The expense reported for this Plan was $943, $667, and $512, in 2008, 2007, and 2006, respectively.

(j)	ONFS Employees

The Company’s qualified pension and post retirement benefit plans include participants who are employees of ONFS. Participating ONFS employees are vice presidents and other executive officers of ONFS and devote substantially all of their time to service for the Company. Most of ONFS’s employees were employees of the Company prior to January 1, 2001 and were participants in the benefit plan at that time.
(Continued)

60

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(k)	Adoption of SFAS 158

In September 2006, the FASB issued SFAS 158 which requires recognition of the funded status of a benefit plan in the statement of financial position. The Company adopted the provisions of SFAS 158 in its entirety in 2007. The following table illustrates the incremental effect of applying SFAS 158 on individual line items on the Consolidated Balance Sheet at December 31, 2007:

	Before	Adoption of	After
	application	SFAS 158	application
	of SFAS 158	adjustments	of SFAS 158
Other assets	$72,354	(5,745)	66,609
Total assets	18,661,739	(5,745)	18,655,994
Other liabilities	188,523	(2,884)	185,639
Deferred federal income taxes	97,362	(1,001)	96,361
Total liabilities	17,234,335	(3,885)	17,230,450
Accumulated other comprehensive income	19,899	(1,860)	18,039
Total stockholder’s equity	1,427,404	(1,860)	1,425,544
(14)	Regulatory Risk-Based Capital, Retained Earnings and Dividend Restrictions

As of December 31, 2008, ONLIC, ONLAC, NSLAC and MONT exceeded the minimum risk-based capital (RBC) requirements as established by the NAIC.

The payment of dividends by ONLIC to its parent, ONFS, is limited by Ohio insurance laws. The maximum dividend that may be paid to ONFS without prior approval of the Director of Insurance is limited to the greater of ONLIC’s statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December 31. Any dividend that exceeds earned surplus of ONLIC, even if it is within the above parameters, would be deemed extraordinary under Ohio law. Therefore, dividends of approximately $70,790 may be paid by ONLIC to ONFS in 2009 without prior approval. Dividends of $62,000, $49,000, and $30,000 were declared by ONLIC to ONFS in 2008, 2007, and 2006, respectively, and dividends paid were $69,000, $42,000, and $30,000 in 2008, 2007, and 2006, respectively.

The payment of dividends by ONLAC to ONLIC is also limited by Ohio insurance laws. The maximum dividend that may be paid without prior approval of the Director of Insurance is limited to the greater of ONLAC’s statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December 31. Any dividend that exceeds earned surplus of ONLAC, even if it is within the above parameters, would be deemed extraordinary under Ohio law. Therefore, dividends of approximately $23,950 may be paid by ONLAC to ONLIC in 2009 without prior approval. ONLAC did not pay dividends to ONLIC in 2008, 2007, and 2006.
(Continued)

61

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
The payment of dividends by NSLAC to ONLIC is limited by New York insurance laws. NSLAC cannot pay any dividends in 2009 without prior approval of the New York Department of Insurance. No dividends were paid by NSLAC in 2008, 2007, or 2006.

MONT is subject to limitations, imposed by the State of Vermont, on the payment of dividends to its stockholder, ONLIC. Generally, dividends during any year may not be paid, without prior regulatory approval. No dividends were paid to ONLIC in 2008.

(15)	Bank Line of Credit

As of December 31, 2008, the Company had a $75,000 revolving credit facility, all of which was available at the Company’s request. The Company did not utilize this credit facility in 2008. As of December 31, 2007, the Company had a $100,000 revolving credit facility, of which $50,000 was available at the Company’s request. The remaining $50,000 was available at the discretion of the credit line provider. The Company utilized this facility on various occasions in 2007 for amounts up to $50,000. Total interest and fees paid on these lines of credit were $117, $65, and $120 in 2008, 2007, and 2006, respectively. There was no borrowing outstanding on these facilities as of December 31, 2008 or 2007.

(16)	Commitments and Contingencies

The Company primarily leases the home office building from its parent, ONFS, and hardware and software. Rent expense for both capital and operating leases was $4,591, $5,191, and $4,109 during 2008, 2007, and 2006, respectively. The lease on the Home Office constitutes 95% of the $19,946 future minimum operating lease payments. The future minimum lease payments under both operating and capital leases that have remaining noncancelable lease terms in excess of one year at December 31, 2008 are:

	Operating	Capital
2009	$2,714	1,528
2010	2,701	1,449
2011	2,690	818
2012	2,689	701
2013	2,555	151
After 2013	6,597	—

Total minimum lease payments	$19,946	4,647

Less interest on capital leases		(308)

Liability for capitalized leases		4,339

ONLIC and its subsidiaries are defendants in various legal actions arising in the normal course of business. While the outcome of such matters cannot be predicted with certainty, management believes such matters will be resolved without material adverse impact on the financial condition of the Company.
(Continued)

62

THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(Dollars in thousands)
(17)	Reinsurance

The Company routinely enters into reinsurance transactions with other insurance companies. This reinsurance involves either ceding certain risks to or assuming risks from other insurance companies. The primary purpose of ceded reinsurance is to protect the Company from potential losses in excess of levels that it is prepared to accept. Reinsurance does not discharge the Company from its primary liability to policyholders and to the extent that a reinsurer should be unable to meet its obligations, the Company would be liable to policyholders. Ceded premiums approximated 19%, 14%, and 14% of gross earned life and accident and health premiums during 2008, 2007, and 2006, respectively.

The Company has entered into various coinsurance agreements to facilitate additional sales of fixed annuity products. Ceded amounts under these agreements range from one-third to two-thirds of the business produced. The ceded reserves attributable to coinsurance agreements were $869,084 and $1,043,748 as of December 31, 2008 and 2007, respectively.

Effective October 1, 2008, the Company has entered into a reinsurance agreement with Sycamore Re, an affiliated reinsurance company which is 100% owned by ONFS. The reinsurer is unauthorized in the State of Ohio. The reinsurance agreement covers variable annuity policies with a GMIB rider and the optional ARDBR rider that were issued from April 1, 2008 and forward.

63

Schedule I
THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Consolidated Summary of Investments – Other Than Investments in Related Parties
December 31, 2008
(Dollars in thousands)

Column A	Column B	Column C	Column D
			Amount at
			which shown
		Market	in the
Type of investment	Cost	value	balance sheet
Fixed maturity available-for-sale securities:
Bonds:
U.S. Treasury securities and obligations of U.S. Government	$89,652	$95,452	$95,452
Federal agency issued securities	132,760	133,302	133,302
Obligations of states and political subdivisions	36,854	37,192	37,192
Debt securities issued by foreign governments	4,328	4,781	4,781
Corporate securities	3,755,454	3,281,308	3,281,308
Mortgage-backed securities	1,415,332	1,233,027	1,233,027

Total fixed maturity available-for-sale securities	5,434,380	4,785,062	4,785,062

Equity securities available-for-sale:
Common stocks:
Banks, trusts, and insurance companies	25,884	28,769	28,769
Industrial, miscellaneous, and all other	—	32	32
Nonredeemable preferred stocks:	101	102	102

Total equity securities available-for-sale	25,985	28,903	28,903

Fixed maturity held-to-maturity securities:
Bonds:
Obligations of states and political subdivisions	2,150	2,044	2,150
Debt securities issued by foreign governments	1,000	1,000	1,000
Corporate securities	731,470	683,462	731,470
Mortgage-backed securities	514	478	514

Total fixed maturity held-to-maturity securities	735,134	686,984	735,134

Trading securities:
Fixed maturity securities	3,058	2,850	2,850
Equity securities	7,736	4,972	4,972

Total trading securities	10,794	7,822	7,822

Mortgage loans on real estate, net	1,365,596		1,359,015	[1]

Real estate, net:
Investment properties	297		297	[2]
Acquired in satisfaction of debt	4,421		4,002	[2]

Total real estate, net	4,718		4,299

Policy loans	266,630		266,630
Other long-term investments	19,168		17,926	[3]
Short-term investments	264,382		264,554

Total investments	$8,126,787		$7,469,345

1	Difference from Column B is attributable to valuation allowances due to impairments on mortgage loans on real estate.

2	Difference from Column B is due to adjustments for accumulated depreciation.

3	Difference from Column B is due to operations gains and /or losses of investments in limited partnerships.
See accompanying report of independent registered public accounting firm.

64

Schedule III
THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Supplementary Insurance Information

Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
	Deferred	Future policy		Other policy
	policy	benefits, losses,		claims and
	acquisition	claims, and	Unearned	benefits	Premium
Year segment	costs	loss expenses	premiums[1]	payable[1]	revenue
2008:
Individual life insurance	$703,213	3,287,750			239,833
Pension and Annuities	470,753	4,112,514			16,941
Other Insurance	27,559	1,677,766			19,830
Corporate	—	—			—

Total	$1,201,525	9,078,030			276,604

2007:
Individual life insurance	$574,614	3,047,706			235,121
Pension and Annuities	420,469	4,063,641			6,033
Other Insurance	24,712	1,497,657			19,924
Corporate	—	—			—

Total	$1,019,795	8,609,004			261,078

2006:
Individual life insurance	$519,613	2,733,474			209,290
Pension and Annuities	329,602	4,549,442			9,089
Other Insurance	19,450	1,582,357			19,614
Corporate	—	—			—

Total	$868,665	8,865,273			237,993

Column A	Column G	Column H	Column I	Column J	Column K
		Benefits, claims,	Amortization
		losses and	of deferred	Other
	Net	settlement	acquisition	operating	Premiums
Year segment	investment	expenses[3]	costs	expenses[2]	written[4]
2008:
Individual life insurance	$214,687	358,883	55,107	51,630
Pension and Annuities	270,212	(26,957)	153,196	86,565
Other Insurance	14,300	21,854	2,492	1,628
Corporate	15,409	1,205	—	16,153

Total	$514,608	354,985	210,795	155,976

2007:
Individual life insurance	$191,073	359,315	41,168	43,714
Pension and Annuities	289,126	196,260	61,257	89,763
Other Insurance	13,545	21,842	2,448	1,832
Corporate	31,085	1,902	—	17,048

Total	$524,829	579,319	104,873	152,357

2006:
Individual life insurance	$175,983	319,237	35,248	38,738
Pension and Annuities	327,188	229,909	77,383	76,647
Other Insurance	12,244	21,678	1,038	3,929
Corporate	27,655	2,270	—	8,932

Total	$543,070	573,094	113,669	128,246

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.

2	Allocations of net investment and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

3	Policyholders’ dividends on participating policies are included in Column H amounts.

4	Not applicable for life insurance companies.
See accompanying report of independent registered public accounting firm.

65

Schedule IV
THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Reinsurance
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

Column A	Column B	Column C	Column D	Column E	Column F
					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
2008:
Life insurance in force	$109,939,253	58,949,687	173,240	51,162,806	0.3%

Premiums:
Life insurance	$338,980	102,070	2,923	239,833	1.2%
Pension and Annuities	16,941	—	—	16,941	—
Accident and health insurance	37,427	24,920	7,323	19,830	36.9

Total	$393,348	126,990	10,246	276,604	3.7%

2007:
Life insurance in force	$100,764,339	48,465,315	211,455	52,510,479	0.4%

Premiums:
Life insurance	$316,652	84,755	3,224	235,121	1.4%
Pension and Annuities	6,033	—	—	6,033	—
Accident and health insurance	37,926	24,796	6,794	19,924	34.1

Total	$360,611	109,551	10,018	261,078	3.8%

2006:
Life insurance in force	$90,699,261	46,037,165	229,053	44,891,149	0.5%

Premiums:
Life insurance	$288,106	82,540	3,724	209,290	1.8%
Pension and Annuities	9,089	—	—	9,089	—
Accident and health insurance	38,356	25,875	7,133	19,614	36.4

Total	$335,551	108,415	10,857	237,993	4.6%

See accompanying report of independent registered public accounting firm.

66

Schedule V
THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)
Valuation and Qualifying Accounts
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

Column A	Column B	Column C		Column D	Column E
		Charged
	Balance at	(credited) to	Charged to		Balance at
	beginning	costs and	other		end of
Description	of period	expenses	accounts	Deductions	period
2008:
Valuation allowances – mortgage loans on real estate	$6,261	320	—	—	6,581

2007:
Valuation allowances – mortgage loans on real estate	$6,092	169	—	—	6,261

2006:
Valuation allowances – mortgage loans on real estate	$6,357	(265)	—	—	6,092

See accompanying report of independent registered public accounting firm.

67

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity
Ohio National Fund, Inc.:
Equity Subaccount 11,105,297 Shares (Cost $272,336,297)	$146,478,863	$146,310,761	$168,102	$146,478,863
Money Market Subaccount 33,044,173 Shares (Cost $330,441,727)	330,441,727	330,388,143	53,584	330,441,727
Bond Subaccount 8,823,547 Shares (Cost $96,506,837)	89,382,529	89,328,518	54,011	89,382,529
Omni Subaccount 1,521,857 Shares (Cost $23,322,539)	16,770,865	16,748,679	22,186	16,770,865
International Subaccount 20,802,123 Shares (Cost $222,816,761)	157,264,049	157,221,552	42,497	157,264,049
Capital Appreciation Subaccount 6,288,518 Shares (Cost $99,093,885)	77,663,193	77,620,063	43,130	77,663,193
Millennium Subaccount 997,200 Shares (Cost $22,155,624)	14,399,568	14,393,254	6,314	14,399,568
International Small-Mid Company Subaccount (b) 2,900,316 Shares (Cost $59,533,009)	38,545,203	38,509,213	35,990	38,545,203
Aggressive Growth Subaccount 1,940,332 Shares (Cost $15,865,826)	10,109,129	10,109,129	0	10,109,129
Small Cap Growth Subaccount 937,024 Shares (Cost $9,683,269)	6,146,881	6,137,301	9,580	6,146,881
Mid Cap Opportunity Subaccount 5,741,159 Shares (Cost $94,894,353)	62,923,100	62,906,408	16,692	62,923,100
S&P 500 Index Subaccount 6,015,613 Shares (Cost $76,438,557)	56,606,915	56,589,007	17,908	56,606,915
Strategic Value Subaccount (a) 1,159,923 Shares (Cost $11,461,220)	9,244,589	9,241,354	3,235	9,244,589
High Income Bond Subaccount 8,546,936 Shares (Cost $74,170,726)	61,794,345	61,767,013	27,332	61,794,345
Capital Growth Subaccount 1,395,473 Shares (Cost $26,056,528)	20,932,102	20,927,282	4,820	20,932,102
Nasdaq-100 Index Subaccount 7,473,679 Shares (Cost $30,666,506)	23,243,143	23,243,143	0	23,243,143
Bristol Subaccount 9,310,240 Shares (Cost $107,088,564)	76,623,276	76,619,435	3,841	76,623,276
Bryton Growth Subaccount 6,962,926 Shares (Cost $77,387,142)	56,121,186	56,103,074	18,112	56,121,186
U.S. Equity Subaccount 1,548,428 Shares (Cost $18,916,563)	12,248,062	12,224,145	23,917	12,248,062
Balanced Subaccount 833,932 Shares (Cost $10,692,559)	8,956,434	8,900,711	55,723	8,956,434

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity
Ohio National Fund, Inc.: (continued)

Income Opportunity Subaccount 449,889 Shares (Cost $4,911,398)	$4,449,399	$4,449,399	$0	$4,449,399
Target VIP Subaccount 2,625,592 Shares (Cost $27,813,638)	17,880,279	17,880,279	0	17,880,279
Target Equity/Income Subaccount 3,517,563 Shares (Cost $36,861,903)	22,547,580	22,513,508	34,072	22,547,580
Bristol Growth Subaccount 147,161 Shares (Cost $1,339,496)	905,039	905,039	0	905,039

Dow Target 10 Portfolios:
First Quarter Subaccount 226,866 Shares (Cost $2,321,022)	1,649,319	1,649,319	0	1,649,319
Second Quarter Subaccount 256,359 Shares (Cost $2,857,514)	1,909,877	1,909,877	0	1,909,877
Third Quarter Subaccount 291,428 Shares (Cost $2,867,743)	2,016,684	2,016,684	0	2,016,684
Fourth Quarter Subaccount 259,742 Shares (Cost $2,840,824)	2,161,051	2,161,051	0	2,161,051

Dow Target 5 Portfolios:
First Quarter Subaccount 144,130 Shares (Cost $1,865,215)	1,050,706	1,050,706	0	1,050,706
Second Quarter Subaccount 97,062 Shares (Cost $1,147,513)	660,021	660,021	0	660,021
Third Quarter Subaccount 110,146 Shares (Cost $1,137,752)	608,006	608,006	0	608,006
Fourth Quarter Subaccount 134,751 Shares (Cost $1,475,850)	1,021,414	1,021,414	0	1,021,414

Fidelity Variable Insurance Products Fund:
VIP Growth Subaccount 38,154 Shares (Cost $1,498,377)	897,770	897,770	0	897,770
VIP Equity-Income Subaccount 54,031 Shares (Cost $1,282,876)	712,129	712,129	0	712,129
VIP High Income Subaccount 25,235 Shares (Cost $198,052)	99,929	99,929	0	99,929

Janus Aspen Series — Institutional Shares:
Large Cap Growth Subaccount 321,018 Shares (Cost $9,410,693)	5,072,090	5,072,090	0	5,072,090
International Growth Subaccount 109,007 Shares (Cost $3,835,038)	2,881,060	2,861,610	19,450	2,881,060

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity
Janus Aspen Series — Institutional Shares: (continued)

Worldwide Growth Subaccount 138,697 Shares (Cost $4,653,190)	$2,672,684	$2,659,019	$13,665	$2,672,684
Balanced Subaccount 429,174 Shares (Cost $10,954,956)	9,828,087	9,799,619	28,468	9,828,087

Legg Mason Partners Variable Equity Trust — Class I:
Fundamental Value Subaccount 838,263 Shares (Cost $18,441,394)	11,249,491	11,249,491	0	11,249,491
Capital and Income Subaccount 443,313 Shares (Cost $6,104,941)	3,453,408	3,452,542	866	3,453,408
Investors Subaccount 628,449 Shares (Cost $8,591,810)	6,385,044	6,385,044	0	6,385,044

Wells Fargo Advantage Variable Trust Funds:
Opportunity Subaccount 436,078 Shares (Cost $8,815,949)	4,430,549	4,430,549	0	4,430,549
Small/Mid Cap Value Subaccount 82,737 Shares (Cost $845,269)	409,550	409,550	0	409,550
Discovery Subaccount 405,962 Shares (Cost $5,044,686)	4,542,713	4,503,162	39,551	4,542,713

Van Kampen Universal Institutional Funds — Class I:
Core Plus Fixed Income Subaccount 355,331 Shares (Cost $3,896,851)	3,521,333	3,521,333	0	3,521,333
U.S. Real Estate Subaccount 625,397 Shares (Cost $10,402,674)	5,134,510	5,111,316	23,194	5,134,510
Value Subaccount 3,864 Shares (Cost $44,813)	25,851	25,851	0	25,851
Emerging Markets Debt Subaccount 857 Shares (Cost $6,775)	5,546	5,546	0	5,546

Goldman Sachs Variable Insurance Trust — Institutional Shares:
Growth and Income Subaccount 2,9545,018 Shares (Cost $366,363,937)	235,473,794	235,449,956	23,838	235,473,794
Structured U.S. Equity Subaccount 3,904,061 Shares (Cost $48,095,503)	31,193,451	31,179,915	13,536	31,193,451
Capital Growth Subaccount 1,189,634 Shares (Cost $12,469,053)	8,803,291	8,800,401	2,890	8,803,291

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity

Lazard Retirement Series, Inc:
Emerging Markets Equity Subaccount (a) 10,272,789 Shares (Cost $204,641,050)	$119,061,620	$118,990,188	$71,432	$119,061,620
U.S. Small Cap Equity Subaccount (a) 3,158,059 Shares (Cost $36,792,843)	20,022,094	20,011,200	10,894	20,022,094
U.S. Strategic Equity Subaccount 216,396 Shares (Cost $2,033,268)	1,408,740	1,408,740	0	1,408,740
International Equity Subaccount 19,903,028 Shares (Cost $232,190,654)	163,801,918	163,771,993	29,925	163,801,918

The Prudential Series Fund, Inc:
Jennison 20/20 Focus Subaccount 14,411,127 Shares (Cost $197,039,709)	130,564,811	130,532,919	31,892	130,564,811
Jennison Subaccount 430,393 Shares (Cost $8,476,088)	6,223,488	6,223,488	0	6,223,488

UBS Series Trust — Class I:
U.S. Allocation Subaccount 299,146 Shares (Cost $4,038,829)	2,886,757	2,885,894	863	2,886,757

Fidelity Variable Insurance Products Fund — Service Class 2:
VIP Mid Cap Subaccount 7,755,604 Shares (Cost $213,429,573)	140,531,536	140,468,152	63,384	140,531,536
VIP Contrafund Subaccount 14,002,285 Shares (Cost $359,144,302)	211,994,599	211,915,180	79,419	211,994,599
VIP Growth Subaccount 912,997 Shares (Cost $33,705,967)	21,281,961	21,279,725	2,236	21,281,961
VIP Equity-Income Subaccount 7,257,928 Shares (Cost $166,253,404)	94,353,063	94,316,996	36,067	94,353,063
VIP Real Estate Subaccount 143,789 Shares (Cost $1,420,134)	1,160,375	1,160,375	0	1,160,375

Janus Aspen Series — Service Shares:
Large Cap Growth Subaccount 994,754 Shares (Cost $23,575,458)	15,498,269	15,485,874	12,395	15,498,269
Worldwide Growth Subaccount 510,670 Shares (Cost $13,235,077)	9,753,792	9,753,792	0	9,753,792
Balanced Subaccount 2,282,939 Shares (Cost $59,585,117)	54,219,792	54,207,444	12,348	54,219,792
International Growth Subaccount 6,350,464 Shares (Cost $292,612,278)	165,175,566	165,130,361	45,205	165,175,566

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity

J.P. Morgan Series Trust II:
Small Company Subaccount 1,174,321 Shares (Cost $17,182,769)	$11,555,316	$11,552,213	$3,103	$11,555,316
Mid Cap Value Subaccount 5,798,608 Shares (Cost $155,732,011)	109,709,655	109,693,875	15,780	109,709,655

AllianceBernstein Variable Product Series Fund, Inc. — Class B:
Growth & Income Subaccount 14,237 Shares (Cost $309,134)	184,649	184,649	0	184,649
Small Cap Growth Subaccount 1,749 Shares (Cost $15,680)	14,444	14,444	0	14,444

MFS Variable Insurance Trust — Service Class:
New Discovery Subaccount 381,031 Shares (Cost $5,053,831)	3,052,057	3,038,533	13,524	3,052,057
Investors Growth Stock Subaccount 592,815 Shares (Cost $5,551,144)	4,120,065	4,105,697	14,368	4,120,065
Mid Cap Growth Subaccount 4,576,082 Shares (Cost $28,005,083)	14,643,462	14,641,258	2,204	14,643,462
Total Return Subaccount 3,424,423 Shares (Cost $65,715,329)	52,188,210	52,117,864	70,346	52,188,210

PIMCO Variable Insurance Trust — Administrative Shares:
Real Return Subaccount 18,387,603 Shares (Cost $229,217,263)	207,044,407	206,825,372	219,035	207,044,407
Total Return Subaccount 45,177,592 Shares (Cost $465,727,882)	465,780,975	465,684,252	96,723	465,780,975
Global Bond Subaccount 8,350,674 Shares (Cost $106,505,174)	102,295,752	102,224,882	70,870	102,295,752
CommodityRealReturn Strategy Subaccount 202,530 Shares (Cost $1,721,484)	1,417,713	1,417,713	0	1,417,713

Calvert Variable Series, Inc:
Social Equity Subaccount 17,473 Shares (Cost $259,498)	226,279	226,279	0	226,279

Dreyfus Variable Investment Fund — Service Shares:
Appreciation Subaccount 303,092 Shares (Cost $11,080,142)	8,698,754	8,697,798	956	8,698,754

Royce Capital Fund:
Small-Cap Subaccount 17,516,648 Shares (Cost $157,709,352)	112,456,880	112,352,190	104,690	112,456,880
Micro-Cap Subaccount 9,772,214 Shares (Cost $109,006,722)	58,926,453	58,869,696	56,757	58,926,453

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity

Van Kampen Universal Institutional Funds — Class II:
Core Plus Fixed Income Subaccount 9,589,626 Shares (Cost $100,991,934)	$94,074,228	$94,068,166	$6,062	$94,074,228
U.S. Real Estate Subaccount 11,524,853 Shares (Cost $186,611,346)	93,812,306	93,767,343	44,963	93,812,306
International Growth Equity Subaccount 21,829,891 Shares (Cost $204,007,523)	135,781,921	135,780,314	1,607	135,781,921
Capital Growth Subaccount (a) 233,441 Shares (Cost $3,949,933)	2,350,752	2,338,958	11,794	2,350,752

Franklin Templeton Variable Insurance Products Trust — Class 2:
Franklin Income Securities Subaccount 9,974,905 Shares (Cost $162,423,244)	113,115,428	113,068,164	47,264	113,115,428
Franklin Flex Cap Growth Securities Subaccount 16,085,313 Shares (Cost $186,494,907)	132,221,272	132,218,111	3,161	132,221,272
Templeton Foreign Securities Subaccount 5,854,441 Shares (Cost $103,187,452)	62,993,789	62,982,097	11,692	62,993,789

Neuberger Berman Advisers Management Trust — S Class:
AMT Regency Subaccount 11,303,665 Shares (Cost $168,627,975)	104,219,790	104,207,032	12,758	104,219,790

ALPS Variable Insurance Trust — Class II:
AVS Listed Private Equity Subaccount 342,612 Shares (Cost $2,194,532)	1,284,794	1,284,794	0	1,284,794

Federated Insurance Series — Service Shares:
Kaufmann Fund II Subaccount 377,552 Shares (Cost $4,722,922)	3,658,482	3,658,482	0	3,658,482

Goldman Sachs Variable Insurance Trust — Service Shares:
Growth and Income Subaccount 6,300,445 Shares (Cost $58,735,605)	50,340,555	50,340,555	0	50,340,555
Structured U.S. Equity Subaccount 64,433 Shares (Cost $587,562)	515,462	515,462	0	515,462
Capital Growth Subaccount 63,641 Shares (Cost $511,230)	470,306	470,306	0	470,306

Franklin Templeton Variable Insurance Products Trust — Class 4:
Franklin Income Securities Subaccount 1,361,623 Shares (Cost $17,501,269)	15,713,132	15,713,132	0	15,713,132
Franklin Flex Cap Growth Securities Subaccount 5,808,408 Shares (Cost $55,311,932)	47,687,033	47,687,033	0	47,687,033

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Assets and Contract Owners’ Equity	December 31, 2008

	Assets	Contract owners’ equity
		Contracts in	Annuity reserves
	Investments at	accumulation	for contracts in	Total contract
	fair value	period (note 6)	payment period	owners’ equity
Franklin Templeton Variable Insurance Products Trust — Class 4: (continued)

Templeton Foreign Securities Subaccount 943,730 Shares (Cost $12,055,924)	$10,296,096	$10,296,096	$0	$10,296,096
Franklin Templeton VIP Founding Funds Allocation Subaccount 1,562,334 Shares (Cost $10,647,317)	8,780,316	8,780,316	0	8,780,316

Ivy Funds Variable Insurance Portfolios, Inc.:
VIP Asset Strategy Subaccount 1,834,240 Shares (Cost $16,176,954)	15,178,149	15,178,149	0	15,178,149
VIP Global Natural Resources Subaccount 1,010,860 Shares (Cost $3,973,760)	3,346,148	3,346,148	0	3,346,148
VIP Science and Technology Subaccount 100,806 Shares (Cost $1,113,457)	1,151,713	1,151,713	0	1,151,713

Totals	$4,876,791,938	$4,874,781,717	$2,010,221	$4,876,791,938

(a)	Name change was effective May 1, 2008:
Strategic Value subaccount formerly known as Blue Chip.
Emerging Markets Equity subaccount formerly known as Emerging Markets
U.S. Small Cap Equity subaccount formerly known as Small Cap.
Capital Growth subaccount formerly known as Equity Growth.

(b)	Name change was effective September 1, 2008:
International Small-Mid Company subaccount formerly known as international Small Company

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	Ohio National Fund, Inc.
								International
		Money				Capital		Small-Mid
	Equity	Market	Bond	Omni	International	Appreciation	Millennium	Company
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$2,040,622	$5,375,739	$0	$516,205	$0	$694,077	$0	$0
Risk and administrative expense (note 2)	(3,353,448)	(4,122,940)	(1,699,998)	(276,437)	(3,258,587)	(1,457,448)	(270,747)	(790,999)

Net investment activity	(1,312,826)	1,252,799	(1,699,998)	239,768	(3,258,587)	(763,371)	(270,747)	(790,999)

Reinvested capital gains	0	0	0	0	0	0	0	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(25,638,332)	22,656	(227,901)	(493,257)	6,512,499	2,095,077	(1,510,046)	(1,020,716)
Unrealized gain (loss)	(171,623,461)	0	(14,297,471)	(8,235,909)	(145,493,967)	(54,330,937)	(10,443,499)	(39,402,843)

Net gain (loss) on investments	(197,261,793)	22,656	(14,525,372)	(8,729,166)	(138,981,468)	(52,235,860)	(11,953,545)	(40,423,559)

Net increase (decrease) in contract owners’ equity from operations	$(198,574,619)	$1,275,455	$(16,225,370)	$(8,489,398)	$(142,240,055)	$(52,999,231)	$(12,224,292)	$(41,214,558)

	Ohio National Fund, Inc.
	Aggressive	Small Cap	Mid Cap	S&P	Strategic	High Income	Capital	Nasdaq-100
	Growth	Growth	Opportunity	500 Index	Value	Bond	Growth	Index
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$0	$0	$0	$1,243,481	$535,697	$0	$0	$0
Risk and administrative expense (note 2)	(174,275)	(101,722)	(890,861)	(943,763)	(180,212)	(870,952)	(328,840)	(422,637)

Net investment activity	(174,275)	(101,722)	(890,861)	299,718	355,485	(870,952)	(328,840)	(422,637)

Reinvested capital gains	0	0	0	0	0	0	0	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(410,174)	(959,712)	(2,554,746)	(2,020,014)	500,721	(88,796)	416,840	94,662
Unrealized gain (loss)	(6,990,989)	(4,653,065)	(46,872,566)	(31,845,330)	(5,404,189)	(19,208,761)	(11,393,551)	(16,771,353)

Net gain (loss) on investments	(7,401,163)	(5,612,777)	(49,427,312)	(33,865,344)	(4,903,468)	(19,297,557)	(10,976,711)	(16,676,691)

Net increase (decrease) in contract owners’ equity from operations	$(7,575,438)	$(5,714,499)	$(50,318,173)	$(33,565,626)	$(4,547,983)	$(20,168,509)	$(11,305,551)	$(17,099,328)

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	Ohio National Fund, Inc.
		Bryton			Income		Target	Bristol
	Bristol	Growth	U.S. Equity	Balanced	Opportunity	Target VIP	Equity/Income	Growth
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$847,467	$0	$183,883	$0	$0	$297,858	$596,694	$0
Risk and administrative expense (note 2)	(1,108,622)	(787,554)	(238,959)	(134,833)	(59,453)	(309,795)	(436,849)	(12,146)

Net investment activity	(261,155)	(787,554)	(55,076)	(134,833)	(59,453)	(11,937)	159,845	(12,146)

Reinvested capital gains	0	0	0	0	0	0	0	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(2,040,767)	(1,447,772)	(451,773)	(90,803)	(24,820)	(1,136,967)	(1,744,333)	(48,653)
Unrealized gain (loss)	(41,289,431)	(26,491,423)	(11,045,799)	(3,159,848)	(1,028,253)	(11,677,942)	(17,289,278)	(436,030)

Net gain (loss) on investments	(43,330,198)	(27,939,195)	(11,497,572)	(3,250,651)	(1,053,073)	(12,814,909)	(19,033,611)	(484,683)

Net increase (decrease) in contract owners’ equity from operations	$(43,591,353)	$(28,726,749)	$(11,552,648)	$(3,385,484)	$(1,112,526)	$(12,826,846)	$(18,873,766)	$(496,829)

	Dow Target 10 Portfolios				Dow Target 5 Portfolios
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$0	$0	$0	$0	$0	$0	$0	$0
Risk and administrative expense (note 2)	(34,904)	(37,547)	(36,683)	(36,699)	(24,929)	(17,350)	(13,657)	(18,009)

Net investment activity	(34,904)	(37,547)	(36,683)	(36,699)	(24,929)	(17,350)	(13,657)	(18,009)

Reinvested capital gains	0	0	0	0	0	0	0	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(114,117)	(94,117)	26,735	(181,674)	(219,456)	(259,736)	(122,551)	(74,683)
Unrealized gain (loss)	(1,069,137)	(1,659,626)	(1,497,118)	(1,008,832)	(985,180)	(635,560)	(607,834)	(590,488)

Net gain (loss) on investments	(1,183,254)	(1,753,743)	(1,470,383)	(1,190,506)	(1,204,636)	(895,296)	(730,385)	(665,171)

Net increase (decrease) in contract owners’ equity from operations	$(1,218,158)	$(1,791,290)	$(1,507,066)	$(1,227,205)	$(1,229,565)	$(912,646)	$(744,042)	$(683,180)

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	Fidelity Variable Insurance
	Products Fund			Janus Aspen Series — Institutional Shares
		VIP Equity-	VIP High	Large Cap	International	Worldwide
	VIP Growth	Income	Income	Growth	Growth	Growth	Balanced
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$11,492	$26,306	$11,283	$57,280	$64,826	$51,869	$322,969
Risk and administrative expense (note 2)	(19,928)	(15,696)	(2,075)	(101,314)	(72,278)	(57,618)	(160,990)

Net investment activity	(8,436)	10,610	9,208	(44,034)	(7,452)	(5,749)	161,979

Reinvested capital gains	0	1,536	0	0	849,301	0	884,877

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(27,064)	(131,007)	(48,464)	(653,016)	1,206,455	(285,059)	353,638
Unrealized gain (loss)	(871,343)	(529,765)	(907)	(3,066,051)	(5,529,924)	(2,240,573)	(3,601,341)

Net gain (loss) on investments	(898,407)	(660,772)	(49,371)	(3,719,067)	(4,323,469)	(2,525,632)	(3,247,703)

Net increase (decrease) in contract owner’s equity from operations	$(906,843)	$(648,626)	$(40,163)	$(3,763,101)	$(3,481,620)	$(2,531,381)	$(2,200,847)

	Legg Mason Partners Variable Equity			Wells Fargo Advantage Variable
	Trust — Class I			Trust Funds
	Fundamental	Capital and			Small/Mid
	Value	Income	Investors	Opportunity	Cap Value	Discovery
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$265,793	$50,702	$112,334	$142,575	$0	$0
Risk and administrative expense (note 2)	(199,189)	(70,831)	(98,192)	(99,722)	(9,749)	(106,620)

Net investment activity	66,604	(20,129)	14,142	42,853	(9,749)	(106,620)

Reinvested capital gains	11,466	113,625	220,326	1,682,869	140,920	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(1,473,749)	(691,166)	(208,831)	(615,964)	(17,890)	693,597
Unrealized gain (loss)	(5,399,410)	(1,553,389)	(3,436,676)	(4,585,432)	(469,859)	(4,794,785)

Net gain (loss) on investments	(6,873,159)	(2,244,555)	(3,645,507)	(5,201,396)	(487,749)	(4,101,188)

Net increase (decrease) in contract owners’ equity from operations	$(6,795,089)	$(2,151,059)	$(3,411,039)	$(3,475,674)	$(356,578)	$(4,207,808)

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

					Goldman Sachs Variable
	Van Kampen Universal Institutional Funds — Class I				Insurance Trust — Institutional Shares
	Core Plus	U.S. Real		Emerging	Growth and	Structured	Capital
	Fixed Income	Estate	Value	Markets Debt	Income	U.S. Equity	Growth
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$177,943	$295,327	$3,792	$1,649	$6,246,373	$676,087	$15,817
Risk and administrative expense (note 2)	(50,217)	(111,928)	(1,124)	(272)	(3,782,903)	(581,438)	(167,876)

Net investment activity	127,726	183,399	2,668	1,377	2,463,470	94,649	(152,059)

Reinvested capital gains	0	3,238,970	19,100	952	30,923	379,286	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(92,450)	(1,112,223)	(24,483)	1,234	(15,283,673)	(1,905,120)	1,853
Unrealized gain (loss)	(489,237)	(5,660,231)	(31,940)	(5,159)	(111,776,123)	(18,589,295)	(6,255,673)

Net gain (loss) on investments	(581,687)	(6,772,454)	(56,423)	(3,925)	(127,059,796)	(20,494,415)	(6,253,820)

Net increase (decrease) in contract owner’s equity from operations	$(453,961)	$(3,350,085)	$(34,655)	$(1,596)	$(124,565,403)	$(20,020,480)	$(6,405,879)

					The Prudential Series		UBS Series
	Lazard Retirement Series, Inc.				Fund, Inc.		Trust — Class I
	Emerging	U.S. Small	U.S. Strategic	International	Jennison		U.S.
	Markets Equity	Cap Equity	Equity	Equity	20/20 Focus	Jennison	Allocation
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$4,220,122	$0	$14,668	$2,817,018	$0	$5,999	$117,000
Risk and administrative expense (note 2)	(2,092,565)	(359,780)	(16,750)	(1,943,139)	(1,708,442)	(115,495)	(56,497)

Net investment activity	2,127,557	(359,780)	(2,082)	873,879	(1,708,442)	(109,496)	60,503

Reinvested capital gains	11,707,841	0	0	595,123	7,816,743	0	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(10,225,129)	(4,534,273)	(164,097)	(13,616,891)	(9,214,834)	(107,179)	(5,520)
Unrealized gain (loss)	(105,717,493)	(6,942,405)	(363,049)	(59,489,426)	(66,354,710)	(3,948,637)	(1,771,805)

Net gain (loss) on investments	(115,942,622)	(11,476,678)	(527,146)	(73,106,317)	(75,569,544)	(4,055,816)	(1,777,325)

Net increase (decrease) in contract owner’s equity from operations	$(102,107,224)	$(11,836,458)	$(529,228)	$(71,637,315)	$(69,461,243)	$(4,165,312)	$(1,716,822)

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	Old Mutual
	Insurance
	Series Fund	Fidelity Variable Insurance Products Fund — Service Class 2
	Technology &	VIP	VIP	VIP	VIP Equity-	VIP Real
	Communications	Mid Cap	Contrafund	Growth	Income	Estate
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008(a)

Investment activity:
Reinvested dividends	$0	$458,324	$2,411,875	$193,582	$3,075,647	$37,956
Risk and administrative expense (note 2)	(15,147)	(2,502,777)	(3,529,791)	(426,288)	(1,656,141)	(4,636)

Net investment activity	(15,147)	(2,044,453)	(1,117,916)	(232,706)	1,419,506	33,320

Reinvested capital gains	0	30,451,579	7,272,735	0	128,629	16,241

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(688,766)	(7,735,807)	(28,090,166)	(1,211,655)	(13,398,864)	(125,371)
Unrealized gain (loss)	291,107	(113,057,363)	(127,831,765)	(18,034,218)	(56,707,066)	(259,759)

Net gain (loss) on investments	(397,659)	(120,793,170)	(155,921,931)	(19,245,873)	(70,105,930)	(385,130)

Net increase (decrease) in contract owners’ equity from operations	$(412,806)	$(92,386,044)	$(149,767,112)	$(19,478,579)	$(68,557,795)	$(335,569)

	Janus Aspen Series — Service Shares				J.P. Morgan Series Trust II
	Large Cap	Worldwide		International	Small	Mid Cap
	Growth	Growth	Balanced	Growth	Company	Value
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$120,002	$144,377	$1,522,509	$2,737,265	$31,179	$1,628,900
Risk and administrative expense (note 2)	(265,521)	(184,483)	(829,771)	(3,214,103)	(209,799)	(1,923,067)

Net investment activity	(145,519)	(40,106)	692,738	(476,838)	(178,620)	(294,167)

Reinvested capital gains	0	0	4,344,058	39,538,272	1,754,370	11,041,944

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(1,158,775)	134,329	1,138,400	(11,511,433)	(892,982)	(5,744,721)
Unrealized gain (loss)	(8,499,947)	(8,045,075)	(17,651,281)	(196,542,569)	(6,408,530)	(63,204,832)

Net gain (loss) on investments	(9,658,722)	(7,910,746)	(16,512,881)	(208,054,002)	(7,301,512)	(68,949,553)

Net increase (decrease) in contract owners’ equity from operations	$(9,804,241)	$(7,950,852)	$(11,476,085)	$(168,992,568)	$(5,725,762)	$(58,201,776)

(a)	Period from May 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	AllianceBernstein Variable Product
	Series Fund, Inc. — Class B			MFS Variable Insurance Trust — Service Class
	Global	Growth &	Small Cap	New	Investors	Mid Cap	Total
	Bond	Income	Growth	Discovery	Growth Stock	Growth	Return
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$0	$9,717	$0	$0	$13,640	$0	$1,927,829
Risk and administrative expense (note 2)	(618)	(6,434)	(934)	(51,717)	(64,588)	(283,064)	(871,265)

Net investment activity	(618)	3,283	(934)	(51,717)	(50,948)	(283,064)	1,056,564

Reinvested capital gains	0	100,260	0	787,015	227,623	3,079,268	4,203,785

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	30,605	(61,373)	26,160	(477,783)	(2,432)	(1,816,967)	(1,805,524)
Unrealized gain (loss)	(14,225)	(254,251)	(50,217)	(2,205,177)	(2,478,655)	(14,697,553)	(20,727,741)

Net gain (loss) on investments	16,380	(315,624)	(24,057)	(2,682,960)	(2,481,087)	(16,514,520)	(22,533,265)

Net increase (decrease) in contract owner’s equity from operations	$15,762	$(212,081)	$(24,991)	$(1,947,662)	$(2,304,412)	$(13,718,316)	$(17,272,916)

						Dreyfus Variable
						Investment
	PIMCO Variable Insurance Trust —				Calvert Variable	Fund — Service
	Administrative Shares				Series Inc.	Shares	Royce Capital Fund
				Commodity
	Real	Total	Global	RealReturn	Social
	Return	Return	Bond	Strategy	Equity	Appreciation	Small-Cap	Micro-Cap
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008(b)	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$8,463,969	$19,858,459	$2,675,218	$27,285	$0	$158,225	$880,978	$2,324,996
Risk and administrative expense (note 2)	(3,115,663)	(5,819,167)	(1,015,179)	(3,490)	(3,705)	(128,338)	(1,674,886)	(1,091,083)

Net investment activity	5,348,306	14,039,292	1,660,039	23,795	(3,705)	29,887	(793,908)	1,233,913

Reinvested capital gains	334,492	9,597,373	0	19,330	2,306	686,440	11,325,578	9,743,131

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(6,454,863)	2,485,214	(2,140,285)	(99,788)	4,492	(264,967)	(3,844,444)	(5,720,363)
Unrealized gain (loss)	(23,129,757)	(10,891,572)	(5,256,603)	(303,770)	(135,461)	(3,860,600)	(47,484,703)	(50,028,868)

Net gain (loss) on investments	(29,584,620)	(8,406,358)	(7,396,888)	(403,558)	(130,969)	(4,125,567)	(51,329,147)	(55,749,231)

Net increase (decrease) in contract owners’ equity from operations	$(23,901,822)	$15,230,307	$(5,736,849)	$(360,433)	$(132,368)	$(3,409,240)	$(40,797,477)	$(44,772,187)

(b)	Period from October 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

					Franklin Templeton Variable
	Van Kampen Universal Institutional Funds — Class II				Insurance Products Trust — Class 2
					Franklin	Franklin Flex	Templeton
	Core Plus	U.S. Real	International	Capital	Income	Cap Growth	Foreign
	Fixed Income	Estate	Growth Equity	Growth	Securities	Securities	Securities
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008	2008	2008	2008	2008	2008

Investment activity:
Reinvested dividends	$3,551,579	$3,345,552	$3,826	$0	$8,200,106	$171,603	$2,229,119
Risk and administrative expense (note 2)	(1,018,188)	(1,527,258)	(1,209,205)	(39,419)	(1,948,533)	(1,872,739)	(1,185,955)

Net investment activity	2,533,391	1,818,294	(1,205,379)	(39,419)	6,251,573	(1,701,136)	1,043,164

Reinvested capital gains	0	46,463,152	294,626	0	3,433,571	0	9,123,188

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(3,761,862)	(20,467,447)	(8,010,117)	(184,506)	(10,287,613)	(5,346,117)	(6,133,759)
Unrealized gain (loss)	(7,821,578)	(76,277,086)	(68,319,247)	(1,743,745)	(52,111,768)	(56,406,517)	(50,297,323)

Net gain (loss) on investments	(11,583,440)	(96,744,533)	(76,329,364)	(1,928,251)	(62,399,381)	(61,752,634)	(56,431,082)

Net increase (decrease) in contract owner’s equity from operations	$(9,050,049)	$(48,463,087)	$(77,240,117)	$(1,967,670)	$(52,714,237)	$(63,453,770)	$(46,264,730)

	Neuberger Berman	ALPS Variable	Federated Insurance
	Advisers Management	Insurance	Series —	Goldman Sachs Variable
	Trust — S Class	Trust — Class II	Service Shares	Insurance Trust — Service Shares
	AMT	AVS Listed	Kaufmann	Growth and	Structured	Capital
	Regency	Private Equity	Fund II	Income	U.S. Equity	Growth
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008	2008(c)	2008(c)	2008(c)	2008(c)	2008(c)

Investment activity:
Reinvested dividends	$1,324,739	$0	$0	$1,243,162	$8,871	$0
Risk and administrative expense (note 2)	(1,505,872)	(7,372)	(20,421)	(183,892)	(1,657)	(1,383)

Net investment activity	(181,133)	(7,372)	(20,421)	1,059,270	7,214	(1,383)

Reinvested capital gains	288,149	0	0	6,273	5,779	0

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(8,152,779)	(99,231)	(195,511)	(1,346,555)	(7,814)	(58,689)
Unrealized gain (loss)	(61,358,108)	(909,738)	(1,064,439)	(8,395,050)	(72,101)	(40,924)

Net gain (loss) on investments	(69,510,887)	(1,008,969)	(1,259,950)	(9,741,605)	(79,915)	(99,613)

Net increase (decrease) in contract owners’ equity from operations	$(69,403,871)	$(1,016,341)	$(1,280,371)	$(8,676,062)	$(66,922)	$(100,996)

(c)	Period from May 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Operations	For the Period Ended December 31, 2008

	Franklin Templeton Variable
	Insurance Products Trust — Class 4				Ivy Funds Variable Insurance Portfolios, Inc.
				Franklin
	Franklin	Franklin Flex	Templeton	Templeton VIP		VIP Global	VIP
	Income	Cap Growth	Foreign	Founding Funds	VIP Asset	Natural	Science and
	Securities	Securities	Securities	Allocation	Strategy	Resources	Technology	Total
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount	Subaccounts
	2008(d)	2008(d)	2008(d)	2008(d)	2008(e)	2008(e)	2008(e)	2008

Investment activity:
Reinvested dividends	$73,825	$11,519	$33,375	$231,628	$77,001	$90,262	$0	$97,339,046
Risk and administrative expense (note 2)	(55,917)	(175,848)	(39,628)	(37,225)	(27,592)	(7,122)	(1,822)	(74,213,186)

Net investment activity	17,908	(164,329)	(6,253)	194,403	49,409	83,140	(1,822)	23,125,860

Reinvested capital gains	29,575	0	120,765	223,898	1,265,623	366,769	42,169	224,011,824

Realized and unrealized gain (loss) on investments:
Realized gain (loss)	(431,231)	(1,313,416)	(472,457)	(345,100)	(110,881)	(174,318)	(7,270)	(247,822,833)
Unrealized gain (loss)	(1,788,137)	(7,624,899)	(1,759,829)	(1,867,001)	(998,805)	(627,612)	38,257	(2,327,830,409)

Net gain (loss) on investments	(2,219,368)	(8,938,315)	(2,232,286)	(2,212,101)	(1,109,686)	(801,930)	30,987	(2,575,653,242)

Net increase (decrease) in contract owners’ equity from operations	$(2,171,885)	$(9,102,644)	$(2,117,774)	$(1,793,800)	$205,346	$(352,021)	$71,334	$(2,328,515,558)

(d)	Period from May 1, 2008, date of commencement of operations.

(e)	Period from October 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
	Equity		Money Market		Bond		Omni
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(1,312,826)	$(5,091,163)	$1,252,799	$8,587,375	$(1,699,998)	$(2,019,097)	$239,768	$112,368
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(25,638,332)	10,112,186	22,656	(27,965)	(227,901)	1,176,970	(493,257)	339,093
Unrealized gain (loss)	(171,623,461)	(34,261,931)	0	0	(14,297,471)	4,365,134	(8,235,909)	1,259,885

Net increase (decrease) in contract owners’ equity from operations	(198,574,619)	(29,240,908)	1,275,455	8,559,410	(16,225,370)	3,523,007	(8,489,398)	1,711,346

Equity transactions:
Contract purchase payments (note 1)	14,103,800	46,345,536	237,895,920	477,300,714	5,255,585	10,640,284	659,179	594,796
Extra credit fund deposit (note 1)	41,524	187,432	691,886	1,896,796	20,102	70,788	6,154	2,924
Transfers (to) and from other subaccounts	(41,780,201)	(16,332,768)	(74,555,168)	(393,258,101)	(38,543,066)	(2,144,363)	(1,290,044)	(1,499,141)
Transfers (to) and from fixed dollar contract	6,939,368	28,470,061	(10,575,706)	27,134,982	1,622,575	8,310,040	(1,401)	371,230
Withdrawals and surrenders	(18,798,385)	(30,558,549)	(70,896,248)	(41,999,034)	(9,398,948)	(10,990,981)	(2,250,903)	(3,295,144)
Surrender charges (note 2)	(208,032)	(326,263)	(779,845)	(503,751)	(141,549)	(132,157)	(18,002)	(20,999)
Annual contract charges (note 2)	(1,436,588)	(1,355,913)	(1,727,493)	(951,370)	(717,772)	(655,029)	(62,733)	(66,534)
Annuity and death benefit payments	(5,795,435)	(7,097,339)	(22,239,477)	(10,278,679)	(3,101,470)	(3,206,161)	(446,241)	(481,526)

Net equity transactions	(46,933,949)	19,332,197	57,813,869	59,341,557	(45,004,543)	1,892,421	(3,403,991)	(4,394,394)

Net change in contract owners’ equity	(245,508,568)	(9,908,711)	59,089,324	67,900,967	(61,229,913)	5,415,428	(11,893,389)	(2,683,048)
Contract owners’ equity:
Beginning of period	391,987,431	401,896,142	271,352,403	203,451,436	150,612,442	145,197,014	28,664,254	31,347,302

End of period	$146,478,863	$391,987,431	$330,441,727	$271,352,403	$89,382,529	$150,612,442	$16,770,865	$28,664,254

Change in units:
Beginning units	30,645,278	28,546,925	21,875,064	16,960,603	10,251,341	10,069,921	1,883,820	2,181,595

Units purchased	8,578,323	9,583,106	48,350,572	60,894,379	1,762,649	3,168,916	190,437	161,309
Units redeemed	(13,413,346)	(7,484,753)	(43,773,032)	(55,979,918)	(5,076,270)	(2,987,496)	(416,139)	(459,084)

Ending units	25,810,255	30,645,278	26,452,604	21,875,064	6,937,720	10,251,341	1,658,118	1,883,820

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
							International
	International		Capital Appreciation		Millennium		Small-Mid Company
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(3,258,587)	$(4,237,477)	$(763,371)	$(1,439,312)	$(270,747)	$(310,272)	$(790,999)	$(828,527)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	6,512,499	13,024,819	2,095,077	11,634,295	(1,510,046)	86,129	(1,020,716)	4,308,353
Unrealized gain (loss)	(145,493,967)	15,843,218	(54,330,937)	(4,730,597)	(10,443,499)	5,718,339	(39,402,843)	4,111,792

Net increase (decrease) in contract owners’ equity from operations	(142,240,055)	24,630,560	(52,999,231)	5,464,386	(12,224,292)	5,494,196	(41,214,558)	7,591,618

Equity transactions:
Contract purchase payments (note 1)	14,815,025	47,186,939	1,727,890	4,854,197	940,422	1,385,090	6,985,943	17,869,081
Extra credit fund deposit (note 1)	35,047	246,272	18,667	37,277	9,686	11,226	37,027	63,904
Transfers (to) and from other subaccounts	(47,565,120)	(27,772,928)	(5,960,487)	(21,590,803)	(1,757,696)	1,923,116	(5,711,991)	5,061,144
Transfers (to) and from fixed dollar contract	11,396,823	34,393,207	716,879	4,518,025	994,061	435,801	5,175,720	5,302,599
Withdrawals and surrenders	(12,698,611)	(14,261,435)	(8,929,151)	(11,038,062)	(2,065,376)	(3,874,751)	(2,560,463)	(3,723,572)
Surrender charges (note 2)	(229,540)	(210,676)	(115,877)	(125,721)	(17,590)	(28,900)	(27,747)	(34,524)
Annual contract charges (note 2)	(1,842,279)	(1,660,246)	(643,640)	(735,066)	(67,392)	(40,707)	(422,937)	(201,327)
Annuity and death benefit payments	(4,855,819)	(5,824,668)	(2,293,700)	(2,786,920)	(289,453)	(291,901)	(939,137)	(832,996)

Net equity transactions	(40,944,474)	32,096,465	(15,479,419)	(26,867,073)	(2,253,338)	(481,026)	2,536,415	23,504,309

Net change in contract owners’ equity	(183,184,529)	56,727,025	(68,478,650)	(21,402,687)	(14,477,630)	5,013,170	(38,678,143)	31,095,927
Contract owners’ equity:
Beginning of period	340,448,578	283,721,553	146,141,843	167,544,530	28,877,198	23,864,028	77,223,346	46,127,419

End of period	$157,264,049	$340,448,578	$77,663,193	$146,141,843	$14,399,568	$28,877,198	$38,545,203	$77,223,346

Change in units:
Beginning units	25,783,162	23,057,919	7,002,972	8,218,217	2,048,080	1,919,393	3,645,770	2,460,935

Units purchased	7,395,028	9,140,391	887,007	1,064,015	901,073	825,706	1,481,474	2,259,837
Units redeemed	(10,778,769)	(6,415,148)	(1,678,627)	(2,279,260)	(1,120,670)	(697,019)	(1,299,905)	(1,075,002)

Ending units	22,399,421	25,783,162	6,211,352	7,002,972	1,828,483	2,048,080	3,827,339	3,645,770

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
	Aggressive Growth		Small Cap Growth		Mid Cap Opportunity		S&P 500 Index
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(174,275)	$(92,062)	$(101,722)	$(107,031)	$(890,861)	$(716,835)	$299,718	$55,674
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(410,174)	153,262	(959,712)	359,232	(2,554,746)	2,762,112	(2,020,014)	2,244,409
Unrealized gain (loss)	(6,990,989)	1,556,847	(4,653,065)	631,395	(46,872,566)	5,569,123	(31,845,330)	901,235

Net increase (decrease) in contract owners’ equity from operations	(7,575,438)	1,618,047	(5,714,499)	883,596	(50,318,173)	7,614,400	(33,565,626)	3,201,318

Equity transactions:
Contract purchase payments (note 1)	3,042,357	2,228,021	1,301,404	2,782,247	13,798,171	10,844,621	7,764,039	8,726,242
Extra credit fund deposit (note 1)	12,308	5,711	2,595	9,045	30,491	34,194	22,410	76,085
Transfers (to) and from other subaccounts	1,811,040	3,014,365	(287,356)	716,135	18,367,777	12,655,860	(2,941,437)	(3,092,836)
Transfers (to) and from fixed dollar contract	1,092,942	968,132	710,845	941,189	11,838,075	3,738,082	2,809,009	5,335,187
Withdrawals and surrenders	(412,058)	(533,090)	(654,506)	(816,254)	(3,869,722)	(5,618,637)	(7,327,671)	(10,057,541)
Surrender charges (note 2)	(7,537)	(9,471)	(6,902)	(4,777)	(44,675)	(38,071)	(68,997)	(84,655)
Annual contract charges (note 2)	(95,769)	(25,115)	(52,917)	(19,366)	(402,132)	(146,274)	(303,190)	(188,677)
Annuity and death benefit payments	(219,520)	(65,231)	(113,761)	(61,766)	(1,307,166)	(827,638)	(1,408,875)	(1,405,058)

Net equity transactions	5,223,763	5,583,322	899,402	3,546,453	38,410,819	20,642,137	(1,454,712)	(691,253)

Net change in contract owners’ equity	(2,351,675)	7,201,369	(4,815,097)	4,430,049	(11,907,354)	28,256,537	(35,020,338)	2,510,065
Contract owners’ equity:
Beginning of period	12,460,804	5,259,435	10,961,978	6,531,929	74,830,454	46,573,917	91,627,253	89,117,188

End of period	$10,109,129	$12,460,804	$6,146,881	$10,961,978	$62,923,100	$74,830,454	$56,606,915	$91,627,253

Change in units:
Beginning units	1,600,552	833,218	1,248,907	735,381	3,649,812	2,476,430	6,291,146	6,251,985

Units purchased	1,714,488	1,136,900	853,605	916,142	4,252,747	1,941,163	2,290,749	1,520,944
Units redeemed	(958,593)	(369,566)	(692,449)	(402,616)	(1,207,818)	(767,781)	(2,211,150)	(1,481,783)

Ending units	2,356,447	1,600,552	1,410,063	1,248,907	6,694,741	3,649,812	6,370,745	6,291,146

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
	Strategic Value		High Income Bond		Capital Growth		Nasdaq-100 Index
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$355,485	$(87,586)	$(870,952)	$(883,439)	$(328,840)	$(330,195)	$(422,637)	$(518,113)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	500,721	1,250,398	(88,796)	1,652,668	416,840	1,618,948	94,662	2,554,891
Unrealized gain (loss)	(5,404,189)	(3,763,095)	(19,208,761)	199,105	(11,393,551)	945,477	(16,771,353)	4,219,621

Net increase (decrease) in contract owners’ equity from operations	(4,547,983)	(2,600,283)	(20,168,509)	968,334	(11,305,551)	2,234,230	(17,099,328)	6,256,399

Equity transactions:
Contract purchase payments (note 1)	645,688	1,066,618	7,385,027	8,332,574	4,317,836	3,319,961	1,793,028	3,115,147
Extra credit fund deposit (note 1)	4,771	2,771	39,791	60,865	13,618	14,703	2,692	10,029
Transfers (to) and from other subaccounts	(6,525,611)	(2,352,213)	7,754,929	1,464,744	(17,874)	(94,900)	(734,407)	(6,193,042)
Transfers (to) and from fixed dollar contract	(644,426)	1,127,113	4,314,761	7,246,826	2,769,350	2,181,404	2,243,680	1,163,965
Withdrawals and surrenders	(1,054,335)	(2,290,990)	(4,082,233)	(5,377,550)	(1,703,212)	(2,344,836)	(1,529,789)	(1,799,750)
Surrender charges (note 2)	(8,808)	(10,947)	(53,479)	(59,651)	(13,703)	(22,477)	(23,633)	(25,520)
Annual contract charges (note 2)	(48,512)	(48,310)	(418,438)	(246,804)	(144,575)	(82,527)	(218,206)	(201,883)
Annuity and death benefit payments	(317,275)	(479,654)	(1,650,027)	(1,400,106)	(459,826)	(585,473)	(644,295)	(563,073)

Net equity transactions	(7,948,508)	(2,985,612)	13,290,331	10,020,898	4,761,614	2,385,855	889,070	(4,494,127)

Net change in contract owners’ equity	(12,496,491)	(5,585,895)	(6,878,178)	10,989,232	(6,543,937)	4,620,085	(16,210,258)	1,762,272
Contract owners’ equity:
Beginning of period	21,741,080	27,326,975	68,672,523	57,683,291	27,476,039	22,855,954	39,453,401	37,691,129

End of period	$9,244,589	$21,741,080	$61,794,345	$68,672,523	$20,932,102	$27,476,039	$23,243,143	$39,453,401

Change in units:
Beginning units	1,899,357	2,151,461	4,756,190	4,082,110	1,241,873	1,144,005	8,137,053	9,090,548

Units purchased	195,532	271,581	3,028,210	2,609,352	657,006	476,016	3,541,610	2,059,829
Units redeemed	(956,848)	(523,685)	(1,982,677)	(1,935,272)	(424,611)	(378,148)	(3,313,071)	(3,013,324)

Ending units	1,138,041	1,899,357	5,801,723	4,756,190	1,474,268	1,241,873	8,365,592	8,137,053

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
	Bristol		Bryton Growth		U.S. Equity		Balanced
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(261,155)	$(492,941)	$(787,554)	$(563,696)	$(55,076)	$(208,576)	$(134,833)	$(112,060)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(2,040,767)	1,467,744	(1,447,772)	534,109	(451,773)	676,418	(90,803)	296,225
Unrealized gain (loss)	(41,289,431)	3,175,112	(26,491,423)	2,467,044	(11,045,799)	1,932,743	(3,159,848)	641,297

Net increase (decrease) in contract owners’ equity from operations	(43,591,353)	4,149,915	(28,726,749)	2,437,457	(11,552,648)	2,400,585	(3,385,484)	825,462

Equity transactions:
Contract purchase payments (note 1)	15,525,338	18,063,495	12,153,102	15,744,074	1,013,502	2,604,501	1,622,631	2,521,306
Extra credit fund deposit (note 1)	58,072	107,515	32,447	78,304	914	6,600	4,753	3,930
Transfers (to) and from other subaccounts	8,886,645	3,683,005	3,265,974	9,016,030	(1,611,464)	(1,764,823)	(132,256)	(120,440)
Transfers (to) and from fixed dollar contract	12,013,313	11,231,515	11,768,826	9,821,549	2,826,375	591,825	1,583,988	544,604
Withdrawals and surrenders	(2,678,705)	(2,278,277)	(1,431,551)	(947,947)	(1,036,910)	(288,046)	(410,719)	(320,687)
Surrender charges (note 2)	(58,235)	(42,784)	(35,304)	(20,348)	(23,259)	(6,570)	(4,602)	(10,648)
Annual contract charges (note 2)	(682,455)	(381,999)	(507,421)	(206,199)	(103,857)	(98,213)	(59,556)	(28,592)
Annuity and death benefit payments	(1,709,083)	(1,361,515)	(1,200,773)	(727,595)	(355,732)	(829,894)	(352,386)	(476,317)

Net equity transactions	31,354,890	29,020,955	24,045,300	32,757,868	709,569	215,380	2,251,853	2,113,156

Net change in contract owners’ equity	(12,236,463)	33,170,870	(4,681,449)	35,195,325	(10,843,079)	2,615,965	(1,133,631)	2,938,618
Contract owners’ equity:
Beginning of period	88,859,739	55,688,869	60,802,635	25,607,310	23,091,141	20,475,176	10,090,065	7,151,447

End of period	$76,623,276	$88,859,739	$56,121,186	$60,802,635	$12,248,062	$23,091,141	$8,956,434	$10,090,065

Change in units:
Beginning units	5,988,311	3,990,903	4,876,212	2,227,333	1,555,201	1,539,865	706,230	553,507

Units purchased	4,118,390	3,019,839	4,307,549	3,144,615	452,601	323,762	410,336	311,889
Units redeemed	(1,306,876)	(1,022,431)	(1,644,284)	(495,736)	(400,836)	(308,426)	(245,727)	(159,166)

Ending units	8,799,825	5,988,311	7,539,477	4,876,212	1,606,966	1,555,201	870,839	706,230

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ohio National Fund, Inc.
	Income Opportunity		Target VIP		Target Equity/Income		Bristol Growth
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007(a)

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(59,453)	$(62,426)	$(11,937)	$(44,340)	$159,845	$93,236	$(12,146)	$(2,715)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(24,820)	204,896	(1,136,967)	169,432	(1,744,333)	334,594	(48,653)	911
Unrealized gain (loss)	(1,028,253)	186,388	(11,677,942)	976,873	(17,289,278)	1,860,715	(436,030)	1,573

Net increase (decrease) in contract owners’ equity from operations	(1,112,526)	328,858	(12,826,846)	1,101,965	(18,873,766)	2,288,545	(496,829)	(231)

Equity transactions:
Contract purchase payments (note 1)	303,934	504,227	4,746,042	6,507,343	4,543,394	9,737,567	197,699	327,681
Extra credit fund deposit (note 1)	400	1,578	9,386	7,362	22,934	11,629	2,578	1,698
Transfers (to) and from other subaccounts	363,451	(1,330,042)	1,327,974	2,202,344	(2,035,741)	1,920,539	210,495	280,470
Transfers (to) and from fixed dollar contract	166,190	214,586	3,671,275	2,840,296	2,844,220	4,529,917	237,345	196,747
Withdrawals and surrenders	(141,422)	(212,469)	(1,035,446)	(163,250)	(1,074,101)	(479,015)	(1,075)	(21,201)
Surrender charges (note 2)	(2,809)	(4,731)	(42,145)	(448)	(30,548)	(2,806)	(2)	0
Annual contract charges (note 2)	(26,136)	(20,806)	(205,474)	(81,677)	(256,557)	(140,200)	(9,323)	(194)
Annuity and death benefit payments	(90,864)	(39,871)	(395,970)	(217,999)	(490,784)	(322,344)	(16,610)	(4,209)

Net equity transactions	572,744	(887,528)	8,075,642	11,093,971	3,522,817	15,255,287	621,107	780,992

Net change in contract owners’ equity	(539,782)	(558,670)	(4,751,204)	12,195,936	(15,350,949)	17,543,832	124,278	780,761
Contract owners’ equity:
Beginning of period	4,989,181	5,547,851	22,631,483	10,435,547	37,898,529	20,354,697	780,761	0

End of period	$4,449,399	$4,989,181	$17,880,279	$22,631,483	$22,547,580	$37,898,529	$905,039	$780,761

Change in units:
Beginning units	418,770	498,277	1,890,034	943,340	3,182,790	1,863,354	76,182	0

Units purchased	139,978	130,871	1,279,199	1,104,871	1,334,014	1,667,233	99,740	83,848
Units redeemed	(81,389)	(210,378)	(497,267)	(158,177)	(1,021,365)	(347,797)	(25,292)	(7,666)

Ending units	477,359	418,770	2,671,966	1,890,034	3,495,439	3,182,790	150,630	76,182

(a)	Period from May 1, 2007, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Dow Target 10 Portfolios
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(34,904)	$(41,763)	$(37,547)	$(51,140)	$(36,683)	$(48,946)	$(36,699)	$(39,583)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(114,117)	150,776	(94,117)	280,087	26,735	213,885	(181,674)	129,893
Unrealized gain (loss)	(1,069,137)	(120,134)	(1,659,626)	(122,913)	(1,497,118)	(26,859)	(1,008,832)	(115,604)

Net increase (decrease) in contract owners’ equity from operations	(1,218,158)	(11,121)	(1,791,290)	106,034	(1,507,066)	138,080	(1,227,205)	(25,294)

Equity transactions:
Contract purchase payments (note 1)	346,028	592,020	136,242	794,308	110,081	556,766	221,888	551,861
Extra credit fund deposit (note 1)	2,800	1,478	0	2,166	0	320	6	400
Transfers (to) and from other subaccounts	(428,166)	150,484	68,694	(589,389)	(349,044)	(233,433)	(1,640,563)	1,641,043
Transfers (to) and from fixed dollar contract	408,311	161,309	405,731	257,462	101,468	283,316	109,991	418,754
Withdrawals and surrenders	(157,851)	(395,328)	(376,732)	(272,468)	(502,133)	(434,328)	(287,347)	(268,170)
Surrender charges (note 2)	(3,423)	(794)	(2,686)	(840)	(13,636)	(3,460)	(2,611)	(2,294)
Annual contract charges (note 2)	(16,297)	(10,114)	(14,342)	(9,974)	(13,409)	(8,346)	(19,088)	(11,863)
Annuity and death benefit payments	(138,840)	(50,055)	(73,698)	(113,361)	(31,744)	(41,927)	(51,502)	(60,791)

Net equity transactions	12,562	449,000	143,209	67,904	(698,417)	118,908	(1,669,226)	2,268,940

Net change in contract owners’ equity	(1,205,596)	437,879	(1,648,081)	173,938	(2,205,483)	256,988	(2,896,431)	2,243,646
Contract owners’ equity:
Beginning of period	2,854,915	2,417,036	3,557,958	3,384,020	4,222,167	3,965,179	5,057,482	2,813,836

End of period	$1,649,319	$2,854,915	$1,909,877	$3,557,958	$2,016,684	$4,222,167	$2,161,051	$5,057,482

Change in units:
Beginning units	226,259	190,608	238,602	235,451	345,043	337,517	380,481	215,573

Units purchased	93,125	109,348	87,186	86,717	40,774	100,435	81,538	212,584
Units redeemed	(108,221)	(73,697)	(84,934)	(83,566)	(104,949)	(92,909)	(210,106)	(47,676)

Ending units	211,163	226,259	240,854	238,602	280,868	345,043	251,913	380,481

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Dow Target 5 Portfolios
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(24,929)	$(17,594)	$(17,350)	$(20,296)	$(13,657)	$(13,706)	$(18,009)	$(14,780)
Reinvested capital gains	0	0	0	0	0	0	0	0
Realized gain (loss)	(219,456)	127,122	(259,736)	121,203	(122,551)	68,336	(74,683)	86,370
Unrealized gain (loss)	(985,180)	(80,312)	(635,560)	(74,942)	(607,834)	(14,966)	(590,488)	(20,003)

Net increase (decrease) in contract owners’ equity from operations	(1,229,565)	29,216	(912,646)	25,965	(744,042)	39,664	(683,180)	51,587

Equity transactions:
Contract purchase payments (note 1)	313,610	88,990	96,625	416,598	120,224	160,514	149,215	315,745
Extra credit fund deposit (note 1)	3,874	1,070	466	1,484	126	3,139	613	979
Transfers (to) and from other subaccounts	661,216	(180,363)	(235,821)	(179,923)	(261,567)	(220,017)	(215,452)	13,035
Transfers (to) and from fixed dollar contract	279,547	289,077	294,413	422,322	236,275	381,951	93,252	312,150
Withdrawals and surrenders	(38,064)	(50,844)	(69,470)	(29,284)	(44,956)	(41,372)	(44,051)	(49,211)
Surrender charges (note 2)	(323)	(331)	(1,283)	(295)	(1,238)	(1,511)	(394)	(429)
Annual contract charges (note 2)	(16,911)	(4,771)	(10,522)	(5,152)	(8,150)	(3,226)	(11,950)	(5,108)
Annuity and death benefit payments	(26,627)	(9,270)	(21,305)	(15,144)	(23,622)	(19,028)	(18,671)	(34,808)

Net equity transactions	1,176,322	133,558	53,103	610,606	17,092	260,450	(47,438)	552,353

Net change in contract owners’ equity	(53,243)	162,774	(859,543)	636,571	(726,950)	300,114	(730,618)	603,940
Contract owners’ equity:
Beginning of period	1,103,949	941,175	1,519,564	882,993	1,334,956	1,034,842	1,752,032	1,148,092

End of period	$1,050,706	$1,103,949	$660,021	$1,519,564	$608,006	$1,334,956	$1,021,414	$1,752,032

Change in units:
Beginning units	68,621	59,482	87,534	52,706	99,078	82,809	131,051	90,448

Units purchased	113,175	57,411	48,186	81,592	48,784	72,128	43,078	74,300
Units redeemed	(53,537)	(48,272)	(59,765)	(46,764)	(52,153)	(55,859)	(42,682)	(33,697)

Ending units	128,259	68,621	75,955	87,534	95,709	99,078	131,447	131,051

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Fidelity Variable Insurance Products Fund
	VIP Growth		VIP Equity-Income		VIP High Income
	Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(8,436)	$(9,149)	$10,610	$6,308	$9,208	$13,884
Reinvested capital gains	0	1,770	1,536	168,990	0	0
Realized gain (loss)	(27,064)	(4,582)	(131,007)	137,987	(48,464)	(125,657)
Unrealized gain (loss)	(871,343)	512,376	(529,765)	(261,338)	(907)	122,384

Net increase (decrease) in contract owners’ equity from operations	(906,843)	500,415	(648,626)	51,947	(40,163)	10,611

Equity transactions:
Contract purchase payments (note 1)	17,663	27,407	14,118	16,742	0	283
Extra credit fund deposit (note 1)	0	0	0	0	0	0
Transfers (to) and from other subaccounts	(140,318)	(145,743)	(215,842)	(101,196)	(3,566)	(178,487)
Transfers (to) and from fixed dollar contract	(920)	(3,500)	(44,655)	(4,443)	(2,528)	0
Withdrawals and surrenders	(253,805)	(628,661)	(388,494)	(768,482)	(66,070)	(137,264)
Surrender charges (note 2)	(602)	(2,788)	(542)	(1,702)	(353)	(349)
Annual contract charges (note 2)	(2,196)	(2,573)	(1,536)	(1,867)	(226)	(303)
Annuity and death benefit payments	(2,529)	(6,460)	(9,032)	(14,478)	(1,700)	(4,165)

Net equity transactions	(382,707)	(762,318)	(645,983)	(875,426)	(74,443)	(320,285)

Net change in contract owners’ equity	(1,289,550)	(261,903)	(1,294,609)	(823,479)	(114,606)	(309,674)
Contract owners’ equity:
Beginning of period	2,187,320	2,449,223	2,006,738	2,830,217	214,535	524,209

End of period	$897,770	$2,187,320	$712,129	$2,006,738	$99,929	$214,535

Change in units:
Beginning units	102,968	144,498	95,735	135,318	17,402	43,142

Units purchased	3,812	4,378	1,096	11,573	0	23
Units redeemed	(25,741)	(45,908)	(36,814)	(51,156)	(6,456)	(25,763)

Ending units	81,039	102,968	60,017	95,735	10,946	17,402

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Janus Aspen Series — Institutional Shares
	Large Cap Growth		International Growth		Worldwide Growth		Balanced
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(44,034)	$(72,252)	$(7,452)	$(55,711)	$(5,749)	$(42,604)	$161,979	$200,271
Reinvested capital gains	0	0	849,301	0	0	0	884,877	0
Realized gain (loss)	(653,016)	(719,862)	1,206,455	1,263,324	(285,059)	94,141	353,638	789,762
Unrealized gain (loss)	(3,066,051)	2,318,828	(5,529,924)	816,307	(2,240,573)	603,300	(3,601,341)	586,950

Net increase (decrease) in contract owners’ equity from operations	(3,763,101)	1,526,714	(3,481,620)	2,023,920	(2,531,381)	654,837	(2,200,847)	1,576,983

Equity transactions:
Contract purchase payments (note 1)	41,567	48,377	71,189	44,442	78,669	75,620	76,002	78,967
Extra credit fund deposit (note 1)	147	271	48	134	98	193	24	64
Transfers (to) and from other subaccounts	(402,216)	(827,431)	(646,177)	64,108	(241,585)	(780,717)	(241,089)	(629,903)
Transfers (to) and from fixed dollar contract	(156,853)	(49,387)	(56,584)	47,594	(80,268)	1,721	(232,787)	(134,283)
Withdrawals and surrenders	(1,007,811)	(2,421,805)	(1,385,345)	(1,234,208)	(918,549)	(1,276,417)	(2,835,551)	(3,806,150)
Surrender charges (note 2)	(3,790)	(6,321)	(641)	(2,096)	(2,864)	(2,893)	(7,921)	(7,851)
Annual contract charges (note 2)	(18,236)	(21,063)	(10,940)	(12,643)	(8,949)	(11,068)	(17,882)	(18,325)
Annuity and death benefit payments	(128,852)	(281,339)	(105,599)	(214,500)	(126,001)	(164,530)	(520,196)	(502,538)

Net equity transactions	(1,676,044)	(3,558,698)	(2,134,049)	(1,307,169)	(1,299,449)	(2,158,091)	(3,779,400)	(5,020,019)

Net change in contract owners’ equity	(5,439,145)	(2,031,984)	(5,615,669)	716,751	(3,830,830)	(1,503,254)	(5,980,247)	(3,443,036)
Contract owners’ equity:
Beginning of period	10,511,235	12,543,219	8,496,729	7,779,978	6,503,514	8,006,768	15,808,334	19,251,370

End of period	$5,072,090	$10,511,235	$2,881,060	$8,496,729	$2,672,684	$6,503,514	$9,828,087	$15,808,334

Change in units:
Beginning units	870,912	1,174,342	275,304	319,247	520,259	688,367	907,970	1,199,353

Units purchased	23,640	32,114	32,960	49,046	14,910	31,427	43,670	46,177
Units redeemed	(186,763)	(335,544)	(111,830)	(92,989)	(144,222)	(199,535)	(270,368)	(337,560)

Ending units	707,789	870,912	196,434	275,304	390,947	520,259	681,272	907,970

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Legg Mason Partners Variable Equity Trust — Class I (note 4)
	Fundamental Value		Capital and Income		Investors		All Cap	Total Return
	Subaccount		Subaccount		Subaccount		Subaccount	Subaccount
	2008	2007	2008	2007	2008	2007	2007	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$66,604	$59,829	$(20,129)	$29,085	$14,142	$418	$(21,618)	$26,937
Reinvested capital gains	11,466	878,778	113,625	1,078,554	220,326	214,653	918,513	44,801
Realized gain (loss)	(1,473,749)	(75,543)	(691,166)	8,340	(208,831)	299,083	3,421,861	1,034,690
Unrealized gain (loss)	(5,399,410)	(1,792,494)	(1,553,389)	(1,098,145)	(3,436,676)	(353,733)	(3,443,829)	(903,689)

Net increase (decrease) in contract owners’ equity from operations	(6,795,089)	(929,430)	(2,151,059)	17,834	(3,411,039)	160,421	874,927	202,739

Equity transactions:
Contract purchase payments (note 1)	1,729,080	1,783,760	161,773	309,474	1,833,319	1,003,047	456,836	66,289
Extra credit fund deposit (note 1)	3,220	1,839	149	1,577	6,579	8,916	1,146	854
Transfers (to) and from other subaccounts	(1,478,880)	17,785,623	(503,691)	6,878,424	(513,823)	49,188	(17,849,373)	(6,906,415)
Transfers (to) and from fixed dollar contract	995,082	834,460	(133,649)	100,851	1,019,551	613,247	257,143	110,434
Withdrawals and surrenders	(927,936)	(834,668)	(542,452)	(401,828)	(453,646)	(598,121)	(320,915)	(362,568)
Surrender charges (note 2)	(11,737)	(5,485)	(1,993)	(2,075)	(2,744)	(3,517)	(2,090)	(1,424)
Annual contract charges (note 2)	(92,417)	(43,902)	(17,451)	(8,084)	(33,793)	(16,506)	(19,661)	(5,486)
Annuity and death benefit payments	(376,932)	(387,097)	(117,471)	(136,921)	(185,620)	(101,523)	(66,670)	(55,075)

Net equity transactions	(160,520)	19,134,530	(1,154,785)	6,741,418	1,669,823	954,731	(17,543,584)	(7,153,391)

Net change in contract owners’ equity	(6,955,609)	18,205,100	(3,305,844)	6,759,252	(1,741,216)	1,115,152	(16,668,657)	(6,950,652)
Contract owners’ equity:
Beginning of period	18,205,100	0	6,759,252	0	8,126,260	7,011,108	16,668,657	6,950,652

End of period	$11,249,491	$18,205,100	$3,453,408	$6,759,252	$6,385,044	$8,126,260	$0	$0

Change in units:
Beginning units	933,351	0	494,823	0	498,088	440,848	852,823	524,920

Units purchased	261,481	1,106,385	51,885	576,486	282,654	150,994	124,052	37,716
Units redeemed	(275,097)	(173,034)	(152,469)	(81,663)	(170,536)	(93,754)	(976,875)	(562,636)

Ending units	919,735	933,351	394,239	494,823	610,206	498,088	0	0

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Wells Fargo Advantage Variable Trust Funds
	Opportunity		Small/Mid Cap Value		Discovery
	Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$42,853	$(99,446)	$(9,749)	$(15,576)	$(106,620)	$(176,337)
Reinvested capital gains	1,682,869	1,704,189	140,920	181,501	0	0
Realized gain (loss)	(615,964)	885,088	(17,890)	112,832	693,597	2,326,691
Unrealized gain (loss)	(4,585,432)	(1,614,601)	(469,859)	(286,128)	(4,794,785)	449,557

Net increase (decrease) in contract owners’ equity from operations	(3,475,674)	875,230	(356,578)	(7,371)	(4,207,808)	2,599,911

Equity transactions:
Contract purchase payments (note 1)	0	21,699	0	356	18,100	16,988
Extra credit fund deposit (note 1)	0	81	0	0	0	(12)
Transfers (to) and from other subaccounts	(732,755)	(3,739,092)	(107,853)	(216,325)	(930,262)	(3,735,618)
Transfers (to) and from fixed dollar contract	(192,789)	(7,844)	(18,372)	(20,531)	(105,774)	(38,227)
Withdrawals and surrenders	(1,583,522)	(2,287,562)	(30,663)	(243,232)	(1,168,966)	(3,005,359)
Surrender charges (note 2)	(5,679)	(15,464)	(54)	(845)	(5,024)	(16,143)
Annual contract charges (note 2)	(12,636)	(19,783)	(1,058)	(1,619)	(13,013)	(18,102)
Annuity and death benefit payments	(293,693)	(165,575)	(9,348)	(25,753)	(245,420)	(222,066)

Net equity transactions	(2,821,074)	(6,213,540)	(167,348)	(507,949)	(2,450,359)	(7,018,539)

Net change in contract owners’ equity	(6,296,748)	(5,338,310)	(523,926)	(515,320)	(6,658,167)	(4,418,628)
Contract owners’ equity:
Beginning of period	10,727,297	16,065,607	933,476	1,448,796	11,200,880	15,619,508

End of period	$4,430,549	$10,727,297	$409,550	$933,476	$4,542,713	$11,200,880

Change in units:
Beginning units	602,019	950,101	61,522	92,373	658,290	1,131,665

Units purchased	0	6,038	0	23	0	6,513
Units redeemed	(181,388)	(354,120)	(11,938)	(30,874)	(172,687)	(479,888)

Ending units	420,631	602,019	49,584	61,522	485,603	658,290

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Van Kampen Universal Institutional Funds — Class I
	Core Plus Fixed Income		U.S. Real Estate		Value		Emerging Markets Debt
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$127,726	$61,982	$183,399	$(32,108)	$2,668	$1,539	$1,377	$6,587
Reinvested capital gains	0	0	3,238,970	1,512,636	19,100	28,781	952	3,465
Realized gain (loss)	(92,450)	36,979	(1,112,223)	1,676,879	(24,483)	100,625	1,234	11,693
Unrealized gain (loss)	(489,237)	25,450	(5,660,231)	(6,260,338)	(31,940)	(126,314)	(5,159)	(16,160)

Net increase (decrease) in contract owners’ equity from operations	(453,961)	124,411	(3,350,085)	(3,102,931)	(34,655)	4,631	(1,596)	5,585

Equity transactions:
Contract purchase payments (note 1)	10,870	4,172	120,357	168,890	0	0	0	0
Extra credit fund deposit (note 1)	90	55	902	1,506	0	0	0	0
Transfers (to) and from other subaccounts	1,230,539	897,416	(1,197,587)	(2,493,180)	(124,483)	(277,360)	(52,239)	(19,697)
Transfers (to) and from fixed dollar contract	(4,889)	40,245	(430,376)	106,798	0	0	0	0
Withdrawals and surrenders	(537,373)	(358,291)	(1,792,251)	(2,181,967)	(25,481)	(191,983)	(719)	(69,204)
Surrender charges (note 2)	(1,177)	(2,269)	(15,088)	(15,131)	(11)	(1,090)	(5)	(114)
Annual contract charges (note 2)	(4,461)	(2,460)	(13,227)	(17,503)	(106)	(382)	(84)	(89)
Annuity and death benefit payments	(170,062)	(90,619)	(154,779)	(293,960)	(12,932)	(65,861)	0	0

Net equity transactions	523,537	488,249	(3,482,049)	(4,724,547)	(163,013)	(536,676)	(53,047)	(89,104)

Net change in contract owners’ equity	69,576	612,660	(6,832,134)	(7,827,478)	(197,668)	(532,045)	(54,643)	(83,519)
Contract owners’ equity:
Beginning of period	3,451,757	2,839,097	11,966,644	19,794,122	223,519	755,564	60,189	143,708

End of period	$3,521,333	$3,451,757	$5,134,510	$11,966,644	$25,851	$223,519	$5,546	$60,189

Change in units:
Beginning units	233,638	199,912	417,852	564,169	15,599	50,693	3,141	7,879

Units purchased	142,969	117,784	70,010	130,917	0	9	0	61
Units redeemed	(107,653)	(84,058)	(196,803)	(277,234)	(12,838)	(35,103)	(2,796)	(4,799)

Ending units	268,954	233,638	291,059	417,852	2,761	15,599	345	3,141

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Goldman Sachs Variable Insurance Trust — Institutional Shares
	Growth and Income		Structured U.S. Equity		Capital Growth
	Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$2,463,470	$2,453,072	$94,649	$(210,632)	$(152,059)	$(177,809)
Reinvested capital gains	30,923	27,455,243	379,286	4,282,650	0	0
Realized gain (loss)	(15,283,673)	1,042,513	(1,905,120)	2,506,601	1,853	684,785
Unrealized gain (loss)	(111,776,123)	(35,040,629)	(18,589,295)	(7,965,313)	(6,255,673)	802,567

Net increase (decrease) in contract owners’ equity from operations	(124,565,403)	(4,089,801)	(20,020,480)	(1,386,694)	(6,405,879)	1,309,543

Equity transactions:
Contract purchase payments (note 1)	23,674,565	75,054,184	473,112	2,268,229	355,940	924,839
Extra credit fund deposit (note 1)	64,524	332,934	1,611	12,221	470	8,659
Transfers (to) and from other subaccounts	21,790,250	48,291,952	(1,698,579)	(6,730,736)	224,014	(959,563)
Transfers (to) and from fixed dollar contract	34,859,313	46,487,573	443,944	1,306,790	166,416	364,795
Withdrawals and surrenders	(8,262,520)	(6,797,802)	(2,625,354)	(3,202,639)	(674,213)	(1,044,433)
Surrender charges (note 2)	(172,187)	(113,136)	(42,279)	(37,642)	(6,979)	(8,867)
Annual contract charges (note 2)	(2,553,897)	(1,008,158)	(314,253)	(354,040)	(72,973)	(58,425)
Annuity and death benefit payments	(5,968,292)	(3,900,671)	(1,006,484)	(1,240,034)	(281,469)	(226,604)

Net equity transactions	63,431,756	158,346,876	(4,768,282)	(7,977,851)	(288,794)	(999,599)

Net change in contract owners’ equity	(61,133,647)	154,257,075	(24,788,762)	(9,364,545)	(6,694,673)	309,944
Contract owners’ equity:
Beginning of period	296,607,441	142,350,366	55,982,213	65,346,758	15,497,964	15,188,020

End of period	$235,473,794	$296,607,441	$31,193,451	$55,982,213	$8,803,291	$15,497,964

Change in units:
Beginning units	24,390,981	11,720,274	4,546,088	5,146,605	1,244,487	1,325,319

Units purchased	10,656,910	15,132,577	504,797	743,068	283,767	298,258
Units redeemed	(5,075,730)	(2,461,870)	(975,758)	(1,343,585)	(298,102)	(379,090)

Ending units	29,972,161	24,390,981	4,075,127	4,546,088	1,230,152	1,244,487

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Lazard Retirement Series, Inc.
			U.S. Small Cap Equity		U.S. Strategic Equity		International Equity
	Emerging Markets Equity Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$2,127,557	$194,144	$(359,780)	$(493,652)	$(2,082)	$1,266	$873,879	$1,617,440
Reinvested capital gains	11,707,841	22,074,080	0	13,892,998	0	245,723	595,123	13,094,718
Realized gain (loss)	(10,225,129)	5,476,177	(4,534,273)	301,580	(164,097)	18,627	(13,616,891)	(415,447)
Unrealized gain (loss)	(105,717,493)	2,240,861	(6,942,405)	(16,693,359)	(363,049)	(314,295)	(59,489,426)	(9,691,950)

Net increase (decrease) in contract owners’ equity from operations	(102,107,224)	29,985,262	(11,836,458)	(2,992,433)	(529,228)	(48,679)	(71,637,315)	4,604,761

Equity transactions:
Contract purchase payments (note 1)	35,517,547	39,207,507	2,110,121	2,027,541	214,472	502,094	49,682,719	34,381,561
Extra credit fund deposit (note 1)	106,815	152,460	6,993	6,406	1,726	2,567	111,097	125,687
Transfers (to) and from other subaccounts	255,339	18,618,399	(711,237)	(2,786,090)	356,032	296,027	26,793,746	54,617,174
Transfers (to) and from fixed dollar contract	25,022,190	14,273,576	369,237	1,695,534	120,815	108,792	48,080,203	16,136,100
Withdrawals and surrenders	(4,766,298)	(4,364,710)	(2,137,191)	(3,000,790)	(11,139)	(34,803)	(2,699,565)	(1,126,821)
Surrender charges (note 2)	(66,665)	(70,523)	(20,683)	(27,412)	(131)	(1,730)	(56,062)	(18,118)
Annual contract charges (note 2)	(1,069,819)	(364,845)	(140,336)	(115,852)	(9,829)	(3,165)	(1,180,733)	(183,472)
Annuity and death benefit payments	(2,337,191)	(1,340,086)	(426,408)	(457,074)	(23,444)	(12,887)	(3,135,964)	(1,011,487)

Net equity transactions	52,661,918	66,111,778	(949,504)	(2,657,737)	648,502	856,895	117,595,441	102,920,624

Net change in contract owners’ equity	(49,445,306)	96,097,040	(12,785,962)	(5,650,170)	119,274	808,216	45,958,126	107,525,385
Contract owners’ equity:
Beginning of period	168,506,926	72,409,886	32,808,056	38,458,226	1,289,466	481,250	117,843,792	10,318,407

End of period	$119,061,620	$168,506,926	$20,022,094	$32,808,056	$1,408,740	$1,289,466	$163,801,918	$117,843,792

Change in units:
Beginning units	4,950,816	2,790,680	1,867,226	2,001,144	107,537	39,223	7,793,330	747,497

Units purchased	4,133,572	3,372,206	493,072	470,385	106,841	95,915	12,276,122	7,722,415
Units redeemed	(2,150,289)	(1,212,070)	(538,332)	(604,303)	(30,312)	(27,601)	(2,642,061)	(676,582)

Ending units	6,934,099	4,950,816	1,821,966	1,867,226	184,066	107,537	17,427,391	7,793,330

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

					UBS Series Trust		Old Mutual Insurance
	The Prudential Series Fund, Inc.				Class I		Series Fund
							Technology &
	Jennison 20/20 Focus		Jennison		U.S. Allocation		Communications
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(1,708,442)	$(746,537)	$(109,496)	$(135,979)	$60,503	$62,954	$(15,147)	$(25,611)
Reinvested capital gains	7,816,743	9,806,907	0	0	0	0	0	0
Realized gain (loss)	(9,214,834)	1,439,501	(107,179)	198,556	(5,520)	358,265	(688,766)	(488,166)
Unrealized gain (loss)	(66,354,710)	(6,335,043)	(3,948,637)	933,503	(1,771,805)	(328,599)	291,107	1,020,219

Net increase (decrease) in contract owners’ equity from operations	(69,461,243)	4,164,828	(4,165,312)	996,080	(1,716,822)	92,620	(412,806)	506,442

Equity transactions:
Contract purchase payments (note 1)	35,196,351	27,599,615	395,306	1,497,349	0	360	0	5,606
Extra credit fund deposit (note 1)	59,659	73,768	72	1,963	0	0	0	18
Transfers (to) and from other subaccounts	35,096,446	32,555,543	(1,119,467)	(155,118)	(142,344)	(1,401,817)	(1,019,090)	(612,730)
Transfers (to) and from fixed dollar contract	27,120,094	11,446,010	359,014	434,333	(70,788)	(9,688)	(36,677)	118
Withdrawals and surrenders	(4,214,396)	(3,155,561)	(517,033)	(571,645)	(310,368)	(1,005,580)	(190,184)	(476,150)
Surrender charges (note 2)	(61,953)	(43,162)	(5,617)	(5,224)	(1,880)	(7,715)	(512)	(4,022)
Annual contract charges (note 2)	(971,758)	(254,417)	(52,974)	(39,536)	(12,099)	(17,656)	(2,986)	(4,071)
Annuity and death benefit payments	(2,196,699)	(759,690)	(156,765)	(146,379)	(118,765)	(102,732)	(12,302)	(40,645)

Net equity transactions	90,027,744	67,462,106	(1,097,464)	1,015,743	(656,244)	(2,544,828)	(1,261,751)	(1,131,876)

Net change in contract owners’ equity	20,566,501	71,626,934	(5,262,776)	2,011,823	(2,373,066)	(2,452,208)	(1,674,557)	(625,434)
Contract owners’ equity:
Beginning of period	109,998,310	38,371,376	11,486,264	9,474,441	5,259,823	7,712,031	1,674,557	2,299,991

End of period	$130,564,811	$109,998,310	$6,223,488	$11,486,264	$2,886,757	$5,259,823	$0	$1,674,557

Change in units:
Beginning units	7,180,690	2,718,252	1,433,204	1,299,121	498,908	735,452	661,678	1,195,252

Units purchased	9,536,171	5,637,026	255,056	363,631	0	1,773	0	14,228
Units redeemed	(2,466,683)	(1,174,588)	(431,945)	(229,548)	(69,433)	(238,317)	(661,678)	(547,802)

Ending units	14,250,178	7,180,690	1,256,315	1,433,204	429,475	498,908	0	661,678

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Fidelity Variable Insurance Products Fund — Service Class 2
	VIP Mid Cap		VIP Contrafund		VIP Growth
	Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(2,044,453)	$(1,638,463)	$(1,117,916)	$(956,192)	$(232,706)	$(274,432)
Reinvested capital gains	30,451,579	16,406,561	7,272,735	70,835,376	0	21,845
Realized gain (loss)	(7,735,807)	5,408,821	(28,090,166)	3,580,973	(1,211,655)	853,139
Unrealized gain (loss)	(113,057,363)	3,888,390	(127,831,765)	(40,256,673)	(18,034,218)	5,460,840

Net increase (decrease) in contract owners’ equity from operations	(92,386,044)	24,065,309	(149,767,112)	33,203,484	(19,478,579)	6,061,392

Equity transactions:
Contract purchase payments (note 1)	22,058,704	32,005,425	44,035,414	53,601,493	4,302,076	5,018,775
Extra credit fund deposit (note 1)	83,507	122,243	127,095	182,781	22,870	29,155
Transfers (to) and from other subaccounts	(9,742,281)	(3,189,095)	3,266,828	26,940,448	453,786	3,675,602
Transfers (to) and from fixed dollar contract	14,872,524	14,849,189	32,059,277	29,071,475	2,511,392	768,019
Withdrawals and surrenders	(9,175,679)	(11,896,563)	(11,093,047)	(11,290,199)	(1,835,496)	(2,407,389)
Surrender charges (note 2)	(103,698)	(152,666)	(134,853)	(137,459)	(24,470)	(20,749)
Annual contract charges (note 2)	(1,230,403)	(772,500)	(1,715,782)	(829,047)	(131,181)	(58,874)
Annuity and death benefit payments	(3,143,732)	(3,208,598)	(4,207,183)	(3,009,179)	(782,707)	(665,241)

Net equity transactions	13,618,942	27,757,435	62,337,749	94,530,313	4,516,270	6,339,298

Net change in contract owners’ equity	(78,767,102)	51,822,744	(87,429,363)	127,733,797	(14,962,309)	12,400,690
Contract owners’ equity:
Beginning of period	219,298,638	167,475,894	299,423,962	171,690,165	36,244,270	23,843,580

End of period	$140,531,536	$219,298,638	$211,994,599	$299,423,962	$21,281,961	$36,244,270

Change in units:
Beginning units	9,428,743	8,191,215	19,945,934	13,241,862	4,224,703	3,472,525

Units purchased	3,282,365	3,583,751	11,030,543	9,943,785	2,255,752	1,785,325
Units redeemed	(2,563,300)	(2,346,223)	(6,020,112)	(3,239,713)	(1,711,313)	(1,033,147)

Ending units	10,147,808	9,428,743	24,956,365	19,945,934	4,769,142	4,224,703

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Fidelity Variable Insurance Products
	Fund — Service Class 2
			VIP Real
	VIP Equity-Income		Estate
	Subaccount		Subaccount
	2008	2007	2008(b)

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$1,419,506	$764,665	$33,320
Reinvested capital gains	128,629	12,732,909	16,241
Realized gain (loss)	(13,398,864)	736,765	(125,371)
Unrealized gain (loss)	(56,707,066)	(16,902,088)	(259,759)

Net increase (decrease) in contract owners’ equity from operations	(68,557,795)	(2,667,749)	(335,569)

Equity transactions:
Contract purchase payments (note 1)	10,344,576	40,897,178	792,238
Extra credit fund deposit (note 1)	20,222	228,671	1,565
Transfers (to) and from other subaccounts	(155,528)	12,171,317	563,088
Transfers (to) and from fixed dollar contract	6,096,778	34,459,852	151,976
Withdrawals and surrenders	(4,246,188)	(4,094,246)	(6,060)
Surrender charges (note 2)	(89,044)	(78,422)	0
Annual contract charges (note 2)	(1,075,932)	(507,101)	(1,256)
Annuity and death benefit payments	(2,693,902)	(2,646,139)	(5,607)

Net equity transactions	8,200,982	80,431,110	1,495,944

Net change in contract owners’ equity	(60,356,813)	77,763,361	1,160,375
Contract owners’ equity:
Beginning of period	154,709,876	76,946,515	0

End of period	$94,353,063	$154,709,876	$1,160,375

Change in units:
Beginning units	10,578,270	5,258,758	0

Units purchased	3,777,560	8,056,270	252,977
Units redeemed	(2,937,921)	(2,736,758)	(33,540)

Ending units	11,417,909	10,578,270	219,437

(b)	Period from May 1, 2008, date of commencement of operations

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Janus Aspen Series — Service Shares
	Large Cap Growth		Worldwide Growth		Balanced		International Growth
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(145,519)	$(159,579)	$(40,106)	$(136,256)	$692,738	$585,659	$(476,838)	$(1,737,203)
Reinvested capital gains	0	0	0	0	4,344,058	0	39,538,272	0
Realized gain (loss)	(1,158,775)	(160,547)	134,329	1,484,805	1,138,400	1,997,410	(11,511,433)	12,770,030
Unrealized gain (loss)	(8,499,947)	2,861,972	(8,045,075)	(150,593)	(17,651,281)	2,704,869	(196,542,569)	39,992,263

Net increase (decrease) in contract owners’ equity from operations	(9,804,241)	2,541,846	(7,950,852)	1,197,956	(11,476,085)	5,287,938	(168,992,568)	51,025,090

Equity transactions:
Contract purchase payments (note 1)	2,618,205	1,966,619	1,333,290	2,427,003	7,683,967	4,047,695	32,437,598	77,182,932
Extra credit fund deposit (note 1)	4,940	25,654	2,306	9,902	46,153	24,558	104,056	360,543
Transfers (to) and from other subaccounts	2,311,845	(1,445,562)	(247,565)	(219,775)	(278,842)	367,939	6,015,905	6,404,358
Transfers (to) and from fixed dollar contract	1,188,150	1,203,839	720,547	641,261	2,743,705	2,225,017	23,159,153	50,534,244
Withdrawals and surrenders	(1,192,870)	(2,689,582)	(1,326,834)	(1,903,343)	(7,904,786)	(6,587,100)	(7,642,779)	(6,059,081)
Surrender charges (note 2)	(13,215)	(16,934)	(14,054)	(15,223)	(39,757)	(45,250)	(130,108)	(92,628)
Annual contract charges (note 2)	(96,825)	(44,683)	(57,161)	(40,540)	(210,832)	(113,470)	(1,920,782)	(777,438)
Annuity and death benefit payments	(562,696)	(542,307)	(323,916)	(436,172)	(1,561,277)	(1,353,971)	(4,074,217)	(3,313,989)

Net equity transactions	4,257,534	(1,542,956)	86,613	463,113	478,331	(1,434,582)	47,948,826	124,238,941

Net change in contract owners’ equity	(5,546,707)	998,890	(7,864,239)	1,661,069	(10,997,754)	3,853,356	(121,043,742)	175,264,031
Contract owners’ equity:
Beginning of period	21,044,976	20,046,086	17,618,031	15,956,962	65,217,546	61,364,190	286,219,308	110,955,277

End of period	$15,498,269	$21,044,976	$9,753,792	$17,618,031	$54,219,792	$65,217,546	$165,175,566	$286,219,308

Change in units:
Beginning units	2,854,509	3,087,240	2,392,107	2,339,206	5,140,481	5,266,714	17,545,578	8,553,817

Units purchased	1,459,730	839,707	802,414	890,602	2,094,845	1,046,527	10,090,948	14,500,803
Units redeemed	(774,707)	(1,072,438)	(770,263)	(837,701)	(2,085,980)	(1,172,760)	(6,112,832)	(5,509,042)

Ending units	3,539,532	2,854,509	2,424,258	2,392,107	5,149,346	5,140,481	21,523,694	17,545,578

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	J.P. Morgan Series Trust II
	Small Company		Mid Cap Value
	Subaccount		Subaccount
	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(178,620)	$(293,626)	$(294,167)	$(766,826)
Reinvested capital gains	1,754,370	1,049,815	11,041,944	7,345,810
Realized gain (loss)	(892,982)	694,491	(5,744,721)	2,542,766
Unrealized gain (loss)	(6,408,530)	(2,908,588)	(63,204,832)	(8,408,196)

Net increase (decrease) in contract owners’ equity from operations	(5,725,762)	(1,457,908)	(58,201,776)	713,554

Equity transactions:
Contract purchase payments (note 1)	595,961	1,550,792	11,365,933	29,763,464
Extra credit fund deposit (note 1)	4,207	8,497	27,296	74,732
Transfers (to) and from other subaccounts	(2,068,542)	(1,504,822)	(16,729,088)	(4,645,001)
Transfers (to) and from fixed dollar contract	313,400	575,846	7,894,098	13,422,902
Withdrawals and surrenders	(1,205,753)	(1,824,710)	(7,177,500)	(6,119,494)
Surrender charges (note 2)	(12,392)	(19,769)	(87,855)	(95,174)
Annual contract charges (note 2)	(94,398)	(90,813)	(1,125,198)	(850,663)
Annuity and death benefit payments	(299,014)	(396,907)	(2,467,455)	(2,668,310)

Net equity transactions	(2,766,531)	(1,701,886)	(8,299,769)	28,882,456

Net change in contract owners’ equity	(8,492,293)	(3,159,794)	(66,501,545)	29,596,010
Contract owners’ equity:
Beginning of period	20,047,609	23,207,403	176,211,200	146,615,190

End of period	$11,555,316	$20,047,609	$109,709,655	$176,211,200

Change in units:
Beginning units	1,508,468	1,624,175	8,411,964	7,073,341

Units purchased	246,117	345,917	1,819,173	3,177,735
Units redeemed	(459,073)	(461,624)	(2,288,867)	(1,839,112)

Ending units	1,295,512	1,508,468	7,942,270	8,411,964

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	AllianceBernstein Variable Product Series Fund, Inc. — Class B
	Global Bond		Growth & Income		Small Cap Growth
	Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(618)	$4,500	$3,283	$(2,067)	$(934)	$(1,783)
Reinvested capital gains	0	0	100,260	50,939	0	0
Realized gain (loss)	30,605	(611)	(61,373)	123,343	26,160	20,864
Unrealized gain (loss)	(14,225)	18,451	(254,251)	(122,961)	(50,217)	(2,755)

Net increase (decrease) in contract owners’ equity from operations	15,762	22,340	(212,081)	49,254	(24,991)	16,326

Equity transactions:
Contract purchase payments (note 1)	0	0	0	0	0	0
Extra credit fund deposit (note 1)	0	0	0	0	0	0
Transfers (to) and from other subaccounts	(238,127)	(60,742)	(339,614)	(412,368)	(75,906)	242
Transfers (to) and from fixed dollar contract	0	713	(7,195)	(6,024)	(401)	0
Withdrawals and surrenders	(106)	(27,378)	(42,215)	(183,394)	(3,476)	(52,350)
Surrender charges (note 2)	(1)	(267)	(67)	(658)	(46)	(17)
Annual contract charges (note 2)	0	(18)	(437)	(955)	(23)	(199)
Annuity and death benefit payments	(46,588)	(2,241)	(6,022)	(5,096)	(370)	0

Net equity transactions	(284,822)	(89,933)	(395,550)	(608,495)	(80,222)	(52,324)

Net change in contract owners’ equity	(269,060)	(67,593)	(607,631)	(559,241)	(105,213)	(35,998)
Contract owners’ equity:
Beginning of period	269,060	336,653	792,280	1,351,521	119,657	155,655

End of period	$0	$269,060	$184,649	$792,280	$14,444	$119,657

Change in units:
Beginning units	20,287	27,705	60,262	106,351	7,416	10,774

Units purchased	0	123	0	129	0	86
Units redeemed	(20,287)	(7,541)	(36,207)	(46,218)	(5,746)	(3,444)

Ending units	0	20,287	24,055	60,262	1,670	7,416

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	MFS Variable Insurance Trust — Service Class
	New Discovery		Investors Growth Stock		Mid Cap Growth		Total Return
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(51,717)	$(45,044)	$(50,948)	$(61,646)	$(283,064)	$(324,944)	$1,056,564	$770,546
Reinvested capital gains	787,015	215,621	227,623	0	3,079,268	816,209	4,203,785	1,876,499
Realized gain (loss)	(477,783)	196,495	(2,432)	202,729	(1,816,967)	276,256	(1,805,524)	1,107,881
Unrealized gain (loss)	(2,205,177)	(391,140)	(2,478,655)	314,079	(14,697,553)	532,359	(20,727,741)	(1,900,117)

Net increase (decrease) in contract owners’ equity from operations	(1,947,662)	(24,068)	(2,304,412)	455,162	(13,718,316)	1,299,880	(17,272,916)	1,854,809

Equity transactions:
Contract purchase payments (note 1)	545,389	1,043,816	792,285	632,955	888,334	8,436,068	4,123,702	7,001,060
Extra credit fund deposit (note 1)	2,702	2,536	7,108	9,242	3,977	50,888	7,979	27,810
Transfers (to) and from other subaccounts	(113,421)	515,395	165,966	79,538	468,104	67,450	(6,707,449)	(791,529)
Transfers (to) and from fixed dollar contract	673,464	152,629	270,628	62,012	541,541	6,851,346	1,360,806	5,529,137
Withdrawals and surrenders	(262,408)	(415,420)	(288,939)	(385,024)	(862,633)	(848,592)	(6,157,740)	(6,122,567)
Surrender charges (note 2)	(3,630)	(2,658)	(2,244)	(1,868)	(16,409)	(18,602)	(70,645)	(78,455)
Annual contract charges (note 2)	(22,021)	(12,499)	(22,669)	(16,943)	(204,563)	(96,719)	(297,992)	(209,607)
Annuity and death benefit payments	(51,166)	(60,484)	(70,192)	(88,924)	(512,102)	(438,429)	(1,656,405)	(1,987,448)

Net equity transactions	768,909	1,223,315	851,943	290,988	306,249	14,003,410	(9,397,744)	3,368,401

Net change in contract owners’ equity	(1,178,753)	1,199,247	(1,452,469)	746,150	(13,412,067)	15,303,290	(26,670,660)	5,223,210
Contract owners’ equity:
Beginning of period	4,230,810	3,031,563	5,572,534	4,826,384	28,055,529	12,752,239	78,858,870	73,635,660

End of period	$3,052,057	$4,230,810	$4,120,065	$5,572,534	$14,643,462	$28,055,529	$52,188,210	$78,858,870

Change in units:
Beginning units	338,271	242,559	469,454	445,801	2,684,663	1,318,511	5,720,719	5,475,089

Units purchased	239,825	196,983	203,464	126,452	1,139,721	2,185,839	943,703	1,403,969
Units redeemed	(172,332)	(101,271)	(118,523)	(102,799)	(891,484)	(819,687)	(1,724,035)	(1,158,339)

Ending units	405,764	338,271	554,395	469,454	2,932,900	2,684,663	4,940,387	5,720,719

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	PIMCO Variable Insurance Trust — Administrative Shares
							Commodity
							Real Return
	Real Return		Total Return		Global Bond		Strategy
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008(c)

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$5,348,306	$6,755,608	$14,039,292	$9,236,701	$1,660,039	$478,749	$23,795
Reinvested capital gains	334,492	503,650	9,597,373	0	0	64,320	19,330
Realized gain (loss)	(6,454,863)	(1,138,424)	2,485,214	884,004	(2,140,285)	25,568	(99,788)
Unrealized gain (loss)	(23,129,757)	12,053,266	(10,891,572)	12,963,581	(5,256,603)	1,514,206	(303,770)

Net increase (decrease) in contract owners’ equity from operations	(23,901,822)	18,174,100	15,230,307	23,084,286	(5,736,849)	2,082,843	(360,433)

Equity transactions:
Contract purchase payments (note 1)	28,522,349	14,777,725	81,809,515	93,203,735	17,070,458	3,957,416	370,971
Extra credit fund deposit (note 1)	97,006	69,604	228,845	483,921	57,945	26,441	260
Transfers (to) and from other subaccounts	(14,711,438)	(5,932,018)	(50,397,105)	68,573,866	48,925,470	3,814,722	1,279,317
Transfers (to) and from fixed dollar contract	22,480,823	10,456,449	68,745,214	69,015,750	15,178,459	4,328,924	134,820
Withdrawals and surrenders	(10,655,265)	(10,148,523)	(13,323,997)	(9,202,459)	(2,692,151)	(919,227)	(1,127)
Surrender charges (note 2)	(177,205)	(142,472)	(275,000)	(146,073)	(42,028)	(10,255)	0
Annual contract charges (note 2)	(1,584,990)	(1,022,779)	(3,480,402)	(1,125,180)	(586,351)	(85,635)	(3,372)
Annuity and death benefit payments	(5,222,587)	(4,023,145)	(9,801,774)	(5,206,023)	(1,528,315)	(422,057)	(2,723)

Net equity transactions	18,748,693	4,034,841	73,505,296	215,597,537	76,383,487	10,690,329	1,778,146

Net change in contract owners’ equity	(5,153,129)	22,208,941	88,735,603	238,681,823	70,646,638	12,773,172	1,417,713
Contract owners’ equity:
Beginning of period	212,197,536	189,988,595	377,045,372	138,363,549	31,649,114	18,875,942	0

End of period	$207,044,407	$212,197,536	$465,780,975	$377,045,372	$102,295,752	$31,649,114	$1,417,713

Change in units:
Beginning units	15,714,685	15,376,836	30,283,325	11,943,468	2,328,533	1,503,795	0

Units purchased	9,792,289	5,242,817	23,938,164	24,390,670	8,568,019	1,340,801	265,945
Units redeemed	(8,796,606)	(4,904,968)	(18,051,178)	(6,050,813)	(3,207,628)	(516,063)	(39,010)

Ending units	16,710,368	15,714,685	36,170,311	30,283,325	7,688,924	2,328,533	226,935

(c)	Period from October 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

			Dreyfus Variable
	Calvert Variable		Investment Fund —
	Series, Inc.		Service Shares		Royce Capital Fund
	Social Equity		Appreciation		Small-Cap		Micro-Cap
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(3,705)	$(4,538)	$29,887	$(6,552)	$(793,908)	$(1,426,111)	$1,233,913	$290,897
Reinvested capital gains	2,306	18,042	686,440	0	11,325,578	5,932,210	9,743,131	7,800,293
Realized gain (loss)	4,492	32,609	(264,967)	411,038	(3,844,444)	1,162,565	(5,720,363)	1,199,327
Unrealized gain (loss)	(135,461)	(13,668)	(3,860,600)	81,376	(47,484,703)	(11,637,089)	(50,028,868)	(8,250,728)

Net increase (decrease) in contract owners’ equity from operations	(132,368)	32,445	(3,409,240)	485,862	(40,797,477)	(5,968,425)	(44,772,187)	1,039,789

Equity transactions:
Contract purchase payments (note 1)	10,539	14,635	1,271,687	1,818,307	22,054,937	25,455,236	11,252,858	22,384,424
Extra credit fund deposit (note 1)	0	0	3,840	2,184	65,727	87,254	49,376	73,978
Transfers (to) and from other subaccounts	(6,641)	(21,129)	323,683	(421,514)	(8,740,968)	12,993,043	(4,853,420)	872,457
Transfers (to) and from fixed dollar contract	6,293	2,085	798,832	994,935	16,347,044	13,268,710	8,629,202	10,205,372
Withdrawals and surrenders	(16,980)	(77,484)	(439,742)	(976,168)	(5,558,900)	(4,974,119)	(2,702,487)	(2,746,493)
Surrender charges (note 2)	(131)	(227)	(3,908)	(12,302)	(73,758)	(72,752)	(37,227)	(38,602)
Annual contract charges (note 2)	(660)	(690)	(65,708)	(41,928)	(857,366)	(429,552)	(603,940)	(338,169)
Annuity and death benefit payments	(870)	(1,833)	(447,646)	(170,395)	(2,303,907)	(1,727,887)	(1,300,534)	(1,203,199)

Net equity transactions	(8,450)	(84,643)	1,441,038	1,193,119	20,932,809	44,599,933	10,433,828	29,209,768

Net change in contract owners’ equity	(140,818)	(52,198)	(1,968,202)	1,678,981	(19,864,668)	38,631,508	(34,338,359)	30,249,557
Contract owners’ equity:
Beginning of period	367,097	419,295	10,666,956	8,987,975	132,321,548	93,690,040	93,264,812	63,015,255

End of period	$226,279	$367,097	$8,698,754	$10,666,956	$112,456,880	$132,321,548	$58,926,453	$93,264,812

Change in units:
Beginning units	41,236	51,046	710,145	630,474	6,503,959	4,444,365	4,182,119	2,899,163

Units purchased	2,158	2,389	301,260	270,600	3,436,472	3,143,304	1,696,822	2,090,897
Units redeemed	(3,340)	(12,199)	(175,636)	(190,929)	(2,250,336)	(1,083,710)	(1,157,023)	(807,941)

Ending units	40,054	41,236	835,769	710,145	7,690,095	6,503,959	4,721,918	4,182,119

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Van Kampen Universal Institutional Funds — Class II
	Core Plus Fixed Income		U.S. Real Estate		International Growth Equity		Capital Growth
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$2,533,391	$94,390	$1,818,294	$(341,510)	$(1,205,379)	$(143,558)	$(39,419)	$(11,888)
Reinvested capital gains	0	0	46,463,152	11,034,402	294,626	1,023,900	0	0
Realized gain (loss)	(3,761,862)	74,933	(20,467,447)	(356,975)	(8,010,117)	161,446	(184,506)	30,044
Unrealized gain (loss)	(7,821,578)	926,551	(76,277,086)	(37,008,481)	(68,319,247)	50,358	(1,743,745)	133,993

Net increase (decrease) in contract owners’ equity from operations	(9,050,049)	1,095,874	(48,463,087)	(26,672,564)	(77,240,117)	1,092,146	(1,967,670)	152,149

Equity transactions:
Contract purchase payments (note 1)	28,367,284	15,984,056	15,428,458	30,779,161	33,566,018	19,182,155	1,151,177	853,664
Extra credit fund deposit (note 1)	96,518	62,734	52,325	162,232	71,453	61,671	12,061	12,181
Transfers (to) and from other subaccounts	1,035,331	26,660,998	(4,887,639)	14,192,553	102,180,803	23,325,119	344,652	845,761
Transfers (to) and from fixed dollar contract	24,110,169	6,013,457	12,766,923	20,708,350	30,819,664	6,671,326	649,070	203,918
Withdrawals and surrenders	(1,287,883)	(497,637)	(3,729,999)	(3,119,580)	(1,307,057)	(190,202)	(18,840)	(43,614)
Surrender charges (note 2)	(30,168)	(11,224)	(86,449)	(73,661)	(33,381)	(4,707)	(199)	(48)
Annual contract charges (note 2)	(572,315)	(72,701)	(925,426)	(537,292)	(818,971)	(50,910)	(23,031)	(3,321)
Annuity and death benefit payments	(1,796,839)	(307,594)	(2,187,771)	(1,875,466)	(1,882,915)	(221,758)	(68,019)	(18,570)

Net equity transactions	49,922,097	47,832,089	16,430,422	60,236,297	162,595,614	48,772,694	2,046,871	1,849,971

Net change in contract owners’ equity	40,872,048	48,927,963	(32,032,665)	33,563,733	85,355,497	49,864,840	79,201	2,002,120
Contract owners’ equity:
Beginning of period	53,202,180	4,274,217	125,844,971	92,281,238	50,426,424	561,584	2,271,551	269,431

End of period	$94,074,228	$53,202,180	$93,812,306	$125,844,971	$135,781,921	$50,426,424	$2,350,752	$2,271,551

Change in units:
Beginning units	4,125,337	344,806	5,729,823	3,430,851	4,150,189	52,130	184,720	26,305

Units purchased	7,394,309	4,097,698	3,534,313	3,815,404	19,567,203	4,305,127	309,051	178,031
Units redeemed	(3,263,917)	(317,167)	(2,268,550)	(1,516,432)	(1,723,131)	(207,068)	(113,298)	(19,616)

Ending units	8,255,729	4,125,337	6,995,586	5,729,823	21,994,261	4,150,189	380,473	184,720

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

							Neuberger Berman
	Franklin Templeton Variable Insurance Products Trust — Class 2						Advisers Management
	Franklin Income		Franklin Flex Cap		Templeton Foreign		Trust — S Class
	Securities		Growth Securities		Securities		AMT Regency
	Subaccount		Subaccount		Subaccount		Subaccount
	2008	2007	2008	2007	2008	2007	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$6,251,573	$2,286,349	$(1,701,136)	$(456,494)	$1,043,164	$378,500	$(181,133)	$(640,011)
Reinvested capital gains	3,433,571	707,647	0	0	9,123,188	2,948,722	288,149	2,776,719
Realized gain (loss)	(10,287,613)	539,730	(5,346,117)	441,956	(6,133,759)	802,855	(8,152,779)	(170,813)
Unrealized gain (loss)	(52,111,768)	(2,554,341)	(56,406,517)	1,887,781	(50,297,323)	4,837,766	(61,358,108)	(3,908,880)

Net increase (decrease) in contract owners’ equity from operations	(52,714,237)	979,385	(63,453,770)	1,873,243	(46,264,730)	8,967,843	(69,403,871)	(1,942,985)

Equity transactions:
Contract purchase payments (note 1)	10,684,350	35,600,964	22,315,925	35,974,772	6,558,981	28,046,167	20,988,221	40,997,262
Extra credit fund deposit (note 1)	24,898	125,896	48,450	142,617	22,676	72,520	49,433	210,299
Transfers (to) and from other subaccounts	(8,962,799)	24,198,082	31,830,972	56,996,485	(4,064,876)	14,508,157	17,524,559	27,139,971
Transfers (to) and from fixed dollar contract	18,864,485	29,838,689	35,363,363	14,272,948	8,897,192	10,825,746	19,628,271	29,312,463
Withdrawals and surrenders	(6,395,527)	(3,705,370)	(2,431,909)	(571,187)	(2,642,110)	(1,568,899)	(2,574,539)	(1,362,988)
Surrender charges (note 2)	(83,173)	(64,658)	(56,530)	(9,379)	(45,404)	(23,239)	(72,896)	(33,738)
Annual contract charges (note 2)	(1,056,014)	(416,587)	(1,283,560)	(142,536)	(738,772)	(302,811)	(1,064,160)	(325,954)
Annuity and death benefit payments	(3,030,128)	(2,024,242)	(2,867,142)	(490,768)	(1,724,730)	(1,038,833)	(2,350,873)	(1,538,875)

Net equity transactions	10,046,092	83,552,774	82,919,569	106,172,952	6,262,957	50,518,808	52,128,016	94,398,440

Net change in contract owners’ equity	(42,668,145)	84,532,159	19,465,799	108,046,195	(40,001,773)	59,486,651	(17,275,855)	92,455,455
Contract owners’ equity:
Beginning of period	155,783,573	71,251,414	112,755,473	4,709,278	102,995,562	43,508,911	121,495,645	29,040,190

End of period	$113,115,428	$155,783,573	$132,221,272	$112,755,473	$62,993,789	$102,995,562	$104,219,790	$121,495,645

Change in units:
Beginning units	12,566,738	5,883,267	8,633,112	407,742	6,743,510	3,246,053	11,732,042	2,852,675

Units purchased	5,085,928	9,037,950	9,577,286	8,687,554	2,295,578	4,418,026	10,197,946	10,664,508
Units redeemed	(4,510,397)	(2,354,479)	(2,353,242)	(462,184)	(2,032,019)	(920,569)	(3,067,630)	(1,785,141)

Ending units	13,142,269	12,566,738	15,857,156	8,633,112	7,007,069	6,743,510	18,862,358	11,732,042

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

		Federated
	ALPS Variable	Insurance
	Insurance	Series —	Goldman Sachs Variable
	Trust — Class II	Service Shares	Insurance Trust — Service Shares
	AVS Listed
	Private	Kaufmann	Growth and	Structured	Capital
	Equity	Fund II	Income	U.S. Equity	Growth
	Subaccount	Subaccount	Subaccount	Subaccount	Subaccount
	2008(d)	2008(d)	2008(d)	2008(d)	2008(d)

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$(7,372)	$(20,421)	$1,059,270	$7,214	$(1,383)
Reinvested capital gains	0	0	6,273	5,779	0
Realized gain (loss)	(99,231)	(195,511)	(1,346,555)	(7,814)	(58,689)
Unrealized gain (loss)	(909,738)	(1,064,439)	(8,395,050)	(72,101)	(40,924)

Net increase (decrease) in contract owners’ equity from operations	(1,016,341)	(1,280,371)	(8,676,062)	(66,922)	(100,996)

Equity transactions:
Contract purchase payments (note 1)	1,239,086	1,980,552	35,217,976	417,820	623,727
Extra credit fund deposit (note 1)	0	1,048	77,496	767	582
Transfers (to) and from other subaccounts	839,416	2,108,439	7,671,632	88,814	(230,365)
Transfers (to) and from fixed dollar contract	230,385	900,665	16,404,744	78,955	177,720
Withdrawals and surrenders	(456)	(29,550)	(99,751)	0	0
Surrender charges (note 2)	(5)	(57)	(3,821)	0	0
Annual contract charges (note 2)	(1,119)	(8,453)	(194)	0	0
Annuity and death benefit payments	(6,172)	(13,791)	(251,465)	(3,972)	(362)

Net equity transactions	2,301,135	4,938,853	59,016,617	582,384	571,302

Net change in contract owners’ equity	1,284,794	3,658,482	50,340,555	515,462	470,306
Contract owners’ equity:
Beginning of period	0	0	0	0	0

End of period	$1,284,794	$3,658,482	$50,340,555	$515,462	$470,306

Change in units:
Beginning units	0	0	0	0	0

Units purchased	376,599	644,896	7,981,906	79,455	124,454
Units redeemed	(31,053)	(61,936)	(303,298)	(723)	(44,961)

Ending units	345,546	582,960	7,678,608	78,732	79,493

(d)	Period from May 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Franklin Templeton Variable
	Insurance Products Trust — Class 4
				Franklin
	Franklin	Franklin Flex	Templeton	Templeton VIP
	Income	Cap Growth	Foreign	Founding Funds
	Securities	Securities	Securities	Allocation
	Subaccount	Subaccount	Subaccount	Subaccount
	2008(e)	2008(e)	2008(e)	2008(e)

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$17,908	$(164,329)	$(6,253)	$194,403
Reinvested capital gains	29,575	0	120,765	223,898
Realized gain (loss)	(431,231)	(1,313,416)	(472,457)	(345,100)
Unrealized gain (loss)	(1,788,137)	(7,624,899)	(1,759,829)	(1,867,001)

Net increase (decrease) in contract owners’ equity from operations	(2,171,885)	(9,102,644)	(2,117,774)	(1,793,800)

Equity transactions:
Contract purchase payments (note 1)	11,547,819	32,928,113	8,903,023	5,320,793
Extra credit fund deposit (note 1)	24,934	67,385	23,299	1,185
Transfers (to) and from other subaccounts	1,662,957	7,837,157	768,189	2,953,531
Transfers (to) and from fixed dollar contract	4,762,897	16,341,423	2,773,959	2,410,950
Withdrawals and surrenders	(41,344)	(107,939)	(15,472)	(34,151)
Surrender charges (note 2)	(1,169)	(4,053)	(258)	0
Annual contract charges (note 2)	(25)	(198)	(6)	(8,337)
Annuity and death benefit payments	(71,052)	(272,211)	(38,864)	(69,855)

Net equity transactions	17,885,017	56,789,677	12,413,870	10,574,116

Net change in contract owners’ equity	15,713,132	47,687,033	10,296,096	8,780,316
Contract owners’ equity:
Beginning of period	0	0	0	0

End of period	$15,713,132	$47,687,033	$10,296,096	$8,780,316

Change in units:
Beginning units	0	0	0	0

Units purchased	2,416,826	7,390,810	1,797,471	1,444,670
Units redeemed	(142,410)	(228,126)	(135,944)	(116,734)

Ending units	2,274,416	7,162,684	1,661,527	1,327,936

(e)	Period from May 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Statements of Changes in Contract Owners’ Equity	For the Periods Ended December 31, 2008 and 2007

	Ivy Funds Variable Insurance
	Portfolios, Inc.
		VIP Global	VIP
	VIP Asset	Natural	Science and
	Strategy	Resources	Technology	Total
	Subaccount	Subaccount	Subaccount	Subaccounts
	2008(f)	2008(f)	2008(f)	2008	2007

Increase (decrease) in contract owners’ equity from operations:
Net investment activity	$49,409	$83,140	$(1,822)	$23,125,860	$5,091,518
Reinvested capital gains	1,265,623	366,769	42,169	224,011,824	241,750,439
Realized gain (loss)	(110,881)	(174,318)	(7,270)	(247,822,833)	116,444,597
Unrealized gain (loss)	(998,805)	(627,612)	38,257	(2,327,830,409)	(113,056,292)

Net increase (decrease) in contract owners’ equity from operations	205,346	(352,021)	71,334	(2,328,515,558)	250,230,262

Equity transactions:
Contract purchase payments (note 1)	5,902,450	1,069,281	695,326	1,067,011,075	1,528,276,252
Extra credit fund deposit (note 1)	5,172	440	720	3,042,186	6,443,725
Transfers (to) and from other subaccounts	8,572,693	2,335,593	361,938	0	0
Transfers (to) and from fixed dollar contract	608,071	305,907	27,353	638,423,721	644,694,013
Withdrawals and surrenders	(34,345)	(649)	(148)	(314,455,866)	(303,752,074)
Surrender charges (note 2)	(604)	0	0	(4,253,499)	(3,584,183)
Annual contract charges (note 2)	(38,616)	(6,624)	(959)	(39,132,913)	(19,584,752)
Annuity and death benefit payments	(42,018)	(5,779)	(3,851)	(128,964,353)	(93,643,816)

Net equity transactions	14,972,803	3,698,169	1,080,379	1,221,670,351	1,758,849,165

Net change in contract owners’ equity	15,178,149	3,346,148	1,151,713	(1,106,845,207)	2,009,079,427
Contract owners’ equity:
Beginning of period	0	0	0	5,983,637,145	3,974,557,718

End of period	$15,178,149	$3,346,148	$1,151,713	$4,876,791,938	$5,983,637,145

Change in units:
Beginning units	0	0	0	418,575,896	290,128,907

Units purchased	1,700,713	585,681	158,670	308,257,589	274,664,006
Units redeemed	(33,663)	(32,180)	(18,575)	(195,539,146)	(146,217,017)

Ending units	1,667,050	553,501	140,095	531,294,339	418,575,896

(f)	Period from October 1, 2008, date of commencement of operations.

The accompanying notes are an integral part of these financial statements.

Ohio National Variable Account A

Notes to Financial Statements	December 31, 2008

(1)	Basis of Presentation and Summary of Significant Accounting Policies

A. Organization and Nature of Operations

Ohio National Variable Account A (the “Account”) is a separate account of The Ohio National Life Insurance Company (“ONLIC”) and all obligations arising under variable annuity contracts are general corporate obligations of ONLIC. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The variable annuity contracts are sold by registered representatives of broker-dealers that have entered into distribution agreements with Ohio National Equities, Inc. (“ONEQ”). ONEQ is a wholly-owned subsidiary of ONLIC and is the principal underwriter of the contracts. ONLIC pays ONEQ a sales commission based on a pre-determined percentage of each purchase payment and ONEQ pays a portion of that fee to broker-dealers. The commission percentage varies by product.

B. Assets of the Account

Assets of the Account are assigned to the following subaccounts:

Ohio National Fund, Inc.:  Equity, Money Market, Bond, Omni, International, Capital Appreciation, Millennium, International Small-Mid Company, Aggressive Growth, Small Cap Growth, Mid Cap Opportunity, S&P 500 Index, Strategic Value, High Income Bond, Capital Growth, Nasdaq-100 Index, Bristol, Bryton Growth, U.S. Equity, Balanced, Income Opportunity, Target VIP, Target Equity/Income, and Bristol Growth

Dow Target 10 Portfolios:  First Quarter, Second Quarter, Third Quarter, and Fourth Quarter

Dow Target 5 Portfolios:  First Quarter, Second Quarter, Third Quarter, and Fourth Quarter

Fidelity Variable Insurance Products Fund:  VIP Growth, VIP Equity-Income, and VIP High Income

Janus Aspen Series — Institutional Shares:  Large Cap Growth, International Growth, Worldwide Growth, and Balanced

Legg Mason Partners Variable Equity Trust — Class I:  Fundamental Value, Capital and Income, and Investors

Wells Fargo Advantage Variable Trust Funds:  Opportunity, Small/Mid Cap Value, and Discovery

Van Kampen Universal Institutional Funds — Class I:  Core Plus Fixed Income, U.S. Real Estate, Value, and Emerging Markets Debt

Goldman Sachs Variable Insurance Trust — Institutional Shares:  Growth and Income, Structured U.S. Equity, and Capital Growth

Lazard Retirement Series Inc:  Emerging Markets Equity, U.S. Small Cap Equity, U.S. Strategic Equity, and International Equity

The Prudential Series Fund Inc:  Jennison 20/20 Focus and Jennison

UBS Series Trust — Class I:  U.S. Allocation

Fidelity Variable Insurance Products Fund — Service Class 2:  VIP Mid Cap, VIP Contrafund, VIP Growth, VIP Equity-Income, and VIP Real Estate

Janus Aspen Series — Service Shares:  Large Cap Growth, Worldwide Growth, Balanced, and International Growth

J.P. Morgan Series Trust II:  Small Company and Mid Cap Value

AllianceBernstein Variable Product Series Fund Inc. — Class B:  Growth & Income, and Small Cap Growth

MFS Variable Insurance Trust — Service Class:  New Discovery, Investors Growth Stock, Mid Cap Growth, and Total Return

PIMCO Variable Insurance Trust — Administrative Shares:  Real Return, Total Return, Global Bond and CommodityRealReturn Strategy

Calvert Variable Series Inc:  Social Equity

Dreyfus Variable Investment Fund — Service Shares:  Appreciation

Royce Capital Fund:  Small-Cap and Micro-Cap

Van Kampen Universal Institutional Funds — Class II:  Core Plus Fixed Income, U.S. Real Estate, International Growth Equity, and Capital Growth

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

Franklin Templeton Variable Insurance Products Trust — Class 2:  Franklin Income Securities, Franklin Flex Cap Growth Securities, and Templeton Foreign Securities

Neuberger Berman Advisers Management Trust — S Class:  AMT Regency

ALPS Variable Insurance Trust — Class II:  AVS Listed Private Equity

Federated Insurance Series — Service Shares:  Kaufmann Fund II

Goldman Sachs Variable Insurance Trust — Service Shares:  Growth and Income, Structured U.S. Equity, and Capital Growth

Franklin Templeton Variable Insurance Products Trust — Class 4:  Franklin Income Securities, Franklin Flex Cap Growth Securities, Templeton Foreign Securities, and Franklin Templeton VIP Founding Funds Allocation

Ivy Funds Variable Insurance Portfolios, Inc.:  VIP Asset Strategy, VIP Global Natural Resources and VIP Science and Technology

The underlying mutual funds in which the subaccounts invest, other than The Dow® Target Variable Fund LLC, Dow Target 10 and Dow Target 5 Portfolios, are diversified open-end management investment companies. The Dow® Target Variable Fund LLC is a non-diversified open-end management investment company. The underlying mutual funds’ investments are subject to varying degrees of market, interest and financial risks; the issuers’ abilities to meet certain obligations may be affected by economic developments in their respective industries.

Some of the underlying mutual funds have been established by investment advisers that manage other mutual funds having similar names and investment objectives. While some of the underlying mutual funds may have holdings that are comparable to other similarly-named mutual funds, they may not be identical in portfolio management, composition, objective, or investment strategy. Consequently, the investment performance of an underlying mutual fund and a similarly-named fund may differ substantially.

Ohio National Investments, Inc. (“ONI”), a wholly owned subsidiary of ONLIC, performs investment advisory services on behalf of the Ohio National Fund, Inc. and The Dow® Target Variable Fund LLC in which the Account invests. For these services, ONI received advisory fees, paid by Ohio National Fund, Inc., of approximately $14.5 million $17.7 million for the years ended December 31, 2008 and 2007, respectively.

Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract maintained in the general account of ONLIC. The accompanying financial statements include only the contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for the fixed portions of their contracts.

For certain products, ONLIC credits an extra amount to the contract holder’s contract each time a purchase payment is made. The extra credit equals 4% of each purchase payment.

C. Calculation of Annuity Reserves

Annuity reserves for contracts that have been annuitized are computed according to the 2000 Annuity Table or the 1983 Individual Annuity Mortality Table (83a), depending on the year the contract annuitized. The assumed interest rate is 3.0 or 4.0 percent depending on the contract selected by the annuitant. Charges to annuity reserves for adverse mortality and expense risk experience are reimbursed to the Account by ONLIC. Such amounts are included in risk and administrative expenses.

D. Security Valuation, Transactions and Related Investment Income

The fair value of the underlying mutual funds is based on the closing net asset value of fund shares held at December 31, 2008. Share transactions are recorded on the trade date. Income from dividends and capital gain distributions are recorded on the ex-dividend date. Net realized capital gains and losses are determined on the basis of average cost.

E. Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Risk & Administrative Expense and Contract Charges

Although annuity and death benefit payments differ according to the investment performance of the underlying subaccounts, they are not affected by mortality or expense experience because ONLIC assumes the expense risk and the mortality risk under the contracts. ONLIC charges the Accounts’ assets for assuming those risks.

The mortality risk results from a provision in the contract in which ONLIC agrees to make annuity payments regardless of how long a particular annuitant or other payee lives and how long all annuitants or other payees as a class live if payment options involving life contingencies are chosen. Those annuity payments are determined in accordance with annuity purchase rate provisions established at the time the contracts are issued.

At the end of each valuation period, ONLIC charges a mortality and expense risk fee and a fee for recovery of administrative expenses. Both fees are calculated based on net assets at the end of the valuation period and a pre-determined annualized rate as stated in the product prospectuses. Administrative expenses include costs associated with providing accounting, administrative, compliance and legal services necessary to support issuance and maintenance of contracts. The expense risk assumed by ONLIC is the risk that the deductions provided for in the variable annuity contracts may be insufficient to cover the actual costs to administer the terms stated in the contracts.

All other fees assessed on contracts, including surrender charges, annual contract fee and transfer fees, are charged to contracts upon a surrender, anniversary, or transfer event. These charges are assessed through redemption of units, in an amount such that the value of the redeemed units at the end of the next valuation period are equivalent to the calculated dollar value of the charge.

The tables on the following pages illustrate product and contract level charges by product:

The following basic charges are assessed through reduction of daily unit values:

	Annual Payment	Variable Interest	Flexible Payment
	Combination	Annuity “VIA”	Combination	Top I

Mortality and Expense Risk Fees
(May increase annually to a pre-determine maximum, based on product)	0.75%	1.05%	0.85%	0.85% to 1.05%
Administrative Expenses	0.25%	0.25%	0.25%	0.25%

Total expenses	1.00%	1.30%	1.10%	1.10% to 1.30%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

The following charges are assessed through the redemption of units:

	Annual Payment	Variable Interest	Flexible Payment
	Combination	Annuity “VIA”	Combination	Top I

Annual Contract Fee
Each year on the contract anniversary (or at the time of surrender of the contract)	No charge	No charge	$25	$30

Transfer Fee — per transfer
(currently, no charge for the first 4 transfers each contract year)	$3 to $15	NA	$3 to $15	$3 to $15

3.3% to 6.3% for sales expense, 1.2% to 2.2% for administrative expense, and 0.5% for death benefit
Purchase Payment Charges	premium	No charge	No charge	No charge

Surrender Charges
A withdrawal charge may be assessed by ONLIC when a contract is surrendered or a partial withdrawal of a participant’s account value is made for any other reason than to make a plan
payment to a participant. Percentages vary with
the number of years from purchase
	No charge	No charge	6% of surrender value in the first year to 0% in the seventh year	5% of purchase payments made in the eight years prior to surrender

State Premium Taxes
In those jurisdictions permitting, such taxes will be deducted when annuity payments begin. Otherwise, they will be deducted from purchase payments	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%

The following basic charges are assessed through reduction of daily unit values:

			Investar
	Top		Vision & Top	Top
	Tradition	Top Plus	Spectrum	Explorer

Mortality and Expense Risk Fees
(May increase annually to a pre-determined maximum, based on product)	0.85%	0.65%	1.15%	1.05%
Administrative Expenses	0.25%	0.25%	0.25%	0.25%

Total expenses	1.10%	0.90%	1.40%	1.30%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

The following charges are assessed through the redemption of units:

Investar
	Top		Vision & Top	Top
	Tradition	Top Plus	Spectrum	Explorer

Annual Contract Fee
Each year on the contract anniversary (or at the time of surrender of the contract)	$30	No charge	$35	$35

Transfer Fee — per transfer
(currently no charge for the first 4 transfers each contract year)	$3 to $15	$3 to $15	$3 to $15	$3 to $15

Sales Charge made from purchase payments	No charge	No charge	No charge	No charge

Surrender Charges
A withdrawal charge may be assessed by ONLIC when a contract is surrendered or a partial withdrawal of a participant’s account value is made for any other reason than to make a plan payment to a participant. Percentages vary with the number of years from purchase.
	7.75% of purchase payments made in the eight years prior to surrender	6% of surrender value in the first year to 0% in the seventh year	7% of surrender value in the first year to 0% in the eighth year	7% of surrender value in the first year to 0% in the eighth year

State Premium Taxes
In those jurisdictions permitting, such taxes will be deducted when annuity payments begin. Otherwise, they will be deducted from purchase payments	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%

The following basic charges are assessed through reduction of daily unit values:

	Oncore	Oncore	Oncore	Oncore
	Flex	Value	Premier	Xtra

Mortality and Expense Risk Fees	1.15%	0.65%	1.15%	1.15%
Administrative Expenses	0.35%	0.25%	0.25%	0.25%

Total expenses	1.50%	0.90%	1.40%	1.40%

The following charges are assessed through the redemption of units:

	Oncore	Oncore	Oncore	Oncore
	Flex	Value	Premier	Xtra

Annual Contract Fee
Each year on the contract anniversary (or at the time of surrender of the contract). No charge if contract value exceeds $50,000	$30	$30	$30	$30

Transfer Fee — per transfer
(currently no charge for the first 12 transfers each contract year) per transfer	$10	$10	$10	$10

Sales Charge made from purchase payments	No charge	No charge	No charge	No charge

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Oncore	Oncore	Oncore	Oncore
	Flex	Value	Premier	Xtra

Surrender Charges
A withdrawal charge may be assessed by ONLIC when a contract is surrendered or a partial withdrawal of a participant’s account value is made for any other reason than to make a plan payment to a participant. Percentages vary with the number of years from purchase.
	No charge	6% of surrender value in the first year to 0% in the seventh year	6% of surrender value in the first year to 0% in the seventh year	9% of surrender value in the first year to 0% in the ninth year

State Premium Taxes
In those jurisdictions permitting, such taxes will be deducted when annuity payments begin. Otherwise, they will be deducted from purchase payments	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%

Optional Death Benefits
These annual charges are the following percentages of the optional death benefit amounts:
Optional Annual Stepped-up Death Benefit	0.10% to 0.25%	0.10% to 0.25%	0.10% to 0.25%	0.10% to 0.25%
Optional Guaranteed Minimum Death Benefit Rider:
GMDBR80 Plus	0.25% to 0.30%	0.25% to 0.30%	0.25% to 0.30%	0.25% to 0.30%
GMDBR85 Plus	0.45%	0.45%	0.45%	0.45%
Annual Reset Death Benefit Rider:
ARDBR	0.60%	0.60%	0.60%	0.60%
ARDBR II at issue ages through 70	NA	0.80% to 1.00%	NA	NA
ARDBR II at issue ages 75 through 78	NA	0.95% to 1.15%	NA	NA

Optional Enhanced Death Benefit (“GEB”)
These annual charges are the following percentages of average variable account value:
GEB at issue ages through 70	0.15%	0.15%	0.15%	0.15%
GEB at issue ages 71 through 75	0.30%	0.30%	0.30%	0.30%
GEB “Plus” at issue ages through 70	0.30%	0.30%	0.30%	0.30%
GEB “Plus” at issue ages 71 through 75	0.60%	0.60%	0.60%	0.60%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Oncore	Oncore	Oncore	Oncore
	Flex	Value	Premier	Xtra

Optional Guaranteed Minimum Income Benefit (“GMIB”)
This annual charge is the following percentage of guaranteed income base:
GMIB	0.45%	0.45%	0.45%	0.45%
GMIB Plus	0.55%	0.55%	0.55%	0.55%
GMIB Plus with Five Year Reset	0.55%	0.55%	0.55%	0.55%
GMIB Plus with Annual Reset	0.70%	0.70%	0.70%	0.70%
GMIB Plus with Five Year Reset II without investment restrictions	NA	0.90% to 1.55%	NA	NA
GMIB Plus with Five Year Reset II with investment restrictions	NA	0.75% to 1.40%	NA	NA
GMIB Plus with Annual Reset II without investment restrictions	NA	1.00% to 1.65%	NA	NA
GMIB Plus with Annual Reset II with investment restrictions	NA	0.85% to 1.50%	NA	NA

Optional Guaranteed Principal Access (“GPA”)
GPA with 8% guarantee	0.50%	0.50%	0.50%	0.50%
GPA with 7% guarantee	0.40%	0.40%	0.40%	0.40%

Optional Guaranteed Principal Protection (“GPP”)
These annual charges are the following percentage of average annual guaranteed principal amount	0.25%	0.20%	0.20%	0.20%

The following basic charges are assessed through reduction of daily unit values:

	Oncore	Oncore	Oncore
	Lite	Ultra	Wrap

Mortality and Expense Risk Fees	1.15%	1.15%	0.50%
Administrative Expenses	0.25%	0.25%	0.15%

Total expenses	1.40%	1.40%	0.65%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

The following charges are assessed through the redemption of units:

	Oncore	Oncore	Oncore
	Lite	Ultra	Wrap

Annual Contract Fee
Each year on the contract anniversary (or at the time of surrender of the contract). No charge if contract value exceeds $50,000	$30	$30	$30

Transfer Fee — per transfer
(currently no charge for the first 12 transfers each contract year)	$10	$10	$10

Sales Charge made from purchase payments	No charge	No charge	No charge

Surrender Charges
A withdrawal charge may be assessed by ONLIC when a contract is surrendered or a partial withdrawal of a participant’s account value is made for any other reason than to make a plan payment to a participant. Percentages vary with the number of years from purchase
	7% of surrender value in the first year to 0% in the fourth year	7% of surrender value in the first year to 0% in the fourth year	No charge

State Premium Taxes
In those jurisdictions permitting, such taxes will be deducted when annuity payments begin. Otherwise, they will be deducted from purchase payments	0.0% to 5.0%	0.0% to 5.0%	0.0% to 5.0%

Optional Death Benefits
These annual charges are the following percentages of the optional death benefit amounts:
Optional Annual Stepped-up Death Benefit	0.10% to 0.25%	0.10% to 0.25%	0.10% to 0.25%
Optional Guaranteed Minimum Death Benefit Rider:
GMDBR80 Plus	0.25% to 0.30%	0.25% to 0.30%	0.25% to 0.30%
GMDBR85 Plus	0.45%	0.45%	0.45%
Annual Reset Death Benefit Rider:
ARDBR	0.60%	0.60%	0.60%
ARDBR II at issue ages through 70	0.80% to 1.00%	NA	NA
ARDBR II at issue ages 75 through 78	0.95% to 1.15%	NA	NA

Optional Enhanced Death Benefit (“GEB”)
These annual charges are the following percentages of average variable account value:
GEB at issue ages through 70	0.15%	0.15%	0.15%
GEB at issue ages 71 through 75	0.30%	0.30%	0.30%
GEB “Plus” at issue ages through 70	0.30%	0.30%	0.30%
GEB “Plus” at issue ages 71 through 75	0.60%	0.60%	0.60%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Oncore	Oncore	Oncore
	Lite	Ultra	Wrap

Optional Guaranteed Minimum Income Benefit (“GMIB”)
This annual charge is the following percentage of guaranteed income base:
GMIB	0.45%	0.45%	0.45%
GMIB Plus	0.55%	0.55%	0.55%
GMIB Plus with Five Year Reset	0.55%	0.55%	0.55%
GMIB Plus with Annual Reset	0.70%	0.70%	0.70%
GMIB Plus with Five Year Reset II without investment restrictions	0.90% to 1.55%	NA	NA
GMIB Plus with Five Year Reset II with investment restrictions	0.75% to 1.40%	NA	NA
GMIB Plus with Annual Reset II without investment restrictions	1.00% to 1.65%	NA	NA
GMIB Plus with Annual Reset II with investment restrictions	0.85% to 1.50%	NA	NA

Optional Guaranteed Principal Access (“GPA”)
GPA with 8% guarantee	0.50%	0.50%	0.50%
GPA with 7% guarantee	0.40%	0.40%	0.40%

Optional Guaranteed Principal Protection (“GPP”)
These annual charges are the following percentage of average annual guaranteed principal amount	0.25%	0.25%	0.25%

Further information regarding fees, terms, and availability is provided in the prospectus for each of the products listed.

(3)	Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of ONLIC which is taxed as an insurance company under the Internal Revenue Code. Taxes are the responsibility of the contract owner upon surrender or withdrawal. No Federal income taxes are payable under the present law on dividend income or capital gains distribution from the Fund shares held in the Account or on capital gains realized by the Account upon redemption of the Fund shares. Accordingly, ONLIC does not provide income taxes within the Account.

(4)	Fund Mergers and Replacements

Effective April 8, 2005, funds of the Strong Variable Insurance Funds, Inc. were merged into the Wells Fargo Advantage Variable Trust Funds. The Strong Variable Insurance Funds, Inc. — Mid-Cap Growth II Fund was merged into the Wells Fargo Advantage Variable Trust Funds — Discovery Fund.

Effective April 27, 2007, funds of the Legg Mason Partners Variable Portfolios I, Inc. were transferred to the newly created entity, the Legg Mason Partners Variable Equity Trust — Class I. The All Cap Portfolio and the Fundamental Value Portfolio of Legg Mason Partners Variable Portfolios I, Inc. were merged together to become the Fundamental Value Portfolio of Legg Mason Partners Variable Equity Trust — Class I. The Total Return Portfolio and the Capital and Income Portfolio of Legg Mason Partners Variable Equity Trust — Class I were merged together to become the Capital and Income Portfolio of Legg Mason Partners Variable Equity Trust — Class I.

(5)	New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies to fair value

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

measurements already required or permitted by existing standards and is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Account adopted SFAS No. 157 effective January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Account’s financial position or results of operations.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses a market approach as the calculation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with SFAS No. 157, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Account categorizes financial assets recorded at fair value as follows:

Level 1:	Unadjusted quoted prices accessible in active markets for identical assets at the measurement date.

Level 2:	Unadjusted quoted prices for similar assets in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The assets utilizing Level 2 valuations represent investments in privately-traded registered mutual funds only offered through insurance products.

Level 3:	Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The following is a summary of the inputs used in valuing each of the Portfolio’s assets at fair value as of December 31, 2008:

	Level 1	Level 2	Level 3

Ohio National Fund, Inc.:
Equity Subaccount	$—	$146,478,863	$—
Money Market Subaccount	—	330,441,727	—
Bond Subaccount	—	89,382,529	—
Omni Subaccount	—	16,770,865	—
International Subaccount	—	157,264,049	—
Capital Appreciation Subaccount	—	77,663,193	—
Millennium Subaccount	—	14,399,568	—
International Small-Mid Company Subaccount	—	38,545,203	—
Aggressive Growth Subaccount	—	10,109,129	—
Small Cap Growth Subaccount	—	6,146,881	—
Mid Cap Opportunity Subaccount	—	62,923,100	—
S&P 500 Index Subaccount	—	56,606,915	—
Strategic Value Subaccount	—	9,244,589	—
High Income Bond Subaccount	—	61,794,345	—
Capital Growth Subaccount	—	20,932,102	—
Nasdaq-100 Index Subaccount	—	23,243,143	—
Bristol Subaccount	—	76,623,276	—
Bryton Growth Subaccount	—	56,121,186	—

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Level 1	Level 2	Level 3

Ohio National Fund, Inc.: continued

U.S. Equity Subaccount	$—	$12,248,062	$—
Balanced Subaccount	—	8,956,434	—
Income Opportunity Subaccount	—	4,449,399	—
Target VIP Subaccount	—	17,880,279	—
Target Equity/Income Subaccount	—	22,547,580	—
Bristol Growth Subaccount	—	905,039	—
Dow Target 10 Portfolios:
First Quarter Subaccount	—	1,649,319	—
Second Quarter Subaccount	—	1,909,877	—
Third Quarter Subaccount	—	2,016,684	—
Fourth Quarter Subaccount	—	2,161,051	—
Dow Target 5 Portfolios:
First Quarter Subaccount	—	1,050,706	—
Second Quarter Subaccount	—	660,021	—
Third Quarter Subaccount	—	608,006	—
Fourth Quarter Subaccount	—	1,021,414	—
Fidelity Variable Insurance Products Fund:
VIP Growth Subaccount	—	897,770	—
VIP Equity-Income Subaccount	—	712,129	—
VIP High Income Subaccount	—	99,929	—
Janus Aspen Series — Institutional Shares:
Large Cap Growth Subaccount	—	5,072,090	—
International Growth Subaccount	—	2,881,060	—
Worldwide Growth Subaccount	—	2,672,684	—
Balanced Subaccount	—	9,828,087	—
Legg Mason Partners Variable Equity Trust — Class I:
Fundamental Value Subaccount	—	11,249,491	—
Capital and Income Subaccount	—	3,453,408	—
Investors Subaccount	—	6,385,044	—
Wells Fargo Advantage Variable Trust Funds:
Opportunity Subaccount	—	4,430,549	—
Small/Mid Cap Value Subaccount	—	409,550	—
Discovery Subaccount	—	4,542,713	—
Van Kampen Universal Institutional Funds — Class I:
Core Plus Fixed Income Subaccount	—	3,521,333	—
U.S. Real Estate Subaccount	—	5,134,510	—
Value Subaccount	—	25,851	—
Emerging Markets Debt Subaccount	—	5,546	—
Goldman Sachs Variable Insurance Trust — Institutional Shares:
Growth and Income Subaccount	—	235,473,794	—
Structured U.S. Equity Subaccount	—	31,193,451	—
Capital Growth Subaccount	—	8,803,291	—

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Level 1	Level 2	Level 3

Lazard Retirement Series, Inc:
Emerging Markets Equity Subaccount	$—	$119,061,620	$—
U.S. Small Cap Equity Subaccount	—	20,022,094	—
U.S. Strategic Equity Subaccount	—	1,408,740	—
International Equity Subaccount	—	163,801,918	—
The Prudential Series Fund, Inc:
Jennison 20/20 Focus Subaccount	—	130,564,811	—
Jennison Subaccount	—	6,223,488	—
UBS Series Trust — Class I:
U.S. Allocation Subaccount	—	2,886,757	—
Fidelity Variable Insurance Products Fund — Service Class 2:
VIP Mid Cap Subaccount	—	140,531,536	—
VIP Contrafund Subaccount	—	211,994,599	—
VIP Growth Subaccount	—	21,281,961	—
VIP Equity-Income Subaccount	—	94,353,063	—
VIP Real Estate Subaccount	—	1,160,375	—
Janus Aspen Series — Service Shares:
Large Cap Growth Subaccount	—	15,498,269	—
Worldwide Growth Subaccount	—	9,753,792	—
Balanced Subaccount	—	54,219,792	—
International Growth Subaccount	—	165,175,566	—
J.P. Morgan Series Trust II:
Small Company Subaccount	—	11,555,316	—
Mid Cap Value Subaccount	—	109,709,655	—
AllianceBernstein Variable Product Series Fund, Inc. — Class B:
Growth & Income Subaccount	—	184,649	—
Small Cap Growth Subaccount	—	14,444	—
MFS Variable Insurance Trust — Service Class:
New Discovery Subaccount	—	3,052,057	—
Investors Growth Stock Subaccount	—	4,120,065	—
Mid Cap Growth Subaccount	—	14,643,462	—
Total Return Subaccount	—	52,188,210	—
PIMCO Variable Insurance Trust — Administrative Shares:
Real Return Subaccount	—	207,044,407	—
Total Return Subaccount	—	465,780,975	—
Global Bond Subaccount	—	102,295,752	—
CommodityRealReturn Strategy Subaccount	—	1,417,713	—
Calvert Variable Series, Inc:
Social Equity Subaccount	—	226,279	—
Dreyfus Variable Investment Fund — Service Shares:
Appreciation Subaccount	—	8,698,754	—
Royce Capital Fund:
Small-Cap Subaccount	—	112,456,880	—
Micro-Cap Subaccount	—	58,926,453	—

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Level 1	Level 2	Level 3

Van Kampen Universal Institutional Funds — Class II:
Core Plus Fixed Income Subaccount	$—	$94,074,228	$—
U.S. Real Estate Subaccount	—	93,812,306	—
International Growth Equity Subaccount	—	135,781,921	—
Capital Growth Subaccount	—	2,350,752	—
Franklin Templeton Variable Insurance Products Trust — Class 2:
Franklin Income Securities Subaccount	—	113,115,428	—
Franklin Flex Cap Growth Securities Subaccount	—	132,221,272	—
Templeton Foreign Securities Subaccount	—	62,993,789	—
Neuberger Berman Advisers Management Trust — S Class:
AMT Regency Subaccount	—	104,219,790	—
ALPS Variable Insurance Trust — Class II:
AVS Listed Private Equity Subaccount	—	1,284,794	—
Federated Insurance Series — Service Shares:
Federated Kaufmann Fund II Subaccount	—	3,658,482	—
Goldman Sachs Variable Insurance Trust — Service Shares:
Growth and Income Subaccount	—	50,340,555	—
Structured U.S. Equity Subaccount	—	515,462	—
Capital Growth Subaccount	—	470,306	—
Franklin Templeton Variable Insurance Products Trust — Class 4:
Franklin Income Securities Subaccount	—	15,713,132	—
Franklin Flex Cap Growth Securities Subaccount	—	47,687,033	—
Templeton Foreign Securities Subaccount	—	10,296,096	—
Franklin Templeton VIP Founding Funds Allocation Subaccount	—	8,780,316	—
Ivy Funds Variable Insurance Portfolios, Inc.:
VIP Asset Strategy Subaccount	—	15,178,149	—
VIP Global Natural Resources Subaccount	—	3,346,148	—
VIP Science and Technology Subaccount	—	1,151,713	—

Totals	$—	$4,876,791,938	$—

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. generally accepted accounting principles. The Account adopted SFAS 162 effective November 15, 2008. On the date of adoption, there was no impact on the Account’s current practices.

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

(6)	Financial Highlights

The following is a summary of accumulation units, value per unit, and fair value (fair value represents the portion of contract owners’ equity for contracts in the accumulation period, and excludes the portion of contract owners’ equity for annuity reserves for contracts in the payment period), as of December 31, and the expense ratios, total returns and investment income ratios for the periods then ended, for the respective subaccounts and products:

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.:
Equity Subaccount
2008
Annual Payment Combination	8,842	$81.938775	$724,491	1.00%	–55.27%	0.89%
Flexible Payment Combination	2,356	$45.547569	$107,309	1.10%	–55.31%	0.74%
Top I	32,405	$36.453310	$1,181,252	1.10%	–55.31%	0.79%
Top Tradition	336,993	$31.370004	$10,571,483	1.10%	–55.31%	0.80%
Top Plus	120,560	$10.974506	$1,323,091	0.90%	–55.22%	0.71%
Investar Vision & Top Spectrum	30,477	$6.842721	$208,547	1.40%	–55.44%	0.76%
Top Explorer	250,072	$7.065770	$1,766,949	1.30%	–55.40%	0.81%
Oncore Flex	176,814	$5.122131	$905,664	1.50%	–55.49%	0.68%
Oncore Value	4,131,970	$5.419487	$22,393,160	0.90%	–55.22%	0.75%
Oncore Premier	6,384,416	$5.170388	$33,009,904	1.40%	–55.44%	0.78%
Oncore Xtra	5,021,627	$5.170388	$25,963,759	1.40%	–55.44%	0.78%
Oncore Lite	9,001,014	$5.170388	$46,538,737	1.40%	–55.44%	0.78%
Oncore Ultra	312,178	$5.170388	$1,614,082	1.40%	–55.44%	0.78%
Oncore Wrap	531	$4.390849	$2,333	0.65%	–55.11%	0.28%

	25,810,255		$146,310,761

2007
Annual Payment Combination	9,680	$183.167677	$1,773,029	1.00%	–6.83%	0.04%
Flexible Payment Combination	3,487	$101.919597	$355,430	1.10%	–6.92%	0.04%
Top I	39,732	$81.569805	$3,240,925	1.10%	–6.92%	0.04%
Top Tradition	424,121	$70.195145	$29,771,221	1.10%	–6.92%	0.04%
Top Plus	183,537	$24.508128	$4,498,149	0.90%	–6.73%	0.04%
Investar Vision & Top Spectrum	41,716	$15.357420	$640,654	1.40%	–7.20%	0.04%
Top Explorer	329,024	$15.842232	$5,212,480	1.30%	–7.10%	0.04%
Oncore & Firstar Oncore Flex	242,575	$11.507251	$2,791,371	1.50%	–7.29%	0.04%
Oncore & Firstar Oncore Value	5,039,310	$12.102729	$60,989,404	0.90%	–6.73%	0.05%
Oncore & Firstar Oncore Premier	7,466,837	$11.604134	$86,646,178	1.40%	–7.20%	0.04%
Oncore & Firstar Oncore Xtra	6,525,448	$11.604134	$75,722,171	1.40%	–7.20%	0.04%
Oncore & Firstar Oncore Lite	9,988,394	$11.604134	$115,906,658	1.40%	–7.20%	0.04%
Oncore Ultra	349,462	$11.604134	$4,055,200	1.40%	–7.20%	0.04%
Oncore Wrap	1,955	$9.781119	$19,122	0.65%	–6.50%	0.09%

	30,645,278		$391,621,992

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Equity Subaccount (continued)
2006
Annual Payment Combination	10,112	$196.588409	$1,987,901	1.00%	5.61%	0.00%
Flexible Payment Combination	4,266	$109.496222	$467,094	1.10%	5.51%	0.00%
Top I	46,445	$87.633645	$4,070,157	1.10%	5.51%	0.00%
Top Tradition	500,404	$75.413400	$37,737,171	1.10%	5.51%	0.00%
Top Plus	230,792	$26.277610	$6,064,655	0.90%	5.72%	0.00%
Investar Vision & Top Spectrum	58,657	$16.548346	$970,680	1.40%	5.20%	0.00%
Top Explorer	398,797	$17.053786	$6,801,000	1.30%	5.30%	0.00%
Oncore & Firstar Oncore Flex	270,002	$12.411897	$3,351,232	1.50%	5.09%	0.00%
Oncore & Firstar Oncore Value	4,335,911	$12.976550	$56,265,167	0.90%	5.72%	0.00%
Oncore & Firstar Oncore Premier	8,263,673	$12.504004	$103,329,007	1.40%	5.20%	0.00%
Oncore & Firstar Oncore Xtra	7,052,263	$12.504004	$88,181,527	1.40%	5.20%	0.00%
Oncore & Firstar Oncore Lite	7,279,217	$12.504004	$91,019,359	1.40%	5.20%	0.00%
Oncore Ultra	96,386	$12.504004	$1,205,210	1.40%	17.01%	0.00%	8/7/06

	28,546,925		$401,450,160

2005
Annual Payment Combination	11,298	$186.140212	$2,102,963	1.00%	5.06%	0.00%
Flexible Payment Combination	4,490	$103.779142	$466,008	1.10%	4.95%	0.00%
Top I	55,439	$83.058068	$4,604,627	1.10%	4.95%	0.00%
Top Tradition	600,566	$71.475875	$42,926,004	1.10%	4.95%	0.00%
Top Plus	312,123	$24.856418	$7,758,252	0.90%	5.16%	0.00%
Investar Vision & Top Spectrum	101,320	$15.730740	$1,593,840	1.40%	4.64%	0.00%
Top Explorer	481,244	$16.195237	$7,793,853	1.30%	4.75%	0.00%
Oncore & Firstar Oncore Flex	381,999	$11.810265	$4,511,512	1.50%	4.54%	0.00%
Oncore & Firstar Oncore Value	4,292,293	$12.274730	$52,686,733	0.90%	5.16%	0.00%
Oncore & Firstar Oncore Premier	9,122,126	$11.886220	$108,427,596	1.40%	4.64%	0.00%
Oncore & Firstar Oncore Xtra	7,489,248	$11.886220	$89,018,846	1.40%	4.64%	0.00%
Oncore & Firstar Oncore Lite	5,548,866	$11.886220	$65,955,060	1.40%	4.64%	0.00%

	28,401,012		$387,845,294

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Equity Subaccount (continued)
2004
Annual Payment Combination	12,256	$177.180659	$2,171,529	1.00%	11.32%	0.05%
Flexible Payment Combination	5,271	$98.881397	$521,180	1.10%	11.21%	0.04%
Top I	61,451	$79.138232	$4,863,084	1.10%	11.21%	0.04%
Top Tradition	693,379	$68.102644	$47,220,910	1.10%	11.21%	0.04%
Top Plus	406,952	$23.636618	$9,618,976	0.90%	11.43%	0.04%
Investar Vision & Top Spectrum	137,163	$15.032687	$2,061,925	1.40%	10.88%	0.04%
Top Explorer	518,844	$15.461335	$8,022,019	1.30%	10.99%	0.05%
Oncore & Firstar Oncore Flex	446,498	$11.297273	$5,044,214	1.50%	10.77%	0.04%
Oncore & Firstar Oncore Value	3,704,388	$11.672365	$43,238,964	0.90%	11.43%	0.05%
Oncore & Firstar Oncore Premier	8,444,254	$11.358762	$95,916,295	1.40%	10.88%	0.05%
Oncore & Firstar Oncore Xtra	8,022,590	$11.358762	$91,126,692	1.40%	10.88%	0.05%
Oncore & Firstar Oncore Lite	3,393,994	$11.358762	$38,551,566	1.40%	10.88%	0.05%

	25,847,040		$348,357,354

Money Market Subaccount
2008
Variable Interest Annuity “VIA”	1,502	$34.324917	$51,545	1.30%	0.46%	1.72%
Top I	19,709	$26.008695	$512,593	1.30%	0.46%	1.85%
Top Tradition	170,014	$23.590896	$4,010,783	1.10%	0.66%	1.70%
Top Plus	117,208	$15.519455	$1,819,008	0.90%	0.86%	1.72%
Investar Vision & Top Spectrum	50,589	$12.942407	$654,740	1.40%	0.36%	1.74%
Top Explorer	314,511	$12.973515	$4,080,312	1.30%	0.46%	1.79%
Oncore Flex	906,578	$12.167405	$11,030,698	1.50%	0.26%	1.73%
Oncore Value	4,176,144	$12.962589	$54,133,634	0.90%	0.86%	1.67%
Oncore Premier	5,500,635	$12.296060	$67,636,159	1.40%	0.36%	1.71%
Oncore Xtra	4,962,060	$12.296060	$61,013,792	1.40%	0.36%	1.71%
Oncore Lite	8,840,916	$12.296060	$108,708,434	1.40%	0.36%	1.71%
Oncore Ultra	1,161,590	$12.296060	$14,282,979	1.40%	0.36%	1.71%
Oncore Wrap	231,148	$10.614273	$2,453,466	0.65%	1.11%	1.46%

	26,452,604		$330,388,143

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Money Market Subaccount (continued)
2007
Variable Interest Annuity “VIA”	1,512	$34.167785	$51,676	1.30%	3.60%	4.78%
Top I	3,682	$25.889640	$95,337	1.30%	3.60%	4.80%
Top Tradition	103,486	$23.436436	$2,425,354	1.10%	3.81%	4.76%
Top Plus	73,398	$15.387239	$1,129,397	0.90%	4.01%	4.80%
Investar Vision & Top Spectrum	68,778	$12.895929	$886,958	1.40%	3.50%	4.71%
Top Explorer	221,081	$12.914120	$2,855,068	1.30%	3.60%	4.82%
Oncore & Firstar Oncore Flex	666,919	$12.135696	$8,093,523	1.50%	3.39%	4.95%
Oncore & Firstar Oncore Value	2,825,498	$12.852161	$36,313,760	0.90%	4.01%	4.79%
Oncore & Firstar Oncore Premier	4,951,017	$12.251911	$60,659,385	1.40%	3.50%	4.81%
Oncore & Firstar Oncore Xtra	5,614,773	$12.251911	$68,791,700	1.40%	3.50%	4.81%
Oncore & Firstar Oncore Lite	7,012,389	$12.251911	$85,915,168	1.40%	3.50%	4.81%
Oncore Ultra	327,547	$12.251911	$4,013,081	1.40%	3.50%	4.81%
Oncore Wrap	4,984	$10.497730	$52,324	0.65%	4.27%	5.44%

	21,875,064		$271,282,731

2006
Variable Interest Annuity “VIA”	1,650	$32.980496	$54,420	1.30%	3.43%	4.56%
Top I	3,368	$24.990005	$84,155	1.30%	3.43%	4.49%
Top Tradition	101,475	$22.577180	$2,291,019	1.10%	3.63%	4.67%
Top Plus	53,265	$14.793588	$787,973	0.90%	3.84%	4.65%
Investar Vision & Top Spectrum	114,065	$12.460186	$1,421,269	1.40%	3.32%	4.49%
Top Explorer	149,459	$12.465373	$1,863,058	1.30%	3.43%	4.62%
Oncore & Firstar Oncore Flex	106,450	$11.737255	$1,249,434	1.50%	3.22%	4.77%
Oncore & Firstar Oncore Value	2,113,986	$12.356324	$26,121,101	0.90%	3.84%	4.71%
Oncore & Firstar Oncore Premier	4,195,347	$11.837926	$49,664,224	1.40%	3.32%	4.71%
Oncore & Firstar Oncore Xtra	4,495,567	$11.837926	$53,218,185	1.40%	3.32%	4.71%
Oncore & Firstar Oncore Lite	5,472,912	$11.837926	$64,787,922	1.40%	3.32%	4.71%
Oncore Ultra	153,059	$11.837926	$1,811,897	1.40%	1.42%	4.71%	8/7/06

	16,960,603		$203,354,657

2005
Variable Interest Annuity “VIA”	1,662	$31.887866	$52,997	1.30%	1.62%	1.84%
Top I	5,113	$24.162099	$123,538	1.30%	1.62%	3.08%
Top Tradition	85,123	$21.786258	$1,854,510	1.10%	1.82%	2.76%
Top Plus	38,666	$14.247177	$550,880	0.90%	2.02%	2.89%
Investar Vision & Top Spectrum	149,232	$12.059261	$1,799,622	1.40%	1.52%	2.70%
Top Explorer	109,579	$12.052402	$1,320,696	1.30%	1.62%	2.83%
Oncore & Firstar Oncore Flex	55,353	$11.370759	$629,409	1.50%	1.42%	2.93%
Oncore & Firstar Oncore Value	1,299,573	$11.899930	$15,464,822	0.90%	2.02%	3.06%
Oncore & Firstar Oncore Premier	2,993,289	$11.457019	$34,294,170	1.40%	1.52%	2.93%
Oncore & Firstar Oncore Xtra	3,295,664	$11.457019	$37,758,488	1.40%	1.52%	2.93%
Oncore & Firstar Oncore Lite	2,743,376	$11.457019	$31,430,917	1.40%	1.52%	2.93%

	10,776,630		$125,280,049

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Money Market Subaccount (continued)
2004
Variable Interest Annuity “VIA”	1,875	$31.379976	$58,836	1.30%	–0.29%	0.97%
Top I	7,798	$23.777267	$185,422	1.30%	–0.29%	0.95%
Top Tradition	122,529	$21.397075	$2,621,757	1.10%	–0.09%	0.91%
Top Plus	35,635	$13.965057	$497,650	0.90%	0.11%	0.86%
Investar Vision & Top Spectrum	253,390	$11.878886	$3,009,994	1.40%	–0.39%	1.60%
Top Explorer	148,305	$11.860446	$1,758,962	1.30%	–0.29%	0.97%
Oncore & Firstar Oncore Flex	71,225	$11.211700	$798,555	1.50%	–0.49%	0.89%
Oncore & Firstar Oncore Value	718,003	$11.664280	$8,374,993	0.90%	0.11%	1.08%
Oncore & Firstar Oncore Premier	2,431,771	$11.285650	$27,444,115	1.40%	–0.39%	1.04%
Oncore & Firstar Oncore Xtra	2,865,034	$11.285650	$32,333,767	1.40%	–0.39%	1.04%
Oncore & Firstar Oncore Lite	1,754,461	$11.285650	$19,800,230	1.40%	–0.39%	1.04%

	8,410,026		$96,884,281

Bond Subaccount
2008
Top I	3,854	$39.559392	$152,470	1.10%	–12.42%	0.00%
Top Tradition	49,262	$35.778538	$1,762,524	1.10%	–12.42%	0.00%
Top Plus	32,385	$16.690930	$540,528	0.90%	–12.24%	0.00%
Investar Vision & Top Spectrum	9,783	$13.767242	$134,691	1.40%	–12.68%	0.00%
Top Explorer	72,567	$13.977564	$1,014,305	1.30%	–12.59%	0.00%
Oncore Flex	66,374	$12.431406	$825,126	1.50%	–12.76%	0.00%
Oncore Value	1,004,869	$13.243856	$13,308,343	0.90%	–12.24%	0.00%
Oncore Premier	2,054,168	$12.562896	$25,806,293	1.40%	–12.68%	0.00%
Oncore Xtra	1,635,649	$12.562896	$20,548,486	1.40%	–12.68%	0.00%
Oncore Lite	1,927,922	$12.562896	$24,220,287	1.40%	–12.68%	0.00%
Oncore Ultra	80,682	$12.562896	$1,013,599	1.40%	–12.68%	0.00%
Oncore Wrap	205	$9.109246	$1,866	0.65%	–12.02%	0.00%

	6,937,720		$89,328,518

2007
Top I	4,847	$45.168163	$218,930	1.10%	2.58%	0.00%
Top Tradition	55,868	$40.851253	$2,282,291	1.10%	2.58%	0.00%
Top Plus	40,335	$19.019555	$767,147	0.90%	2.79%	0.00%
Investar Vision & Top Spectrum	20,500	$15.765975	$323,196	1.40%	2.28%	0.00%
Top Explorer	93,414	$15.990966	$1,493,784	1.30%	2.38%	0.00%
Oncore & Firstar Oncore Flex	59,072	$14.250281	$841,794	1.50%	2.18%	0.00%
Oncore & Firstar Oncore Value	1,508,408	$15.091563	$22,764,228	0.90%	2.79%	0.00%
Oncore & Firstar Oncore Premier	2,974,151	$14.386776	$42,788,447	1.40%	2.28%	0.00%
Oncore & Firstar Oncore Xtra	2,504,451	$14.386776	$36,030,974	1.40%	2.28%	0.00%
Oncore & Firstar Oncore Lite	2,864,411	$14.386776	$41,209,644	1.40%	2.28%	0.00%
Oncore Ultra	124,851	$14.386776	$1,796,200	1.40%	2.28%	0.00%
Oncore Wrap	1,033	$10.354322	$10,699	0.65%	3.04%	0.00%

	10,251,341		$150,527,334

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Bond Subaccount (continued)
2006
Top I	5,259	$44.031008	$231,547	1.10%	3.31%	3.42%
Top Tradition	66,767	$39.822785	$2,658,838	1.10%	3.31%	3.36%
Top Plus	87,594	$18.503836	$1,620,816	0.90%	3.51%	4.33%
Investar Vision & Top Spectrum	38,047	$15.414895	$586,498	1.40%	3.00%	3.02%
Top Explorer	165,344	$15.619359	$2,582,560	1.30%	3.10%	4.60%
Oncore & Firstar Oncore Flex	45,354	$13.946766	$632,540	1.50%	2.90%	3.44%
Oncore & Firstar Oncore Value	1,475,155	$14.682343	$21,658,735	0.90%	3.51%	4.23%
Oncore & Firstar Oncore Premier	2,954,020	$14.066421	$41,552,498	1.40%	3.00%	3.97%
Oncore & Firstar Oncore Xtra	2,543,484	$14.066421	$35,777,717	1.40%	3.00%	3.97%
Oncore & Firstar Oncore Lite	2,663,961	$14.066421	$37,472,395	1.40%	3.00%	3.97%
Oncore Ultra	24,936	$14.066421	$350,764	1.40%	2.74%	3.97%	8/7/06

	10,069,921		$145,124,908

2005
Top I	6,131	$42.621163	$261,309	1.10%	–0.67%	3.43%
Top Tradition	83,474	$38.547683	$3,217,742	1.10%	–0.67%	3.50%
Top Plus	74,786	$17.875999	$1,336,875	0.90%	–0.48%	3.42%
Investar Vision & Top Spectrum	50,332	$14.965486	$753,250	1.40%	–0.96%	3.21%
Top Explorer	98,933	$15.149050	$1,498,744	1.30%	–0.87%	3.12%
Oncore & Firstar Oncore Flex	50,040	$13.553460	$678,217	1.50%	–1.06%	3.74%
Oncore & Firstar Oncore Value	1,063,209	$14.184181	$15,080,754	0.90%	–0.48%	4.95%
Oncore & Firstar Oncore Premier	2,551,114	$13.656320	$34,838,836	1.40%	–0.96%	4.23%
Oncore & Firstar Oncore Xtra	2,336,454	$13.656320	$31,907,364	1.40%	–0.96%	4.23%
Oncore & Firstar Oncore Lite	1,837,114	$13.656320	$25,088,185	1.40%	–0.96%	4.23%

	8,151,587		$114,661,276

2004
Top I	6,923	$42.909437	$297,074	1.10%	4.73%	0.00%
Top Tradition	91,364	$38.808413	$3,545,686	1.10%	4.73%	0.00%
Top Plus	88,151	$17.961382	$1,583,322	0.90%	4.94%	0.00%
Investar Vision & Top Spectrum	62,994	$15.111299	$951,914	1.40%	4.42%	0.00%
Top Explorer	127,643	$15.281586	$1,950,589	1.30%	4.53%	0.00%
Oncore & Firstar Oncore Flex	59,475	$13.698981	$814,740	1.50%	4.32%	0.00%
Oncore & Firstar Oncore Value	604,979	$14.251932	$8,622,115	0.90%	4.94%	0.00%
Oncore & Firstar Oncore Premier	1,912,728	$13.789373	$26,375,328	1.40%	4.42%	0.00%
Oncore & Firstar Oncore Xtra	2,045,598	$13.789373	$28,207,517	1.40%	4.42%	0.00%
Oncore & Firstar Oncore Lite	1,034,178	$13.789373	$14,260,665	1.40%	4.42%	0.00%

	6,034,033		$86,608,950

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Omni Subaccount
2008
Top I	13,735	$28.490006	$391,317	1.10%	–32.21%	2.08%
Top Tradition	231,895	$28.424848	$6,591,588	1.10%	–32.21%	2.19%
Top Plus	68,938	$12.094736	$833,784	0.90%	–32.07%	1.96%
Investar Vision & Top Spectrum	19,400	$8.151275	$158,135	1.40%	–32.41%	1.86%
Top Explorer	120,533	$8.324270	$1,003,349	1.30%	–32.34%	2.14%
Oncore Flex	3,061	$6.322200	$19,351	1.50%	–32.48%	1.51%
Oncore Value	232,840	$6.735581	$1,568,314	0.90%	–32.07%	2.53%
Oncore Premier	384,648	$6.389112	$2,457,551	1.40%	–32.41%	2.25%
Oncore Xtra	379,776	$6.389112	$2,426,432	1.40%	–32.41%	2.25%
Oncore Lite	203,292	$6.389112	$1,298,858	1.40%	–32.41%	2.25%

	1,658,118		$16,748,679

2007
Top I	18,665	$42.025297	$784,412	1.10%	5.82%	1.63%
Top Tradition	271,907	$41.929193	$11,400,860	1.10%	5.82%	1.67%
Top Plus	93,567	$17.805339	$1,665,997	0.90%	6.03%	1.63%
Investar Vision & Top Spectrum	27,967	$12.059719	$337,269	1.40%	5.50%	1.45%
Top Explorer	149,883	$12.303441	$1,844,074	1.30%	5.61%	1.61%
Oncore Flex	6,386	$9.362899	$59,789	1.50%	5.40%	1.63%
Oncore & Firstar Oncore Value	214,007	$9.915825	$2,122,053	0.90%	6.03%	1.63%
Oncore & Firstar Oncore Premier	418,483	$9.452615	$3,955,764	1.40%	5.50%	1.63%
Oncore & Firstar Oncore Xtra	431,740	$9.452615	$4,081,070	1.40%	5.50%	1.63%
Oncore & Firstar Oncore Lite	251,215	$9.452615	$2,374,638	1.40%	5.50%	1.63%

	1,883,820		$28,625,926

2006
Top I	22,695	$39.714550	$901,333	1.10%	12.09%	1.27%
Top Tradition	309,347	$39.623730	$12,257,485	1.10%	12.09%	1.22%
Top Plus	110,600	$16.792834	$1,857,291	0.90%	12.31%	1.22%
Investar Vision & Top Spectrum	41,259	$11.430622	$471,617	1.40%	11.76%	1.12%
Top Explorer	180,815	$11.650056	$2,106,504	1.30%	11.87%	1.21%
Oncore Flex	6,811	$8.883281	$60,508	1.50%	11.65%	1.31%
Oncore & Firstar Oncore Value	251,138	$9.351958	$2,348,631	0.90%	12.31%	1.35%
Oncore & Firstar Oncore Premier	488,630	$8.959519	$4,377,890	1.40%	11.76%	1.29%
Oncore & Firstar Oncore Xtra	464,957	$8.959519	$4,165,789	1.40%	11.76%	1.29%
Oncore & Firstar Oncore Lite	305,343	$8.959519	$2,735,724	1.40%	11.76%	1.29%

	2,181,595		$31,282,772

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Omni Subaccount (continued)

2005
Top I	25,224	$35.432087	$893,733	1.10%	8.30%	1.19%
Top Tradition	372,611	$35.351060	$13,172,181	1.10%	8.30%	1.20%
Top Plus	136,855	$14.952467	$2,046,327	0.90%	8.51%	1.21%
Investar Vision & Top Spectrum	62,008	$10.228225	$634,229	1.40%	7.98%	1.06%
Top Explorer	217,854	$10.414309	$2,268,794	1.30%	8.08%	1.18%
Oncore & Firstar Oncore Flex	7,131	$7.956659	$56,737	1.50%	7.87%	1.29%
Oncore & Firstar Oncore Value	236,240	$8.327064	$1,967,184	0.90%	8.51%	1.35%
Oncore & Firstar Oncore Premier	524,881	$8.017060	$4,207,999	1.40%	7.98%	1.27%
Oncore & Firstar Oncore Xtra	448,568	$8.017060	$3,596,195	1.40%	7.98%	1.27%
Oncore & Firstar Oncore Lite	322,242	$8.017060	$2,583,452	1.40%	7.98%	1.27%

	2,353,614		$31,426,831

2004
Top I	31,922	$32.717333	$1,044,410	1.10%	5.95%	1.31%
Top Tradition	444,510	$32.642511	$14,509,935	1.10%	5.95%	1.32%
Top Plus	170,747	$13.779581	$2,352,818	0.90%	6.16%	1.22%
Investar Vision & Top Spectrum	89,833	$9.472492	$850,938	1.40%	5.63%	1.22%
Top Explorer	260,177	$9.635338	$2,506,894	1.30%	5.74%	1.28%
Oncore & Firstar Oncore Flex	7,425	$7.376007	$54,770	1.50%	5.53%	1.48%
Oncore & Firstar Oncore Value	249,892	$7.673885	$1,917,644	0.90%	6.16%	2.62%
Oncore & Firstar Oncore Premier	572,873	$7.424696	$4,253,407	1.40%	5.63%	2.70%
Oncore & Firstar Oncore Xtra	509,906	$7.424696	$3,785,896	1.40%	5.63%	2.70%
Oncore & Firstar Oncore Lite	370,533	$7.424696	$2,751,094	1.40%	5.63%	2.70%

	2,707,818		$34,027,806

International Subaccount
2008
Top I	9,260	$12.998627	$120,362	1.10%	–46.67%	0.00%
Top Tradition	384,246	$12.998627	$4,994,665	1.10%	–46.67%	0.00%
Top Plus	62,966	$11.696021	$736,457	0.90%	–46.56%	0.00%
Investar Vision & Top Spectrum	11,303	$7.567678	$85,539	1.40%	–46.83%	0.00%
Top Explorer	107,596	$7.464374	$803,137	1.30%	–46.77%	0.00%
Oncore Flex	56,213	$6.758136	$379,898	1.50%	–46.88%	0.00%
Oncore Value	3,873,841	$7.200085	$27,891,984	0.90%	–46.56%	0.00%
Oncore Premier	4,958,471	$6.829666	$33,864,710	1.40%	–46.83%	0.00%
Oncore Xtra	4,183,222	$6.829666	$28,570,006	1.40%	–46.83%	0.00%
Oncore Lite	8,401,936	$6.829666	$57,382,413	1.40%	–46.83%	0.00%
Oncore Ultra	349,678	$6.829666	$2,388,182	1.40%	–46.83%	0.00%
Oncore Wrap	689	$6.099202	$4,199	0.65%	–46.43%	0.00%

	22,399,421		$157,221,552

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
International Subaccount (continued)
2007
Top I	14,771	$24.372668	$360,001	1.10%	8.25%	0.00%
Top Tradition	456,421	$24.372668	$11,124,190	1.10%	8.25%	0.00%
Top Plus	82,092	$21.886604	$1,796,713	0.90%	8.46%	0.00%
Investar Vision & Top Spectrum	13,542	$14.231901	$192,723	1.40%	7.93%	0.00%
Top Explorer	132,933	$14.023676	$1,864,214	1.30%	8.03%	0.00%
Oncore & Firstar Oncore Flex	71,412	$12.722066	$908,504	1.50%	7.82%	0.00%
Oncore & Firstar Oncore Value	4,608,645	$13.473412	$62,094,174	0.90%	8.46%	0.00%
Oncore & Firstar Oncore Premier	5,322,131	$12.843968	$68,357,289	1.40%	7.93%	0.00%
Oncore & Firstar Oncore Xtra	4,664,023	$12.843968	$59,904,568	1.40%	7.93%	0.00%
Oncore & Firstar Oncore Lite	9,986,947	$12.843968	$128,272,030	1.40%	7.93%	0.00%
Oncore Ultra	427,705	$12.843968	$5,493,426	1.40%	7.93%	0.00%
Oncore Wrap	2,540	$11.384921	$28,920	0.65%	8.73%	0.00%

	25,783,162		$340,396,752

2006
Top I	19,796	$22.515622	$445,711	1.10%	17.93%	0.16%
Top Tradition	544,620	$22.515622	$12,262,463	1.10%	17.93%	0.15%
Top Plus	102,521	$20.178725	$2,068,748	0.90%	18.17%	0.14%
Investar Vision & Top Spectrum	27,810	$13.186768	$366,718	1.40%	17.58%	0.14%
Top Explorer	167,510	$12.980927	$2,174,440	1.30%	17.70%	0.15%
Oncore & Firstar Oncore Flex	42,877	$11.799501	$505,930	1.50%	17.47%	0.18%
Oncore & Firstar Oncore Value	4,227,006	$12.422039	$52,508,031	0.90%	18.17%	0.19%
Oncore & Firstar Oncore Premier	5,225,276	$11.900764	$62,184,782	1.40%	17.58%	0.19%
Oncore & Firstar Oncore Xtra	4,423,794	$11.900764	$52,646,528	1.40%	17.58%	0.19%
Oncore & Firstar Oncore Lite	8,151,307	$11.900764	$97,006,778	1.40%	17.58%	0.19%
Oncore Ultra	125,402	$11.900764	$1,492,375	1.40%	9.70%	0.19%	8/7/06

	23,057,919		$283,662,504

2005
Top I	21,559	$19.091962	$411,606	1.10%	8.21%	0.04%
Top Tradition	616,609	$19.091962	$11,772,272	1.10%	8.21%	0.04%
Top Plus	129,409	$17.076646	$2,209,867	0.90%	8.42%	0.04%
Investar Vision & Top Spectrum	37,720	$11.214716	$423,014	1.40%	7.89%	0.04%
Top Explorer	195,976	$11.028787	$2,161,373	1.30%	8.00%	0.05%
Oncore & Firstar Oncore Flex	36,228	$10.044769	$363,900	1.50%	7.79%	0.05%
Oncore & Firstar Oncore Value	2,725,079	$10.512396	$28,647,114	0.90%	8.42%	0.07%
Oncore & Firstar Oncore Premier	3,962,206	$10.121037	$40,101,633	1.40%	7.89%	0.06%
Oncore & Firstar Oncore Xtra	3,183,325	$10.121037	$32,218,553	1.40%	7.89%	0.06%
Oncore & Firstar Oncore Lite	5,032,602	$10.121037	$50,935,156	1.40%	7.89%	0.06%

	15,940,713		$169,244,488

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
International Subaccount (continued)
2004
Top I	30,030	$17.643397	$529,833	1.10%	11.74%	0.00%
Top Tradition	706,998	$17.643397	$12,473,845	1.10%	11.74%	0.00%
Top Plus	167,103	$15.749854	$2,631,855	0.90%	11.96%	0.00%
Investar Vision & Top Spectrum	44,121	$10.394495	$458,611	1.40%	11.41%	0.00%
Top Explorer	183,083	$10.212099	$1,869,657	1.30%	11.52%	0.00%
Oncore & Firstar Oncore Flex	29,221	$9.319260	$272,319	1.50%	11.30%	0.00%
Oncore & Firstar Oncore Value	1,017,534	$9.695624	$9,865,629	0.90%	11.96%	0.00%
Oncore & Firstar Oncore Premier	1,960,786	$9.380801	$18,393,746	1.40%	11.41%	0.00%
Oncore & Firstar Oncore Xtra	1,843,156	$9.380801	$17,290,282	1.40%	11.41%	0.00%
Oncore & Firstar Oncore Lite	1,858,646	$9.380801	$17,435,587	1.40%	11.41%	0.00%

	7,840,678		$81,221,364

Capital Appreciation Subaccount
2008
Top I	3,078	$19.602997	$60,334	1.10%	–39.67%	0.54%
Top Tradition	159,404	$19.602997	$3,124,804	1.10%	–39.67%	0.60%
Top Plus	58,679	$22.336493	$1,310,688	0.90%	–39.55%	0.53%
Investar Vision & Top Spectrum	15,501	$14.539479	$225,373	1.40%	–39.85%	0.57%
Top Explorer	105,686	$14.745839	$1,558,431	1.30%	–39.79%	0.56%
Oncore Flex	20,367	$11.920878	$242,793	1.50%	–39.91%	0.68%
Oncore Value	978,661	$12.700208	$12,429,194	0.90%	–39.55%	0.62%
Oncore Premier	1,571,516	$12.046969	$18,932,000	1.40%	–39.85%	0.62%
Oncore Xtra	1,417,056	$12.046969	$17,071,234	1.40%	–39.85%	0.62%
Oncore Lite	1,876,189	$12.046969	$22,602,388	1.40%	–39.85%	0.62%
Oncore Ultra	5,215	$12.046969	$62,824	1.40%	–39.85%	0.62%

	6,211,352		$77,620,063

2007
Top I	5,104	$32.494643	$165,837	1.10%	2.69%	0.45%
Top Tradition	198,291	$32.494643	$6,443,400	1.10%	2.69%	0.42%
Top Plus	87,954	$36.952052	$3,250,098	0.90%	2.89%	0.40%
Investar Vision & Top Spectrum	21,920	$24.173108	$529,881	1.40%	2.38%	0.32%
Top Explorer	149,506	$24.491860	$3,661,681	1.30%	2.48%	0.42%
Oncore & Firstar Oncore Flex	28,508	$19.839131	$565,570	1.50%	2.28%	0.41%
Oncore & Firstar Oncore Value	1,069,894	$21.010409	$22,478,907	0.90%	2.89%	0.41%
Oncore & Firstar Oncore Premier	1,783,235	$20.029111	$35,716,606	1.40%	2.38%	0.42%
Oncore & Firstar Oncore Xtra	1,666,413	$20.029111	$33,376,767	1.40%	2.38%	0.42%
Oncore & Firstar Oncore Lite	1,985,561	$20.029111	$39,769,028	1.40%	2.38%	0.42%
Oncore Ultra	5,037	$20.029111	$100,891	1.40%	2.38%	0.42%
Oncore Wrap	1,549	$10.813932	$16,748	0.65%	3.15%	0.62%

	7,002,972		$146,075,414

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Capital Appreciation Subaccount (continued)
2006
Top I	5,166	$31.644144	$163,471	1.10%	15.11%	0.41%
Top Tradition	231,561	$31.644144	$7,327,561	1.10%	15.11%	0.42%
Top Plus	110,552	$35.913264	$3,970,273	0.90%	15.34%	0.43%
Investar Vision & Top Spectrum	34,030	$23.610662	$803,476	1.40%	14.77%	0.40%
Top Explorer	172,877	$23.898237	$4,131,462	1.30%	14.88%	0.44%
Oncore & Firstar Oncore Flex	29,599	$19.396740	$574,130	1.50%	14.66%	0.41%
Oncore & Firstar Oncore Value	1,336,766	$20.419769	$27,296,453	0.90%	15.34%	0.53%
Oncore & Firstar Oncore Premier	2,083,194	$19.563088	$40,753,690	1.40%	14.77%	0.51%
Oncore & Firstar Oncore Xtra	1,887,189	$19.563088	$36,919,253	1.40%	14.77%	0.51%
Oncore & Firstar Oncore Lite	2,324,128	$19.563088	$45,467,122	1.40%	14.77%	0.51%
Oncore Ultra	3,155	$19.563088	$61,714	1.40%	11.18%	0.51%	8/7/06

	8,218,217		$167,468,605

2005
Top I	6,683	$27.490513	$183,719	1.10%	4.12%	0.56%
Top Tradition	297,867	$27.490513	$8,188,506	1.10%	4.12%	0.50%
Top Plus	137,079	$31.137683	$4,268,319	0.90%	4.33%	0.48%
Investar Vision & Top Spectrum	47,804	$20.572205	$983,434	1.40%	3.82%	0.46%
Top Explorer	201,904	$20.802256	$4,200,060	1.30%	3.92%	0.49%
Oncore & Firstar Oncore Flex	38,144	$16.917170	$645,294	1.50%	3.72%	0.42%
Oncore & Firstar Oncore Value	953,450	$17.704447	$16,880,302	0.90%	4.33%	0.80%
Oncore & Firstar Oncore Premier	1,804,587	$17.045507	$30,760,094	1.40%	3.82%	0.69%
Oncore & Firstar Oncore Xtra	1,576,423	$17.045507	$26,870,932	1.40%	3.82%	0.69%
Oncore & Firstar Oncore Lite	1,550,322	$17.045507	$26,426,038	1.40%	3.82%	0.69%

	6,614,263		$119,406,698

2004
Top I	9,412	$26.401629	$248,485	1.10%	11.27%	0.37%
Top Tradition	352,542	$26.401629	$9,307,696	1.10%	11.27%	0.36%
Top Plus	178,030	$29.845326	$5,313,371	0.90%	11.49%	0.36%
Investar Vision & Top Spectrum	65,541	$19.815804	$1,298,741	1.40%	10.94%	0.34%
Top Explorer	245,754	$20.017664	$4,919,414	1.30%	11.05%	0.38%
Oncore & Firstar Oncore Flex	61,316	$16.311173	$1,000,134	1.50%	10.83%	0.35%
Oncore & Firstar Oncore Value	390,386	$16.969627	$6,624,712	0.90%	11.49%	0.50%
Oncore & Firstar Oncore Premier	1,135,299	$16.418770	$18,640,209	1.40%	10.94%	0.48%
Oncore & Firstar Oncore Xtra	1,102,890	$16.418770	$18,108,091	1.40%	10.94%	0.48%
Oncore & Firstar Oncore Lite	494,374	$16.418770	$8,117,015	1.40%	10.94%	0.48%

	4,035,544		$73,577,868

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Millennium Subaccount
2008
Top I	5,039	$17.857072	$89,980	1.10%	–43.17%	0.00%
Top Tradition	205,671	$17.857072	$3,672,686	1.10%	–43.17%	0.00%
Top Plus	38,019	$23.861632	$907,199	0.90%	–43.05%	0.00%
Investar Vision & Top Spectrum	18,323	$12.309807	$225,550	1.40%	–43.34%	0.00%
Top Explorer	105,591	$14.586856	$1,540,241	1.30%	–43.28%	0.00%
Oncore Flex	8,144	$5.386366	$43,864	1.50%	–43.39%	0.00%
Oncore Value	176,362	$5.681866	$1,002,068	0.90%	–43.05%	0.00%
Oncore Premier	402,782	$5.434397	$2,188,874	1.40%	–43.34%	0.00%
Oncore Xtra	565,519	$5.434397	$3,073,253	1.40%	–43.34%	0.00%
Oncore Lite	278,444	$5.434397	$1,513,174	1.40%	–43.34%	0.00%
Oncore Ultra	23,279	$5.434397	$126,509	1.40%	–43.34%	0.00%
Oncore Wrap	1,310	$7.521732	$9,856	0.65%	–42.91%	0.00%

	1,828,483		$14,393,254

2007
Top I	5,570	$31.420615	$175,020	1.10%	24.65%	0.00%
Top Tradition	234,127	$31.420615	$7,356,422	1.10%	24.65%	0.00%
Top Plus	50,717	$41.902415	$2,125,165	0.90%	24.90%	0.00%
Investar Vision & Top Spectrum	22,068	$21.724513	$479,422	1.40%	24.28%	0.00%
Top Explorer	123,793	$25.717509	$3,183,659	1.30%	24.40%	0.00%
Oncore & Firstar Oncore Flex	58,689	$9.515363	$558,449	1.50%	24.16%	0.00%
Oncore & Firstar Oncore Value	211,240	$9.977686	$2,107,687	0.90%	24.90%	0.00%
Oncore & Firstar Oncore Premier	436,027	$9.590695	$4,181,784	1.40%	24.28%	0.00%
Oncore & Firstar Oncore Xtra	578,338	$9.590695	$5,546,662	1.40%	24.28%	0.00%
Oncore & Firstar Oncore Lite	321,878	$9.590695	$3,087,038	1.40%	24.28%	0.00%
Oncore Ultra	3,745	$9.590695	$35,915	1.40%	24.28%	0.00%
Oncore Wrap	1,888	$13.175709	$24,876	0.65%	25.21%	0.00%

	2,048,080		$28,862,099

2006
Top I	7,332	$25.207116	$184,820	1.10%	6.21%	0.00%
Top Tradition	283,025	$25.207116	$7,134,248	1.10%	6.21%	0.00%
Top Plus	65,531	$33.549246	$2,198,500	0.90%	6.42%	0.00%
Investar Vision & Top Spectrum	28,776	$17.480433	$503,013	1.40%	5.90%	0.00%
Top Explorer	150,506	$20.672814	$3,111,383	1.30%	6.00%	0.00%
Oncore & Firstar Oncore Flex	15,672	$7.664032	$120,112	1.50%	5.79%	0.00%
Oncore & Firstar Oncore Value	186,890	$7.988646	$1,493,001	0.90%	6.42%	0.00%
Oncore & Firstar Oncore Premier	513,319	$7.717060	$3,961,319	1.40%	5.90%	0.00%
Oncore & Firstar Oncore Xtra	543,092	$7.717060	$4,191,071	1.40%	5.90%	0.00%
Oncore & Firstar Oncore Lite	125,250	$7.717060	$966,561	1.40%	5.90%	0.00%

	1,919,393		$23,864,028

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Millennium Subaccount (continued)

2005
Top I	9,070	$23.732936	$215,260	1.10%	–1.08%	0.00%
Top Tradition	350,949	$23.732936	$8,329,061	1.10%	–1.08%	0.00%
Top Plus	109,228	$31.524814	$3,443,399	0.90%	–0.89%	0.00%
Investar Vision & Top Spectrum	42,489	$16.506873	$701,364	1.40%	–1.38%	0.00%
Top Explorer	218,018	$19.502215	$4,251,840	1.30%	–1.28%	0.00%
Oncore & Firstar Oncore Flex	18,765	$7.244308	$135,937	1.50%	–1.47%	0.00%
Oncore & Firstar Oncore Value	242,251	$7.506592	$1,818,483	0.90%	–0.89%	0.00%
Oncore & Firstar Oncore Premier	631,803	$7.287265	$4,604,114	1.40%	–1.38%	0.00%
Oncore & Firstar Oncore Xtra	614,444	$7.287265	$4,477,618	1.40%	–1.38%	0.00%
Oncore & Firstar Oncore Lite	102,941	$7.287265	$750,147	1.40%	–1.38%	0.00%

	2,339,958		$28,727,223

2004
Top I	16,110	$23.993241	$386,521	1.10%	9.72%	0.00%
Top Tradition	442,116	$23.993241	$10,607,791	1.10%	9.72%	0.00%
Top Plus	162,308	$31.807684	$5,162,655	0.90%	9.94%	0.00%
Investar Vision & Top Spectrum	59,278	$16.737295	$992,158	1.40%	9.40%	0.00%
Top Explorer	272,018	$19.754975	$5,373,713	1.30%	9.50%	0.00%
Oncore & Firstar Oncore Flex	23,795	$7.352652	$174,955	1.50%	9.29%	0.00%
Oncore & Firstar Oncore Value	343,161	$7.573944	$2,599,079	0.90%	9.94%	0.00%
Oncore & Firstar Oncore Premier	717,035	$7.388987	$5,298,160	1.40%	9.40%	0.00%
Oncore & Firstar Oncore Xtra	698,642	$7.388987	$5,162,258	1.40%	9.40%	0.00%
Oncore & Firstar Oncore Lite	68,265	$7.388987	$504,413	1.40%	9.40%	0.00%

	2,802,728		$36,261,703

International Small-Mid Company Subaccount
2008
Top I	969	$17.253043	$16,714	1.10%	–51.83%	0.00%
Top Tradition	87,580	$17.253043	$1,511,028	1.10%	–51.83%	0.00%
Top Plus	20,616	$18.910776	$389,856	0.90%	–51.74%	0.00%
Investar Vision & Top Spectrum	8,163	$14.863768	$121,326	1.40%	–51.98%	0.00%
Top Explorer	59,152	$14.642080	$866,113	1.30%	–51.93%	0.00%
Oncore Flex	85,631	$9.592412	$821,409	1.50%	–52.02%	0.00%
Oncore Value	635,068	$10.138866	$6,438,872	0.90%	–51.74%	0.00%
Oncore Premier	554,765	$9.681153	$5,370,774	1.40%	–51.98%	0.00%
Oncore Xtra	686,083	$9.681153	$6,642,072	1.40%	–51.98%	0.00%
Oncore Lite	1,657,123	$9.681153	$16,042,861	1.40%	–51.98%	0.00%
Oncore Ultra	25,493	$9.681153	$246,802	1.40%	–51.98%	0.00%
Oncore Wrap	6,696	$6.180948	$41,386	0.65%	–51.62%	0.00%

	3,827,339		$38,509,213

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
International Small-Mid Company Subaccount (continued)
2007
Top I	4,833	$35.819984	$173,133	1.10%	16.19%	0.00%
Top Tradition	111,787	$35.819984	$4,004,202	1.10%	16.19%	0.00%
Top Plus	28,602	$39.183506	$1,120,746	0.90%	16.42%	0.00%
Investar Vision & Top Spectrum	8,696	$30.951626	$269,156	1.40%	15.85%	0.00%
Top Explorer	70,236	$30.459692	$2,139,352	1.30%	15.96%	0.00%
Oncore Flex	54,399	$19.994599	$1,087,691	1.50%	15.73%	0.00%
Oncore & Firstar Oncore Value	603,053	$21.007936	$12,668,895	0.90%	16.42%	0.00%
Oncore & Firstar Oncore Premier	590,750	$20.159593	$11,909,259	1.40%	15.85%	0.00%
Oncore & Firstar Oncore Xtra	704,974	$20.159593	$14,211,989	1.40%	15.85%	0.00%
Oncore & Firstar Oncore Lite	1,451,256	$20.159593	$29,256,740	1.40%	15.85%	0.00%
Oncore Ultra	12,877	$20.159593	$259,604	1.40%	15.85%	0.00%
Oncore Wrap	4,307	$12.775139	$55,025	0.65%	16.71%	0.00%

	3,645,770		$77,155,792

2006
Top I	4,252	$30.828184	$131,089	1.10%	24.98%	0.09%
Top Tradition	106,511	$30.828184	$3,283,543	1.10%	24.98%	0.12%
Top Plus	32,964	$33.655867	$1,109,426	0.90%	25.22%	0.11%
Investar Vision & Top Spectrum	19,823	$26.717738	$529,622	1.40%	24.61%	0.12%
Top Explorer	86,735	$26.266997	$2,278,261	1.30%	24.73%	0.12%
Oncore & Firstar Oncore Flex	20,359	$17.276637	$351,730	1.50%	24.49%	0.12%
Oncore & Firstar Oncore Value	408,834	$18.044337	$7,377,131	0.90%	25.22%	0.15%
Oncore & Firstar Oncore Premier	455,174	$17.401955	$7,920,916	1.40%	24.61%	0.16%
Oncore & Firstar Oncore Xtra	553,545	$17.401955	$9,632,765	1.40%	24.61%	0.16%
Oncore & Firstar Oncore Lite	763,733	$17.401955	$13,290,452	1.40%	24.61%	0.16%
Oncore Ultra	9,005	$17.401955	$156,712	1.40%	16.58%	0.16%	8/7/06

	2,460,935		$46,061,647

2005
Top I	6,104	$24.667115	$150,563	1.10%	27.60%	0.54%
Top Tradition	116,404	$24.667115	$2,871,350	1.10%	27.60%	0.50%
Top Plus	42,137	$26.876546	$1,132,488	0.90%	27.85%	0.49%
Investar Vision & Top Spectrum	22,876	$21.441408	$490,500	1.40%	27.22%	0.49%
Top Explorer	88,292	$21.058920	$1,859,339	1.30%	27.35%	0.50%
Oncore & Firstar Oncore Flex	22,385	$13.878402	$310,673	1.50%	27.10%	0.76%
Oncore & Firstar Oncore Value	265,950	$14.409653	$3,832,254	0.90%	27.85%	0.76%
Oncore & Firstar Oncore Premier	352,430	$13.965342	$4,921,808	1.40%	27.22%	0.67%
Oncore & Firstar Oncore Xtra	381,912	$13.965342	$5,333,534	1.40%	27.22%	0.67%
Oncore & Firstar Oncore Lite	263,401	$13.965342	$3,678,476	1.40%	27.22%	0.67%

	1,561,891		$24,580,985

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
International Small-Mid Company Subaccount (continued)
2004
Top I	2,137	$19.332118	$41,306	1.10%	19.55%	0.67%
Top Tradition	116,939	$19.332118	$2,260,673	1.10%	19.55%	0.99%
Top Plus	45,038	$21.022163	$946,800	0.90%	19.79%	0.97%
Investar Vision & Top Spectrum	23,943	$16.853745	$403,522	1.40%	19.20%	1.05%
Top Explorer	82,828	$16.536802	$1,369,708	1.30%	19.32%	1.02%
Oncore & Firstar Oncore Flex	14,030	$10.919657	$153,198	1.50%	19.08%	1.01%
Oncore & Firstar Oncore Value	91,275	$11.270879	$1,028,751	0.90%	19.79%	1.27%
Oncore & Firstar Oncore Premier	263,335	$10.977275	$2,890,720	1.40%	19.20%	1.21%
Oncore & Firstar Oncore Xtra	236,490	$10.977275	$2,596,013	1.40%	19.20%	1.21%
Oncore & Firstar Oncore Lite	52,162	$10.977275	$572,591	1.40%	19.20%	1.21%

	928,177		$12,263,282

Aggressive Growth Subaccount
2008
Top Tradition	118,820	$5.267561	$625,890	1.10%	–44.29%	0.00%
Top Plus	8,280	$6.491756	$53,749	0.90%	–44.18%	0.00%
Investar Vision & Top Spectrum	14,651	$4.881169	$71,514	1.40%	–44.46%	0.00%
Top Explorer	34,315	$5.484400	$188,200	1.30%	–44.40%	0.00%
Oncore Flex	97,882	$4.136035	$404,845	1.50%	–44.51%	0.00%
Oncore Value	361,540	$4.362990	$1,577,394	0.90%	–44.18%	0.00%
Oncore Premier	256,467	$4.172940	$1,070,229	1.40%	–44.46%	0.00%
Oncore Xtra	253,547	$4.172940	$1,058,035	1.40%	–44.46%	0.00%
Oncore Lite	1,188,717	$4.172940	$4,960,443	1.40%	–44.46%	0.00%
Oncore Ultra	20,383	$4.172940	$85,056	1.40%	–44.46%	0.00%
Oncore Wrap	1,845	$7.467061	$13,774	0.65%	–44.04%	0.00%

	2,356,447		$10,109,129

2007
Top I	6,173	$9.455742	$58,375	1.10%	28.14%	0.00%
Top Tradition	131,916	$9.455742	$1,247,363	1.10%	28.14%	0.00%
Top Plus	10,171	$11.630056	$118,284	0.90%	28.39%	0.00%
Investar Vision & Top Spectrum	15,976	$8.788292	$140,402	1.40%	27.75%	0.00%
Top Explorer	36,424	$9.864558	$359,310	1.30%	27.88%	0.00%
Oncore Flex	79,566	$7.454100	$593,093	1.50%	27.63%	0.00%
Oncore Value	79,710	$7.816341	$623,041	0.90%	28.39%	0.00%
Oncore & Firstar Oncore Premier	231,213	$7.513151	$1,737,137	1.40%	27.75%	0.00%
Oncore & Firstar Oncore Xtra	172,964	$7.513151	$1,299,503	1.40%	27.75%	0.00%
Oncore & Firstar Oncore Lite	830,444	$7.513151	$6,239,254	1.40%	27.75%	0.00%
Oncore Ultra	5,995	$7.513151	$45,042	1.40%	27.75%	0.00%

	1,600,552		$12,460,804

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Aggressive Growth Subaccount (continued)
2006
Top Tradition	143,803	$7.379507	$1,061,195	1.10%	4.63%	0.00%
Top Plus	15,359	$9.058347	$139,124	0.90%	4.84%	0.00%
Investar Vision & Top Spectrum	18,438	$6.879063	$126,838	1.40%	4.32%	0.00%
Top Explorer	36,789	$7.713855	$283,787	1.30%	4.42%	0.00%
Oncore Flex	15,125	$5.840504	$88,337	1.50%	4.22%	0.00%
Oncore & Firstar Oncore Value	47,341	$6.087941	$288,207	0.90%	4.84%	0.00%
Oncore & Firstar Oncore Premier	124,670	$5.880952	$733,182	1.40%	4.32%	0.00%
Oncore & Firstar Oncore Xtra	166,904	$5.880952	$981,556	1.40%	4.32%	0.00%
Oncore & Firstar Oncore Lite	262,597	$5.880952	$1,544,319	1.40%	4.32%	0.00%
Oncore Ultra	2,192	$5.880952	$12,890	1.40%	12.18%	0.00%	8/7/06

	833,218		$5,259,435

2005
Top Tradition	162,770	$7.052988	$1,148,017	1.10%	12.05%	0.02%
Top Plus	25,046	$8.640452	$216,407	0.90%	12.27%	0.02%
Investar Vision & Top Spectrum	19,393	$6.594137	$127,879	1.40%	11.72%	0.02%
Top Explorer	52,726	$7.387077	$389,493	1.30%	11.83%	0.02%
Oncore Flex	25,766	$5.604112	$144,397	1.50%	11.61%	0.02%
Oncore Value	25,661	$5.807078	$149,018	0.90%	12.27%	0.02%
Oncore & Firstar Oncore Premier	139,309	$5.637364	$785,335	1.40%	11.72%	0.02%
Oncore & Firstar Oncore Xtra	168,971	$5.637364	$952,548	1.40%	11.72%	0.02%
Oncore & Firstar Oncore Lite	19,683	$5.637364	$110,961	1.40%	11.72%	0.02%

	639,325		$4,024,055

2004
Top I	422	$6.294415	$2,657	1.10%	7.77%	0.00%
Top Tradition	192,494	$6.294415	$1,211,636	1.10%	7.77%	0.00%
Top Plus	33,943	$7.695920	$261,224	0.90%	7.98%	0.00%
Investar Vision & Top Spectrum	25,931	$5.902318	$153,054	1.40%	7.45%	0.00%
Top Explorer	64,534	$6.605557	$426,282	1.30%	7.56%	0.00%
Oncore Flex	25,098	$5.021097	$126,020	1.50%	7.34%	0.00%
Oncore & Firstar Oncore Value	32,977	$5.172269	$170,565	0.90%	7.98%	0.00%
Oncore & Firstar Oncore Premier	148,721	$5.045926	$750,436	1.40%	7.45%	0.00%
Oncore & Firstar Oncore Xtra	214,747	$5.045926	$1,083,599	1.40%	7.45%	0.00%
Oncore & Firstar Oncore Lite	8,056	$5.045926	$40,648	1.40%	7.45%	0.00%

	746,923		$4,226,121

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)

Small Cap Growth Subaccount
2008
Top I	3,697	$5.925357	$21,908	1.10%	–48.26%	0.00%
Top Tradition	66,136	$8.776039	$580,408	1.10%	–48.26%	0.00%
Top Plus	15,116	$8.987221	$135,850	0.90%	–48.16%	0.00%
Top Explorer	38,383	$10.170176	$390,364	1.30%	–48.36%	0.00%
Oncore Flex	34,404	$3.814403	$131,231	1.50%	–48.47%	0.00%
Oncore Value	353,020	$4.015988	$1,417,723	0.90%	–48.16%	0.00%
Oncore Premier	124,656	$3.847203	$479,577	1.40%	–48.41%	0.00%
Oncore Xtra	237,509	$3.847203	$913,744	1.40%	–48.41%	0.00%
Oncore Lite	517,731	$3.847203	$1,991,816	1.40%	–48.41%	0.00%
Oncore Ultra	19,411	$3.847203	$74,680	1.40%	–48.41%	0.00%

	1,410,063		$6,137,301

2007
Top I	3,861	$11.452285	$44,222	1.10%	13.37%	0.00%
Top Tradition	73,916	$16.961958	$1,253,769	1.10%	13.37%	0.00%
Top Plus	29,381	$17.335515	$509,337	0.90%	13.60%	0.00%
Top Explorer	45,524	$19.695594	$896,626	1.30%	13.15%	0.00%
Oncore & Firstar Oncore Flex	16,930	$7.401682	$125,312	1.50%	12.92%	0.00%
Oncore & Firstar Oncore Value	210,415	$7.746449	$1,629,972	0.90%	13.60%	0.00%
Oncore & Firstar Oncore Premier	183,846	$7.457924	$1,371,096	1.40%	13.03%	0.00%
Oncore & Firstar Oncore Xtra	246,518	$7.457924	$1,838,512	1.40%	13.03%	0.00%
Oncore & Firstar Oncore Lite	424,893	$7.457924	$3,168,821	1.40%	13.03%	0.00%
Oncore Ultra	13,623	$7.457924	$101,600	1.40%	13.03%	0.00%

	1,248,907		$10,939,267

2006
Top I	3,805	$10.101594	$38,435	1.10%	24.24%	0.00%
Top Tradition	82,488	$14.961463	$1,234,136	1.10%	24.24%	0.00%
Top Plus	38,981	$15.260526	$594,878	0.90%	24.49%	0.00%
Investar Vision & Top Spectrum	2,257	$9.889130	$22,323	1.40%	23.87%	0.00%
Top Explorer	55,930	$17.407230	$973,579	1.30%	24.00%	0.00%
Oncore Flex	4,022	$6.554696	$26,365	1.50%	23.75%	0.00%
Oncore & Firstar Oncore Value	85,102	$6.819230	$580,331	0.90%	24.49%	0.00%
Oncore & Firstar Oncore Premier	149,634	$6.597966	$987,274	1.40%	23.87%	0.00%
Oncore & Firstar Oncore Xtra	166,666	$6.597966	$1,099,659	1.40%	23.87%	0.00%
Oncore Lite	144,978	$6.597966	$956,561	1.40%	23.87%	0.00%
Oncore Ultra	1,518	$6.597966	$10,014	1.40%	25.35%	0.00%	8/7/06

	735,381		$6,523,555

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Small Cap Growth Subaccount (continued)
2005
Top I	4,190	$8.130715	$34,065	1.10%	5.32%	0.00%
Top Tradition	97,972	$12.042400	$1,179,817	1.10%	5.32%	0.00%
Top Plus	48,640	$12.258855	$596,272	0.90%	5.53%	0.00%
Investar Vision & Top Spectrum	2,258	$7.983258	$18,024	1.40%	5.01%	0.00%
Top Explorer	64,456	$14.038597	$904,865	1.30%	5.12%	0.00%
Oncore Flex	4,023	$5.296644	$21,310	1.50%	4.91%	0.00%
Oncore & Firstar Oncore Value	79,387	$5.477934	$434,875	0.90%	5.53%	0.00%
Oncore & Firstar Oncore Premier	173,681	$5.326372	$925,088	1.40%	5.01%	0.00%
Oncore & Firstar Oncore Xtra	194,351	$5.326372	$1,035,186	1.40%	5.01%	0.00%
Oncore Lite	118,685	$5.326372	$632,169	1.40%	5.01%	0.00%

	787,643		$5,781,671

2004
Top I	1,864	$7.719698	$14,387	1.10%	10.23%	0.00%
Top Tradition	122,489	$11.433639	$1,400,500	1.10%	10.23%	0.00%
Top Plus	55,394	$11.616196	$643,473	0.90%	10.45%	0.00%
Investar Vision & Top Spectrum	2,692	$7.602113	$20,462	1.40%	9.90%	0.00%
Top Explorer	84,511	$13.355197	$1,128,655	1.30%	10.01%	0.00%
Oncore Flex	5,361	$5.048725	$27,066	1.50%	9.79%	0.00%
Oncore & Firstar Oncore Value	76,298	$5.190763	$396,045	0.90%	10.45%	0.00%
Oncore & Firstar Oncore Premier	158,973	$5.072075	$806,324	1.40%	9.90%	0.00%
Oncore & Firstar Oncore Xtra	195,801	$5.072075	$993,118	1.40%	9.90%	0.00%
Oncore Lite	67,691	$5.072075	$343,333	1.40%	9.90%	0.00%

	771,074		$5,773,363

Mid Cap Opportunity Subaccount
2008
Top I	2,317	$8.163265	$18,918	1.10%	–51.82%	0.00%
Top Tradition	232,618	$14.211091	$3,305,755	1.10%	–51.82%	0.00%
Top Plus	74,258	$14.552847	$1,080,660	0.90%	–51.73%	0.00%
Investar Vision & Top Spectrum	807	$8.959753	$7,233	1.40%	–51.97%	0.00%
Top Explorer	153,983	$14.084575	$2,168,783	1.30%	–51.92%	0.00%
Oncore Flex	48,895	$8.865911	$433,498	1.50%	–52.01%	0.00%
Oncore Value	1,065,720	$9.445690	$10,066,461	0.90%	–51.73%	0.00%
Oncore Premier	1,071,666	$8.959753	$9,601,858	1.40%	–51.97%	0.00%
Oncore Xtra	890,849	$8.959753	$7,981,790	1.40%	–51.97%	0.00%
Oncore Lite	2,987,136	$8.959753	$26,764,001	1.40%	–51.97%	0.00%
Oncore Ultra	161,837	$8.959753	$1,450,023	1.40%	–51.97%	0.00%
Oncore Wrap	4,655	$5.892630	$27,428	0.65%	–51.61%	0.00%

	6,694,741		$62,906,408

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Mid Cap Opportunity Subaccount (continued)
2007
Top I	4,075	$16.944136	$69,046	1.10%	16.57%	0.00%
Top Tradition	275,030	$29.497354	$8,112,651	1.10%	16.57%	0.00%
Top Plus	106,233	$30.146544	$3,202,563	0.90%	16.81%	0.00%
Investar Vision & Top Spectrum	581	$18.652945	$10,843	1.40%	16.23%	0.00%
Top Explorer	196,524	$29.292946	$5,756,768	1.30%	16.34%	0.00%
Oncore & Firstar Oncore Flex	15,453	$18.475898	$285,511	1.50%	16.11%	0.00%
Oncore & Firstar Oncore Value	493,791	$19.566962	$9,661,984	0.90%	16.81%	0.00%
Oncore & Firstar Oncore Premier	674,866	$18.652945	$12,588,224	1.40%	16.23%	0.00%
Oncore & Firstar Oncore Xtra	613,328	$18.652945	$11,440,378	1.40%	16.23%	0.00%
Oncore & Firstar Oncore Lite	1,230,343	$18.652945	$22,949,524	1.40%	16.23%	0.00%
Oncore Ultra	35,924	$18.652945	$670,085	1.40%	16.23%	0.00%
Oncore Wrap	3,664	$12.176280	$44,617	0.65%	17.10%	0.00%

	3,649,812		$74,792,194

2006
Top I	4,051	$14.535150	$58,882	1.10%	8.46%	0.00%
Top Tradition	322,989	$25.303644	$8,172,805	1.10%	8.46%	0.00%
Top Plus	128,333	$25.809088	$3,312,156	0.90%	8.67%	0.00%
Investar Vision & Top Spectrum	872	$16.048749	$13,994	1.40%	8.14%	0.00%
Top Explorer	257,617	$25.178242	$6,486,332	1.30%	8.25%	0.00%
Oncore & Firstar Oncore Flex	7,659	$15.912178	$121,872	1.50%	8.03%	0.00%
Oncore & Firstar Oncore Value	297,079	$16.751690	$4,976,581	0.90%	8.67%	0.00%
Oncore & Firstar Oncore Premier	600,290	$16.048749	$9,633,895	1.40%	8.14%	0.00%
Oncore & Firstar Oncore Xtra	435,236	$16.048749	$6,984,994	1.40%	8.14%	0.00%
Oncore & Firstar Oncore Lite	422,053	$16.048749	$6,773,424	1.40%	8.14%	0.00%
Oncore Ultra	251	$16.048749	$4,029	1.40%	10.57%	0.00%	8/7/06

	2,476,430		$46,538,964

2005
Top I	6,768	$13.401489	$90,703	1.10%	8.79%	0.00%
Top Tradition	419,408	$23.330098	$9,784,824	1.10%	8.79%	0.00%
Top Plus	166,804	$23.749133	$3,961,458	0.90%	9.00%	0.00%
Investar Vision & Top Spectrum	4,178	$14.840842	$62,007	1.40%	8.47%	0.00%
Top Explorer	330,716	$23.260264	$7,692,547	1.30%	8.57%	0.00%
Oncore & Firstar Oncore Flex	4,624	$14.729016	$68,113	1.50%	8.36%	0.00%
Oncore & Firstar Oncore Value	316,665	$15.414658	$4,881,277	0.90%	9.00%	0.00%
Oncore & Firstar Oncore Premier	686,907	$14.840842	$10,194,276	1.40%	8.47%	0.00%
Oncore & Firstar Oncore Xtra	444,679	$14.840842	$6,599,406	1.40%	8.47%	0.00%
Oncore & Firstar Oncore Lite	268,274	$14.840842	$3,981,417	1.40%	8.47%	0.00%

	2,649,023		$47,316,028

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Mid Cap Opportunity Subaccount (continued)
2004
Top I	7,847	$12.318904	$96,671	1.10%	12.32%	0.00%
Top Tradition	504,422	$21.445455	$10,817,556	1.10%	12.32%	0.00%
Top Plus	225,163	$21.787570	$4,905,745	0.90%	12.54%	0.00%
Investar Vision & Top Spectrum	2,983	$13.682335	$40,812	1.40%	11.99%	0.00%
Top Explorer	382,243	$21.423407	$8,188,955	1.30%	12.10%	0.00%
Oncore & Firstar Oncore Flex	6,433	$13.592579	$87,444	1.50%	11.88%	0.00%
Oncore & Firstar Oncore Value	361,287	$14.141487	$5,109,139	0.90%	12.54%	0.00%
Oncore & Firstar Oncore Premier	780,144	$13.682335	$10,674,180	1.40%	11.99%	0.00%
Oncore & Firstar Oncore Xtra	498,288	$13.682335	$6,817,744	1.40%	11.99%	0.00%
Oncore & Firstar Oncore Lite	244,454	$13.682335	$3,344,705	1.40%	11.99%	0.00%

	3,013,264		$50,082,951

S&P 500 Index Subaccount
2008
Top I	415	$6.814047	$2,829	1.10%	–37.99%	0.15%
Top Tradition	404,391	$12.789767	$5,172,061	1.10%	–37.99%	1.48%
Top Plus	94,906	$13.097253	$1,243,010	0.90%	–37.86%	1.35%
Investar Vision & Top Spectrum	33,273	$8.485391	$282,338	1.40%	–38.17%	1.51%
Top Explorer	317,617	$12.203048	$3,875,899	1.30%	–38.11%	1.41%
Oncore Flex	193,009	$8.166118	$1,576,132	1.50%	–38.23%	4.55%
Oncore Value	1,060,458	$8.700026	$9,226,011	0.90%	–37.86%	2.13%
Oncore Premier	1,580,319	$8.252497	$13,041,579	1.40%	–38.17%	1.63%
Oncore Xtra	1,253,245	$8.252497	$10,342,400	1.40%	–38.17%	1.63%
Oncore Lite	1,181,360	$8.252497	$9,749,169	1.40%	–38.17%	1.63%
Oncore Ultra	251,752	$8.252497	$2,077,579	1.40%	–38.17%	1.63%

	6,370,745		$56,589,007

2007
Top I	7,126	$10.987989	$78,304	1.10%	3.91%	1.34%
Top Tradition	486,895	$20.624102	$10,041,779	1.10%	3.91%	1.28%
Top Plus	131,411	$21.077909	$2,769,870	0.90%	4.12%	1.21%
Investar Vision & Top Spectrum	42,457	$13.723920	$582,672	1.40%	3.60%	1.09%
Top Explorer	411,585	$19.717115	$8,115,271	1.30%	3.71%	1.25%
Oncore & Firstar Oncore Flex	50,601	$13.220644	$668,975	1.50%	3.50%	1.16%
Oncore & Firstar Oncore Value	688,708	$14.001291	$9,642,808	0.90%	4.12%	1.45%
Oncore & Firstar Oncore Premier	1,891,876	$13.347257	$25,251,340	1.40%	3.60%	1.38%
Oncore & Firstar Oncore Xtra	1,417,038	$13.347257	$18,913,575	1.40%	3.60%	1.38%
Oncore & Firstar Oncore Lite	989,275	$13.347257	$13,204,105	1.40%	3.60%	1.38%
Oncore Ultra	174,174	$13.347257	$2,324,742	1.40%	3.60%	1.38%

	6,291,146		$91,593,441

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
S&P 500 Index Subaccount (continued)
2006
Top I	7,298	$10.574254	$77,166	1.10%	14.05%	0.81%
Top Tradition	557,596	$19.847544	$11,066,910	1.10%	14.05%	1.01%
Top Plus	167,162	$20.243886	$3,384,008	0.90%	14.27%	0.98%
Investar Vision & Top Spectrum	67,923	$13.246583	$899,751	1.40%	13.71%	0.92%
Top Explorer	501,173	$19.012429	$9,528,523	1.30%	13.82%	1.03%
Oncore & Firstar Oncore Flex	63,223	$12.773463	$807,577	1.50%	13.60%	0.95%
Oncore & Firstar Oncore Value	625,744	$13.447281	$8,414,556	0.90%	14.27%	0.97%
Oncore & Firstar Oncore Premier	2,202,890	$12.883020	$28,379,871	1.40%	13.71%	1.10%
Oncore & Firstar Oncore Xtra	1,440,375	$12.883020	$18,556,385	1.40%	13.71%	1.10%
Oncore & Firstar Oncore Lite	581,184	$12.883020	$7,487,410	1.40%	13.71%	1.10%
Oncore Ultra	37,417	$12.883020	$482,041	1.40%	11.24%	1.10%	8/7/06

	6,251,985		$89,084,198

2005
Top I	11,960	$9.271844	$110,888	1.10%	3.33%	1.00%
Top Tradition	722,817	$17.402963	$12,579,164	1.10%	3.33%	0.94%
Top Plus	229,126	$17.715460	$4,059,075	0.90%	3.54%	0.92%
Investar Vision & Top Spectrum	102,279	$11.649395	$1,191,490	1.40%	3.03%	0.91%
Top Explorer	619,152	$16.703578	$10,342,053	1.30%	3.13%	0.93%
Oncore & Firstar Oncore Flex	91,530	$11.244364	$1,029,195	1.50%	2.93%	0.97%
Oncore & Firstar Oncore Value	843,939	$11.767737	$9,931,252	0.90%	3.54%	1.20%
Oncore & Firstar Oncore Premier	2,932,440	$11.329667	$33,223,573	1.40%	3.03%	1.01%
Oncore & Firstar Oncore Xtra	1,774,333	$11.329667	$20,102,603	1.40%	3.03%	1.01%
Oncore & Firstar Oncore Lite	396,816	$11.329667	$4,495,784	1.40%	3.03%	1.01%

	7,724,392		$97,065,077

2004
Top I	13,918	$8.972855	$124,882	1.10%	9.10%	1.18%
Top Tradition	865,003	$16.841761	$14,568,168	1.10%	9.10%	1.06%
Top Plus	308,745	$17.110362	$5,282,732	0.90%	9.32%	1.01%
Investar Vision & Top Spectrum	131,066	$11.307096	$1,481,973	1.40%	8.78%	1.01%
Top Explorer	749,308	$16.196798	$12,136,386	1.30%	8.88%	1.08%
Oncore & Firstar Oncore Flex	111,642	$10.924689	$1,219,649	1.50%	8.67%	1.03%
Oncore & Firstar Oncore Value	647,913	$11.365793	$7,364,047	0.90%	9.32%	1.14%
Oncore & Firstar Oncore Premier	2,915,101	$10.996761	$32,056,676	1.40%	8.78%	1.16%
Oncore & Firstar Oncore Xtra	1,900,670	$10.996761	$20,901,216	1.40%	8.78%	1.16%
Oncore & Firstar Oncore Lite	459,684	$10.996761	$5,055,040	1.40%	8.78%	1.16%

	8,103,050		$100,190,769

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Strategic Value Subaccount
2008
Top Tradition	19,523	$8.102801	$158,194	1.10%	–29.05%	4.27%
Top Plus	6,099	$8.251352	$50,323	0.90%	–28.91%	4.78%
Investar Vision & Top Spectrum	3,257	$8.071238	$26,288	1.40%	–29.26%	13.07%
Top Explorer	12,743	$7.957195	$101,396	1.30%	–29.19%	4.52%
Oncore Flex	8,278	$7.986742	$66,114	1.50%	–29.33%	3.37%
Oncore Value	128,854	$8.508877	$1,096,406	0.90%	–28.91%	5.26%
Oncore Premier	329,890	$8.071238	$2,662,615	1.40%	–29.26%	3.83%
Oncore Xtra	362,080	$8.071238	$2,922,434	1.40%	–29.26%	3.83%
Oncore Lite	265,337	$8.071238	$2,141,601	1.40%	–29.26%	3.83%
Oncore Ultra	1,980	$8.071238	$15,983	1.40%	–29.26%	3.83%

	1,138,041		$9,241,354

2007
Top I	1,541	$11.420393	$17,603	1.10%	–9.73%	1.12%
Top Tradition	23,566	$11.420393	$269,128	1.10%	–9.73%	0.91%
Top Plus	6,099	$11.606647	$70,786	0.90%	–9.55%	1.12%
Investar Vision & Top Spectrum	650	$11.409821	$7,420	1.40%	–10.00%	2.57%
Top Explorer	14,765	$11.237449	$165,916	1.30%	–9.91%	1.14%
Oncore & Firstar Oncore Flex	26,850	$11.301574	$303,448	1.50%	–10.09%	1.06%
Oncore & Firstar Oncore Value	120,817	$11.968870	$1,446,039	0.90%	–9.55%	1.14%
Oncore & Firstar Oncore Premier	442,478	$11.409821	$5,048,600	1.40%	–10.00%	1.02%
Oncore & Firstar Oncore Xtra	767,549	$11.409821	$8,757,599	1.40%	–10.00%	1.02%
Oncore & Firstar Oncore Lite	495,042	$11.409821	$5,648,345	1.40%	–10.00%	1.02%

	1,899,357		$21,734,884

2006
Top I	1,542	$12.651963	$19,505	1.10%	15.09%	0.98%
Top Tradition	49,044	$12.651963	$620,499	1.10%	15.09%	0.99%
Top Plus	6,144	$12.832713	$78,847	0.90%	15.31%	0.96%
Investar Vision & Top Spectrum	100	$12.677987	$1,267	1.40%	14.75%	0.07%
Top Explorer	14,317	$12.474060	$178,589	1.30%	14.86%	0.68%
Oncore & Firstar Oncore Flex	29,969	$12.570161	$376,711	1.50%	14.64%	0.83%
Oncore & Firstar Oncore Value	103,198	$13.233186	$1,365,635	0.90%	15.31%	0.96%
Oncore & Firstar Oncore Premier	539,182	$12.677987	$6,835,766	1.40%	14.75%	1.05%
Oncore & Firstar Oncore Xtra	947,911	$12.677987	$12,017,600	1.40%	14.75%	1.05%
Oncore & Firstar Oncore Lite	460,054	$12.677987	$5,832,556	1.40%	14.75%	1.05%

	2,151,461		$27,326,975

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Strategic Value Subaccount (continued)

2005
Top I	1,542	$10.993372	$16,951	1.10%	3.60%	0.98%
Top Tradition	47,952	$10.993372	$527,149	1.10%	3.60%	0.97%
Top Plus	6,365	$11.128423	$70,836	0.90%	3.80%	0.85%
Investar Vision & Top Spectrum	1,769	$11.048572	$19,541	1.40%	3.29%	0.92%
Top Explorer	28,570	$10.860149	$310,278	1.30%	3.40%	0.86%
Oncore & Firstar Oncore Flex	40,707	$10.965373	$446,372	1.50%	3.19%	0.74%
Oncore & Firstar Oncore Value	111,649	$11.475703	$1,281,246	0.90%	3.80%	0.90%
Oncore & Firstar Oncore Premier	640,038	$11.048572	$7,071,503	1.40%	3.29%	0.92%
Oncore & Firstar Oncore Xtra	1,017,109	$11.048572	$11,237,605	1.40%	3.29%	0.92%
Oncore & Firstar Oncore Lite	201,599	$11.048572	$2,227,388	1.40%	3.29%	0.92%

	2,097,300		$23,208,869

2004
Top I	1,542	$10.611435	$16,366	1.10%	8.41%	1.24%
Top Tradition	50,399	$10.611435	$534,806	1.10%	8.41%	1.26%
Top Plus	9,015	$10.720596	$96,651	0.90%	8.62%	1.28%
Investar Vision & Top Spectrum	5,780	$10.696275	$61,822	1.40%	8.09%	1.40%
Top Explorer	36,448	$10.503505	$382,829	1.30%	8.19%	1.29%
Oncore & Firstar Oncore Flex	65,506	$10.626161	$696,081	1.50%	7.98%	1.19%
Oncore & Firstar Oncore Value	126,918	$11.055144	$1,403,102	0.90%	8.62%	1.38%
Oncore & Firstar Oncore Premier	779,857	$10.696275	$8,341,568	1.40%	8.09%	1.40%
Oncore & Firstar Oncore Xtra	1,065,624	$10.696275	$11,398,203	1.40%	8.09%	1.40%
Oncore & Firstar Oncore Lite	212,626	$10.696275	$2,274,301	1.40%	8.09%	1.40%

	2,353,715		$25,205,729

High Income Bond Subaccount
2008
Top I	2,064	$11.185021	$23,082	1.10%	–26.13%	0.00%
Top Tradition	41,093	$11.185021	$459,630	1.10%	–26.13%	0.00%
Top Plus	18,377	$11.389997	$209,315	0.90%	–25.98%	0.00%
Investar Vision & Top Spectrum	1,789	$10.537113	$18,847	1.40%	–26.35%	0.00%
Top Explorer	34,841	$10.984105	$382,699	1.30%	–26.27%	0.00%
Oncore Flex	102,620	$10.426833	$1,069,997	1.50%	–26.42%	0.00%
Oncore Value	1,073,848	$11.108243	$11,928,562	0.90%	–25.98%	0.00%
Oncore Premier	1,308,485	$10.537113	$13,787,665	1.40%	–26.35%	0.00%
Oncore Xtra	1,307,798	$10.537113	$13,780,419	1.40%	–26.35%	0.00%
Oncore Lite	1,758,801	$10.537113	$18,532,689	1.40%	–26.35%	0.00%
Oncore Ultra	141,923	$10.537113	$1,495,455	1.40%	–26.35%	0.00%
Oncore Wrap	10,084	$7.800057	$78,653	0.65%	–25.79%	0.00%

	5,801,723		$61,767,013

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc. (continued)
High Income Bond Subaccount (continued)
2007
Top I	2,899	$15.140610	$43,889	1.10%	2.40%	0.00%
Top Tradition	50,464	$15.140610	$764,053	1.10%	2.40%	0.00%
Top Plus	25,139	$15.387450	$386,826	0.90%	2.60%	0.00%
Investar Vision & Top Spectrum	1,993	$14.306057	$28,515	1.40%	2.09%	0.00%
Top Explorer	55,314	$14.898150	$824,069	1.30%	2.19%	0.00%
Oncore & Firstar Oncore Flex	90,086	$14.170338	$1,276,554	1.50%	1.99%	0.00%
Oncore & Firstar Oncore Value	734,281	$15.006808	$11,019,212	0.90%	2.60%	0.00%
Oncore & Firstar Oncore Premier	1,255,062	$14.306057	$17,954,996	1.40%	2.09%	0.00%
Oncore & Firstar Oncore Xtra	1,245,884	$14.306057	$17,823,681	1.40%	2.09%	0.00%
Oncore & Firstar Oncore Lite	1,200,328	$14.306057	$17,171,963	1.40%	2.09%	0.00%
Oncore Ultra	94,549	$14.306057	$1,352,621	1.40%	2.09%	0.00%
Oncore Wrap	191	$10.511392	$2,007	0.65%	2.86%	0.00%

	4,756,190		$68,648,386

2006
Top I	2,867	$14.786200	$42,391	1.10%	8.93%	0.00%
Top Tradition	47,931	$14.786200	$708,723	1.10%	8.93%	0.00%
Top Plus	28,987	$14.997356	$434,730	0.90%	9.15%	0.00%
Investar Vision & Top Spectrum	2,975	$14.012859	$41,685	1.40%	8.61%	0.00%
Top Explorer	53,531	$14.578330	$780,391	1.30%	8.72%	0.00%
Oncore & Firstar Oncore Flex	36,014	$13.893687	$500,373	1.50%	8.51%	0.00%
Oncore & Firstar Oncore Value	574,601	$14.626365	$8,404,318	0.90%	9.15%	0.00%
Oncore & Firstar Oncore Premier	1,237,336	$14.012859	$17,338,632	1.40%	8.61%	0.00%
Oncore & Firstar Oncore Xtra	1,162,383	$14.012859	$16,288,306	1.40%	8.61%	0.00%
Oncore & Firstar Oncore Lite	908,344	$14.012859	$12,728,491	1.40%	8.61%	0.00%
Oncore Ultra	27,141	$14.012859	$380,318	1.40%	5.67%	0.00%	8/7/06

	4,082,110		$57,648,358

2005
Top I	3,303	$13.573436	$44,829	1.10%	1.87%	5.94%
Top Tradition	41,596	$13.573436	$564,603	1.10%	1.87%	5.49%
Top Plus	14,685	$13.740101	$201,777	0.90%	2.08%	6.90%
Investar Vision & Top Spectrum	5,409	$12.901575	$69,790	1.40%	1.57%	5.38%
Top Explorer	47,917	$13.408981	$642,521	1.30%	1.67%	5.17%
Oncore & Firstar Oncore Flex	14,409	$12.804436	$184,493	1.50%	1.47%	4.03%
Oncore & Firstar Oncore Value	414,973	$13.400215	$5,560,726	0.90%	2.08%	6.11%
Oncore & Firstar Oncore Premier	1,041,558	$12.901575	$13,437,733	1.40%	1.57%	5.38%
Oncore & Firstar Oncore Xtra	970,510	$12.901575	$12,521,108	1.40%	1.57%	5.38%
Oncore & Firstar Oncore Lite	582,304	$12.901575	$7,512,645	1.40%	1.57%	5.38%

	3,136,664		$40,740,225

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc. (continued)
High Income Bond Subaccount (continued)
2004
Top I	1,470	$13.323676	$19,579	1.10%	9.46%	0.26%
Top Tradition	31,474	$13.323676	$419,346	1.10%	9.46%	0.32%
Top Plus	4,357	$13.460648	$58,646	0.90%	9.68%	0.25%
Investar Vision & Top Spectrum	5,873	$12.701656	$74,596	1.40%	9.14%	0.36%
Top Explorer	36,892	$13.188188	$486,542	1.30%	9.25%	0.36%
Oncore & Firstar Oncore Flex	59,855	$12.618415	$755,281	1.50%	9.03%	0.41%
Oncore & Firstar Oncore Value	226,445	$13.127684	$2,972,705	0.90%	9.68%	0.37%
Oncore & Firstar Oncore Premier	859,441	$12.701656	$10,916,318	1.40%	9.14%	0.36%
Oncore & Firstar Oncore Xtra	843,534	$12.701656	$10,714,278	1.40%	9.14%	0.36%
Oncore & Firstar Oncore Lite	400,197	$12.701656	$5,083,170	1.40%	9.14%	0.36%

	2,469,538		$31,500,461

Capital Growth Subaccount
2008
Top I	848	$6.891116	$5,840	1.10%	–37.06%	0.00%
Top Tradition	37,325	$6.891116	$257,212	1.10%	–37.06%	0.00%
Top Plus	26,270	$7.017563	$184,351	0.90%	–36.93%	0.00%
Investar Vision & Top Spectrum	557	$14.624308	$8,141	1.40%	–37.24%	0.00%
Top Explorer	37,928	$6.767189	$256,664	1.30%	–37.18%	0.00%
Oncore Flex	28,389	$14.471164	$410,825	1.50%	–37.31%	0.00%
Oncore Value	208,374	$15.417585	$3,212,627	0.90%	–36.93%	0.00%
Oncore Premier	287,804	$14.624308	$4,208,941	1.40%	–37.24%	0.00%
Oncore Xtra	245,210	$14.624308	$3,586,030	1.40%	–37.24%	0.00%
Oncore Lite	568,982	$14.624308	$8,320,970	1.40%	–37.24%	0.00%
Oncore Ultra	32,472	$14.624308	$474,879	1.40%	–37.24%	0.00%
Oncore Wrap	109	$7.358605	$802	0.65%	–36.77%	0.00%

	1,474,268		$20,927,282

2007
Top I	1,122	$10.948037	$12,288	1.10%	10.01%	0.00%
Top Tradition	54,384	$10.948037	$595,394	1.10%	10.01%	0.00%
Top Plus	28,818	$11.126720	$320,654	0.90%	10.23%	0.00%
Investar Vision & Top Spectrum	594	$23.303218	$13,843	1.40%	9.69%	0.00%
Top Explorer	46,539	$10.772524	$501,343	1.30%	9.80%	0.00%
Oncore & Firstar Oncore Flex	16,332	$23.082048	$376,977	1.50%	9.58%	0.00%
Oncore & Firstar Oncore Value	179,330	$24.445423	$4,383,788	0.90%	10.23%	0.00%
Oncore & Firstar Oncore Premier	329,849	$23.303218	$7,686,519	1.40%	9.69%	0.00%
Oncore & Firstar Oncore Xtra	276,637	$23.303218	$6,446,541	1.40%	9.69%	0.00%
Oncore & Firstar Oncore Lite	282,746	$23.303218	$6,588,894	1.40%	9.69%	0.00%
Oncore Ultra	21,668	$23.303218	$504,941	1.40%	9.69%	0.00%
Oncore Wrap	3,854	$11.638423	$44,857	0.65%	10.51%	0.00%

	1,241,873		$27,476,039

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Capital Growth Subaccount (continued)
2006
Top I	1,142	$9.951443	$11,364	1.10%	18.82%	0.00%
Top Tradition	66,814	$9.951443	$664,895	1.10%	18.82%	0.00%
Top Plus	19,678	$10.093727	$198,628	0.90%	19.06%	0.00%
Investar Vision & Top Spectrum	2,499	$21.245155	$53,095	1.40%	18.47%	0.00%
Top Explorer	54,769	$9.811382	$537,362	1.30%	18.59%	0.00%
Oncore & Firstar Oncore Flex	9,762	$21.064385	$205,623	1.50%	18.35%	0.00%
Oncore & Firstar Oncore Value	178,664	$22.175950	$3,962,037	0.90%	19.06%	0.00%
Oncore & Firstar Oncore Premier	397,154	$21.245155	$8,437,591	1.40%	18.47%	0.00%
Oncore & Firstar Oncore Xtra	266,077	$21.245155	$5,652,838	1.40%	18.47%	0.00%
Oncore & Firstar Oncore Lite	131,305	$21.245155	$2,789,594	1.40%	18.47%	0.00%
Oncore Ultra	16,141	$21.245155	$342,927	1.40%	14.60%	0.00%	8/7/06

	1,144,005		$22,855,954

2005
Top I	1,564	$8.375158	$13,100	1.10%	1.50%	0.00%
Top Tradition	90,457	$8.375158	$757,595	1.10%	1.50%	0.00%
Top Plus	32,916	$8.478128	$279,067	0.90%	1.71%	0.00%
Investar Vision & Top Spectrum	1,524	$17.932886	$27,328	1.40%	1.21%	0.00%
Top Explorer	84,338	$8.273551	$697,774	1.30%	1.30%	0.00%
Oncore & Firstar Oncore Flex	12,445	$17.797778	$221,501	1.50%	1.11%	0.00%
Oncore & Firstar Oncore Value	188,504	$18.626477	$3,511,173	0.90%	1.71%	0.00%
Oncore & Firstar Oncore Premier	440,971	$17.932886	$7,907,886	1.40%	1.21%	0.00%
Oncore & Firstar Oncore Xtra	282,513	$17.932886	$5,066,273	1.40%	1.21%	0.00%
Oncore & Firstar Oncore Lite	67,956	$17.932886	$1,218,619	1.40%	1.21%	0.00%

	1,203,188		$19,700,316

2004
Top I	3,935	$8.251025	$32,465	1.10%	18.40%	0.00%
Top Tradition	112,136	$8.251025	$925,233	1.10%	18.40%	0.00%
Top Plus	40,287	$8.335993	$335,829	0.90%	18.64%	0.00%
Investar Vision & Top Spectrum	2,536	$17.719361	$44,942	1.40%	18.05%	0.00%
Top Explorer	103,206	$8.166981	$842,885	1.30%	18.17%	0.00%
Oncore & Firstar Oncore Flex	16,045	$17.603150	$282,451	1.50%	17.93%	0.00%
Oncore & Firstar Oncore Value	201,998	$18.314193	$3,699,432	0.90%	18.64%	0.00%
Oncore & Firstar Oncore Premier	460,491	$17.719361	$8,159,614	1.40%	18.05%	0.00%
Oncore & Firstar Oncore Xtra	315,048	$17.719361	$5,582,445	1.40%	18.05%	0.00%
Oncore & Firstar Oncore Lite	61,427	$17.719361	$1,088,440	1.40%	18.05%	0.00%

	1,317,109		$20,993,736

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Nasdaq-100 Index Subaccount
2008
Top I	937	$2.828078	$2,650	1.10%	–42.61%	0.00%
Top Tradition	48,947	$2.828078	$138,426	1.10%	–42.61%	0.00%
Top Plus	17,146	$2.877151	$49,331	0.90%	–42.50%	0.00%
Investar Vision & Top Spectrum	1,441	$2.756210	$3,971	1.40%	–42.78%	0.00%
Top Explorer	55,358	$2.779980	$153,893	1.30%	–42.73%	0.00%
Oncore Flex	44,342	$2.732727	$121,173	1.50%	–42.84%	0.00%
Oncore Value	1,487,339	$2.877151	$4,279,299	0.90%	–42.50%	0.00%
Oncore Premier	1,576,013	$2.756210	$4,343,828	1.40%	–42.78%	0.00%
Oncore Xtra	1,300,794	$2.756210	$3,585,262	1.40%	–42.78%	0.00%
Oncore Lite	3,725,343	$2.756210	$10,267,828	1.40%	–42.78%	0.00%
Oncore Ultra	107,932	$2.756210	$297,482	1.40%	–42.78%	0.00%

	8,365,592		$23,243,143

2007
Top I	940	$4.928080	$4,631	1.10%	17.29%	0.00%
Top Tradition	65,181	$4.928080	$321,216	1.10%	17.29%	0.00%
Top Plus	32,300	$5.003612	$161,616	0.90%	17.52%	0.00%
Investar Vision & Top Spectrum	1,285	$4.817178	$6,190	1.40%	16.94%	0.00%
Top Explorer	98,409	$4.853897	$477,669	1.30%	17.05%	0.00%
Oncore Flex	14,853	$4.780893	$71,013	1.50%	16.82%	0.00%
Oncore & Firstar Oncore Value	1,283,768	$5.003612	$6,423,475	0.90%	17.52%	0.00%
Oncore & Firstar Oncore Premier	1,829,651	$4.817178	$8,813,752	1.40%	16.94%	0.00%
Oncore & Firstar Oncore Xtra	1,350,357	$4.817178	$6,504,910	1.40%	16.94%	0.00%
Oncore & Firstar Oncore Lite	3,394,471	$4.817178	$16,351,773	1.40%	16.94%	0.00%
Oncore Ultra	65,838	$4.817178	$317,156	1.40%	16.94%	0.00%

	8,137,053		$39,453,401

2006
Top I	943	$4.201735	$3,958	1.10%	5.45%	0.00%
Top Tradition	75,868	$4.201735	$318,778	1.10%	5.45%	0.00%
Top Plus	34,139	$4.257637	$145,353	0.90%	5.65%	0.00%
Investar Vision & Top Spectrum	2,013	$4.119424	$8,290	1.40%	5.14%	0.00%
Top Explorer	93,787	$4.146697	$388,908	1.30%	5.24%	0.00%
Oncore Flex	15,111	$4.092444	$61,841	1.50%	5.03%	0.00%
Oncore & Firstar Oncore Value	1,664,926	$4.257637	$7,088,650	0.90%	5.65%	0.00%
Oncore & Firstar Oncore Premier	2,292,149	$4.119424	$9,442,338	1.40%	5.14%	0.00%
Oncore & Firstar Oncore Xtra	1,593,253	$4.119424	$6,563,285	1.40%	5.14%	0.00%
Oncore & Firstar Oncore Lite	3,318,359	$4.119424	$13,669,728	1.40%	5.14%	0.00%

	9,090,548		$37,691,129

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Nasdaq-100 Index Subaccount (continued)

2005
Top I	945	$3.984706	$3,764	1.10%	0.33%	0.00%
Top Tradition	100,761	$3.984706	$401,502	1.10%	0.33%	0.00%
Top Plus	55,705	$4.029756	$224,477	0.90%	0.53%	0.00%
Top Spectrum	2,754	$3.918202	$10,791	1.40%	0.04%	0.00%
Top Explorer	92,399	$3.940267	$364,075	1.30%	0.14%	0.00%
Oncore Flex	24,926	$3.896373	$97,119	1.50%	–0.06%	0.00%
Oncore & Firstar Oncore Value	1,060,246	$4.029756	$4,272,531	0.90%	0.53%	0.00%
Oncore & Firstar Oncore Premier	1,808,807	$3.918202	$7,087,271	1.40%	0.04%	0.00%
Oncore & Firstar Oncore Xtra	1,186,324	$3.918202	$4,648,258	1.40%	0.04%	0.00%
Oncore & Firstar Oncore Lite	1,562,791	$3.918202	$6,123,338	1.40%	0.04%	0.00%

	5,895,658		$23,233,126

2004
Top I	3,327	$3.971406	$13,211	1.10%	8.80%	0.00%
Top Tradition	134,268	$3.971406	$533,233	1.10%	8.80%	0.00%
Top Plus	67,200	$4.008381	$269,365	0.90%	9.02%	0.00%
Top Spectrum	3,474	$3.916679	$13,607	1.40%	8.48%	0.00%
Top Explorer	122,789	$3.934857	$483,157	1.30%	8.59%	0.00%
Oncore Flex	14,917	$3.898693	$58,158	1.50%	8.37%	0.00%
Oncore & Firstar Oncore Value	403,259	$4.008381	$1,616,417	0.90%	9.02%	0.00%
Oncore & Firstar Oncore Premier	1,071,195	$3.916679	$4,195,521	1.40%	8.48%	0.00%
Oncore & Firstar Oncore Xtra	773,192	$3.916679	$3,028,347	1.40%	8.48%	0.00%
Oncore & Firstar Oncore Lite	275,075	$3.916679	$1,077,381	1.40%	8.48%	0.00%

	2,868,696		$11,288,397

Bristol Subaccount
2008
Top I	15	$7.449033	$110	1.10%	–41.20%	0.05%
Top Tradition	15,108	$8.828373	$133,379	1.10%	–41.20%	0.73%
Top Plus	4,647	$8.945883	$41,568	0.90%	–41.08%	0.72%
Investar Vision & Top Spectrum	3,092	$7.379446	$22,814	1.40%	–41.37%	0.85%
Top Explorer	23,721	$8.712654	$206,670	1.30%	–41.31%	0.76%
Oncore Flex	56,320	$8.598613	$484,276	1.50%	–41.43%	1.26%
Oncore Value	1,589,403	$8.945883	$14,218,613	0.90%	–41.08%	0.98%
Oncore Premier	1,590,338	$8.655380	$13,764,995	1.40%	–41.37%	0.99%
Oncore Xtra	1,355,483	$8.655380	$11,732,218	1.40%	–41.37%	0.99%
Oncore Lite	3,925,184	$8.655380	$33,973,960	1.40%	–41.37%	0.99%
Oncore Ultra	233,441	$8.655380	$2,020,524	1.40%	–41.37%	0.99%
Oncore Wrap	3,073	$6.609687	$20,308	0.65%	–40.93%	1.24%

	8,799,825		$76,619,435

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Bristol Subaccount (continued)
2007
Top I	949	$12.667384	$12,019	1.10%	6.57%	0.54%
Top Tradition	21,322	$15.013012	$320,101	1.10%	6.57%	0.59%
Top Plus	6,337	$15.182553	$96,215	0.90%	6.79%	0.42%
Investar Vision & Top Spectrum	3,071	$12.586514	$38,650	1.40%	6.26%	0.54%
Top Explorer	32,862	$14.845697	$487,858	1.30%	6.36%	0.56%
Oncore & Firstar Oncore Flex	20,942	$14.680490	$307,444	1.50%	6.15%	0.74%
Oncore & Firstar Oncore Value	1,091,202	$15.182553	$16,567,231	0.90%	6.79%	0.63%
Oncore & Firstar Oncore Premier	1,209,011	$14.762770	$17,848,359	1.40%	6.26%	0.63%
Oncore & Firstar Oncore Xtra	1,010,859	$14.762770	$14,923,079	1.40%	6.26%	0.63%
Oncore & Firstar Oncore Lite	2,456,439	$14.762770	$36,263,849	1.40%	6.26%	0.63%
Oncore Ultra	133,977	$14.762770	$1,977,878	1.40%	6.26%	0.63%
Oncore Wrap	1,340	$11.189720	$14,989	0.65%	7.05%	1.31%

	5,988,311		$88,857,672

2006
Top I	927	$11.885900	$11,020	1.10%	15.16%	0.36%
Top Tradition	7,636	$14.086815	$107,562	1.10%	15.16%	0.33%
Top Plus	7,492	$14.217544	$106,517	0.90%	15.38%	0.25%
Investar Vision & Top Spectrum	2,837	$11.845258	$33,606	1.40%	14.82%	0.59%
Top Explorer	24,042	$13.957508	$335,569	1.30%	14.93%	0.26%
Oncore & Firstar Oncore Flex	6,112	$13.829606	$84,523	1.50%	14.70%	0.44%
Oncore & Firstar Oncore Value	754,166	$14.217544	$10,722,384	0.90%	15.38%	0.44%
Oncore & Firstar Oncore Premier	970,212	$13.893341	$13,479,484	1.40%	14.82%	0.44%
Oncore & Firstar Oncore Xtra	729,167	$13.893341	$10,130,571	1.40%	14.82%	0.44%
Oncore & Firstar Oncore Lite	1,459,339	$13.893341	$20,275,099	1.40%	14.82%	0.44%
Oncore Ultra	28,973	$13.893341	$402,534	1.40%	11.62%	0.44%	8/7/06

	3,990,903		$55,688,869

2005
Top I	308	$10.321480	$3,176	1.10%	3.21%	0.00%	11/2/05
Top Tradition	8,423	$12.232704	$103,034	1.10%	10.81%	0.00%
Top Plus	11,409	$12.321848	$140,579	0.90%	11.03%	0.00%
Investar Vision	1,050	$10.316620	$10,837	1.40%	3.17%	0.00%	11/2/05
Top Explorer	37,724	$12.144310	$458,133	1.30%	10.59%	0.00%
Oncore & Firstar Oncore Flex	4,281	$12.056721	$51,617	1.50%	10.38%	0.00%
Oncore & Firstar Oncore Value	381,338	$12.321848	$4,698,786	0.90%	11.03%	0.00%
Oncore & Firstar Oncore Premier	514,265	$12.100392	$6,222,814	1.40%	10.49%	0.00%
Oncore & Firstar Oncore Xtra	397,514	$12.100392	$4,810,070	1.40%	10.49%	0.00%
Oncore & Firstar Oncore Lite	685,688	$12.100392	$8,297,090	1.40%	10.49%	0.00%

	2,042,000		$24,796,136

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Ohio National Fund, Inc.: (continued)
Bristol Subaccount (continued)
2004
Top Tradition	6,694	$11.039073	$73,896	1.10%	7.44%	0.90%
Top Plus	12,814	$11.097582	$142,201	0.90%	7.65%	0.95%
Top Explorer	37,425	$10.980911	$410,958	1.30%	7.23%	1.09%
Oncore Flex	635	$10.923170	$6,941	1.50%	7.01%	1.06%
Oncore & Firstar Oncore Value	12,661	$11.097582	$140,506	0.90%	7.65%	1.33%
Oncore & Firstar Oncore Premier	40,686	$10.951971	$445,597	1.40%	7.12%	1.12%
Oncore & Firstar Oncore Xtra	44,385	$10.951971	$486,099	1.40%	7.12%	1.12%
Oncore Lite	4,790	$10.951971	$52,464	1.40%	7.12%	1.12%

	160,090		$1,758,662

Bryton Growth Subaccount
2008
Top I	16	$7.823022	$124	1.10%	–40.20%	0.00%
Top Tradition	4,078	$7.543408	$30,760	1.10%	–40.20%	0.00%
Top Plus	4,583	$7.643834	$35,036	0.90%	–40.08%	0.00%
Top Explorer	8,556	$7.444525	$63,698	1.30%	–40.32%	0.00%
Oncore Flex	51,947	$7.347063	$381,657	1.50%	–40.43%	0.00%
Oncore Value	1,393,082	$7.643834	$10,648,485	0.90%	–40.08%	0.00%
Oncore Premier	1,199,021	$7.395584	$8,867,464	1.40%	–40.37%	0.00%
Oncore Xtra	1,065,600	$7.395584	$7,880,732	1.40%	–40.37%	0.00%
Oncore Lite	3,556,380	$7.395584	$26,301,505	1.40%	–40.37%	0.00%
Oncore Ultra	253,300	$7.395584	$1,873,305	1.40%	–40.37%	0.00%
Oncore Wrap	2,914	$6.969180	$20,308	0.65%	–39.93%	0.00%

	7,539,477		$56,103,074

2007
Top Tradition	6,031	$12.613740	$76,071	1.10%	8.69%	0.00%
Top Plus	3,375	$12.756208	$43,052	0.90%	8.91%	0.00%
Investar Vision	33	$12.997704	$431	1.40%	8.37%	0.00%
Top Explorer	9,494	$12.473139	$118,417	1.30%	8.47%	0.00%
Oncore & Firstar Oncore Flex	19,185	$12.334314	$236,632	1.50%	8.26%	0.00%
Oncore & Firstar Oncore Value	901,211	$12.756208	$11,496,033	0.90%	8.91%	0.00%
Oncore & Firstar Oncore Premier	820,453	$12.403461	$10,176,461	1.40%	8.37%	0.00%
Oncore & Firstar Oncore Xtra	836,840	$12.403461	$10,379,710	1.40%	8.37%	0.00%
Oncore & Firstar Oncore Lite	2,130,461	$12.403461	$26,425,094	1.40%	8.37%	0.00%
Oncore Ultra	147,837	$12.403461	$1,833,692	1.40%	8.37%	0.00%
Oncore Wrap	1,292	$11.601354	$14,989	0.65%	9.18%	0.00%

	4,876,212		$60,800,582

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Bryton Growth Subaccount (continued)
2006
Top Tradition	5,945	$11.605216	$68,994	1.10%	15.47%	0.00%
Top Plus	4,198	$11.712928	$49,168	0.90%	15.70%	0.00%
Investar Vision	33	$11.994161	$398	1.40%	15.13%	0.00%
Top Explorer	6,377	$11.498661	$73,326	1.30%	15.25%	0.00%
Oncore & Firstar Oncore Flex	2,574	$11.393271	$29,327	1.50%	15.02%	0.00%
Oncore & Firstar Oncore Value	417,125	$11.712928	$4,885,749	0.90%	15.70%	0.00%
Oncore & Firstar Oncore Premier	461,899	$11.445796	$5,286,806	1.40%	15.13%	0.00%
Oncore & Firstar Oncore Xtra	452,326	$11.445796	$5,177,235	1.40%	15.13%	0.00%
Oncore & Firstar Oncore Lite	843,838	$11.445796	$9,658,394	1.40%	15.13%	0.00%
Oncore Ultra	33,018	$11.445796	$377,913	1.40%	15.88%	0.00%	8/7/06

	2,227,333		$25,607,310

2005
Top Tradition	7,262	$10.050205	$72,989	1.10%	3.17%	0.02%
Top Plus	6,105	$10.123465	$61,800	0.90%	3.38%	0.02%
Top Explorer	12,938	$9.977577	$129,087	1.30%	2.97%	0.02%
Oncore Flex	570	$9.905614	$5,651	1.50%	2.77%	0.02%
Oncore & Firstar Oncore Value	165,846	$10.123465	$1,678,940	0.90%	3.38%	0.03%
Oncore & Firstar Oncore Premier	200,956	$9.941498	$1,997,807	1.40%	2.87%	0.03%
Oncore & Firstar Oncore Xtra	199,913	$9.941498	$1,987,435	1.40%	2.87%	0.03%
Oncore & Firstar Oncore Lite	279,045	$9.941498	$2,774,112	1.40%	2.87%	0.03%

	872,635		$8,707,821

2004
Top Tradition	9,643	$9.741115	$93,929	1.10%	6.33%	0.00%
Top Plus	11,068	$9.792756	$108,383	0.90%	6.54%	0.00%
Top Explorer	24,711	$9.689786	$239,446	1.30%	6.12%	0.00%
Oncore Flex	142	$9.638831	$1,372	1.50%	5.91%	0.00%
Oncore Value	20,773	$9.792756	$203,422	0.90%	6.54%	0.00%
Oncore Premier	42,009	$9.664253	$405,985	1.40%	6.01%	0.00%
Oncore & Firstar Oncore Xtra	76,016	$9.664253	$734,640	1.40%	6.01%	0.00%
Oncore Lite	3,324	$9.664253	$32,123	1.40%	6.01%	0.00%

	187,686		$1,819,300

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)

U.S. Equity Subaccount
2008
Top Tradition	476	$6.301139	$2,998	1.10%	–48.55%	1.00%
Top Explorer	680	$6.261821	$4,259	1.30%	–48.65%	1.00%
Oncore Flex	30,152	$7.545806	$227,521	1.50%	–48.75%	1.08%
Oncore Value	253,789	$7.757625	$1,968,801	0.90%	–48.44%	1.03%
Oncore Premier	303,334	$7.580603	$2,299,459	1.40%	–48.70%	1.00%
Oncore Xtra	186,081	$7.580603	$1,410,603	1.40%	–48.70%	1.00%
Oncore Lite	808,393	$7.580603	$6,128,108	1.40%	–48.70%	1.00%
Oncore Ultra	24,061	$7.580603	$182,396	1.40%	–48.70%	1.00%

	1,606,966		$12,224,145

2007
Top Tradition	486	$12.246100	$5,957	1.10%	11.93%	0.37%
Top Explorer	681	$12.193915	$8,301	1.30%	11.71%	3.13%
Oncore Flex	19,665	$14.723496	$289,538	1.50%	11.49%	1.40%
Oncore Value	238,500	$15.046717	$3,588,639	0.90%	12.16%	0.38%
Oncore Premier	363,305	$14.776714	$5,368,470	1.40%	11.60%	0.36%
Oncore & Firstar Oncore Xtra	205,048	$14.776714	$3,029,933	1.40%	11.60%	0.36%
Oncore & Firstar Oncore Lite	704,942	$14.776714	$10,416,725	1.40%	11.60%	0.36%
Oncore Ultra	22,574	$14.776714	$333,562	1.40%	11.60%	0.36%

	1,555,201		$23,041,125

2006
Top Tradition	476	$10.940654	$5,211	1.10%	6.76%	1.23%
Oncore Flex	105	$13.206284	$1,388	1.50%	6.34%	0.12%
Oncore Value	223,147	$13.415981	$2,993,736	0.90%	6.97%	0.49%
Oncore Premier	380,435	$13.240888	$5,037,284	1.40%	6.44%	0.32%
Oncore & Firstar Oncore Xtra	238,994	$13.240888	$3,164,496	1.40%	6.44%	0.32%
Oncore & Firstar Oncore Lite	696,202	$13.240888	$9,218,329	1.40%	6.44%	0.32%
Oncore Ultra	506	$13.240888	$6,706	1.40%	7.59%	0.32%	8/7/06

	1,539,865		$20,427,150

2005
Oncore Flex	360	$12.419343	$4,467	1.50%	7.11%	0.00%
Oncore Value	72,503	$12.542147	$909,348	0.90%	7.74%	0.00%
Oncore & Firstar Oncore Premier	356,148	$12.439661	$4,430,357	1.40%	7.21%	0.00%
Oncore & Firstar Oncore Xtra	165,953	$12.439661	$2,064,401	1.40%	7.21%	0.00%
Oncore Lite	388,993	$12.439661	$4,838,937	1.40%	7.21%	0.00%

	983,957		$12,247,510

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
U.S. Equity Subaccount (continued)

2004
Oncore Flex	3,337	$11.595024	$38,690	1.50%	15.95%	0.00%	5/3/04
Oncore Value	28,484	$11.640680	$331,579	0.90%	16.41%	0.00%	5/3/04
Oncore & Firstar Oncore Premier	190,848	$11.602603	$2,214,332	1.40%	16.03%	0.00%	5/3/04
Oncore & Firstar Oncore Xtra	59,312	$11.602603	$688,173	1.40%	16.03%	0.00%	5/3/04
Oncore Lite	123,625	$11.602603	$1,434,373	1.40%	16.03%	0.00%	5/3/04

	405,606		$4,707,147

Balanced Subaccount
2008
Top Tradition	4,799	$9.155701	$43,937	1.10%	–27.74%	0.00%
Top Plus	3,159	$9.213303	$29,103	0.90%	–27.59%	0.00%
Top Explorer	6,120	$9.098631	$55,684	1.30%	–27.88%	0.00%
Oncore Flex	1,758	$10.150813	$17,850	1.50%	–28.02%	0.00%
Oncore Value	147,773	$10.435605	$1,542,103	0.90%	–27.59%	0.00%
Oncore Premier	124,210	$10.197585	$1,266,639	1.40%	–27.95%	0.00%
Oncore Xtra	134,115	$10.197585	$1,367,648	1.40%	–27.95%	0.00%
Oncore Lite	446,138	$10.197585	$4,549,535	1.40%	–27.95%	0.00%
Oncore Ultra	2,767	$10.197585	$28,212	1.40%	–27.95%	0.00%

	870,839		$8,900,711

2007
Top Tradition	4,801	$12.670021	$60,832	1.10%	11.07%	0.00%
Top Plus	3,159	$12.724386	$40,194	0.90%	11.29%	0.00%
Top Explorer	11,992	$12.616054	$151,286	1.30%	10.85%	0.00%
Oncore Flex	1,946	$14.102916	$27,438	1.50%	10.63%	0.00%
Oncore Value	74,987	$14.412496	$1,080,749	0.90%	11.29%	0.00%
Oncore & Firstar Oncore Premier	122,665	$14.153886	$1,736,206	1.40%	10.74%	0.00%
Oncore & Firstar Oncore Xtra	129,700	$14.153886	$1,835,766	1.40%	10.74%	0.00%
Oncore Lite	351,628	$14.153886	$4,976,898	1.40%	10.74%	0.00%
Oncore Ultra	5,352	$14.153886	$75,749	1.40%	10.74%	0.00%

	706,230		$9,985,118

2006
Top Tradition	4,800	$11.407110	$54,759	1.10%	11.90%	2.70%
Top Plus	1,087	$11.433262	$12,424	0.90%	12.12%	3.58%
Top Explorer	2,958	$11.381094	$33,671	1.30%	11.68%	3.72%
Oncore Flex	491	$12.747674	$6,256	1.50%	11.46%	0.96%
Oncore Value	61,944	$12.950090	$802,181	0.90%	12.12%	1.68%
Oncore & Firstar Oncore Premier	86,465	$12.781084	$1,105,116	1.40%	11.57%	1.36%
Oncore & Firstar Oncore Xtra	119,845	$12.781084	$1,531,752	1.40%	11.57%	1.36%
Oncore Lite	273,201	$12.781084	$3,491,804	1.40%	11.57%	1.36%
Oncore Ultra	2,716	$12.781084	$34,710	1.40%	6.50%	1.36%	8/7/06

	553,507		$7,072,673

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Balanced Subaccount (continued)

2005
Oncore Flex	724	$11.437239	$8,276	1.50%	1.95%	0.35%
Oncore Value	30,508	$11.550361	$352,384	0.90%	2.55%	0.29%
Oncore & Firstar Oncore Premier	62,832	$11.455950	$719,798	1.40%	2.05%	0.28%
Oncore Xtra	100,685	$11.455950	$1,153,443	1.40%	2.05%	0.28%
Oncore Lite	161,631	$11.455950	$1,851,642	1.40%	2.05%	0.28%

	356,380		$4,085,543

2004
Oncore Flex	178	$11.218760	$1,998	1.50%	12.19%	0.00%	5/3/04
Oncore Value	7,633	$11.262923	$85,969	0.90%	12.63%	0.00%	5/3/04
Oncore & Firstar Oncore Premier	28,154	$11.226079	$316,065	1.40%	12.26%	0.00%	5/3/04
Oncore Xtra	53,809	$11.226079	$604,060	1.40%	12.26%	0.00%	5/3/04
Oncore Lite	58,596	$11.226079	$657,805	1.40%	12.26%	0.00%	5/3/04

	148,370		$1,665,897

Income Opportunity Subaccount
2008
Top Tradition	645	$8.845618	$5,709	1.10%	–21.68%	0.00%
Top Plus	196	$8.901270	$1,744	0.90%	–21.53%	0.00%
Top Explorer	424	$8.790469	$3,726	1.30%	–21.84%	0.00%
Oncore Flex	82	$9.226096	$753	1.50%	–21.99%	0.00%
Oncore Value	117,834	$9.484986	$1,117,653	0.90%	–21.53%	0.00%
Oncore Premier	59,815	$9.268618	$554,399	1.40%	–21.92%	0.00%
Oncore Xtra	81,131	$9.268618	$751,971	1.40%	–21.92%	0.00%
Oncore Lite	212,305	$9.268618	$1,967,776	1.40%	–21.92%	0.00%
Oncore Ultra	4,927	$9.268618	$45,668	1.40%	–21.92%	0.00%

	477,359		$4,449,399

2007
Top Tradition	647	$11.294518	$7,304	1.10%	7.14%	0.00%
Top Plus	196	$11.342979	$2,223	0.90%	7.35%	0.00%
Top Explorer	423	$11.246398	$4,758	1.30%	6.93%	0.00%
Oncore Flex	82	$11.827149	$972	1.50%	6.72%	0.00%
Oncore Value	88,351	$12.086802	$1,067,884	0.90%	7.35%	0.00%
Oncore & Firstar Oncore Premier	62,712	$11.869912	$744,372	1.40%	6.82%	0.00%
Oncore & Firstar Oncore Xtra	46,851	$11.869912	$556,118	1.40%	6.82%	0.00%
Oncore Lite	217,333	$11.869912	$2,579,727	1.40%	6.82%	0.00%
Oncore Ultra	2,175	$11.869912	$25,823	1.40%	6.82%	0.00%

	418,770		$4,989,181

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Income Opportunity Subaccount (continued)

2006
Top Tradition	186	$10.541712	$1,964	1.10%	3.03%	0.00%
Top Plus	196	$10.565890	$2,070	0.90%	3.23%	0.00%
Oncore Flex	4,916	$11.082754	$54,485	1.50%	2.62%	0.00%
Oncore Value	77,873	$11.258746	$876,750	0.90%	3.23%	0.00%
Oncore & Firstar Oncore Premier	62,654	$11.111810	$696,206	1.40%	2.72%	0.00%
Oncore & Firstar Oncore Xtra	82,923	$11.111810	$921,420	1.40%	2.72%	0.00%
Oncore Lite	269,457	$11.111810	$2,994,160	1.40%	2.72%	0.00%
Oncore Ultra	72	$11.111810	$796	1.40%	5.49%	0.00%	8/7/06

	498,277		$5,547,851

2005
Top Plus	196	$10.235413	$2,006	0.90%	2.35%	0.00%	11/2/05
Oncore Flex	4,917	$10.799790	$53,100	1.50%	1.46%	0.00%
Oncore Value	66,981	$10.906590	$730,530	0.90%	2.06%	0.00%
Oncore & Firstar Oncore Premier	65,416	$10.817466	$707,632	1.40%	1.56%	0.00%
Oncore & Firstar Oncore Xtra	73,699	$10.817466	$797,232	1.40%	1.56%	0.00%
Oncore & Firstar Oncore Lite	167,931	$10.817466	$1,816,602	1.40%	1.56%	0.00%

	379,140		$4,107,102

2004
Oncore Flex	3,003	$10.644429	$31,962	1.50%	6.44%	0.00%	5/3/04
Oncore Value	28,221	$10.686342	$301,580	0.90%	6.86%	0.00%	5/3/04
Oncore & Firstar Oncore Premier	11,817	$10.651383	$125,872	1.40%	6.51%	0.00%	5/3/04
Oncore & Firstar Oncore Xtra	63,366	$10.651383	$674,940	1.40%	6.51%	0.00%	5/3/04
Oncore & Firstar Oncore Lite	77,546	$10.651383	$825,967	1.40%	6.51%	0.00%	5/3/04

	183,953		$1,960,321

Target VIP Subaccount
2008
Top Tradition	4,541	$6.745808	$30,636	1.10%	–43.96%	1.34%
Top Plus	1,155	$6.788280	$7,842	0.90%	–43.84%	1.17%
Top Explorer	3,858	$6.703742	$25,861	1.30%	–44.07%	1.20%
Oncore Flex	114,852	$6.661953	$765,135	1.50%	–44.18%	1.38%
Oncore Value	246,565	$6.788280	$1,673,749	0.90%	–43.84%	1.29%
Oncore Premier	269,841	$6.682784	$1,803,291	1.40%	–44.12%	1.29%
Oncore Xtra	251,406	$6.682784	$1,680,093	1.40%	–44.12%	1.29%
Oncore Lite	1,391,107	$6.682784	$9,296,466	1.40%	–44.12%	1.29%
Oncore Ultra	388,641	$6.682784	$2,597,206	1.40%	–44.12%	1.29%

	2,671,966		$17,880,279

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Target VIP Subaccount (continued)

2007
Top Tradition	4,436	$12.036577	$53,393	1.10%	8.53%	1.01%
Top Plus	1,155	$12.088235	$13,964	0.90%	8.75%	0.69%
Top Explorer	3,557	$11.985299	$42,636	1.30%	8.32%	0.88%
Oncore & Firstar Oncore Flex	86,986	$11.934271	$1,038,120	1.50%	8.10%	0.86%
Oncore Value	224,301	$12.088235	$2,711,398	0.90%	8.75%	0.94%
Oncore & Firstar Oncore Premier	209,269	$11.959727	$2,502,797	1.40%	8.21%	1.09%
Oncore & Firstar Oncore Xtra	124,620	$11.959727	$1,490,416	1.40%	8.21%	1.09%
Oncore & Firstar Oncore Lite	1,002,145	$11.959727	$11,985,380	1.40%	8.21%	1.09%
Oncore Ultra	233,565	$11.959727	$2,793,379	1.40%	8.21%	1.09%

	1,890,034		$22,631,483

2006
Top Tradition	58	$11.090054	$638	1.10%	9.56%	0.01%
Top Plus	1,715	$11.115487	$19,059	0.90%	9.78%	0.02%
Oncore Flex	75,791	$11.039540	$836,693	1.50%	9.13%	0.01%
Oncore Value	165,221	$11.115487	$1,836,511	0.90%	9.78%	0.03%
Oncore & Firstar Oncore Premier	154,174	$11.052135	$1,703,978	1.40%	9.24%	0.02%
Oncore Xtra	46,219	$11.052135	$510,819	1.40%	9.24%	0.02%
Oncore Lite	424,460	$11.052135	$4,691,185	1.40%	9.24%	0.02%
Oncore Ultra	75,702	$11.052135	$836,664	1.40%	9.40%	0.02%	8/7/06

	943,340		$10,435,547

2005
Top Tradition	254	$10.122377	$2,572	1.10%	1.22%	0.00%	11/2/05
Oncore Flex	75,791	$10.116026	$766,705	1.50%	1.16%	0.00%	11/2/05
Oncore Value	3,605	$10.125566	$36,505	0.90%	1.26%	0.00%	11/2/05
Oncore Premier	1,731	$10.117607	$17,516	1.40%	1.18%	0.00%	11/2/05
Oncore Xtra	7,135	$10.117607	$72,193	1.40%	1.18%	0.00%	11/2/05
Oncore Lite	51,678	$10.117607	$522,847	1.40%	1.18%	0.00%	11/2/05

	140,194		$1,418,338

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Target Equity/Income Subaccount
2008
Top I	5,694	$6.490148	$36,952	1.10%	–45.67%	1.84%
Top Tradition	18,555	$6.490148	$120,426	1.10%	–45.67%	1.87%
Top Plus	435	$6.531025	$2,838	0.90%	–45.57%	0.63%
Top Explorer	12,545	$6.449646	$80,911	1.30%	–45.78%	2.09%
Oncore Flex	122,543	$6.409438	$785,431	1.50%	–45.89%	2.16%
Oncore Value	407,307	$6.531025	$2,660,131	0.90%	–45.57%	1.86%
Oncore Premier	375,024	$6.429489	$2,411,212	1.40%	–45.84%	1.80%
Oncore Xtra	583,221	$6.429489	$3,749,814	1.40%	–45.84%	1.80%
Oncore Lite	1,650,461	$6.429489	$10,611,620	1.40%	–45.84%	1.80%
Oncore Ultra	315,974	$6.429489	$2,031,555	1.40%	–45.84%	1.80%
Oncore Wrap	3,680	$6.145946	$22,618	0.65%	–45.43%	2.30%

	3,495,439		$22,513,508

2007
Top I	5,299	$11.946722	$63,307	1.10%	9.21%	1.37%
Top Tradition	16,523	$11.946722	$197,399	1.10%	9.21%	1.65%
Top Plus	1,575	$11.998011	$18,897	0.90%	9.43%	1.31%
Top Explorer	8,746	$11.895824	$104,037	1.30%	8.99%	1.54%
Oncore Flex	103,928	$11.845168	$1,231,045	1.50%	8.78%	1.41%
Oncore & Firstar Oncore Value	399,359	$11.998011	$4,791,516	0.90%	9.43%	1.51%
Oncore & Firstar Oncore Premier	365,196	$11.870441	$4,335,038	1.40%	8.89%	1.68%
Oncore & Firstar Oncore Xtra	384,200	$11.870441	$4,560,620	1.40%	8.89%	1.68%
Oncore & Firstar Oncore Lite	1,653,119	$11.870441	$19,623,251	1.40%	8.89%	1.68%
Oncore Ultra	244,845	$11.870441	$2,906,416	1.40%	8.89%	1.68%

	3,182,790		$37,831,526

2006
Top I	5,048	$10.939213	$55,216	1.10%	8.18%	0.75%
Top Tradition	7,614	$10.939213	$83,289	1.10%	8.18%	0.84%
Top Plus	1,622	$10.964309	$17,787	0.90%	8.39%	0.88%
Top Explorer	782	$10.914261	$8,540	1.30%	7.96%	1.73%
Oncore Flex	79,272	$10.889373	$863,219	1.50%	7.75%	0.68%
Oncore & Firstar Oncore Value	284,392	$10.964309	$3,118,158	0.90%	8.39%	1.01%
Oncore & Firstar Oncore Premier	356,226	$10.901793	$3,883,505	1.40%	7.86%	0.93%
Oncore Xtra	289,482	$10.901793	$3,155,872	1.40%	7.86%	0.93%
Oncore & Firstar Oncore Lite	818,183	$10.901793	$8,919,664	1.40%	7.86%	0.93%
Oncore Ultra	20,733	$10.901793	$226,031	1.40%	5.13%	0.93%	8/7/06

	1,863,354		$20,331,281

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ohio National Fund, Inc.: (continued)
Target Equity/Income Subaccount (continued)

2005
Top Tradition	2,020	$10.112390	$20,429	1.10%	1.12%	0.00%	11/2/05
Oncore Flex	75,000	$10.106042	$757,953	1.50%	1.06%	0.00%	11/2/05
Oncore Value	30,860	$10.115577	$312,169	0.90%	1.16%	0.00%	11/2/05
Oncore Premier	139,489	$10.107627	$1,409,904	1.40%	1.08%	0.00%	11/2/05
Oncore Xtra	6,746	$10.107627	$68,186	1.40%	1.08%	0.00%	11/2/05
Oncore Lite	98,317	$10.107627	$993,746	1.40%	1.08%	0.00%	11/2/05

	352,432		$3,562,387

Bristol Growth Subaccount
2008
Top Tradition	104	$6.032345	$625	1.10%	–41.23%	0.00%
Top Plus	87	$6.052379	$529	0.90%	–41.11%	0.00%
Top Explorer	1,070	$6.012424	$6,432	1.30%	–41.35%	0.00%
Oncore Flex	71	$5.992588	$426	1.50%	–41.46%	0.00%
Oncore Value	17,405	$6.052379	$105,343	0.90%	–41.11%	0.00%
Oncore Premier	52,327	$6.002489	$314,094	1.40%	–41.40%	0.00%
Oncore Xtra	18,865	$6.002489	$113,236	1.40%	–41.40%	0.00%
Oncore Lite	54,651	$6.002489	$328,039	1.40%	–41.40%	0.00%
Oncore Ultra	6,050	$6.002489	$36,315	1.40%	–41.40%	0.00%

	150,630		$905,039

2007
Top Explorer	1,006	$10.250753	$10,310	1.30%	2.51%	0.00%	5/1/07
Oncore Value	10,096	$10.277908	$103,770	0.90%	2.78%	0.00%	5/1/07
Oncore Premier	22,101	$10.243993	$226,405	1.40%	2.44%	0.00%	5/1/07
Oncore Xtra	5,681	$10.243993	$58,192	1.40%	2.44%	0.00%	5/1/07
Oncore Lite	37,298	$10.243993	$382,084	1.40%	2.44%	0.00%	5/1/07

	76,182		$780,761

Dow Target 10 Portfolios:
First Quarter Subaccount
2008
Top Tradition	619	$7.944605	$4,921	1.10%	–38.12%	0.00%
Top Explorer	594	$7.804505	$4,638	1.30%	–38.24%	0.00%
Oncore Flex	4,699	$7.652587	$35,963	1.50%	–38.37%	0.00%
Oncore Value	44,819	$8.119974	$363,931	0.90%	–38.00%	0.00%
Oncore Premier	71,455	$7.728371	$552,220	1.40%	–38.30%	0.00%
Oncore Xtra	21,143	$7.728371	$163,403	1.40%	–38.30%	0.00%
Oncore Lite	50,390	$7.728371	$389,431	1.40%	–38.30%	0.00%
Oncore Ultra	17,444	$7.728371	$134,812	1.40%	–38.30%	0.00%

	211,163		$1,649,319

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 10 Portfolios: (continued)
First Quarter Subaccount (continued)
2007
Top Tradition	602	$12.838748	$7,731	1.10%	–0.49%	0.00%
Top Explorer	743	$12.637417	$9,390	1.30%	–0.69%	0.00%
Oncore Flex	8,214	$12.416044	$101,983	1.50%	–0.89%	0.00%
Oncore & Firstar Oncore Value	37,400	$13.096036	$489,797	0.90%	–0.30%	0.00%
Oncore & Firstar Oncore Premier	80,851	$12.526572	$1,012,791	1.40%	–0.79%	0.00%
Oncore & Firstar Oncore Xtra	23,182	$12.526572	$290,388	1.40%	–0.79%	0.00%
Oncore Lite	64,327	$12.526572	$805,793	1.40%	–0.79%	0.00%
Oncore Ultra	10,940	$12.526572	$137,042	1.40%	–0.79%	0.00%

	226,259		$2,854,915

2006
Top Tradition	517	$12.902603	$6,669	1.10%	27.46%	7.62%
Top Explorer	1,226	$12.725522	$15,602	1.30%	27.21%	7.99%
Oncore Flex	5,261	$12.527446	$65,906	1.50%	26.96%	7.57%
Oncore & Firstar Oncore Value	20,836	$13.134966	$273,675	0.90%	27.72%	7.38%
Oncore & Firstar Oncore Premier	111,602	$12.626436	$1,409,135	1.40%	27.09%	7.22%
Oncore & Firstar Oncore Xtra	22,032	$12.626436	$278,188	1.40%	27.09%	7.22%
Oncore Lite	29,134	$12.626436	$367,861	1.40%	27.09%	7.22%

	190,608		$2,417,036

2005
Top Tradition	555	$10.122592	$5,617	1.10%	–7.24%	0.00%
Top Plus	491	$10.243391	$5,032	0.90%	–7.06%	0.00%
Top Explorer	1,096	$10.003354	$10,959	1.30%	–7.43%	0.00%
Oncore Flex	6,493	$9.867028	$64,064	1.50%	–7.61%	0.00%
Oncore & Firstar Oncore Value	24,235	$10.284567	$249,245	0.90%	–7.06%	0.00%
Oncore & Firstar Oncore Premier	133,633	$9.935236	$1,327,671	1.40%	–7.52%	0.00%
Oncore & Firstar Oncore Xtra	35,345	$9.935236	$351,160	1.40%	–7.52%	0.00%
Oncore Lite	18,854	$9.935236	$187,336	1.40%	–7.52%	0.00%

	220,702		$2,201,084

2004
Top Tradition	1,889	$10.913089	$20,610	1.10%	2.09%	0.00%
Top Plus	491	$11.021522	$5,414	0.90%	2.29%	0.00%
Top Explorer	941	$10.805814	$10,165	1.30%	1.88%	0.00%
Oncore Flex	23,583	$10.679548	$251,858	1.50%	1.68%	0.00%
Oncore & Firstar Oncore Value	31,655	$11.065824	$350,294	0.90%	2.29%	0.00%
Oncore & Firstar Oncore Premier	144,729	$10.742820	$1,554,795	1.40%	1.78%	0.00%
Oncore & Firstar Oncore Xtra	39,970	$10.742820	$429,386	1.40%	1.78%	0.00%
Oncore Lite	15,564	$10.742820	$167,202	1.40%	1.78%	0.00%

	258,822		$2,789,724

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 10 Portfolios: (continued)

Second Quarter Subaccount
2008
Top Tradition	253	$8.600469	$2,178	1.10%	–46.91%	0.00%
Top Explorer	1,314	$8.452970	$11,107	1.30%	–47.02%	0.00%
Oncore Flex	4,812	$7.761170	$37,350	1.50%	–47.12%	0.00%
Oncore Value	56,419	$8.223639	$463,968	0.90%	–46.81%	0.00%
Oncore Premier	81,345	$7.836175	$637,431	1.40%	–47.07%	0.00%
Oncore Xtra	36,274	$7.836175	$284,246	1.40%	–47.07%	0.00%
Oncore Lite	49,712	$7.836175	$389,555	1.40%	–47.07%	0.00%
Oncore Ultra	10,725	$7.836175	$84,042	1.40%	–47.07%	0.00%

	240,854		$1,909,877

2007
Top Tradition	239	$16.200928	$3,869	1.10%	3.92%	0.00%
Top Explorer	1,934	$15.954786	$30,856	1.30%	3.72%	0.00%
Oncore Flex	856	$14.678161	$12,562	1.50%	3.51%	0.00%
Oncore & Firstar Oncore Value	35,011	$15.460202	$541,280	0.90%	4.13%	0.00%
Oncore & Firstar Oncore Premier	98,335	$14.805313	$1,455,873	1.40%	3.61%	0.00%
Oncore & Firstar Oncore Xtra	55,169	$14.805313	$816,800	1.40%	3.61%	0.00%
Oncore & Firstar Oncore Lite	40,940	$14.805313	$606,136	1.40%	3.61%	0.00%
Oncore Ultra	6,118	$14.805313	$90,582	1.40%	3.61%	0.00%

	238,602		$3,557,958

2006
Top Tradition	164	$15.589464	$2,561	1.10%	28.23%	6.52%
Top Explorer	2,162	$15.383132	$33,264	1.30%	27.98%	6.58%
Oncore Flex	68	$14.180360	$970	1.50%	27.73%	3.46%
Oncore & Firstar Oncore Value	30,600	$14.847093	$454,327	0.90%	28.48%	6.40%
Oncore & Firstar Oncore Premier	109,419	$14.289034	$1,563,464	1.40%	27.85%	6.19%
Oncore & Firstar Oncore Xtra	73,012	$14.289034	$1,043,277	1.40%	27.85%	6.19%
Oncore & Firstar Oncore Lite	20,026	$14.289034	$286,157	1.40%	27.85%	6.19%

	235,451		$3,384,020

2005
Top Tradition	162	$12.157413	$1,965	1.10%	–3.67%	0.00%
Top Explorer	2,151	$12.020151	$25,861	1.30%	–3.86%	0.00%
Oncore Flex	496	$11.102141	$5,505	1.50%	–4.05%	0.00%
Oncore & Firstar Oncore Value	31,140	$11.555629	$359,844	0.90%	–3.48%	0.00%
Oncore & Firstar Oncore Premier	134,973	$11.176238	$1,508,487	1.40%	–3.95%	0.00%
Oncore & Firstar Oncore Xtra	75,262	$11.176238	$841,146	1.40%	–3.95%	0.00%
Oncore & Firstar Oncore Lite	21,012	$11.176238	$234,832	1.40%	–3.95%	0.00%

	265,196		$2,977,640

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Dow Target 10 Portfolios: (continued)
Second Quarter Subaccount (continued)
2004
Top Tradition	467	$12.620548	$5,888	1.10%	0.82%	0.00%
Top Explorer	2,155	$12.502660	$26,938	1.30%	0.62%	0.00%
Oncore Flex	1,299	$11.570552	$15,026	1.50%	0.42%	0.00%
Oncore & Firstar Oncore Value	30,100	$11.972150	$360,360	0.90%	1.02%	0.00%
Oncore & Firstar Oncore Premier	155,610	$11.636337	$1,810,745	1.40%	0.52%	0.00%
Oncore & Firstar Oncore Xtra	65,873	$11.636337	$766,526	1.40%	0.52%	0.00%
Oncore & Firstar Oncore Lite	13,728	$11.636337	$159,745	1.40%	0.52%	0.00%

	269,232		$3,145,228

Third Quarter Subaccount
2008
Top Tradition	5,167	$9.203990	$47,555	1.10%	–41.20%	0.00%
Top Explorer	421	$9.050612	$3,812	1.30%	–41.32%	0.00%
Oncore Flex	2,626	$6.963909	$18,287	1.50%	–41.43%	0.00%
Oncore Value	89,818	$7.368009	$661,781	0.90%	–41.08%	0.00%
Oncore Premier	72,744	$7.029504	$511,355	1.40%	–41.38%	0.00%
Oncore Xtra	18,766	$7.029504	$131,919	1.40%	–41.38%	0.00%
Oncore Lite	62,123	$7.029504	$436,691	1.40%	–41.38%	0.00%
Oncore Ultra	29,203	$7.029504	$205,284	1.40%	–41.38%	0.00%

	280,868		$2,016,684

2007
Top Tradition	1,517	$15.653302	$23,743	1.10%	4.38%	0.00%
Top Explorer	5,224	$15.423086	$80,566	1.30%	4.17%	0.00%
Oncore Flex	9,673	$11.890758	$115,025	1.50%	3.96%	0.00%
Oncore & Firstar Oncore Value	120,947	$12.505882	$1,512,555	0.90%	4.58%	0.00%
Oncore & Firstar Oncore Premier	83,435	$11.990860	$1,000,447	1.40%	4.07%	0.00%
Oncore & Firstar Oncore Xtra	22,695	$11.990860	$272,130	1.40%	4.07%	0.00%
Oncore Lite	80,457	$11.990860	$964,748	1.40%	4.07%	0.00%
Oncore Ultra	21,095	$11.990860	$252,953	1.40%	4.07%	0.00%

	345,043		$4,222,167

2006
Top Tradition	1,553	$14.997044	$23,290	1.10%	26.57%	5.78%
Top Explorer	7,114	$14.805857	$105,330	1.30%	26.32%	5.50%
Oncore & Firstar Oncore Flex	10,523	$11.437563	$120,358	1.50%	26.07%	5.35%
Oncore & Firstar Oncore Value	110,960	$11.957743	$1,326,828	0.90%	26.82%	7.34%
Oncore & Firstar Oncore Premier	110,505	$11.522424	$1,273,281	1.40%	26.19%	5.88%
Oncore & Firstar Oncore Xtra	55,322	$11.522424	$637,449	1.40%	26.19%	5.88%
Oncore Lite	40,606	$11.522424	$467,884	1.40%	26.19%	5.88%
Oncore Ultra	934	$11.522424	$10,759	1.40%	10.45%	5.88%	8/7/06

	337,517		$3,965,179

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 10 Portfolios: (continued)
Third Quarter Subaccount (continued)
2005
Top Tradition	1,612	$11.849075	$19,107	1.10%	–6.45%	0.00%
Top Explorer	7,558	$11.721071	$88,583	1.30%	–6.63%	0.00%
Oncore & Firstar Oncore Flex	11,590	$9.072397	$105,145	1.50%	–6.82%	0.00%
Oncore & Firstar Oncore Value	78,645	$9.429101	$741,553	0.90%	–6.26%	0.00%
Oncore & Firstar Oncore Premier	131,028	$9.130719	$1,196,378	1.40%	–6.72%	0.00%
Oncore & Firstar Oncore Xtra	42,047	$9.130719	$383,924	1.40%	–6.72%	0.00%
Oncore Lite	38,720	$9.130719	$353,540	1.40%	–6.72%	0.00%

	311,200		$2,888,230

2004
Top Tradition	2,487	$12.665868	$31,496	1.10%	2.21%	0.00%
Top Explorer	8,719	$12.553757	$109,462	1.30%	2.01%	0.00%
Oncore & Firstar Oncore Flex	11,626	$9.736068	$113,189	1.50%	1.81%	0.00%
Oncore & Firstar Oncore Value	74,755	$10.059185	$751,972	0.90%	2.42%	0.00%
Oncore & Firstar Oncore Premier	155,269	$9.789027	$1,519,938	1.40%	1.91%	0.00%
Oncore & Firstar Oncore Xtra	46,071	$9.789027	$450,986	1.40%	1.91%	0.00%
Oncore Lite	30,819	$9.789027	$301,687	1.40%	1.91%	0.00%

	329,746		$3,278,730

Fourth Quarter Subaccount
2008
Top Tradition	458	$10.149894	$4,652	1.10%	–35.71%	0.00%
Top Plus	97	$10.317137	$1,005	0.90%	–35.58%	0.00%
Top Explorer	1,335	$9.985698	$13,332	1.30%	–35.84%	0.00%
Oncore Flex	533	$8.387325	$4,471	1.50%	–35.97%	0.00%
Oncore Value	65,239	$8.860674	$578,063	0.90%	–35.58%	0.00%
Oncore Premier	72,268	$8.464191	$611,685	1.40%	–35.90%	0.00%
Oncore Xtra	12,653	$8.464191	$107,094	1.40%	–35.90%	0.00%
Oncore Lite	67,909	$8.464191	$574,796	1.40%	–35.90%	0.00%
Oncore Ultra	31,421	$8.464191	$265,953	1.40%	–35.90%	0.00%

	251,913		$2,161,051

2007
Top Tradition	916	$15.787942	$14,463	1.10%	2.43%	0.00%
Top Plus	106	$16.016146	$1,699	0.90%	2.63%	0.00%
Top Explorer	1,376	$15.563400	$21,417	1.30%	2.22%	0.00%
Oncore Flex	53,586	$13.098192	$701,878	1.50%	2.02%	0.00%
Oncore & Firstar Oncore Value	59,999	$13.755150	$825,299	0.90%	2.63%	0.00%
Oncore & Firstar Oncore Premier	80,482	$13.205149	$1,062,771	1.40%	2.12%	0.00%
Oncore & Firstar Oncore Xtra	16,224	$13.205149	$214,234	1.40%	2.12%	0.00%
Oncore Lite	144,844	$13.205149	$1,912,683	1.40%	2.12%	0.00%
Oncore Ultra	22,948	$13.205149	$303,038	1.40%	2.12%	0.00%

	380,481		$5,057,482

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Dow Target 10 Portfolios: (continued)
Fourth Quarter Subaccount (continued)
2006
Top Tradition	950	$15.413865	$14,645	1.10%	26.03%	5.38%
Top Plus	330	$15.605547	$5,147	0.90%	26.28%	5.31%
Top Explorer	788	$15.224844	$11,999	1.30%	25.78%	6.16%
Oncore Flex	7,202	$12.838715	$92,469	1.50%	25.53%	5.32%
Oncore & Firstar Oncore Value	46,481	$13.402515	$622,961	0.90%	26.28%	10.23%
Oncore & Firstar Oncore Premier	78,202	$12.930732	$1,011,205	1.40%	25.66%	5.95%
Oncore & Firstar Oncore Xtra	26,765	$12.930732	$346,096	1.40%	25.66%	5.95%
Oncore Lite	40,329	$12.930732	$521,486	1.40%	25.66%	5.95%
Oncore Ultra	14,526	$12.930732	$187,828	1.40%	10.54%	5.95%	8/7/06

	215,573		$2,813,836

2005
Top Tradition	944	$12.230451	$11,542	1.10%	–5.54%	0.00%
Top Plus	339	$12.358123	$4,185	0.90%	–5.35%	0.00%
Top Explorer	702	$12.104285	$8,498	1.30%	–5.73%	0.00%
Oncore Flex	7,472	$10.227332	$76,422	1.50%	–5.91%	0.00%
Oncore & Firstar Oncore Value	22,574	$10.613529	$239,592	0.90%	–5.35%	0.00%
Oncore & Firstar Oncore Premier	87,456	$10.290509	$899,969	1.40%	–5.82%	0.00%
Oncore & Firstar Oncore Xtra	41,856	$10.290509	$430,720	1.40%	–5.82%	0.00%
Oncore Lite	34,639	$10.290509	$356,455	1.40%	–5.82%	0.00%

	195,982		$2,027,383

2004
Top Tradition	1,874	$12.947669	$24,267	1.10%	0.04%	0.00%
Top Plus	348	$13.056995	$4,543	0.90%	0.23%	0.00%
Top Explorer	738	$12.839375	$9,480	1.30%	–0.16%	0.00%
Oncore & Firstar Oncore Flex	8,286	$10.869807	$90,062	1.50%	–0.36%	0.00%
Oncore & Firstar Oncore Value	24,956	$11.213748	$279,851	0.90%	0.23%	0.00%
Oncore & Firstar Oncore Premier	97,060	$10.926212	$1,060,497	1.40%	–0.26%	0.00%
Oncore & Firstar Oncore Xtra	41,599	$10.926212	$454,522	1.40%	–0.26%	0.00%
Oncore Lite	22,424	$10.926212	$245,012	1.40%	–0.26%	0.00%

	197,285		$2,168,234

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 5 Portfolios:
First Quarter Subaccount
2008
Top Tradition	98	$8.387956	$823	1.10%	–48.97%	0.00%
Top Explorer	21	$8.240059	$170	1.30%	–49.07%	0.00%
Oncore Flex	11,241	$8.094977	$90,995	1.50%	–49.18%	0.00%
Oncore Value	10,740	$8.538766	$91,703	0.90%	–48.87%	0.00%
Oncore Premier	27,973	$8.167095	$228,461	1.40%	–49.12%	0.00%
Oncore Xtra	11,711	$8.167095	$95,648	1.40%	–49.12%	0.00%
Oncore Lite	55,184	$8.167095	$450,694	1.40%	–49.12%	0.00%
Oncore Ultra	11,291	$8.167095	$92,212	1.40%	–49.12%	0.00%

	128,259		$1,050,706

2007
Top Tradition	93	$16.438149	$1,534	1.10%	1.79%	0.00%
Top Explorer	7	$16.180464	$113	1.30%	1.58%	0.00%
Oncore Value	3,608	$16.700369	$60,252	0.90%	1.99%	0.00%
Oncore Premier	27,563	$16.053134	$442,475	1.40%	1.48%	0.00%
Oncore Xtra	14,877	$16.053134	$238,821	1.40%	1.48%	0.00%
Oncore & Firstar Oncore Lite	20,616	$16.053134	$330,951	1.40%	1.48%	0.00%
Oncore Ultra	1,857	$16.053134	$29,803	1.40%	1.48%	0.00%

	68,621		$1,103,949

2006
Top I	181	$16.149554	$2,921	1.10%	39.31%	5.33%
Top Tradition	47	$16.149554	$766	1.10%	39.31%	2.18%
Oncore Value	341	$16.374521	$5,587	0.90%	39.58%	2.43%
Oncore & Firstar Oncore Premier	29,251	$15.818388	$462,708	1.40%	38.89%	5.13%
Oncore Xtra	24,774	$15.818388	$391,877	1.40%	38.89%	5.13%
Oncore & Firstar Oncore Lite	4,888	$15.818388	$77,316	1.40%	38.89%	5.13%

	59,482		$941,175

2005
Top I	181	$11.592905	$2,102	1.10%	–3.26%	0.00%
Top Tradition	180	$11.592905	$2,086	1.10%	–3.26%	0.00%
Top Explorer	769	$11.456407	$8,813	1.30%	–3.45%	0.00%
Oncore Value	1,190	$11.731211	$13,955	0.90%	–3.07%	0.00%
Oncore & Firstar Oncore Premier	31,015	$11.388760	$353,219	1.40%	–3.55%	0.00%
Oncore Xtra	26,736	$11.388760	$304,491	1.40%	–3.55%	0.00%
Oncore & Firstar Oncore Lite	4,193	$11.388760	$47,760	1.40%	–3.55%	0.00%

	64,264		$732,426

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 5 Portfolios: (continued)
First Quarter Subaccount (continued)

2004
Top I	182	$11.983597	$2,178	1.10%	9.48%	0.00%
Top Tradition	174	$11.983597	$2,086	1.10%	9.48%	0.00%
Top Explorer	772	$11.865840	$9,165	1.30%	9.26%	0.00%
Oncore Value	995	$12.102624	$12,046	0.90%	9.70%	0.00%
Oncore & Firstar Oncore Premier	23,813	$11.807403	$281,166	1.40%	9.16%	0.00%
Oncore Xtra	19,583	$11.807403	$231,224	1.40%	9.16%	0.00%
Oncore & Firstar Oncore Lite	4,015	$11.807403	$47,407	1.40%	9.16%	0.00%

	49,534		$585,272

Second Quarter Subaccount
2008
Top Tradition	10	$8.892749	$89	1.10%	–49.81%	0.00%
Top Explorer	22	$8.740294	$190	1.30%	–49.91%	0.00%
Oncore Value	4,858	$9.048199	$43,957	0.90%	–49.71%	0.00%
Oncore Premier	23,898	$8.665039	$207,083	1.40%	–49.96%	0.00%
Oncore Xtra	14,888	$8.665039	$129,003	1.40%	–49.96%	0.00%
Oncore Lite	13,814	$8.665039	$119,701	1.40%	–49.96%	0.00%
Oncore Ultra	18,465	$8.665039	$159,998	1.40%	–49.96%	0.00%

	75,955		$660,021

2007
Top Tradition	5	$17.717956	$91	1.10%	3.70%	0.00%
Top Explorer	8	$17.448846	$136	1.30%	3.50%	0.00%
Oncore Value	5,674	$17.991767	$102,091	0.90%	3.91%	0.00%
Oncore & Firstar Oncore Premier	25,894	$17.315805	$448,378	1.40%	3.40%	0.00%
Oncore Xtra	29,939	$17.315805	$518,412	1.40%	3.40%	0.00%
Oncore & Firstar Oncore Lite	20,693	$17.315805	$358,319	1.40%	3.40%	0.00%
Oncore Ultra	5,321	$17.315805	$92,137	1.40%	3.40%	0.00%

	87,534		$1,519,564

2006
Top Tradition	399	$17.085151	$6,810	1.10%	36.37%	5.17%
Oncore Value	318	$17.314636	$5,510	0.90%	36.64%	6.41%
Oncore & Firstar Oncore Premier	20,821	$16.747196	$348,690	1.40%	35.97%	5.35%
Oncore Xtra	21,455	$16.747196	$359,310	1.40%	35.97%	5.35%
Oncore & Firstar Oncore Lite	9,713	$16.747196	$162,673	1.40%	35.97%	5.35%

	52,706		$882,993

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 5 Portfolios: (continued)
Second Quarter Subaccount (continued)

2005
Top I	384	$12.528382	$4,813	1.10%	–4.15%	0.00%
Top Tradition	393	$12.528382	$4,927	1.10%	–4.15%	0.00%
Oncore Value	145	$12.671608	$1,840	0.90%	–3.96%	0.00%
Oncore & Firstar Oncore Premier	17,557	$12.316883	$216,243	1.40%	–4.43%	0.00%
Oncore Xtra	23,649	$12.316883	$291,285	1.40%	–4.43%	0.00%
Oncore & Firstar Oncore Lite	2,255	$12.316883	$27,766	1.40%	–4.43%	0.00%

	44,383		$546,874

2004
Top I	384	$13.070210	$5,025	1.10%	9.75%	0.00%
Top Tradition	388	$13.070210	$5,070	1.10%	9.75%	0.00%
Oncore Value	146	$13.193528	$1,923	0.90%	9.97%	0.00%
Oncore & Firstar Oncore Premier	19,312	$12.887587	$248,884	1.40%	9.43%	0.00%
Oncore Xtra	18,053	$12.887587	$232,662	1.40%	9.43%	0.00%
Oncore & Firstar Oncore Lite	1,334	$12.887587	$17,187	1.40%	9.43%	0.00%

	39,617		$510,751

Third Quarter Subaccount
2008
Top Tradition	127	$6.492381	$827	1.10%	–52.57%	0.00%
Top Explorer	41	$6.384147	$263	1.30%	–52.66%	0.00%
Oncore Flex	4,140	$6.277890	$25,993	1.50%	–52.76%	0.00%
Oncore Value	8,436	$6.602658	$55,702	0.90%	–52.47%	0.00%
Oncore Premier	24,392	$6.330732	$154,412	1.40%	–52.71%	0.00%
Oncore Xtra	27,759	$6.330732	$175,733	1.40%	–52.71%	0.00%
Oncore Lite	16,839	$6.330732	$106,602	1.40%	–52.71%	0.00%
Oncore Ultra	13,975	$6.330732	$88,474	1.40%	–52.71%	0.00%

	95,709		$608,006

2007
Top Tradition	124	$13.687642	$1,696	1.10%	7.70%	0.00%
Top Explorer	7	$13.486277	$92	1.30%	7.49%	0.00%
Oncore Value	16,989	$13.892380	$236,014	0.90%	7.92%	0.00%
Oncore & Firstar Oncore Premier	23,012	$13.386757	$308,065	1.40%	7.38%	0.00%
Oncore Xtra	36,594	$13.386757	$489,874	1.40%	7.38%	0.00%
Oncore Lite	14,241	$13.386757	$190,639	1.40%	7.38%	0.00%
Oncore Ultra	8,111	$13.386757	$108,576	1.40%	7.38%	0.00%

	99,078		$1,334,956

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dow Target 5 Portfolios: (continued)
Third Quarter Subaccount (continued)

2006
Top Tradition	125	$12.708856	$1,592	1.10%	34.89%	4.67%
Oncore Flex	257	$12.387065	$3,178	1.50%	34.36%	4.74%
Oncore Value	6,104	$12.873278	$78,579	0.90%	35.16%	6.91%
Oncore & Firstar Oncore Premier	24,119	$12.466572	$300,687	1.40%	34.50%	5.96%
Oncore Xtra	48,946	$12.466572	$610,189	1.40%	34.50%	5.96%
Oncore Lite	3,258	$12.466572	$40,617	1.40%	34.50%	5.96%

	82,809		$1,034,842

2005
Top Tradition	109	$9.421328	$1,026	1.10%	–20.06%	0.00%
Oncore Flex	257	$9.218989	$2,367	1.50%	–20.37%	0.00%
Oncore Value	3,341	$9.524383	$31,821	0.90%	–19.90%	0.00%
Oncore & Firstar Oncore Premier	27,566	$9.269049	$255,507	1.40%	–20.29%	0.00%
Oncore Xtra	17,912	$9.269049	$166,028	1.40%	–20.29%	0.00%
Oncore Lite	5,555	$9.269049	$51,495	1.40%	–20.29%	0.00%

	54,740		$508,244

2004
Top Tradition	341	$11.785236	$4,015	1.10%	6.69%	0.00%
Top Explorer	2,418	$11.680872	$28,240	1.30%	6.48%	0.00%
Oncore Flex	257	$11.577647	$2,973	1.50%	6.27%	0.00%
Oncore Value	2,704	$11.890616	$32,149	0.90%	6.90%	0.00%
Oncore & Firstar Oncore Premier	26,796	$11.629080	$311,627	1.40%	6.37%	0.00%
Oncore Xtra	17,189	$11.629080	$199,892	1.40%	6.37%	0.00%
Oncore Lite	1,191	$11.629080	$13,845	1.40%	6.37%	0.00%

	50,896		$592,741

Fourth Quarter Subaccount
2008
Top Tradition	100	$10.725913	$1,067	1.10%	–41.88%	0.00%
Top Plus	83	$10.902636	$904	0.90%	–41.77%	0.00%
Top Explorer	104	$10.552397	$1,102	1.30%	–42.00%	0.00%
Oncore Flex	6,878	$7.628135	$52,469	1.50%	–42.11%	0.00%
Oncore Value	25,346	$8.058668	$204,255	0.90%	–41.77%	0.00%
Oncore Premier	48,070	$7.698052	$370,046	1.40%	–42.06%	0.00%
Oncore Xtra	11,448	$7.698052	$88,129	1.40%	–42.06%	0.00%
Oncore Lite	27,082	$7.698052	$208,481	1.40%	–42.06%	0.00%
Oncore Ultra	12,336	$7.698052	$94,961	1.40%	–42.06%	0.00%

	131,447		$1,021,414

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Dow Target 5 Portfolios: (continued)
Fourth Quarter Subaccount (continued)
2007
Top Tradition	93	$18.455819	$1,718	1.10%	5.79%	0.00%
Top Plus	453	$18.722554	$8,489	0.90%	6.01%	0.00%
Top Explorer	90	$18.193346	$1,630	1.30%	5.58%	0.00%
Oncore Flex	322	$13.177764	$4,243	1.50%	5.38%	0.00%
Oncore Value	13,776	$13.838753	$190,640	0.90%	6.01%	0.00%
Oncore & Firstar Oncore Premier	51,886	$13.285379	$689,321	1.40%	5.48%	0.00%
Oncore Xtra	18,571	$13.285379	$246,722	1.40%	5.48%	0.00%
Oncore Lite	33,788	$13.285379	$448,885	1.40%	5.48%	0.00%
Oncore Ultra	12,072	$13.285379	$160,384	1.40%	5.48%	0.00%

	131,051		$1,752,032

2006
Top Tradition	117	$17.444918	$2,042	1.10%	36.83%	4.94%
Top Plus	453	$17.661820	$8,008	0.90%	37.10%	4.33%
Top Explorer	80	$17.230999	$1,387	1.30%	36.56%	22.97%
Oncore Value	12,303	$13.054703	$160,612	0.90%	37.10%	32.40%
Oncore & Firstar Oncore Premier	36,019	$12.595151	$453,654	1.40%	36.43%	6.17%
Oncore Xtra	22,304	$12.595151	$280,919	1.40%	36.43%	6.17%
Oncore Lite	17,231	$12.595151	$217,023	1.40%	36.43%	6.17%
Oncore Ultra	1,941	$12.595151	$24,447	1.40%	7.46%	6.17%	8/7/06

	90,448		$1,148,092

2005
Top Tradition	113	$12.749342	$1,440	1.10%	–13.45%	0.00%
Top Plus	600	$12.882396	$7,734	0.90%	–13.28%	0.00%
Oncore Value	876	$9.521994	$8,342	0.90%	–13.28%	0.00%
Oncore & Firstar Oncore Premier	40,652	$9.232197	$375,307	1.40%	–13.71%	0.00%
Oncore Xtra	18,941	$9.232197	$174,869	1.40%	–13.71%	0.00%
Oncore Lite	4,510	$9.232197	$41,630	1.40%	–13.71%	0.00%

	65,692		$609,322

2004
Top Tradition	107	$14.730567	$1,581	1.10%	5.40%	0.00%
Top Plus	600	$14.854913	$8,918	0.90%	5.60%	0.00%
Top Explorer	104	$14.607342	$1,526	1.30%	5.19%	0.00%
Oncore Value	1,023	$10.979975	$11,232	0.90%	5.60%	0.00%
Oncore & Firstar Oncore Premier	45,950	$10.698436	$491,577	1.40%	5.08%	0.00%
Oncore Xtra	21,508	$10.698436	$230,106	1.40%	5.08%	0.00%
Oncore Lite	1,353	$10.698436	$14,471	1.40%	5.08%	0.00%

	70,645		$759,411

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Fidelity Variable Insurance Products Fund:
VIP Growth Subaccount
2008
Top Explorer	81,039	$11.078295	$897,770	1.30%	–47.85%	0.74%
2007
Top Explorer	102,968	$21.242717	$2,187,320	1.30%	25.33%	0.89%
2006
Top Explorer	144,498	$16.949844	$2,449,223	1.30%	5.48%	0.43%
2005
Top Explorer	194,709	$16.068911	$3,128,754	1.30%	4.44%	0.59%
2004
Top Explorer	295,990	$15.385058	$4,553,822	1.30%	2.05%	0.28%
VIP Equity-Income Subaccount
2008
Top Explorer	60,017	$11.865423	$712,129	1.30%	–43.39%	2.16%
2007
Top Explorer	95,735	$20.961400	$2,006,738	1.30%	0.22%	1.56%
2006
Top Explorer	135,318	$20.915307	$2,830,217	1.30%	18.66%	3.35%
2005
Top Explorer	168,166	$17.626890	$2,964,244	1.30%	4.51%	1.75%
2004
Top Explorer	226,431	$16.866119	$3,819,007	1.30%	10.09%	1.59%
VIP High Income Subaccount
2008
Top Explorer	10,946	$9.128858	$99,929	1.30%	–25.95%	7.02%
2007
Top Explorer	17,402	$12.328123	$214,535	1.30%	1.46%	5.74%
2006
Top Explorer	43,142	$12.150732	$524,209	1.30%	9.81%	6.28%
2005
Top Explorer	63,067	$11.064892	$697,835	1.30%	1.39%	14.60%
2004
Top Explorer	82,781	$10.913572	$903,435	1.30%	8.18%	8.67%

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares:
Large Cap Growth Subaccount
2008
Top I	2,510	$5.538990	$13,903	1.10%	–40.38%	0.71%
Top Tradition	112,917	$5.538990	$625,448	1.10%	–40.38%	0.73%
Top Plus	17,884	$5.640607	$100,879	0.90%	–40.26%	0.74%
Investar Vision & Top Spectrum	7,468	$7.592518	$56,702	1.40%	–40.56%	0.73%
Top Explorer	27,809	$5.439402	$151,262	1.30%	–40.50%	0.73%
Oncore Flex	18,273	$7.512989	$137,285	1.50%	–40.61%	0.80%
Oncore Value	76,380	$8.004357	$611,372	0.90%	–40.26%	0.73%
Oncore Premier	401,416	$7.592518	$3,047,760	1.40%	–40.56%	0.72%
Oncore Xtra	43,132	$7.592518	$327,479	1.40%	–40.56%	0.72%

	707,789		$5,072,090

2007
Top I	3,545	$9.290215	$32,933	1.10%	13.83%	0.73%
Top Tradition	133,665	$9.290215	$1,241,772	1.10%	13.83%	0.71%
Top Plus	22,384	$9.441813	$211,343	0.90%	14.06%	0.66%
Investar Vision & Top Spectrum	8,214	$12.772481	$104,918	1.40%	13.49%	0.70%
Top Explorer	31,549	$9.141320	$288,398	1.30%	13.61%	0.68%
Oncore & Firstar Oncore Flex	25,620	$12.651224	$324,125	1.50%	13.38%	0.69%
Oncore & Firstar Oncore Value	91,919	$13.398511	$1,231,578	0.90%	14.06%	0.68%
Oncore & Firstar Oncore Premier	493,276	$12.772481	$6,300,368	1.40%	13.49%	0.68%
Oncore & Firstar Oncore Xtra	60,740	$12.772481	$775,800	1.40%	13.49%	0.68%

	870,912		$10,511,235

2006
Top I	3,663	$8.161292	$29,899	1.10%	10.17%	0.49%
Top Tradition	150,173	$8.161292	$1,225,607	1.10%	10.17%	0.48%
Top Plus	35,885	$8.277956	$297,051	0.90%	10.39%	0.47%
Investar Vision & Top Spectrum	9,669	$11.253869	$108,813	1.40%	9.84%	0.48%
Top Explorer	48,360	$8.046443	$389,128	1.30%	9.95%	0.47%
Oncore & Firstar Oncore Flex	30,159	$11.158078	$336,513	1.50%	9.74%	0.46%
Oncore & Firstar Oncore Value	137,652	$11.746926	$1,616,990	0.90%	10.39%	0.46%
Oncore & Firstar Oncore Premier	682,542	$11.253869	$7,681,235	1.40%	9.84%	0.47%
Oncore & Firstar Oncore Xtra	76,239	$11.253869	$857,983	1.40%	9.84%	0.47%

	1,174,342		$12,543,219

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares: (continued)
Large Cap Growth Subaccount (continued)

2005
Top I	4,648	$7.407944	$34,431	1.10%	3.16%	0.34%
Top Tradition	174,095	$7.407944	$1,289,686	1.10%	3.16%	0.33%
Top Plus	47,032	$7.498999	$352,696	0.90%	3.36%	0.33%
Investar Vision & Top Spectrum	11,602	$10.245288	$118,861	1.40%	2.85%	0.32%
Top Explorer	69,223	$7.318094	$506,582	1.30%	2.95%	0.32%
Oncore & Firstar Oncore Flex	38,389	$10.168070	$390,344	1.50%	2.75%	0.30%
Oncore & Firstar Oncore Value	182,354	$10.641533	$1,940,522	0.90%	3.36%	0.32%
Oncore & Firstar Oncore Premier	892,972	$10.245288	$9,148,757	1.40%	2.85%	0.32%
Oncore & Firstar Oncore Xtra	84,386	$10.245288	$864,556	1.40%	2.85%	0.32%

	1,504,701		$14,646,435

2004
Top I	5,953	$7.181339	$42,752	1.10%	3.38%	0.14%
Top Tradition	211,039	$7.181339	$1,515,540	1.10%	3.38%	0.13%
Top Plus	76,951	$7.255263	$558,298	0.90%	3.58%	0.14%
Investar Vision & Top Spectrum	17,072	$9.961271	$170,054	1.40%	3.07%	0.13%
Top Explorer	90,047	$7.108215	$640,074	1.30%	3.17%	0.12%
Oncore & Firstar Oncore Flex	67,586	$9.895909	$668,820	1.50%	2.97%	0.13%
Oncore & Firstar Oncore Value	255,162	$10.295650	$2,627,055	0.90%	3.58%	0.13%
Oncore & Firstar Oncore Premier	1,167,051	$9.961271	$11,625,323	1.40%	3.07%	0.13%
Oncore & Firstar Oncore Xtra	111,717	$9.961271	$1,112,845	1.40%	3.07%	0.13%

	2,002,578		$18,960,761

International Growth Subaccount
2008
Oncore Flex	16,173	$14.269928	$230,793	1.50%	–52.82%	1.24%
Oncore Value	40,024	$15.202805	$608,475	0.90%	–52.54%	1.22%
Oncore Premier	108,670	$14.420891	$1,567,116	1.40%	–52.78%	1.12%
Oncore Xtra	31,567	$14.420891	$455,226	1.40%	–52.78%	1.12%

	196,434		$2,861,610

2007
Oncore & Firstar Oncore Flex	19,652	$30.248653	$594,453	1.50%	26.41%	0.62%
Oncore & Firstar Oncore Value	63,560	$32.034274	$2,036,101	0.90%	27.17%	0.62%
Oncore & Firstar Oncore Premier	137,928	$30.538347	$4,212,102	1.40%	26.54%	0.62%
Oncore & Firstar Oncore Xtra	54,164	$30.538347	$1,654,073	1.40%	26.54%	0.62%

	275,304		$8,496,729

2006
Oncore & Firstar Oncore Flex	23,359	$23.928900	$558,948	1.50%	44.86%	1.90%
Oncore & Firstar Oncore Value	75,712	$25.190899	$1,907,265	0.90%	45.71%	2.12%
Oncore & Firstar Oncore Premier	158,060	$24.134153	$3,814,655	1.40%	45.00%	1.91%
Oncore & Firstar Oncore Xtra	62,116	$24.134153	$1,499,110	1.40%	45.00%	1.91%

	319,247		$7,779,978

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares: (continued)
International Growth Subaccount (continued)

2005
Oncore & Firstar Oncore Flex	33,269	$16.519053	$549,569	1.50%	30.34%	1.29%
Oncore & Firstar Oncore Value	67,171	$17.287798	$1,161,235	0.90%	31.12%	1.22%
Oncore & Firstar Oncore Premier	166,642	$16.644398	$2,773,655	1.40%	30.47%	1.22%
Oncore & Firstar Oncore Xtra	67,094	$16.644398	$1,116,742	1.40%	30.47%	1.22%

	334,176		$5,601,201

2004
Oncore & Firstar Oncore Flex	27,970	$12.673406	$354,473	1.50%	17.19%	0.90%
Oncore & Firstar Oncore Value	61,451	$13.185067	$810,234	0.90%	17.89%	0.91%
Oncore & Firstar Oncore Premier	189,524	$12.757043	$2,417,774	1.40%	17.30%	0.88%
Oncore & Firstar Oncore Xtra	58,820	$12.757043	$750,364	1.40%	17.30%	0.88%

	337,765		$4,332,845

Worldwide Growth Subaccount
2008
Top I	3,829	$5.759298	$22,054	1.10%	–45.27%	1.07%
Top Tradition	76,042	$5.759298	$437,946	1.10%	–45.27%	1.17%
Top Plus	6,309	$5.864901	$37,003	0.90%	–45.16%	1.12%
Investar Vision & Top Spectrum	6,822	$7.088501	$48,360	1.40%	–45.43%	1.07%
Top Explorer	34,880	$5.655739	$197,271	1.30%	–45.38%	1.14%
Oncore Flex	8,861	$7.147795	$63,337	1.50%	–45.48%	0.93%
Oncore Value	42,936	$7.615203	$326,963	0.90%	–45.16%	1.16%
Oncore Premier	182,748	$7.223460	$1,320,071	1.40%	–45.43%	1.15%
Oncore Xtra	28,520	$7.223460	$206,014	1.40%	–45.43%	1.15%

	390,947		$2,659,019

2007
Top I	5,912	$10.522468	$62,207	1.10%	8.43%	0.75%
Top Tradition	90,467	$10.522468	$951,933	1.10%	8.43%	0.74%
Top Plus	10,148	$10.694060	$108,521	0.90%	8.64%	0.68%
Investar Vision & Top Spectrum	13,721	$12.989674	$178,235	1.40%	8.11%	0.74%
Top Explorer	46,465	$10.353826	$481,086	1.30%	8.21%	0.74%
Oncore & Firstar Oncore Flex	24,411	$13.111326	$320,065	1.50%	8.00%	0.73%
Oncore & Firstar Oncore Value	58,553	$13.885571	$813,037	0.90%	8.64%	0.72%
Oncore & Firstar Oncore Premier	227,280	$13.236978	$3,008,511	1.40%	8.11%	0.70%
Oncore & Firstar Oncore Xtra	43,302	$13.236978	$573,185	1.40%	8.11%	0.70%

	520,259		$6,496,780

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares: (continued)
Worldwide Growth Subaccount (continued)

2006
Top I	6,473	$9.704556	$62,821	1.10%	16.92%	1.73%
Top Tradition	104,692	$9.704556	$1,015,993	1.10%	16.92%	1.73%
Top Plus	11,082	$9.843191	$109,081	0.90%	17.15%	1.67%
Investar Vision & Top Spectrum	18,295	$12.015739	$219,824	1.40%	16.58%	1.51%
Top Explorer	56,725	$9.568011	$542,747	1.30%	16.69%	1.70%
Oncore & Firstar Oncore Flex	27,033	$12.140297	$328,194	1.50%	16.46%	1.68%
Oncore & Firstar Oncore Value	73,169	$12.780771	$935,158	0.90%	17.15%	1.71%
Oncore & Firstar Oncore Premier	333,728	$12.244500	$4,086,322	1.40%	16.58%	1.69%
Oncore & Firstar Oncore Xtra	57,170	$12.244500	$700,018	1.40%	16.58%	1.69%

	688,367		$8,000,158

2005
Top I	9,299	$8.300095	$77,183	1.10%	4.72%	1.30%
Top Tradition	125,911	$8.300095	$1,045,076	1.10%	4.72%	1.35%
Top Plus	21,516	$8.402063	$180,775	0.90%	4.92%	1.24%
Investar Vision & Top Spectrum	39,235	$10.307219	$404,408	1.40%	4.41%	1.33%
Top Explorer	91,796	$8.199446	$752,679	1.30%	4.51%	1.35%
Oncore & Firstar Oncore Flex	34,988	$10.424300	$364,731	1.50%	4.30%	1.17%
Oncore & Firstar Oncore Value	98,568	$10.909551	$1,075,337	0.90%	4.92%	1.31%
Oncore & Firstar Oncore Premier	458,681	$10.503437	$4,817,732	1.40%	4.41%	1.31%
Oncore & Firstar Oncore Xtra	69,151	$10.503437	$726,303	1.40%	4.41%	1.31%

	949,145		$9,444,224

2004
Top I	14,579	$7.926252	$115,553	1.10%	3.64%	1.02%
Top Tradition	164,556	$7.926252	$1,304,311	1.10%	3.64%	0.96%
Top Plus	39,696	$8.007801	$317,874	0.90%	3.84%	0.91%
Investar Vision & Top Spectrum	51,613	$9.872113	$509,534	1.40%	3.33%	0.94%
Top Explorer	113,552	$7.845571	$890,882	1.30%	3.43%	0.95%
Oncore & Firstar Oncore Flex	68,077	$9.994066	$680,363	1.50%	3.23%	0.95%
Oncore & Firstar Oncore Value	147,886	$10.397621	$1,537,658	0.90%	3.84%	0.91%
Oncore & Firstar Oncore Premier	629,370	$10.060040	$6,331,497	1.40%	3.33%	0.97%
Oncore & Firstar Oncore Xtra	104,791	$10.060040	$1,054,205	1.40%	3.33%	0.97%

	1,334,120		$12,741,877

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares: (continued)

Balanced Subaccount
2008
Top I	4,836	$11.984507	$57,955	1.10%	–16.76%	2.29%
Top Tradition	147,689	$11.984507	$1,769,982	1.10%	–16.76%	2.62%
Top Plus	25,012	$12.204184	$305,256	0.90%	–16.59%	2.51%
Investar Vision & Top Spectrum	38,776	$15.817210	$613,332	1.40%	–17.00%	2.49%
Top Explorer	42,472	$11.769165	$499,865	1.30%	–16.92%	2.55%
Oncore Flex	12,553	$15.221569	$191,074	1.50%	–17.09%	2.33%
Oncore Value	67,559	$16.216479	$1,095,572	0.90%	–16.59%	2.64%
Oncore Premier	320,328	$15.382556	$4,927,439	1.40%	–17.00%	2.52%
Oncore Xtra	22,047	$15.382556	$339,144	1.40%	–17.00%	2.52%

	681,272		$9,799,619

2007
Top I	9,529	$14.397113	$137,192	1.10%	9.33%	2.57%
Top Tradition	167,224	$14.397113	$2,407,541	1.10%	9.33%	2.51%
Top Plus	34,042	$14.631886	$498,095	0.90%	9.54%	2.42%
Investar Vision & Top Spectrum	57,739	$19.057974	$1,100,382	1.40%	9.00%	2.39%
Top Explorer	65,796	$14.166475	$932,095	1.30%	9.11%	2.37%
Oncore & Firstar Oncore Flex	20,791	$18.358442	$381,691	1.50%	8.89%	2.53%
Oncore & Firstar Oncore Value	75,468	$19.442322	$1,467,264	0.90%	9.54%	2.42%
Oncore & Firstar Oncore Premier	438,687	$18.534267	$8,130,774	1.40%	9.00%	2.41%
Oncore & Firstar Oncore Xtra	38,694	$18.534267	$717,161	1.40%	9.00%	2.41%

	907,970		$15,772,195

2006
Top I	10,425	$13.168911	$137,284	1.10%	9.52%	1.90%
Top Tradition	194,791	$13.168911	$2,565,186	1.10%	9.52%	2.14%
Top Plus	47,516	$13.357027	$634,674	0.90%	9.73%	2.04%
Investar Vision & Top Spectrum	88,148	$17.484172	$1,541,201	1.40%	9.19%	1.95%
Top Explorer	81,791	$12.983695	$1,061,954	1.30%	9.30%	2.04%
Oncore & Firstar Oncore Flex	22,625	$16.859100	$381,434	1.50%	9.09%	2.02%
Oncore & Firstar Oncore Value	97,998	$17.748339	$1,739,309	0.90%	9.73%	1.99%
Oncore & Firstar Oncore Premier	600,965	$17.003708	$10,218,626	1.40%	9.19%	2.00%
Oncore & Firstar Oncore Xtra	55,094	$17.003708	$936,795	1.40%	9.19%	2.00%

	1,199,353		$19,216,463

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Institutional Shares: (continued)
Balanced Subaccount (continued)

2005
Top I	15,867	$12.024522	$190,795	1.10%	6.78%	2.14%
Top Tradition	222,441	$12.024522	$2,674,743	1.10%	6.78%	2.22%
Top Plus	65,259	$12.172221	$794,347	0.90%	6.99%	2.15%
Investar Vision & Top Spectrum	135,505	$16.012022	$2,169,708	1.40%	6.46%	2.15%
Top Explorer	110,233	$11.878778	$1,309,430	1.30%	6.57%	2.21%
Oncore & Firstar Oncore Flex	29,405	$15.454765	$454,451	1.50%	6.36%	1.86%
Oncore & Firstar Oncore Value	137,650	$16.174009	$2,226,356	0.90%	6.99%	2.21%
Oncore & Firstar Oncore Premier	887,368	$15.572016	$13,818,106	1.40%	6.46%	2.13%
Oncore & Firstar Oncore Xtra	78,788	$15.572016	$1,226,889	1.40%	6.46%	2.13%

	1,682,516		$24,864,825

2004
Top I	19,532	$11.261194	$219,949	1.10%	7.34%	2.24%
Top Tradition	260,603	$11.261194	$2,934,697	1.10%	7.34%	2.20%
Top Plus	104,122	$11.377016	$1,184,601	0.90%	7.56%	2.15%
Investar Vision & Top Spectrum	189,347	$15.039919	$2,847,761	1.40%	7.02%	2.10%
Top Explorer	133,548	$11.146615	$1,488,604	1.30%	7.13%	2.09%
Oncore & Firstar Oncore Flex	68,297	$14.530765	$992,413	1.50%	6.92%	2.08%
Oncore & Firstar Oncore Value	193,173	$15.117361	$2,920,272	0.90%	7.56%	2.06%
Oncore & Firstar Oncore Premier	1,270,762	$14.626630	$18,586,974	1.40%	7.02%	2.11%
Oncore & Firstar Oncore Xtra	100,225	$14.626630	$1,465,957	1.40%	7.02%	2.11%

	2,339,609		$32,641,228

Legg Mason Partners Variable Equity Trust — Class I (note 4):
Fundamental Value Subaccount
2008
Top Tradition	4,232	$7.481939	$31,666	1.10%	–37.27%	1.79%
Top Plus	265	$7.529030	$1,995	0.90%	–37.14%	1.76%
Top Spectrum	401	$7.412038	$2,970	1.40%	–37.46%	1.27%
Top Explorer	2,340	$7.435281	$17,396	1.30%	–37.39%	1.34%
Oncore Flex	5,525	$12.027321	$66,456	1.50%	–37.52%	1.48%
Oncore Value	166,106	$12.813551	$2,128,404	0.90%	–37.14%	2.01%
Oncore Premier	182,995	$12.154528	$2,224,216	1.40%	–37.46%	1.70%
Oncore Xtra	165,164	$12.154528	$2,007,489	1.40%	–37.46%	1.70%
Oncore Lite	363,829	$12.154528	$4,422,172	1.40%	–37.46%	1.70%
Oncore Ultra	28,099	$12.154528	$341,534	1.40%	–37.46%	1.70%
Oncore Wrap	779	$6.669040	$5,193	0.65%	–36.99%	6.83%

	919,735		$11,249,491

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Legg Mason Partners Variable Equity Trust —Class 1 (note 4): (continued)
Fundamental Value Subaccount (continued)
2007
Top Tradition	4,113	$11.927158	$49,058	1.10%	–4.74%	1.82%	4/27/07
Top Plus	265	$11.978341	$3,173	0.90%	–4.62%	6.36%	4/27/07
Investar Vision & Top Spectrum	606	$11.850999	$7,184	1.40%	–4.94%	1.76%	4/27/07
Top Explorer	2,933	$11.876350	$34,835	1.30%	–4.87%	1.84%	4/27/07
Oncore Flex	8,180	$19.249359	$157,457	1.50%	–5.00%	1.81%	4/27/07
Oncore & Firstar Oncore Value	134,209	$20.385767	$2,735,944	0.90%	–4.62%	1.92%	4/27/07
Oncore & Firstar Oncore Premier	211,104	$19.433681	$4,102,514	1.40%	–4.94%	1.80%	4/27/07
Oncore & Firstar Oncore Xtra	199,127	$19.433681	$3,869,775	1.40%	–4.94%	1.80%	4/27/07
Oncore & Firstar Oncore Lite	363,640	$19.433681	$7,066,873	1.40%	–4.94%	1.80%	4/27/07
Oncore Ultra	9,174	$19.433681	$178,287	1.40%	–4.94%	1.80%	4/27/07

	933,351		$18,205,100

Capital and Income Subaccount
2008
Top Explorer	2,161	$7.524169	$16,261	1.30%	–35.86%	1.21%
Oncore Flex	3,589	$8.622603	$30,947	1.50%	–35.98%	0.57%
Oncore Value	42,579	$9.186260	$391,138	0.90%	–35.60%	1.10%
Oncore Premier	107,144	$8.713821	$933,628	1.40%	–35.92%	0.95%
Oncore Xtra	144,297	$8.713821	$1,257,376	1.40%	–35.92%	0.95%
Oncore Lite	90,537	$8.713821	$788,926	1.40%	–35.92%	0.95%
Oncore Ultra	3,932	$8.713821	$34,266	1.40%	–35.92%	0.95%

	394,239		$3,452,542

2007
Top Explorer	1,747	$11.730125	$20,488	1.30%	0.26%	2.19%	4/27/07
Oncore & Firstar Oncore Flex	8,598	$13.469264	$115,810	1.50%	0.12%	2.02%	4/27/07
Oncore & Firstar Oncore Value	42,072	$14.264494	$600,135	0.90%	0.53%	2.31%	4/27/07
Oncore & Firstar Oncore Premier	159,000	$13.598284	$2,162,127	1.40%	0.19%	1.96%	4/27/07
Oncore & Firstar Oncore Xtra	184,418	$13.598284	$2,507,765	1.40%	0.19%	1.96%	4/27/07
Oncore & Firstar Oncore Lite	95,680	$13.598284	$1,301,088	1.40%	0.19%	1.96%	4/27/07
Oncore Ultra	3,308	$13.598284	$44,984	1.40%	0.19%	1.96%	4/27/07

	494,823		$6,752,397

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Legg Mason Partners Variable Equity Trust —Class 1 (note 4): (continued)

Investors Subaccount
2008
Top Tradition	8	$7.855193	$61	1.10%	–36.33%	1.38%
Investar Vision	110	$7.781828	$855	1.40%	–36.52%	1.37%
Top Explorer	154	$7.806218	$1,201	1.30%	–36.45%	1.51%
Oncore Flex	14,214	$10.189200	$144,833	1.50%	–36.58%	1.26%
Oncore Value	186,232	$10.855288	$2,021,599	0.90%	–36.20%	2.21%
Oncore Premier	119,763	$10.296989	$1,233,204	1.40%	–36.52%	1.29%
Oncore Xtra	108,931	$10.296989	$1,121,664	1.40%	–36.52%	1.29%
Oncore Lite	173,189	$10.296989	$1,783,322	1.40%	–36.52%	1.29%
Oncore Ultra	7,605	$10.296989	$78,305	1.40%	–36.52%	1.29%

	610,206		$6,385,044

2007
Top Tradition	8	$12.336617	$96	1.10%	2.76%	6.25%
Investar Vision	110	$12.257854	$1,353	1.40%	2.46%	3.73%
Top Explorer	268	$12.284067	$3,294	1.30%	2.56%	1.38%
Oncore & Firstar Oncore Flex	24,904	$16.065836	$400,101	1.50%	2.36%	1.56%
Oncore & Firstar Oncore Value	66,414	$17.014337	$1,129,998	0.90%	2.97%	1.44%
Oncore & Firstar Oncore Premier	123,103	$16.219704	$1,996,702	1.40%	2.46%	1.32%
Oncore & Firstar Oncore Xtra	120,580	$16.219704	$1,955,766	1.40%	2.46%	1.32%
Oncore & Firstar Oncore Lite	160,601	$16.219704	$2,604,894	1.40%	2.46%	1.32%
Oncore Ultra	2,100	$16.219704	$34,056	1.40%	2.46%	1.32%

	498,088		$8,126,260

2006
Top Explorer	240	$11.977407	$2,871	1.30%	16.75%	3.72%
Oncore & Firstar Oncore Flex	19,491	$15.695883	$305,923	1.50%	16.52%	1.60%
Oncore & Firstar Oncore Value	51,661	$16.523729	$853,627	0.90%	17.21%	1.68%
Oncore & Firstar Oncore Premier	168,033	$15.830515	$2,660,059	1.40%	16.63%	1.71%
Oncore & Firstar Oncore Xtra	105,110	$15.830515	$1,663,943	1.40%	16.63%	1.71%
Oncore & Firstar Oncore Lite	94,054	$15.830515	$1,488,930	1.40%	16.63%	1.71%
Oncore Ultra	2,259	$15.830515	$35,755	1.40%	11.13%	1.71%	8/7/06

	440,848		$7,011,108

2005
Oncore & Firstar Oncore Flex	22,993	$13.470984	$309,732	1.50%	4.96%	0.75%
Oncore & Firstar Oncore Value	52,860	$14.097887	$745,210	0.90%	5.58%	1.17%
Oncore & Firstar Oncore Premier	167,895	$13.573192	$2,278,865	1.40%	5.06%	1.22%
Oncore & Firstar Oncore Xtra	121,680	$13.573192	$1,651,590	1.40%	5.06%	1.22%
Oncore Lite	72,239	$13.573192	$980,520	1.40%	5.06%	1.22%

	437,667		$5,965,917

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Legg Mason Partners Variable Equity Trust —Class 1 (note 4): (continued)
Investors Subaccount (continued)

2004
Oncore & Firstar Oncore Flex	54,406	$12.834716	$698,287	1.50%	8.74%	1.38%
Oncore & Firstar Oncore Value	59,379	$13.352844	$792,875	0.90%	9.39%	1.56%
Oncore & Firstar Oncore Premier	170,824	$12.919400	$2,206,953	1.40%	8.85%	1.44%
Oncore & Firstar Oncore Xtra	147,871	$12.919400	$1,910,399	1.40%	8.85%	1.44%
Oncore & Firstar Oncore Lite	55,853	$12.919400	$721,588	1.40%	8.85%	1.44%

	488,333		$6,330,102

All Cap Subaccount
2006
Top Tradition	2,542	$11.914775	$30,282	1.10%	16.83%	2.69%
Investar Vision & Top Spectrum	721	$11.874024	$8,563	1.40%	16.49%	4.97%
Top Explorer	797	$11.887605	$9,469	1.30%	16.60%	3.73%
Oncore Flex	8,316	$19.305866	$160,544	1.50%	16.37%	1.21%
Oncore & Firstar Oncore Value	108,570	$20.324063	$2,206,586	0.90%	17.06%	1.33%
Oncore & Firstar Oncore Premier	228,459	$19.471432	$4,448,453	1.40%	16.49%	1.41%
Oncore & Firstar Oncore Xtra	208,652	$19.471432	$4,062,747	1.40%	16.49%	1.41%
Oncore & Firstar Oncore Lite	287,659	$19.471432	$5,601,135	1.40%	16.49%	1.41%
Oncore Ultra	7,107	$19.471432	$138,379	1.40%	12.63%	1.41%	8/7/06

	852,823		$16,666,158

2005
Oncore Flex	11,000	$16.589881	$182,493	1.50%	2.51%	0.66%
Oncore & Firstar Oncore Value	114,467	$17.361907	$1,987,362	0.90%	3.12%	0.98%
Oncore & Firstar Oncore Premier	269,215	$16.715728	$4,500,121	1.40%	2.61%	0.87%
Oncore & Firstar Oncore Xtra	219,832	$16.715728	$3,674,657	1.40%	2.61%	0.87%
Oncore & Firstar Oncore Lite	229,856	$16.715728	$3,842,207	1.40%	2.61%	0.87%

	844,370		$14,186,840

2004
Oncore & Firstar Oncore Flex	21,872	$16.183237	$353,954	1.50%	6.71%	0.47%
Oncore & Firstar Oncore Value	93,302	$16.836502	$1,570,887	0.90%	7.34%	0.66%
Oncore & Firstar Oncore Premier	306,133	$16.289995	$4,986,912	1.40%	6.81%	0.54%
Oncore & Firstar Oncore Xtra	251,883	$16.289995	$4,103,173	1.40%	6.81%	0.54%
Oncore & Firstar Oncore Lite	172,705	$16.289995	$2,813,360	1.40%	6.81%	0.54%

	845,895		$13,828,286

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Legg Mason Partners Variable Equity Trust —Class 1 (note 4): (continued)

Total Return Subaccount
2006
Top Explorer	46	$11.361033	$524	1.30%	11.12%	5.27%
Oncore & Firstar Oncore Flex	9,037	$13.071370	$118,120	1.50%	10.90%	2.13%
Oncore & Firstar Oncore Value	33,468	$13.760823	$460,551	0.90%	11.56%	1.71%
Oncore & Firstar Oncore Premier	180,481	$13.183505	$2,379,368	1.40%	11.01%	2.05%
Oncore & Firstar Oncore Xtra	212,123	$13.183505	$2,796,527	1.40%	11.01%	2.05%
Oncore & Firstar Oncore Lite	88,219	$13.183505	$1,163,039	1.40%	11.01%	2.05%
Oncore Ultra	1,546	$13.183505	$20,381	1.40%	8.78%	2.05%	8/7/06

	524,920		$6,938,510

2005
Oncore & Firstar Oncore Flex	9,120	$11.786214	$107,494	1.50%	1.79%	1.77%
Oncore & Firstar Oncore Value	39,870	$12.334736	$491,789	0.90%	2.40%	1.88%
Oncore & Firstar Oncore Premier	211,646	$11.875653	$2,513,439	1.40%	1.89%	1.89%
Oncore & Firstar Oncore Xtra	221,490	$11.875653	$2,630,335	1.40%	1.89%	1.89%
Oncore & Firstar Oncore Lite	105,204	$11.875653	$1,249,364	1.40%	1.89%	1.89%

	587,330		$6,992,421

2004
Oncore & Firstar Oncore Flex	12,141	$11.578627	$140,580	1.50%	7.13%	1.78%
Oncore & Firstar Oncore Value	49,135	$12.046054	$591,878	0.90%	7.77%	1.80%
Oncore & Firstar Oncore Premier	252,002	$11.655037	$2,937,089	1.40%	7.23%	1.92%
Oncore & Firstar Oncore Xtra	245,292	$11.655037	$2,858,891	1.40%	7.23%	1.92%
Oncore & Firstar Oncore Lite	100,671	$11.655037	$1,173,324	1.40%	7.23%	1.92%

	659,241		$7,701,762

Wells Fargo Advantage Variable Trust Funds (note 4):
Opportunity Subaccount
2008
Top I	292	$9.513097	$2,775	1.10%	–40.75%	2.14%
Top Tradition	24,152	$9.513097	$229,760	1.10%	–40.75%	1.92%
Top Plus	5,165	$9.687498	$50,034	0.90%	–40.63%	1.90%
Top Spectrum	620	$10.536942	$6,536	1.40%	–40.93%	0.90%
Top Explorer	11,195	$9.342132	$104,585	1.30%	–40.87%	1.84%
Oncore Flex	2,107	$10.426645	$21,966	1.50%	–40.99%	1.91%
Oncore Value	72,464	$11.108305	$804,951	0.90%	–40.63%	1.85%
Oncore Premier	97,082	$10.536942	$1,022,951	1.40%	–40.93%	1.83%
Oncore Xtra	185,853	$10.536942	$1,958,326	1.40%	–40.93%	1.83%
Oncore Lite	21,701	$10.536942	$228,665	1.40%	–40.93%	1.83%

	420,631		$4,430,549

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Wells Fargo Advantage Variable Trust Funds (note 4): (continued)
Opportunity Subaccount (continued)
2007
Top I	1,350	$16.056547	$21,675	1.10%	5.46%	0.55%
Top Tradition	29,183	$16.056547	$468,575	1.10%	5.46%	0.53%
Top Plus	6,929	$16.318356	$113,068	0.90%	5.67%	0.55%
Investar Vision & Top Spectrum	2,212	$17.837706	$39,460	1.40%	5.15%	0.59%
Top Explorer	13,102	$15.799335	$206,996	1.30%	5.25%	0.50%
Oncore & Firstar Oncore Flex	4,073	$17.668492	$71,967	1.50%	5.04%	0.61%
Oncore & Firstar Oncore Value	92,651	$18.711669	$1,733,650	0.90%	5.67%	0.58%
Oncore & Firstar Oncore Premier	164,520	$17.837706	$2,934,670	1.40%	5.15%	0.55%
Oncore & Firstar Oncore Xtra	254,682	$17.837706	$4,542,940	1.40%	5.15%	0.55%
Oncore & Firstar Oncore Lite	33,317	$17.837706	$594,296	1.40%	5.15%	0.55%

	602,019		$10,727,297

2006
Top I	1,836	$15.224915	$27,951	1.10%	11.00%	0.00%
Top Tradition	45,107	$15.224915	$686,746	1.10%	11.00%	0.00%
Top Plus	10,941	$15.442373	$168,957	0.90%	11.22%	0.00%
Investar Vision & Top Spectrum	2,670	$16.964296	$45,290	1.40%	10.67%	0.00%
Top Explorer	26,544	$15.010818	$398,443	1.30%	10.78%	0.00%
Oncore & Firstar Oncore Flex	5,072	$16.820036	$85,318	1.50%	10.56%	0.00%
Oncore & Firstar Oncore Value	132,856	$17.707195	$2,352,502	0.90%	11.22%	0.00%
Oncore & Firstar Oncore Premier	277,236	$16.964296	$4,703,134	1.40%	10.67%	0.00%
Oncore & Firstar Oncore Xtra	374,629	$16.964296	$6,355,317	1.40%	10.67%	0.00%
Oncore & Firstar Oncore Lite	73,210	$16.964296	$1,241,949	1.40%	10.67%	0.00%

	950,101		$16,065,607

2005
Top I	3,214	$13.716021	$44,083	1.10%	6.71%	0.00%
Top Tradition	46,503	$13.716021	$637,831	1.10%	6.71%	0.00%
Top Plus	12,755	$13.884465	$177,090	0.90%	6.92%	0.00%
Investar Vision & Top Spectrum	4,622	$15.328247	$70,854	1.40%	6.40%	0.00%
Top Explorer	33,232	$13.549801	$450,281	1.30%	6.50%	0.00%
Oncore & Firstar Oncore Flex	16,360	$15.212835	$248,879	1.50%	6.29%	0.00%
Oncore & Firstar Oncore Value	155,307	$15.920809	$2,472,618	0.90%	6.92%	0.00%
Oncore & Firstar Oncore Premier	339,865	$15.328247	$5,209,540	1.40%	6.40%	0.00%
Oncore & Firstar Oncore Xtra	435,281	$15.328247	$6,672,090	1.40%	6.40%	0.00%
Oncore & Firstar Oncore Lite	108,801	$15.328247	$1,667,744	1.40%	6.40%	0.00%

	1,155,940		$17,651,010

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Wells Fargo Advantage Variable Trust Funds (note 4): (continued)
Total Return Subaccount (continued)

2004
Top I	3,842	$12.853057	$49,381	1.10%	16.93%	0.00%
Top Tradition	53,542	$12.853057	$688,176	1.10%	16.93%	0.00%
Top Plus	20,696	$12.985241	$268,747	0.90%	17.16%	0.00%
Investar Vision & Top Spectrum	6,383	$14.406341	$91,954	1.40%	16.58%	0.00%
Top Explorer	43,658	$12.722318	$555,435	1.30%	16.70%	0.00%
Oncore & Firstar Oncore Flex	23,707	$14.311919	$339,290	1.50%	16.47%	0.00%
Oncore & Firstar Oncore Value	183,977	$14.889703	$2,739,361	0.90%	17.16%	0.00%
Oncore & Firstar Oncore Premier	428,808	$14.406341	$6,177,548	1.40%	16.58%	0.00%
Oncore & Firstar Oncore Xtra	513,308	$14.406341	$7,394,885	1.40%	16.58%	0.00%
Oncore & Firstar Oncore Lite	156,244	$14.406341	$2,250,910	1.40%	16.58%	0.00%

	1,434,165		$20,555,687

Small/Mid Cap Value Subaccount
2008
Top Tradition	514	$9.642315	$4,959	1.10%	–45.16%	0.00%
Top Plus	163	$9.819143	$1,605	0.90%	–45.05%	0.00%
Top Spectrum	394	$8.213257	$3,235	1.40%	–45.32%	0.00%
Top Explorer	659	$9.468999	$6,241	1.30%	–45.26%	0.00%
Oncore Flex	2,396	$8.127264	$19,477	1.50%	–45.37%	0.00%
Oncore Value	1,531	$8.658751	$13,259	0.90%	–45.05%	0.00%
Oncore Premier	18,522	$8.213257	$152,114	1.40%	–45.32%	0.00%
Oncore Xtra	25,405	$8.213257	$208,660	1.40%	–45.32%	0.00%

	49,584		$409,550

2007
Top Tradition	2,401	$17.581190	$42,211	1.10%	–1.80%	0.02%
Top Plus	163	$17.867960	$2,920	0.90%	–1.61%	0.01%
Top Spectrum	692	$15.020239	$10,393	1.40%	–2.10%	0.02%
Top Explorer	918	$17.299511	$15,879	1.30%	–2.00%	0.02%
Oncore Flex	3,299	$14.877732	$49,080	1.50%	–2.19%	0.02%
Oncore & Firstar Oncore Value	1,575	$15.756382	$24,812	0.90%	–1.61%	0.01%
Oncore & Firstar Oncore Premier	25,270	$15.020239	$379,574	1.40%	–2.10%	0.02%
Oncore & Firstar Oncore Xtra	27,204	$15.020239	$408,607	1.40%	–2.10%	0.02%

	61,522		$933,476

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Wells Fargo Advantage Variable Trust Funds (note 4): (continued)
Small/Mid Cap Value Subaccount (continued)

2006
Top Tradition	4,439	$17.904314	$79,479	1.10%	14.47%	0.00%
Top Plus	4,561	$18.160118	$82,837	0.90%	14.69%	0.00%
Top Spectrum	769	$15.341971	$11,799	1.40%	14.13%	0.00%
Top Explorer	1,858	$17.652508	$32,797	1.30%	14.24%	0.00%
Oncore & Firstar Oncore Flex	4,771	$15.211488	$72,568	1.50%	14.02%	0.00%
Oncore & Firstar Oncore Value	5,515	$16.014007	$88,317	0.90%	14.69%	0.00%
Oncore & Firstar Oncore Premier	37,401	$15.341971	$573,813	1.40%	14.13%	0.00%
Oncore & Firstar Oncore Xtra	33,059	$15.341971	$507,186	1.40%	14.13%	0.00%

	92,373		$1,448,796

2005
Top I	616	$15.641554	$9,637	1.10%	15.24%	0.36%
Top Tradition	5,635	$15.641554	$88,136	1.10%	15.24%	0.36%
Top Plus	5,600	$15.833700	$88,665	0.90%	15.47%	0.36%
Top Spectrum	2,057	$13.442715	$27,646	1.40%	14.90%	0.00%
Top Explorer	2,976	$15.451988	$45,980	1.30%	15.01%	0.37%
Oncore & Firstar Oncore Flex	2,985	$13.341494	$39,819	1.50%	14.78%	0.77%
Oncore & Firstar Oncore Value	7,453	$13.962519	$104,059	0.90%	15.47%	0.42%
Oncore & Firstar Oncore Premier	48,531	$13.442715	$652,394	1.40%	14.90%	0.37%
Oncore & Firstar Oncore Xtra	39,288	$13.442715	$528,158	1.40%	14.90%	0.37%

	115,141		$1,584,494

2004
Top I	617	$13.573321	$8,368	1.10%	15.49%	0.00%
Top Tradition	5,182	$13.573321	$70,343	1.10%	15.49%	0.00%
Top Plus	5,600	$13.712955	$76,789	0.90%	15.72%	0.00%
Top Explorer	3,320	$13.435239	$44,609	1.30%	15.26%	0.00%
Oncore & Firstar Oncore Flex	9,933	$11.623051	$115,448	1.50%	15.04%	0.00%
Oncore & Firstar Oncore Value	6,857	$12.092388	$82,920	0.90%	15.72%	0.00%
Oncore & Firstar Oncore Premier	50,453	$11.699730	$590,289	1.40%	15.15%	0.00%
Oncore & Firstar Oncore Xtra	38,234	$11.699730	$447,330	1.40%	15.15%	0.00%

	120,196		$1,436,096

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Wells Fargo Advantage Variable Trust Funds (note 4): (continued)

Discovery Subaccount
2008
Top I	642	$5.894067	$3,784	1.10%	–44.97%	0.00%
Top Tradition	25,989	$5.894067	$153,182	1.10%	–44.97%	0.00%
Top Plus	5,404	$6.002233	$32,436	0.90%	–44.86%	0.00%
Investar Vision	1,106	$9.589426	$10,605	1.40%	–45.13%	0.00%
Top Explorer	15,364	$5.788054	$88,929	1.30%	–45.07%	0.00%
Oncore Flex	6,088	$9.488959	$57,770	1.50%	–45.18%	0.00%
Oncore Value	44,834	$10.109630	$453,255	0.90%	–44.86%	0.00%
Oncore Premier	214,932	$9.589426	$2,061,069	1.40%	–45.13%	0.00%
Oncore Xtra	154,898	$9.589426	$1,485,384	1.40%	–45.13%	0.00%
Oncore Lite	16,346	$9.589426	$156,748	1.40%	–45.13%	0.00%

	485,603		$4,503,162

2007
Top I	1,113	$10.709749	$11,919	1.10%	20.99%	0.00%
Top Tradition	34,118	$10.709749	$365,395	1.10%	20.99%	0.00%
Top Plus	5,416	$10.884577	$58,954	0.90%	21.23%	0.00%
Investar Vision & Top Spectrum	2,541	$17.476395	$44,414	1.40%	20.63%	0.00%
Top Explorer	20,070	$10.538047	$211,496	1.30%	20.75%	0.00%
Oncore & Firstar Oncore Flex	7,079	$17.310454	$122,549	1.50%	20.51%	0.00%
Oncore & Firstar Oncore Value	65,015	$18.332983	$1,191,925	0.90%	21.23%	0.00%
Oncore & Firstar Oncore Premier	269,402	$17.476395	$4,708,174	1.40%	20.63%	0.00%
Oncore & Firstar Oncore Xtra	235,891	$17.476395	$4,122,516	1.40%	20.63%	0.00%
Oncore & Firstar Oncore Lite	17,645	$17.476395	$308,364	1.40%	20.63%	0.00%

	658,290		$11,145,706

2006
Top I	2,230	$8.852076	$19,741	1.10%	13.40%	0.00%
Top Tradition	87,808	$8.852076	$777,279	1.10%	13.40%	0.00%
Top Plus	11,293	$8.978672	$101,400	0.90%	13.62%	0.00%
Investar Vision & Top Spectrum	3,222	$14.488069	$46,676	1.40%	13.07%	0.00%
Top Explorer	55,271	$8.727454	$482,373	1.30%	13.18%	0.00%
Oncore & Firstar Oncore Flex	12,397	$14.364727	$178,084	1.50%	12.95%	0.00%
Oncore & Firstar Oncore Value	103,607	$15.122863	$1,566,830	0.90%	13.62%	0.00%
Oncore & Firstar Oncore Premier	487,060	$14.488069	$7,056,575	1.40%	13.07%	0.00%
Oncore & Firstar Oncore Xtra	345,829	$14.488069	$5,010,395	1.40%	13.07%	0.00%
Oncore & Firstar Oncore Lite	22,948	$14.488069	$332,468	1.40%	13.07%	0.00%

	1,131,665		$15,571,821

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Wells Fargo Advantage Variable Trust Funds (note 4): (continued)
Discovery Subaccount (continued)
2005
Top I	2,472	$7.806074	$19,297	1.10%	14.91%	0.00%	4/8/05
Top Tradition	93,265	$7.806074	$728,035	1.10%	14.91%	0.00%	4/8/05
Top Plus	11,311	$7.902076	$89,378	0.90%	15.08%	0.00%	4/8/05
Investar Vision & Top Spectrum	5,091	$12.813905	$65,238	1.40%	14.67%	0.00%	4/8/05
Top Explorer	69,987	$7.711352	$539,698	1.30%	14.75%	0.00%	4/8/05
Oncore & Firstar Oncore Flex	15,286	$12.717314	$194,393	1.50%	14.58%	0.00%	4/8/05
Oncore & Firstar Oncore Value	198,475	$13.309549	$2,641,610	0.90%	15.08%	0.00%	4/8/05
Oncore & Firstar Oncore Premier	667,544	$12.813905	$8,553,847	1.40%	14.67%	0.00%	4/8/05
Oncore & Firstar Oncore Xtra	412,846	$12.813905	$5,290,164	1.40%	14.67%	0.00%	4/8/05
Oncore & Firstar Oncore Lite	26,572	$12.813905	$340,489	1.40%	14.67%	0.00%	4/8/05

	1,502,849		$18,462,149

Strong Variable Insurance Funds, Inc. (note 4):
Mid-Cap Growth II Subaccount
2004
Top I	2,702	$7.200348	$19,454	1.10%	17.86%	0.00%
Top Tradition	114,311	$7.200348	$823,079	1.10%	17.86%	0.00%
Top Plus	13,515	$7.274512	$98,313	0.90%	18.09%	0.00%
Investar Vision & Top Spectrum	9,754	$11.854554	$115,629	1.40%	17.51%	0.00%
Top Explorer	86,079	$7.127003	$613,486	1.30%	17.62%	0.00%
Oncore & Firstar Oncore Flex	21,336	$11.776774	$251,275	1.50%	17.39%	0.00%
Oncore & Firstar Oncore Value	238,314	$12.252554	$2,919,953	0.90%	18.09%	0.00%
Oncore & Firstar Oncore Premier	803,840	$11.854554	$9,529,168	1.40%	17.51%	0.00%
Oncore & Firstar Oncore Xtra	484,841	$11.854554	$5,747,576	1.40%	17.51%	0.00%
Oncore & Firstar Oncore Lite	70,268	$11.854554	$832,997	1.40%	17.51%	0.00%

	1,844,960		$20,950,930

Van Kampen Universal Institutional Funds — Class I:
Core Plus Fixed Income Subaccount
2008
Oncore Flex	1,793	$12.894975	$23,120	1.50%	-11.54%	3.93%
Oncore Value	23,680	$13.737788	$325,305	0.90%	-11.01%	3.65%
Oncore Premier	137,092	$13.031396	$1,786,510	1.40%	-11.45%	4.91%
Oncore Xtra	106,389	$13.031396	$1,386,398	1.40%	-11.45%	4.91%

	268,954		$3,521,333

2007
Oncore Flex	10,079	$14.576485	$146,922	1.50%	3.89%	3.70%
Oncore & Firstar Oncore Value	20,683	$15.437100	$319,289	0.90%	4.51%	3.32%
Oncore & Firstar Oncore Premier	123,199	$14.716140	$1,813,013	1.40%	3.99%	3.45%
Oncore & Firstar Oncore Xtra	79,677	$14.716140	$1,172,533	1.40%	3.99%	3.45%

	233,638		$3,451,757

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Van Kampen Universal Institutional Funds — Class I: (continued)
Core Plus Fixed Income Subaccount (continued)
2006
Oncore Flex	8,998	$14.031191	$126,254	1.50%	2.20%	4.00%
Oncore & Firstar Oncore Value	17,925	$14.771299	$264,778	0.90%	2.81%	3.91%
Oncore & Firstar Oncore Premier	115,939	$14.151586	$1,640,718	1.40%	2.30%	3.94%
Oncore & Firstar Oncore Xtra	57,050	$14.151586	$807,347	1.40%	2.30%	3.94%

	199,912		$2,839,097

2005
Oncore Flex	8,349	$13.728861	$114,626	1.50%	2.68%	2.37%
Oncore & Firstar Oncore Value	29,160	$14.367804	$418,971	0.90%	3.29%	3.20%
Oncore & Firstar Oncore Premier	150,167	$13.833055	$2,077,274	1.40%	2.78%	3.54%
Oncore & Firstar Oncore Xtra	60,855	$13.833055	$841,801	1.40%	2.78%	3.54%

	248,531		$3,452,672

2004
Oncore Flex	22,850	$13.370815	$305,526	1.50%	2.82%	3.77%
Oncore & Firstar Oncore Value	29,175	$13.910580	$405,846	0.90%	3.43%	3.83%
Oncore & Firstar Oncore Premier	225,980	$13.459054	$3,041,468	1.40%	2.92%	3.81%
Oncore & Firstar Oncore Xtra	52,236	$13.459054	$703,047	1.40%	2.92%	3.81%

	330,241		$4,455,887

U.S. Real Estate Subaccount
2008
Top I	1,239	$20.216808	$25,047	1.10%	–38.57%	3.32%
Top Tradition	30,551	$20.216808	$617,653	1.10%	–38.57%	3.19%
Top Plus	6,998	$20.587464	$144,067	0.90%	–38.45%	3.41%
Investar Vision & Top Spectrum	1,287	$16.853900	$21,698	1.40%	–38.76%	3.21%
Top Explorer	13,082	$19.853555	$259,730	1.30%	–38.70%	3.31%
Oncore Flex	5,482	$16.677517	$91,425	1.50%	–38.82%	3.36%
Oncore Value	37,771	$17.767851	$671,102	0.90%	–38.45%	3.48%
Oncore Premier	63,467	$16.853900	$1,069,672	1.40%	–38.76%	3.35%
Oncore Xtra	131,182	$16.853900	$2,210,922	1.40%	–38.76%	3.35%

	291,059		$5,111,316

2007
Top I	1,405	$32.912740	$46,257	1.10%	–17.98%	0.67%
Top Tradition	41,164	$32.912740	$1,354,832	1.10%	–17.98%	1.21%
Top Plus	9,495	$33.449263	$317,587	0.90%	–17.81%	1.35%
Investar Vision & Top Spectrum	1,695	$27.520070	$46,637	1.40%	–18.22%	1.06%
Top Explorer	19,495	$32.385796	$631,362	1.30%	–18.14%	1.09%
Oncore & Firstar Oncore Flex	6,624	$27.259129	$180,558	1.50%	–18.30%	1.29%
Oncore & Firstar Oncore Value	51,959	$28.868135	$1,499,964	0.90%	–17.81%	1.14%
Oncore & Firstar Oncore Premier	89,112	$27.520070	$2,452,351	1.40%	–18.22%	1.05%
Oncore & Firstar Oncore Xtra	196,903	$27.520070	$5,418,790	1.40%	–18.22%	1.05%

	417,852		$11,948,338

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Van Kampen Universal Institutional Funds — Class I: (continued)
U.S. Real Estate Subaccount (continued)

2006
Top I	3,701	$40.127029	$148,492	1.10%	36.55%	0.79%
Top Tradition	55,869	$40.127029	$2,241,851	1.10%	36.55%	1.12%
Top Plus	21,274	$40.699934	$865,841	0.90%	36.82%	1.10%
Investar Vision & Top Spectrum	6,690	$33.652510	$225,142	1.40%	36.15%	1.27%
Top Explorer	25,498	$39.563131	$1,008,772	1.30%	36.28%	1.12%
Oncore & Firstar Oncore Flex	7,278	$33.366495	$242,845	1.50%	36.01%	1.16%
Oncore & Firstar Oncore Value	64,971	$35.125765	$2,282,162	0.90%	36.82%	1.08%
Oncore & Firstar Oncore Premier	112,572	$33.652510	$3,788,352	1.40%	36.15%	1.08%
Oncore & Firstar Oncore Xtra	266,316	$33.652510	$8,962,185	1.40%	36.15%	1.08%

	564,169		$19,765,642

2005
Top I	2,072	$29.386693	$60,886	1.10%	15.78%	0.79%
Top Tradition	47,166	$29.386693	$1,386,054	1.10%	15.78%	1.17%
Top Plus	21,233	$29.747497	$631,626	0.90%	16.01%	1.16%
Investar Vision & Top Spectrum	3,390	$24.717979	$83,784	1.40%	15.44%	1.19%
Top Explorer	23,831	$29.030792	$691,839	1.30%	15.55%	1.17%
Oncore & Firstar Oncore Flex	7,392	$24.531963	$181,331	1.50%	15.33%	0.96%
Oncore & Firstar Oncore Value	65,805	$25.673351	$1,689,442	0.90%	16.01%	1.18%
Oncore & Firstar Oncore Premier	121,775	$24.717979	$3,010,034	1.40%	15.44%	1.19%
Oncore & Firstar Oncore Xtra	232,734	$24.717979	$5,752,735	1.40%	15.44%	1.19%

	525,398		$13,487,731

2004
Top I	7,435	$25.381114	$188,715	1.10%	34.91%	1.15%
Top Tradition	33,230	$25.381114	$843,421	1.10%	34.91%	1.56%
Top Plus	14,291	$25.642046	$366,459	0.90%	35.18%	1.56%
Investar Vision & Top Spectrum	5,660	$21.411919	$121,195	1.40%	34.51%	1.60%
Top Explorer	20,125	$25.123131	$505,595	1.30%	34.64%	1.45%
Oncore & Firstar Oncore Flex	5,499	$21.271668	$116,963	1.50%	34.37%	1.73%
Oncore & Firstar Oncore Value	46,568	$22.130175	$1,030,562	0.90%	35.18%	1.70%
Oncore & Firstar Oncore Premier	105,473	$21.411919	$2,258,371	1.40%	34.51%	1.60%
Oncore & Firstar Oncore Xtra	186,966	$21.411919	$4,003,292	1.40%	34.51%	1.60%

	425,247		$9,434,573

Value Subaccount
2008
Oncore Value	2,174	$9.465518	$20,578	0.90%	–36.43%	3.75%
Oncore Premier	587	$8.978690	$5,273	1.40%	–36.74%	4.27%

	2,761		$25,851

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Van Kampen Universal Institutional Funds — Class I: (continued)
Value Subaccount (continued)

2007
Oncore Value	3,033	$14.889586	$45,164	0.90%	–3.94%	1.73%
Oncore & Firstar Oncore Premier	9,529	$14.194205	$135,243	1.40%	–4.41%	1.73%
Oncore Xtra	3,037	$14.194205	$43,112	1.40%	–4.41%	1.73%

	15,599		$223,519

2006
Oncore Flex	2,071	$14.723179	$30,495	1.50%	15.17%	1.74%
Oncore Value	4,706	$15.499710	$72,943	0.90%	15.85%	1.63%
Oncore & Firstar Oncore Premier	35,333	$14.849503	$524,680	1.40%	15.28%	1.75%
Oncore Xtra	8,583	$14.849503	$127,446	1.40%	15.28%	1.75%

	50,693		$755,564

2005
Oncore Flex	2,090	$12.784100	$26,717	1.50%	3.02%	1.32%
Oncore Value	7,853	$13.379018	$105,064	0.90%	3.63%	1.36%
Oncore & Firstar Oncore Premier	43,346	$12.881115	$558,345	1.40%	3.12%	1.43%
Oncore Xtra	9,122	$12.881115	$117,511	1.40%	3.12%	1.43%

	62,411		$807,637

2004
Oncore Flex	2,151	$12.409098	$26,694	1.50%	16.09%	1.07%
Oncore Value	9,265	$12.910013	$119,605	0.90%	16.78%	1.19%
Oncore & Firstar Oncore Premier	67,253	$12.490986	$840,064	1.40%	16.20%	0.98%
Oncore Xtra	9,929	$12.490986	$124,018	1.40%	16.20%	0.98%

	88,598		$1,110,381

Emerging Markets Debt Subaccount
2008
Oncore Premier	345	$16.066179	$5,546	1.40%	–16.15%	8.43%
2007
Oncore & Firstar Oncore Premier	3,141	$19.161597	$60,189	1.40%	5.05%	7.46%
2006
Oncore & Firstar Oncore Premier	6,672	$18.239902	$121,684	1.40%	9.28%	8.89%
Oncore Xtra	1,207	$18.239902	$22,024	1.40%	9.28%	8.89%

	7,879		$143,708

2005
Oncore & Firstar Oncore Value	1,839	$17.336039	$31,873	0.90%	11.25%	8.20%
Oncore & Firstar Oncore Premier	9,624	$16.690775	$160,631	1.40%	10.71%	7.75%
Oncore Xtra	1,308	$16.690775	$21,843	1.40%	10.71%	7.75%

	12,771		$214,347

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Van Kampen Universal Institutional Funds — Class I: (continued)
Emerging Markets Debt Subaccount (continued)

2004
Oncore & Firstar Oncore Value	2,238	$15.582645	$34,870	0.90%	9.08%	10.57%
Oncore & Firstar Oncore Premier	9,807	$15.076787	$147,857	1.40%	8.54%	6.88%
Oncore Xtra	1,317	$15.076787	$19,863	1.40%	8.54%	6.88%

	13,362		$202,590

Goldman Sachs Variable Insurance Trust — Institutional Shares:
Growth and Income Subaccount
2008
Top I	334	$9.123114	$3,046	1.10%	–35.24%	0.51%
Top Tradition	37,816	$9.123114	$345,002	1.10%	–35.24%	1.90%
Top Plus	20,420	$9.290355	$189,713	0.90%	–35.11%	2.02%
Investar Vision & Top Spectrum	6,457	$7.779764	$50,233	1.40%	–35.43%	1.96%
Top Explorer	37,228	$8.959154	$333,529	1.30%	–35.37%	1.76%
Oncore Flex	258,970	$7.698328	$1,993,639	1.50%	–35.49%	2.02%
Oncore Value	5,153,197	$8.201619	$42,264,560	0.90%	–35.11%	2.12%
Oncore Premier	4,931,889	$7.779764	$38,368,925	1.40%	–35.43%	2.16%
Oncore Xtra	4,683,334	$7.779764	$36,435,235	1.40%	–35.43%	2.16%
Oncore Lite	13,976,455	$7.779764	$108,733,521	1.40%	–35.43%	2.16%
Oncore Ultra	860,525	$7.779764	$6,694,679	1.40%	–35.43%	2.16%
Oncore Wrap	5,536	$6.841459	$37,874	0.65%	–34.95%	2.14%

	29,972,161		$235,449,956

2007
Top I	1,522	$14.087007	$21,445	1.10%	0.38%	1.79%
Top Tradition	41,159	$14.087007	$579,804	1.10%	0.38%	1.76%
Top Plus	22,580	$14.316704	$323,269	0.90%	0.58%	1.79%
Investar Vision & Top Spectrum	7,980	$12.048574	$96,145	1.40%	0.08%	1.63%
Top Explorer	62,390	$13.861314	$864,802	1.30%	0.18%	1.86%
Oncore & Firstar Oncore Flex	223,325	$11.934256	$2,665,217	1.50%	–0.01%	2.81%
Oncore & Firstar Oncore Value	4,209,652	$12.638935	$53,205,512	0.90%	0.58%	2.46%
Oncore & Firstar Oncore Premier	4,226,601	$12.048574	$50,924,533	1.40%	0.08%	2.41%
Oncore & Firstar Oncore Xtra	4,042,739	$12.048574	$48,709,241	1.40%	0.08%	2.41%
Oncore & Firstar Oncore Lite	10,894,318	$12.048574	$131,260,996	1.40%	0.08%	2.41%
Oncore Ultra	653,112	$12.048574	$7,869,071	1.40%	0.08%	2.41%
Oncore Wrap	5,603	$10.516648	$58,922	0.65%	0.83%	3.86%

	24,390,981		$296,578,957

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Goldman Sachs Variable Insurance Trust — Institutional Shares: (continued)
Growth and Income Subaccount (continued)
2006
Top I	1,532	$14.033192	$21,493	1.10%	21.30%	1.24%
Top Tradition	41,091	$14.033192	$576,640	1.10%	21.30%	2.00%
Top Plus	16,084	$14.233629	$228,927	0.90%	21.54%	2.56%
Investar Vision & Top Spectrum	9,002	$12.038372	$108,372	1.40%	20.94%	1.49%
Top Explorer	42,734	$13.835818	$591,254	1.30%	21.06%	2.01%
Oncore & Firstar Oncore Flex	53,116	$11.935977	$633,986	1.50%	20.82%	2.59%
Oncore & Firstar Oncore Value	1,957,580	$12.565600	$24,598,171	0.90%	21.54%	2.31%
Oncore & Firstar Oncore Premier	2,627,414	$12.038372	$31,629,793	1.40%	20.94%	2.28%
Oncore & Firstar Oncore Xtra	2,336,040	$12.038372	$28,122,121	1.40%	20.94%	2.28%
Oncore & Firstar Oncore Lite	4,505,669	$12.038372	$54,240,924	1.40%	20.94%	2.28%
Oncore Ultra	130,012	$12.038372	$1,565,133	1.40%	10.60%	2.28%	8/7/06

	11,720,274		$142,316,814

2005
Top I	2,285	$11.568970	$26,440	1.10%	2.80%	1.46%
Top Tradition	30,489	$11.568970	$352,722	1.10%	2.80%	1.96%
Top Plus	6,965	$11.711069	$81,563	0.90%	3.00%	2.13%
Investar Vision & Top Spectrum	14,087	$9.953801	$140,217	1.40%	2.50%	2.29%
Top Explorer	39,972	$11.428733	$456,830	1.30%	2.60%	1.77%
Oncore & Firstar Oncore Flex	33,261	$9.878831	$328,581	1.50%	2.40%	1.70%
Oncore & Firstar Oncore Value	1,006,064	$10.338651	$10,401,340	0.90%	3.00%	2.64%
Oncore & Firstar Oncore Premier	1,611,015	$9.953801	$16,035,723	1.40%	2.50%	2.29%
Oncore & Firstar Oncore Xtra	1,431,110	$9.953801	$14,244,987	1.40%	2.50%	2.29%
Oncore & Firstar Oncore Lite	2,219,378	$9.953801	$22,091,250	1.40%	2.50%	2.29%

	6,394,626		$64,159,653

2004
Top I	5,276	$11.253743	$59,379	1.10%	17.50%	2.46%
Top Tradition	24,067	$11.253743	$270,844	1.10%	17.50%	2.11%
Top Plus	5,020	$11.369495	$57,075	0.90%	17.74%	1.90%
Investar Vision & Top Spectrum	15,520	$9.711236	$150,722	1.40%	17.15%	2.46%
Top Explorer	24,222	$11.139244	$269,815	1.30%	17.27%	1.84%
Oncore & Firstar Oncore Flex	31,595	$9.647559	$304,818	1.50%	17.04%	1.88%
Oncore & Firstar Oncore Value	266,214	$10.037103	$2,672,022	0.90%	17.74%	2.84%
Oncore & Firstar Oncore Premier	738,836	$9.711236	$7,174,996	1.40%	17.15%	2.46%
Oncore & Firstar Oncore Xtra	723,459	$9.711236	$7,025,682	1.40%	17.15%	2.46%
Oncore & Firstar Oncore Lite	675,997	$9.711236	$6,564,765	1.40%	17.15%	2.46%

	2,510,206		$24,550,118

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Goldman Sachs Variable Insurance Trust — Institutional Shares (continued)

Structured U.S. Equity Subaccount
2008
Top Tradition	15,915	$6.824445	$108,611	1.10%	–37.69%	1.65%
Top Plus	1,326	$6.949578	$9,212	0.90%	–37.56%	1.31%
Investar Vision	1,993	$7.593883	$15,137	1.40%	–37.87%	1.60%
Top Explorer	6,087	$6.701796	$40,794	1.30%	–37.81%	1.53%
Oncore Flex	138,486	$7.514377	$1,040,635	1.50%	–37.94%	1.66%
Oncore Value	639,697	$8.005671	$5,121,205	0.90%	–37.56%	1.49%
Oncore Premier	1,045,961	$7.593883	$7,942,907	1.40%	–37.87%	1.52%
Oncore Xtra	811,563	$7.593883	$6,162,915	1.40%	–37.87%	1.52%
Oncore Lite	1,413,633	$7.593883	$10,734,962	1.40%	–37.87%	1.52%
Oncore Ultra	466	$7.593883	$3,537	1.40%	–37.87%	1.52%

	4,075,127		$31,179,915

2007
Top Tradition	16,448	$10.952152	$180,145	1.10%	–2.70%	1.05%
Top Plus	1,875	$11.130762	$20,868	0.90%	–2.51%	1.07%
Investar Vision	2,032	$12.223335	$24,840	1.40%	–2.99%	1.09%
Top Explorer	6,859	$10.776696	$73,915	1.30%	–2.90%	0.98%
Oncore & Firstar Oncore Flex	126,227	$12.107356	$1,528,273	1.50%	–3.09%	1.86%
Oncore & Firstar Oncore Value	731,330	$12.822248	$9,377,299	0.90%	–2.51%	0.92%
Oncore & Firstar Oncore Premier	1,183,054	$12.223335	$14,460,866	1.40%	–2.99%	0.97%
Oncore & Firstar Oncore Xtra	936,886	$12.223335	$11,451,866	1.40%	–2.99%	0.97%
Oncore & Firstar Oncore Lite	1,539,383	$12.223335	$18,816,393	1.40%	–2.99%	0.97%
Oncore Ultra	1,994	$12.223335	$24,379	1.40%	–2.99%	0.97%

	4,546,088		$55,958,844

2006
Top Tradition	16,827	$11.256540	$189,418	1.10%	11.67%	1.12%
Top Plus	1,875	$11.417334	$21,405	0.90%	11.89%	1.03%
Investar Vision	1,899	$12.600550	$23,934	1.40%	11.34%	1.21%
Top Explorer	7,851	$11.098233	$87,133	1.30%	11.45%	0.90%
Oncore & Firstar Oncore Flex	30,092	$12.493365	$375,946	1.50%	11.23%	1.15%
Oncore & Firstar Oncore Value	925,628	$13.152376	$12,174,203	0.90%	11.89%	1.27%
Oncore & Firstar Oncore Premier	1,364,557	$12.600550	$17,194,178	1.40%	11.34%	1.20%
Oncore & Firstar Oncore Xtra	1,032,253	$12.600550	$13,006,955	1.40%	11.34%	1.20%
Oncore & Firstar Oncore Lite	1,764,736	$12.600550	$22,236,639	1.40%	11.34%	1.20%
Oncore Ultra	887	$12.600550	$11,179	1.40%	8.47%	1.20%	8/7/06

	5,146,605		$65,320,990

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Goldman Sachs Variable Insurance Trust — Institutional Shares (continued)
Structured U.S. Equity Subaccount (continued)
2005
Top Tradition	17,758	$10.080590	$179,009	1.10%	5.36%	0.70%
Top Plus	3,357	$10.204411	$34,253	0.90%	5.56%	0.73%
Investar Vision & Top Spectrum	1,462	$11.317571	$16,551	1.40%	5.04%	1.08%
Top Explorer	13,197	$9.958408	$131,423	1.30%	5.15%	0.83%
Oncore & Firstar Oncore Flex	26,434	$11.232325	$296,919	1.50%	4.94%	0.83%
Oncore & Firstar Oncore Value	593,339	$11.755126	$6,974,771	0.90%	5.56%	1.26%
Oncore & Firstar Oncore Premier	1,100,532	$11.317571	$12,455,351	1.40%	5.04%	1.08%
Oncore & Firstar Oncore Xtra	808,383	$11.317571	$9,148,934	1.40%	5.04%	1.08%
Oncore & Firstar Oncore Lite	1,186,712	$11.317571	$13,430,692	1.40%	5.04%	1.08%

	3,751,174		$42,667,903

2004
Top I	1,395	$9.568193	$13,347	1.10%	13.69%	0.93%
Top Tradition	21,559	$9.568193	$206,284	1.10%	13.69%	1.24%
Top Plus	4,797	$9.666608	$46,371	0.90%	13.91%	1.13%
Top Spectrum	6	$10.774073	$68	1.40%	13.35%	1.21%
Top Explorer	14,453	$9.470844	$136,880	1.30%	13.46%	0.93%
Oncore & Firstar Oncore Flex	25,784	$10.703431	$275,980	1.50%	13.24%	0.99%
Oncore & Firstar Oncore Value	143,000	$11.135594	$1,592,385	0.90%	13.91%	1.12%
Oncore & Firstar Oncore Premier	522,966	$10.774073	$5,634,477	1.40%	13.35%	1.21%
Oncore & Firstar Oncore Xtra	420,443	$10.774073	$4,529,880	1.40%	13.35%	1.21%
Oncore & Firstar Oncore Lite	256,285	$10.774073	$2,761,233	1.40%	13.35%	1.21%

	1,410,688		$15,196,905

Capital Growth Subaccount
2008
Top Tradition	14,960	$5.837700	$87,335	1.10%	–42.39%	0.12%
Top Plus	288	$5.944758	$1,711	0.90%	–42.28%	0.11%
Investar Vision & Top Spectrum	4,687	$7.383888	$34,607	1.40%	–42.56%	0.13%
Top Explorer	20,273	$5.732724	$116,221	1.30%	–42.51%	0.13%
Oncore Flex	4,987	$7.059421	$35,206	1.50%	–42.62%	0.20%
Oncore Value	185,408	$7.521035	$1,394,460	0.90%	–42.28%	0.12%
Oncore Premier	271,677	$7.134080	$1,938,160	1.40%	–42.56%	0.12%
Oncore Xtra	313,819	$7.134080	$2,238,813	1.40%	–42.56%	0.12%
Oncore Lite	410,361	$7.134080	$2,927,548	1.40%	–42.56%	0.12%
Oncore Ultra	3,692	$7.134080	$26,340	1.40%	–42.56%	0.12%

	1,230,152		$8,800,401

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Goldman Sachs Variable Insurance Trust — Institutional Shares (continued)
Capital Growth Subaccount (continued)
2007
Top Tradition	17,018	$10.133575	$172,455	1.10%	8.93%	0.19%
Top Plus	579	$10.298874	$5,962	0.90%	9.14%	0.08%
Investar Vision & Top Spectrum	4,868	$12.855843	$62,581	1.40%	8.60%	0.15%
Top Explorer	17,860	$9.971150	$178,080	1.30%	8.71%	0.19%
Oncore Flex	4,364	$12.303117	$53,691	1.50%	8.49%	0.18%
Oncore & Firstar Oncore Value	186,546	$13.029658	$2,430,625	0.90%	9.14%	0.19%
Oncore & Firstar Oncore Premier	302,672	$12.420910	$3,759,477	1.40%	8.60%	0.18%
Oncore & Firstar Oncore Xtra	329,885	$12.420910	$4,097,472	1.40%	8.60%	0.18%
Oncore & Firstar Oncore Lite	375,637	$12.420910	$4,665,750	1.40%	8.60%	0.18%
Oncore Ultra	5,058	$12.420910	$62,819	1.40%	8.60%	0.18%

	1,244,487		$15,488,912

2006
Top Tradition	17,496	$9.303136	$162,768	1.10%	7.38%	0.13%
Top Plus	2,417	$9.436066	$22,811	0.90%	7.59%	0.12%
Investar Vision & Top Spectrum	8,736	$11.837536	$103,407	1.40%	7.06%	0.10%
Top Explorer	15,774	$9.172218	$144,686	1.30%	7.17%	0.14%
Oncore Flex	4,876	$11.339819	$55,297	1.50%	6.96%	0.10%
Oncore & Firstar Oncore Value	185,627	$11.938074	$2,216,026	0.90%	7.59%	0.13%
Oncore & Firstar Oncore Premier	360,092	$11.437055	$4,118,380	1.40%	7.06%	0.13%
Oncore & Firstar Oncore Xtra	338,667	$11.437055	$3,873,355	1.40%	7.06%	0.13%
Oncore & Firstar Oncore Lite	387,889	$11.437055	$4,436,311	1.40%	7.06%	0.13%
Oncore Ultra	3,745	$11.437055	$42,830	1.40%	10.24%	0.13%	8/7/06

	1,325,319		$15,175,871

2005
Top I	49	$8.663631	$429	1.10%	1.82%	0.15%
Top Tradition	16,732	$8.663631	$144,957	1.10%	1.82%	0.15%
Top Plus	2,973	$8.770072	$26,072	0.90%	2.03%	0.15%
Investar Vision & Top Spectrum	13,742	$11.056445	$151,942	1.40%	1.52%	0.15%
Top Explorer	11,307	$8.558562	$96,768	1.30%	1.62%	0.15%
Oncore & Firstar Oncore Flex	9,365	$10.601986	$99,285	1.50%	1.42%	0.13%
Oncore & Firstar Oncore Value	175,524	$11.095490	$1,947,523	0.90%	2.03%	0.15%
Oncore & Firstar Oncore Premier	398,513	$10.682403	$4,257,080	1.40%	1.52%	0.15%
Oncore & Firstar Oncore Xtra	352,790	$10.682403	$3,768,645	1.40%	1.52%	0.15%
Oncore & Firstar Oncore Lite	340,851	$10.682403	$3,641,113	1.40%	1.52%	0.15%

	1,321,846		$14,133,814

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Goldman Sachs Variable Insurance Trust — Institutional Shares: (continued)
Capital Growth Subaccount (continued)
2004
Top I	58	$8.508390	$495	1.10%	7.90%	0.60%
Top Tradition	17,062	$8.508390	$145,168	1.10%	7.90%	0.63%
Top Plus	2,591	$8.595928	$22,275	0.90%	8.11%	0.66%
Investar Vision & Top Spectrum	13,942	$10.890456	$151,832	1.40%	7.58%	0.55%
Top Explorer	12,326	$8.421774	$103,805	1.30%	7.68%	0.60%
Oncore & Firstar Oncore Flex	13,111	$10.453079	$137,047	1.50%	7.47%	0.72%
Oncore & Firstar Oncore Value	174,593	$10.875163	$1,898,728	0.90%	8.11%	1.21%
Oncore & Firstar Oncore Premier	416,483	$10.522029	$4,382,251	1.40%	7.58%	1.11%
Oncore & Firstar Oncore Xtra	386,602	$10.522029	$4,067,839	1.40%	7.58%	1.11%
Oncore & Firstar Oncore Lite	341,142	$10.522029	$3,589,506	1.40%	7.58%	1.11%

	1,377,910		$14,498,946

Lazard Retirement Series, Inc.:
Emerging Markets Equity Subaccount
2008
Top I	538	$19.041976	$10,240	1.10%	–49.28%	0.79%
Top Tradition	64,376	$19.041976	$1,225,851	1.10%	–49.28%	2.05%
Top Plus	13,729	$19.391114	$266,226	0.90%	–49.18%	1.84%
Investar Vision & Top Spectrum	4,803	$17.013645	$81,722	1.40%	–49.43%	1.71%
Top Explorer	65,087	$18.699770	$1,217,103	1.30%	–49.38%	2.09%
Oncore Flex	113,914	$16.854864	$1,920,004	1.50%	–49.48%	2.69%
Oncore Value	1,267,503	$17.833024	$22,603,409	0.90%	–49.18%	2.90%
Oncore Premier	1,000,988	$17.013645	$17,030,454	1.40%	–49.43%	2.58%
Oncore Xtra	1,005,237	$17.013645	$17,102,747	1.40%	–49.43%	2.58%
Oncore Lite	3,263,573	$17.013645	$55,525,279	1.40%	–49.43%	2.58%
Oncore Ultra	105,455	$17.013645	$1,794,179	1.40%	–49.43%	2.58%
Oncore Wrap	28,896	$7.370432	$212,974	0.65%	–49.06%	4.15%

	6,934,099		$118,990,188

2007
Top I	4,644	$37.545785	$174,366	1.10%	31.85%	1.41%
Top Tradition	76,326	$37.545785	$2,865,710	1.10%	31.85%	1.21%
Top Plus	23,028	$38.158022	$878,694	0.90%	32.11%	1.16%
Investar Vision & Top Spectrum	7,460	$33.646647	$250,991	1.40%	31.45%	1.12%
Top Explorer	77,112	$36.944411	$2,848,846	1.30%	31.59%	1.17%
Oncore & Firstar Oncore Flex	79,776	$33.365713	$2,661,796	1.50%	31.32%	1.61%
Oncore & Firstar Oncore Value	825,167	$35.091985	$28,956,756	0.90%	32.11%	1.51%
Oncore & Firstar Oncore Premier	824,495	$33.646647	$27,741,509	1.40%	31.45%	1.48%
Oncore & Firstar Oncore Xtra	921,207	$33.646647	$30,995,523	1.40%	31.45%	1.48%
Oncore & Firstar Oncore Lite	2,062,240	$33.646647	$69,387,461	1.40%	31.45%	1.48%
Oncore Ultra	45,990	$33.646647	$1,547,399	1.40%	31.45%	1.48%
Oncore Wrap	3,371	$14.467461	$48,776	0.65%	32.44%	1.97%

	4,950,816		$168,357,827

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Lazard Retirement Series, Inc.: (continued)
Emerging Markets Equity Subaccount (continued)
2006
Top I	2,956	$28.476888	$84,181	1.10%	28.54%	0.27%
Top Tradition	67,867	$28.476888	$1,932,630	1.10%	28.54%	0.49%
Top Plus	25,045	$28.883706	$723,384	0.90%	28.79%	0.45%
Investar Vision & Top Spectrum	8,469	$25.595623	$216,780	1.40%	28.16%	0.45%
Top Explorer	80,129	$28.076418	$2,249,734	1.30%	28.28%	0.46%
Oncore & Firstar Oncore Flex	32,365	$25.407056	$822,293	1.50%	28.03%	0.41%
Oncore & Firstar Oncore Value	440,423	$26.562868	$11,698,898	0.90%	28.79%	0.50%
Oncore & Firstar Oncore Premier	611,683	$25.595623	$15,656,441	1.40%	28.16%	0.49%
Oncore & Firstar Oncore Xtra	604,652	$25.595623	$15,476,434	1.40%	28.16%	0.49%
Oncore & Firstar Oncore Lite	905,939	$25.595623	$23,188,064	1.40%	28.16%	0.49%
Oncore Ultra	11,152	$25.595623	$285,447	1.40%	20.22%	0.49%	8/7/06

	2,790,680		$72,334,286

2005
Top I	7,746	$22.154733	$171,610	1.10%	39.25%	0.31%
Top Tradition	55,759	$22.154733	$1,235,323	1.10%	39.25%	0.35%
Top Plus	26,504	$22.426883	$594,400	0.90%	39.52%	0.37%
Investar Vision & Top Spectrum	11,475	$19.972051	$229,179	1.40%	38.84%	0.32%
Top Explorer	79,402	$21.886225	$1,737,812	1.30%	38.98%	0.32%
Oncore & Firstar Oncore Flex	35,311	$19.844405	$700,717	1.50%	38.70%	0.32%
Oncore & Firstar Oncore Value	314,166	$20.624860	$6,479,623	0.90%	39.52%	0.35%
Oncore & Firstar Oncore Premier	446,998	$19.972051	$8,927,462	1.40%	38.84%	0.32%
Oncore & Firstar Oncore Xtra	499,600	$19.972051	$9,978,043	1.40%	38.84%	0.32%
Oncore & Firstar Oncore Lite	550,527	$19.972051	$10,995,178	1.40%	38.84%	0.32%

	2,027,488		$41,049,347

2004
Top I	2,677	$15.910050	$42,589	1.10%	29.16%	0.49%
Top Tradition	32,890	$15.910050	$523,281	1.10%	29.16%	0.70%
Top Plus	17,239	$16.073745	$277,101	0.90%	29.42%	0.71%
Investar Vision & Top Spectrum	12,143	$14.384975	$174,674	1.40%	28.78%	0.78%
Top Explorer	67,157	$15.748173	$1,057,603	1.30%	28.91%	0.66%
Oncore & Firstar Oncore Flex	16,447	$14.307077	$235,307	1.50%	28.65%	0.69%
Oncore & Firstar Oncore Value	118,442	$14.782215	$1,750,831	0.90%	29.42%	0.64%
Oncore & Firstar Oncore Premier	208,062	$14.384975	$2,992,974	1.40%	28.78%	0.78%
Oncore & Firstar Oncore Xtra	184,797	$14.384975	$2,658,294	1.40%	28.78%	0.78%
Oncore & Firstar Oncore Lite	271,393	$14.384975	$3,903,978	1.40%	28.78%	0.78%

	931,247		$13,616,632

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Lazard Retirement Series, Inc.: (continued)
U.S. Small Cap Equity Subaccount
2008
Top I	288	$12.663600	$3,649	1.10%	–37.17%	0.00%
Top Tradition	32,150	$12.663600	$407,133	1.10%	–37.17%	0.00%
Top Plus	7,699	$12.895786	$99,280	0.90%	–37.04%	0.00%
Investar Vision & Top Spectrum	316	$10.867505	$3,435	1.40%	–37.36%	0.00%
Top Explorer	27,233	$12.436030	$338,675	1.30%	–37.29%	0.00%
Oncore Flex	12,244	$10.766094	$131,825	1.50%	–37.42%	0.00%
Oncore Value	182,691	$11.390934	$2,081,021	0.90%	–37.04%	0.00%
Oncore Premier	411,251	$10.867505	$4,469,272	1.40%	–37.36%	0.00%
Oncore Xtra	386,777	$10.867505	$4,203,297	1.40%	–37.36%	0.00%
Oncore Lite	751,427	$10.867505	$8,166,137	1.40%	–37.36%	0.00%
Oncore Ultra	9,890	$10.867505	$107,476	1.40%	–37.36%	0.00%

	1,821,966		$20,011,200

2007
Top I	1,128	$20.154740	$22,731	1.10%	–8.21%	0.00%
Top Tradition	44,868	$20.154740	$904,297	1.10%	–8.21%	0.00%
Top Plus	16,327	$20.483410	$334,442	0.90%	–8.03%	0.00%
Investar Vision & Top Spectrum	411	$17.347767	$7,130	1.40%	–8.49%	0.00%
Top Explorer	32,736	$19.831893	$649,223	1.30%	–8.40%	0.00%
Oncore & Firstar Oncore Flex	18,277	$17.202940	$314,419	1.50%	–8.58%	0.00%
Oncore & Firstar Oncore Value	183,452	$18.093147	$3,319,232	0.90%	–8.03%	0.00%
Oncore & Firstar Oncore Premier	473,238	$17.347767	$8,209,614	1.40%	–8.49%	0.00%
Oncore & Firstar Oncore Xtra	464,736	$17.347767	$8,062,133	1.40%	–8.49%	0.00%
Oncore & Firstar Oncore Lite	625,826	$17.347767	$10,856,679	1.40%	–8.49%	0.00%
Oncore Ultra	6,227	$17.347767	$108,021	1.40%	–8.49%	0.00%

	1,867,226		$32,787,921

2006
Top I	1,424	$21.958579	$31,267	1.10%	14.81%	0.00%
Top Tradition	54,064	$21.958579	$1,187,168	1.10%	14.81%	0.00%
Top Plus	21,869	$22.272208	$487,075	0.90%	15.04%	0.00%
Investar Vision & Top Spectrum	2,424	$18.956827	$45,957	1.40%	14.47%	0.00%
Top Explorer	40,553	$21.649823	$877,956	1.30%	14.58%	0.00%
Oncore & Firstar Oncore Flex	20,982	$18.817209	$394,824	1.50%	14.36%	0.00%
Oncore & Firstar Oncore Value	212,797	$19.673197	$4,186,390	0.90%	15.04%	0.00%
Oncore & Firstar Oncore Premier	562,916	$18.956827	$10,671,108	1.40%	14.47%	0.00%
Oncore & Firstar Oncore Xtra	585,478	$18.956827	$11,098,803	1.40%	14.47%	0.00%
Oncore & Firstar Oncore Lite	496,818	$18.956827	$9,418,102	1.40%	14.47%	0.00%
Oncore Ultra	1,819	$18.956827	$34,475	1.40%	13.55%	0.00%	8/7/06

	2,001,144		$38,433,125

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Lazard Retirement Series, Inc.: (continued)
U.S. Small Cap Equity Subaccount (continued)
2005
Top I	1,350	$19.126277	$25,820	1.10%	2.87%	0.00%
Top Tradition	68,240	$19.126277	$1,305,171	1.10%	2.87%	0.00%
Top Plus	30,037	$19.361165	$581,551	0.90%	3.07%	0.00%
Investar Vision & Top Spectrum	5,290	$16.560566	$87,613	1.40%	2.56%	0.00%
Top Explorer	54,422	$18.894531	$1,028,286	1.30%	2.66%	0.00%
Oncore & Firstar Oncore Flex	24,959	$16.454758	$410,686	1.50%	2.46%	0.00%
Oncore & Firstar Oncore Value	216,601	$17.101848	$3,704,272	0.90%	3.07%	0.00%
Oncore & Firstar Oncore Premier	709,556	$16.560566	$11,750,647	1.40%	2.56%	0.00%
Oncore & Firstar Oncore Xtra	669,899	$16.560566	$11,093,914	1.40%	2.56%	0.00%
Oncore & Firstar Oncore Lite	343,406	$16.560566	$5,687,000	1.40%	2.56%	0.00%

	2,123,760		$35,674,960

2004
Top I	2,062	$18.593323	$38,338	1.10%	13.63%	0.00%
Top Tradition	76,754	$18.593323	$1,427,113	1.10%	13.63%	0.00%
Top Plus	29,999	$18.784536	$563,525	0.90%	13.86%	0.00%
Investar Vision & Top Spectrum	4,166	$16.146731	$67,269	1.40%	13.30%	0.00%
Top Explorer	55,688	$18.404237	$1,024,903	1.30%	13.41%	0.00%
Oncore & Firstar Oncore Flex	49,757	$16.059334	$799,056	1.50%	13.19%	0.00%
Oncore & Firstar Oncore Value	229,934	$16.592504	$3,815,182	0.90%	13.86%	0.00%
Oncore & Firstar Oncore Premier	684,580	$16.146731	$11,053,703	1.40%	13.30%	0.00%
Oncore & Firstar Oncore Xtra	723,166	$16.146731	$11,676,774	1.40%	13.30%	0.00%
Oncore & Firstar Oncore Lite	303,487	$16.146731	$4,900,327	1.40%	13.30%	0.00%

	2,159,593		$35,366,190

U.S. Strategic Equity Subaccount
2008
Top Tradition	1,488	$7.470513	$11,114	1.10%	–35.99%	1.41%
Top Plus	1,805	$7.517521	$13,572	0.90%	–35.86%	0.82%
Top Explorer	1,606	$7.423922	$11,921	1.30%	–36.12%	2.57%
Oncore Value	15,207	$7.786554	$118,412	0.90%	–35.86%	0.89%
Oncore Premier	33,528	$7.646521	$256,373	1.40%	–36.18%	1.19%
Oncore Xtra	66,926	$7.646521	$511,751	1.40%	–36.18%	1.19%
Oncore Lite	59,357	$7.646521	$453,871	1.40%	–36.18%	1.19%
Oncore Ultra	4,149	$7.646521	$31,726	1.40%	–36.18%	1.19%

	184,066		$1,408,740

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Lazard Retirement Series, Inc.: (continued)
U.S. Strategic Equity Subaccount (continued)
2007
Top Tradition	939	$11.671254	$10,955	1.10%	–2.04%	1.26%
Top Explorer	318	$11.621527	$3,698	1.30%	–2.23%	1.37%
Oncore Value	8,693	$12.140826	$105,545	0.90%	–1.84%	1.61%
Oncore & Firstar Oncore Premier	28,364	$11.981882	$339,844	1.40%	–2.33%	1.48%
Oncore & Firstar Oncore Xtra	20,091	$11.981882	$240,727	1.40%	–2.33%	1.48%
Oncore Lite	45,730	$11.981882	$547,937	1.40%	–2.33%	1.48%
Oncore Ultra	3,402	$11.981882	$40,760	1.40%	–2.33%	1.48%

	107,537		$1,289,466

2006
Top Tradition	478	$11.914135	$5,692	1.10%	16.21%	0.97%
Oncore Value	2,393	$12.368823	$29,598	0.90%	16.44%	0.63%
Oncore & Firstar Oncore Premier	12,314	$12.267727	$151,066	1.40%	15.87%	0.84%
Oncore & Firstar Oncore Xtra	13,377	$12.267727	$164,106	1.40%	15.87%	0.84%
Oncore Lite	10,661	$12.267727	$130,788	1.40%	15.87%	0.84%

	39,223		$481,250

2005
Oncore Premier	1,859	$10.587937	$19,684	1.40%	5.88%	0.92%	5/2/05
Oncore Xtra	6,323	$10.587937	$66,949	1.40%	5.88%	0.92%	5/2/05
Oncore Lite	2,252	$10.587937	$23,843	1.40%	5.88%	0.92%	5/2/05

	10,434		$110,476

International Equity Subaccount
2008
Top Tradition	5,090	$8.628466	$43,919	1.10%	–37.70%	1.17%
Top Plus	8,210	$8.682752	$71,283	0.90%	–37.58%	1.46%
Top Explorer	8,728	$8.574678	$74,844	1.30%	–37.83%	1.05%
Oncore Flex	158,562	$9.334070	$1,480,027	1.50%	–37.95%	2.26%
Oncore Value	3,286,503	$9.539440	$31,351,401	0.90%	–37.58%	1.84%
Oncore Premier	2,337,349	$9.367909	$21,896,069	1.40%	–37.89%	1.88%
Oncore Xtra	2,017,440	$9.367909	$18,899,197	1.40%	–37.89%	1.88%
Oncore Lite	9,036,565	$9.367909	$84,653,716	1.40%	–37.89%	1.88%
Oncore Ultra	555,621	$9.367909	$5,205,010	1.40%	–37.89%	1.88%
Oncore Wrap	13,323	$7.245326	$96,527	0.65%	–37.42%	1.84%

	17,427,391		$163,771,993

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Lazard Retirement Series, Inc.: (continued)
International Equity Subaccount (continued)

2007
Top Tradition	7,176	$13.850956	$99,391	1.10%	9.57%	2.91%
Top Plus	7,662	$13.910386	$106,579	0.90%	9.79%	2.35%
Top Explorer	21,206	$13.791967	$292,475	1.30%	9.36%	2.78%
Oncore & Firstar Oncore Flex	43,669	$15.043229	$656,923	1.50%	9.14%	4.03%
Oncore & Firstar Oncore Value	1,544,679	$15.282850	$23,607,094	0.90%	9.79%	5.00%
Oncore & Firstar Oncore Premier	1,030,616	$15.082802	$15,544,581	1.40%	9.25%	4.90%
Oncore & Firstar Oncore Xtra	1,141,663	$15.082802	$17,219,477	1.40%	9.25%	4.90%
Oncore & Firstar Oncore Lite	3,787,712	$15.082802	$57,129,314	1.40%	9.25%	4.90%
Oncore Ultra	204,628	$15.082802	$3,086,363	1.40%	9.25%	4.90%
Oncore Wrap	4,319	$11.578624	$50,005	0.65%	10.07%	5.05%

	7,793,330		$117,792,202

2006
Top Tradition	3,043	$12.640844	$38,470	1.10%	21.20%	1.82%
Top Plus	6,646	$12.669820	$84,202	0.90%	21.44%	1.10%
Top Explorer	4,951	$12.612029	$62,440	1.30%	20.96%	0.48%
Oncore & Firstar Oncore Flex	11,708	$13.783561	$161,381	1.50%	20.72%	0.98%
Oncore & Firstar Oncore Value	137,496	$13.919887	$1,913,924	0.90%	21.44%	1.25%
Oncore & Firstar Oncore Premier	152,623	$13.806134	$2,107,141	1.40%	20.84%	1.08%
Oncore & Firstar Oncore Xtra	102,764	$13.806134	$1,418,767	1.40%	20.84%	1.08%
Oncore Lite	322,849	$13.806134	$4,457,290	1.40%	20.84%	1.08%
Oncore Ultra	5,417	$13.806134	$74,792	1.40%	12.00%	1.08%	8/7/06

	747,497		$10,318,407

2005
Top Tradition	94	$10.429757	$984	1.10%	4.30%	0.00%	11/2/05
Top Plus	2,531	$10.433037	$26,404	0.90%	4.33%	0.00%	11/2/05
Top Explorer	429	$10.426488	$4,474	1.30%	4.26%	0.00%	11/2/05
Oncore & Firstar Oncore Value	15,803	$11.462413	$181,144	0.90%	14.62%	0.70%	5/2/05
Oncore & Firstar Oncore Premier	39,721	$11.424916	$453,813	1.40%	14.25%	1.26%	5/2/05
Oncore Xtra	10,912	$11.424916	$124,673	1.40%	14.25%	1.26%	5/2/05
Oncore Lite	47,283	$11.424916	$540,191	1.40%	14.25%	1.26%	5/2/05

	116,773		$1,331,683

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

The Prudential Series Fund, Inc.:
Jennison 20/20 Focus Subaccount
2008
Top Tradition	26,507	$12.416768	$329,136	1.10%	–40.06%	0.00%
Top Plus	2,401	$12.557140	$30,147	0.90%	–39.94%	0.00%
Top Spectrum	94	$12.586082	$1,184	1.40%	–40.24%	0.00%
Top Explorer	18,138	$12.278342	$222,702	1.30%	–40.18%	0.00%
Oncore Flex	260,496	$8.998456	$2,344,064	1.50%	–40.30%	0.00%
Oncore Value	2,555,754	$9.491842	$24,258,810	0.90%	–39.94%	0.00%
Oncore Premier	2,361,657	$9.078621	$21,440,591	1.40%	–40.24%	0.00%
Oncore Xtra	1,685,212	$9.078621	$15,299,402	1.40%	–40.24%	0.00%
Oncore Lite	7,020,608	$9.078621	$63,737,442	1.40%	–40.24%	0.00%
Oncore Ultra	305,823	$9.078621	$2,776,452	1.40%	–40.24%	0.00%
Oncore Wrap	13,488	$6.894263	$92,989	0.65%	–39.79%	0.00%

	14,250,178		$130,532,919

2007
Top Tradition	24,709	$20.715979	$511,881	1.10%	8.91%	0.13%
Top Plus	1,556	$20.908461	$32,537	0.90%	9.13%	0.07%
Top Spectrum	175	$21.061139	$3,686	1.40%	8.59%	0.03%
Top Explorer	15,825	$20.525766	$324,829	1.30%	8.70%	0.13%
Oncore Flex	164,331	$15.072658	$2,476,908	1.50%	8.48%	0.21%
Oncore & Firstar Oncore Value	1,165,897	$15.804539	$18,426,468	0.90%	9.13%	0.22%
Oncore & Firstar Oncore Premier	1,484,309	$15.191887	$22,549,433	1.40%	8.59%	0.18%
Oncore & Firstar Oncore Xtra	1,030,495	$15.191887	$15,655,168	1.40%	8.59%	0.18%
Oncore & Firstar Oncore Lite	3,181,433	$15.191887	$48,331,966	1.40%	8.59%	0.18%
Oncore Ultra	105,966	$15.191887	$1,609,827	1.40%	8.59%	0.18%
Oncore Wrap	5,994	$11.450802	$68,632	0.65%	9.40%	0.19%

	7,180,690		$109,991,335

2006
Top Tradition	17,592	$19.020474	$334,604	1.10%	12.38%	0.00%
Top Plus	2,650	$19.158989	$50,766	0.90%	12.60%	0.00%
Top Spectrum	4,772	$19.395079	$92,555	1.40%	12.05%	0.00%
Top Explorer	10,286	$18.883289	$194,224	1.30%	12.16%	0.00%
Oncore & Firstar Oncore Flex	33,897	$13.894080	$470,973	1.50%	11.94%	0.00%
Oncore & Firstar Oncore Value	328,438	$14.482124	$4,756,474	0.90%	12.60%	0.00%
Oncore & Firstar Oncore Premier	852,751	$13.990120	$11,930,103	1.40%	12.05%	0.00%
Oncore & Firstar Oncore Xtra	553,562	$13.990120	$7,744,396	1.40%	12.05%	0.00%
Oncore & Firstar Oncore Lite	910,846	$13.990120	$12,742,845	1.40%	12.05%	0.00%
Oncore Ultra	3,458	$13.990120	$48,377	1.40%	11.99%	0.00%	8/7/06

	2,718,252		$38,365,317

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

The Prudential Series Fund, Inc.: (continued)
Jennison 20/20 Focus Subaccount (continued)
2005
Top Tradition	3,919	$16.925595	$66,329	1.10%	19.94%	0.00%
Top Plus	1,499	$17.015200	$25,504	0.90%	20.18%	0.00%
Top Spectrum	857	$17.310022	$14,842	1.40%	19.59%	0.00%
Top Explorer	6,174	$16.836643	$103,945	1.30%	19.71%	0.00%
Oncore & Firstar Oncore Flex	17,810	$12.412592	$221,067	1.50%	19.47%	0.00%
Oncore & Firstar Oncore Value	165,087	$12.861660	$2,123,294	0.90%	20.18%	0.00%
Oncore & Firstar Oncore Premier	501,863	$12.486109	$6,266,314	1.40%	19.59%	0.00%
Oncore & Firstar Oncore Xtra	374,772	$12.486109	$4,679,447	1.40%	19.59%	0.00%
Oncore & Firstar Oncore Lite	373,608	$12.486109	$4,664,905	1.40%	19.59%	0.00%

	1,445,589		$18,165,647

2004
Top Tradition	1,270	$14.111196	$17,926	1.10%	14.12%	0.00%
Top Spectrum	814	$14.474365	$11,780	1.40%	13.78%	0.00%
Top Explorer	1,563	$14.064683	$21,981	1.30%	13.89%	0.00%
Oncore & Firstar Oncore Flex	5,391	$10.389413	$56,013	1.50%	13.67%	0.00%
Oncore & Firstar Oncore Value	112,073	$10.701866	$1,199,391	0.90%	14.35%	0.00%
Oncore & Firstar Oncore Premier	471,111	$10.440691	$4,918,725	1.40%	13.78%	0.00%
Oncore & Firstar Oncore Xtra	366,339	$10.440691	$3,824,829	1.40%	13.78%	0.00%
Oncore & Firstar Oncore Lite	305,389	$10.440691	$3,188,473	1.40%	13.78%	0.00%

	1,263,950		$13,239,118

Jennison Subaccount
2008
Top Tradition	1,335	$10.121332	$13,508	1.10%	–38.24%	0.08%
Top Explorer	1,278	$10.008477	$12,789	1.30%	–38.36%	0.08%
Oncore Flex	4,640	$4.851161	$22,511	1.50%	–38.48%	0.07%
Oncore Value	273,902	$5.117245	$1,401,622	0.90%	–38.11%	0.07%
Oncore Premier	275,423	$4.894424	$1,348,042	1.40%	–38.42%	0.07%
Oncore Xtra	277,667	$4.894424	$1,359,018	1.40%	–38.42%	0.07%
Oncore Lite	410,273	$4.894424	$2,008,052	1.40%	–38.42%	0.07%
Oncore Ultra	11,701	$4.894424	$57,269	1.40%	–38.42%	0.07%
Oncore Wrap	96	$7.087324	$677	0.65%	–37.96%	0.00%

	1,256,315		$6,223,488

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

The Prudential Series Fund, Inc.: (continued)
Jennison Subaccount (continued)
2007
Top Tradition	520	$16.387638	$8,518	1.10%	10.33%	0.00%
Top Plus	452	$16.539895	$7,483	0.90%	10.55%	0.00%
Top Explorer	519	$16.237137	$8,431	1.30%	10.12%	0.00%
Oncore & Firstar Oncore Flex	4,680	$7.885871	$36,910	1.50%	9.90%	0.00%
Oncore & Firstar Oncore Value	257,071	$8.268942	$2,125,707	0.90%	10.55%	0.00%
Oncore & Firstar Oncore Premier	367,599	$7.948311	$2,921,776	1.40%	10.01%	0.00%
Oncore & Firstar Oncore Xtra	298,415	$7.948311	$2,371,897	1.40%	10.01%	0.00%
Oncore & Firstar Oncore Lite	493,015	$7.948311	$3,918,639	1.40%	10.01%	0.00%
Oncore Ultra	10,933	$7.948311	$86,903	1.40%	10.01%	0.00%

	1,433,204		$11,486,264

2006
Top Tradition	749	$14.852684	$11,125	1.10%	0.27%	0.00%
Top Plus	2,129	$14.960835	$31,851	0.90%	0.46%	0.00%
Top Explorer	250	$14.745520	$3,694	1.30%	0.07%	0.00%
Oncore & Firstar Oncore Flex	6,490	$7.175673	$46,572	1.50%	–0.13%	0.00%
Oncore & Firstar Oncore Value	252,293	$7.479515	$1,887,028	0.90%	0.46%	0.00%
Oncore & Firstar Oncore Premier	383,741	$7.225319	$2,772,656	1.40%	–0.03%	0.00%
Oncore & Firstar Oncore Xtra	333,935	$7.225319	$2,412,783	1.40%	–0.03%	0.00%
Oncore & Firstar Oncore Lite	319,160	$7.225319	$2,306,029	1.40%	–0.03%	0.00%
Oncore Ultra	374	$7.225319	$2,703	1.40%	11.84%	0.00%	8/7/06

	1,299,121		$9,474,441

2005
Top Tradition	2,034	$14.813275	$30,130	1.10%	12.79%	0.00%
Top Plus	2,483	$14.891678	$36,980	0.90%	13.01%	0.00%
Top Explorer	153	$14.735402	$2,259	1.30%	12.57%	0.00%
Oncore & Firstar Oncore Flex	5,577	$7.184883	$40,071	1.50%	12.34%	0.00%
Oncore & Firstar Oncore Value	144,362	$7.444939	$1,074,768	0.90%	13.01%	0.00%
Oncore & Firstar Oncore Premier	361,192	$7.227488	$2,610,514	1.40%	12.45%	0.00%
Oncore & Firstar Oncore Xtra	319,469	$7.227488	$2,308,958	1.40%	12.45%	0.00%
Oncore & Firstar Oncore Lite	226,412	$7.227488	$1,636,380	1.40%	12.45%	0.00%

	1,061,682		$7,740,060

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

The Prudential Series Fund, Inc.: (continued)
Jennison Subaccount (continued)
2004
Top Tradition	2,153	$13.133861	$28,271	1.10%	8.03%	0.05%
Top Plus	1,955	$13.177341	$25,759	0.90%	8.24%	0.08%
Top Explorer	213	$13.090566	$2,783	1.30%	7.81%	0.08%
Oncore & Firstar Oncore Flex	6,199	$6.395441	$39,648	1.50%	7.60%	0.04%
Oncore & Firstar Oncore Value	81,191	$6.587872	$534,879	0.90%	8.24%	0.04%
Oncore & Firstar Oncore Premier	392,291	$6.427045	$2,521,273	1.40%	7.71%	0.04%
Oncore & Firstar Oncore Xtra	343,789	$6.427045	$2,209,549	1.40%	7.71%	0.04%
Oncore & Firstar Oncore Lite	258,410	$6.427045	$1,660,813	1.40%	7.71%	0.04%

	1,086,201		$7,022,975

UBS Series Trust — Class I:
U.S. Allocation Subaccount
2008
Top Tradition	1,768	$9.862719	$17,441	1.10%	–36.04%	2.70%
Oncore Flex	4,184	$6.613763	$27,672	1.50%	–36.29%	3.26%
Oncore Value	41,414	$6.997612	$289,796	0.90%	–35.91%	2.74%
Oncore Premier	124,244	$6.676062	$829,466	1.40%	–36.23%	2.77%
Oncore Xtra	127,244	$6.676062	$849,488	1.40%	–36.23%	2.77%
Oncore Lite	130,621	$6.676062	$872,031	1.40%	–36.23%	2.77%

	429,475		$2,885,894

2007
Top Tradition	1,769	$15.420281	$27,276	1.10%	0.78%	2.12%
Oncore Flex	6,051	$10.381689	$62,822	1.50%	0.39%	2.17%
Oncore & Firstar Oncore Value	48,022	$10.918948	$524,352	0.90%	0.99%	1.98%
Oncore & Firstar Oncore Premier	152,434	$10.469115	$1,595,846	1.40%	0.49%	2.38%
Oncore & Firstar Oncore Xtra	149,268	$10.469115	$1,562,707	1.40%	0.49%	2.38%
Oncore Lite	141,364	$10.469115	$1,479,953	1.40%	0.49%	2.38%

	498,908		$5,252,956

2006
Top Tradition	1,909	$15.300176	$29,210	1.10%	9.79%	2.74%
Top Explorer	250	$15.189822	$3,791	1.30%	9.57%	2.32%
Oncore Flex	8,986	$10.341806	$92,937	1.50%	9.36%	2.80%
Oncore & Firstar Oncore Value	69,509	$10.812345	$751,556	0.90%	10.01%	2.62%
Oncore & Firstar Oncore Premier	227,905	$10.418568	$2,374,432	1.40%	9.47%	2.45%
Oncore & Firstar Oncore Xtra	257,696	$10.418568	$2,684,826	1.40%	9.47%	2.45%
Oncore Lite	169,197	$10.418568	$1,762,792	1.40%	9.47%	2.45%

	735,452		$7,699,544

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

UBS Series Trust — Class I: (continued)
U.S. Allocation Subaccount (continued)

2005
Top Tradition	3,290	$13.935835	$45,844	1.10%	5.44%	1.21%
Top Explorer	308	$13.862590	$4,265	1.30%	5.24%	1.17%
Oncore Flex	12,694	$9.456771	$120,045	1.50%	5.03%	1.34%
Oncore & Firstar Oncore Value	92,279	$9.828756	$906,989	0.90%	5.65%	1.35%
Oncore & Firstar Oncore Premier	269,215	$9.517604	$2,562,281	1.40%	5.13%	1.36%
Oncore & Firstar Oncore Xtra	301,996	$9.517604	$2,874,275	1.40%	5.13%	1.36%
Oncore Lite	182,675	$9.517604	$1,738,637	1.40%	5.13%	1.36%

	862,457		$8,252,336

2004
Top Tradition	3,081	$13.216506	$40,722	1.10%	9.17%	0.79%
Top Plus	1,089	$13.260274	$14,445	0.90%	9.39%	1.02%
Top Explorer	368	$13.172955	$4,842	1.30%	8.96%	0.70%
Oncore Flex	18,043	$9.004017	$162,460	1.50%	8.74%	0.71%
Oncore & Firstar Oncore Value	141,986	$9.303016	$1,320,896	0.90%	9.39%	0.73%
Oncore & Firstar Oncore Premier	299,779	$9.053038	$2,713,911	1.40%	8.85%	0.72%
Oncore & Firstar Oncore Xtra	362,102	$9.053038	$3,278,122	1.40%	8.85%	0.72%
Oncore Lite	172,629	$9.053038	$1,562,816	1.40%	8.85%	0.72%

	999,077		$9,098,214

Old Mutual Insurance Series Fund:
Technology & Communications
2007
Top I	31	$2.577072	$79	1.10%	31.88%	0.00%
Top Tradition	36,312	$2.577072	$93,579	1.10%	31.88%	0.00%
Top Plus	5,863	$2.616619	$15,341	0.90%	32.14%	0.00%
Top Spectrum	2,639	$2.519089	$6,649	1.40%	31.48%	0.00%
Top Explorer	44,196	$2.538280	$112,181	1.30%	31.61%	0.00%
Oncore Flex	11,908	$2.500055	$29,772	1.50%	31.35%	0.00%
Oncore Value	45,436	$2.616619	$118,887	0.90%	32.14%	0.00%
Oncore & Firstar Oncore Premier	236,488	$2.519089	$595,734	1.40%	31.48%	0.00%
Oncore & Firstar Oncore Xtra	199,176	$2.519089	$501,742	1.40%	31.48%	0.00%
Oncore Lite	79,629	$2.519089	$200,593	1.40%	31.48%	0.00%

	661,678		$1,674,557

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Old Mutual Insurance Series Fund: (continued)
Technology & Communications (continued)

2006
Top I	32	$1.954167	$62	1.10%	3.57%	0.00%
Top Tradition	65,552	$1.954167	$128,100	1.10%	3.57%	0.00%
Top Plus	5,905	$1.980207	$11,694	0.90%	3.77%	0.00%
Top Spectrum	3,156	$1.915891	$6,046	1.40%	3.26%	0.00%
Top Explorer	86,117	$1.928576	$166,083	1.30%	3.37%	0.00%
Oncore Flex	16,336	$1.903298	$31,093	1.50%	3.16%	0.00%
Oncore & Firstar Oncore Value	97,039	$1.980207	$192,157	0.90%	3.77%	0.00%
Oncore & Firstar Oncore Premier	382,215	$1.915891	$732,283	1.40%	3.26%	0.00%
Oncore & Firstar Oncore Xtra	446,614	$1.915891	$855,663	1.40%	3.26%	0.00%
Oncore & Firstar Oncore Lite	92,286	$1.915891	$176,810	1.40%	3.26%	0.00%

	1,195,252		$2,299,991

2005
Top I	33	$1.886830	$62	1.10%	8.72%	0.00%
Top Tradition	77,348	$1.886830	$145,942	1.10%	8.72%	0.00%
Top Plus	5,905	$1.908197	$11,269	0.90%	8.94%	0.00%
Top Spectrum	3,156	$1.855347	$5,856	1.40%	8.40%	0.00%
Top Explorer	85,963	$1.865781	$160,389	1.30%	8.51%	0.00%
Oncore Flex	17,230	$1.844968	$31,789	1.50%	8.29%	0.00%
Oncore & Firstar Oncore Value	101,242	$1.908197	$193,189	0.90%	8.94%	0.00%
Oncore & Firstar Oncore Premier	514,376	$1.855347	$954,346	1.40%	8.40%	0.00%
Oncore & Firstar Oncore Xtra	567,341	$1.855347	$1,052,615	1.40%	8.40%	0.00%
Oncore & Firstar Oncore Lite	118,032	$1.855347	$218,988	1.40%	8.40%	0.00%

	1,490,626		$2,774,445

2004
Top I	34	$1.735475	$59	1.10%	5.26%	0.00%
Top Tradition	103,858	$1.735475	$180,243	1.10%	5.26%	0.00%
Top Plus	8,853	$1.751658	$15,508	0.90%	5.47%	0.00%
Investar Vision & Top Spectrum	5,204	$1.711570	$8,906	1.40%	4.95%	0.00%
Top Explorer	110,490	$1.719496	$189,988	1.30%	5.05%	0.00%
Oncore Flex	19,306	$1.703667	$32,892	1.50%	4.85%	0.00%
Oncore & Firstar Oncore Value	116,967	$1.751658	$204,886	0.90%	5.47%	0.00%
Oncore & Firstar Oncore Premier	640,924	$1.711570	$1,096,985	1.40%	4.95%	0.00%
Oncore & Firstar Oncore Xtra	624,692	$1.711570	$1,069,204	1.40%	4.95%	0.00%
Oncore & Firstar Oncore Lite	138,992	$1.711570	$237,895	1.40%	4.95%	0.00%

	1,769,320		$3,036,566

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Fidelity Variable Insurance Products Fund — Service Class 2:
VIP Mid Cap Subaccount
2008
Top I	5,494	$14.143534	$77,703	1.10%	–40.27%	0.22%
Top Tradition	122,437	$14.143534	$1,731,687	1.10%	–40.27%	0.24%
Top Plus	47,569	$14.388551	$684,451	0.90%	–40.15%	0.25%
Investar Vision & Top Spectrum	4,740	$13.784456	$65,335	1.40%	–40.44%	0.24%
Top Explorer	109,985	$13.903122	$1,529,132	1.30%	–40.39%	0.24%
Oncore Flex	283,187	$13.667109	$3,870,353	1.50%	–40.50%	0.26%
Oncore Value	1,184,774	$14.388551	$17,047,188	0.90%	–40.15%	0.25%
Oncore Premier	2,026,707	$13.784456	$27,937,057	1.40%	–40.44%	0.24%
Oncore Xtra	1,838,677	$13.784456	$25,345,162	1.40%	–40.44%	0.24%
Oncore Lite	4,386,535	$13.784456	$60,465,999	1.40%	–40.44%	0.24%
Oncore Ultra	110,065	$13.784456	$1,517,182	1.40%	–40.44%	0.24%
Oncore Wrap	27,638	$7.124459	$196,903	0.65%	–40.00%	0.37%

	10,147,808		$140,468,152

2007
Top I	8,487	$23.677772	$200,963	1.10%	14.08%	0.49%
Top Tradition	142,016	$23.677772	$3,362,625	1.10%	14.08%	0.48%
Top Plus	66,044	$24.040022	$1,587,690	0.90%	14.30%	0.50%
Investar Vision & Top Spectrum	5,512	$23.145481	$127,567	1.40%	13.74%	0.50%
Top Explorer	125,146	$23.321564	$2,918,607	1.30%	13.85%	0.49%
Oncore & Firstar Oncore Flex	175,993	$22.971200	$4,042,765	1.50%	13.62%	0.55%
Oncore & Firstar Oncore Value	972,387	$24.040022	$23,376,199	0.90%	14.30%	0.50%
Oncore & Firstar Oncore Premier	2,159,325	$23.145481	$49,978,653	1.40%	13.74%	0.50%
Oncore & Firstar Oncore Xtra	1,983,595	$23.145481	$45,911,252	1.40%	13.74%	0.50%
Oncore & Firstar Oncore Lite	3,703,381	$23.145481	$85,716,524	1.40%	13.74%	0.50%
Oncore Ultra	83,800	$23.145481	$1,939,597	1.40%	13.74%	0.50%
Oncore Wrap	3,057	$11.873742	$36,295	0.65%	14.59%	0.44%

	9,428,743		$219,198,737

2006
Top I	8,511	$20.756062	$176,649	1.10%	11.18%	0.18%
Top Tradition	174,221	$20.756062	$3,616,149	1.10%	11.18%	0.17%
Top Plus	83,265	$21.031676	$1,751,193	0.90%	11.40%	0.18%
Investar Vision & Top Spectrum	5,564	$20.349982	$113,224	1.40%	10.86%	0.22%
Top Explorer	133,020	$20.484447	$2,724,847	1.30%	10.96%	0.18%
Oncore & Firstar Oncore Flex	67,583	$20.216775	$1,366,307	1.50%	10.75%	0.19%
Oncore & Firstar Oncore Value	844,421	$21.031676	$17,759,595	0.90%	11.40%	0.16%
Oncore & Firstar Oncore Premier	2,336,969	$20.349982	$47,557,268	1.40%	10.86%	0.15%
Oncore & Firstar Oncore Xtra	2,029,122	$20.349982	$41,292,605	1.40%	10.86%	0.15%
Oncore & Firstar Oncore Lite	2,487,471	$20.349982	$50,619,995	1.40%	10.86%	0.15%
Oncore Ultra	21,068	$20.349982	$428,741	1.40%	6.25%	0.15%	8/7/06

	8,191,215		$167,406,573

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)
VIP Mid Cap Subaccount (continued)
2005
Top I	10,004	$18.668363	$186,753	1.10%	16.74%	0.00%
Top Tradition	171,224	$18.668363	$3,196,478	1.10%	16.74%	0.00%
Top Plus	87,829	$18.878915	$1,658,125	0.90%	16.97%	0.00%
Investar Vision & Top Spectrum	9,823	$18.357292	$180,322	1.40%	16.39%	0.00%
Top Explorer	142,125	$18.460394	$2,623,693	1.30%	16.51%	0.00%
Oncore & Firstar Oncore Flex	73,719	$18.255071	$1,345,750	1.50%	16.28%	0.00%
Oncore & Firstar Oncore Value	680,743	$18.878915	$12,851,692	0.90%	16.97%	0.00%
Oncore & Firstar Oncore Premier	2,092,498	$18.357292	$38,412,599	1.40%	16.39%	0.00%
Oncore & Firstar Oncore Xtra	1,815,549	$18.357292	$33,328,559	1.40%	16.39%	0.00%
Oncore & Firstar Oncore Lite	1,402,517	$18.357292	$25,746,395	1.40%	16.39%	0.00%

	6,486,031		$119,530,366

2004
Top I	6,642	$15.992023	$106,221	1.10%	23.30%	0.00%
Top Tradition	149,737	$15.992023	$2,394,593	1.10%	23.30%	0.00%
Top Plus	102,881	$16.140487	$1,660,552	0.90%	23.54%	0.00%
Investar Vision & Top Spectrum	8,169	$15.772044	$128,838	1.40%	22.93%	0.00%
Top Explorer	124,238	$15.845027	$1,968,550	1.30%	23.05%	0.00%
Oncore & Firstar Oncore Flex	77,331	$15.699630	$1,214,062	1.50%	22.81%	0.00%
Oncore & Firstar Oncore Value	447,592	$16.140487	$7,224,357	0.90%	23.54%	0.00%
Oncore & Firstar Oncore Premier	1,608,799	$15.772044	$25,374,063	1.40%	22.93%	0.00%
Oncore & Firstar Oncore Xtra	1,516,757	$15.772044	$23,922,355	1.40%	22.93%	0.00%
Oncore & Firstar Oncore Lite	549,996	$15.772044	$8,674,559	1.40%	22.93%	0.00%

	4,592,142		$72,668,150

VIP Contrafund Subaccount
2008
Top I	6,495	$8.642925	$56,133	1.10%	–43.32%	0.70%
Top Tradition	268,258	$8.642925	$2,318,536	1.10%	–43.32%	0.77%
Top Plus	59,846	$8.792713	$526,209	0.90%	–43.20%	0.70%
Investar Vision & Top Spectrum	4,177	$8.423451	$35,184	1.40%	–43.49%	0.80%
Top Explorer	199,493	$8.495973	$1,694,887	1.30%	–43.43%	0.74%
Oncore Flex	646,526	$8.351731	$5,399,609	1.50%	–43.54%	1.13%
Oncore Value	4,544,339	$8.792713	$39,957,066	0.90%	–43.20%	0.96%
Oncore Premier	4,190,137	$8.423451	$35,295,422	1.40%	–43.49%	0.87%
Oncore Xtra	4,073,813	$8.423451	$34,315,568	1.40%	–43.49%	0.87%
Oncore Lite	10,636,072	$8.423451	$89,592,430	1.40%	–43.49%	0.87%
Oncore Ultra	306,678	$8.423451	$2,583,289	1.40%	–43.49%	0.87%
Oncore Wrap	20,531	$6.860326	$140,847	0.65%	–43.06%	0.94%

	24,956,365		$211,915,180

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)
VIP Contrafund Subaccount (continued)
2007
Top I	11,506	$15.247903	$175,436	1.10%	16.02%	0.74%
Top Tradition	282,418	$15.247903	$4,306,288	1.10%	16.02%	0.75%
Top Plus	79,190	$15.481257	$1,225,961	0.90%	16.25%	0.74%
Investar Vision & Top Spectrum	5,743	$14.905057	$85,606	1.40%	15.67%	0.43%
Top Explorer	231,912	$15.018449	$3,482,960	1.30%	15.79%	0.77%
Oncore & Firstar Oncore Flex	345,272	$14.792803	$5,107,534	1.50%	15.56%	1.31%
Oncore & Firstar Oncore Value	3,248,750	$15.481257	$50,294,729	0.90%	16.25%	0.95%
Oncore & Firstar Oncore Premier	3,808,539	$14.905057	$56,766,478	1.40%	15.67%	0.89%
Oncore & Firstar Oncore Xtra	4,047,077	$14.905057	$60,321,910	1.40%	15.67%	0.89%
Oncore & Firstar Oncore Lite	7,652,517	$14.905057	$114,061,208	1.40%	15.67%	0.89%
Oncore Ultra	226,057	$14.905057	$3,369,397	1.40%	15.67%	0.89%
Oncore Wrap	6,953	$12.048841	$83,780	0.65%	16.54%	1.67%

	19,945,934		$299,281,287

2006
Top I	12,104	$13.142530	$159,080	1.10%	10.22%	0.98%
Top Tradition	284,381	$13.142530	$3,737,489	1.10%	10.22%	1.01%
Top Plus	86,470	$13.317115	$1,151,529	0.90%	10.44%	0.99%
Investar Vision & Top Spectrum	11,103	$12.885341	$143,060	1.40%	9.90%	0.96%
Top Explorer	219,614	$12.970476	$2,848,502	1.30%	10.01%	1.00%
Oncore & Firstar Oncore Flex	96,104	$12.800970	$1,230,222	1.50%	9.79%	1.00%
Oncore & Firstar Oncore Value	1,926,325	$13.317115	$25,653,098	0.90%	10.44%	1.08%
Oncore & Firstar Oncore Premier	3,279,015	$12.885341	$42,251,220	1.40%	9.90%	1.07%
Oncore & Firstar Oncore Xtra	3,430,873	$12.885341	$44,207,973	1.40%	9.90%	1.07%
Oncore & Firstar Oncore Lite	3,831,444	$12.885341	$49,369,459	1.40%	9.90%	1.07%
Oncore Ultra	64,429	$12.885341	$830,193	1.40%	8.27%	1.07%	8/7/06

	13,241,862		$171,581,825

2005
Top I	13,160	$11.923636	$156,911	1.10%	15.38%	0.13%
Top Tradition	234,958	$11.923636	$2,801,553	1.10%	15.38%	0.10%
Top Plus	86,323	$12.058187	$1,040,901	0.90%	15.61%	0.11%
Investar Vision & Top Spectrum	12,539	$11.724900	$147,016	1.40%	15.04%	0.14%
Top Explorer	199,981	$11.790742	$2,357,929	1.30%	15.15%	0.11%
Oncore & Firstar Oncore Flex	94,484	$11.659576	$1,101,644	1.50%	14.93%	0.09%
Oncore & Firstar Oncore Value	1,228,615	$12.058187	$14,814,868	0.90%	15.61%	0.09%
Oncore & Firstar Oncore Premier	2,104,925	$11.724900	$24,680,032	1.40%	15.04%	0.10%
Oncore & Firstar Oncore Xtra	2,364,951	$11.724900	$27,728,819	1.40%	15.04%	0.10%
Oncore & Firstar Oncore Lite	1,657,605	$11.724900	$19,435,256	1.40%	15.04%	0.10%

	7,997,541		$94,264,929

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)
VIP Contrafund Subaccount (continued)
2004
Top I	6,505	$10.334117	$67,221	1.10%	13.90%	0.20%
Top Tradition	147,010	$10.334117	$1,519,221	1.10%	13.90%	0.17%
Top Plus	68,693	$10.430125	$716,475	0.90%	14.13%	0.23%
Investar Vision & Top Spectrum	14,766	$10.191930	$150,493	1.40%	13.56%	0.15%
Top Explorer	142,693	$10.239077	$1,461,046	1.30%	13.68%	0.18%
Oncore & Firstar Oncore Flex	47,346	$10.145103	$480,329	1.50%	13.45%	0.20%
Oncore & Firstar Oncore Value	597,830	$10.430125	$6,235,444	0.90%	14.13%	0.17%
Oncore & Firstar Oncore Premier	1,433,277	$10.191930	$14,607,855	1.40%	13.56%	0.18%
Oncore & Firstar Oncore Xtra	1,621,864	$10.191930	$16,529,924	1.40%	13.56%	0.18%
Oncore & Firstar Oncore Lite	841,473	$10.191930	$8,576,234	1.40%	13.56%	0.18%

	4,921,457		$50,344,242

VIP Growth Subaccount
2008
Top I	5,482	$4.556287	$24,978	1.10%	–47.88%	0.55%
Top Tradition	82,178	$4.556287	$374,427	1.10%	–47.88%	0.63%
Top Plus	20,145	$4.635272	$93,377	0.90%	–47.78%	0.58%
Investar Vision & Top Spectrum	2,966	$4.440528	$13,169	1.40%	–48.04%	0.40%
Top Explorer	90,846	$4.478764	$406,878	1.30%	–47.99%	0.59%
Oncore Flex	52,991	$4.402679	$233,302	1.50%	–48.09%	0.66%
Oncore Value	445,097	$4.635272	$2,063,144	0.90%	–47.78%	0.67%
Oncore Premier	1,162,688	$4.440528	$5,162,949	1.40%	–48.04%	0.60%
Oncore Xtra	1,230,191	$4.440528	$5,462,696	1.40%	–48.04%	0.60%
Oncore Lite	1,661,444	$4.440528	$7,377,689	1.40%	–48.04%	0.60%
Oncore Ultra	15,114	$4.440528	$67,116	1.40%	–48.04%	0.60%

	4,769,142		$21,279,725

2007
Top I	5,963	$8.742642	$52,136	1.10%	25.27%	0.38%
Top Tradition	70,718	$8.742642	$618,261	1.10%	25.27%	0.39%
Top Plus	12,567	$8.876477	$111,552	0.90%	25.52%	0.47%
Investar Vision & Top Spectrum	6,289	$8.545979	$53,745	1.40%	24.90%	0.54%
Top Explorer	88,053	$8.610988	$758,221	1.30%	25.03%	0.38%
Oncore & Firstar Oncore Flex	35,409	$8.481547	$300,322	1.50%	24.78%	0.24%
Oncore & Firstar Oncore Value	337,940	$8.876477	$2,999,714	0.90%	25.52%	0.34%
Oncore & Firstar Oncore Premier	1,128,017	$8.545979	$9,640,020	1.40%	24.90%	0.36%
Oncore & Firstar Oncore Xtra	1,423,456	$8.545979	$12,164,822	1.40%	24.90%	0.36%
Oncore & Firstar Oncore Lite	1,112,214	$8.545979	$9,504,959	1.40%	24.90%	0.36%
Oncore Ultra	4,077	$8.545979	$34,838	1.40%	24.90%	0.36%

	4,224,703		$36,238,590

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)
VIP Growth Subaccount (continued)
2006
Top I	6,185	$6.978809	$43,167	1.10%	5.42%	0.16%
Top Tradition	72,036	$6.978809	$502,726	1.10%	5.42%	0.16%
Top Plus	20,080	$7.071552	$141,998	0.90%	5.62%	0.19%
Investar Vision & Top Spectrum	16,778	$6.842161	$114,795	1.40%	5.10%	0.18%
Top Explorer	84,124	$6.887375	$579,394	1.30%	5.21%	0.16%
Oncore & Firstar Oncore Flex	26,248	$6.797314	$178,413	1.50%	5.00%	0.18%
Oncore & Firstar Oncore Value	259,391	$7.071552	$1,834,294	0.90%	5.62%	0.16%
Oncore & Firstar Oncore Premier	1,210,491	$6.842161	$8,282,371	1.40%	5.10%	0.16%
Oncore & Firstar Oncore Xtra	1,309,150	$6.842161	$8,957,415	1.40%	5.10%	0.16%
Oncore & Firstar Oncore Lite	466,218	$6.842161	$3,189,942	1.40%	5.10%	0.16%
Oncore Ultra	1,824	$6.842161	$12,482	1.40%	8.89%	0.16%	8/7/06

	3,472,525		$23,836,997

2005
Top I	6,227	$6.620268	$41,228	1.10%	4.36%	0.33%
Top Tradition	68,531	$6.620268	$453,693	1.10%	4.36%	0.27%
Top Plus	36,291	$6.694999	$242,968	0.90%	4.56%	0.28%
Investar Vision & Top Spectrum	20,540	$6.509857	$133,714	1.40%	4.05%	0.28%
Top Explorer	91,639	$6.546422	$599,911	1.30%	4.15%	0.27%
Oncore & Firstar Oncore Flex	29,401	$6.473550	$190,328	1.50%	3.95%	0.39%
Oncore & Firstar Oncore Value	256,585	$6.694999	$1,717,839	0.90%	4.56%	0.27%
Oncore & Firstar Oncore Premier	1,357,846	$6.509857	$8,839,381	1.40%	4.05%	0.27%
Oncore & Firstar Oncore Xtra	1,255,453	$6.509857	$8,172,820	1.40%	4.05%	0.27%
Oncore & Firstar Oncore Lite	427,263	$6.509857	$2,781,416	1.40%	4.05%	0.27%

	3,549,776		$23,173,298

2004
Top I	11,489	$6.343833	$72,885	1.10%	2.00%	0.14%
Top Tradition	74,724	$6.343833	$474,034	1.10%	2.00%	0.12%
Top Plus	33,614	$6.402777	$215,222	0.90%	2.20%	0.15%
Investar Vision & Top Spectrum	17,382	$6.256481	$108,748	1.40%	1.69%	0.10%
Top Explorer	81,693	$6.285430	$513,478	1.30%	1.80%	0.13%
Oncore & Firstar Oncore Flex	55,798	$6.227715	$347,495	1.50%	1.59%	0.13%
Oncore & Firstar Oncore Value	260,661	$6.402777	$1,668,954	0.90%	2.20%	0.12%
Oncore & Firstar Oncore Premier	1,404,305	$6.256481	$8,786,013	1.40%	1.69%	0.13%
Oncore & Firstar Oncore Xtra	1,375,206	$6.256481	$8,603,951	1.40%	1.69%	0.13%
Oncore & Firstar Oncore Lite	344,710	$6.256481	$2,156,668	1.40%	1.69%	0.13%

	3,659,582		$22,947,448

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)

VIP Equity-Income Subaccount
2008
Top Tradition	27,087	$6.958029	$188,475	1.10%	–43.44%	1.92%
Top Plus	7,838	$8.702160	$68,205	0.90%	–43.32%	1.41%
Top Spectrum	93	$6.893024	$640	1.40%	–43.61%	2.34%
Top Explorer	42,934	$8.523023	$365,931	1.30%	–43.55%	2.33%
Oncore Flex	308,754	$8.180833	$2,525,862	1.50%	–43.66%	3.63%
Oncore Value	2,253,121	$8.437969	$19,011,766	0.90%	–43.32%	3.00%
Oncore Premier	1,958,464	$8.223037	$16,104,528	1.40%	–43.61%	2.28%
Oncore Xtra	1,745,492	$8.223037	$14,353,243	1.40%	–43.61%	2.28%
Oncore Lite	4,687,454	$8.223037	$38,545,111	1.40%	–43.61%	2.28%
Oncore Ultra	374,904	$8.223037	$3,082,847	1.40%	–43.61%	2.28%
Oncore Wrap	11,768	$5.981504	$70,388	0.65%	–43.18%	6.66%

	11,417,909		$94,316,996

2007
Top I	1,383	$12.301477	$17,010	1.10%	0.16%	1.75%
Top Tradition	46,011	$12.301477	$566,007	1.10%	0.16%	1.71%
Top Plus	17,764	$15.354360	$272,758	0.90%	0.36%	1.53%
Top Spectrum	93	$12.222932	$1,142	1.40%	–0.13%	1.61%
Top Explorer	51,497	$15.098291	$777,517	1.30%	–0.03%	1.77%
Oncore & Firstar Oncore Flex	182,684	$14.520915	$2,652,735	1.50%	–0.23%	3.33%
Oncore & Firstar Oncore Value	1,653,224	$14.888227	$24,613,571	0.90%	0.36%	2.05%
Oncore & Firstar Oncore Premier	2,001,011	$14.581349	$29,177,437	1.40%	–0.13%	1.85%
Oncore & Firstar Oncore Xtra	1,760,720	$14.581349	$25,673,669	1.40%	–0.13%	1.85%
Oncore & Firstar Oncore Lite	4,481,238	$14.581349	$65,342,492	1.40%	–0.13%	1.85%
Oncore Ultra	377,244	$14.581349	$5,500,728	1.40%	–0.13%	1.85%
Oncore Wrap	5,401	$10.527662	$56,859	0.65%	0.61%	2.68%

	10,578,270		$154,651,925

2006
Top I	746	$12.281283	$9,167	1.10%	18.63%	6.94%
Top Tradition	26,219	$12.281283	$322,008	1.10%	18.63%	4.27%
Top Plus	16,060	$15.298642	$245,698	0.90%	18.86%	3.20%
Top Spectrum	94	$12.239288	$1,149	1.40%	18.28%	2.89%
Top Explorer	27,485	$15.103470	$415,115	1.30%	18.39%	3.20%
Oncore & Firstar Oncore Flex	39,152	$14.554758	$569,844	1.50%	18.16%	3.18%
Oncore & Firstar Oncore Value	603,255	$14.834207	$8,948,804	0.90%	18.86%	4.63%
Oncore & Firstar Oncore Premier	1,401,746	$14.600850	$20,466,676	1.40%	18.28%	3.68%
Oncore & Firstar Oncore Xtra	1,034,143	$14.600850	$15,099,362	1.40%	18.28%	3.68%
Oncore & Firstar Oncore Lite	1,987,538	$14.600850	$29,019,751	1.40%	18.28%	3.68%
Oncore Ultra	122,320	$14.600850	$1,785,976	1.40%	12.00%	3.68%	8/7/06

	5,258,758		$76,883,550

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Fidelity Variable Insurance Products Fund — Service Class 2: (continued)
VIP Equity-Income Subaccount (continued)

2005
Top Plus	14,967	$12.870922	$192,633	0.90%	4.63%	1.36%
Top Explorer	21,012	$12.756942	$268,048	1.30%	4.22%	1.20%
Oncore & Firstar Oncore Flex	27,497	$12.317694	$338,694	1.50%	4.01%	0.93%
Oncore & Firstar Oncore Value	113,923	$12.480194	$1,421,775	0.90%	4.63%	0.90%
Oncore & Firstar Oncore Premier	814,934	$12.344563	$10,060,001	1.40%	4.12%	1.07%
Oncore & Firstar Oncore Xtra	579,698	$12.344563	$7,156,119	1.40%	4.12%	1.07%
Oncore & Firstar Oncore Lite	640,980	$12.344563	$7,912,636	1.40%	4.12%	1.07%

	2,213,011		$27,349,906

2004
Top Plus	14,449	$12.301227	$177,742	0.90%	10.24%	0.55%
Top Explorer	9,966	$12.240475	$121,992	1.30%	9.80%	0.38%
Oncore & Firstar Oncore Flex	14,591	$11.842290	$172,794	1.50%	9.58%	0.47%
Oncore & Firstar Oncore Value	46,981	$11.927794	$560,379	0.90%	10.24%	0.50%
Oncore & Firstar Oncore Premier	398,660	$11.856466	$4,726,689	1.40%	9.69%	0.28%
Oncore & Firstar Oncore Xtra	369,540	$11.856466	$4,381,442	1.40%	9.69%	0.28%
Oncore & Firstar Oncore Lite	305,967	$11.856466	$3,627,690	1.40%	9.69%	0.28%

	1,160,154		$13,768,728

VIP Real Estate Subaccount
2008
Top Tradition	2,948	$5.295206	$15,609	1.10%	–47.05%	0.86%	5/1/08
Top Explorer	16	$5.288159	$83	1.30%	–47.12%	0.22%	5/1/08
Oncore Flex	1,914	$5.281117	$10,106	1.50%	–47.19%	0.11%	5/1/08
Oncore Value	40,133	$5.302295	$212,797	0.90%	–46.98%	0.03%	5/1/08
Oncore Premier	23,933	$5.284628	$126,476	1.40%	–47.15%	0.36%	5/1/08
Oncore Xtra	11,890	$5.284628	$62,835	1.40%	–47.15%	0.36%	5/1/08
Oncore Lite	125,414	$5.284628	$662,768	1.40%	–47.15%	0.36%	5/1/08
Oncore Ultra	13,189	$5.284628	$69,701	1.40%	–47.15%	0.36%	5/1/08

	219,437		$1,160,375

Janus Aspen Series — Service Shares:
Large Cap Growth Subaccount
2008
Top Tradition	55,202	$4.459908	$246,197	1.10%	–40.53%	0.59%
Top Plus	7,670	$4.537226	$34,802	0.90%	–40.41%	0.58%
Top Explorer	103,369	$4.384037	$453,175	1.30%	–40.64%	0.61%
Oncore Flex	54,047	$4.309559	$232,918	1.50%	–40.76%	0.72%
Oncore Value	479,486	$4.537226	$2,175,538	0.90%	–40.41%	0.62%
Oncore Premier	688,779	$4.346585	$2,993,830	1.40%	–40.70%	0.60%
Oncore Xtra	1,192,325	$4.346585	$5,182,544	1.40%	–40.70%	0.60%
Oncore Lite	900,295	$4.346585	$3,913,208	1.40%	–40.70%	0.60%
Oncore Ultra	58,359	$4.346585	$253,662	1.40%	–40.70%	0.60%

	3,539,532		$15,485,874

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Janus Aspen Series — Service Shares: (continued)
Large Cap Growth Subaccount (continued)

2007
Top Tradition	56,117	$7.498836	$420,811	1.10%	13.54%	0.58%
Top Plus	10,283	$7.613665	$78,291	0.90%	13.77%	0.55%
Top Explorer	90,320	$7.385919	$667,096	1.30%	13.32%	0.57%
Oncore Flex	31,524	$7.274860	$229,330	1.50%	13.09%	0.58%
Oncore & Firstar Oncore Value	271,952	$7.613665	$2,070,548	0.90%	13.77%	0.63%
Oncore & Firstar Oncore Premier	762,402	$7.330106	$5,588,494	1.40%	13.20%	0.57%
Oncore & Firstar Oncore Xtra	1,130,060	$7.330106	$8,283,462	1.40%	13.20%	0.57%
Oncore & Firstar Oncore Lite	480,949	$7.330106	$3,525,409	1.40%	13.20%	0.57%
Oncore Ultra	20,902	$7.330106	$153,214	1.40%	13.20%	0.57%

	2,854,509		$21,016,655

2006
Top Tradition	57,146	$6.604523	$377,422	1.10%	9.93%	0.28%
Top Plus	13,130	$6.692308	$87,869	0.90%	10.14%	0.26%
Top Explorer	105,189	$6.517998	$685,624	1.30%	9.71%	0.28%
Oncore & Firstar Oncore Flex	39,579	$6.432734	$254,603	1.50%	9.49%	0.26%
Oncore & Firstar Oncore Value	196,216	$6.692308	$1,313,140	0.90%	10.14%	0.28%
Oncore & Firstar Oncore Premier	1,005,686	$6.475172	$6,511,980	1.40%	9.60%	0.28%
Oncore & Firstar Oncore Xtra	1,159,142	$6.475172	$7,505,646	1.40%	9.60%	0.28%
Oncore & Firstar Oncore Lite	509,964	$6.475172	$3,302,107	1.40%	9.60%	0.28%
Oncore Ultra	1,188	$6.475172	$7,695	1.40%	10.77%	0.28%	8/7/06

	3,087,240		$20,046,086

2005
Top Tradition	56,229	$6.008117	$337,828	1.10%	2.88%	0.13%
Top Plus	20,034	$6.075961	$121,727	0.90%	3.09%	0.12%
Top Explorer	119,176	$5.941109	$708,038	1.30%	2.68%	0.12%
Oncore & Firstar Oncore Flex	52,402	$5.874944	$307,857	1.50%	2.48%	0.13%
Oncore & Firstar Oncore Value	228,716	$6.075961	$1,389,667	0.90%	3.09%	0.13%
Oncore & Firstar Oncore Premier	1,252,888	$5.907893	$7,401,931	1.40%	2.58%	0.13%
Oncore & Firstar Oncore Xtra	1,270,210	$5.907893	$7,504,265	1.40%	2.58%	0.13%
Oncore & Firstar Oncore Lite	307,216	$5.907893	$1,815,001	1.40%	2.58%	0.13%

	3,306,871		$19,586,314

2004
Top Tradition	62,889	$5.839672	$367,251	1.10%	3.06%	0.00%
Top Plus	21,338	$5.893969	$125,767	0.90%	3.27%	0.00%
Top Explorer	125,636	$5.785921	$726,918	1.30%	2.86%	0.00%
Oncore & Firstar Oncore Flex	68,683	$5.732766	$393,741	1.50%	2.66%	0.00%
Oncore & Firstar Oncore Value	286,066	$5.893969	$1,686,064	0.90%	3.27%	0.00%
Oncore & Firstar Oncore Premier	1,454,352	$5.759254	$8,375,991	1.40%	2.76%	0.00%
Oncore & Firstar Oncore Xtra	1,484,119	$5.759254	$8,547,417	1.40%	2.76%	0.00%
Oncore & Firstar Oncore Lite	143,353	$5.759254	$825,604	1.40%	2.76%	0.00%

	3,646,436		$21,048,753

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Janus Aspen Series — Service Shares: (continued)

Worldwide Growth Subaccount
2008
Top Tradition	63,112	$4.091642	$258,232	1.10%	–45.41%	1.01%
Top Plus	8,407	$4.162571	$34,995	0.90%	–45.30%	0.91%
Top Explorer	95,523	$4.022007	$384,194	1.30%	–45.52%	1.00%
Oncore Flex	30,329	$3.953693	$119,912	1.50%	–45.63%	0.94%
Oncore Value	436,688	$4.162571	$1,817,745	0.90%	–45.30%	1.23%
Oncore Premier	610,097	$3.987666	$2,432,857	1.40%	–45.57%	1.00%
Oncore Xtra	658,179	$3.987666	$2,624,599	1.40%	–45.57%	1.00%
Oncore Lite	489,372	$3.987666	$1,951,454	1.40%	–45.57%	1.00%
Oncore Ultra	32,551	$3.987666	$129,804	1.40%	–45.57%	1.00%

	2,424,258		$9,753,792

2007
Top Tradition	66,977	$7.495319	$502,016	1.10%	8.17%	0.56%
Top Plus	14,703	$7.610074	$111,892	0.90%	8.38%	0.54%
Top Explorer	105,835	$7.382430	$781,321	1.30%	7.95%	0.56%
Oncore Flex	38,073	$7.271464	$276,845	1.50%	7.74%	0.49%
Oncore & Firstar Oncore Value	240,523	$7.610074	$1,830,400	0.90%	8.38%	0.57%
Oncore & Firstar Oncore Premier	677,668	$7.326674	$4,965,046	1.40%	7.85%	0.57%
Oncore & Firstar Oncore Xtra	833,275	$7.326674	$6,105,137	1.40%	7.85%	0.57%
Oncore & Firstar Oncore Lite	389,540	$7.326674	$2,854,031	1.40%	7.85%	0.57%
Oncore Ultra	24,746	$7.326674	$181,307	1.40%	7.85%	0.57%
Oncore Wrap	767	$11.494099	$8,819	0.65%	8.65%	0.91%

	2,392,107		$17,616,814

2006
Top Tradition	73,429	$6.929407	$508,823	1.10%	16.66%	1.63%
Top Plus	15,588	$7.021490	$109,449	0.90%	16.89%	1.53%
Top Explorer	104,349	$6.838605	$713,601	1.30%	16.43%	1.61%
Oncore Flex	24,745	$6.749191	$167,006	1.50%	16.20%	1.57%
Oncore & Firstar Oncore Value	210,709	$7.021490	$1,479,488	0.90%	16.89%	1.66%
Oncore & Firstar Oncore Premier	776,540	$6.793699	$5,275,583	1.40%	16.31%	1.63%
Oncore & Firstar Oncore Xtra	894,939	$6.793699	$6,079,944	1.40%	16.31%	1.63%
Oncore & Firstar Oncore Lite	214,490	$6.793699	$1,457,184	1.40%	16.31%	1.63%
Oncore Ultra	24,417	$6.793699	$165,884	1.40%	18.53%	1.63%	8/7/06

	2,339,206		$15,956,962

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Service Shares: (continued)
Worldwide Growth Subaccount (continued)
2005
Top Tradition	79,457	$5.940015	$471,973	1.10%	4.42%	1.22%
Top Plus	22,398	$6.007072	$134,549	0.90%	4.63%	1.23%
Top Explorer	142,411	$5.873732	$836,486	1.30%	4.22%	1.18%
Oncore Flex	28,961	$5.808349	$168,213	1.50%	4.01%	1.15%
Oncore & Firstar Oncore Value	258,878	$6.007072	$1,555,100	0.90%	4.63%	1.27%
Oncore & Firstar Oncore Premier	943,741	$5.840921	$5,512,314	1.40%	4.11%	1.20%
Oncore & Firstar Oncore Xtra	1,055,526	$5.840921	$6,165,245	1.40%	4.11%	1.20%
Oncore & Firstar Oncore Lite	182,235	$5.840921	$1,064,424	1.40%	4.11%	1.20%

	2,713,607		$15,908,304

2004
Top Tradition	80,195	$5.688478	$456,190	1.10%	3.39%	0.94%
Top Plus	23,884	$5.741345	$137,129	0.90%	3.59%	0.91%
Top Explorer	169,944	$5.636093	$957,823	1.30%	3.18%	0.90%
Oncore & Firstar Oncore Flex	41,746	$5.584344	$233,126	1.50%	2.98%	0.80%
Oncore & Firstar Oncore Value	265,504	$5.741345	$1,524,350	0.90%	3.59%	0.87%
Oncore & Firstar Oncore Premier	1,144,260	$5.610137	$6,419,444	1.40%	3.08%	0.87%
Oncore & Firstar Oncore Xtra	1,225,751	$5.610137	$6,876,632	1.40%	3.08%	0.87%
Oncore & Firstar Oncore Lite	173,925	$5.610137	$975,745	1.40%	3.08%	0.87%

	3,125,209		$17,580,439

Balanced Subaccount
2008
Top Tradition	84,251	$10.731157	$904,106	1.10%	–16.98%	2.40%
Top Plus	32,838	$10.917092	$358,498	0.90%	–16.81%	2.27%
Top Explorer	110,740	$10.548734	$1,168,162	1.30%	–17.14%	2.31%
Oncore Flex	52,543	$10.369682	$544,858	1.50%	–17.30%	2.08%
Oncore Value	673,390	$10.917092	$7,351,462	0.90%	–16.81%	2.71%
Oncore Premier	1,307,743	$10.458701	$13,677,293	1.40%	–17.22%	2.42%
Oncore Xtra	1,555,858	$10.458701	$16,272,251	1.40%	–17.22%	2.42%
Oncore Lite	1,279,696	$10.458701	$13,383,963	1.40%	–17.22%	2.42%
Oncore Ultra	52,287	$10.458701	$546,851	1.40%	–17.22%	2.42%

	5,149,346		$54,207,444

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Janus Aspen Series — Service Shares: (continued)
Balanced Subaccount (continued)
2007
Top Tradition	89,362	$12.925414	$1,155,038	1.10%	9.08%	2.31%
Top Plus	44,976	$13.123249	$590,232	0.90%	9.30%	2.23%
Top Explorer	141,512	$12.730901	$1,801,581	1.30%	8.86%	2.27%
Oncore & Firstar Oncore Flex	71,660	$12.539631	$898,595	1.50%	8.65%	2.09%
Oncore & Firstar Oncore Value	427,992	$13.123249	$5,616,648	0.90%	9.30%	2.46%
Oncore & Firstar Oncore Premier	1,624,888	$12.634772	$20,530,076	1.40%	8.76%	2.26%
Oncore & Firstar Oncore Xtra	1,754,774	$12.634772	$22,171,165	1.40%	8.76%	2.26%
Oncore & Firstar Oncore Lite	958,548	$12.634772	$12,111,041	1.40%	8.76%	2.26%
Oncore Ultra	26,769	$12.634772	$338,222	1.40%	8.76%	2.26%

	5,140,481		$65,212,598

2006
Top Tradition	86,356	$11.849393	$1,023,272	1.10%	9.22%	1.94%
Top Plus	49,641	$12.006817	$596,028	0.90%	9.43%	1.88%
Top Explorer	145,130	$11.694270	$1,697,190	1.30%	9.00%	1.86%
Oncore & Firstar Oncore Flex	94,470	$11.541444	$1,090,315	1.50%	8.79%	1.91%
Oncore & Firstar Oncore Value	340,165	$12.006817	$4,084,299	0.90%	9.43%	1.91%
Oncore & Firstar Oncore Premier	1,948,408	$11.617502	$22,635,637	1.40%	8.89%	1.92%
Oncore & Firstar Oncore Xtra	1,802,951	$11.617502	$20,945,787	1.40%	8.89%	1.92%
Oncore & Firstar Oncore Lite	792,312	$11.617502	$9,204,682	1.40%	8.89%	1.92%
Oncore Ultra	7,281	$11.617502	$84,584	1.40%	8.22%	1.92%	8/7/06

	5,266,714		$61,361,794

2005
Top Tradition	86,840	$10.849455	$942,170	1.10%	6.49%	2.11%
Top Plus	55,547	$10.971891	$609,456	0.90%	6.70%	2.04%
Top Explorer	179,272	$10.728530	$1,923,330	1.30%	6.28%	2.06%
Oncore & Firstar Oncore Flex	103,359	$10.609175	$1,096,549	1.50%	6.07%	2.04%
Oncore & Firstar Oncore Value	360,722	$10.971891	$3,957,800	0.90%	6.70%	2.11%
Oncore & Firstar Oncore Premier	2,290,071	$10.668607	$24,431,864	1.40%	6.18%	2.06%
Oncore & Firstar Oncore Xtra	1,926,248	$10.668607	$20,550,388	1.40%	6.18%	2.06%
Oncore & Firstar Oncore Lite	734,655	$10.668607	$7,837,742	1.40%	6.18%	2.06%

	5,736,714		$61,349,299

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Janus Aspen Series — Service Shares: (continued)
Balanced Subaccount (continued)
2004
Top Tradition	85,175	$10.188011	$867,762	1.10%	7.11%	2.23%
Top Plus	62,865	$10.282656	$646,417	0.90%	7.32%	2.32%
Top Explorer	185,996	$10.094323	$1,877,508	1.30%	6.90%	2.22%
Oncore & Firstar Oncore Flex	120,930	$10.001677	$1,209,502	1.50%	6.69%	2.09%
Oncore & Firstar Oncore Value	351,147	$10.282656	$3,610,726	0.90%	7.32%	2.23%
Oncore & Firstar Oncore Premier	2,583,237	$10.047828	$25,955,914	1.40%	6.79%	2.13%
Oncore & Firstar Oncore Xtra	2,093,026	$10.047828	$21,030,365	1.40%	6.79%	2.13%
Oncore & Firstar Oncore Lite	731,854	$10.047828	$7,353,547	1.40%	6.79%	2.13%

	6,214,230		$62,551,741

International Growth Subaccount
2008
Top I	513	$9.493294	$4,872	1.10%	–52.75%	1.59%
Top Tradition	55,591	$18.069945	$1,004,522	1.10%	–52.75%	1.12%
Top Plus	12,481	$18.274134	$228,072	0.90%	–52.66%	1.16%
Top Spectrum	461	$9.404633	$4,337	1.40%	–52.89%	1.14%
Top Explorer	39,634	$17.868513	$708,208	1.30%	–52.85%	1.12%
Oncore Flex	511,802	$7.504542	$3,840,840	1.50%	–52.94%	1.20%
Oncore Value	3,473,456	$7.900904	$27,443,443	0.90%	–52.66%	1.11%
Oncore Premier	3,109,631	$7.569012	$23,536,830	1.40%	–52.89%	1.12%
Oncore Xtra	3,525,030	$7.569012	$26,680,993	1.40%	–52.89%	1.12%
Oncore Lite	10,244,544	$7.569012	$77,541,077	1.40%	–52.89%	1.12%
Oncore Ultra	520,537	$7.569012	$3,939,950	1.40%	–52.89%	1.12%
Oncore Wrap	30,014	$6.570717	$197,217	0.65%	–52.54%	0.94%

	21,523,694		$165,130,361

2007
Top I	11,812	$20.092188	$237,328	1.10%	26.62%	0.44%
Top Tradition	58,552	$38.244328	$2,239,283	1.10%	26.62%	0.45%
Top Plus	15,272	$38.599410	$589,487	0.90%	26.87%	0.45%
Investar Vision & Top Spectrum	616	$19.964015	$12,304	1.40%	26.24%	0.37%
Top Explorer	41,560	$37.893296	$1,574,863	1.30%	26.37%	0.47%
Oncore & Firstar Oncore Flex	285,419	$15.946344	$4,551,392	1.50%	26.12%	0.57%
Oncore & Firstar Oncore Value	2,696,152	$16.688619	$44,995,055	0.90%	26.87%	0.51%
Oncore & Firstar Oncore Premier	2,738,743	$16.067383	$44,004,429	1.40%	26.24%	0.50%
Oncore & Firstar Oncore Xtra	3,284,190	$16.067383	$52,768,337	1.40%	26.24%	0.50%
Oncore & Firstar Oncore Lite	7,942,909	$16.067383	$127,621,765	1.40%	26.24%	0.50%
Oncore Ultra	461,958	$16.067383	$7,422,455	1.40%	26.24%	0.50%
Oncore Wrap	8,395	$13.844343	$116,219	0.65%	27.19%	0.58%

	17,545,578		$286,132,917

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Janus Aspen Series — Service Shares: (continued)
International Growth Subaccount (continued)
2006
Top I	10,899	$15.868292	$172,955	1.10%	45.04%	1.57%
Top Tradition	43,537	$30.204391	$1,314,999	1.10%	45.04%	2.03%
Top Plus	14,907	$30.424189	$453,521	0.90%	45.33%	1.87%
Investar Vision & Top Spectrum	1,573	$15.814085	$24,881	1.40%	44.61%	2.05%
Top Explorer	24,513	$29.986607	$735,058	1.30%	44.75%	2.05%
Oncore & Firstar Oncore Flex	51,058	$12.644092	$645,582	1.50%	44.47%	2.02%
Oncore & Firstar Oncore Value	1,236,468	$13.154029	$16,264,538	0.90%	45.33%	2.07%
Oncore & Firstar Oncore Premier	1,643,327	$12.727444	$20,915,346	1.40%	44.61%	2.06%
Oncore & Firstar Oncore Xtra	2,097,322	$12.727444	$26,693,547	1.40%	44.61%	2.06%
Oncore & Firstar Oncore Lite	3,267,231	$12.727444	$41,583,504	1.40%	44.61%	2.06%
Oncore Ultra	162,982	$12.727444	$2,074,342	1.40%	26.22%	2.06%	8/7/06

	8,553,817		$110,878,273

2005
Top I	730	$10.940746	$7,982	1.10%	9.41%	5.29%	11/2/05
Top Tradition	21,603	$20.825080	$449,892	1.10%	30.51%	1.18%
Top Plus	9,531	$20.935255	$199,528	0.90%	30.77%	1.18%
Top Spectrum	1,092	$10.935612	$11,946	1.40%	9.36%	2.77%	11/2/05
Top Explorer	15,727	$20.715657	$325,802	1.30%	30.25%	1.32%
Oncore & Firstar Oncore Flex	33,250	$8.752122	$291,012	1.50%	30.00%	1.12%
Oncore & Firstar Oncore Value	478,472	$9.051443	$4,330,866	0.90%	30.77%	1.22%
Oncore & Firstar Oncore Premier	751,663	$8.801164	$6,615,512	1.40%	30.12%	1.16%
Oncore & Firstar Oncore Xtra	1,114,171	$8.801164	$9,806,004	1.40%	30.12%	1.16%
Oncore & Firstar Oncore Lite	658,627	$8.801164	$5,796,668	1.40%	30.12%	1.16%

	3,084,866		$27,835,212

2004
Top Tradition	4,102	$15.956850	$65,458	1.10%	17.39%	0.95%
Top Plus	1,674	$16.009646	$26,796	0.90%	17.63%	2.98%
Top Explorer	5,167	$15.904258	$82,173	1.30%	17.16%	1.24%
Oncore & Firstar Oncore Flex	32,254	$6.732589	$217,152	1.50%	16.93%	0.80%
Oncore & Firstar Oncore Value	196,732	$6.921832	$1,361,749	0.90%	17.63%	0.94%
Oncore & Firstar Oncore Premier	620,333	$6.763671	$4,195,727	1.40%	17.04%	0.86%
Oncore & Firstar Oncore Xtra	789,810	$6.763671	$5,342,017	1.40%	17.04%	0.86%
Oncore & Firstar Oncore Lite	207,603	$6.763671	$1,404,156	1.40%	17.04%	0.86%

	1,857,675		$12,695,228

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

J.P. Morgan Series Trust II:
Small Company Subaccount
2008
Top Tradition	6,251	$10.708240	$66,934	1.10%	–32.73%	0.19%
Top Plus	322	$10.861433	$3,500	0.90%	–32.59%	0.19%
Top Explorer	5,407	$10.557541	$57,088	1.30%	–32.86%	0.20%
Oncore Flex	29,174	$8.733704	$254,793	1.50%	–33.00%	0.16%
Oncore Value	206,409	$9.304827	$1,920,601	0.90%	–32.59%	0.19%
Oncore Premier	275,209	$8.826097	$2,429,025	1.40%	–32.93%	0.19%
Oncore Xtra	308,074	$8.826097	$2,719,092	1.40%	–32.93%	0.19%
Oncore Lite	464,564	$8.826097	$4,100,283	1.40%	–32.93%	0.19%
Oncore Ultra	102	$8.826097	$897	1.40%	–32.93%	0.19%

	1,295,512		$11,552,213

2007
Top Tradition	6,853	$15.918076	$109,082	1.10%	–6.70%	0.01%
Top Plus	358	$16.113660	$5,761	0.90%	–6.52%	0.01%
Investar Vision	33	$10.763953	$360	1.40%	–6.98%	0.01%
Top Explorer	7,575	$15.725263	$119,122	1.30%	–6.89%	0.01%
Oncore & Firstar Oncore Flex	12,544	$13.034509	$163,507	1.50%	–7.07%	0.01%
Oncore & Firstar Oncore Value	236,276	$13.804330	$3,261,634	0.90%	–6.52%	0.01%
Oncore & Firstar Oncore Premier	338,789	$13.159363	$4,458,260	1.40%	–6.98%	0.01%
Oncore & Firstar Oncore Xtra	363,057	$13.159363	$4,777,596	1.40%	–6.98%	0.01%
Oncore & Firstar Oncore Lite	542,883	$13.159363	$7,143,992	1.40%	–6.98%	0.01%
Oncore Ultra	100	$13.159363	$1,311	1.40%	–6.98%	0.01%

	1,508,468		$20,040,625

2006
Top Tradition	9,414	$17.061467	$160,622	1.10%	13.76%	0.00%
Top Plus	358	$17.236701	$6,163	0.90%	13.98%	0.00%
Investar Vision	33	$11.571579	$387	1.40%	13.42%	0.00%
Top Explorer	7,941	$16.888335	$134,103	1.30%	13.53%	0.00%
Oncore & Firstar Oncore Flex	12,602	$14.026402	$176,754	1.50%	13.31%	0.00%
Oncore & Firstar Oncore Value	277,280	$14.766425	$4,094,429	0.90%	13.98%	0.00%
Oncore & Firstar Oncore Premier	401,922	$14.146719	$5,685,889	1.40%	13.42%	0.00%
Oncore & Firstar Oncore Xtra	408,916	$14.146719	$5,784,818	1.40%	13.42%	0.00%
Oncore & Firstar Oncore Lite	505,709	$14.146719	$7,154,120	1.40%	13.42%	0.00%

	1,624,175		$23,197,285

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

J.P. Morgan Series Trust II: (continued)
Small Company Subaccount (continued)

2005
Top Tradition	11,271	$14.998025	$169,049	1.10%	2.29%	0.00%
Top Plus	358	$15.122149	$5,407	0.90%	2.50%	0.00%
Top Explorer	7,189	$14.875109	$106,939	1.30%	2.09%	0.00%
Oncore & Firstar Oncore Flex	10,774	$12.378673	$133,371	1.50%	1.89%	0.00%
Oncore & Firstar Oncore Value	268,177	$12.954923	$3,474,210	0.90%	2.50%	0.00%
Oncore & Firstar Oncore Premier	472,685	$12.472601	$5,895,609	1.40%	1.99%	0.00%
Oncore & Firstar Oncore Xtra	388,876	$12.472601	$4,850,301	1.40%	1.99%	0.00%
Oncore & Firstar Oncore Lite	410,658	$12.472601	$5,121,968	1.40%	1.99%	0.00%

	1,569,988		$19,756,854

2004
Top Tradition	14,340	$14.661716	$210,245	1.10%	25.78%	0.00%
Top Plus	7	$14.753893	$101	0.90%	26.03%	0.00%
Top Explorer	9,420	$14.570212	$137,250	1.30%	25.53%	0.00%
Oncore & Firstar Oncore Flex	14,233	$12.148814	$172,911	1.50%	25.29%	0.00%
Oncore & Firstar Oncore Value	244,935	$12.639448	$3,095,843	0.90%	26.03%	0.00%
Oncore & Firstar Oncore Premier	475,235	$12.228991	$5,811,659	1.40%	25.41%	0.00%
Oncore & Firstar Oncore Xtra	418,229	$12.228991	$5,114,514	1.40%	25.41%	0.00%
Oncore & Firstar Oncore Lite	324,871	$12.228991	$3,972,841	1.40%	25.41%	0.00%

	1,501,270		$18,515,364

Mid Cap Value Subaccount
2008
Top Tradition	33,769	$14.024564	$473,590	1.10%	–33.94%	1.11%
Top Plus	10,534	$14.225140	$149,850	0.90%	–33.81%	1.04%
Investar Vision	2,129	$7.942122	$16,908	1.40%	–34.13%	0.99%
Top Explorer	33,576	$13.827257	$464,259	1.30%	–34.07%	1.04%
Oncore Flex	63,058	$13.632945	$859,667	1.50%	–34.20%	1.07%
Oncore Value	1,310,611	$14.225140	$18,643,620	0.90%	–33.81%	1.10%
Oncore Premier	1,411,581	$13.729628	$19,380,496	1.40%	–34.13%	1.11%
Oncore Xtra	1,090,860	$13.729628	$14,977,104	1.40%	–34.13%	1.11%
Oncore Lite	3,972,576	$13.729628	$54,541,985	1.40%	–34.13%	1.11%
Oncore Ultra	13,576	$13.729628	$186,396	1.40%	–34.13%	1.11%

	7,942,270		$109,693,875

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

J.P. Morgan Series Trust II: (continued)
Mid Cap Value Subaccount (continued)
2007
Top I	519	$12.135480	$6,301	1.10%	1.33%	1.23%
Top Tradition	50,781	$21.229255	$1,078,045	1.10%	1.33%	0.90%
Top Plus	18,195	$21.490012	$391,007	0.90%	1.53%	0.93%
Investar Vision	2,201	$12.058008	$26,536	1.40%	1.03%	0.86%
Top Explorer	53,770	$20.972190	$1,127,669	1.30%	1.13%	0.92%
Oncore & Firstar Oncore Flex	48,277	$20.718539	$1,000,233	1.50%	0.93%	0.72%
Oncore & Firstar Oncore Value	1,267,739	$21.490012	$27,243,730	0.90%	1.53%	0.90%
Oncore & Firstar Oncore Premier	1,546,924	$20.844801	$32,245,317	1.40%	1.03%	0.85%
Oncore & Firstar Oncore Xtra	1,254,515	$20.844801	$26,150,115	1.40%	1.03%	0.85%
Oncore & Firstar Oncore Lite	4,149,622	$20.844801	$86,498,043	1.40%	1.03%	0.85%
Oncore Ultra	19,421	$20.844801	$404,828	1.40%	1.03%	0.85%

	8,411,964		$176,171,824

2006
Top Tradition	53,757	$20.950091	$1,126,210	1.10%	15.57%	0.59%
Top Plus	17,798	$21.165211	$376,700	0.90%	15.80%	0.66%
Investar Vision	2,049	$11.934948	$24,458	1.40%	15.23%	0.48%
Top Explorer	50,948	$20.737536	$1,056,542	1.30%	15.34%	0.62%
Oncore & Firstar Oncore Flex	20,421	$20.527414	$419,191	1.50%	15.12%	0.61%
Oncore & Firstar Oncore Value	1,145,779	$21.165211	$24,250,647	0.90%	15.80%	0.56%
Oncore & Firstar Oncore Premier	1,496,978	$20.632066	$30,885,755	1.40%	15.23%	0.56%
Oncore & Firstar Oncore Xtra	1,297,496	$20.632066	$26,770,014	1.40%	15.23%	0.56%
Oncore & Firstar Oncore Lite	2,977,195	$20.632066	$61,425,678	1.40%	15.23%	0.56%
Oncore Ultra	10,920	$20.632066	$225,303	1.40%	9.40%	0.56%	8/7/06

	7,073,341		$146,560,498

2005
Top Tradition	68,469	$18.127282	$1,241,150	1.10%	8.03%	0.19%
Top Plus	24,543	$18.277281	$448,582	0.90%	8.24%	0.18%
Investar Vision	1,488	$10.357397	$15,412	1.40%	3.57%	0.00%	11/02/05
Top Explorer	54,480	$17.978735	$979,475	1.30%	7.81%	0.17%
Oncore & Firstar Oncore Flex	22,931	$17.831615	$408,905	1.50%	7.60%	0.19%
Oncore & Firstar Oncore Value	822,286	$18.277281	$15,029,151	0.90%	8.24%	0.15%
Oncore & Firstar Oncore Premier	1,185,325	$17.904933	$21,223,165	1.40%	7.71%	0.15%
Oncore & Firstar Oncore Xtra	1,063,060	$17.904933	$19,034,019	1.40%	7.71%	0.15%
Oncore & Firstar Oncore Lite	1,903,328	$17.904933	$34,078,970	1.40%	7.71%	0.15%

	5,145,910		$92,458,829

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

J.P. Morgan Series Trust II: (continued)
Mid Cap Value Subaccount (continued)
2004
Top Tradition	42,936	$16.780309	$720,484	1.10%	19.74%	0.26%
Top Plus	19,008	$16.885789	$320,973	0.90%	19.98%	0.24%
Top Explorer	37,732	$16.675598	$629,202	1.30%	19.50%	0.23%
Oncore & Firstar Oncore Flex	17,986	$16.571704	$298,066	1.50%	19.27%	0.27%
Oncore & Firstar Oncore Value	254,317	$16.885789	$4,294,342	0.90%	19.98%	0.26%
Oncore & Firstar Oncore Premier	571,517	$16.623513	$9,500,602	1.40%	19.38%	0.25%
Oncore & Firstar Oncore Xtra	652,219	$16.623513	$10,842,172	1.40%	19.38%	0.25%
Oncore & Firstar Oncore Lite	516,511	$16.623513	$8,586,223	1.40%	19.38%	0.25%

	2,112,226		$35,192,064

AllianceBernstein Variable Series Product Fund, Inc. — Class B:
Global Bond Subaccount
2007
Oncore Value	6,610	$13.641675	$90,167	0.90%	9.16%	2.97%
Oncore Premier	5,675	$13.079810	$74,227	1.40%	8.62%	2.84%
Oncore & Firstar Oncore Xtra	8,002	$13.079810	$104,666	1.40%	8.62%	2.84%

	20,287		$269,060

2006
Oncore Value	6,661	$12.497051	$83,239	0.90%	3.71%	1.46%
Oncore & Firstar Oncore Premier	6,939	$12.042043	$83,560	1.40%	3.20%	1.32%
Oncore & Firstar Oncore Xtra	14,105	$12.042043	$169,854	1.40%	3.20%	1.32%

	27,705		$336,653

2005
Oncore Flex	109	$11.593853	$1,259	1.50%	–9.22%	9.31%
Oncore Value	8,959	$12.049779	$107,951	0.90%	–8.69%	8.88%
Oncore & Firstar Oncore Premier	7,251	$11.668441	$84,612	1.40%	–9.13%	9.00%
Oncore Xtra	14,360	$11.668441	$167,558	1.40%	–9.13%	9.00%

	30,679		$361,380

2004
Oncore Flex	329	$12.771964	$4,207	1.50%	7.71%	4.78%
Oncore Value	8,961	$13.195901	$118,245	0.90%	8.36%	5.52%
Oncore & Firstar Oncore Premier	9,172	$12.841488	$117,787	1.40%	7.82%	5.68%
Oncore Xtra	12,022	$12.841488	$154,379	1.40%	7.82%	5.68%

	30,484		$394,618

Growth & Income Subaccount
2008
Oncore Premier	22,232	$7.676043	$170,655	1.40%	–41.52%	2.08%
Oncore Xtra	1,823	$7.676043	$13,994	1.40%	–41.52%	2.08%

	24,055		$184,649

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

AllianceBernstein Variable Series Product Fund, Inc. — Class B: (continued)
Growth & Income Subaccount (continued)

2007
Oncore Flex	956	$13.015680	$12,443	1.50%	3.30%	1.19%
Oncore Value	2,528	$13.689129	$34,601	0.90%	3.92%	1.08%
Oncore & Firstar Oncore Premier	34,167	$13.125243	$448,464	1.40%	3.40%	1.19%
Oncore & Firstar Oncore Xtra	21,958	$13.125243	$288,199	1.40%	3.40%	1.19%
Oncore Lite	653	$13.125243	$8,573	1.40%	3.40%	1.19%

	60,262		$792,280

2006
Oncore Flex	1,824	$12.599638	$22,983	1.50%	15.26%	1.25%
Oncore Value	3,689	$13.172788	$48,591	0.90%	15.94%	1.07%
Oncore & Firstar Oncore Premier	50,025	$12.693113	$634,970	1.40%	15.37%	1.17%
Oncore & Firstar Oncore Xtra	47,650	$12.693113	$604,823	1.40%	15.37%	1.17%
Oncore Lite	3,163	$12.693113	$40,154	1.40%	15.37%	1.17%

	106,351		$1,351,521

2005
Oncore & Firstar Oncore Flex	5,297	$10.931504	$57,903	1.50%	3.05%	1.26%
Oncore Value	5,785	$11.361422	$65,725	0.90%	3.67%	1.28%
Oncore & Firstar Oncore Premier	69,499	$11.001805	$764,614	1.40%	3.16%	1.31%
Oncore & Firstar Oncore Xtra	44,739	$11.001805	$492,212	1.40%	3.16%	1.31%
Oncore Lite	4,733	$11.001805	$52,075	1.40%	3.16%	1.31%

	130,053		$1,432,529

2004
Oncore & Firstar Oncore Flex	7,338	$10.607514	$77,837	1.50%	9.57%	0.72%
Oncore & Firstar Oncore Value	6,254	$10.959703	$68,545	0.90%	10.23%	0.85%
Oncore & Firstar Oncore Premier	92,775	$10.665247	$989,464	1.40%	9.68%	0.74%
Oncore & Firstar Oncore Xtra	48,168	$10.665247	$513,725	1.40%	9.68%	0.74%
Oncore Lite	4,881	$10.665247	$52,054	1.40%	9.68%	0.74%

	159,416		$1,701,625

Small Cap Growth Subaccount
2008
Oncore Premier	1,581	$8.651477	$13,673	1.40%	–46.38%	0.00%
Oncore Xtra	89	$8.651477	$771	1.40%	–46.38%	0.00%

	1,670		$14,444

2007
Oncore & Firstar Oncore Premier	6,077	$16.134106	$98,060	1.40%	12.12%	0.00%
Oncore Xtra	1,339	$16.134106	$21,597	1.40%	12.12%	0.00%

	7,416		$119,657

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

AllianceBernstein Variable Series Product Fund, Inc. — Class B: (continued)
Small Cap Growth Subaccount (continued)

2006
Oncore & Firstar Oncore Value	1,144	$14.934115	$17,086	0.90%	9.52%	0.00%
Oncore & Firstar Oncore Premier	8,282	$14.390162	$119,175	1.40%	8.98%	0.00%
Oncore Xtra	1,348	$14.390162	$19,394	1.40%	8.98%	0.00%

	10,774		$155,655

2005
Oncore & Firstar Oncore Value	1,693	$13.635838	$23,091	0.90%	3.92%	0.00%
Oncore & Firstar Oncore Premier	13,925	$13.204143	$183,871	1.40%	3.41%	0.00%
Oncore Xtra	1,365	$13.204143	$18,010	1.40%	3.41%	0.00%

	16,983		$224,972

2004
Oncore & Firstar Oncore Value	1,668	$13.120908	$21,888	0.90%	13.36%	0.00%
Oncore & Firstar Oncore Premier	16,273	$12.768290	$207,768	1.40%	12.80%	0.00%
Oncore Xtra	1,735	$12.768290	$22,156	1.40%	12.80%	0.00%

	19,676		$251,812

MFS Variable Insurance Trust — Service Class:
New Discovery Subaccount
2008
Top Tradition	3,064	$7.586099	$23,246	1.10%	–40.18%	0.00%
Top Plus	360	$7.694636	$2,773	0.90%	–40.06%	0.00%
Top Spectrum	246	$9.344784	$2,296	1.40%	–40.36%	0.00%
Top Explorer	2,803	$7.479307	$20,963	1.30%	–40.30%	0.00%
Oncore Flex	26,278	$7.374183	$193,782	1.50%	–40.42%	0.00%
Oncore Value	94,361	$7.694636	$726,070	0.90%	–40.06%	0.00%
Oncore Premier	124,494	$7.426480	$924,557	1.40%	–40.36%	0.00%
Oncore Xtra	73,320	$7.426480	$544,509	1.40%	–40.36%	0.00%
Oncore Lite	69,468	$7.426480	$515,899	1.40%	–40.36%	0.00%
Oncore Ultra	11,370	$7.426480	$84,438	1.40%	–40.36%	0.00%

	405,764		$3,038,533

2007
Top Tradition	3,463	$12.681684	$43,916	1.10%	1.13%	0.00%
Top Plus	290	$12.837514	$3,717	0.90%	1.33%	0.00%
Top Spectrum	268	$15.668310	$4,195	1.40%	0.83%	0.00%
Top Explorer	3,085	$12.528022	$38,647	1.30%	0.93%	0.00%
Oncore Flex	26,150	$12.376474	$323,641	1.50%	0.73%	0.00%
Oncore & Firstar Oncore Value	48,398	$12.837514	$621,310	0.90%	1.33%	0.00%
Oncore & Firstar Oncore Premier	89,487	$12.451903	$1,114,300	1.40%	0.83%	0.00%
Oncore & Firstar Oncore Xtra	57,056	$12.451903	$710,450	1.40%	0.83%	0.00%
Oncore & Firstar Oncore Lite	104,674	$12.451903	$1,303,388	1.40%	0.83%	0.00%
Oncore Ultra	5,400	$12.451903	$67,246	1.40%	0.83%	0.00%

	338,271		$4,230,810

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

MFS Variable Insurance Trust — Service Class: (continued)
New Discovery Subaccount (continued)
2006
Top Tradition	2,506	$12.539731	$31,428	1.10%	11.70%	0.00%
Top Plus	241	$12.668542	$3,047	0.90%	11.93%	0.00%
Investar Vision & Top Spectrum	6,065	$15.539169	$94,251	1.40%	11.37%	0.00%
Top Explorer	2,263	$12.412427	$28,088	1.30%	11.48%	0.00%
Oncore Flex	967	$12.286635	$11,878	1.50%	11.27%	0.00%
Oncore & Firstar Oncore Value	50,574	$12.668542	$640,702	0.90%	11.93%	0.00%
Oncore & Firstar Oncore Premier	76,140	$12.349275	$940,286	1.40%	11.37%	0.00%
Oncore & Firstar Oncore Xtra	47,922	$12.349275	$591,797	1.40%	11.37%	0.00%
Oncore & Firstar Oncore Lite	54,284	$12.349275	$670,367	1.40%	11.37%	0.00%
Oncore Ultra	1,597	$12.349275	$19,719	1.40%	17.39%	0.00%	8/7/06

	242,559		$3,031,563

2005
Top Tradition	2,664	$11.225808	$29,907	1.10%	3.89%	0.00%
Top Plus	571	$11.318722	$6,457	0.90%	4.10%	0.00%
Investar Vision & Top Spectrum	6,065	$13.952143	$84,625	1.40%	3.58%	0.00%
Top Explorer	10,246	$11.133753	$114,072	1.30%	3.69%	0.00%
Oncore & Firstar Oncore Value	49,231	$11.318722	$557,234	0.90%	4.10%	0.00%
Oncore & Firstar Oncore Premier	77,781	$11.088033	$862,434	1.40%	3.58%	0.00%
Oncore & Firstar Oncore Xtra	58,523	$11.088033	$648,905	1.40%	3.58%	0.00%
Oncore & Firstar Oncore Lite	39,581	$11.088033	$438,878	1.40%	3.58%	0.00%

	244,662		$2,742,512

2004
Top Tradition	4,849	$10.805330	$52,395	1.10%	5.05%	0.00%
Top Plus	571	$10.873273	$6,203	0.90%	5.26%	0.00%
Investar Vision & Top Spectrum	6,065	$13.469273	$81,696	1.40%	4.74%	0.00%
Top Explorer	10,550	$10.737853	$113,280	1.30%	4.84%	0.00%
Oncore & Firstar Oncore Flex	1,454	$10.670943	$15,519	1.50%	4.64%	0.00%
Oncore & Firstar Oncore Value	19,767	$10.873273	$214,928	0.90%	5.26%	0.00%
Oncore & Firstar Oncore Premier	83,654	$10.704295	$895,461	1.40%	4.74%	0.00%
Oncore & Firstar Oncore Xtra	54,972	$10.704295	$588,439	1.40%	4.74%	0.00%
Oncore & Firstar Oncore Lite	41,765	$10.704295	$447,063	1.40%	4.74%	0.00%

	223,647		$2,414,984

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

MFS Variable Insurance Trust — Service Class: (continued)

Investors Growth Stock Subaccount
2008
Top Tradition	3,780	$7.499617	$28,349	1.10%	–37.67%	0.29%
Top Plus	2,207	$7.606911	$16,789	0.90%	–37.54%	0.31%
Top Explorer	1,248	$7.394042	$9,225	1.30%	–37.79%	0.31%
Oncore Flex	231	$7.290106	$1,681	1.50%	–37.92%	0.07%
Oncore Value	128,984	$7.606911	$981,173	0.90%	–37.54%	0.23%
Oncore Premier	101,584	$7.341830	$745,810	1.40%	–37.85%	0.29%
Oncore Xtra	194,244	$7.341830	$1,426,107	1.40%	–37.85%	0.29%
Oncore Lite	117,311	$7.341830	$861,275	1.40%	–37.85%	0.29%
Oncore Ultra	4,806	$7.341830	$35,288	1.40%	–37.85%	0.29%

	554,395		$4,105,697

2007
Top Tradition	4,086	$12.031833	$49,166	1.10%	9.81%	0.09%
Top Plus	4,127	$12.179685	$50,263	0.90%	10.03%	0.11%
Top Explorer	1,481	$11.886051	$17,602	1.30%	9.59%	0.08%
Oncore Flex	2,328	$11.742244	$27,341	1.50%	9.38%	0.08%
Oncore Value	65,982	$12.179685	$803,646	0.90%	10.03%	0.08%
Oncore & Firstar Oncore Premier	104,535	$11.813853	$1,234,952	1.40%	9.48%	0.09%
Oncore & Firstar Oncore Xtra	196,951	$11.813853	$2,326,749	1.40%	9.48%	0.09%
Oncore & Firstar Oncore Lite	87,802	$11.813853	$1,037,275	1.40%	9.48%	0.09%
Oncore Ultra	2,162	$11.813853	$25,540	1.40%	9.48%	0.09%

	469,454		$5,572,534

2006
Top Tradition	2,060	$10.956952	$22,576	1.10%	6.14%	0.00%
Top Plus	3,866	$11.069521	$42,790	0.90%	6.35%	0.00%
Top Explorer	1,563	$10.845711	$16,957	1.30%	5.93%	0.00%
Oncore Flex	2,331	$10.735763	$25,026	1.50%	5.72%	0.00%
Oncore Value	52,228	$11.069521	$578,140	0.90%	6.35%	0.00%
Oncore & Firstar Oncore Premier	126,187	$10.790536	$1,361,614	1.40%	5.83%	0.00%
Oncore & Firstar Oncore Xtra	184,333	$10.790536	$1,989,054	1.40%	5.83%	0.00%
Oncore & Firstar Oncore Lite	72,462	$10.790536	$781,903	1.40%	5.83%	0.00%
Oncore Ultra	771	$10.790536	$8,324	1.40%	11.30%	0.00%	8/7/06

	445,801		$4,826,384

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

MFS Variable Insurance Trust — Service Class: (continued)
Investors Growth Stock Subaccount (continued)
2005
Top Tradition	2,307	$10.323124	$23,818	1.10%	3.10%	0.16%
Top Plus	6,523	$10.408592	$67,898	0.90%	3.30%	0.15%
Top Explorer	2,544	$10.238472	$26,051	1.30%	2.89%	0.11%
Oncore Flex	2,334	$10.154653	$23,702	1.50%	2.69%	0.15%
Oncore & Firstar Oncore Value	49,450	$10.408592	$514,706	0.90%	3.30%	0.12%
Oncore & Firstar Oncore Premier	144,380	$10.196440	$1,472,160	1.40%	2.79%	0.14%
Oncore & Firstar Oncore Xtra	193,837	$10.196440	$1,976,449	1.40%	2.79%	0.14%
Oncore & Firstar Oncore Lite	44,799	$10.196440	$456,783	1.40%	2.79%	0.14%

	446,174		$4,561,567

2004
Top Tradition	4,968	$10.013159	$49,749	1.10%	7.80%	0.00%
Top Plus	6,338	$10.076135	$63,860	0.90%	8.01%	0.00%
Top Explorer	1,451	$9.950631	$14,434	1.30%	7.58%	0.00%
Oncore Flex	1,485	$9.888605	$14,686	1.50%	7.37%	0.00%
Oncore & Firstar Oncore Value	38,931	$10.076135	$392,269	0.90%	8.01%	0.00%
Oncore & Firstar Oncore Premier	160,946	$9.919542	$1,596,520	1.40%	7.48%	0.00%
Oncore & Firstar Oncore Xtra	147,730	$9.919542	$1,465,413	1.40%	7.48%	0.00%
Oncore & Firstar Oncore Lite	47,262	$9.919542	$468,813	1.40%	7.48%	0.00%

	409,111		$4,065,744

Mid Cap Growth Subaccount
2008
Top Tradition	5,657	$5.069714	$28,679	1.10%	–52.12%	0.00%
Top Plus	5,652	$5.142267	$29,066	0.90%	–52.03%	0.00%
Top Spectrum	766	$7.970349	$6,103	1.40%	–52.27%	0.00%
Top Explorer	31,648	$4.998344	$158,186	1.30%	–52.22%	0.00%
Oncore Flex	28,715	$4.928058	$141,510	1.50%	–52.31%	0.00%
Oncore Value	452,285	$5.142267	$2,325,768	0.90%	–52.03%	0.00%
Oncore Premier	544,713	$4.963011	$2,703,416	1.40%	–52.27%	0.00%
Oncore Xtra	398,190	$4.963011	$1,976,223	1.40%	–52.27%	0.00%
Oncore Lite	1,332,181	$4.963011	$6,611,631	1.40%	–52.27%	0.00%
Oncore Ultra	132,838	$4.963011	$659,276	1.40%	–52.27%	0.00%
Oncore Wrap	255	$5.496890	$1,400	0.65%	–51.91%	0.00%

	2,932,900		$14,641,258

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

MFS Variable Insurance Trust — Service Class: (continued)
Mid Cap Growth Subaccount (continued)
2007
Top Tradition	5,467	$10.589068	$57,886	1.10%	8.31%	0.00%
Top Plus	6,067	$10.719214	$65,035	0.90%	8.53%	0.00%
Investar Vision & Top Spectrum	983	$16.697336	$16,416	1.40%	7.99%	0.00%
Top Explorer	29,939	$10.460762	$313,186	1.30%	8.10%	0.00%
Oncore & Firstar Oncore Flex	22,908	$10.334185	$236,740	1.50%	7.88%	0.00%
Oncore & Firstar Oncore Value	412,365	$10.719214	$4,420,232	0.90%	8.53%	0.00%
Oncore & Firstar Oncore Premier	529,101	$10.397166	$5,501,147	1.40%	7.99%	0.00%
Oncore & Firstar Oncore Xtra	396,911	$10.397166	$4,126,749	1.40%	7.99%	0.00%
Oncore & Firstar Oncore Lite	1,168,055	$10.397166	$12,144,467	1.40%	7.99%	0.00%
Oncore Ultra	112,691	$10.397166	$1,171,664	1.40%	7.99%	0.00%
Oncore Wrap	176	$11.429880	$2,007	0.65%	8.80%	0.00%

	2,684,663		$28,055,529

2006
Top Tradition	7,718	$9.776518	$75,456	1.10%	1.19%	0.00%
Top Plus	7,385	$9.876987	$72,946	0.90%	1.39%	0.00%
Investar Vision & Top Spectrum	1,023	$15.462066	$15,815	1.40%	0.89%	0.00%
Top Explorer	28,329	$9.677244	$274,146	1.30%	0.99%	0.00%
Oncore & Firstar Oncore Flex	4,911	$9.579140	$47,047	1.50%	0.79%	0.00%
Oncore & Firstar Oncore Value	190,828	$9.876987	$1,884,802	0.90%	1.39%	0.00%
Oncore & Firstar Oncore Premier	357,007	$9.627990	$3,437,269	1.40%	0.89%	0.00%
Oncore & Firstar Oncore Xtra	188,960	$9.627990	$1,819,301	1.40%	0.89%	0.00%
Oncore & Firstar Oncore Lite	493,294	$9.627990	$4,749,430	1.40%	0.89%	0.00%
Oncore Ultra	39,056	$9.627990	$376,027	1.40%	9.09%	0.00%	8/7/06

	1,318,511		$12,752,239

2005
Top Tradition	8,035	$9.661860	$77,632	1.10%	1.74%	0.00%
Top Plus	7,619	$9.741876	$74,224	0.90%	1.94%	0.00%
Investar Vision & Top Spectrum	1,131	$15.325981	$17,334	1.40%	1.44%	0.00%
Top Explorer	30,195	$9.582619	$289,345	1.30%	1.54%	0.00%
Oncore Flex	2,640	$9.504178	$25,089	1.50%	1.34%	0.00%
Oncore & Firstar Oncore Value	50,988	$9.741876	$496,723	0.90%	1.94%	0.00%
Oncore & Firstar Oncore Premier	230,285	$9.543251	$2,197,664	1.40%	1.44%	0.00%
Oncore & Firstar Oncore Xtra	98,195	$9.543251	$937,103	1.40%	1.44%	0.00%
Oncore & Firstar Oncore Lite	69,956	$9.543251	$667,604	1.40%	1.44%	0.00%

	499,044		$4,782,718

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

MFS Variable Insurance Trust — Service Class: (continued)
Mid Cap Growth Subaccount (continued)
2004
Top Tradition	9,905	$9.496516	$94,067	1.10%	13.13%	0.00%
Top Plus	6,140	$9.556262	$58,680	0.90%	13.36%	0.00%
Investar Vision & Top Spectrum	1,757	$15.108281	$26,538	1.40%	12.80%	0.00%
Top Explorer	15,501	$9.437194	$146,290	1.30%	12.91%	0.00%
Oncore & Firstar Oncore Flex	7,456	$9.378381	$69,921	1.50%	12.68%	0.00%
Oncore & Firstar Oncore Value	42,864	$9.556262	$409,622	0.90%	13.36%	0.00%
Oncore & Firstar Oncore Premier	237,675	$9.407690	$2,235,958	1.40%	12.80%	0.00%
Oncore & Firstar Oncore Xtra	119,645	$9.407690	$1,125,586	1.40%	12.80%	0.00%
Oncore & Firstar Oncore Lite	54,171	$9.407690	$509,628	1.40%	12.80%	0.00%

	495,114		$4,676,290

Total Return Subaccount
2008
Top Tradition	75,410	$10.709937	$807,636	1.10%	–23.17%	2.93%
Top Plus	48,050	$10.863126	$521,972	0.90%	–23.02%	2.88%
Investar Vision & Top Spectrum	20,472	$11.153053	$228,330	1.40%	–23.40%	2.94%
Top Explorer	56,664	$10.559245	$598,327	1.30%	–23.32%	2.77%
Oncore Flex	155,265	$10.410864	$1,616,444	1.50%	–23.47%	2.79%
Oncore Value	742,596	$10.863126	$8,066,909	0.90%	–23.02%	2.79%
Oncore Premier	1,612,192	$10.484710	$16,903,378	1.40%	–23.40%	2.93%
Oncore Xtra	805,227	$10.484710	$8,442,572	1.40%	–23.40%	2.93%
Oncore Lite	1,370,785	$10.484710	$14,372,285	1.40%	–23.40%	2.93%
Oncore Ultra	52,285	$10.484710	$548,188	1.40%	–23.40%	2.93%
Oncore Wrap	1,441	$8.207309	$11,823	0.65%	–22.82%	3.41%

	4,940,387		$52,117,864

2007
Top Tradition	87,083	$13.939668	$1,213,911	1.10%	2.80%	2.38%
Top Plus	62,275	$14.110952	$878,757	0.90%	3.00%	2.57%
Investar Vision & Top Spectrum	25,460	$14.559673	$370,695	1.40%	2.49%	2.23%
Top Explorer	75,394	$13.770825	$1,038,237	1.30%	2.59%	2.37%
Oncore & Firstar Oncore Flex	133,610	$13.604245	$1,817,658	1.50%	2.39%	1.53%
Oncore & Firstar Oncore Value	800,532	$14.110952	$11,296,271	0.90%	3.00%	2.25%
Oncore & Firstar Oncore Premier	2,106,738	$13.687185	$28,835,315	1.40%	2.49%	2.32%
Oncore & Firstar Oncore Xtra	1,016,114	$13.687185	$13,907,745	1.40%	2.49%	2.32%
Oncore & Firstar Oncore Lite	1,350,696	$13.687185	$18,487,225	1.40%	2.49%	2.32%
Oncore Ultra	62,817	$13.687185	$859,783	1.40%	2.49%	2.32%

	5,720,719		$78,705,597

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

MFS Variable Insurance Trust — Service Class: (continued)
Total Return Subaccount (continued
2006
Top Tradition	90,029	$13.560219	$1,220,810	1.10%	10.41%	2.30%
Top Plus	82,282	$13.699522	$1,127,228	0.90%	10.63%	2.29%
Investar Vision & Top Spectrum	27,199	$14.205597	$386,384	1.40%	10.09%	2.33%
Top Explorer	81,353	$13.422599	$1,091,975	1.30%	10.19%	2.23%
Oncore & Firstar Oncore Flex	48,364	$13.286570	$642,589	1.50%	9.98%	2.20%
Oncore & Firstar Oncore Value	679,107	$13.699522	$9,303,437	0.90%	10.63%	2.11%
Oncore & Firstar Oncore Premier	2,227,641	$13.354330	$29,748,644	1.40%	10.09%	2.17%
Oncore & Firstar Oncore Xtra	1,135,745	$13.354330	$15,167,119	1.40%	10.09%	2.17%
Oncore & Firstar Oncore Lite	1,086,554	$13.354330	$14,510,198	1.40%	10.09%	2.17%
Oncore Ultra	16,815	$13.354330	$224,559	1.40%	8.08%	2.17%	8/7/06

	5,475,089		$73,422,943

2005
Top Tradition	123,025	$12.281462	$1,510,931	1.10%	1.48%	1.91%
Top Plus	110,150	$12.383129	$1,364,001	0.90%	1.69%	1.85%
Investar Vision & Top Spectrum	36,869	$12.904044	$475,760	1.40%	1.18%	1.72%
Top Explorer	98,575	$12.180780	$1,200,714	1.30%	1.28%	1.80%
Oncore & Firstar Oncore Flex	52,087	$12.081085	$629,264	1.50%	1.09%	2.01%
Oncore & Firstar Oncore Value	668,633	$12.383129	$8,279,765	0.90%	1.69%	1.72%
Oncore & Firstar Oncore Premier	2,562,775	$12.130767	$31,088,426	1.40%	1.18%	1.82%
Oncore & Firstar Oncore Xtra	1,389,861	$12.130767	$16,860,079	1.40%	1.18%	1.82%
Oncore & Firstar Oncore Lite	954,019	$12.130767	$11,572,998	1.40%	1.18%	1.82%

	5,995,994		$72,981,938

2004
Top Tradition	117,586	$12.101817	$1,423,003	1.10%	9.82%	1.48%
Top Plus	114,704	$12.177912	$1,396,858	0.90%	10.03%	1.52%
Investar Vision & Top Spectrum	28,501	$12.752922	$363,471	1.40%	9.49%	1.04%
Top Explorer	95,731	$12.026280	$1,151,292	1.30%	9.60%	1.45%
Oncore & Firstar Oncore Flex	64,564	$11.951339	$771,621	1.50%	9.38%	1.52%
Oncore & Firstar Oncore Value	463,212	$12.177912	$5,640,952	0.90%	10.03%	1.43%
Oncore & Firstar Oncore Premier	2,269,205	$11.988710	$27,204,845	1.40%	9.49%	1.48%
Oncore & Firstar Oncore Xtra	1,424,045	$11.988710	$17,072,462	1.40%	9.49%	1.48%
Oncore & Firstar Oncore Lite	699,452	$11.988710	$8,385,524	1.40%	9.49%	1.48%

	5,277,000		$63,410,028

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

PIMCO Variable Insurance Trust — Administrative Shares:
Real Return Subaccount
2008
Top Tradition	75,006	$12.537931	$940,426	1.10%	–8.05%	3.55%
Top Plus	37,696	$12.698430	$478,684	0.90%	–7.87%	3.52%
Investar Vision & Top Spectrum	5,019	$12.301525	$61,745	1.40%	–8.32%	3.51%
Top Explorer	72,586	$12.379853	$898,607	1.30%	–8.23%	3.56%
Oncore Flex	146,828	$12.223933	$1,794,821	1.50%	–8.41%	3.58%
Oncore Value	3,168,480	$12.698430	$40,234,716	0.90%	–7.87%	3.52%
Oncore Premier	3,630,481	$12.301525	$44,660,442	1.40%	–8.32%	3.51%
Oncore Xtra	3,385,257	$12.301525	$41,643,825	1.40%	–8.32%	3.51%
Oncore Lite	5,913,565	$12.301525	$72,745,866	1.40%	–8.32%	3.51%
Oncore Ultra	265,643	$12.301525	$3,267,811	1.40%	–8.32%	3.51%
Oncore Wrap	9,807	$10.037066	$98,429	0.65%	–7.64%	3.63%

	16,710,368		$206,825,372

2007
Top I	367	$10.986548	$4,037	1.10%	9.46%	4.83%
Top Tradition	66,093	$13.635395	$901,200	1.10%	9.46%	4.65%
Top Plus	42,244	$13.782516	$582,230	0.90%	9.68%	4.55%
Investar Vision & Top Spectrum	5,607	$13.418119	$75,233	1.40%	9.13%	4.64%
Top Explorer	61,305	$13.490184	$827,010	1.30%	9.24%	4.54%
Oncore & Firstar Oncore Flex	50,979	$13.346672	$680,398	1.50%	9.02%	4.71%
Oncore & Firstar Oncore Value	2,981,292	$13.782516	$41,089,703	0.90%	9.68%	4.69%
Oncore & Firstar Oncore Premier	3,786,391	$13.418119	$50,806,258	1.40%	9.13%	4.67%
Oncore & Firstar Oncore Xtra	3,377,056	$13.418119	$45,313,733	1.40%	9.13%	4.67%
Oncore & Firstar Oncore Lite	5,234,092	$13.418119	$70,231,675	1.40%	9.13%	4.67%
Oncore Ultra	107,688	$13.418119	$1,444,970	1.40%	9.13%	4.67%
Oncore Wrap	1,571	$10.866893	$17,068	0.65%	9.95%	4.64%

	15,714,685		$211,973,515

2006
Top I	268	$10.037231	$2,685	1.10%	–0.38%	4.14%
Top Tradition	75,554	$12.457193	$941,185	1.10%	–0.38%	4.18%
Top Plus	73,608	$12.566552	$924,994	0.90%	–0.18%	4.35%
Investar Vision & Top Spectrum	7,567	$12.295258	$93,032	1.40%	–0.67%	4.20%
Top Explorer	122,592	$12.349018	$1,513,894	1.30%	–0.57%	4.40%
Oncore & Firstar Oncore Flex	31,833	$12.241908	$389,695	1.50%	–0.77%	4.09%
Oncore & Firstar Oncore Value	2,654,325	$12.566552	$33,355,708	0.90%	–0.18%	4.32%
Oncore & Firstar Oncore Premier	4,045,717	$12.295258	$49,743,160	1.40%	–0.67%	4.26%
Oncore & Firstar Oncore Xtra	3,363,850	$12.295258	$41,359,399	1.40%	–0.67%	4.26%
Oncore & Firstar Oncore Lite	4,989,096	$12.295258	$61,342,225	1.40%	–0.67%	4.26%
Oncore Ultra	12,426	$12.295258	$152,781	1.40%	–1.18%	4.26%	8/7/06

	15,376,836		$189,818,758

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

PIMCO Variable Insurance Trust — Administrative Shares: (continued)
Real Return Subaccount (continued)
2005
Top Tradition	74,919	$12.504455	$936,817	1.10%	0.99%	2.79%
Top Plus	52,018	$12.589324	$654,871	0.90%	1.19%	2.74%
Investar Vision & Top Spectrum	7,103	$12.378441	$87,921	1.40%	0.69%	2.64%
Top Explorer	68,471	$12.420313	$850,426	1.30%	0.79%	2.70%
Oncore & Firstar Oncore Flex	41,815	$12.336855	$515,866	1.50%	0.59%	2.53%
Oncore & Firstar Oncore Value	1,679,093	$12.589324	$21,138,648	0.90%	1.19%	3.00%
Oncore & Firstar Oncore Premier	3,082,173	$12.378441	$38,152,497	1.40%	0.69%	2.90%
Oncore & Firstar Oncore Xtra	2,768,850	$12.378441	$34,274,050	1.40%	0.69%	2.90%
Oncore & Firstar Oncore Lite	3,648,614	$12.378441	$45,164,164	1.40%	0.69%	2.90%

	11,423,056		$141,775,260

2004
Top Tradition	57,850	$12.381890	$716,297	1.10%	7.73%	0.95%
Top Plus	41,648	$12.441318	$518,155	0.90%	7.94%	0.95%
Investar Vision & Top Spectrum	6,996	$12.293387	$85,999	1.40%	7.41%	0.95%
Top Explorer	65,261	$12.322822	$804,197	1.30%	7.52%	1.01%
Oncore & Firstar Oncore Flex	50,207	$12.264135	$615,750	1.50%	7.30%	0.97%
Oncore & Firstar Oncore Value	561,294	$12.441318	$6,983,237	0.90%	7.94%	1.16%
Oncore & Firstar Oncore Premier	1,548,335	$12.293387	$19,034,280	1.40%	7.41%	1.06%
Oncore & Firstar Oncore Xtra	1,657,418	$12.293387	$20,375,283	1.40%	7.41%	1.06%
Oncore & Firstar Oncore Lite	1,317,123	$12.293387	$16,191,902	1.40%	7.41%	1.06%

	5,306,132		$65,325,100

Total Return Subaccount
2008
Top Tradition	59,494	$13.054217	$776,642	1.10%	3.67%	4.47%
Top Plus	42,397	$13.221299	$560,541	0.90%	3.87%	4.46%
Investar Vision & Top Spectrum	1,835	$12.808109	$23,499	1.40%	3.36%	4.47%
Top Explorer	67,589	$12.889622	$871,202	1.30%	3.46%	4.50%
Oncore Flex	644,145	$12.727285	$8,198,214	1.50%	3.26%	4.62%
Oncore Value	5,920,408	$13.221299	$78,275,485	0.90%	3.87%	4.44%
Oncore Premier	6,532,441	$12.808109	$83,668,213	1.40%	3.36%	4.45%
Oncore Xtra	5,933,708	$12.808109	$75,999,584	1.40%	3.36%	4.45%
Oncore Lite	15,833,994	$12.808109	$202,803,522	1.40%	3.36%	4.45%
Oncore Ultra	1,120,772	$12.808109	$14,354,968	1.40%	3.36%	4.45%
Oncore Wrap	13,528	$11.264055	$152,382	0.65%	4.13%	4.43%

	36,170,311		$465,684,252

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

PIMCO Variable Insurance Trust — Administrative Shares: (continued)
Total Return Subaccount (continued)
2007
Top I	133	$11.213583	$1,493	1.10%	7.57%	4.64%
Top Tradition	62,116	$12.592535	$782,194	1.10%	7.57%	4.62%
Top Plus	43,433	$12.728410	$552,833	0.90%	7.79%	4.69%
Investar Vision & Top Spectrum	1,896	$12.391894	$23,493	1.40%	7.25%	4.57%
Top Explorer	63,673	$12.458408	$793,262	1.30%	7.36%	4.69%
Oncore & Firstar Oncore Flex	245,216	$12.325867	$3,022,496	1.50%	7.15%	4.85%
Oncore & Firstar Oncore Value	5,235,746	$12.728410	$66,642,722	0.90%	7.79%	4.89%
Oncore & Firstar Oncore Premier	5,734,503	$12.391894	$71,061,364	1.40%	7.25%	4.81%
Oncore & Firstar Oncore Xtra	5,540,521	$12.391894	$68,657,543	1.40%	7.25%	4.81%
Oncore & Firstar Oncore Lite	12,222,703	$12.391894	$151,462,444	1.40%	7.25%	4.81%
Oncore Ultra	1,124,591	$12.391894	$13,935,810	1.40%	7.25%	4.81%
Oncore Wrap	8,794	$10.817213	$95,130	0.65%	8.06%	5.19%

	30,283,325		$377,030,784

2006
Top I	133	$10.424276	$1,388	1.10%	2.72%	4.29%
Top Tradition	59,001	$11.706171	$690,678	1.10%	2.72%	4.29%
Top Plus	40,019	$11.808941	$472,584	0.90%	2.93%	4.25%
Investar Vision & Top Spectrum	2,467	$11.554016	$28,503	1.40%	2.42%	4.04%
Top Explorer	52,289	$11.604508	$606,790	1.30%	2.52%	4.25%
Oncore & Firstar Oncore Flex	87,231	$11.503847	$1,003,487	1.50%	2.32%	5.06%
Oncore & Firstar Oncore Value	1,377,798	$11.808941	$16,270,338	0.90%	2.93%	4.57%
Oncore & Firstar Oncore Premier	3,345,505	$11.554016	$38,654,026	1.40%	2.42%	4.48%
Oncore & Firstar Oncore Xtra	2,879,631	$11.554016	$33,271,299	1.40%	2.42%	4.48%
Oncore & Firstar Oncore Lite	3,826,908	$11.554016	$44,216,152	1.40%	2.42%	4.48%
Oncore Ultra	272,486	$11.554016	$3,148,304	1.40%	2.16%	4.48%	8/7/06

	11,943,468		$138,363,549

2005
Top Tradition	47,776	$11.395691	$544,444	1.10%	1.34%	3.44%
Top Plus	41,173	$11.473039	$472,379	0.90%	1.54%	3.41%
Investar Vision & Top Spectrum	7,338	$11.280852	$82,773	1.40%	1.04%	3.65%
Top Explorer	50,501	$11.319001	$571,620	1.30%	1.14%	3.36%
Oncore & Firstar Oncore Flex	17,516	$11.242927	$196,931	1.50%	0.94%	3.31%
Oncore & Firstar Oncore Value	429,164	$11.473039	$4,923,818	0.90%	1.54%	3.52%
Oncore & Firstar Oncore Premier	1,678,924	$11.280852	$18,939,688	1.40%	1.04%	3.47%
Oncore & Firstar Oncore Xtra	1,413,795	$11.280852	$15,948,814	1.40%	1.04%	3.47%
Oncore & Firstar Oncore Lite	1,243,220	$11.280852	$14,024,590	1.40%	1.04%	3.47%

	4,929,407		$55,705,057

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

PIMCO Variable Insurance Trust — Administrative Shares: (continued)
Total Return Subaccount (continued)
2004
Top Tradition	38,222	$11.244848	$429,797	1.10%	3.75%	1.88%
Top Plus	38,494	$11.298824	$434,937	0.90%	3.95%	1.89%
Investar Vision & Top Spectrum	2,058	$11.164475	$22,976	1.40%	3.44%	1.83%
Top Explorer	49,501	$11.191194	$553,977	1.30%	3.54%	1.85%
Oncore & Firstar Oncore Flex	20,424	$11.137894	$227,484	1.50%	3.34%	1.89%
Oncore & Firstar Oncore Value	275,893	$11.298824	$3,117,269	0.90%	3.95%	1.88%
Oncore & Firstar Oncore Premier	1,174,175	$11.164475	$13,109,046	1.40%	3.44%	1.90%
Oncore & Firstar Oncore Xtra	1,196,240	$11.164475	$13,355,390	1.40%	3.44%	1.90%
Oncore & Firstar Oncore Lite	885,944	$11.164475	$9,891,103	1.40%	3.44%	1.90%

	3,680,951		$41,141,979

Global Bond Subaccount
2008
Top I	330	$11.013312	$3,637	1.10%	–1.92%	2.65%
Top Tradition	31,935	$13.476539	$430,370	1.10%	–1.92%	3.31%
Top Plus	6,173	$13.649026	$84,255	0.90%	–1.73%	3.17%
Investar Vision & Top Spectrum	2,475	$13.222468	$32,721	1.40%	–2.21%	3.34%
Top Explorer	27,318	$13.306610	$363,514	1.30%	–2.11%	3.17%
Oncore Flex	129,017	$13.139058	$1,695,159	1.50%	–2.31%	3.35%
Oncore Value	1,362,477	$13.649026	$18,596,489	0.90%	–1.73%	3.44%
Oncore Premier	1,303,898	$13.222468	$17,240,760	1.40%	–2.21%	3.43%
Oncore Xtra	1,266,823	$13.222468	$16,750,529	1.40%	–2.21%	3.43%
Oncore Lite	3,339,832	$13.222468	$44,160,821	1.40%	–2.21%	3.43%
Oncore Ultra	208,688	$13.222468	$2,759,367	1.40%	–2.21%	3.43%
Oncore Wrap	9,958	$10.771704	$107,260	0.65%	–1.48%	3.41%

	7,688,924		$102,224,882

2007
Top Tradition	20,178	$13.740471	$277,261	1.10%	8.55%	3.21%
Top Plus	2,635	$13.888722	$36,598	0.90%	8.76%	3.09%
Investar Vision & Top Spectrum	1,556	$13.521529	$21,041	1.40%	8.22%	3.29%
Top Explorer	14,957	$13.594097	$203,324	1.30%	8.33%	3.22%
Oncore Flex	27,914	$13.449508	$375,424	1.50%	8.12%	3.39%
Oncore & Firstar Oncore Value	437,377	$13.888722	$6,074,608	0.90%	8.76%	3.29%
Oncore & Firstar Oncore Premier	352,143	$13.521529	$4,761,504	1.40%	8.22%	3.31%
Oncore & Firstar Oncore Xtra	585,367	$13.521529	$7,915,053	1.40%	8.22%	3.31%
Oncore & Firstar Oncore Lite	850,296	$13.521529	$11,497,306	1.40%	8.22%	3.31%
Oncore Ultra	35,617	$13.521529	$481,600	1.40%	8.22%	3.31%
Oncore Wrap	493	$10.933659	$5,395	0.65%	9.03%	3.50%

	2,328,533		$31,649,114

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

PIMCO Variable Insurance Trust — Administrative Shares: (continued)
Global Bond Subaccount (continued)
2006
Top Tradition	22,023	$12.658636	$278,778	1.10%	3.51%	3.28%
Top Plus	6,803	$12.769755	$86,872	0.90%	3.72%	3.56%
Investar Vision & Top Spectrum	1,342	$12.494102	$16,769	1.40%	3.21%	3.23%
Top Explorer	13,689	$12.548684	$171,785	1.30%	3.31%	3.27%
Oncore Flex	10,486	$12.439870	$130,440	1.50%	3.11%	3.46%
Oncore & Firstar Oncore Value	296,361	$12.769755	$3,784,462	0.90%	3.72%	3.31%
Oncore & Firstar Oncore Premier	319,339	$12.494102	$3,989,857	1.40%	3.21%	3.32%
Oncore & Firstar Oncore Xtra	396,960	$12.494102	$4,959,657	1.40%	3.21%	3.32%
Oncore & Firstar Oncore Lite	431,636	$12.494102	$5,392,906	1.40%	3.21%	3.32%
Oncore Ultra	5,156	$12.494102	$64,416	1.40%	0.59%	3.32%	8/7/06

	1,503,795		$18,875,942

2005
Top Tradition	17,154	$12.228882	$209,779	1.10%	–7.64%	2.51%
Top Plus	2,779	$12.311876	$34,216	0.90%	–7.45%	2.27%
Investar Vision & Top Spectrum	1,362	$12.105658	$16,485	1.40%	–7.91%	2.51%
Top Explorer	13,458	$12.146562	$163,466	1.30%	–7.82%	2.46%
Oncore Flex	4,754	$12.064953	$57,358	1.50%	–8.00%	2.51%
Oncore & Firstar Oncore Value	195,504	$12.311876	$2,407,016	0.90%	–7.45%	2.66%
Oncore & Firstar Oncore Premier	206,521	$12.105658	$2,500,074	1.40%	–7.91%	2.57%
Oncore & Firstar Oncore Xtra	327,971	$12.105658	$3,970,304	1.40%	–7.91%	2.57%
Oncore & Firstar Oncore Lite	232,808	$12.105658	$2,818,295	1.40%	–7.91%	2.57%

	1,002,311		$12,176,993

2004
Top Tradition	15,010	$13.239901	$198,736	1.10%	9.40%	1.83%
Top Plus	6,872	$13.303437	$91,416	0.90%	9.61%	1.84%
Investar Vision & Top Spectrum	1,030	$13.145307	$13,535	1.40%	9.07%	1.82%
Top Explorer	13,258	$13.176725	$174,700	1.30%	9.18%	1.86%
Oncore Flex	3,656	$13.113999	$47,946	1.50%	8.96%	1.84%
Oncore & Firstar Oncore Value	81,063	$13.303437	$1,078,420	0.90%	9.61%	1.88%
Oncore & Firstar Oncore Premier	133,027	$13.145307	$1,748,688	1.40%	9.07%	1.87%
Oncore & Firstar Oncore Xtra	218,689	$13.145307	$2,874,731	1.40%	9.07%	1.87%
Oncore & Firstar Oncore Lite	123,337	$13.145307	$1,621,300	1.40%	9.07%	1.87%

	595,942		$7,849,472

VIT CommodityRealReturn Strategy Subaccount
2008
Oncore Value	25,792	$6.254089	$161,305	0.90%	–37.46%	0.69%	10/1/08
Oncore Premier	7,749	$6.246349	$48,396	1.40%	–37.54%	0.33%	10/1/08
Oncore Xtra	6,282	$6.246349	$39,242	1.40%	–37.54%	0.33%	10/1/08
Oncore Lite	170,979	$6.246349	$1,067,996	1.40%	–37.54%	0.33%	10/1/08
Oncore Ultra	16,133	$6.246349	$100,774	1.40%	–37.54%	0.33%	10/1/08

	226,935		$1,417,713

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Calvert Variable Series, Inc.:
Social Equity Subaccount
2008
Top Tradition	15,745	$5.516434	$86,854	1.10%	–36.50%	0.00%
Top Plus	2,985	$5.649135	$16,865	0.90%	–36.37%	0.00%
Investar Vision	245	$5.490817	$1,344	1.40%	–36.68%	0.00%
Top Explorer	21,079	$5.750601	$121,216	1.30%	–36.62%	0.00%

	40,054		$226,279

2007
Top Tradition	15,967	$8.686641	$138,699	1.10%	8.79%	0.00%
Top Plus	3,967	$8.877902	$35,217	0.90%	9.00%	0.00%
Investar Vision	246	$8.672105	$2,133	1.40%	8.46%	0.00%
Top Explorer	21,056	$9.073375	$191,048	1.30%	8.57%	0.00%

	41,236		$367,097

2006
Top Tradition	16,038	$7.985040	$128,064	1.10%	8.86%	0.00%
Top Plus	6,275	$8.144605	$51,109	0.90%	9.08%	0.00%
Top Explorer	28,733	$8.357120	$240,122	1.30%	8.65%	0.00%

	51,046		$419,295

2005
Top Tradition	17,644	$7.335001	$129,422	1.10%	3.41%	0.05%
Top Plus	7,136	$7.466812	$53,284	0.90%	3.61%	0.05%
Top Explorer	34,010	$7.691931	$261,597	1.30%	3.21%	0.06%

	58,790		$444,303

2004
Top Tradition	18,932	$7.093183	$134,289	1.10%	5.99%	0.08%
Top Plus	7,858	$7.206401	$56,626	0.90%	6.20%	0.07%
Top Explorer	35,436	$7.452996	$264,105	1.30%	5.78%	0.07%

	62,226		$455,020

Dreyfus Variable Investment Fund — Service Shares:
Appreciation Subaccount
2008
Top Tradition	5,259	$10.559522	$55,534	1.10%	–30.49%	1.64%
Top Spectrum	2,587	$8.474603	$21,925	1.40%	–30.70%	0.00%
Top Explorer	7,298	$10.441818	$76,208	1.30%	–30.63%	1.68%
Oncore Flex	71,598	$10.325542	$739,288	1.50%	–30.76%	1.66%
Oncore Value	92,672	$10.678870	$989,634	0.90%	–30.35%	1.62%
Oncore Premier	135,342	$10.383425	$1,405,315	1.40%	–30.70%	1.66%
Oncore Xtra	158,124	$10.383425	$1,641,864	1.40%	–30.70%	1.66%
Oncore Lite	359,956	$10.383425	$3,737,571	1.40%	–30.70%	1.66%
Oncore Ultra	2,933	$10.383425	$30,459	1.40%	–30.70%	1.66%

	835,769		$8,697,798

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Dreyfus Variable Investment Fund — Service Shares: (continued)
Appreciation Subaccount (continued)

2007
Top Tradition	3,349	$15.191304	$50,879	1.10%	5.68%	1.33%
Top Explorer	6,724	$15.051804	$101,202	1.30%	5.47%	1.13%
Oncore Flex	56,182	$14.913728	$837,884	1.50%	5.26%	0.24%
Oncore & Firstar Oncore Value	73,473	$15.332459	$1,126,522	0.90%	5.89%	1.18%
Oncore & Firstar Oncore Premier	160,177	$14.982507	$2,399,852	1.40%	5.37%	1.31%
Oncore & Firstar Oncore Xtra	148,186	$14.982507	$2,220,200	1.40%	5.37%	1.31%
Oncore & Firstar Oncore Lite	260,757	$14.982507	$3,906,798	1.40%	5.37%	1.31%
Oncore Ultra	1,297	$14.982507	$19,430	1.40%	5.37%	1.31%

	710,145		$10,662,767

2006
Top Tradition	3,747	$14.374427	$53,864	1.10%	14.95%	1.37%
Top Explorer	5,513	$14.270734	$78,673	1.30%	14.72%	1.02%
Oncore & Firstar Oncore Flex	2,185	$14.167917	$30,957	1.50%	14.49%	1.27%
Oncore & Firstar Oncore Value	60,389	$14.479107	$874,385	0.90%	15.17%	1.29%
Oncore & Firstar Oncore Premier	159,183	$14.219150	$2,263,443	1.40%	14.61%	1.27%
Oncore & Firstar Oncore Xtra	141,608	$14.219150	$2,013,540	1.40%	14.61%	1.27%
Oncore & Firstar Oncore Lite	257,849	$14.219150	$3,666,391	1.40%	14.61%	1.27%

	630,474		$8,981,253

2005
Top Tradition	3,560	$12.505328	$44,514	1.10%	2.99%	0.00%
Top Explorer	2,041	$12.439582	$25,386	1.30%	2.79%	0.00%
Oncore & Firstar Oncore Flex	1,913	$12.374283	$23,669	1.50%	2.58%	0.00%
Oncore & Firstar Oncore Value	49,666	$12.571534	$624,374	0.90%	3.19%	0.00%
Oncore & Firstar Oncore Premier	161,502	$12.406830	$2,003,726	1.40%	2.68%	0.00%
Oncore & Firstar Oncore Xtra	144,433	$12.406830	$1,791,960	1.40%	2.68%	0.00%
Oncore & Firstar Oncore Lite	192,509	$12.406830	$2,388,441	1.40%	2.68%	0.00%

	555,624		$6,902,070

2004
Top Tradition	2,964	$12.142541	$35,992	1.10%	3.65%	1.84%
Top Explorer	1,914	$12.102515	$23,164	1.30%	3.45%	2.07%
Oncore Flex	410	$12.062701	$4,942	1.50%	3.24%	1.78%
Oncore & Firstar Oncore Value	32,155	$12.182745	$391,736	0.90%	3.86%	1.54%
Oncore & Firstar Oncore Premier	137,799	$12.082562	$1,664,964	1.40%	3.35%	1.96%
Oncore & Firstar Oncore Xtra	111,546	$12.082562	$1,347,762	1.40%	3.35%	1.96%
Oncore & Firstar Oncore Lite	159,129	$12.082562	$1,922,688	1.40%	3.35%	1.96%

	445,917		$5,391,248

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Royce Capital Fund:
Small-Cap Subaccount
2008
Top I	993	$8.225128	$8,166	1.10%	–27.98%	0.21%
Top Tradition	101,093	$14.788647	$1,495,023	1.10%	–27.98%	0.59%
Top Plus	15,409	$14.955801	$230,459	0.90%	–27.83%	0.48%
Top Spectrum	2,498	$8.148288	$20,353	1.40%	–28.19%	1.53%
Top Explorer	51,308	$14.623813	$750,314	1.30%	–28.12%	0.58%
Oncore Flex	174,008	$14.460990	$2,516,326	1.50%	–28.26%	0.83%
Oncore Value	1,460,115	$14.955801	$21,837,191	0.90%	–27.83%	0.72%
Oncore Premier	1,321,015	$14.542073	$19,210,321	1.40%	–28.19%	0.67%
Oncore Xtra	1,166,845	$14.542073	$16,968,341	1.40%	–28.19%	0.67%
Oncore Lite	3,239,466	$14.542073	$47,108,544	1.40%	–28.19%	0.67%
Oncore Ultra	145,983	$14.542073	$2,122,896	1.40%	–28.19%	0.67%
Oncore Wrap	11,362	$7.415610	$84,256	0.65%	–27.65%	2.11%

	7,690,095		$112,352,190

2007
Top I	4,554	$11.419865	$52,003	1.10%	–3.21%	0.05%
Top Tradition	116,002	$20.532740	$2,381,838	1.10%	–3.21%	0.05%
Top Plus	24,131	$20.723514	$500,084	0.90%	–3.01%	0.04%
Top Spectrum	522	$11.346923	$5,928	1.40%	–3.50%	0.04%
Top Explorer	69,132	$20.344208	$1,406,438	1.30%	–3.40%	0.04%
Oncore & Firstar Oncore Flex	134,153	$20.157634	$2,704,207	1.50%	–3.59%	0.11%
Oncore & Firstar Oncore Value	1,092,702	$20.723514	$22,644,633	0.90%	–3.01%	0.06%
Oncore & Firstar Oncore Premier	1,262,462	$20.250592	$25,565,587	1.40%	–3.50%	0.06%
Oncore & Firstar Oncore Xtra	1,174,610	$20.250592	$23,786,553	1.40%	–3.50%	0.06%
Oncore & Firstar Oncore Lite	2,546,951	$20.250592	$51,577,263	1.40%	–3.50%	0.06%
Oncore Ultra	77,339	$20.250592	$1,566,167	1.40%	–3.50%	0.06%
Oncore Wrap	1,401	$10.249880	$14,356	0.65%	–2.77%	0.11%

	6,503,959		$132,205,057

2006
Top I	3,239	$11.798314	$38,212	1.10%	14.31%	0.06%
Top Tradition	123,896	$21.213200	$2,628,237	1.10%	14.31%	0.06%
Top Plus	27,390	$21.367645	$585,258	0.90%	14.54%	0.06%
Top Spectrum	898	$11.757964	$10,561	1.40%	13.98%	0.08%
Top Explorer	76,795	$21.060230	$1,617,315	1.30%	14.09%	0.06%
Oncore & Firstar Oncore Flex	30,082	$20.908560	$628,975	1.50%	13.86%	0.06%
Oncore & Firstar Oncore Value	741,796	$21.367645	$15,850,433	0.90%	14.54%	0.07%
Oncore & Firstar Oncore Premier	1,064,768	$20.984162	$22,343,264	1.40%	13.98%	0.07%
Oncore & Firstar Oncore Xtra	983,586	$20.984162	$20,639,737	1.40%	13.98%	0.07%
Oncore & Firstar Oncore Lite	1,382,513	$20.984162	$29,010,887	1.40%	13.98%	0.07%
Oncore Ultra	9,402	$20.984162	$197,283	1.40%	13.07%	0.07%	8/7/06

	4,444,365		$93,550,162

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Royce Capital Fund: (continued)
Small-Cap Subaccount (continued)

2005
Top I	1,535	$10.321008	$15,841	1.10%	3.21%	0.00%	11/02/05
Top Tradition	130,655	$18.557011	$2,424,561	1.10%	7.38%	0.00%
Top Plus	30,127	$18.655224	$562,024	0.90%	7.59%	0.00%
Top Spectrum	368	$10.316145	$3,798	1.40%	3.16%	0.00%	11/02/05
Top Explorer	65,936	$18.459522	$1,217,141	1.30%	7.17%	0.00%
Oncore & Firstar Oncore Flex	32,732	$18.362685	$601,054	1.50%	6.96%	0.00%
Oncore & Firstar Oncore Value	604,546	$18.655224	$11,277,949	0.90%	7.59%	0.00%
Oncore & Firstar Oncore Premier	897,864	$18.410976	$16,530,546	1.40%	7.07%	0.00%
Oncore & Firstar Oncore Xtra	764,812	$18.410976	$14,080,935	1.40%	7.07%	0.00%
Oncore & Firstar Oncore Lite	924,397	$18.410976	$17,019,052	1.40%	7.07%	0.00%

	3,452,972		$63,732,901

2004
Top Tradition	91,396	$17.281311	$1,579,438	1.10%	23.59%	0.00%
Top Plus	23,735	$17.338503	$411,535	0.90%	23.83%	0.00%
Top Explorer	44,551	$17.224399	$767,363	1.30%	23.34%	0.00%
Oncore & Firstar Oncore Flex	35,643	$17.167760	$611,917	1.50%	23.10%	0.00%
Oncore & Firstar Oncore Value	302,187	$17.338503	$5,239,468	0.90%	23.83%	0.00%
Oncore & Firstar Oncore Premier	555,026	$17.196019	$9,544,232	1.40%	23.22%	0.00%
Oncore & Firstar Oncore Xtra	509,022	$17.196019	$8,753,153	1.40%	23.22%	0.00%
Oncore & Firstar Oncore Lite	420,426	$17.196019	$7,229,659	1.40%	23.22%	0.00%

	1,981,986		$34,136,765

Micro-Cap Subaccount
2008
Top I	17	$7.263370	$120	1.10%	–43.89%	8.13%
Top Tradition	38,410	$12.637562	$485,409	1.10%	–43.89%	2.36%
Top Plus	7,864	$12.780398	$100,500	0.90%	–43.78%	2.31%
Top Explorer	32,076	$12.496672	$400,849	1.30%	–44.00%	2.68%
Oncore Flex	61,937	$12.357494	$765,392	1.50%	–44.11%	3.59%
Oncore Value	648,026	$12.780398	$8,282,027	0.90%	–43.78%	2.98%
Oncore Premier	807,268	$12.426798	$10,031,759	1.40%	–44.06%	2.79%
Oncore Xtra	632,740	$12.426798	$7,862,931	1.40%	–44.06%	2.79%
Oncore Lite	2,446,315	$12.426798	$30,399,857	1.40%	–44.06%	2.79%
Oncore Ultra	39,762	$12.426798	$494,111	1.40%	–44.06%	2.79%
Oncore Wrap	7,503	$6.229244	$46,741	0.65%	–43.64%	5.16%

	4,721,918		$58,869,696

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Royce Capital Fund: (continued)
Micro-Cap Subaccount (continued)

2007
Top Tradition	49,616	$22.523045	$1,117,513	1.10%	2.84%	1.38%
Top Plus	9,096	$22.732284	$206,774	0.90%	3.05%	1.49%
Top Explorer	34,657	$22.316242	$773,408	1.30%	2.64%	1.40%
Oncore & Firstar Oncore Flex	41,526	$22.111549	$918,213	1.50%	2.43%	1.91%
Oncore & Firstar Oncore Value	524,190	$22.732284	$11,916,030	0.90%	3.05%	1.68%
Oncore & Firstar Oncore Premier	678,838	$22.213525	$15,079,366	1.40%	2.53%	1.69%
Oncore & Firstar Oncore Xtra	631,677	$22.213525	$14,031,773	1.40%	2.53%	1.69%
Oncore & Firstar Oncore Lite	2,159,640	$22.213525	$47,973,212	1.40%	2.53%	1.69%
Oncore Ultra	52,500	$22.213525	$1,166,221	1.40%	2.53%	1.69%
Oncore Wrap	379	$11.052249	$4,187	0.65%	3.30%	2.80%

	4,182,119		$93,186,697

2006
Top I	2,625	$12.587521	$33,048	1.10%	19.76%	0.39%
Top Tradition	59,463	$21.901040	$1,302,310	1.10%	19.76%	0.19%
Top Plus	8,704	$22.060499	$192,014	0.90%	19.99%	0.17%
Top Explorer	36,097	$21.743096	$784,866	1.30%	19.52%	0.20%
Oncore & Firstar Oncore Flex	19,860	$21.586489	$428,698	1.50%	19.29%	0.15%
Oncore & Firstar Oncore Value	373,562	$22.060499	$8,240,967	0.90%	19.99%	0.21%
Oncore & Firstar Oncore Premier	572,889	$21.664558	$12,411,368	1.40%	19.40%	0.23%
Oncore & Firstar Oncore Xtra	553,103	$21.664558	$11,982,734	1.40%	19.40%	0.23%
Oncore & Firstar Oncore Lite	1,253,113	$21.664558	$27,148,131	1.40%	19.40%	0.23%
Oncore Ultra	19,747	$21.664558	$427,821	1.40%	10.80%	0.23%	8/7/06

	2,899,163		$62,951,957

2005
Top Tradition	52,354	$18.287958	$957,450	1.10%	10.40%	0.52%
Top Plus	9,689	$18.384755	$178,124	0.90%	10.62%	0.56%
Top Explorer	30,603	$18.191857	$556,724	1.30%	10.18%	0.56%
Oncore & Firstar Oncore Flex	25,177	$18.096399	$455,608	1.50%	9.97%	0.78%
Oncore & Firstar Oncore Value	251,572	$18.384755	$4,625,098	0.90%	10.62%	0.70%
Oncore & Firstar Oncore Premier	327,335	$18.144006	$5,939,168	1.40%	10.07%	0.68%
Oncore & Firstar Oncore Xtra	426,126	$18.144006	$7,731,642	1.40%	10.07%	0.68%
Oncore & Firstar Oncore Lite	597,291	$18.144006	$10,837,248	1.40%	10.07%	0.68%

	1,720,147		$31,281,062

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income
	Units***	Unit	Value	Expenses*	Return**	Ratio****

Royce Capital Fund: (continued)
Micro-Cap Subaccount (continued)
2004
Top Tradition	63,769	$16.565345	$1,056,349	1.10%	12.60%	0.00%
Top Plus	8,973	$16.620168	$149,125	0.90%	12.83%	0.00%
Top Explorer	32,698	$16.510766	$539,869	1.30%	12.38%	0.00%
Oncore & Firstar Oncore Flex	15,824	$16.456460	$260,399	1.50%	12.16%	0.00%
Oncore & Firstar Oncore Value	148,433	$16.620168	$2,466,982	0.90%	12.83%	0.00%
Oncore & Firstar Oncore Premier	210,692	$16.483556	$3,472,981	1.40%	12.27%	0.00%
Oncore & Firstar Oncore Xtra	378,186	$16.483556	$6,233,851	1.40%	12.27%	0.00%
Oncore & Firstar Oncore Lite	243,632	$16.483556	$4,015,917	1.40%	12.27%	0.00%

	1,102,207		$18,195,473

Van Kampen Universal Institutional Funds — Class II:
Core Plus Fixed Income Subaccount
2008
Top Tradition	2,951	$11.521327	$33,999	1.10%	–11.43%	3.46%
Investar Vision	986	$9.477796	$9,342	1.40%	–11.70%	4.57%
Top Explorer	4,459	$11.392917	$50,805	1.30%	–11.61%	4.61%
Oncore Flex	76,140	$11.266049	$857,793	1.50%	–11.78%	4.48%
Oncore Value	1,717,365	$11.651574	$20,010,002	0.90%	–11.26%	4.51%
Oncore Premier	1,298,306	$11.329219	$14,708,801	1.40%	–11.70%	4.47%
Oncore Xtra	1,169,875	$11.329219	$13,253,766	1.40%	–11.70%	4.47%
Oncore Lite	3,659,756	$11.329219	$41,462,174	1.40%	–11.70%	4.47%
Oncore Ultra	320,577	$11.329219	$3,631,892	1.40%	–11.70%	4.47%
Oncore Wrap	5,314	$9.331692	$49,592	0.65%	–11.04%	2.89%

	8,255,729		$94,068,166

2007
Top Tradition	3,977	$13.008548	$51,739	1.10%	4.07%	3.46%
Top Plus	332	$13.129493	$4,353	0.90%	4.27%	3.15%
Investar Vision	986	$10.733084	$10,579	1.40%	3.76%	3.58%
Top Explorer	5,020	$12.889075	$64,708	1.30%	3.86%	4.38%
Oncore Flex	24,883	$12.770796	$317,775	1.50%	3.65%	0.00%
Oncore & Firstar Oncore Value	924,171	$13.129493	$12,133,903	0.90%	4.27%	1.80%
Oncore & Firstar Oncore Premier	622,860	$12.829716	$7,991,121	1.40%	3.76%	1.75%
Oncore & Firstar Oncore Xtra	654,701	$12.829716	$8,399,623	1.40%	3.76%	1.75%
Oncore & Firstar Oncore Lite	1,748,385	$12.829716	$22,431,284	1.40%	3.76%	1.75%
Oncore Ultra	136,974	$12.829716	$1,757,337	1.40%	3.76%	1.75%
Oncore Wrap	3,048	$10.489235	$31,973	0.65%	4.53%	0.00%

	4,125,337		$53,194,395

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Van Kampen Universal Institutional Funds — Class II: (continued)
Core Plus Fixed Income Subaccount (continued)
2006
Top Tradition	4,357	$12.500151	$54,464	1.10%	2.44%	3.57%
Top Plus	1,067	$12.591267	$13,437	0.90%	2.64%	3.32%
Investar Vision	986	$10.344389	$10,196	1.40%	2.13%	4.01%
Top Explorer	2,676	$12.409972	$33,212	1.30%	2.24%	3.94%
Oncore & Firstar Oncore Value	51,741	$12.591267	$651,487	0.90%	2.64%	4.07%
Oncore & Firstar Oncore Premier	81,421	$12.365096	$1,006,771	1.40%	2.13%	3.89%
Oncore & Firstar Oncore Xtra	128,553	$12.365096	$1,589,568	1.40%	2.13%	3.89%
Oncore Lite	73,184	$12.365096	$904,929	1.40%	2.13%	3.89%
Oncore Ultra	821	$12.365096	$10,153	1.40%	2.07%	3.89%	8/7/06

	344,806		$4,274,217

2005
Top Tradition	6,898	$12.202776	$84,174	1.10%	2.81%	3.49%
Top Plus	3,038	$12.267443	$37,267	0.90%	3.01%	1.37%
Investar Vision	986	$10.128183	$9,983	1.40%	1.28%	0.00%	11/02/05
Top Explorer	4,038	$12.138624	$49,018	1.30%	2.60%	3.73%
Oncore & Firstar Oncore Value	35,257	$12.267443	$432,508	0.90%	3.01%	3.25%
Oncore & Firstar Oncore Premier	61,454	$12.106652	$744,000	1.40%	2.50%	3.49%
Oncore & Firstar Oncore Xtra	132,078	$12.106652	$1,599,020	1.40%	2.50%	3.49%
Oncore & Firstar Oncore Lite	61,785	$12.106652	$748,024	1.40%	2.50%	3.49%

	305,534		$3,703,994

2004
Top Tradition	5	$11.869727	$55	1.10%	2.94%	0.00%
Top Explorer	1,705	$11.830601	$20,167	1.30%	2.73%	4.52%
Oncore & Firstar Oncore Value	12,926	$11.909070	$153,932	0.90%	3.14%	3.51%
Oncore & Firstar Oncore Premier	58,711	$11.811075	$693,451	1.40%	2.63%	3.39%
Oncore & Firstar Oncore Xtra	71,567	$11.811075	$845,284	1.40%	2.63%	3.39%
Oncore Lite	18,241	$11.811075	$215,445	1.40%	2.63%	3.39%

	163,155		$1,928,334

U.S. Real Estate Subaccount
2008
Top Tradition	1,567	$13.583680	$21,287	1.10%	–38.73%	2.66%
Top Plus	712	$13.737265	$9,778	0.90%	–38.61%	2.73%
Top Explorer	11,656	$13.432182	$156,563	1.30%	–38.85%	2.60%
Oncore Flex	48,804	$13.282539	$648,242	1.50%	–38.98%	2.75%
Oncore Value	1,359,275	$13.737265	$18,672,723	0.90%	–38.61%	2.85%
Oncore Premier	1,173,794	$13.357038	$15,678,414	1.40%	–38.92%	2.83%
Oncore Xtra	1,092,709	$13.357038	$14,595,359	1.40%	–38.92%	2.83%
Oncore Lite	3,117,756	$13.357038	$41,643,985	1.40%	–38.92%	2.83%
Oncore Ultra	165,651	$13.357038	$2,212,602	1.40%	–38.92%	2.83%
Oncore Wrap	23,662	$5.426100	$128,390	0.65%	–38.46%	3.31%

	6,995,586		$93,767,343

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Van Kampen Universal Institutional Funds — Class II: (continued)
U.S. Real Estate Subaccount (continued)

2007
Top Tradition	2,026	$22.171078	$44,917	1.10%	–18.18%	1.19%
Top Plus	781	$22.377021	$17,475	0.90%	–18.01%	1.30%
Top Explorer	11,198	$21.967508	$246,001	1.30%	–18.34%	1.05%
Oncore Flex	18,356	$21.766049	$399,542	1.50%	–18.50%	0.89%
Oncore & Firstar Oncore Value	1,051,361	$22.377021	$23,526,319	0.90%	–18.01%	0.99%
Oncore & Firstar Oncore Premier	1,011,997	$21.866390	$22,128,715	1.40%	–18.42%	1.02%
Oncore & Firstar Oncore Xtra	1,017,398	$21.866390	$22,246,821	1.40%	–18.42%	1.02%
Oncore & Firstar Oncore Lite	2,491,444	$21.866390	$54,478,881	1.40%	–18.42%	1.02%
Oncore Ultra	123,205	$21.866390	$2,694,056	1.40%	–18.42%	1.02%
Oncore Wrap	2,057	$8.816655	$18,138	0.65%	–17.81%	0.96%

	5,729,823		$125,800,865

2006
Top Tradition	8,068	$27.096769	$218,614	1.10%	36.17%	0.97%
Top Plus	5,068	$27.294010	$138,333	0.90%	36.44%	0.96%
Top Explorer	14,472	$26.901401	$389,308	1.30%	35.91%	0.98%
Oncore Flex	799	$26.707676	$21,341	1.50%	35.64%	0.00%
Oncore & Firstar Oncore Value	626,867	$27.294010	$17,109,722	0.90%	36.44%	0.96%
Oncore & Firstar Oncore Premier	766,864	$26.804210	$20,555,160	1.40%	35.77%	0.96%
Oncore & Firstar Oncore Xtra	755,213	$26.804210	$20,242,890	1.40%	35.77%	0.96%
Oncore & Firstar Oncore Lite	1,224,978	$26.804210	$32,834,578	1.40%	35.77%	0.96%
Oncore Ultra	28,522	$26.804210	$764,522	1.40%	16.14%	0.96%	8/7/06

	3,430,851		$92,274,468

2005
Top Tradition	4,628	$19.898546	$92,085	1.10%	15.48%	0.64%
Top Plus	4,221	$20.003877	$84,429	0.90%	15.71%	1.24%
Top Explorer	9,851	$19.793975	$194,988	1.30%	15.26%	1.04%
Oncore & Firstar Oncore Value	372,174	$20.003877	$7,444,925	0.90%	15.71%	1.05%
Oncore & Firstar Oncore Premier	532,637	$19.741881	$10,515,249	1.40%	15.14%	1.09%
Oncore & Firstar Oncore Xtra	490,378	$19.741881	$9,680,977	1.40%	15.14%	1.09%
Oncore & Firstar Oncore Lite	662,709	$19.741881	$13,083,142	1.40%	15.14%	1.09%

	2,076,598		$41,095,795

2004
Top Tradition	1,413	$17.230535	$24,344	1.10%	34.59%	1.66%
Top Plus	5,695	$17.287564	$98,454	0.90%	34.85%	1.29%
Top Explorer	2,645	$17.173754	$45,422	1.30%	34.32%	0.40%
Oncore & Firstar Oncore Value	115,803	$17.287564	$2,001,959	0.90%	34.85%	1.42%
Oncore & Firstar Oncore Premier	220,338	$17.145445	$3,777,806	1.40%	34.19%	1.39%
Oncore & Firstar Oncore Xtra	249,859	$17.145445	$4,283,935	1.40%	34.19%	1.39%
Oncore & Firstar Oncore Lite	247,102	$17.145445	$4,236,673	1.40%	34.19%	1.39%

	842,855		$14,468,593

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Van Kampen Universal Institutional Funds — Class II: (continued)

International Growth Equity Subaccount
2008
Top Tradition	1,743	$6.206829	$10,817	1.10%	–49.09%	0.00%
Top Explorer	1,123	$6.174146	$6,932	1.30%	–49.19%	0.00%
Oncore Flex	188,543	$6.141638	$1,157,960	1.50%	–49.29%	0.00%
Oncore Value	4,211,895	$6.239811	$26,281,427	0.90%	–48.98%	0.00%
Oncore Premier	2,933,348	$6.157838	$18,063,091	1.40%	–49.24%	0.00%
Oncore Xtra	2,488,022	$6.157838	$15,320,834	1.40%	–49.24%	0.00%
Oncore Lite	11,412,080	$6.157838	$70,273,740	1.40%	–49.24%	0.00%
Oncore Ultra	745,489	$6.157838	$4,590,602	1.40%	–49.24%	0.00%
Oncore Wrap	12,018	$6.233378	$74,911	0.65%	–48.86%	0.00%

	21,994,261		$135,780,314

2007
Top Tradition	1,745	$12.190758	$21,273	1.10%	13.01%	0.37%
Top Explorer	983	$12.150660	$11,950	1.30%	12.79%	0.64%
Oncore Flex	20,183	$12.110705	$244,431	1.50%	12.56%	0.34%
Oncore & Firstar Oncore Value	782,042	$12.231130	$9,565,257	0.90%	13.24%	0.38%
Oncore & Firstar Oncore Premier	498,626	$12.130632	$6,048,640	1.40%	12.68%	0.41%
Oncore & Firstar Oncore Xtra	533,646	$12.130632	$6,473,459	1.40%	12.68%	0.41%
Oncore & Firstar Oncore Lite	2,172,343	$12.130632	$26,351,896	1.40%	12.68%	0.41%
Oncore Ultra	138,752	$12.130632	$1,683,150	1.40%	12.68%	0.41%
Oncore Wrap	1,869	$12.188098	$22,779	0.65%	13.52%	0.38%

	4,150,189		$50,422,835

2006
Top Tradition	116	$10.787192	$1,254	1.10%	7.87%	4.59%	5/1/06
Oncore Flex	983	$10.758967	$10,574	1.50%	7.59%	1.35%	5/1/06
Oncore Value	10,000	$10.801379	$108,015	0.90%	8.01%	0.65%	5/1/06
Oncore & Firstar Oncore Premier	6,018	$10.766000	$64,786	1.40%	7.66%	0.58%	5/1/06
Oncore Xtra	10,535	$10.766000	$113,421	1.40%	7.66%	0.58%	5/1/06
Oncore Lite	21,855	$10.766000	$235,292	1.40%	7.66%	0.58%	5/1/06
Oncore Ultra	2,623	$10.766000	$28,242	1.40%	14.48%	0.58%	8/7/06

	52,130		$561,584

Capital Growth Subaccount
2008
Top Tradition	245	$6.181749	$1,517	1.10%	–49.90%	0.00%
Top Explorer	596	$6.149156	$3,665	1.30%	–50.00%	0.00%
Oncore Flex	5,457	$6.116787	$33,381	1.50%	–50.10%	0.00%
Oncore Value	68,681	$6.214598	$426,822	0.90%	–49.80%	0.00%
Oncore Premier	76,858	$6.132935	$471,363	1.40%	–50.05%	0.00%
Oncore Xtra	109,559	$6.132935	$671,919	1.40%	–50.05%	0.00%
Oncore Lite	108,297	$6.132935	$664,179	1.40%	–50.05%	0.00%
Oncore Ultra	10,780	$6.132935	$66,112	1.40%	–50.05%	0.00%

	380,473		$2,338,958

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Van Kampen Universal Institutional Funds — Class II: (continued)
Capital Growth Subaccount (continued)

2007
Top Tradition	602	$12.339034	$7,425	1.10%	20.33%	0.00%
Top Plus	344	$12.379885	$4,255	0.90%	20.57%	0.00%
Top Explorer	793	$12.298414	$9,756	1.30%	20.09%	0.00%
Oncore Flex	1,789	$12.257991	$21,935	1.50%	19.86%	0.00%
Oncore Value	34,188	$12.379885	$423,243	0.90%	20.57%	0.00%
Oncore & Firstar Oncore Premier	38,359	$12.278167	$470,980	1.40%	19.98%	0.00%
Oncore Xtra	44,655	$12.278167	$548,280	1.40%	19.98%	0.00%
Oncore Lite	60,761	$12.278167	$746,031	1.40%	19.98%	0.00%
Oncore Ultra	3,229	$12.278167	$39,646	1.40%	19.98%	0.00%

	184,720		$2,271,551

2006
Oncore Value	6,956	$10.267489	$71,422	0.90%	2.67%	0.00%	5/1/06
Oncore Premier	12,160	$10.233870	$124,442	1.40%	2.34%	0.00%	5/1/06
Oncore Xtra	414	$10.233870	$4,239	1.40%	2.34%	0.00%	5/1/06
Oncore Lite	5,066	$10.233870	$51,843	1.40%	2.34%	0.00%	5/1/06
Oncore Ultra	1,709	$10.233870	$17,485	1.40%	11.92%	0.00%	8/7/06

	26,305		$269,431

Franklin Templeton Variable Insurance Products Trust — Class 2:
Franklin Income Securities Subaccount
2008
Top I	618	$8.402010	$5,195	1.10%	–30.42%	5.97%
Top Tradition	83,092	$8.402010	$698,137	1.10%	–30.42%	5.45%
Top Plus	27,620	$8.454845	$233,525	0.90%	–30.29%	5.62%
Investar Vision & Top Spectrum	930	$8.323555	$7,738	1.40%	–30.63%	5.37%
Top Explorer	81,701	$8.349643	$682,178	1.30%	–30.56%	5.45%
Oncore Flex	205,896	$8.547646	$1,759,927	1.50%	–30.70%	5.48%
Oncore Value	2,373,929	$8.735668	$20,737,860	0.90%	–30.29%	5.55%
Oncore Premier	2,992,318	$8.578615	$25,669,936	1.40%	–30.63%	5.47%
Oncore Xtra	1,952,056	$8.578615	$16,745,940	1.40%	–30.63%	5.47%
Oncore Lite	5,072,245	$8.578615	$43,512,835	1.40%	–30.63%	5.47%
Oncore Ultra	348,710	$8.578615	$2,991,448	1.40%	–30.63%	5.47%
Oncore Wrap	3,154	$7.432436	$23,445	0.65%	–30.11%	5.94%

	13,142,269		$113,068,164

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Franklin Templeton Variable Insurance Products Trust — Class 2 (continued)
Franklin Income Securities Subaccount (continued)

2007
Top I	903	$12.076079	$10,903	1.10%	2.62%	3.36%
Top Tradition	81,540	$12.076079	$984,681	1.10%	2.62%	3.58%
Top Plus	35,839	$12.127884	$434,650	0.90%	2.83%	3.81%
Investar Vision & Top Spectrum	931	$11.998986	$11,175	1.40%	2.32%	5.46%
Top Explorer	65,946	$12.024644	$792,973	1.30%	2.42%	3.56%
Oncore & Firstar Oncore Flex	174,610	$12.334222	$2,153,680	1.50%	2.21%	3.30%
Oncore & Firstar Oncore Value	2,002,052	$12.530700	$25,087,111	0.90%	2.83%	3.39%
Oncore & Firstar Oncore Premier	2,780,824	$12.366676	$34,389,548	1.40%	2.32%	3.26%
Oncore & Firstar Oncore Xtra	2,058,530	$12.366676	$25,457,172	1.40%	2.32%	3.26%
Oncore & Firstar Oncore Lite	5,019,514	$12.366676	$62,074,698	1.40%	2.32%	3.26%
Oncore Ultra	342,916	$12.366676	$4,240,737	1.40%	2.32%	3.26%
Oncore Wrap	3,133	$10.634791	$33,323	0.65%	3.08%	2.30%

	12,566,738		$155,670,651

2006
Top I	968	$11.767580	$11,391	1.10%	16.96%	1.89%
Top Tradition	49,185	$11.767580	$578,784	1.10%	16.96%	2.88%
Top Plus	18,135	$11.794551	$213,892	0.90%	17.19%	2.60%
Top Spectrum	3,555	$11.727343	$41,687	1.40%	16.61%	1.36%
Top Explorer	27,993	$11.740753	$328,663	1.30%	16.73%	3.68%
Oncore & Firstar Oncore Flex	21,487	$12.066941	$259,284	1.50%	16.50%	0.87%
Oncore & Firstar Oncore Value	717,912	$12.186297	$8,748,691	0.90%	17.19%	3.20%
Oncore & Firstar Oncore Premier	1,584,690	$12.086709	$19,153,692	1.40%	16.61%	3.30%
Oncore & Firstar Oncore Xtra	1,282,394	$12.086709	$15,499,919	1.40%	16.61%	3.30%
Oncore & Firstar Oncore Lite	2,106,856	$12.086709	$25,464,958	1.40%	16.61%	3.30%
Oncore Ultra	70,092	$12.086709	$847,176	1.40%	7.77%	3.30%	8/7/06

	5,883,267		$71,148,137

2005
Top Tradition	2,505	$10.061437	$25,204	1.10%	0.61%	0.00%	11/2/05
Top Plus	2,445	$10.064603	$24,607	0.90%	0.65%	0.00%	11/2/05
Top Spectrum	377	$10.056698	$3,794	1.40%	0.57%	0.00%	11/2/05
Top Explorer	4,697	$10.058278	$47,244	1.30%	0.58%	0.00%	11/2/05
Oncore Flex	1,564	$10.358086	$16,196	1.50%	3.58%	0.00%	5/2/05
Oncore & Firstar Oncore Value	234,702	$10.398884	$2,440,640	0.90%	3.99%	0.00%	5/2/05
Oncore & Firstar Oncore Premier	500,590	$10.364866	$5,188,551	1.40%	3.65%	0.56%	5/2/05
Oncore & Firstar Oncore Xtra	382,542	$10.364866	$3,964,996	1.40%	3.65%	0.56%	5/2/05
Oncore & Firstar Oncore Lite	590,461	$10.364866	$6,120,048	1.40%	3.65%	0.56%	5/2/05

	1,719,883		$17,831,280

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Franklin Templeton Variable Insurance Products Trust — Class 2 (continued)

Franklin Flex Cap Securities Subaccount
2008
Top Tradition	3,994	$7.816879	$31,220	1.10%	–36.02%	0.10%
Top Plus	4,885	$7.866078	$38,427	0.90%	–35.89%	0.11%
Top Explorer	7,445	$7.768134	$57,832	1.30%	–36.15%	0.12%
Oncore Flex	86,042	$8.279585	$712,388	1.50%	–36.27%	0.13%
Oncore Value	3,064,716	$8.461776	$25,932,941	0.90%	–35.89%	0.12%
Oncore Premier	2,300,869	$8.309579	$19,119,259	1.40%	–36.21%	0.12%
Oncore Xtra	2,075,604	$8.309579	$17,247,393	1.40%	–36.21%	0.12%
Oncore Lite	7,799,476	$8.309579	$64,810,360	1.40%	–36.21%	0.12%
Oncore Ultra	509,418	$8.309579	$4,233,051	1.40%	–36.21%	0.12%
Oncore Wrap	4,707	$7.487076	$35,240	0.65%	–35.73%	0.11%

	15,857,156		$132,218,111

2007
Top Tradition	1,968	$12.217606	$24,048	1.10%	13.07%	0.09%
Top Plus	4,680	$12.270038	$57,419	0.90%	13.30%	0.12%
Top Explorer	3,410	$12.165551	$41,488	1.30%	12.85%	0.14%
Oncore Flex	41,852	$12.992294	$543,759	1.50%	12.62%	0.04%
Oncore & Firstar Oncore Value	1,772,609	$13.199246	$23,397,108	0.90%	13.30%	0.01%
Oncore & Firstar Oncore Premier	1,162,577	$13.026446	$15,144,242	1.40%	12.74%	0.02%
Oncore & Firstar Oncore Xtra	1,205,110	$13.026446	$15,698,300	1.40%	12.74%	0.02%
Oncore & Firstar Oncore Lite	4,201,400	$13.026446	$54,729,307	1.40%	12.74%	0.02%
Oncore Ultra	235,345	$13.026446	$3,065,708	1.40%	12.74%	0.02%
Oncore Wrap	4,161	$11.649758	$48,473	0.65%	13.58%	0.00%

	8,633,112		$112,749,852

2006
Top Tradition	2,548	$10.805199	$27,529	1.10%	4.06%	0.01%
Top Plus	5,295	$10.829976	$57,349	0.90%	4.27%	0.01%
Top Explorer	1,520	$10.780541	$16,384	1.30%	3.86%	0.00%
Oncore Flex	1,171	$11.536024	$13,507	1.50%	3.65%	0.01%
Oncore & Firstar Oncore Value	50,505	$11.650134	$588,388	0.90%	4.27%	0.01%
Oncore & Firstar Oncore Premier	84,915	$11.554902	$981,191	1.40%	3.75%	0.01%
Oncore & Firstar Oncore Xtra	39,102	$11.554902	$451,815	1.40%	3.75%	0.01%
Oncore & Firstar Oncore Lite	217,024	$11.554902	$2,507,692	1.40%	3.75%	0.01%
Oncore Ultra	5,662	$11.554902	$65,423	1.40%	6.94%	0.01%	8/7/06

	407,742		$4,709,278

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Franklin Templeton Variable Insurance Products Trust — Class 2 (continued)
Franklin Flex Cap Securities Subaccount (continued)

2005
Top Plus	2,714	$10.386719	$28,194	0.90%	3.87%	0.63%	11/2/05
Oncore Flex	1,001	$11.129509	$11,136	1.50%	11.30%	0.17%	5/2/05
Oncore & Firstar Oncore Value	14,594	$11.173307	$163,066	0.90%	11.73%	0.26%	5/2/05
Oncore & Firstar Oncore Premier	64,425	$11.136768	$717,488	1.40%	11.37%	0.26%	5/2/05
Oncore & Firstar Oncore Xtra	34,779	$11.136768	$387,328	1.40%	11.37%	0.26%	5/2/05
Oncore & Firstar Oncore Lite	81,614	$11.136768	$908,905	1.40%	11.37%	0.26%	5/2/05

	199,127		$2,216,117

Templeton Foreign Securities Subaccount
2008
Top I	407	$8.442978	$3,435	1.10%	–41.03%	2.96%
Top Tradition	13,755	$8.442978	$116,132	1.10%	–41.03%	2.35%
Top Plus	18,541	$8.496104	$157,524	0.90%	–40.91%	2.37%
Investar Vision	1,064	$8.364140	$8,903	1.40%	–41.21%	2.37%
Top Explorer	14,779	$8.390343	$123,997	1.30%	–41.15%	2.42%
Oncore Flex	318,758	$8.932011	$2,847,152	1.50%	–41.26%	2.32%
Oncore Value	1,295,310	$9.128505	$11,824,245	0.90%	–40.91%	2.44%
Oncore Premier	815,835	$8.964365	$7,313,453	1.40%	–41.21%	2.46%
Oncore Xtra	737,149	$8.964365	$6,608,075	1.40%	–41.21%	2.46%
Oncore Lite	3,653,728	$8.964365	$32,753,350	1.40%	–41.21%	2.46%
Oncore Ultra	132,734	$8.964365	$1,189,874	1.40%	–41.21%	2.46%
Oncore Wrap	5,009	$7.179030	$35,957	0.65%	–40.76%	2.02%

	7,007,069		$62,982,097

2007
Top I	853	$14.317313	$12,220	1.10%	14.19%	1.57%
Top Tradition	15,830	$14.317313	$226,638	1.10%	14.19%	2.00%
Top Plus	16,580	$14.378750	$238,393	0.90%	14.42%	1.32%
Investar Vision	1,121	$14.225944	$15,953	1.40%	13.85%	1.99%
Top Explorer	14,675	$14.256347	$209,206	1.30%	13.97%	1.86%
Oncore & Firstar Oncore Flex	328,230	$15.206838	$4,991,345	1.50%	13.74%	1.03%
Oncore & Firstar Oncore Value	1,173,146	$15.449018	$18,123,953	0.90%	14.42%	1.88%
Oncore & Firstar Oncore Premier	760,893	$15.246816	$11,601,188	1.40%	13.85%	1.88%
Oncore & Firstar Oncore Xtra	759,377	$15.246816	$11,578,081	1.40%	13.85%	1.88%
Oncore & Firstar Oncore Lite	3,542,699	$15.246816	$54,014,880	1.40%	13.85%	1.88%
Oncore Ultra	130,106	$15.246816	$1,983,705	1.40%	13.85%	1.88%

	6,743,510		$102,995,562

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Franklin Templeton Variable Insurance Products Trust — Class 2 (continued)
Templeton Foreign Securities Subaccount (continued)

2006
Top Tradition	6,970	$12.537704	$87,390	1.10%	20.13%	0.73%
Top Plus	257	$12.566452	$3,225	0.90%	20.36%	0.00%
Investar Vision	1,016	$12.494851	$12,691	1.40%	19.77%	1.24%
Top Explorer	10,620	$12.509123	$132,848	1.30%	19.89%	0.14%
Oncore & Firstar Oncore Flex	19,602	$13.369620	$262,071	1.50%	19.66%	1.73%
Oncore & Firstar Oncore Value	510,176	$13.501825	$6,888,311	0.90%	20.36%	1.21%
Oncore & Firstar Oncore Premier	625,548	$13.391491	$8,377,024	1.40%	19.77%	1.09%
Oncore & Firstar Oncore Xtra	463,404	$13.391491	$6,205,675	1.40%	19.77%	1.09%
Oncore & Firstar Oncore Lite	1,576,553	$13.391491	$21,112,389	1.40%	19.77%	1.09%
Oncore Ultra	31,907	$13.391491	$427,287	1.40%	11.89%	1.09%	8/7/06

	3,246,053		$43,508,911

2005
Top Tradition	2	$10.437011	$17	1.10%	4.37%	0.00%	11/2/05
Investar Vision	1,070	$10.432105	$11,160	1.40%	4.32%	0.00%	11/2/05
Top Explorer	429	$10.433740	$4,479	1.30%	4.34%	0.00%	11/2/05
Oncore Flex	2,606	$11.173433	$29,116	1.50%	11.73%	0.00%	5/2/05
Oncore Value	141,246	$11.217421	$1,584,420	0.90%	12.17%	0.11%	5/2/05
Oncore & Firstar Oncore Premier	184,816	$11.180721	$2,066,380	1.40%	11.81%	0.25%	5/2/05
Oncore & Firstar Oncore Xtra	122,777	$11.180721	$1,372,739	1.40%	11.81%	0.25%	5/2/05
Oncore & Firstar Oncore Lite	368,740	$11.180721	$4,122,773	1.40%	11.81%	0.25%	5/2/05

	821,686		$9,191,084

Neuberger Berman Advisers Management Trust — S Class:
AMT Regency Subaccount
2008
Top Tradition	445	$5.555131	$2,470	1.10%	–46.54%	0.98%
Top Plus	372	$5.584656	$2,076	0.90%	–46.43%	1.00%
Top Explorer	2,484	$5.525846	$13,727	1.30%	–46.64%	0.98%
Oncore Flex	158,728	$5.496741	$872,487	1.50%	–46.75%	1.35%
Oncore Value	3,433,797	$5.584656	$19,176,573	0.90%	–46.43%	1.16%
Oncore Premier	2,787,245	$5.511250	$15,361,207	1.40%	–46.70%	1.14%
Oncore Xtra	2,361,064	$5.511250	$13,012,414	1.40%	–46.70%	1.14%
Oncore Lite	9,363,727	$5.511250	$51,605,838	1.40%	–46.70%	1.14%
Oncore Ultra	748,889	$5.511250	$4,127,317	1.40%	–46.70%	1.14%
Oncore Wrap	5,607	$5.871746	$32,923	0.65%	–46.30%	1.64%

	18,862,358		$104,207,032

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Neuberger Berman Advisers Management Trust — S Class: (continued)
AMT Regency Subaccount (continued)

2007
Top Tradition	157	$10.390868	$1,629	1.10%	1.93%	0.49%
Top Plus	427	$10.425294	$4,453	0.90%	2.13%	0.39%
Top Explorer	2,488	$10.356661	$25,769	1.30%	1.72%	0.89%
Oncore & Firstar Oncore Flex	57,232	$10.322589	$590,780	1.50%	1.52%	0.52%
Oncore & Firstar Oncore Value	2,192,904	$10.425294	$22,861,666	0.90%	2.13%	0.54%
Oncore & Firstar Oncore Premier	1,744,354	$10.339577	$18,035,889	1.40%	1.62%	0.52%
Oncore & Firstar Oncore Xtra	1,647,958	$10.339577	$17,039,191	1.40%	1.62%	0.52%
Oncore & Firstar Oncore Lite	5,594,403	$10.339577	$57,843,761	1.40%	1.62%	0.52%
Oncore Ultra	489,686	$10.339577	$5,063,148	1.40%	1.62%	0.52%
Oncore Wrap	2,433	$10.933914	$26,598	0.65%	2.38%	0.89%

	11,732,042		$121,492,884

2006
Top Plus	457	$10.207931	$4,665	0.90%	2.08%	0.00%	5/1/06
Top Explorer	1	$10.181172	$15	1.30%	1.81%	0.00%	5/1/06
Oncore & Firstar Oncore Flex	6,553	$10.167851	$66,634	1.50%	1.68%	0.46%	5/1/06
Oncore & Firstar Oncore Value	469,124	$10.207931	$4,788,789	0.90%	2.08%	0.82%	5/1/06
Oncore & Firstar Oncore Premier	524,423	$10.174497	$5,335,731	1.40%	1.74%	0.84%	5/1/06
Oncore & Firstar Oncore Xtra	370,643	$10.174497	$3,771,101	1.40%	1.74%	0.84%	5/1/06
Oncore & Firstar Oncore Lite	1,355,510	$10.174497	$13,791,634	1.40%	1.74%	0.84%	5/1/06
Oncore Ultra	125,964	$10.174497	$1,281,621	1.40%	10.46%	0.84%	8/7/06

	2,852,675		$29,040,190

ALPS Variable Insurance Trust — Class II:
AVS Listed Private Equity Subaccount
2008
Oncore Flex	15,321	$3.712623	$56,880	1.50%	–62.87%	0.00%	5/1/08
Oncore Value	88,731	$3.727464	$330,741	0.90%	–62.73%	0.00%	5/1/08
Oncore Premier	10,714	$3.715087	$39,809	1.40%	–62.85%	0.00%	5/1/08
Oncore Xtra	9,103	$3.715087	$33,817	1.40%	–62.85%	0.00%	5/1/08
Oncore Lite	205,331	$3.715087	$762,822	1.40%	–62.85%	0.00%	5/1/08
Oncore Ultra	16,346	$3.715087	$60,725	1.40%	–62.85%	0.00%	5/1/08

	345,546		$1,284,794

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Federated Insurance Series — Service Shares:
Kaufmann Fund II Subaccount
2008
Top Explorer	1,739	$6.274577	$10,908	1.30%	–37.25%	0.00%	5/1/08
Oncore Flex	4,015	$6.266265	$25,161	1.50%	–37.34%	0.00%	5/1/08
Oncore Value	147,399	$6.291253	$927,322	0.90%	–37.09%	0.00%	5/1/08
Oncore Premier	130,598	$6.270410	$818,911	1.40%	–37.30%	0.00%	5/1/08
Oncore Xtra	85,445	$6.270410	$535,777	1.40%	–37.30%	0.00%	5/1/08
Oncore Lite	180,441	$6.270410	$1,131,438	1.40%	–37.30%	0.00%	5/1/08
Oncore Ultra	32,746	$6.270410	$205,329	1.40%	–37.30%	0.00%	5/1/08
Oncore Wrap	577	$6.301727	$3,636	0.65%	–36.98%	0.00%	5/1/08

	582,960		$3,658,482

Goldman Sachs Variable Insurance Trust — Service Shares:
Growth and Income Subaccount
2008
Top Explorer	17	$6.556008	$113	1.30%	–34.44%	0.11%	5/1/08
Oncore Flex	130,300	$6.547334	$853,119	1.50%	–34.53%	0.34%	5/1/08
Oncore Value	1,530,091	$6.573431	$10,057,947	0.90%	–34.27%	0.28%	5/1/08
Oncore Premier	840,031	$6.551652	$5,503,587	1.40%	–34.48%	0.29%	5/1/08
Oncore Xtra	542,770	$6.551652	$3,556,040	1.40%	–34.48%	0.29%	5/1/08
Oncore Lite	4,340,549	$6.551652	$28,437,769	1.40%	–34.48%	0.29%	5/1/08
Oncore Ultra	287,941	$6.551652	$1,886,490	1.40%	–34.48%	0.29%	5/1/08
Oncore Wrap	6,909	$6.584371	$45,490	0.65%	–34.16%	0.19%	5/1/08

	7,678,608		$50,340,555

Structured U.S. Equity Subaccount
2008
Oncore Flex	17,594	$6.542727	$115,113	1.50%	–34.57%	0.24%	5/1/08
Oncore Value	3,508	$6.568815	$23,041	0.90%	–34.31%	0.17%	5/1/08
Oncore Premier	5,757	$6.547055	$37,694	1.40%	–34.53%	0.25%	5/1/08
Oncore Xtra	2,977	$6.547055	$19,490	1.40%	–34.53%	0.25%	5/1/08
Oncore Lite	46,234	$6.547055	$302,695	1.40%	–34.53%	0.25%	5/1/08
Oncore Ultra	2,662	$6.547055	$17,429	1.40%	–34.53%	0.25%	5/1/08

	78,732		$515,462

Capital Growth Subaccount
2008
Oncore Value	10,049	$5.933485	$59,626	0.90%	–40.67%	0.00%	5/1/08
Oncore Premier	5,770	$5.913812	$34,117	1.40%	–40.86%	0.00%	5/1/08
Oncore Xtra	8,566	$5.913812	$50,660	1.40%	–40.86%	0.00%	5/1/08
Oncore Lite	53,684	$5.913812	$317,479	1.40%	–40.86%	0.00%	5/1/08
Oncore Ultra	1,424	$5.913812	$8,424	1.40%	–40.86%	0.00%	5/1/08

	79,493		$470,306

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Franklin Templeton Variable Insurance Products Trust — Class 4:
Franklin Income Securities Subaccount
2008
Top Explorer	81	$6.908092	$559	1.30%	–30.92%	0.05%	5/1/08
Oncore Flex	243,473	$6.898961	$1,679,711	1.50%	–31.01%	0.05%	5/1/08
Oncore Value	556,972	$6.926429	$3,857,826	0.90%	–30.74%	0.05%	5/1/08
Oncore Premier	340,196	$6.903522	$2,348,553	1.40%	–30.96%	0.05%	5/1/08
Oncore Xtra	204,324	$6.903522	$1,410,552	1.40%	–30.96%	0.05%	5/1/08
Oncore Lite	870,554	$6.903522	$6,009,891	1.40%	–30.96%	0.05%	5/1/08
Oncore Ultra	58,816	$6.903522	$406,040	1.40%	–30.96%	0.02%	5/1/08

	2,274,416		$15,713,132

Franklin Flex Cap Growth Securities Subaccount
2008
Top Explorer	14	$6.657864	$94	1.30%	–33.42%	0.00%	5/1/08
Oncore Flex	111,842	$6.649061	$743,641	1.50%	–33.51%	0.00%	5/1/08
Oncore Value	1,390,893	$6.675566	$9,284,999	0.90%	–33.24%	0.00%	5/1/08
Oncore Premier	857,929	$6.653450	$5,708,188	1.40%	–33.47%	0.00%	5/1/08
Oncore Xtra	505,037	$6.653450	$3,360,235	1.40%	–33.47%	0.00%	5/1/08
Oncore Lite	4,038,944	$6.653450	$26,872,914	1.40%	–33.47%	0.00%	5/1/08
Oncore Ultra	251,885	$6.653450	$1,675,906	1.40%	–33.47%	0.00%	5/1/08
Oncore Wrap	6,140	$6.686687	$41,056	0.65%	–33.13%	0.00%	5/1/08

	7,162,684		$47,687,033

Templeton Foreign Securities Subaccount
2008
Top Explorer	88	$6.196214	$546	1.30%	–38.04%	0.02%	5/1/08
Oncore Flex	121,973	$6.188025	$754,774	1.50%	–38.12%	0.01%	5/1/08
Oncore Value	400,187	$6.212675	$2,486,234	0.90%	–37.87%	0.02%	5/1/08
Oncore Premier	93,081	$6.192114	$576,365	1.40%	–38.08%	0.02%	5/1/08
Oncore Xtra	178,383	$6.192114	$1,104,567	1.40%	–38.08%	0.02%	5/1/08
Oncore Lite	801,847	$6.192114	$4,965,129	1.40%	–38.08%	0.02%	5/1/08
Oncore Ultra	65,968	$6.192114	$408,481	1.40%	–38.08%	0.02%	5/1/08

	1,661,527		$10,296,096

Franklin Templeton VIP Founding Funds Allocation Subaccount
2008
Top Tradition	4,100	$6.616378	$27,124	1.10%	–33.84%	0.31%	5/1/08
Top Explorer	14	$6.607627	$90	1.30%	–33.92%	1.60%	5/1/08
Oncore Flex	21,404	$6.598888	$141,243	1.50%	–34.01%	0.18%	5/1/08
Oncore Value	530,323	$6.625179	$3,513,482	0.90%	–33.75%	0.17%	5/1/08
Oncore Premier	162,842	$6.603244	$1,075,291	1.40%	–33.97%	0.12%	5/1/08
Oncore Xtra	13,188	$6.603244	$87,086	1.40%	–33.97%	0.12%	5/1/08
Oncore Lite	560,192	$6.603244	$3,699,083	1.40%	–33.97%	0.12%	5/1/08
Oncore Ultra	34,738	$6.603244	$229,385	1.40%	–33.97%	0.12%	5/1/08
Oncore Wrap	1,135	$6.636195	$7,532	0.65%	–33.64%	0.19%	5/1/08

	1,327,936		$8,780,316

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

						Investment
	Accumulation	Value Per	Fair		Total	Income	Inception
	Units***	Unit	Value	Expenses*	Return**	Ratio****	Date

Ivy Funds Variable Insurance Portfolios, Inc.:
VIP Asset Strategy Subaccount
2008
Oncore Flex	178,685	$9.101480	$1,626,298	1.50%	–8.99%	0.15%	10/1/08
Oncore Value	195,311	$9.114963	$1,780,252	0.90%	–8.85%	0.17%	10/1/08
Oncore Premier	72,503	$9.103721	$660,042	1.40%	–8.96%	0.12%	10/1/08
Oncore Xtra	85,279	$9.103721	$776,357	1.40%	–8.96%	0.12%	10/1/08
Oncore Lite	1,106,713	$9.103721	$10,075,208	1.40%	–8.96%	0.12%	10/1/08
Oncore Ultra	28,559	$9.103721	$259,992	1.40%	–8.96%	0.12%	10/1/08

	1,667,050		$15,178,149

VIP Global Natural Resources Subaccount
2008
Oncore Flex	3,279	$6.042800	$19,817	1.50%	–39.57%	0.75%	10/1/08
Oncore Value	83,765	$6.051800	$506,929	0.90%	–39.48%	0.64%	10/1/08
Oncore Premier	17,836	$6.044292	$107,810	1.40%	–39.56%	0.54%	10/1/08
Oncore Xtra	23,800	$6.044292	$143,852	1.40%	–39.56%	0.54%	10/1/08
Oncore Lite	400,399	$6.044292	$2,420,129	1.40%	–39.56%	0.54%	10/1/08
Oncore Ultra	24,422	$6.044292	$147,611	1.40%	–39.56%	0.54%	10/1/08

	553,501		$3,346,148

VIP Science and Technology Subaccount
2008
Oncore Flex	16,928	$8.216614	$139,094	1.50%	–17.83%	0.00%	10/1/08
Oncore Value	35,192	$8.228810	$289,588	0.90%	–17.71%	0.00%	10/1/08
Oncore Premier	6,905	$8.218643	$56,750	1.40%	–17.81%	0.00%	10/1/08
Oncore Xtra	2,883	$8.218643	$23,698	1.40%	–17.81%	0.00%	10/1/08
Oncore Lite	70,996	$8.218643	$583,487	1.40%	–17.81%	0.00%	10/1/08
Oncore Ultra	7,191	$8.218643	$59,096	1.40%	–17.81%	0.00%	10/1/08

	140,095		$1,151,713

*	This represents the annualized contract expense rate of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual fund portfolios and charges made directly to contract owner accounts through the redemption of units.

**	This represents the total return for the period indicated and includes a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction of the total return presented. Investments with a date notation indicate the inception date of that investment in the Subaccount. The total return is calculated for the twelve month period indicated or from the inception date through the end of the period. In the first year of inception, the returns are based on the period from inception date to period end, and are not annualized.

***	Accumulation units are rounded to the nearest whole number.

****	The Investment Income Ratio represents the net investment income dividends that were received by the subaccount for the periods indicated, divided by average net assets (by product). Distributions of net capital gains by the underlying fund and expenses of the subaccount are not included in the calculation. The recognition of investment income by the subaccount is affected by the timing of dividends declared by the underlying fund. Therefore, the Investment Income Ratio is greatly affected by the amount of subaccount assets that are present on specific dividend record dates. The Investment Income Ratios for funds that were eligible for investment during only a portion of a year are calculated by dividing the actual dividends received by the average net assets for the period in which assets were present. The ratio is annualized in these instances.

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

(7)	Purchases and Sales of Investments

The cost of purchases and proceeds from sales of investments for the year ended December 31, 2008 were as follows:

	Purchases	Sales

Ohio National Fund, Inc.:
Equity Subaccount	$74,180,998	$(122,427,773)
Money Market Subaccount	606,335,118	(547,268,450)
Bond Subaccount	25,227,256	(71,931,797)
Omni Subaccount	2,158,371	(5,322,594)
International Subaccount	75,196,493	(119,399,554)
Capital Appreciation Subaccount	14,603,041	(30,845,831)
Millennium Subaccount	7,632,750	(10,156,835)
International Small-Mid Company Subaccount	23,262,861	(21,517,445)
Aggressive Growth Subaccount	11,543,378	(6,493,890)
Small Cap Growth Subaccount	4,821,042	(4,023,362)
Mid Cap Opportunity Subaccount	56,135,555	(18,615,597)
S&P 500 Index Subaccount	25,279,151	(26,434,145)
Strategic Value Subaccount	2,426,578	(10,019,601)
High Income Bond Subaccount	39,388,766	(26,969,387)
Capital Growth Subaccount	12,646,511	(8,213,737)
Nasdaq-100 Index Subaccount	13,532,470	(13,066,037)
Bristol Subaccount	47,769,371	(16,675,636)
Bryton Growth Subaccount	41,555,154	(18,297,408)
U.S. Equity Subaccount	5,272,740	(4,618,247)
Balanced Subaccount	5,210,996	(3,093,976)
Income Opportunity Subaccount	1,403,133	(889,842)
Target VIP Subaccount	12,878,437	(4,814,732)
Target Equity/Income Subaccount	13,695,841	(10,013,179)
Bristol Growth Subaccount	837,263	(228,302)
Dow Target 10 Portfolios:
First Quarter Subaccount	1,134,665	(1,157,007)
Second Quarter Subaccount	1,094,830	(989,168)
Third Quarter Subaccount	429,431	(1,164,531)
Fourth Quarter Subaccount	785,520	(2,491,445)
Dow Target 5 Portfolios:
First Quarter Subaccount	1,752,861	(601,468)
Second Quarter Subaccount	726,585	(690,832)
Third Quarter Subaccount	543,166	(539,731)
Fourth Quarter Subaccount	390,574	(456,021)
Fidelity Variable Insurance Products Fund:
VIP Growth Subaccount	80,414	(471,557)
VIP Equity-Income Subaccount	46,869	(680,706)
VIP High Income Subaccount	11,283	(76,518)
Janus Aspen Series – Institutional Shares:
Large Cap Growth Subaccount	310,614	(2,030,692)
International Growth Subaccount	1,784,993	(3,077,193)
Worldwide Growth Subaccount	226,896	(1,532,094)
Balanced Subaccount	1,869,596	(4,602,140)

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Purchases	Sales

Legg Mason Partners Variable Equity Trust – Class I:
Fundamental Value Subaccount	$4,556,186	$(4,638,636)
Capital and Income Subaccount	793,807	(1,855,096)
Investors Subaccount	4,235,850	(2,331,559)
Wells Fargo Advantage Variable Trust Funds:
Opportunity Subaccount	1,825,444	(2,920,796)
Small/Mid Cap Value Subaccount	140,920	(177,097)
Discovery Subaccount	18,100	(2,575,079)
Van Kampen Universal Institutional Funds – Class I:
Core Plus Fixed Income Subaccount	2,180,168	(1,528,905)
U.S. Real Estate Subaccount	5,238,181	(5,297,861)
Value Subaccount	22,892	(164,137)
Emerging Markets Debt Subaccount	2,601	(53,319)
Goldman Sachs Variable Insurance Trust – Institutional Shares:
Growth and Income Subaccount	120,964,859	(55,038,710)
Structured U.S. Equity Subaccount	6,176,867	(10,471,214)
Capital Growth Subaccount	2,850,419	(3,291,272)
Lazard Retirement Series, Inc:
Emerging Markets Equity Subaccount	126,288,821	(59,791,505)
U.S. Small Cap Equity Subaccount	6,950,784	(8,260,068)
U.S. Strategic Equity Subaccount	966,187	(319,767)
International Equity Subaccount	150,396,745	(31,332,302)
The Prudential Series Fund, Inc:
Jennison 20/20 Focus Subaccount	128,598,097	(32,462,052)
Jennison Subaccount	1,757,484	(2,964,444)
UBS Series Trust – Class I:
U.S. Allocation Subaccount	117,000	(712,741)
Old Mutual Insurance Series Fund:
Technology & Communications Subaccount	0	(1,276,898)
Fidelity Variable Insurance Products Fund – Service Class 2:
VIP Mid Cap Subaccount	93,283,090	(51,257,022)
VIP Contrafund Subaccount	141,597,590	(73,105,022)
VIP Growth Subaccount	16,130,104	(11,846,540)
VIP Equity-Income Subaccount	45,281,638	(35,532,521)
VIP Real Estate Subaccount	1,757,518	(212,013)
Janus Aspen Series – Service Shares:
Large Cap Growth Subaccount	8,848,002	(4,735,987)
Worldwide Growth Subaccount	4,674,687	(4,628,180)
Balanced Subaccount	30,590,914	(25,075,787)
International Growth Subaccount	165,786,839	(78,776,579)

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Purchases	Sales

J.P. Morgan Series Trust II:
Small Company Subaccount	$4,383,233	$(5,574,014)
Mid Cap Value Subaccount	44,662,191	(42,214,183)
AllianceBernstein Variable Product Series Fund, Inc. – Class B:
Global Bond Subaccount	0	(285,440)
Growth & Income Subaccount	109,977	(401,984)
Small Cap Growth Subaccount	0	(81,156)
MFS Variable Insurance Trust – Service Class:
New Discovery Subaccount	3,367,255	(1,863,048)
Investors Growth Stock Subaccount	2,283,683	(1,255,065)
Mid Cap Growth Subaccount	11,224,100	(8,121,647)
Total Return Subaccount	17,850,144	(21,987,539)
PIMCO Variable Insurance Trust – Administrative Shares:
Real Return Subaccount	142,171,674	(117,740,183)
Total Return Subaccount	332,079,259	(234,937,298)
Global Bond Subaccount	121,698,946	(43,655,420)
CommodityRealReturn Strategy Subaccount	2,102,405	(281,134)
Calvert Variable Series, Inc:
Social Equity Subaccount	19,138	(28,987)
Dreyfus Variable Investment Fund – Service Shares:
Appreciation Subaccount	4,450,339	(2,292,974)
Royce Capital Fund:
Small-Cap Subaccount	74,593,918	(43,129,439)
Micro-Cap Subaccount	43,081,216	(21,670,344)
Van Kampen Universal Institutional Funds – Class II:
Core Plus Fixed Income Subaccount	91,773,660	(39,318,172)
U.S. Real Estate Subaccount	112,963,579	(48,251,711)
International Growth Equity Subaccount	177,228,594	(15,543,733)
Capital Growth Subaccount	3,156,125	(1,148,673)
Franklin Templeton Variable Insurance Products Trust – Class 2:
Franklin Income Securities Subaccount	69,232,642	(49,501,406)
Franklin Flex Cap Growth Securities Subaccount	108,107,771	(26,889,338)
Templeton Foreign Securities Subaccount	41,756,254	(25,326,945)
Neuberger Berman Advisers Management Trust – S Class:
AMT Regency Subaccount	79,329,014	(27,093,982)
ALPS Variable Insurance Trust – Class II:
AVS Listed Private Equity Subaccount	2,514,153	(220,390)
Federated Insurance Series – Service Shares:
Kaufmann Fund II Subaccount	5,341,479	(423,047)

(continued)

Ohio National Variable Account A

Notes to Financial Statements (Continued)	December 31, 2008

	Purchases	Sales

Goldman Sachs Variable Insurance Trust – Service Shares:
Growth and Income Subaccount	$62,434,179	$(2,352,019)
Structured U.S. Equity Subaccount	602,099	(6,722)
Capital Growth Subaccount	934,702	(364,783)
Franklin Templeton Variable Insurance Products Trust – Class 4:
Franklin Income Securities Subaccount	19,046,798	(1,114,298)
Franklin Flex Cap Growth Securities Subaccount	58,539,887	(1,914,539)
Templeton Foreign Securities Subaccount	13,495,955	(967,573)
Franklin Templeton VIP Founding Funds Allocation Subaccount	11,853,984	(861,567)
Ivy Funds Variable Insurance Portfolios, Inc.:
VIP Asset Strategy Subaccount	16,611,231	(323,396)
VIP Global Natural Resources Subaccount	4,329,006	(180,928)
VIP Science and Technology Subaccount	1,258,240	(137,514)

Totals	$3,890,800,195	$(2,421,992,160)

Ohio National Variable Account A

 Report of Independent Registered Public Accounting Firm

The Board of Directors of The Ohio National Life Insurance Company
 and Contract Owners of Ohio National Variable Account A:

We have audited the accompanying statement of assets and contract owners’ equity of Ohio National Variable Account A (comprised of the sub-accounts listed in note 1) (collectively, “the Accounts”) as of December 31, 2008, and the related statements of operations and changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2008, the results of their operations, changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Columbus, Ohio
February 18, 2009

Ohio National Variable Account A
Form N-4
Part C
Other Information

Item 24. Financial Statements and Exhibits
(a) The following financial statements of the Registrant are included in Part B of this Registration Statement:
Report of Independent Registered Public Accounting Firm of KPMG LLP dated February 18, 2009.
Statements of Assets and Contract Owners’ Equity, December 31, 2008.
Statements of Operations for the Period Ended December 31, 2008.
Statements of Changes in Contract Owners’ Equity for the Periods Ended December 31, 2008 and 2007.
The following consolidated financial statements of the Depositor and its subsidiaries are also included by reference in Part B of this Registration Statement:
Report of Independent Registered Public Accounting Firm of KPMG LLP dated April 29, 2009.
Consolidated Balance Sheets, December 31, 2008 and 2007.
Consolidated Statements of Income for the Years Ended December 31, 2008, 2007 and 2006.
Consolidated Statements of Changes in Stockholder’s Equity for the Years Ended December 31, 2008, 2007 and 2006.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006.
Notes to Consolidated Financial Statements, December 31, 2008, 2007, and 2006.
Financial Statement Schedules, December 31, 2008, 2007 and 2006.
(b) Exhibits:

(1)	Resolution of Board of Directors of the Depositor authorizing establishment of the Registrant was filed as Exhibit A(1) of the Registrant’s registration statement on Form S-6 on August 3, 1982 (File no. 2-78652) and is incorporated by reference herein.

(2)	N/A

(3)(a)	Principal Underwriting Agreement for Variable Annuities between the Depositor and Ohio National Equities, Inc. was filed as Exhibit (3)(a) of the Registrant’s Form N-4 on December 30, 1997 (File no. 333-43511) and is incorporated by reference herein.

(3)(b)	Registered Representative’s Sales Contract with Variable Annuity Supplement was filed as Exhibit (3)(b) of the Registrant’s Form N-4, Post-effective Amendment no. 9 on February 27, 1991 (File no. 2-91213) and is incorporated by reference herein.

(3)(c)	Variable Annuity Sales Commission Schedule was filed as Exhibit A(3)(c) of the Registrant’s registration statement on Form S-6 on May 18, 1984 (File no. 2-91213) and is incorporated by reference herein.

(3)(d)	Selling Agreement and commission schedule between Ohio National Equities, Inc. and other broker-dealers for the distribution of “ONcore” Variable Annuities was filed as Exhibit (3)(d) of the Registrant’s Form N-4, Pre-effective Amendment No. 2 on April 16, 1998 and is incorporated by reference herein.

(4)(a)	Form of Variable Deferred Annuity Contract, Form 06-VA-4 was filed as Exhibit (4) of the Registrant’s registration statement on Form N-4, Post-effective Amendment No. 24 on June 30, 2006 (File No. 333-43511) and is incorporated by reference herein.

(4)(b)	Form of Annual Reset Death Benefit Rider, Form 09-ARD-1, was filed as Exhibit 99(4)(f) of the Registrant’s registration statement, Form N-4, Pre-Effective Amendment No. 1 on April 10, 2009 (File No. 333-156432) and is incorporated by reference herein.

(4)(c)	Form of Guaranteed Minimum Death Benefit Rider, Form 09-GMD-1, was filed as Exhibit 99(4)(g) of the Registrant’s registration statement, Form N-4, Pre-Effective Amendment No. 1 on April 10, 2009 (File No. 333-156432) and is incorporated by reference herein.

(4)(d)	Form of Guaranteed Minimum Death Benefit Rider, Form 09-GMD-2, was filed as Exhibit 99(4)(h) of the Registrant’s registration statement, Form N-4, Pre-Effective Amendment No. 1 on April 10, 2009 (File No. 333-156432) and is incorporated by reference herein.

(4)(e)	Form of Annual step up Death Benefit Rider, Form 05 AMD-1, was filed as Exhibit 99(4)(i) of the Registrant’s registration statement, Form N-4, Pre-Effective Amendment No. 1 on April 10, 2009 (File No. 333-156432) and is incorporated by reference herein.

(4)(f)	Form of Guaranteed Principal Protection Rider, Form 03-GPP-1, was filed as Exhibit 99(4)(j) of the Registrant’s registration statement, Form N-4, Pre-Effective Amendment No. 1 on April 10, 2009 (File No. 333-156432) and is incorporated by reference herein.

(5)(a)	Tax-Qualified Variable Annuity Application, Form V-4890-A, was filed as Exhibit (5)(a) of the Registrant’s registration statement on Form N-4, Post-effective Amendment no. 18 on April 25, 1996 (File No. 2-91213) and is incorporated by reference herein.

(6)(a)	Articles of Incorporation of the Depositor were filed as Exhibit A(6)(a) of Ohio National Variable Interest Account registration statement on Form N-8B-2 on July 11, 1980 (File no. 811-3060) and is incorporated by reference herein.

(6)(b)	Code of Regulations (by-laws) of the Depositor were filed as Exhibit A(6)(b) of Ohio National Variable Interest Account registration statement on Form N-8B-2 on July 11, 1980 (File no. 811-3060) and is incorporated by reference herein.

(7)(a)	Variable Annuity GEB Reinsurance Agreement, as amended, between Depositor and ACE Tempest Life Reinsurance LTD. was filed as Exhibit (7)(a) of Registrant’s registration statement on Form N-4, post-effective amendment no. 29 (File No. 333-43515) on April 30, 2008 and is incorporated by reference herein.

(7)(b)	Variable Annuity GMIB Reinsurance Agreement, as amended, between Depositor and ACE Tempest Life Reinsurance LTD. was filed as Exhibit (7)(b) of Registrant’s registration statement on Form N-4, post-effective amendment no. 29 (File No. 333-43515) on April 30, 2008 and is incorporated by reference herein.

(7)(c)	Variable Annuity Reinsurance Agreement, as amended, between Depositor and ACE Tempest Life Reinsurance LTD. was filed as Exhibit (7)(c) of Registrant’s registration statement on Form N-4, post-effective amendment no. 29 (File No. 333-43515) on April 30, 2008 and is incorporated by reference herein.

(7)(d)	Variable Annuity GMDB Reinsurance Agreement, as amended, between Depositor and ACE Tempest Life Reinsurance LTD. was filed as Exhibit (7)(d) of Registrant’s registration statement on Form N-4, post-effective amendment no. 29 (File No. 333-43515) on April 30, 2008 and is incorporated by reference herein.

(8)(a)	Fund Participation Agreement between the Depositor and Janus Aspen Series was filed as Exhibit (3)(e) of the Registrant’s Form N-4, Pre-effective Amendment no. 1 on April 10, 1998 (File no. 333-43511) and is incorporated by reference herein.

(8)(b)	Participation Agreement between the Depositor and Strong Variable Insurance Funds, Inc. was filed as Exhibit (3)(f) of the Registrant’s Form N-4, Pre-effective Amendment no. 1 on April 10, 1998 (File no. 333-43511) and is incorporated by reference herein.

(8)(c)	Fund Participation Agreement between the Depositor and Prudential Funds were filed as Exhibit (3)(g) of the Registrant’s Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006 and is incorporated by reference herein.

(8)(d)	Fund Participation Agreement between the Depositor and Neuberger Berman Advisers Management Trust were filed as Exhibit (3)(h) of the Registrant’s Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006 and is incorporated by reference herein.

(8)(e)	Amendment to Fund Participation Agreement between the Depositor and The Universal Institutional Funds were filed as Exhibit (3)(i) of the Registrant’s Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006 and is incorporated by reference herein.

(8)(f)	Participation Agreement between The Ohio National Life Insurance Company, Ohio National Equities, Inc., Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. was filed as Exhibit 99(h)(4) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation’s registration statement on Form N-6 on April 26, 2006 (File No. 333-109900) and is incorporated by reference herein.

(8)(g)	Amendment to Participation Agreement between The Ohio National Life Insurance Company, Ohio National Equities, Inc., Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. was filed as Exhibit 99(h)(5) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation’s registration statement on Form N-6 on April 26, 2006 (File No. 333-109900) and is incorporated by reference herein.

(8)(h)	First Amendment to the Participation Agreement by and between Salomon Brothers Variable Series Funds Inc, The Ohio National Life Insurance Company and Ohio National Life Assurance Corporation was filed as Exhibit 99(h)(6) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation’s registration statement on Form N-6 on April 26, 2006 (File No. 333-109900) and is incorporated by reference herein.

(9)	Opinion and consent of Counsel is filed herewith as Exhibit 99(9)

(10)	Consent of KPMG LLP is filed herewith as Exhibit 99(10)

(13)(a)	Form of Asset Allocation Model Investor Risk Profile was filed Exhibit 99(13)(a) of the Registrant’s registration statement, Form N-4, Post-Effective Amendment No. 31 on April 30, 2009 (File No. 333-43515) and is incorporated by reference herein.

(13)(b)	Form of Asset Allocation Model Determining Your Investor Risk Profile brochure was filed Exhibit 99(13)(b) of the Registrant’s registration statement, Form N-4, Post-Effective Amendment No. 31 on April 30, 2009 (File No. 333-43515) and is incorporated by reference herein.

(13)(c)	Form of Asset Allocation Model Descriptions effective July 1, 2009 was filed as Exhibit 99(13)(c) of the Registrant’s registration statement, Form N-4, Post-Effective Amendment No. 32 on October 9, 2009 (File No. 333-43515) and is incorporated by reference herein.

(24)	Powers of Attorney are filed herewith as Exhibit 99(24)

Item 25. Directors and Officers of the Depositor

Name and Principal	Positions and Offices
Business Address	with Depositor

Larry J. Adams*	Senior Vice President, Chief Agency Officer

Trudy K. Backus*	Vice President, Administrative Projects

Thomas A. Barefield*	Executive Vice President, Chief Marketing Officer-Institutional Sales

Lee E. Bartels*	Senior Vice President, Underwriting

Howard C. Becker*	Senior Vice President, and Chief Administrative Officer

G. Timothy Biggs*	Vice President, Mortgages and Real Estate

Jeffery A. Bley Jr.*	Vice President, ONESCO Compliance

Richard J. Bodner*	Vice President, Insurance Services

Robert A. Bowen*	Senior Vice President, Information Systems

Jack E. Brown 50 E. Rivercenter Blvd. Covington, Kentucky 41011	Director

Victoria B. Buyniski Gluckman 2343 Auburn Avenue Cincinnati, Ohio 45219	Director

Philip C. Byrde*	Vice President, Fixed Income Securities

Joseph A. Campanella 6179 Paderbourne Drive Hudson, Ohio 44236	Director

Christopher A. Carlson*	Senior Vice President, Chief Investment Officer

Thomas G. Cody 7 West Seventh Street Cincinnati, Ohio 45202	Director

Robert W. Conway*	Vice President, PGA Marketing, Eastern Division

Ronald J. Dolan*	Director and Vice Chairman and Chief Risk Officer

Anthony G. Esposito*	Senior Vice President, Human Resources and Administration

Joseph M. Fischer*	Assistant Secretary

Rosemary Gatto*	Vice President, Claims

Paul J. Gerard*	Vice President, Structured Securities

Robert K. Gongwer*	Second Vice President, Taxes

Dianne S. Hagenbuch*	Senior Vice President, Corporate Relations & Communications

Kristal E. Hambrick*	Senior Vice President, Life Product Management

Michael F. Haverkamp*	Senior Vice President and General Counsel

John W. Hayden 7000 Midland Boulevard Batavia, Ohio 45103	Director

Ronald G. Heibert* Gary T. Huffman*	Senior Vice President & Chief Corporate Actuary Director and Vice Chairman, Chief Operating Officer

Jed R. Martin*	Vice President, Private Placements

Name and Principal	Positions and Offices
Business Address	with Depositor
Therese S. McDonough*	Second Vice President, Counsel and Corporate Secretary

William J. McFadden*	Vice President, PGA Marketing, Western Division

Stephen R. Murphy*	Senior Vice President, Annuity Product Management

David B. O’Maley*	Director, Chairman, President and Chief Executive Officer

Jeffrey K. Oehler*	Vice President, Information Systems

James F. Orr 201 East Fourth Street Cincinnati, Ohio 45202	Director

John J. Palmer*	Director and Vice Chairman

George B. Pearson, Jr.*	Senior Vice President, PGA Marketing

John R. Phillips 200 E. Randolph Drive, 43rd Floor Chicago, IL 60601	Director

William C. Price*	Vice President and Assistant General Counsel

Arthur J. Roberts*	Senior Vice President, Chief Financial Officer

Joseph R. Sander*	Vice President, Treasurer

William G. Schlechter, M.D.*	Vice President and Medical Director

J. Michael Schlotman The Kroger Company 1014 Vine Street Cincinnati, OH 45202	Director

James C. Smith*	Senior Vice President, Internal Audit & Audit Services

Raymond D. Spears*	Vice President, Underwriting

Edith F. Thompson*	Vice President, Individual Annuity Operations

Barbara A. Turner*	Senior Vice President, Broker/Dealer Operations

Paul J. Twilling*	Vice President, Information Systems

Cletus L. Davis*	Senior Tax Officer

*	The principal business address for these individuals is One Financial Way, Montgomery, Ohio 45242.

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant
The Registrant is a separate account of the Depositor. The Depositor is a wholly-owned subsidiary of Ohio National Financial Services, Inc., an Ohio intermediate holding company which is owned by Ohio National Mutual Holdings, Inc., an Ohio mutual holding company owned by the life insurance and annuity policyholders of the Depositor.
Ohio National Financial Services, Inc. owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:

Name (and Business)	Jurisdiction	% Owned
The Ohio National Life Insurance Company	Ohio	100%

OnFlight, Inc. (aviation)	Ohio	100%

ON Global Holdings, Inc. (holding company, foreign insurance)	Delaware	100%

Fiduciary Capital Management, Inc. (investment adviser)	Connecticut	51%

Suffolk Capital Management LLC (investment adviser)	Delaware	81%

Sycamore Re, Ltd. (captive reinsurance company)	Bermuda	100%

The Ohio National Life Insurance Company owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:

Ohio National Life Assurance Corporation	Ohio	100%

Ohio National Equities, Inc. (securities broker dealer)	Ohio	100%

Ohio National Investments, Inc. (investment adviser)	Ohio	100%

The O.N. Equity Sales Company (securities broker dealer)	Ohio	100%

Ohio National Fund, Inc. (registered investment company	Maryland	(more than) 90%

Dow Target Variable Fund LLC (registered investment company)	Ohio	100%

National Security Life and Annuity Company (insurance company)	New York	80.5%

Montgomery Re, Inc. (captive reinsurance company)	Vermont	100%

The O.N. Equity Sales Company owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:

O.N. Investment Management Company (investment adviser)	Ohio	100%

Ohio National Insurance Agency of Alabama, Inc.	Alabama	100%

Ohio National Insurance Agency, Inc.	Ohio	100%
ON Global Holdings, Inc. owns 100% of the voting securities of Ohio National Sudamerica S.A., an insurance holding company organized under the laws of Chile.
Ohio National Sudamerica S.A. owns 100% of the voting securities of Ohio National Seguros de Vida S.A., a life insurance company organized under the laws of Chile.
Separate financial statements are filed with the Commission for Ohio National Life Assurance Corporation under registrant Ohio National Variable Account R and National Security Life and Annuity Company under registrants National Security Variable Account L and National Security Variable Account N. All subsidiaries of the Depositor are included in the consolidated financial statements of the Depositor, The Ohio National Life Insurance Company.
Item 27. Number of Contract Owners
Since this Series of the Registrant’s contracts are not yet sold, there are no owners.
Item 28. Indemnification
The sixth article of the Depositor’s Articles of Incorporation, as amended, provides as follows:
Each former, present and future Director, Officer or Employee of the Corporation (and his heirs, executors or administrators), or any such person (and his heirs, executors or administrators) who serves at the Corporation’s request as a director, officer, partner, member or employee of another corporation, partnership or business organization or association of any type whatsoever shall be indemnified by the Corporation against reasonable expenses, including attorneys’ fees, judgments, fine and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any contemplated, pending or threatened action, suit or proceeding, civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he is or may be made a party by reason of being or having been such Director, Officer, or Employee of the Corporation or having served at the Corporation’s request as such director, officer, partner, member or employee of any other business organization or association, or in connection with any appeal therein, provided a determination is made by majority vote of a disinterested quorum of the Board of Directors (a) that such a person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (b) that, in any matter the subject of criminal action, suit or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith in any manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled. The manner by which the right to indemnification shall be determined in the absence of a disinterested quorum of the Board of Directors shall be set forth in the Code of Regulations or in such other manner as permitted by law. Each former, present, and future Director, Officer or Employee of the Corporation (and his heirs, executors or administrators) who serves at the Corporation’s request as a director, officer, partner, member or employee of another corporation, partnership or business organization or association of any type whatsoever shall be indemnified by the Corporation against reasonable expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of any contemplated, pending or threatened action, suit or proceeding, by or in the right of the Corporation to procure a judgment in its favor, to which he is or may be a party by reason of being or having been such Director, Officer or Employee of the Corporation or having served at the Corporation’s request as such director, officer, partner, member or employee of any other business organization or association, or in connection with any appeal therein, provided a determination is made by majority vote of a disinterested quorum of the Board of Directors (a) that such person was not, and has not been adjudicated to have been negligent or guilty of misconduct in the performance of his duty to the Corporation or to such other business organization or association, and (b) that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.

Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled. The manner by which the right of indemnification shall be determined in the absence of a disinterested quorum of the Board of Directors shall be as set forth in the Code of Regulations or in such other manner as permitted by law.
In addition, Article XII of the Depositor’s Code of Regulations states as follows:
If any director, officer or employee of the Corporation may be entitled to indemnification by reason of Article Sixth of the Amended Articles of Corporation, indemnification shall be made upon either (a) a determination in writing of the majority of disinterested directors present, at a meeting of the Board at which all disinterested directors present constitute a quorum, that the director, officer or employee in question was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation or of such other business organization or association in which he served at the Corporation’s request, and that, in any matter which is the subject of a criminal action, suit or proceeding, he had no reasonable cause to believe that his conduct was unlawful and in an action by or in the right of the Corporation to procure a judgment in its favor that such person was not and has not been adjudicated to have been negligent or guilty of misconduct in the performance of his duty to the Corporation or to such other business organization or association; or (b) if the number of all disinterested directors would not be sufficient at any time to constitute a quorum, or if the number of disinterested directors present at two consecutive meetings of the Board has not been sufficient to constitute a quorum, a determination to the same effect as set forth in the foregoing clause (a) shall be made in a written opinion by independent legal counsel other than an attorney, or a firm having association with it an attorney, who has been retained by or who has performed services for this Corporation, or any person to be indemnified within the past five years, or by the majority vote of the policyholders, or by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Prior to making any such determination, the Board of Directors shall first have received the written opinion of General Counsel that a number of directors sufficient to constitute a quorum, as named therein, are disinterested directors. Any director who is a party to or threatened with the action, suit or proceeding in question, or any related action, suit or proceeding, or has had or has an interest therein adverse to that of the Corporation, or who for any other reason has been or would be affected thereby, shall not be deemed a disinterested director and shall not be qualified to vote on the question of indemnification. Anything in this Article to the contrary notwithstanding, if a judicial or administrative body determines as part of the settlement of any action, suit or proceeding that the Corporation should indemnify a director, officer or employee for the amount of the settlement, the Corporation shall so indemnify such person in accordance with such determination. Expenses incurred with respect to any action, suit or proceeding which may qualify for indemnification may be advanced by the Corporation prior to final disposition thereof upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it is ultimately determined hereunder that he is not entitled to indemnification or to the extent that the amount so advanced exceeds the indemnification to which he is ultimately determined to be entitled.
Item 29. Principal Underwriters
The principal underwriter of the Registrant’s securities is presently Ohio National Equities, Inc. (“ONEQ”). ONEQ is a wholly-owned subsidiary of the Depositor. ONEQ also serves as the principal underwriter of securities issued by Ohio National Variable Accounts B and D, other separate accounts of the Depositor which are registered as unit investment trusts; and Ohio National Variable Account R, a separate account of the Depositor’s subsidiary, Ohio National Life Assurance Corporation, which separate account is also registered as a unit investment trust. ONEQ also serves as the principal underwriter of securities issued by National Security Variable Accounts N and L, separate accounts of the Depositor’s affiliate, National Security Life and Annuity Company.

The directors and officers of ONEQ are:

Name	Position with ONEQ
David B. O’Maley	Chairman and Director
John J. Palmer	President and Director
Thomas A. Barefield	Senior Vice President
Gary T. Huffman	Director
Michael F. Haverkamp	Secretary and Director
Barbara A. Turner	Director, Vice President of Operations & Comptroller and Treasurer
H. Douglas Cooke	Vice President, Institutional Sales
Richard J. Dowdle	Vice President, Institutional Sales
Laurens N. Sullivan	Vice President, Institutional Sales
Jeffery A. Bley	Chief Compliance Officer
Kimberly A. Plante	Assistant Secretary
The principal business address of each of the foregoing is One Financial Way, Montgomery, Ohio 45242.
During the last fiscal year, ONEQ received the following commissions and other compensation, directly or indirectly, from the Registrant:

Net Underwriting
Discounts and	Compensation	Brokerage
Commissions	on Redemption	Commissions	Compensation
$104,098,342	None	None	None
Item 30. Location of Accounts and Records
The books and records of the Registrant which are required under Section 31(a) of the 1940 Act and Rules thereunder are maintained in the possession of the following persons:
(1)	Journals and other records of original entry:

The Ohio National Life Insurance Company (“Depositor”) One Financial Way Montgomery, Ohio 45242

(2)	General and auxiliary ledgers:

Depositor

(3)	Securities records for portfolio securities:

Depositor

(4)	Corporate charter, by-laws and minute books:

Registrant has no such documents.

(5)	Records of brokerage orders:

Not applicable.

(6)	Records of other portfolio transactions:

Depositor

(7)	Records of options:

Not applicable

(8)	Records of trial balances:

Depositor

(9)	Quarterly records of allocation of brokerage orders and commissions:

Not applicable

(10)	Records identifying persons or group authorizing portfolio transactions:

Depositor

(11)	Files of advisory materials:

Not applicable

(12)	Other records

Depositor

Item 31. Management Services
Not applicable.
Item 32. Undertakings and Representations
(a) Pursuant to Section 26(f)(2)(A) of the Investment Company Act of 1940, as amended, The Ohio National Life Insurance Company, hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Ohio National Life Insurance Company.

(b)	The Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure audited financial statements in this registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(c)	The Registrant hereby undertakes to include either (1) as part of any application to purchase any contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(d)	The Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under Form N-4 promptly upon written or oral request.

(e)	Rule 484 Undertaking — Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	Undertaking to File Reports — Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

Signatures
As required by the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, Ohio National Variable Account A certifies that it has caused this registration statement to be filed and signed on its behalf in the City of Montgomery and the State of Ohio on this 30th day of December, 2009.

Ohio National Variable Account A (Registrant)

By	THE OHIO NATIONAL LIFE INSURANCE COMPANY (Depositor)

By	/s/ John J. Palmer

John J. Palmer, Vice Chairman
As required by the Securities Act of 1933 and the Investment Company Act of 1940, the depositor, The Ohio National Life Insurance Company, has caused this registration statement to be signed on its behalf in the City of Montgomery and the State of Ohio on the 30th day of December, 2009.

THE OHIO NATIONAL LIFE INSURANCE COMPANY (Depositor)

By	/s/ John J. Palmer

John J. Palmer, Vice Chairman

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/David B. O’Maley David B. O’Maley	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2009

Jack E. Brown	Director

Victoria B. Buyniski Gluckman	Director

*/s/Joseph A. Campanella Joseph A. Campanella	Director	December 30, 2009

*/s/Thomas G. Cody Thomas G. Cody	Director	December 30, 2009

*/s/Ronald J. Dolan Ronald J. Dolan	Director	December 30, 2009

*/s/John W. Hayden John W. Hayden	Director	December 30, 2009

*/s/Gary T. Huffman Gary T. Huffman	Director	December 30, 2009

*/s/James F. Orr James F. Orr	Director	December 30, 2009

/s/John J. Palmer John J. Palmer	Director and Vice Chairman	December 30, 2009

*/s/John R. Phillips John R. Phillips	Director	December 30, 2009

/s/Arthur J. Roberts Arthur J. Roberts	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2009

Signature		Title	Date
*/s/ J. Michael Schlotman		Director	December 30, 2009

J. Michael Schlotman

*By	/s/ Therese S. McDonough

Therese S. McDonough, Attorney in Fact pursuant to Powers of Attorney filed herewith.

Index of Consents and Exhibits

Page Number in
Exhibit		Sequential
Number	Description	Numbering System
99(9)	Opinion of Counsel

99(10)	Consent of KPMG LLP

99(24)	Powers of Attorney